   AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON NOVEMBER 24, 1999


                                                      REGISTRATION NO. 333-52333
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                            ------------------------


                                AMENDMENT NO. 3
                                       TO

                                    FORM S-4
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933

                            ------------------------

                              SUNBEAM CORPORATION
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

                  DELAWARE                                        3634      25-1638266
      (STATE OR OTHER JURISDICTION OF                 (PRIMARY STANDARD INDUSTRIAL           (I.R.S. EMPLOYER
       INCORPORATION OR ORGANIZATION)                 CLASSIFICATION CODE NUMBER)IDENTIFICATION NUMBER)

                            ------------------------

                          2381 EXECUTIVE CENTER DRIVE
                           BOCA RATON, FLORIDA 33431
                                 (561) 912-4100
              (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER,
       INCLUDING AREA CODE, OF REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)

                            ------------------------

                              STEVEN R. ISKO, ESQ.
                   SENIOR VICE PRESIDENT AND GENERAL COUNSEL
                              SUNBEAM CORPORATION
                          2381 EXECUTIVE CENTER DRIVE
                           BOCA RATON, FLORIDA 33431
                                 (561) 912-4100
           (NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER,
                   INCLUDING AREA CODE, OF AGENT FOR SERVICE)

                            ------------------------

                                    Copy to:

                            RICHARD L. EASTON, ESQ.
                    SKADDEN, ARPS, SLATE, MEAGHER & FLOM LLP
                               ONE RODNEY SQUARE
                           WILMINGTON, DELAWARE 19801
                                 (302) 651-3000

                            ------------------------

     APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE OF THE SECURITIES TO THE
PUBLIC: As soon as practicable after the effective date of this registration statement, which relates to (i) the issuance of common stock, par value $.01 per share ("Sunbeam Common Stock"), of Sunbeam Corporation ("Sunbeam") in the merger (the "Merger") of Camper Acquisition Corp., a wholly owned subsidiary of Sunbeam ("CAC"), with and into The Coleman Company, Inc. ("Coleman"), pursuant to the Agreement and Plan of Merger, dated as of February 27, 1998, among Sunbeam, CAC and Coleman and (ii) the issuance of warrants to purchase shares of Sunbeam Common Stock in connection with the settlement of certain litigation relating to the Merger.

     If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. / /

                            ------------------------

                        CALCULATION OF REGISTRATION FEE

                                                                                          PROPOSED MAXIMUM        PROPOSED
                        TITLE OF EACH CLASS                            AMOUNT TO BE       OFFERING PRICE       MAXIMUM AGGREGATE
                  OF SECURITIES TO BE REGISTERED                        REGISTERED        PER SECURITY         OFFERING PRICE
Common Stock, par value $.01 per share, to be issued in the
Merger.............................................................        7,199,452(1)          N.A.            $ 196,536,040(2)
Common Stock, par value $.01 per share, issuable following the
Merger upon the exercise of warrants...............................        4,980,000(3)         $7.00            $  34,860,000(4)
Total..............................................................       12,179,452(1)          N.A.            $ 231,396,040

                        TITLE OF EACH CLASS                           AMOUNT OF
                  OF SECURITIES TO BE REGISTERED                     REGISTRATION FEE
Common Stock, par value $.01 per share, to be issued in the
Merger.............................................................      $ 57,978
Common Stock, par value $.01 per share, issuable following the
Merger upon the exercise of warrants...............................      $  9,691
Total..............................................................      $ 67,669(5)

(1) Based on the number of shares of common stock, par value $.01 per share ("Coleman Common Stock"), of Coleman to be exchanged in the Merger, assuming the exercise of all outstanding options to purchase shares of Coleman Common Stock, multiplied by 0.5677 of a share of Sunbeam Common Stock, the stock portion of the merger consideration.


(2) Estimated solely for the purpose of calculating the Registration Fee required by Section 6(b) of the Securities Act of 1933, as amended (the "Securities Act"), and computed pursuant to Rule 457(f) under the Securities Act by multiplying $21.9375, the average of the high and low sale prices of Coleman Common Stock on May 8, 1998, as reported on the New York Stock Exchange, Inc. Composite Transactions Tape, by 12,681,790, the number of shares of Coleman Common Stock to be exchanged in the Merger, assuming the exercise of all outstanding options to purchase shares of Coleman Common Stock, and deducting $6.44 per share, or an aggregate of $81,670,728, in respect of the cash portion of the merger consideration.


(3) Based on the number of shares of Sunbeam Common Stock to be issued upon exercise of the warrants to be issued in connection with the settlement of certain litigation relating to the Merger.


(4) Estimated solely for the purpose of calculating the Registration Fee required by Section 6(b) of the Securities Act and computed pursuant to Rule 457(g)(1) under the Securities Act by multiplying $7.00, the per share exercise price of the warrants, by 4,980,000, the aggregate number of shares of Sunbeam Common Stock issuable upon exercise of the warrants.


(5) Pursuant to Rule 457(a) under the Securities Act, $57,978 of the Registration Fee was previously paid in connection with the initial filing of this Registration Statement on Form S-4 (the "Registration Statement") with the Securities and Exchange Commission (the "Commission") on May 11, 1998. An additional $9,691 of the Registration Fee was previously paid in connection with the filing of Amendment No. 1 to the Registration Statement with the Commission on May 14, 1999.

                            ------------------------

     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                  SCHEDULE 14C
                                 (RULE 14C-101)

                            INFORMATION REQUIRED IN
                             INFORMATION STATEMENT


                               AMENDMENT NO. 3 TO
                INFORMATION STATEMENT PURSUANT TO SECTION 14(C)
                     OF THE SECURITIES EXCHANGE ACT OF 1934


/x/ Preliminary Information Statement                     / / Confidential, for Use of the Commission
                                                             Only (as permitted by Rule 14c-5(d)(2))
/ / Definitive Information Statement

                           The Coleman Company, Inc.
                (Name of Registrant as Specified in Its Charter)

Payment of Filing Fee (check the appropriate box):

/ /     No fee required.

/x/     Fee computed on table below per Exchange Act Rules 14c-5(g) and 0-11.

(1)     Title of each class of securities to which transaction applies: Common Stock, par value $.01 per share, of
        The Coleman Company, Inc. ("Coleman Common Stock")

(2)     Aggregate number of securities to which transaction applies: 12,681,790 (assumes the exercise of all outstanding options to purchase shares of Coleman Common Stock)

(3)     Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined): $21.9375, the average of the high and low sale prices of Coleman Common Stock on May 8, 1998, as reported on the New York
        Stock Exchange, Inc. Composite Transactions Tape

(4)     Proposed maximum aggregate value of transaction: $278,206,768

(5)     Total fee paid: $55,641

/ /     Fee paid previously with preliminary materials.

/x/     Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)     Amount previously paid: $57,978

(2)     Form, Schedule or Registration Statement No.: Registration Statement on Form S-4 (No. 333-52333)

(3)     Filing Parties: Sunbeam Corporation

(4)     Date Filed: May 11, 1998

                     [THE COLEMAN COMPANY, INC. LETTERHEAD]
                                            , 1999

Dear Stockholder:


     On or about                , 1999, Coleman plans to merge with a subsidiary
of Sunbeam Corporation. Under the February 1998 agreement relating to the merger, you will receive $6.44 in cash and 0.5677 of a share of Sunbeam common stock for each share of Coleman common stock you own when the merger is completed. In addition, under a court-approved litigation settlement, you will receive warrants each entitling you to purchase one Sunbeam share at a cash price of $7 per share until August 24, 2003. You will receive 0.381 of a warrant for each share of Coleman common stock you own when the merger is completed (assuming no further increase in the number of outstanding Coleman shares).



     The merger was approved by Coleman's board of directors and majority stockholder, a subsidiary of MacAndrews & Forbes Holdings Inc., on February 27, 1998. AS A RESULT, NO FURTHER ACTION BY YOU OR ANY OTHER COLEMAN STOCKHOLDER IS REQUIRED TO COMPLETE THE MERGER.


     At the same time that Coleman's board and majority stockholder approved the merger, Sunbeam agreed to acquire indirectly about 81% of the then outstanding Coleman common stock from a MacAndrews & Forbes subsidiary. That transaction was completed on March 30, 1998. Sunbeam now owns indirectly about 79% of the outstanding Coleman common stock, as well as shares of a newly created series of Coleman voting preferred stock purchased from Coleman in July 1999, which together enable Sunbeam to exercise just over 80% of the total voting power of Coleman's outstanding capital stock.


     As a result of several negative developments affecting Sunbeam, the market price of Sunbeam common stock has declined sharply since the transaction was first announced. Sunbeam's stock closed at $41.75 on February 27, 1998; it
closed at $      on                , 1999. The financial advisor which advised
the then Coleman board on February 27, 1998 that the merger was fair to you has since indicated that its opinion, although correct when given, should no longer be relied upon because of the subsequent negative developments affecting Sunbeam. In addition, Sunbeam's financial advisor has advised Sunbeam that its opinion regarding the fairness to Sunbeam of the consideration payable to you under the merger agreement, although correct when given, should no longer be relied upon.



     The February 1998 merger agreement provides that it cannot be amended or terminated and the amount of merger consideration has not been adjusted to reflect the decline in the market price of Sunbeam's stock. However, litigation brought on behalf of you and the other Coleman minority stockholders relating to the merger has been settled and, under the terms of the court-approved litigation settlement, you and the other Coleman minority stockholders will receive the warrants, in addition to the cash and stock provided under the merger agreement, when the merger is completed.


     Instead of receiving cash, Sunbeam stock and warrants upon completion of the merger, you have the right to dissent from the merger and have the fair value of your Coleman shares appraised by a court and paid to you in cash. These appraisal rights are granted to you by Delaware law and were not affected by the litigation settlement. IN ORDER TO PURSUE YOUR APPRAISAL RIGHTS, YOU MUST SUBMIT
A WRITTEN DEMAND TO COLEMAN ON OR BEFORE                 , 1999 AND SATISFY THE
OTHER REQUIREMENTS OUTLINED IN THE ATTACHED DOCUMENT.

     The attached document contains important information about the merger, Coleman, Sunbeam, your Delaware law appraisal rights and the litigation settlement. You should read it carefully.

                                          Very truly yours,

                                          Jerry W. Levin
                                          Chairman and Chief Executive Officer

                    PRELIMINARY COPY--SUBJECT TO COMPLETION
                               NOVEMBER 24, 1999


                               ------------------

                           THE COLEMAN COMPANY, INC.
                                NOTICE OF MERGER
                              AND APPRAISAL RIGHTS
                           AND INFORMATION STATEMENT

                               ------------------

                              SUNBEAM CORPORATION
                                   PROSPECTUS

                               ------------------


     On or about               , 1999, Coleman plans to merge with a subsidiary
of Sunbeam Corporation. Under the February 1998 agreement relating to the merger, you will receive $6.44 in cash and 0.5677 of a share of Sunbeam common stock for each share of Coleman common stock you own when the merger is completed. In addition, under a court-approved litigation settlement, you will receive warrants each entitling you to purchase one Sunbeam share at a cash price of $7 per share until August 24, 2003. You will receive 0.381 of a warrant for each share of Coleman common stock you own when the merger is completed (assuming no further increase in the number of outstanding Coleman shares).


     As a result of the merger, Coleman will become a wholly owned subsidiary of Sunbeam. A copy of the merger agreement is attached as Annex I at the back of this document. YOU ARE URGED TO READ THE MERGER AGREEMENT CAREFULLY AS IT IS THE LEGAL DOCUMENT THAT GOVERNS THE MERGER.

     The merger was approved by Coleman's board of directors and majority stockholder, a subsidiary of MacAndrews & Forbes Holdings Inc., on February 27, 1998. AS A RESULT, NO FURTHER ACTION BY YOU OR ANY OTHER STOCKHOLDER OF COLEMAN IS REQUIRED TO COMPLETE THE MERGER.

     At the same time that Coleman's board and majority stockholder approved the merger, Sunbeam agreed to acquire indirectly about 81% of the then outstanding Coleman common stock from the MacAndrews & Forbes subsidiary. That transaction was completed on March 30, 1998, and Sunbeam now owns indirectly about 79% of the outstanding Coleman common stock. As a result of a purchase by Sunbeam of shares of a newly created series of Coleman voting preferred stock in July 1999, Sunbeam now has the right to exercise just over 80% of the total voting power of Coleman's outstanding capital stock.

     Instead of receiving cash, Sunbeam stock and warrants upon completion of the merger, you have the right to dissent from the merger and have the fair value of your Coleman shares appraised by a court and paid to you in cash. These appraisal rights are granted to you by Delaware law and were not affected by the litigation settlement. IN ORDER TO PURSUE YOUR APPRAISAL RIGHTS, YOU MUST SUBMIT
A WRITTEN DEMAND TO COLEMAN ON OR BEFORE                         , 1999 AND
SATISFY THE OTHER REQUIREMENTS OUTLINED IN THE ATTACHED DOCUMENT.

     Sunbeam common stock trades on the New York Stock Exchange under the symbol "SOC." Coleman common stock trades on the New York Stock Exchange, the Pacific Stock Exchange and the Chicago Stock Exchange under the symbol "CLN."

     This document contains important information about the merger, Coleman, Sunbeam, your Delaware law appraisal rights and the litigation settlement, including the terms of the warrants you will receive. This document is the prospectus of Sunbeam for the common stock to be issued in the merger and the common stock to be issued when the warrants are exercised. As required by Delaware law, this document also is Coleman's notice to you of your appraisal rights.

     You should read this entire document carefully, including the Annexes which are found at the back of the document and the documents referred to under the caption "WHERE YOU CAN FIND MORE INFORMATION" beginning on page ___ which tells you where you can find additional information about Coleman and Sunbeam.

 NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THE SUNBEAM COMMON STOCK TO BE ISSUED UNDER THIS DOCUMENT OR DETERMINED IF THIS DOCUMENT IS ACCURATE OR ADEQUATE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

 THE INFORMATION IN THIS DOCUMENT IS NOT COMPLETE AND MAY BE CHANGED. WE MAY NOT SELL THESE SECURITIES OR ACCEPT OFFERS TO BUY THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS DECLARED EFFECTIVE. THIS DOCUMENT IS NOT AN OFFER TO SELL AND IT IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE SUCH AN OFFER, SOLICITATION OR SALE IS NOT PERMITTED.

     This document is dated                         , 1999 and was first mailed
to you and the other stockholders of Coleman on or about
                        , 1999.

                               TABLE OF CONTENTS

                                                                                                              PAGE
                                                                                                              ----
Summary....................................................................................................      1
Risk Factors...............................................................................................     18
Recent Developments Affecting Sunbeam......................................................................     26
Recent Developments Affecting Coleman......................................................................     35
Special Factors............................................................................................     36
The Merger.................................................................................................     49
United States Federal Income Tax Considerations............................................................     59
Litigation Settlement and Warrants.........................................................................     59
Appraisal Rights...........................................................................................     61
Source and Amount of Funds and Other Consideration.........................................................     63
Material Contacts Between Coleman and Sunbeam and its Affiliates...........................................     67
Unaudited Pro Forma Condensed Consolidated Financial Statements............................................     71
Unaudited Pro Forma Condensed Consolidated Balance Sheet...................................................     74
Unaudited Pro Forma Condensed Consolidated Statement of Operations.........................................     75
Unaudited Pro Forma Condensed Consolidated Statement of Operations.........................................     76
Notes to Unaudited Pro Forma Condensed Consolidated Financial Statements...................................     77
Selected Consolidated Financial Information of Sunbeam.....................................................     81
Selected Consolidated Financial Information of Coleman.....................................................     83
Management's Discussion and Analysis of Financial Condition and Results of Operations......................     85
Changes in and Disagreements with Accountants on Accounting and Financial Disclosure.......................    117
Business of Sunbeam........................................................................................    118
Management.................................................................................................    132
Security Ownership of Certain Beneficial Owners............................................................    149
Security Ownership of Management...........................................................................    150
Description of Sunbeam Capital Stock.......................................................................    152
Description of Coleman Capital Stock.......................................................................    153
Experts....................................................................................................    154
Legal Opinions.............................................................................................    154
Where You Can Find More Information........................................................................    154
Index to Consolidated Financial Statements and Financial Statement Schedule................................    F-1

ANNEX I --MERGER AGREEMENT

ANNEX II--SECTION 262 OF THE GENERAL CORPORATION LAW
          OF THE STATE OF DELAWARE

                                    SUMMARY

     This summary highlights information that may be found in greater detail elsewhere in this document. In this summary, we have attempted to describe those matters which we believe will be of the greatest importance to you in considering the merger. This summary may not, however, contain all information that is important to you. For that reason, we urge you to read this document carefully in its entirety, including the Annexes at the back of this document and the additional documents we refer you to under "WHERE YOU CAN FIND MORE
INFORMATION" beginning on page    . In particular, you are urged to read
carefully the information contained in this document under the caption "RISK FACTORS," beginning on page 18.


Q:    WHAT WILL I RECEIVE IN THE MERGER?

A:    Under the February 1998 agreement relating to the merger, you will receive $6.44 in cash and 0.5677 of a share of Sunbeam common stock for each share of Coleman common stock you own when the merger is completed.
      In addition, under a court-approved litigation settlement, you will receive warrants each entitling you to purchase one Sunbeam share at a cash price of $7 per share until August 24, 2003. You will receive 0.381 of a warrant for each share of Coleman common stock you own when the merger is completed (assuming no further increase in the number of outstanding Coleman shares). For further information regarding the terms of the settlement, including the terms of the warrants, see "LITIGATION SETTLEMENT AND WARRANTS" beginning on
      page   .

      You will not receive fractional shares of Sunbeam common stock in the merger. Instead, you will receive a check in payment for any fractional share based on the closing share price of Sunbeam common stock on the day the merger is completed. Nor will you receive any fractional warrants under the litigation settlement.
      Any fractional warrant will be rounded up or down to the nearest whole number.

Q:    WHAT CHOICE DO I HAVE?

A:    Your basic choice is whether to receive the cash, stock and warrants Sunbeam proposes to give you when the merger is completed, or to take action to pursue your Delaware law appraisal rights to have a court determine the value of your Coleman shares and to receive that value as determined by the court entirely in cash.

Q:    WHAT RISKS SHOULD I CONSIDER?

A:    First, you should understand that you are receiving a fixed number of Sunbeam shares in the merger (0.5677 of a share for each Coleman share you own) and no more than a fixed number of Sunbeam warrants in the settlement (0.381 of a warrant for each Coleman share you own). Since the merger was approved, negative developments affecting Sunbeam have caused the market price of the Sunbeam shares to decline sharply (from
      $41.75 per share on February 27, 1998 to $           per share on                1999). The market price per
      Sunbeam share may further decrease before or after the merger.

      Second, please understand that the financial advisor which advised the then Coleman board on February 27,
      1998 that the merger was fair to you has since indicated that its opinion, although correct when given, should no longer be relied upon because of subsequent negative developments affecting Sunbeam. Moreover, no other financial advisor has been asked to provide a fairness opinion with respect to the consideration you will receive in the merger. As a result, you do not have the benefit of an independent evaluation of the fairness of the merger consideration in deciding whether to accept the merger consideration or pursue your
      Delaware law appraisal rights. In addition, Sunbeam's financial advisor has advised Sunbeam that its opinion regarding the fairness to Sunbeam of the consideration payable to you under the merger agreement, although correct when given, should no longer be relied upon.

      You also should realize that Sunbeam faces the following risks that could negatively affect the value of the shares and warrants you receive:

      o Sunbeam is highly leveraged which impairs its ability to obtain financing and limits cash flow available for Sunbeam's operations and may limit its competitiveness in the market place,

      o Sunbeam's bank credit facility contains covenants which Sunbeam may not be able to satisfy and default provisions it may not be able to avoid, and if Sunbeam cannot, the banks could demand immediate repayment of Sunbeam's bank debt,

      o Sunbeam's bank debt could become due on April 10, 2000, if Sunbeam does not get another waiver from the banks or refinance its bank debt by then, and there can be no assurance that Sunbeam would be able to repay the bank debt on that date,

      o Sunbeam may not be able to service its large debt burden, which may force it to restructure or refinance its debt,

      o Sunbeam's outside auditors determined that Sunbeam's 1997 internal controls were inadequate and Sunbeam cannot assure you that the corrective measures it has adopted or will adopt to address these inadequacies will be effective,

      o Sunbeam had significant losses and its operations consumed significant amounts of cash in the first nine months of 1999 and in fiscal year 1998 and Sunbeam cannot assure you that it will be able to generate profits or positive cash flow from operations in the future,

      o Major lawsuits have been brought against Sunbeam, including lawsuits under federal and state securities laws, and the SEC is conducting a formal investigation of Sunbeam; Sunbeam cannot predict the outcome of these lawsuits or the SEC investigation, but if Sunbeam were to lose the lawsuits, the resulting judgments would likely have a negative effect on its financial position, results of operations and cash flow,

      o Sunbeam's 1998 acquisitions have increased the size of the operations Sunbeam has to manage and Sunbeam's failure to manage its operations effectively would likely cause Sunbeam to have poor operating results,

      o Sunbeam's international operations expose Sunbeam to uncertainties and risks from abroad, which could negatively affect its operations and sales,

      o The nature of Sunbeam's businesses requires Sunbeam to successfully develop new and innovative products on a consistent basis in order to regain profitability and increase revenues and Sunbeam may not be able to do so,

      o Sunbeam's businesses are very sensitive to the strength of the U.S. retail market and any weakness in this market could adversely affect Sunbeam's financial results,

      o Sunbeam operates in a highly competitive market and Sunbeam's inability to compete effectively could cause it to lose market share and could adversely affect its financial results,

      o Sunbeam's sales are highly dependent on purchases from several large customers and any significant decline in these purchases or pressure from these customers to reduce prices could have a negative effect on
        Sunbeam's future financial performance; Sunbeam has no long-term supply contracts with any of its customers,

      o Raw materials and components are critical inputs for Sunbeam's products and price hikes or problems with their supply could adversely affect Sunbeam,

      o Sunbeam's operations are dependent upon third-party suppliers and service providers whose failure to perform adequately could disrupt Sunbeam's business operations,

      o Sunbeam is subject to several production-related risks which could jeopardize its ability to realize anticipated sales and profits,

      o The effects of Sunbeam's prior management's outsourcing of critical operating tasks and sales policies may continue to cause Sunbeam substantial difficulty,

      o Weather conditions can hurt sales of some of Sunbeam's products,

      o Sunbeam remains vulnerable to Year 2000 compliance problems in its systems and those of its suppliers and customers which could potentially disrupt Sunbeam's operations and may require greater than anticipated remedial expenses,

      o Sunbeam's debt covenants currently do not allow Sunbeam to pay cash dividends on Sunbeam common stock,

      o Negative developments since March 1998 have caused Sunbeam's common stock price to drop significantly, and the risks described in the "RISK FACTORS" section of this document may cause further declines in the price of Sunbeam common stock,

      o Because many members of Sunbeam's current management and board of directors recently joined Sunbeam and do not have a long history of managing Sunbeam, there can be no assurance that Sunbeam's current management and board of directors will be able to successfully manage Sunbeam, and

      o Sunbeam relies on its key personnel and the loss of one or more of those personnel could have a material adverse effect on Sunbeam's business, financial condition and results of operations

      For more detail about these and other risks, please carefully read "RISK FACTORS" beginning on page __ and
      "RECENT DEVELOPMENTS AFFECTING SUNBEAM" beginning on page   .

Q:    WHEN DO YOU EXPECT THE MERGER TO BE COMPLETED?

A:    We plan to complete the merger on or about           , 1999, which is the twenty-first business day
      following the date on which this document was first mailed to you.

Q:    WHAT ARE THE TAX CONSEQUENCES OF THE MERGER TO COLEMAN STOCKHOLDERS?

A:    Your receipt of cash, Sunbeam common stock and warrants to purchase Sunbeam common stock in exchange for the shares of Coleman common stock you own when the merger is completed is expected to be a taxable transaction for United States Federal income tax purposes and may also be a taxable transaction under applicable state, local, foreign and other tax laws. However, the tax consequences of the merger are subject to a number of qualifications, as discussed below under the caption "UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS"
      beginning on page   .

      THE TAX CONSEQUENCES TO YOU OF THE MERGER WILL DEPEND ON YOUR OWN SITUATION. YOU SHOULD CONSULT YOUR OWN TAX
      ADVISOR FOR A FULL UNDERSTANDING OF THESE TAX CONSEQUENCES.

Q:    AM I BEING ASKED TO VOTE ON THE MERGER?

A:    No. The merger agreement was approved on February 27, 1998 by Coleman's former board of directors and majority stockholder, a MacAndrews & Forbes subsidiary. AS A RESULT, NO FURTHER ACTION BY YOU OR ANY OTHER
      COLEMAN STOCKHOLDER IS REQUIRED TO COMPLETE THE MERGER.

Q:    WHAT IF I WANT TO ACCEPT THE CASH, STOCK AND WARRANTS SUNBEAM PROPOSES TO GIVE ME? SHOULD I SEND IN MY
      COLEMAN COMMON STOCK CERTIFICATES NOW?

A:    If you wish to accept the cash, stock and warrants described above in exchange for the shares of Coleman common stock you own when the merger is completed, you need not take any action now. After the merger is completed, you will receive written instructions on how to surrender your Coleman common stock certificates in exchange for the merger consideration.

Q:    WHAT IF I DO NOT WISH TO ACCEPT THE CASH, STOCK AND WARRANTS SUNBEAM PROPOSES TO GIVE ME?

A:    If you object to the merger and do not wish to accept the cash, stock and warrants described above in exchange for the shares of Coleman common stock you own when the merger is completed, you have the right to dissent from the merger and have the fair value of your Coleman shares appraised by a court and the amount determined by the court will be paid to you in cash by Coleman. IF YOU WISH TO EXERCISE
      THIS RIGHT, YOU MUST SUBMIT A WRITTEN DEMAND TO COLEMAN ON OR BEFORE             , 1999. YOU MUST ALSO
      SATISFY THE OTHER REQUIREMENTS OUTLINED UNDER "APPRAISAL RIGHTS" BEGINNING ON PAGE   . FAILURE TO TAKE ANY
      OF THE REQUIRED STEPS ON A TIMELY BASIS MAY RESULT IN THE LOSS OF YOUR APPRAISAL RIGHTS.

Q:    WHERE SHOULD I SEND MY WRITTEN DEMAND FOR APPRAISAL?

A:    You should send your written demand for appraisal to the following address:



                           The Coleman Company, Inc.
                          2111 East 37th Street North
                                 P.O. Box 2931
                             Wichita, Kansas 67201
                         Attention: Corporate Secretary
                          Phone number: (316) 832-2700


Q:    DOES SUNBEAM CURRENTLY PAY DIVIDENDS?

A:    No. Sunbeam stopped paying dividends after the first quarter of 1998 and has no present intention to pay any dividends for the foreseeable future. In addition, Sunbeam's bank credit agreement prohibits Sunbeam from paying cash dividends.

Q:    WHO CAN HELP ANSWER FURTHER QUESTIONS?

A:    If you would like additional copies of this document, or if you have questions about the merger, you should contact either Sunbeam or Coleman at the following addresses:


                  Sunbeam Corporation                                    The Coleman Company, Inc.
              2381 Executive Center Drive                               2111 East 37th Street North
               Boca Raton, Florida 33431                                       P.O. Box 2931
             Attention: Corporate Secretary                                Wichita, Kansas 67201
              Phone number: (561) 912-4100                             Attention: Corporate Secretary
                                                                        Phone number: (316) 832-2700


     If you would like more general information about Sunbeam or Coleman, please visit our websites at the following web addresses:

                        Sunbeam:                                                  Coleman:
                 http://www.sunbeam.com                                   http://www.colemanco.com

     For more details on where to find more information about the merger, please
see "WHERE YOU CAN FIND MORE INFORMATION" beginning on page    .

THE COMPANIES


     Sunbeam. Sunbeam's primary business is the manufacturing, marketing and distribution of durable household and outdoor leisure consumer products through mass market and other distribution channels in the United States and internationally. Sunbeam also sells its products to professional and commercial end users, such as small businesses, health care providers, hotels and other institutions. Sunbeam's principal products include household kitchen appliances; health monitoring and care products for home use; scales for consumer and professional use for weight management and business uses; electric blankets and throws; clippers and trimmers for consumer, professional and animal uses; smoke and carbon monoxide detectors; outdoor barbecue grills; camping equipment such as tents, lanterns, sleeping bags and stoves; coolers; backpacks and book bags; and portable generators and compressors. In 1998, Sunbeam's net sales, including sales by Coleman from March 30, 1998, were about $1,800 million, and Sunbeam's net sales for the nine months ended September 30, 1999, including sales by Coleman, were about $1,786 million.

     Sunbeam's principal executive offices are located at 2381 Executive Center Drive, Boca Raton, Florida 33431, and its telephone number is (561) 912-4100. For further information concerning Sunbeam, see "WHERE YOU CAN FIND MORE
INFORMATION" beginning on page    .


     Coleman. Coleman is a leading manufacturer and marketer of consumer products for the worldwide outdoor recreation market. Coleman's products have been sold under the Coleman(Registered) brand name since the 1920s. Coleman had net revenues in 1998 of about $1,015 million and net revenues for the nine months ended September 30, 1999 of about $1,018 million.


     Coleman's principal executive offices are located at 2111 East 37th Street North, Wichita, Kansas 67219, and its telephone number is (316) 832-2700. For further information concerning Coleman, see "WHERE YOU CAN FIND MORE
INFORMATION" beginning on page    .

RECENT DEVELOPMENTS AFFECTING SUNBEAM

     Sunbeam has experienced significant changes and events since January 1, 1998, including:

     o acquisition of control of Coleman and acquisitions of Signature Brands USA, Inc. and First Alert, Inc.,

     o substantial borrowings resulting in a large debt burden and high leverage,

     o major changes in Sunbeam's management and board of directors,

     o restatement of Sunbeam's 1996, 1997 and first quarter 1998 financial results,


     o large losses and negative cash flow in 1998 and the first nine months of 1999,


     o a change in Sunbeam's auditors,

     o amendments and waivers relating to Sunbeam's bank credit facility,

     o filing of several lawsuits against Sunbeam, including lawsuits brought under federal and state securities laws, and commencement of a formal SEC investigation of Sunbeam,

     o a review of Sunbeam's continued eligibility for listing on the New York Stock Exchange,


     o acquisition of shares of a newly created series of Coleman voting preferred stock to enable Sunbeam and Coleman to file consolidated income tax returns prior to the completion of the merger, and



     o announcement of plans to sell Coleman's Eastpak business and certain non-essential assets for expected net proceeds of approximately
       $200 million.


     We urge you to carefully read "RECENT DEVELOPMENTS AFFECTING SUNBEAM"
beginning on page    and "RISK FACTORS" beginning on page    .

RECENT DEVELOPMENTS AFFECTING COLEMAN

     In addition to Sunbeam's acquisition of control of Coleman, Coleman has experienced significant changes and events since January 1, 1998, including:

     o a review of Coleman's continued eligibility for listing on the New York Stock Exchange,

     o revisions to Coleman's note payable to Sunbeam and the pledge of Coleman's assets to secure the note, and

     o issuance to Sunbeam of shares of a newly created series of Coleman voting preferred stock to enable Sunbeam and Coleman to file consolidated income tax returns prior to the completion of the merger.

     We urge you to carefully read "RECENT DEVELOPMENTS AFFECTING COLEMAN"
beginning on page    and "RISK FACTORS" beginning on page    .

THE MERGER

     The merger agreement is attached as Annex I at the back of this document. We encourage you to read the merger agreement carefully as it is the legal document that governs the merger.


     Merger Consideration. Under the February 1998 agreement relating to the merger, you will receive $6.44 in cash and 0.5677 of a share of Sunbeam common stock for each share of Coleman common stock you own when the merger is completed. In addition, under a court-approved litigation settlement, you will receive warrants each entitling you to purchase one Sunbeam share at a cash price of $7 per share until August 24, 2003. You will receive 0.381 of a warrant for each share of Coleman common stock you own when the merger is completed (assuming no further increase in the number of outstanding Coleman shares). On March 30, 1998, in connection with the acquisition by Sunbeam of about 81% of the then outstanding shares of Coleman common stock from a subsidiary of MacAndrew & Forbes, all outstanding Coleman employee stock options vested and became exercisable. Accordingly, holders of Coleman employee stock options now have the choice of exercising their options prior to the merger or having their options cashed out in the merger at a price equal to $27.50 minus the per share exercise price of the option. Under the terms of the settlement, the pool of warrants available to Coleman minority stockholders will be distributed pro rata based on the number of Coleman shares held by Coleman minority stockholders at the time of the merger. The number of warrants available for distribution will not be increased in the event that additional Coleman shares are issued to Coleman minority stockholders prior to the completion of the merger. Therefore, if Coleman employee stock option holders were to exercise their options prior to the merger, the outstanding number of Coleman shares would increase and the fraction of a warrant you would receive in the merger for each of your Coleman shares would be reduced. Sunbeam and Coleman do not anticipate that Coleman employee stock option holders will exercise their options prior to the merger, however, because the exercise prices of these options are substantially above the current market price of Coleman common stock. For further information regarding the terms of the settlement, including the terms of the warrants, see
"LITIGATION SETTLEMENT AND WARRANTS" beginning on page    .


     You will not receive fractional shares of Sunbeam common stock in the merger. Instead, you will receive a check in payment for any fractional share based on the closing share price of Sunbeam common stock on the day the merger is completed. Nor will you receive any fractional warrants under the terms of the litigation settlement. Any fractional warrant will be rounded up or down to the nearest whole number.

     Instead of receiving the cash, stock and warrants Sunbeam proposes to give you, you may exercise your Delaware law appraisal rights if you follow the procedures and satisfy the other requirements outlined below under the caption
"APPRAISAL RIGHTS" beginning on page    .

     Ownership of Sunbeam After the Merger. In the merger, Sunbeam will issue about 6,676,135 shares of Sunbeam common stock, assuming all currently outstanding options to acquire Coleman common stock are cashed out in the merger and no Coleman stockholders exercise their Delaware law appraisal rights. See "THE MERGER--Ownership Interest of Coleman Stockholders in Sunbeam After the
Merger" beginning on page    . These 6,676,135 shares of Sunbeam common stock
will constitute about 6.2% of the outstanding Sunbeam shares after the merger.

     On March 30, 1998, Sunbeam issued 14,099,749 shares of Sunbeam common stock to a MacAndrews & Forbes subsidiary in the transaction in which Sunbeam acquired indirectly about 81% of the then outstanding Coleman common stock (the "M&F Transaction"). These 14,099,749 shares will constitute about 13.1% of the outstanding Sunbeam shares after the merger.


     In addition, under a court-approved litigation settlement, Sunbeam will issue warrants expiring August 24, 2003 to purchase about 4.98 million Sunbeam shares at a cash price of $7 per share when the merger is completed, assuming no Coleman stockholders exercise their Delaware law appraisal rights. Sunbeam has already issued a warrant expiring August 24, 2003 to purchase 23 million Sunbeam shares at a cash price of $7 per share to a MacAndrews & Forbes subsidiary in settlement of claims relating to the M&F Transaction. The warrants to be issued to you will have the same terms as the warrant issued to the MacAndrews & Forbes subsidiary except that the warrants issued to you, unlike the warrants issued to the MacAndrews & Forbes subsidiary, will be freely tradeable upon issuance. See "RECENT DEVELOPMENTS

AFFECTING SUNBEAM--Settlement of Claims Relating to the M&F Transaction"
beginning on page    and "LITIGATION SETTLEMENT AND WARRANTS" beginning on
page    . If all these warrants were exercised promptly after the merger, the shares owned by the former Coleman minority stockholders would represent about 8.6% of the then outstanding Sunbeam shares, and the shares owned by the MacAndrews & Forbes subsidiary would represent about 27.4% of the then outstanding Sunbeam shares.

     The current stockholders of Sunbeam, other than the MacAndrews & Forbes subsidiary, will own about 81% of the outstanding Sunbeam shares after the merger, or about 64% if all the warrants are exercised promptly after the merger.

     Conditions. The completion of the merger was originally subject to the following conditions contained in the merger agreement:

     o this document had to be declared effective by the SEC;

     o the shares of Sunbeam common stock to be issued in the merger had to be listed for trading on the NYSE; and

     o the M&F Transaction had to be completed.

     All of these conditions have already been satisfied. Therefore, assuming no court order is entered which prevents the merger from being completed, we expect
that the merger will be completed on or about               , 1999, which is the
twenty-first business day following the date on which this document was first mailed to you.


     Accounting Treatment. The merger will be accounted for under the "purchase" method in accordance with generally accepted accounting principles. Therefore, the aggregate consideration paid by Sunbeam to Coleman stockholders in the merger and in the M&F Transaction will be allocated to Coleman's assets and liabilities based upon their fair market value with any excess being treated as goodwill.


     Coleman's Financial Advisor. Credit Suisse First Boston Corporation acted as Coleman's financial advisor in connection with the merger. On February 27, 1998, when the merger agreement was approved by Coleman's former board of directors, Credit Suisse First Boston delivered to Coleman's former board an oral opinion, which was subsequently confirmed in writing, to the effect that, as of that date and based upon and subject to the matters described in the opinion, the cash and stock consideration you will receive under the merger agreement was fair to you from a financial point of view. Because Sunbeam did not plan to issue the warrants at the time the merger agreement was signed, Credit Suisse First Boston did not take the warrants into account when evaluating the fairness of the merger agreement consideration.


     Since the date of the Credit Suisse First Boston opinion, numerous events have occurred that significantly adversely affected the price of Sunbeam common stock. WHEN CREDIT SUISSE FIRST BOSTON WAS ENGAGED BY COLEMAN, THEY WERE NOT ASKED TO RENDER AN UPDATED OPINION AS OF THE DATE OF THIS DOCUMENT AND NEITHER SUNBEAM NOR COLEMAN HAS REQUESTED THAT THEY DO SO. MOREOVER, CREDIT SUISSE FIRST BOSTON HAS ADVISED SUNBEAM THAT ITS OPINION, ALTHOUGH CORRECT WHEN GIVEN, SHOULD NO LONGER BE RELIED UPON BECAUSE OF SUBSEQUENT NEGATIVE DEVELOPMENTS AFFECTING
SUNBEAM. See "RECENT DEVELOPMENTS AFFECTING SUNBEAM" beginning on page    .


     For its services to Coleman, Credit Suisse First Boston has received fees of about $4 million. See "SPECIAL FACTORS--Financial Advisors' Opinions"
beginning on page    .

     Sunbeam's Financial Advisor. Morgan Stanley & Co., Incorporated acted as Sunbeam's financial advisor in connection with its acquisition of Coleman. On February 27, 1998, when the merger agreement was approved by Sunbeam's board of directors, Morgan Stanley rendered to Sunbeam's board of directors an oral opinion, which was subsequently confirmed in writing, to the effect that, as of that date and based upon and subject to certain matters described in the opinion, the cash and stock consideration payable in the M&F Transaction and under the merger agreement was fair to Sunbeam from a financial point of view. Because Sunbeam did not plan to issue the warrants at the time the merger agreement was signed, Morgan Stanley did not take the warrants into account when evaluating the fairness to Sunbeam of the consideration payable in the M&F Transaction and under the merger agreement.

     Since the date of the Morgan Stanley opinion, a number of negative developments have occurred affecting Sunbeam and the price of Sunbeam common stock. WHEN MORGAN STANLEY WAS ENGAGED BY SUNBEAM, THEY WERE NOT ASKED TO RENDER AN UPDATED OPINION AS OF THE DATE OF THIS DOCUMENT AND NEITHER SUNBEAM NOR COLEMAN HAS REQUESTED THAT THEY DO SO. MOREOVER, MORGAN STANLEY HAS ADVISED SUNBEAM THAT ITS OPINION, ALTHOUGH CORRECT WHEN GIVEN, SHOULD NO LONGER BE RELIED UPON BECAUSE OF THE SUBSEQUENT NEGATIVE DEVELOPMENTS AFFECTING SUNBEAM.
See "RECENT DEVELOPMENTS AFFECTING SUNBEAM" beginning on page    .



     For its services to Sunbeam in connection with the Coleman acquisition, Morgan Stanley has received fees from Sunbeam totaling about $9.6 million. The amended engagement letter between Sunbeam and Morgan Stanley provides for the
payment to Morgan Stanley of an additional transaction fee of $     million when
the merger is completed, based on the average market price of Sunbeam common stock on the last trading day prior to the date of this document. Sunbeam's obligation to pay this additional transaction fee to Morgan Stanley will not be affected by the fact that Sunbeam is no longer entitled to rely on Morgan Stanley's fairness opinion. See "SPECIAL FACTORS--Financial Advisors' Opinions"
beginning on page    .



     Interests of Certain Persons in the Merger. You should be aware that a number of persons, including current directors and executive officers of Sunbeam and former directors and executive officers of Coleman, some of whom have subsequently rejoined Coleman, have interests in the merger that are different from or in addition to yours. See "THE MERGER--Interests of Certain Persons in
the Merger" beginning on page    . These interests include:


     o the accelerated vesting, as a result of the M&F Transaction, of options to purchase Coleman common stock held by Coleman employees, officers and directors, including options exercised as a result of such accelerated vesting by two current executive officers of Sunbeam and Coleman, one of whom is a current director of Sunbeam and Coleman and a former director and executive officer of Coleman, as described below,

     o the right under the merger agreement of holders of Coleman employee stock options--including one former director of Coleman and three current executive officers of Sunbeam and Coleman, as described below--to have their options to purchase shares of Coleman common stock cashed out in the merger at a price equal to $27.50 per share minus the per share exercise price of the options,

     o the right of Coleman's current and former officers, directors, employees and consultants to continued indemnification,

     o the right of Coleman's officers, directors, employees and consultants--including two current executive officers of Sunbeam and Coleman and one former executive officer of Coleman, as described below-- to receive severance payments as a result of the M&F Transaction, and

     o the right of the MacAndrews & Forbes subsidiary from which Sunbeam acquired a controlling interest in Coleman in the M&F Transaction and former directors and executive officers of Coleman to require the registration under the federal and state securities laws of the shares of Sunbeam common stock held by them and the warrants held by the MacAndrews & Forbes subsidiary and the shares issuable upon exercise of that warrant.


     Immediately after the completion of the M&F Transaction, two current executive officers of Sunbeam and Coleman exercised options which vested as a result of the M&F Transaction. Jerry W. Levin, the then Chairman and Chief Executive Officer of Coleman and the current Chairman and Chief Executive Officer of Sunbeam and Coleman, exercised 500,000 Coleman stock options at per share exercise prices ranging from $12.25 to $14.00 and Mr. Levin received net proceeds upon the sale of such shares of about $9.94 million. Bobby G. Jenkins, the current Executive Vice President and Chief Financial Officer of Sunbeam and Executive Vice President of Coleman, exercised 20,000 Coleman stock options at per share exercise prices ranging from $16.125 to $16.434 and Mr. Jenkins received net proceeds upon the sale of such shares of about $288,360.

     Ronald O. Perelman, the sole stockholder of MacAndrews & Forbes and a member of the Coleman board at the time the agreement relating to the M&F Transaction and the merger agreement were executed, holds 500,000 Coleman stock options with an exercise price of $14.00 per share. Paul E. Shapiro, the current Executive Vice President and Chief Administrative Officer of Sunbeam and Coleman, holds 62,500 Coleman stock options with an exercise price of $17.062 per share and 15,000 Coleman stock options with an exercise price of $16.125 per share. Karen K. Clark, the current Senior Vice President, Finance of Sunbeam and Senior Vice President, Finance of Coleman, holds 10,000 Coleman stock options with an exercise price of $17.062 per share and 15,000 Coleman stock options with an exercise price of $16.125 per share. Steven R. Isko, the current Senior Vice President and General Counsel of Sunbeam and Senior Vice President and General Counsel of Coleman, holds 10,000 Coleman stock options with an exercise price of $17.062 per share, 7,500 Coleman stock options with an exercise price of $16.125 per share and 2,500 Coleman stock options with an exercise price of $12.937 per share. Upon completion of the merger, in settlement of their Coleman stock options, Messrs. Perelman, Shapiro and Isko and Ms. Clark will receive cash payments of $6,750,000, $823,000, $226,009 and $275,005, respectively.



     In connection with the change in control resulting from the completion of the M&F Transaction, Sunbeam has paid, or has caused Coleman to pay or recognize as payable, a total of $7,903,765 in severance compensation and related benefits for approximately 117 former Coleman employees. Of that amount, $7,597,936 was in respect of base salary and related benefits, and $305,829 was in respect of extra pension credits. In addition, Coleman paid $454,277 for management incentive bonuses to 37 former Coleman employees. The only principal executive officer of Coleman to receive severance compensation from Coleman as a result of the change in control was Joseph Page, the former Chief Financial Officer of Coleman, who received severance payments totaling $280,000. Bobby G. Jenkins, the current Executive Vice President and Chief Financial Officer of Sunbeam and Executive Vice President of Coleman, received severance payments totaling $18,583 as a result of his resignation from Coleman following the M&F Transaction, and prior to his being rehired by both Sunbeam and Coleman in the capacities mentioned above. Steven R. Isko, the current Senior Vice President and General Counsel of Sunbeam and Senior Vice President and General Counsel of Coleman, received severance payments totaling $185,634 as a result of his resignation from Coleman following the M&F Transaction, and prior to his being rehired by both Sunbeam and Coleman in the capacities mentioned above.


     Governmental and Regulatory Approvals. Under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, Sunbeam and Coleman were required to make filings with the Federal Trade Commission and the Antitrust Division of the Department of Justice about the merger and observe a waiting period before completing the merger. These filings were made and the waiting period was terminated in March 1998.

UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

     Your receipt of cash, Sunbeam common stock and warrants to purchase Sunbeam common stock in exchange for the shares of Coleman common stock you own when the merger is completed is expected to be a taxable transaction for United States Federal income tax purposes and may also be a taxable transaction under applicable state, local, foreign and other tax laws. In general, for United States Federal income tax purposes, you will recognize gain or loss equal to the difference between:

     o the sum of the cash and the fair market value of the Sunbeam common stock and warrants you receive, and

     o your adjusted tax basis in the shares of Coleman common stock you exchange in the merger.

This gain or loss will be capital gain or loss if you hold the shares of Coleman common stock as a capital asset and will be long-term capital gain or loss if you have held the shares for more than twelve months.

     However, the tax consequences of the merger are subject to a number of qualifications, discussed below under the caption "UNITED STATES FEDERAL INCOME
TAX CONSIDERATIONS" beginning on page    .

     THE TAX CONSEQUENCES TO YOU OF THE MERGER WILL DEPEND ON YOUR OWN SITUATION. YOU SHOULD CONSULT YOUR OWN TAX ADVISOR FOR A FULL UNDERSTANDING OF ALL OF THESE TAX CONSEQUENCES.

LITIGATION SETTLEMENT AND WARRANTS


     On October 21, 1998, Sunbeam announced that it had entered into a memorandum of understanding to settle class action and derivative lawsuits brought by minority stockholders of Coleman challenging the merger. A stipulation of settlement was executed on August 6, 1999. The Court of Chancery of the State of Delaware held a hearing on September 29, 1999 to consider approving the settlement. The court approved the settlement on November 12, 1999.



     Under the terms of the settlement, unless you have demanded your Delaware law appraisal rights, you will receive 0.381 of a warrant for each share of Coleman common stock you own when the merger is completed (assuming no further increase in the number of outstanding Coleman shares). Each warrant will entitle you to purchase one share of Sunbeam common stock at a cash price of $7 per share until August 24, 2003. The total number of warrants you receive will be based on the number of shares of Coleman common stock outstanding and the number of shares you own at the time of the merger and will be equal to the product of
(A) 4,979,663, less the 497,966 warrants awarded by the court to counsel for the Coleman minority stockholders in the litigation as their fee multiplied by (B) a fraction, the numerator of which is the number of shares of Coleman common stock you hold when the merger is completed (other than any shares with respect to which Delaware law appraisal rights have been demanded) and the denominator of which is the total number of shares of Coleman common stock outstanding and owned by Coleman stockholders other than Sunbeam and its subsidiaries at the time of the merger (approximately 11,759,970 shares, assuming no further exercises of Coleman employee stock options). Sunbeam does not anticipate any further exercises of Coleman employee stock options. The warrants will be subject to anti-dilution adjustments. No fractional warrants will be issued. Instead, the number of warrants to which you are entitled will be rounded up or down to the closest whole number. Thus, for example, if there are no further exercises of Coleman options and no anti-dilution adjustments, a Coleman stockholder who holds 100 shares of Coleman common stock at the time of the merger and does not demand Delaware law appraisal rights would be entitled to receive 38 warrants, calculated as follows:



              (4,979,663 - 497,966) X (100 / 11,759,970) = 38.109


                                                                    total # of shares
                                                                       owned by the
  total # of              total # of                   # of          Coleman minority                  # of warrants
   warrants       -      warrants paid to      X     shares    /    stockholders at the       =      to be received
  available             plaintiffs' counsel          owned           time the merger is
                                                                       completed



     The result of this equation would then be rounded down from 38.109 to 38, the closest whole number. However, because of the possibility (although unlikely) that Coleman options will be exercised prior to the completion of the merger, you will not be able to determine the precise number of warrants you
will be entitled to receive in the merger before             , 1999, the date by
which you must submit to Coleman a written demand for your appraisal rights under Delaware law if you wish to exercise those rights. See "APPRAISAL RIGHTS"
beginning on page   . However, for a description of the warrants, see
"LITIGATION SETTLEMENT AND WARRANTS" beginning on page   .


MATERIAL CONTACTS BETWEEN COLEMAN AND SUNBEAM AND ITS AFFILIATES


     Financial Transactions Between Coleman and Sunbeam. In connection with the M&F Transaction, Coleman repaid substantially all of its outstanding indebtedness with the proceeds of borrowings from Sunbeam. Since then, Coleman has borrowed from, and repaid funds to, Sunbeam. Through April 15, 1999, Coleman's obligations to Sunbeam were evidenced by an unsecured subordinated demand note payable by

Coleman to Sunbeam. This note was pledged by Sunbeam to its lenders as security for Sunbeam's obligations under its bank credit facility.


     In connection with the April 15, 1999 amendment to Sunbeam's bank credit facility, the Coleman note was revised to, among other things:

     o lower the interest rate,

     o make the note payable on April 15, 2000 rather than on demand,

     o add customary representations, warranties, covenants and events of default, and

     o provide that an event of default under Sunbeam's bank credit facility would constitute an event of default under the Coleman note.

     As security for the revised Coleman note, Coleman pledged:

     o substantially all of its domestic assets, other than real property,

     o 66% of its ownership interests in its direct foreign subsidiaries and in its domestic holding companies for its foreign subsidiaries (but not the assets of these subsidiaries), and

     o all of its ownership interests in its other direct domestic subsidiaries (but not the assets of these subsidiaries).


     The revised Coleman note had an unpaid principal balance of $303.2 million on September 30, 1999. Sunbeam pledged the revised Coleman note as security for Sunbeam's obligations to its lending banks under its bank credit facility and assigned to these lending banks the security pledged by Coleman for the revised Coleman note. Coleman also gave the lending banks a direct pledge of the assets securing the revised Coleman note to secure the obligations under Sunbeam's bank credit facility, subject to a cap equal to the balance due from time to time on the revised Coleman note. The revision of the Coleman note and the pledge of Coleman's assets were approved on behalf of Coleman by A. Whitman Marchand, Coleman's only disinterested director, acting as a duly authorized independent committee of the Coleman board of directors.



     Under Sunbeam's bank credit facility, an event of default will occur if this document is not declared effective by the SEC on or before January 10, 2000, if the merger is not completed within 25 business days after the effectiveness of this document or if Sunbeam has to pay more than $87.5 million in cash (excluding expenses) to complete the merger (including any amounts paid with respect to appraisal rights). An event of default of this kind would also constitute an event of default under the Coleman note, and Sunbeam's lenders would be entitled to foreclose on the Coleman note and the Coleman assets pledged as security for the Coleman note. The Coleman note, by its terms, will not be affected by the merger and will remain outstanding. For more information concerning Sunbeam's bank credit facility, including the aggregate amount of borrowings outstanding thereunder, the amount available for future borrowings and the maturity date, see "SOURCE AND AMOUNT OF FUNDS AND OTHER CONSIDERATION"
beginning on page    . See also "MATERIAL CONTACTS BETWEEN COLEMAN AND SUNBEAM
AND ITS AFFILIATES--Financial Transactions Between Coleman and Sunbeam"
beginning on page    .


     M&F Transaction. In the M&F Transaction, which was completed on March 30, 1998, Sunbeam acquired indirectly about 81% of the then outstanding Coleman common stock (reduced to about 79% as a result of the exercise of Coleman employee stock options immediately following the M&F Transaction). As a result of a purchase by Sunbeam of shares of a newly created series of Coleman voting preferred stock in July 1999, Sunbeam now has the right to exercise just over 80% of the total voting power of Coleman's outstanding capital stock.

     In the M&F Transaction, a subsidiary of MacAndrews & Forbes received 14,099,749 shares of Sunbeam common stock, which represent about 14% of the currently outstanding Sunbeam common stock, and about $160 million in cash. In addition, in connection with the M&F Transaction, Sunbeam assumed about $1,016 million in debt of Coleman and its parent corporations, including $497 million of indebtedness of Coleman.

     Immediately following the M&F Transaction, all the directors of Coleman resigned, the number of directors constituting the Coleman board of directors was fixed at five, and five designees of Sunbeam were elected as directors of Coleman. In addition, Sunbeam designees were appointed to senior management positions at Coleman. Subsequently, as a result of changes in Sunbeam's management and board of directors, in June 1998, Jerry W. Levin, the current Chairman and Chief Executive Officer of Sunbeam and Coleman, was reelected to the Coleman board. In addition, Paul E. Shapiro, the current Executive Vice President and Chief Administrative Officer of Sunbeam and Coleman, was elected to the Coleman board. The other members of the Coleman board resigned or were removed by Sunbeam. In April 1999, the size of the Coleman board was fixed at three members and A. Whitman Marchand, who is not otherwise affiliated with either Sunbeam or Coleman, was elected to the Coleman board. In July 1999, the size of the Coleman board was fixed at four and John H. Klein, an outside director of Sunbeam, was elected to the Coleman board. See "--Appointments of Coleman Executive Officers to Sunbeam's Management and Board," "--Settlement of Claims Relating to the M&F Transaction" and "--Services
Provided by MacAndrews & Forbes" beginning on pages   ,   and   , respectively.

     Registration Rights Agreement. The shares of Sunbeam common stock issued to a subsidiary of MacAndrews & Forbes in the M&F Transaction were not registered under federal or state securities laws. Accordingly, in connection with the issuance, Sunbeam entered into a registration rights agreement with the MacAndrews & Forbes subsidiary. Under the registration rights agreement, the MacAndrews & Forbes subsidiary can require Sunbeam to register under federal and applicable state securities laws the shares of Sunbeam common stock it received in the M&F Transaction. The registration rights agreement was amended in August 1998 to provide that the MacAndrews & Forbes subsidiary can also require Sunbeam to register under federal and applicable state securities laws the warrant, and the shares of Sunbeam common stock issuable upon exercise of the warrant, issued to the MacAndrews & Forbes subsidiary in settlement of legal claims related to the M&F Transaction.

     Directors, officers and other affiliates of Coleman who receive shares of Sunbeam common stock in the merger can also require Sunbeam to register those shares under federal and applicable state securities laws. To exercise this right, these individuals must agree to be bound by the terms of the registration rights agreement.

     Appointments of Former Coleman and MacAndrews & Forbes Officers to Sunbeam's Management and Board. In June 1998, following the removal of
Sunbeam's former Chief Executive Officer and Chief Financial Officer, Sunbeam announced that Jerry W. Levin of MacAndrews & Forbes had been elected as Sunbeam's Chief Executive Officer. Mr. Levin and other Sunbeam executives that were affiliated with MacAndrews & Forbes later signed three-year employment agreements with Sunbeam. The other executives include Paul E. Shapiro, Executive Vice President and Chief Administrative Officer of Sunbeam, and Bobby G. Jenkins, Executive Vice President and Chief Financial Officer of Sunbeam.
Mr. Levin and Howard Gittis of MacAndrews & Forbes also were elected to the Sunbeam board. For a description of the terms of the employment agreements entered into by Messrs. Levin, Shapiro and Jenkins, see "MANAGEMENT--Executive Compensation--Employment Agreement with Mr. Levin"; "Employment Agreements with
Executives Shapiro, Jenkins and Clark" beginning on pages    and           . For
a further discussion of the events leading up to the appointment of Mr. Levin as Sunbeam's Chief Executive Officer and the appointment of Messrs. Levin and Gittis to the Sunbeam board, see "RECENT DEVELOPMENTS AFFECTING SUNBEAM--Changes
in Sunbeam's Management and Board" beginning on page    .

     Settlement of Claims Relating to the M&F Transaction. On August 12, 1998, Sunbeam announced that, following investigation and negotiation by a special committee of the Sunbeam board consisting of four directors not affiliated with MacAndrews & Forbes, Sunbeam had entered into a settlement agreement with a MacAndrews & Forbes subsidiary. The settlement:

     o released Sunbeam from threatened claims of MacAndrews & Forbes and its affiliates arising from the M&F Transaction,

     o enabled Sunbeam to retain the services of executive personnel affiliated with MacAndrews & Forbes who had been managing Sunbeam since mid-June of 1998, including Jerry W. Levin, Sunbeam's Chairman and Chief Executive Officer, Paul E. Shapiro, Sunbeam's Executive Vice President and Chief Administrative Officer, and Bobby G. Jenkins, Sunbeam's Executive Vice President and Chief Financial Officer, and

     o provided for the continuing management assistance and other support by MacAndrews & Forbes and its affiliates to Sunbeam described in "MATERIAL CONTACTS BETWEEN COLEMAN AND SUNBEAM AND ITS AFFILIATES--Services
       Provided by MacAndrews & Forbes" beginning on page    .

     As part of the settlement, the MacAndrews & Forbes subsidiary received from Sunbeam a warrant expiring August 24, 2003 to purchase 23 million shares of Sunbeam common stock at a cash exercise price of $7 per share, subject to anti-dilution adjustments. For a description of the settlement agreement and the terms of the warrant issued to the MacAndrews & Forbes subsidiary, see "RECENT DEVELOPMENTS AFFECTING SUNBEAM--Settlement of Claims Relating to the M&F
Transaction" beginning on page    .

     Services Provided by MacAndrews & Forbes. Under Sunbeam's August 1998 settlement agreement with a MacAndrews & Forbes subsidiary, in addition to the services of MacAndrews & Forbes' former executive personnel who have been managing Sunbeam since mid-June 1998, MacAndrews & Forbes agreed to provide management assistance and other support to Sunbeam at its request in a wide variety of areas. Sunbeam does not pay MacAndrews & Forbes and its affiliates for the services of their employees, but does reimburse them for out-of-pocket expenses. See "MATERIAL CONTACTS BETWEEN COLEMAN AND SUNBEAM AND ITS
AFFILIATES--Services Provided by MacAndrews & Forbes" beginning on page    .

     Acquisition of Coleman Preferred Stock. On July 12, 1999, one of Sunbeam's wholly owned subsidiaries acquired 3,000,000 shares of a newly created series of Coleman voting preferred stock for an aggregate purchase price of approximately $31 million. These shares, together with the shares of Coleman common stock already indirectly owned by Sunbeam, enable Sunbeam to exercise just over 80% of the total voting power of Coleman's outstanding capital stock as of July 12, 1999. This class of preferred stock was created by Coleman and acquired by Sunbeam in order to enable Sunbeam and Coleman to file consolidated federal income tax returns and, in certain jurisdictions, consolidated state income tax returns, prior to the completion of the merger. In connection with the acquisition of these shares, Sunbeam entered into a tax sharing agreement with Coleman pursuant to which Coleman will pay to Sunbeam amounts equal to the federal and state income taxes that would have been payable by Coleman had Coleman not been included in the consolidated income tax return of Sunbeam. The terms of the voting preferred stock, the per share issue price and the terms of the tax sharing agreement were approved on Coleman's behalf by Coleman's then sole independent director. The net proceeds from the sale of the preferred stock to Sunbeam were used by Coleman to make a partial repayment on Coleman's note payable to Sunbeam. For further information regarding the terms of the preferred stock issued to Sunbeam's subsidiary, see "DESCRIPTION OF COLEMAN CAPITAL STOCK--Coleman Preferred Stock."

             SUMMARY HISTORICAL AND PRO FORMA FINANCIAL INFORMATION

     The following summary historical financial information is derived from Sunbeam's audited consolidated financial statements and unaudited condensed consolidated financial statements. The following summary pro forma financial information is derived from Sunbeam's unaudited pro forma condensed consolidated
financial statements beginning on page [   ]. The summary unaudited pro forma
financial information gives effect to the following "Pro Forma Transactions":

     o the corporate acquisitions Sunbeam made in 1998, excluding the acquisition of First Alert, Inc., the effect of which is not significant;


     o the proposed acquisition by Sunbeam of the Coleman common stock held by the Coleman minority stockholders upon completion of the merger for cash, shares of Sunbeam common stock and warrants;


     o the initial borrowing of approximately $1,325 million under Sunbeam's bank credit facility;


     o the original offering of an aggregate principal amount at maturity of $2,014 million of Sunbeam's Zero Coupon Convertible Senior Subordinated Debentures due 2018 on March 25, 1998, for net proceeds of about
       $730 million; and


     o the use of most of the net proceeds of the original bank borrowing and the original offering of the debentures to acquire Coleman and Signature Brands and to refinance indebtedness.

     The summary unaudited pro forma financial information is not necessarily indicative of what Sunbeam's results would have been if the Pro Forma Transactions actually had occurred as of the dates indicated or of what Sunbeam's future operating results will be.


     This summary historical and pro forma financial information should be read in conjunction with Sunbeam's audited consolidated financial statements beginning on page F-1, "MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS" beginning on page [ ] and "UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL STATEMENTS" beginning on page [ ].



     While reviewing the summary historical and pro forma financial information, please note the following:


     o Sunbeam accounted for the March 30, 1998 acquisition of a controlling interest in Coleman and the April 6, 1998 acquisitions of First Alert and Signature Brands under the purchase method of accounting. Accordingly, Sunbeam's consolidated financial statements include the financial position and results of operations of each of the acquired companies from the respective dates of acquisition.

     o For the fiscal year ended December 31, 1998, Sunbeam took an extraordinary charge of $122.4 million related to the early extinguishments of debt and took other charges of:

          o $70.0 million related to the issuance of warrants to a MacAndrews & Forbes subsidiary;

          o $62.5 million related to the write-off of goodwill;

          o $39.4 million related to fixed asset impairments;

          o $31 million related to compensation expense for the new employment agreements with Sunbeam's former Chairman and Chief Executive Officer and two other former senior officers; and

          o $95.8 million related to write-downs of inventory.

     See Notes 2, 3 and 11 to Sunbeam's audited consolidated financial statements.

     o For the fiscal year ended December 28, 1997, Sunbeam reversed $28.0 million of pre-tax liabilities no longer required and $13.3 million of tax liabilities no longer required.

     o For the fiscal year ended December 29, 1996, Sunbeam took restructuring, asset impairment and other charges of $239.2 million before taxes. See Notes 12 and 13 to Sunbeam's audited consolidated financial statements.


     o The unaudited pro forma condensed consolidated balance sheet as of September 30, 1999 gives pro forma effect to the proposed acquisition of the shares of Coleman common stock held by the Coleman minority stockholders as if it had occurred on September 30, 1999. The unaudited pro forma condensed consolidated statement of operations for the fiscal year ended December 31, 1998 and the nine months ended September 30, 1999 give effect to the Pro Forma Transactions, as if they had occurred on December 29, 1997, the beginning of Sunbeam's 1998 fiscal year. Also, pro forma net losses are from continuing operations and do not include extraordinary items.


     o In computing the ratio of earnings to fixed charges:

          o earnings represent income (loss) from continuing operations before income taxes and fixed charges (exclusive of interest capitalized); and

          o fixed charges consist of interest expense, capitalized interest and the estimated interest portion of rental expense.


            For the fiscal years ended December 29, 1996 and December 31, 1998, historical earnings were insufficient to cover fixed charges by $262.2 million and $797.1 million, respectively. For the nine months ended September 30, 1998 and 1999, historical earnings were insufficient to cover fixed charges by $476.7 million and $130.1 million, respectively. For the fiscal year ended
            December 31, 1998 and for the nine months ended September 30, 1999, on a pro forma basis, earnings were insufficient to cover fixed charges by $834.9 million and $139.1 million, respectively.

     o At September 30, 1999, Sunbeam had goodwill and other intangible assets of $1,809.9 million.



                                           FISCAL YEARS ENDED                                     NINE MONTHS ENDED
                      -------------------------------------------------------------  -------------------------------------------
                                                                          DEC. 31,                                 SEPTEMBER 30,
                      JANUARY 1,  DEC. 31,  DEC. 29,  DEC. 28,  DEC. 31,    1998     SEPTEMBER 30,  SEPTEMBER 30,      1999
                        1995        1995      1996      1997      1998    PRO FORMA      1998           1999         PRO FORMA
                      ----------  --------  --------  --------  --------  ---------  -------------  -------------  -------------
                             (IN MILLIONS, EXCEPT RATIO AND PER SHARE DATA)

STATEMENT OF
  OPERATIONS DATA:
  Net sales..........  $1,044.3   $1,016.9  $  984.2  $1,073.1  $1,836.9  $2,098.7     $ 1,322.1      $ 1,786.4      $ 1,786.4
  Operating earnings
    (loss)...........     151.0       70.3    (244.5)    104.1    (670.0)   (697.4)       (391.7)           3.0           (0.5)
  Net earnings
    (loss)...........     107.0       50.5    (208.5)     38.3    (897.9)   (824.1)       (587.1)        (155.0)        (150.7)

Earnings (loss) per
  share:
  Basic..............      1.30       0.62     (2.51)     0.45     (9.25)    (7.68)        (6.12)         (1.54)         (1.40)
  Diluted............      1.30       0.61     (2.51)     0.44     (9.25)    (7.68)        (6.12)         (1.54)         (1.40)
Weighted average
  shares outstanding:
  Basic..............      82.6       81.6      82.9      84.9      97.1     107.3          95.9          100.7          107.4
  Diluted............      82.6       82.8      82.9      87.5      97.1     107.3          95.9          100.7          107.4

OTHER DATA:
  Ratio of earnings
    to fixed
    charges..........     14.4x       4.7x        --      7.2x        --        --            --             --             --

BALANCE SHEET DATA
  (AT PERIOD END):
  Working capital      $  294.8   $  411.7  $  359.9  $  369.1  $  488.5       N/A     $  (666.5)     $  (946.8)    $ (1,029.5)
  Total assets.......   1,008.9    1,158.7   1,059.4   1,058.9   3,405.5       N/A       3,503.7        3,318.0        3,436.7
  Long-term debt.....     124.0      161.6     201.1     194.6   2,142.4       N/A         778.8          817.1          817.1
  Shareholders'
    equity...........     454.7      601.0     415.0     472.1     260.4       N/A         449.6           94.7          155.1


COMPARATIVE PER SHARE DATA


     The tables below show comparative per share data for Sunbeam (on a historical and consolidated pro forma basis) and for Coleman (on a historical and pro forma equivalent basis). Historical information for Sunbeam and Coleman has been derived from the respective selected financial data for the two companies which can be found elsewhere in this document. Pro forma information for Sunbeam was derived from the Unaudited Pro Forma Condensed Consolidated Financial Statements of Sunbeam as of and for the year ended December 31, 1998 and the nine months ended September 30, 1999 which are included in "UNAUDITED
PRO FORMA CONDENSED CONSOLIDATED FINANCIAL STATEMENTS" beginning on page   . Pro
forma equivalent information for Coleman was calculated by multiplying the pro forma per share amounts for Sunbeam by 0.5677, the exchange ratio of Coleman common stock for Sunbeam common stock.



                                                                       AS OF AND FOR THE YEAR ENDED DECEMBER 31, 1998
                                                                    -----------------------------------------------------
                                                                                                                COLEMAN
                                                                    SUNBEAM       COLEMAN       PRO FORMA       PRO FORMA
                                                                    HISTORICAL    HISTORICAL    CONSOLIDATED    EQUIVALENT
                                                                    ----------    ----------    ------------    ---------
Cash dividends per common share..................................     $ 0.01        $ 0.00         $ 0.01        $  0.01
Loss per common share from continuing operations before
  extraordinary charge...........................................      (7.99)        (0.73)         (7.68)         (4.36)
Book value per common share......................................       2.59          4.27           2.99           1.70

                                                                     AS OF AND FOR THE NINE MONTHS ENDED SEPTEMBER 30,
                                                                                            1999
                                                                    -----------------------------------------------------
                                                                                                                COLEMAN
                                                                    SUNBEAM       COLEMAN       PRO FORMA       PRO FORMA
                                                                    HISTORICAL    HISTORICAL    CONSOLIDATED    EQUIVALENT
                                                                    ----------    ----------    ------------    ---------
Cash dividends per common share..................................     $ 0.00        $ 0.00         $ 0.00        $  0.00
(Loss) income per common share from continuing operations before
  extraordinary charge...........................................      (1.54)         1.09          (1.40)         (0.79)
Book value per common share......................................       0.94          5.17           1.44           0.82


MARKET PRICES AND DIVIDENDS

     Market Prices. Sunbeam common stock is traded on the NYSE under the symbol "SOC." Coleman common stock is traded on the NYSE, the Pacific Stock Exchange and the Chicago Stock Exchange under the symbol "CLN." The table below shows:

     o the closing sale prices of Sunbeam common stock and Coleman common stock, as reported on the NYSE Composite Transactions Tape, on February 27, 1998, the last trading day prior to the signing of the merger agreement,

     o the closing sale prices of Sunbeam common stock and Coleman common stock,
       as reported on the NYSE Composite Transactions Tape, on               ,
       1999, the last trading day prior to the date of this document, and

     o the equivalent pro forma prices of Coleman common stock on those dates, as determined by multiplying the last reported sale prices of Sunbeam common stock by 0.5677 and adding $6.44.

     The table below does not reflect any value attributable to the warrants to be issued to Coleman minority stockholders in settlement of the litigation relating to the merger.

                                                                         SUNBEAM         COLEMAN         COLEMAN
                                                                        COMMON STOCK    COMMON STOCK    EQUIVALENT
                                                                        ------------    ------------    ----------
February 27, 1998....................................................     $ 41.750        $ 20.875       $  30.14
           , 1999....................................................
                                                                          --------        --------       --------
                                                                          --------        --------       --------

     The number of shares of Sunbeam common stock to be received by Coleman stockholders in the merger is fixed at 0.5677 of a share of Sunbeam common stock for each share of Coleman common stock. This number will not be adjusted in the event of any increase or decrease in the price of either Sunbeam common stock or Coleman common stock between February 27, 1998 and the day on which the merger is completed. Since February 27, 1998, the market price of Sunbeam common stock reached a high of $53 on March 4, 1998 and a low of $4.625 on October 15, 1998.
It was $   on             , 1999, the last trading day prior to the date of this
document, and may increase or decrease between the date of this document and the date on which the merger is completed. Stockholders of Coleman are urged to obtain current market quotations for Sunbeam common stock and Coleman common
stock. See "RISK FACTORS" beginning on page    .

     The following table shows, for the periods indicated, the range of the high and low sale prices of Coleman common stock and Sunbeam common stock, respectively, as reported on the NYSE Composite Transactions Tape.


                                                                           COLEMAN                 SUNBEAM
                                                                         COMMON STOCK            COMMON STOCK
                                                                      ------------------      ------------------
                                                                       HIGH        LOW         HIGH        LOW
                                                                      -------    -------      -------    -------
1997
  First Quarter....................................................   $16.125    $11.500      $34.500    $24.625
  Second Quarter...................................................    19.125     12.875       40.750     30.000
  Third Quarter....................................................    18.000     15.188       45.750     35.375
  Fourth Quarter...................................................    16.813     12.375       50.438     37.000
1998
  First Quarter....................................................   $35.563    $12.063      $53.000    $35.438
  Second Quarter...................................................    31.750     10.812       45.563      8.188
  Third Quarter....................................................    12.000      8.938       10.375      5.125
  Fourth Quarter...................................................    10.188      7.438        7.313      4.625
1999
  First Quarter....................................................   $10.625    $ 8.188      $ 7.500    $ 5.500
  Second Quarter...................................................     9.563      6.625        9.125      5.125
  Third Quarter....................................................     9.750      8.875        8.000      5.625
  Fourth Quarter
     (through November 22, 1999)...................................     9.812      8.687        6.250      4.125


     As of             , 1999, the last trading day prior to the date of this
document, there were            shares of Coleman common stock outstanding,
which were held of record by       holders, and            shares of Sunbeam
common stock outstanding, which were held of record by       holders.

     The shares of Sunbeam common stock to be issued in the merger have been listed for trading on the NYSE. Sunbeam intends to file an application with the NYSE to list the shares of Sunbeam common stock issuable upon exercise of the warrants. For a discussion of matters relating to Sunbeam's continued listing on the NYSE, see "RECENT DEVELOPMENTS AFFECTING SUNBEAM--New York Stock Exchange
Listing" beginning on page    .

     For a discussion of matters relating to Coleman's continued listing on the
NYSE, see "RECENT DEVELOPMENTS AFFECTING COLEMAN" beginning on page    .
Following the completion of the merger, the Coleman common stock will be delisted from all of the stock exchanges on which it is listed and deregistered under the Exchange Act.


     Sunbeam Dividend Policy. Through the first quarter of 1998, Sunbeam's practice had been to pay a dividend at a quarterly rate of $.01 per share. Sunbeam discontinued paying dividends after the first quarter of 1998 and has no present intention to pay any dividends for the foreseeable future. Moreover, Sunbeam's bank credit facility, as amended, prohibits Sunbeam from paying cash dividends.


     Coleman Dividend Policy. Coleman has not declared a cash dividend on its common stock since its initial public offering in February 1992. Under the merger agreement, Coleman is prohibited from paying any cash dividends prior to the completion of the merger.

                                  RISK FACTORS

     In reviewing the information contained in this document and in deciding whether to accept the cash, stock and warrants Sunbeam proposes to give you, or to dissent from the merger and have the fair value of your shares appraised by a court and paid to you in cash, you should consider the following:

THE NUMBER OF SUNBEAM SHARES AND WARRANTS YOU RECEIVE FOR EACH COLEMAN SHARE HAS NOT BEEN AND WILL NOT BE ADJUSTED


     Unless you pursue your appraisal rights, you will receive $6.44 in cash,
0.5677 of a share of Sunbeam common stock and 0.381 of a Sunbeam warrant (assuming no further increase in the number of outstanding Coleman shares), for each share of Coleman common stock you own when the merger is completed. The number of Sunbeam shares and warrants you will receive has not been adjusted to reflect the decrease in the market price of Sunbeam common stock and will not be adjusted to reflect any future changes in the market price of either Sunbeam common stock or Coleman common stock. Since February 27, 1998, the market price of Sunbeam common stock reached a high of $53 on March 4, 1998 and a low of
$4.625 on October 15, 1998. It was $[                  ] on
[                  ], 1999, the last trading day prior to the date of this
document, and may increase or decrease between the date of this document and the date on which the merger is completed. Variations in the price of Sunbeam common stock may be the result of changes in the business, operations or prospects of Sunbeam or Coleman, general market and economic conditions and other factors. See "--Negative developments since March 1998 have caused Sunbeam's common stock price to drop significantly, and the risks described in the "RISK FACTORS" section of this document may cause further declines in the price of Sunbeam common stock." Stockholders of Coleman are urged to obtain current market quotations for Sunbeam common stock and Coleman common stock. See "SUMMARY--Market Prices and Dividends."


COLEMAN'S FINANCIAL ADVISOR HAS ADVISED COLEMAN THAT ITS OPINION AS TO THE FAIRNESS OF THE CONSIDERATION TO BE PAID TO YOU UNDER THE FEBRUARY 1998 MERGER AGREEMENT UPON COMPLETION OF THE MERGER SHOULD NO LONGER BE RELIED UPON AND NO OTHER FINANCIAL ADVISOR HAS BEEN ASKED TO PROVIDE A FAIRNESS OPINION. THEREFORE, YOU DO NOT HAVE THE BENEFIT OF AN INDEPENDENT EVALUATION OF THE FAIRNESS OF THE MERGER TO YOU FROM A FINANCIAL POINT OF VIEW IN DECIDING WHETHER TO ACCEPT THE CASH, STOCK AND WARRANTS SUNBEAM PROPOSES TO GIVE YOU OR PURSUE YOUR DELAWARE LAW APPRAISAL RIGHTS

     As a result of the adverse developments affecting Sunbeam described in the section of this document captioned "RECENT DEVELOPMENTS AFFECTING SUNBEAM"
beginning on page [       ], Coleman's financial advisor, Credit Suisse First
Boston, has advised Coleman that its February 1998 opinion as to the fairness of the consideration payable to you under the merger agreement should no longer be relied upon. Therefore, you should no longer rely on the Credit Suisse First Boston opinion or on the February 1998 determination of the then Coleman board that the consideration payable under the merger agreement was fair to you from a financial point of view, since that determination was based, at least in part, on the Credit Suisse First Boston opinion. As a result, you do not have the benefit of an independent evaluation of the fairness of the merger to you from a financial point of view in deciding whether to accept the cash, stock and warrants Sunbeam proposes to give you or pursue your Delaware law appraisal rights.

SUNBEAM IS HIGHLY LEVERAGED WHICH IMPAIRS ITS ABILITY TO OBTAIN FINANCING AND LIMITS CASH FLOW AVAILABLE FOR SUNBEAM'S OPERATIONS AND MAY LIMIT ITS COMPETITIVENESS IN THE MARKET PLACE


     Sunbeam is highly leveraged, with indebtedness that is very large when compared to its stockholders' equity. Much of its indebtedness was incurred to finance three corporate acquisitions in 1998. At September 30, 1999, Sunbeam's consolidated indebtedness was approximately $2,322.7 million and its stockholders' equity was approximately $94.7 million, including approximately $1,809.9 million of goodwill and other intangible assets. If required, Sunbeam may incur additional indebtedness under the bank credit facility or, subject to restrictions in the bank credit facility, through other borrowings. The indenture governing Sunbeam's zero coupon convertible senior subordinated debentures does not limit Sunbeam's ability to incur additional indebtedness. You should carefully read Sunbeam's audited consolidated financial statements beginning on page F-1.

     Sunbeam's high leverage has important consequences. For example:

     o Sunbeam's ability to obtain additional financing for working capital, capital expenditures, acquisitions or general corporate purposes is and may continue to be impaired,

     o all or a substantial portion of Sunbeam's cash flow from operations must be dedicated to the payment of principal and interest on Sunbeam's indebtedness; therefore cash available for its operations and other purposes will be limited,

     o Sunbeam may be substantially more leveraged than some of its competitors, which may place it at a competitive disadvantage,

     o Sunbeam may be less able to adjust rapidly to changing market conditions, and

     o Sunbeam's results of operations could be adversely affected, particularly in the event of a downturn in general economic conditions or Sunbeam's business.

SUNBEAM'S BANK CREDIT FACILITY CONTAINS COVENANTS WHICH SUNBEAM MAY NOT BE ABLE TO SATISFY AND DEFAULT PROVISIONS IT MAY NOT BE ABLE TO AVOID, AND, IF SUNBEAM CANNOT, THE BANKS COULD DEMAND IMMEDIATE REPAYMENT OF SUNBEAM'S BANK DEBT


     As of September 30, 1999, Sunbeam had incurred about $1,500 million in borrowings and had availability to borrow about $200 million under the bank credit facility. The bank credit facility contains covenants which require Sunbeam to meet financial tests and ratios relating to Sunbeam's future performance which it may not be able to satisfy. If Sunbeam cannot satisfy these tests and ratios it would be in default. The bank credit facility also provides that the occurrence of any of the following events, which Sunbeam may not be able to avoid, would be an event of default:



     o if Sunbeam fails to have the SEC declare this document effective by January 10, 2000,


     o if Sunbeam fails to complete the merger within 25 business days after this document is declared effective by the SEC, or

     o if Sunbeam has to pay more than $87.5 million in cash to complete the merger, including any payments on account of the exercise of any appraisal rights, but excluding related legal, accounting and other customary fees and expenses.

     An event of default would give the banks the right to demand immediate repayment--a demand Sunbeam might not be able to meet.

SUNBEAM'S BANK DEBT COULD BECOME DUE ON APRIL 10, 2000, IF SUNBEAM DOES NOT GET ANOTHER WAIVER FROM THE BANKS OR REFINANCE ITS BANK DEBT BY THEN, AND THERE CAN BE NO ASSURANCE THAT SUNBEAM WOULD BE ABLE TO REPAY THE BANK DEBT ON THAT DATE

     In 1998, Sunbeam was in violation of some of the covenants of the bank credit facility, but the banks waived these violations first until December 31, 1998, then until April 10, 1999, then until April 15, 1999 and now until April 10, 2000. However, if Sunbeam does not get another waiver or refinance the bank debt by April 10, 2000, the banks would have the right to demand immediate repayment--a demand which Sunbeam might not be able to meet.

SUNBEAM MAY NOT BE ABLE TO SERVICE ITS LARGE DEBT BURDEN, WHICH MAY FORCE IT TO RESTRUCTURE OR REFINANCE ITS DEBT

     To meet its debt service requirements, Sunbeam must be able to successfully implement its business strategy and integrate into its operations the three companies Sunbeam acquired in 1998. In addition, Sunbeam's future financial and operating performance will affect its ability to repay or to refinance its indebtedness. Sunbeam's future financial and operating performance is subject to prevailing economic and competitive conditions and to financial, business and other factors which may be beyond Sunbeam's control.


     Sunbeam cannot assure you that its operating cash flow and capital resources will be sufficient to meet its debt service requirements. For the nine months ended September 30, 1999 and the year ended December 31, 1998 Sunbeam's earnings were insufficient to cover its fixed charges by approximately $130.1 million and $797.1 million, respectively. If Sunbeam does not have enough cash flow and capital resources to meet its debt service obligations, Sunbeam may be forced to reduce or delay capital expenditures, sell assets, or seek to obtain additional equity capital. Sunbeam also might be forced to refinance or restructure its debt, including its zero coupon convertible subordinated debentures. Although Sunbeam does not have any firm plans or arrangements to restructure its debt, a restructuring, if Sunbeam decided to pursue one, could involve one or more exchange offers, tender offers or consent solicitations involving the debentures.


SUNBEAM'S OUTSIDE AUDITORS DETERMINED THAT SUNBEAM'S 1997 INTERNAL CONTROLS WERE INADEQUATE AND SUNBEAM CANNOT ASSURE YOU THAT THE CORRECTIVE MEASURES IT HAS ADOPTED OR WILL ADOPT TO ADDRESS THESE INADEQUACIES WILL BE EFFECTIVE


     In October 1998, Sunbeam's auditors at the time, Arthur Andersen LLP, told Sunbeam that the design and effectiveness of its internal controls were inadequate to detect material misstatements in the preparation of Sunbeam's 1997 annual and quarterly financial statements. As described further in "CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND FINANCIAL DISCLOSURE"
beginning on page           , Sunbeam has restated its financial results for a
six-quarter period from the fourth quarter of 1996 through the first quarter of 1998. Sunbeam cannot assure you that any interim or final corrective measures Sunbeam has adopted or will adopt to address the inadequacies in its internal controls will be effective.



SUNBEAM HAD SIGNIFICANT LOSSES AND ITS OPERATIONS CONSUMED SIGNIFICANT AMOUNTS OF CASH IN THE FIRST NINE MONTHS OF 1999 AND IN FISCAL YEAR 1998 AND SUNBEAM CANNOT ASSURE YOU THAT IT WILL BE ABLE TO GENERATE PROFITS OR POSITIVE CASH FLOW FROM OPERATIONS IN THE FUTURE



     For the nine months ended September 30, 1999 and the year ended December 31, 1998, Sunbeam had consolidated net losses of approximately $155.0 million and $897.9 million, respectively, and net cash used in operations of $73.2 million and $190.4 million, respectively. Sunbeam cannot assure you that it will be able to generate profits or positive cash flow from operations in the future. See "MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF
OPERATIONS" beginning on page   for a further discussion.


MAJOR LAWSUITS HAVE BEEN BROUGHT AGAINST SUNBEAM, INCLUDING LAWSUITS UNDER FEDERAL AND STATE SECURITIES LAWS, AND THE SEC IS CONDUCTING A FORMAL INVESTIGATION OF SUNBEAM; SUNBEAM CANNOT PREDICT THE OUTCOME OF THESE LAWSUITS OR THE SEC INVESTIGATION, BUT IF SUNBEAM WERE TO LOSE THE LAWSUITS, THE RESULTING JUDGMENTS WOULD LIKELY HAVE A NEGATIVE EFFECT ON ITS FINANCIAL POSITION, RESULTS OF OPERATIONS AND CASH FLOW

     Litigation. Beginning in April 1998 many lawsuits alleging claims arising under Delaware law, Texas law and federal and state securities laws have been filed against Sunbeam and some of its former directors and officers, some of its current directors and its former auditor in various federal and state courts. Many of these lawsuits relate to Sunbeam's financial performance from the second quarter of 1997 through the second quarter of 1998. Many plaintiffs are claiming that Sunbeam's prior management misrepresented and omitted material information in its public filings and in their statements concerning its historical and expected future results of operations for the purpose of artificially inflating the market price of Sunbeam common stock. Currently Sunbeam cannot predict the outcome of these lawsuits, evaluate the likelihood of Sunbeam's success in any particular case, or evaluate the range of potential loss. If Sunbeam were to lose these lawsuits, judgments would likely have a material adverse effect on Sunbeam's financial position, results of operations and cash flows.

     Sunbeam's insurers are attempting to have the directors' and officers' liability policies it has with them voided or canceled or have advised Sunbeam that they do not intend to provide coverage with respect to these lawsuits. Failure by Sunbeam to obtain insurance recoveries from its liability insurers following an adverse judgment against Sunbeam or any persons it is obligated to indemnify in any of the lawsuits discussed above could have a material adverse effect on Sunbeam's financial position, results of operations and cash flow.


     SEC Investigation. In July 1998, the SEC commenced a formal investigation of Sunbeam after informing Sunbeam in the previous month of an informal investigation. Although Sunbeam believes that it has cooperated with the SEC and furnished the SEC with documents they requested, Sunbeam has, however, declined to provide the SEC with material that Sunbeam believes is subject to the attorney-client privilege and the work product immunity. Sunbeam cannot predict how long this investigation will last or its outcome. In addition, Sunbeam cannot at this time determine what actions, if any, the SEC might take against it or what effect any action might have on Sunbeam. For further information regarding the SEC investigation of Sunbeam, please see "RECENT DEVELOPMENTS AFFECTING SUNBEAM--SEC Investigation" on
page    .


     Product-Related Liabilities. As a consumer goods manufacturer and distributor, Sunbeam faces the constant risks of product liability and related lawsuits involving claims for substantial money damages, product recall actions and higher than anticipated rates of warranty returns or other returns of goods. These claims could result in liabilities that could have a material adverse effect on Sunbeam's financial position and results of operations. Some of the product lines Sunbeam acquired in the 1998 acquisitions have increased its exposure to product liability and related claims.

     See "BUSINESS OF SUNBEAM--Litigation and Other Contingent Liabilities"
beginning on page   for more information about lawsuits Sunbeam is involved in, the SEC investigation and other contingent liabilities.

SUNBEAM'S 1998 ACQUISITIONS HAVE INCREASED THE SIZE OF THE OPERATIONS SUNBEAM HAS TO MANAGE AND SUNBEAM'S FAILURE TO MANAGE ITS OPERATIONS EFFECTIVELY WOULD LIKELY CAUSE SUNBEAM TO HAVE POOR OPERATING RESULTS

     The 1998 acquisitions of Coleman, First Alert, and Signature Brands have resulted in a substantial increase in the size of Sunbeam's operations. As a result, Sunbeam must effectively use its employees and management, operational, and financial resources to manage its expanded operations. A failure on Sunbeam's part to successfully integrate and effectively manage its expanded operations would likely cause Sunbeam to have poor operating results.

SUNBEAM'S INTERNATIONAL OPERATIONS EXPOSE SUNBEAM TO UNCERTAINTIES AND RISKS FROM ABROAD WHICH COULD NEGATIVELY AFFECT ITS OPERATIONS AND SALES

     Sunbeam currently has sales in countries where economic growth has slowed, primarily Japan and Korea; or where economies have been unstable or hyperinflationary in recent years, primarily Mexico and Venezuela. The economies of other foreign countries important to Sunbeam's operations, including other countries in Latin America and Asia, could also suffer slower economic growth or instability in the future.

     The following are among the risks that could negatively affect Sunbeam's operations and sales in foreign markets:

     o new restrictions on access to markets,

     o currency devaluation,

     o new tariffs,

     o adverse changes in monetary and/or tax policies,

     o inflation, and

     o governmental instability.

     Should any of these risks occur, it could impair Sunbeam's ability to export its products and result in a loss of sales from its international operations.

THE NATURE OF SUNBEAM'S BUSINESSES REQUIRES SUNBEAM TO SUCCESSFULLY DEVELOP NEW AND INNOVATIVE PRODUCTS ON A CONSISTENT BASIS IN ORDER TO REGAIN PROFITABILITY AND INCREASE REVENUES AND SUNBEAM MAY NOT BE ABLE TO DO SO

     Sunbeam must develop new and innovative products to regain profitability and increase revenues. In the past Sunbeam has experienced difficulties in developing and introducing quality new products on a timely basis. Sunbeam may not be able to meet its schedules for future product development. Failure to develop and manufacture successful new products could have a material adverse effect on Sunbeam's future financial performance.

SUNBEAM'S BUSINESSES ARE VERY SENSITIVE TO THE STRENGTH OF THE U.S. RETAIL MARKET AND ANY WEAKNESS IN THIS MARKET COULD ADVERSELY AFFECT SUNBEAM'S FINANCIAL RESULTS

     The strength of the retail economy in the United States has a significant impact on Sunbeam's performance. Weakness in consumer confidence and poor financial performance by retail outlets, including the financial weakness or bankruptcy of retail outlets, especially mass merchants, may adversely impact Sunbeam's future financial results.

SUNBEAM OPERATES IN A HIGHLY COMPETITIVE MARKET AND SUNBEAM'S INABILITY TO COMPETE EFFECTIVELY COULD CAUSE IT TO LOSE MARKET SHARE AND COULD ADVERSELY AFFECT ITS FINANCIAL RESULTS

     Sunbeam operates in a highly competitive environment. Sunbeam has numerous domestic and foreign competitors, and many of them are financially strong and capable of competing effectively with Sunbeam. Competitors may take actions to match Sunbeam's new product introductions and other initiatives. Some competitors may be willing to reduce prices and accept lower profit margins to compete with Sunbeam. As a result of this competition, Sunbeam could lose market share and sales and suffer losses, which could have a material adverse effect on Sunbeam's future financial performance.

     Sunbeam's future success will significantly depend upon its ability to remain competitive in the areas of price, quality, marketing, product development, manufacturing, distribution, order processing and customer service. Sunbeam cannot assure you that it will be able to compete effectively in all these areas in the future.

SUNBEAM'S SALES ARE HIGHLY DEPENDENT ON PURCHASES FROM SEVERAL LARGE CUSTOMERS AND ANY SIGNIFICANT DECLINE IN THESE PURCHASES OR PRESSURE FROM THESE CUSTOMERS TO REDUCE PRICES COULD HAVE A NEGATIVE EFFECT ON SUNBEAM'S FUTURE FINANCIAL PERFORMANCE; SUNBEAM HAS NO LONG-TERM SUPPLY CONTRACTS WITH ANY OF ITS CUSTOMERS

     Due to the consolidation of the U.S. retail industry, Sunbeam's customer base has become relatively concentrated. Wal-Mart Stores, Inc., Sunbeam's largest single customer, accounted for 18% of Sunbeam's net sales in 1998, and its five largest customers combined accounted for 38% of its 1998 net sales.

     Sunbeam has no long-term supply contracts with any of its customers. As a result, Sunbeam must receive a continuous flow of new orders from its large, high-volume retailing customers. Sunbeam has responded to the challenges of its markets by pursuing strategic relationships with large, high-volume merchandisers. However, Sunbeam cannot assure you that it can continue to successfully meet the needs of Sunbeam's customers. In addition, failure to obtain anticipated orders or delays or cancellations of orders or significant pressure to reduce prices from key customers could have a material adverse effect on Sunbeam's future financial performance.

RAW MATERIALS AND COMPONENTS ARE CRITICAL INPUTS FOR SUNBEAM'S PRODUCTS AND PRICE HIKES OR PROBLEMS WITH THEIR SUPPLY COULD ADVERSELY AFFECT SUNBEAM

     Raw materials and components constitute a significant portion of the cost of Sunbeam's goods. Factors which are largely beyond Sunbeam's control, such as movements in commodity prices for the specific materials Sunbeam requires, may affect the future cost of such raw materials and components. In addition, any inability of Sunbeam's suppliers to timely deliver raw materials and components or any unanticipated change in Sunbeam's suppliers could be disruptive and costly to Sunbeam.

     A significant failure by Sunbeam to contain raw material or component costs could have a material adverse effect on its future financial performance. In addition, delays or cancellations by suppliers could adversely affect results.

SUNBEAM'S OPERATIONS ARE DEPENDENT UPON THIRD-PARTY SUPPLIERS AND SERVICE PROVIDERS WHOSE FAILURE TO PERFORM ADEQUATELY COULD DISRUPT SUNBEAM'S BUSINESS OPERATIONS

     Sunbeam currently manufactures many of its products, but it sources many of its parts and products from third parties. Sunbeam's ability to select reliable vendors who provide timely deliveries of quality parts and products will impact its success in meeting customer demand for timely delivery of quality products. Any inability of Sunbeam's suppliers to timely deliver quality parts and products or any unanticipated change in suppliers or pricing of products could be disruptive and costly to Sunbeam.

     Sunbeam has entered into various arrangements with third parties for the provision of back-office administrative services that it used to perform internally. Sunbeam now outsources accounts payable, collection of accounts receivable, customer service and some necessary computer systems servicing, among other things. If any of these third-party service providers failed to perform adequately, Sunbeam's normal business operations could be disrupted. Among other things, this could hurt Sunbeam's sales, collections, customer service, cash flow and profitability.

SUNBEAM IS SUBJECT TO SEVERAL PRODUCTION-RELATED RISKS WHICH COULD JEOPARDIZE ITS ABILITY TO REALIZE ANTICIPATED SALES AND PROFITS

     To realize sales and operating profits at anticipated levels, Sunbeam must manufacture, source and deliver in a timely manner products of high quality. Among others, the following factors can have a negative effect on Sunbeam's ability to do these things:

     o labor difficulties,

     o scheduling and transportation difficulties,

     o management dislocation,

     o substandard product quality, which can result in higher warranty, product liability and product recall costs,

     o delays in development of quality new products,

     o changes in laws and regulations, including changes in tax rates, accounting standards, environmental laws and occupational health and safety laws, and

     o changes in the availability and costs of labor.

THE EFFECTS OF SUNBEAM'S PRIOR MANAGEMENT'S OUTSOURCING OF CRITICAL OPERATING TASKS AND SALES POLICIES MAY CONTINUE TO CAUSE SUNBEAM SUBSTANTIAL DIFFICULTY

     Sunbeam's prior management substantially reduced the number of its employees and hired third parties to perform many of its critical operating tasks, including handling of accounts payable, computer support, customer service and collection of accounts receivable. Sunbeam is currently evaluating the effectiveness of outsourcing these activities and are hiring personnel to perform some of these tasks in-house once again. Sunbeam may experience disruption in critical services and other difficulties while it implements necessary staff increases and changes in prior management's outsourcing policy.

     Sunbeam's prior management increased sales of products in some prior periods by providing retailers with substantial price discounts or attractive payment terms to induce them to purchase more products than they needed at the time. Sunbeam believes this caused many of its customers to build up inventory in its products which reduced Sunbeam's sales and profitability through 1998. Although Sunbeam believes that the excess inventory maintained by retailers has been eliminated, Sunbeam may not have correctly evaluated the amount of or the impact of such inventory practices, which may continue to negatively impact its sales and profitability.

WEATHER CONDITIONS CAN HURT SALES OF SOME OF SUNBEAM'S PRODUCTS

     Weather conditions may negatively impact sales of some of Sunbeam's products. For instance, Sunbeam may not sell as many portable generators as anticipated if there are fewer natural disasters such as hurricanes and ice storms; mild winter weather may negatively impact sales of electric blankets, some health products and smoke detectors; and the late arrival of summer weather may negatively impact sales of outdoor camping equipment and grills.

SUNBEAM REMAINS VULNERABLE TO YEAR 2000 COMPLIANCE PROBLEMS IN ITS SYSTEMS AND THOSE OF ITS SUPPLIERS AND CUSTOMERS WHICH COULD POTENTIALLY DISRUPT SUNBEAM'S OPERATIONS AND MAY REQUIRE GREATER THAN ANTICIPATED REMEDIAL EXPENSES

     Sunbeam is preparing for the impact of the Year 2000 on its operations. Year 2000 issues could include potential problems in Sunbeam's information technology and other systems that it use in its operations. Year 2000 system failures could affect routine but critical operations such as:

     o forecasting,

     o purchasing,

     o production,

     o order processing,

     o inventory control,

     o shipping, and

     o billing and collections.

     In addition, system failures could affect security, payroll operations and employee safety. Third parties who fail to adequately address their own Year 2000 issues could also expose Sunbeam to potential risks.


     Systems and applications that Sunbeam had identified as not Year 2000 ready and which are critical to its operations include:


     o financial software systems, which process:

          o order entry,

          o purchasing,

          o production management,

          o general ledger,

          o accounts receivable,

          o accounts payable functions, and

          o payroll applications, and

     o critical applications in Sunbeam's manufacturing and distribution facilities, such as warehouse management applications.


     Sunbeam has largely implemented the corrective work described above and expects to complete final testing and implementation of such systems in the fourth quarter of 1999.


     Sunbeam's failure to timely complete its Year 2000 compliance work could have a material adverse impact on Sunbeam. In addition, the failure of its third-party suppliers and customers to become Year 2000 compliant could have a material adverse impact on Sunbeam.

     At this time, Sunbeam believes that the most likely "worst-case" scenario relating to Year 2000 involves potential disruptions in areas in which its operations must rely on third parties, such as suppliers, whose systems may not work properly after January 1, 2000. While these system failures could significantly affect some of Sunbeam's important operations, currently it cannot estimate either the likelihood or the potential cost of such failures. If Sunbeam does not develop appropriate contingency plans before January 1, 2000, the impact on its operations could be material.


     Sunbeam currently estimates that the total cost of addressing and remedying Year 2000 issues and enhancing its operating systems is about $64 million. Through the first nine months of 1999, including costs incurred in 1998, Sunbeam spent about $60 million to address Year 2000 issues, with approximately $41 million of these expenditures occurring in the first nine months of 1999. As Sunbeam completes its assessment of the Year 2000 issues, it may determine that the actual expenditures it must incur may be materially higher than its current estimates. The bank credit facility does not permit Sunbeam to spend more than $50 million on Year 2000 testing and remediation during 1999.


     See "MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND
RESULTS OF OPERATIONS--Year 2000 Readiness Disclosure" beginning on page   for
more details of its Year 2000 assessment and compliance efforts.

SUNBEAM'S DEBT COVENANTS CURRENTLY DO NOT ALLOW SUNBEAM TO PAY CASH DIVIDENDS ON SUNBEAM COMMON STOCK

     The bank credit facility prohibits Sunbeam from paying cash dividends on Sunbeam common stock. Accordingly, Sunbeam cannot assure you that Sunbeam will be able to pay dividends on Sunbeam common stock. In any event, Sunbeam currently does not intend to pay dividends on Sunbeam common stock. Sunbeam discontinued paying dividends beginning in the second quarter of 1998. See the
"SUMMARY--Comparative Per Share Data" section beginning on page    for
information concerning the history of Sunbeam's dividend payments.

NEGATIVE DEVELOPMENTS SINCE MARCH 1998 HAVE CAUSED SUNBEAM'S COMMON STOCK PRICE TO DROP SIGNIFICANTLY, AND THE RISKS DESCRIBED IN THE "RISK FACTORS" SECTION OF THIS DOCUMENT MAY CAUSE FURTHER DECLINES IN THE PRICE OF SUNBEAM COMMON STOCK

     The price of Sunbeam common stock has dropped significantly since March 1998. Sunbeam believes this was the result of many of the negative developments described in the "RECENT DEVELOPMENTS AFFECTING SUNBEAM" section beginning on
page   . On March 18, 1998, the last trading day prior to former management's announcement of lower than expected net sales for the first quarter of 1998, the last reported sale price of Sunbeam common stock was $50.625 per share. On
               , 1999, the last reported sale price of Sunbeam common stock was
$          per share. Sunbeam cannot assure you that the market price of Sunbeam common stock will not experience further declines as a result of the risks described in this "RISK FACTORS" section or otherwise. See the "SUMMARY--
Comparative Per Share Data" section beginning on page   for details of Sunbeam
common stock's recent trading prices.

BECAUSE MANY MEMBERS OF SUNBEAM'S CURRENT MANAGEMENT AND BOARD OF DIRECTORS RECENTLY JOINED SUNBEAM AND DO NOT HAVE A LONG HISTORY OF MANAGING SUNBEAM, THERE CAN BE NO ASSURANCE THAT SUNBEAM'S CURRENT MANAGEMENT AND BOARD OF DIRECTORS WILL BE ABLE TO SUCCESSFULLY MANAGE SUNBEAM

     Sunbeam's board of directors replaced several members of Sunbeam's management in June of 1998, including Albert J. Dunlap, Sunbeam's Chairman and Chief Executive Officer. Since that time, six new directors have been appointed or elected to the Sunbeam board. Although Sunbeam's current management has significant experience in the consumer products industry, including working at Coleman, most of Sunbeam's current management and many members of its board of directors had no direct exposure to Sunbeam's operations prior to June 1998. Accordingly, there can be no assurance that Sunbeam's current management and board of directors will be able to successfully manage Sunbeam.


     SUNBEAM RELIES ON ITS KEY PERSONNEL AND THE LOSS OF ONE OR MORE OF THOSE PERSONNEL COULD HAVE A MATERIAL ADVERSE EFFECT ON SUNBEAM'S BUSINESS, FINANCIAL CONDITION AND RESULTS OF OPERATIONS.



     Sunbeam's operations and prospects depend in large part on the performance of its senior management team. There can be no assurance that Sunbeam would be able to find qualified replacements for any of these individuals if their services were no longer available. The loss of the services of one or more members of Sunbeam's senior management team could have a material adverse effect on Sunbeam's business, financial condition and results of operations. For further information regarding Sunbeam's senior management team, see the discussion below under the caption "Management."

                     RECENT DEVELOPMENTS AFFECTING SUNBEAM

THE 1998 ACQUISITIONS

     On March 2, 1998, in addition to announcing its agreement to acquire Coleman, Sunbeam announced that it had entered into separate agreements to acquire Signature Brands and First Alert, companies not affiliated with Coleman or MacAndrews & Forbes.


     In the M&F Transaction, which was completed on March 30, 1998, Sunbeam acquired about 81% of the then outstanding shares of Coleman common stock from Coleman (Parent) Holdings, Inc., a subsidiary of MacAndrews & Forbes. This represented MacAndrews & Forbes' entire interest in Coleman. In exchange, the MacAndrews & Forbes subsidiary received about 14% of the currently outstanding shares of Sunbeam common stock and about $160 million in cash. Sunbeam also assumed about $1,016 million of debt, including $497 million of indebtedness of Coleman. Immediately after the M&F Transaction, as a result of the exercise of Coleman employee stock options, Sunbeam's ownership of Coleman decreased to about 79% of the outstanding shares of Coleman common stock.



     At the same time Sunbeam agreed to acquire the Coleman shares from the MacAndrews & Forbes subsidiary, Sunbeam also agreed to acquire the remaining shares of Coleman common stock in the merger and the MacAndrews & Forbes subsidiary voted its shares to approve the merger. Under the February 1998 merger agreement, you will receive $6.44 in cash and 0.5677 of a share of Sunbeam common stock for each share of Coleman common stock you own when the merger is completed. In addition, unless you exercise and perfect your Delaware law appraisal rights, you will receive warrants each entitling you to purchase one Sunbeam share at a cash price of $7 per share until August 24, 2003, under a court-approved settlement of litigation relating to the merger. Under the terms of the settlement, you will receive 0.381 of a warrant for each share of Coleman common stock you own when the merger is completed, assuming the number of outstanding shares of Coleman common stock does not increase prior to the completion of the merger as a result of further exercises of Coleman employee stock options. In the aggregate, the Coleman minority stockholders will receive about 6.7 million shares of Sunbeam common stock, about $87 million in cash, including cash outs of Coleman's remaining employee stock options, and warrants to purchase about 4.98 million shares of Sunbeam common stock (less the warrants awarded by the court to plaintiffs' counsel as their fee), assuming no Coleman stockholders exercise their Delaware law appraisal rights. See "--Settlement of Claims Relating to the M&F Transaction" for information regarding the settlement of legal claims of a subsidiary of MacAndrews & Forbes relating to the M&F Transaction. See "LITIGATION SETTLEMENT AND WARRANTS" for information regarding the settlement of legal claims of Coleman stockholders relating to the merger.



     On April 3, 1998, Sunbeam acquired more than 90% of the stock of each of Signature Brands and First Alert in cash tender offers. On April 6, 1998, Sunbeam acquired the remaining shares of each of Signature Brands and First Alert in merger transactions. Signature Brands is a leading manufacturer of a comprehensive line of consumer and professional products, including coffee makers marketed under the Mr. Coffee(Registered) brand name and consumer health products marketed under the Health-o-Meter(Registered), Counselor(Registered) and Borg(Registered) brand names. Signature Brands had revenues of about $279 million in 1997. First Alert is the worldwide leader in residential fire safety equipment, including smoke and carbon monoxide detectors marketed under the First Alert(Registered) brand name. First Alert had revenues of about $187 million in 1997. Sunbeam paid about $255 million in cash, including the paying down of debt, to acquire Signature Brands. Sunbeam paid about $133 million in cash and assumed about $49 million in debt--a total consideration of about $182 million--to acquire First Alert.


     On July 12, 1999, one of Sunbeam's wholly owned subsidiaries acquired 3,000,000 shares of a newly created series of Coleman voting preferred stock for an aggregate purchase price of approximately $31 million. These shares, together with the shares of Coleman common stock already indirectly owned by Sunbeam, enable Sunbeam to exercise just over 80% of the total voting power of Coleman's outstanding capital stock. Coleman created these shares and Sunbeam acquired them in order to enable Sunbeam and Coleman to file consolidated federal income tax returns and, in certain jurisdictions, consolidated state income tax returns, prior to the completion of the merger. In connection with the acquisition of these shares,

Sunbeam entered into a tax sharing agreement with Coleman pursuant to which Coleman will pay to Sunbeam amounts equal to the federal and state income taxes that would have been payable by Coleman had Coleman not been included in the consolidated income tax return of Sunbeam. The terms of the voting preferred stock, the per share issue price and the terms of the tax sharing agreement were approved on Coleman's behalf by Coleman's then sole independent director. The net proceeds from the sale of the preferred stock to Sunbeam were used by Coleman to make a partial repayment on Coleman's note payable to Sunbeam.


     On November 9, 1999, Sunbeam announced its intention to divest Coleman's Eastpak business, as well as certain non-essential assets. Sunbeam anticipates that these asset sales will produce net proceeds of approximately $200 million, which will be used primarily to pay down its bank debt.


ISSUANCE OF DEBENTURES AND BANK CREDIT FACILITY


     In order to finance the 1998 acquisitions and to refinance substantially all of the indebtedness of Sunbeam, Coleman and its parent corporations, CLN Holdings and Coleman Worldwide, First Alert and Signature Brands, Sunbeam completed an offering of an aggregate principal amount at maturity of $2,014 million of its Zero Coupon Convertible Senior Subordinated Debentures Due 2018 on March 25, 1998, for net proceeds of about $730 million, and borrowed about $1,325 million under a new bank credit facility.


     The debentures are due March 25, 2018, are subject to earlier repurchase at the option of the holders on specified dates beginning in 2003 and are convertible into up to 13,242,050 shares of Sunbeam common stock, subject to adjustment in certain events.

     The bank credit facility, as amended, allows Sunbeam to borrow up to $1,700 million under:

     o a $400 million revolving credit facility maturing on March 30, 2005, of which $52.5 million may be used only to complete the merger,

     o up to $800 million in term loans maturing on March 30, 2005, of which $35 million may be used only to complete the merger, and


     o a $500 million term loan maturing on September 30, 2006, of which $5.0 million has already been repaid through September 30, 1999.


Unless Sunbeam further amends its bank credit facility or refinances its bank debt by April 10, 2000, Sunbeam's lenders will be able to accelerate the maturities listed above at any time after April 10, 2000.

     Until March 31, 2000, Sunbeam has agreed to limit the total amount of revolving loans (other than those used to fund the merger) at the end of each month as follows:

MONTH                                                           AMOUNT
----------------------------------------------------------   ------------
April, 1999...............................................   $290,400,000
May, 1999.................................................   $303,700,000
June, 1999................................................   $279,100,000
July, 1999................................................   $281,400,000
August, 1999..............................................   $264,200,000
September, 1999...........................................   $257,300,000
October, 1999.............................................   $277,000,000
November, 1999............................................   $224,200,000
December, 1999............................................   $185,200,000
January, 2000.............................................   $201,500,000
February, 2000............................................   $217,800,000
March, 2000...............................................   $234,100,000

     Borrowings under the bank credit facility are secured by, among other things, substantially all of Sunbeam's assets, including a pledge of Sunbeam's stock in Coleman, First Alert, Signature Brands and its other material subsidiaries. See "SOURCE AND AMOUNT OF FUNDS AND OTHER CONSIDERATION--Security and Guarantees."

     This credit facility accrues interest, at Sunbeam's option:

     o at LIBOR, or

     o at the base rate of the administrative agent which is generally the higher of the prime commercial lending rate of the administrative agent or the Federal Funds Rate plus 0.50%,


in each case, plus an interest rate margin which varies depending on the occurrence of specified events. The interest rate margin is currently 4.00% for LIBOR loans and 2.50% for base rate loans, and is subject to potential decreases in the future, including a decrease to 3.00% for LIBOR loans and 1.75% for base rate loans upon consummation of the merger and the effectiveness of the pledge of substantially all of Coleman's and its domestic subsidiaries' assets to secure the obligations under the bank credit facility. See
"--Covenants Under Bank Credit Facility."


     Under an April 15, 1999 amendment to the bank credit facility, Sunbeam agreed to pay the bank lenders a loan commitment fee of between 0.25% to 1.00% of the commitments under the bank credit facility as of April 15, 1999. The percentage used to calculate the fee will be determined by reference to the bank lenders' aggregate commitments and loan exposure under the bank credit facility as they may be reduced on or before September 30, 2000. The fee is payable on the earlier of September 30, 2000 and the date the commitments are terminated and the loans and other amounts payable under the bank credit facility are repaid.


     At September 30, 1999, Sunbeam owed about $1,500 million under the bank credit facility (including $200 million of outstanding revolving credit facility borrowings) and had about $200 million available for borrowing. See "SOURCE AND AMOUNT OF FUNDS AND OTHER CONSIDERATION."


COVENANTS UNDER BANK CREDIT FACILITY

     Sunbeam's bank credit facility contains a number of covenants, including covenants requiring Sunbeam to meet various financial tests and ratios. As a result of Sunbeam's operating losses, among other things, at June 30, 1998 Sunbeam was not in compliance with these financial covenants of the bank credit facility. As of June 30, 1998, Sunbeam entered into an agreement with its bank lenders which waived Sunbeam's compliance with these covenants and terms through December 31, 1998. On October 19, 1998, Sunbeam's bank lenders agreed to extend this waiver through April 10, 1999, then until April 15, 1999. In April 1999, the waiver was extended to April 10, 2000, and the bank credit facility was amended to, among other things:

     o require Sunbeam to meet new financial tests and ratios,

     o decrease the interest rate margins to 3.75% for LIBOR loans and 2.50% for base rate loans,


     o further reduce the interest rate margins to 3.25% for LIBOR loans and 2.00% for base rate loans as a result of Sunbeam's satisfaction on May 14, 1999 of the agreed upon conditions to this reduction. However, such margins increased to 3.50% for LIBOR loans and 2.25% for base rate loans on September 1, 1999 as a result of the merger not occuring by such date and increased to 4.00% for LIBOR loans and 2.50% for base rate loans on October 1, 1999 as a result of the merger not occurring by such date,


     o defer until April 10, 2000 principal payments of $69.3 million otherwise due September 30, 1999 and principal payments of $69.3 million otherwise due March 31, 2000, as a result of Sunbeam's satisfaction on May 14, 1999 of the agreed upon conditions to this deferral,

     o provide that the following events relating to the merger will be events of default under the bank credit facility:


          o if Sunbeam fails to have the SEC declare this document effective by October 30, 1999 (which was subsequently amended to January 10,
            2000),



          o if Sunbeam fails to complete the merger within 25 business days after this document is declared effective by the SEC, or

          o if Sunbeam has to pay more than $87.5 million in cash to complete the merger, including any payments on account of the exercise of appraisal rights, but excluding related legal, accounting and other customary fees and expenses,

     o require Sunbeam and Coleman to amend Coleman's note payable to Sunbeam and to have Coleman secure the note, which is pledged by Sunbeam to secure the obligations under the bank credit facility, with substantially all of Coleman's assets other than real property,

     o impose restrictions on the total amount of revolving loans (other than those used to fund the merger) permitted to be outstanding at the end of each month under the bank credit facility,

     o require Sunbeam to maintain a concentration cash management system and to repay to the banks (subject to reborrowing) revolving loans to the extent that cash on hand in Sunbeam's concentration accounts on any business day exceeds $15 million,


     o require Sunbeam to prepay term loans under the bank credit facility on December 31, 1999 to the extent that cash on hand in Sunbeam's concentration accounts plus the total amount of unused revolving loan commitments on this date exceeds $125 million, but Sunbeam is not required to prepay more than $69.3 million in total as a result of this provision,


     o require Sunbeam to reserve $52.5 million of availability under the revolving credit facility for use solely to pay the required cash portion of the merger consideration,

     o limit the amount that Sunbeam may spend on Year 2000 testing and remediation to $50 million in total during the fiscal year ending December 31, 1999,

     o require Sunbeam to obtain the bank lenders' consent to any litigation settlement concerning the restatement of Sunbeam's 1996 and 1997 fiscal year and first quarter 1998 financial statements if such settlements require the payment of money, not paid by insurance carriers or other third parties, of more than $1 million in total,

     o impose new informational reporting requirements, and

     o provide Sunbeam with a $40 million foreign currency revolving loan subfacility.

See "SOURCE AND AMOUNT OF FUNDS AND OTHER CONSIDERATION."

DELAYED FILING OF REGISTRATION STATEMENT


     On March 25, 1998, Sunbeam entered into a registration rights agreement with Morgan Stanley relating to the original issuance of the debentures. The registration rights agreement required Sunbeam to file a registration statement with the SEC by June 23, 1998 to register the debentures and the shares of Sunbeam common stock issuable upon conversion of the debentures for resale by the holders. However, Sunbeam did not file that registration statement until February 4, 1999 and the SEC did not declare the registration statement effective until November 8, 1999. The delay resulted from Sunbeam's need to review and restate its historical financial statements following the refusal of its former independent auditors, Arthur Andersen, to consent to the inclusion in that registration statement of their opinion on Sunbeam's 1997 financial statements.



     Sunbeam's failure to file that registration statement by June 23, 1998 did not constitute a default under the debentures. However, from June 23, 1998 until the day on which that registration statement was declared effective, cash liquidated damages payable to the holders of the debentures accrued:


     o on a daily basis at a rate per annum equal to 0.25% during the first 90 days, and

     o on a daily basis at a rate per annum equal to 0.50% thereafter,


multiplied, in each case, by the sum of the issue price of the debentures plus the accrued original issue discount on the debentures on each day for which damages are calculated. Sunbeam has made total payments for liquidated damages since June 23, 1998 of $4.5 million, of which $1.5 million related to damages for the period through December 31, 1998. A final payment of approximately $0.5 million, representing liquidated damages from September 26, 1999 until the registration statement was declared effective, will be payable on March 25, 2000.


PRESS RELEASES RELATING TO SUNBEAM'S FIRST QUARTER 1998 RESULTS

     On March 19, 1998, Sunbeam's prior management issued a press release stating that Sunbeam's net sales for the first quarter of 1998 might be lower than the range of Wall Street analysts' estimates of $285 million to $295 million, but that net sales for the quarter were expected to exceed 1997 first quarter net sales of $253.4 million. On April 3, 1998, Sunbeam's prior management issued a press release announcing that net sales for the first quarter of 1998 were expected to be about 5% lower than those achieved in the first quarter of 1997 and, due to the lower sales and significant one-time charges, a loss was expected for the quarter.

     On May 11, 1998, Sunbeam's prior management announced 1998 first quarter results and made forecasts for the remainder of 1998 and beyond. They reported net sales of $244.3 million for the quarter, as compared to $253.4 million in the first quarter of 1997. Before one-time charges of $36.8 million for early retirement of debt and compensation expense relating to new employment agreements with three former Sunbeam executives, they reported a net loss from continuing operations of $7.8 million in the first quarter of 1998 versus net income from continuing operations of $20.6 million in the first quarter of 1997. After one-time charges of $0.43 per share, Sunbeam lost $0.52 per share in the 1998 quarter, compared with earnings per share of $0.08 in the comparable 1997 period. Sunbeam's prior management also stated that it expected earnings per share in the range of $1.00 for 1998 and $2.00 for 1999. On June 15, 1998, Sunbeam's new management announced that these previously announced forecasts should not be relied upon.

     Following each of these press releases, the market price of Sunbeam common stock fell substantially. On October 20, 1998, Sunbeam issued a press release restating operating results for fiscal years 1996 and 1997, as well as the first quarter of fiscal 1998. See "--Restatement of Financial Results," "--Changes in Sunbeam's Management and Board" and "RISK FACTORS."

CHANGES IN SUNBEAM'S MANAGEMENT AND BOARD


     On June 15, 1998, Sunbeam's board of directors removed Albert J. Dunlap as Sunbeam's Chairman and Chief Executive Officer. Three days later, Sunbeam's board of directors removed Russell A. Kersh as Sunbeam's Vice Chairman and Chief Financial Officer. The Sunbeam board took these steps because Sunbeam's outside directors had lost confidence in Mr. Dunlap's leadership. On June 15, 1998, the Sunbeam board elected Peter A. Langerman as non-executive Chairman of the board and Jerry W. Levin as Sunbeam's new Chief Executive Officer. Mr. Langerman, an outside director of Sunbeam since 1990, is President and Chief Executive Officer of Franklin Mutual Advisers, Inc., the investment adviser to Franklin Mutual Series Fund, which owns about 17% of Sunbeam's common stock. Mr. Levin is an Executive Vice President of MacAndrews & Forbes. A subsidiary of MacAndrews & Forbes owns about 14% of Sunbeam's common stock and a warrant which, if exercised in full, would increase its ownership to about 29% of Sunbeam's outstanding common stock. Mr. Levin was Chairman and Chief Executive Officer of Coleman at the time of the M&F Transaction and previously was the Chairman and Chief Executive Officer of Revlon, Inc., an affiliate of MacAndrews & Forbes.



     On June 16, 1998, Paul E. Shapiro was appointed as Sunbeam's Executive Vice President and Chief Administrative Officer. Mr. Shapiro also serves as a director and Executive Vice President of Coleman. Mr. Shapiro was the Executive Vice President and General Counsel of Coleman at the time of the M&F Transaction. Bobby G. Jenkins was appointed as Sunbeam's Executive Vice President and Chief Financial Officer on June 15, 1998. Mr. Jenkins also serves as Executive Vice President of Coleman. On April 24, 1998, Karen K. Clark was appointed as Sunbeam's Vice President, Operations Finance. Since April 1999, Ms. Clark has served as Sunbeam's Senior Vice President, Finance. Ms. Clark also serves as Senior Vice President, Finance of Coleman. Jack D. Hall joined Sunbeam on October 1, 1998 as President, International. Steven R. Isko was appointed as Sunbeam's Senior Vice President and General Counsel on June 1, 1999. Mr. Isko also serves as Senior Vice President and General Counsel of Coleman.



     In June 1998, Mr. Levin, Howard Gittis of MacAndrews & Forbes, and Lawrence Sondike of Franklin Mutual Advisers, Inc. were elected to the Sunbeam board. William T. Rutter resigned from the Sunbeam board effective July 8, 1998, and Faith Whittlesey was elected to fill the vacancy on the Sunbeam board of directors' audit committee resulting from Mr. Rutter's resignation. Messrs. Dunlap and Kersh resigned from the Sunbeam board of directors effective August 5, 1998. In January 1999, Mr. Sondike resigned from the Sunbeam board of directors; in February 1999, John H. Klein, Chairman and Chief Executive Officer of Bi-Logix, Inc., was elected to the Sunbeam board of directors; and on June 29, 1999, Philip E. Beekman, President of Owl Hollow Enterprises, Inc., was elected to the Sunbeam board of directors at its annual stockholders meeting.


     In March 1999, Mr. Levin became Chairman of the Sunbeam board of directors, succeeding Mr. Langerman, who remains a director of Sunbeam.

RESTATEMENT OF FINANCIAL RESULTS; CHANGE OF AUDITORS

     On June 25, 1998, Sunbeam announced that its former independent auditors, Arthur Andersen, would not consent to the inclusion of their opinion on Sunbeam's 1997 financial statements in a registration statement Sunbeam was then planning to file with the SEC. On June 30, 1998, Sunbeam announced that the audit committee of its board of directors would review the accuracy of Sunbeam's prior financial statements and, therefore, those financial statements should not be relied upon. Sunbeam also announced that Deloitte & Touche LLP had been retained to assist the audit committee and Arthur Andersen in this review. On August 6, 1998, Sunbeam announced that the audit committee had determined that Sunbeam would be required to restate its financial statements for 1997, the first quarter of 1998, and possibly 1996, and that the adjustments, while not then quantified, would be material.

     On October 20, 1998, Sunbeam announced the restatement of its financial results for a six-quarter period from the fourth quarter of 1996 through the first quarter of 1998. Sunbeam had to restate these financial results because its previously issued financial statements generally overstated losses for 1996, overstated profits for 1997 and understated losses for the first quarter of 1998. The audit committee concluded that Sunbeam had incorrectly recognized revenue during these periods from "bill and hold" and guaranteed sales transactions. The audit committee also concluded that some costs and allowances for sales returns, co-op advertising, customer deductions and reserves for product liability and warranty expense were not accrued or were incorrectly recorded. Finally, the audit committee concluded that various costs were incorrectly included in and charged to restructuring, asset impairment and other costs.

     On November 20, 1998, Sunbeam announced that its audit committee had recommended, and its board of directors had approved, the appointment of Deloitte & Touche to replace Arthur Andersen as Sunbeam's independent auditors for fiscal year 1998. Arthur Andersen will continue to provide Sunbeam with limited professional services. For further information regarding Sunbeam's independent auditors, see "CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND FINANCIAL DISCLOSURE."


REPORTING OF RESULTS FOR FIRST NINE MONTHS OF 1999 AND FISCAL YEAR 1998



     On November 9, 1999, Sunbeam reported that for the first nine months of 1999 Sunbeam had net sales of $1,786.4 million and a net loss of $155.0 million, or a loss per diluted share of $1.54. Results for the nine months ended September 30, 1998 include Coleman, Signature Brands and First Alert from their respective acquisition dates. After adjusting 1998 sales to include sales of the acquired companies for the periods from the beginning of 1998 through the respective dates of acquisition, 1999 net sales increased approximately $162 million or approximately 10% over 1998 combined historical net sales of $1,624.0 million. Sunbeam also announced that net cash used in operations was $73.2 million for the first nine months of 1999 as compared to $224.7 million during the same period in the prior year.


     On April 21, 1999, Sunbeam reported that, for the full year 1998, Sunbeam had net sales of $1,800 million and a net loss of $898 million, or a loss of $9.25 per diluted share. Excluding sales of Coleman, First Alert and Signature Brands, comparable sales declined 23% to $828 million in 1998 from about $1,100 million in 1997. Sunbeam also announced net cash provided by operations of about $30 million for the fourth quarter of 1998, compared with net cash used in operations of about $220 million during the first three quarters of 1998.

LITIGATION INVOLVING SUNBEAM

     Since prior management's issuance of the April 3, 1998 press release concerning Sunbeam's 1998 first quarter results, many lawsuits alleging legal claims arising under federal and state securities and other laws have been filed against Sunbeam, some of Sunbeam's former directors and officers, some of Sunbeam's current directors and Arthur Andersen. Sunbeam is currently defending these lawsuits in a number of courts. Many of these suits relate to Sunbeam's financial performance from the second quarter of 1997 through the second quarter of 1998. Many plaintiffs are claiming that Sunbeam's prior management misrepresented and omitted material information in its public filings and in its statements concerning Sunbeam's historical and expected future results of operations. In many of these cases, the plaintiffs claim that the alleged actions were intended to artificially inflate the market price of Sunbeam's common stock. Sunbeam's insurers have also attempted to have Sunbeam's directors' and officers' liability policies voided or canceled or have advised Sunbeam that they do not intend to provide coverage with respect to these lawsuits. Sunbeam is unable to predict the outcome of these lawsuits or its potential exposure to damages. However, if Sunbeam were to lose these lawsuits, the judgments would likely have a material adverse effect on Sunbeam's financial condition, results of operations and cash flow. For a more detailed description of these and other lawsuits, see "BUSINESS OF SUNBEAM--Litigation and Other Contingent Liabilities."

SEC INVESTIGATION

     The staff of the Division of Enforcement of the SEC advised Sunbeam in a letter dated June 17, 1998 that it was conducting an informal inquiry into Sunbeam's accounting policies and procedures. On July 2, 1998, the SEC advised Sunbeam that it had issued a formal order of investigation. The order indicates that the SEC is investigating whether Sunbeam, certain of its current or former officers, directors, employees and certain other persons and entities violated the federal securities laws and regulations by:

     o filing or causing to be filed inaccurate reports with the SEC,

     o failing to maintain accurate books, records and accounts,

     o failing to create or maintain adequate internal accounting controls, or circumventing such controls,

     o knowingly or recklessly making false or misleading statements in reports filed with the SEC or in other public statements, or

     o making false or misleading statements to an accountant in connection with audits or examinations of Sunbeam's financial statements or reports filed with the SEC.


At the time the formal order of investigation was issued, the SEC also subpoenaed various documents from Sunbeam. On November 4, 1998, Sunbeam received another SEC subpoena requiring the production of additional documents. Sunbeam has cooperated with the SEC and has furnished the SEC with documents they requested. Sunbeam has, however, declined to provide the SEC with material Sunbeam believes is subject to the attorney-client privilege and the work product immunity. Sunbeam cannot predict how long the SEC investigation will continue or its outcome.


SETTLEMENT OF CLAIMS RELATING TO THE M&F TRANSACTION

     On August 12, 1998, Sunbeam announced that it had entered into an agreement to settle threatened claims of the MacAndrews & Forbes subsidiary that sold Sunbeam a controlling interest in Coleman in the M&F Transaction in March 1998, in exchange for consideration which included about 14 million shares of Sunbeam common stock. These shares had a market value of about $580 million when the MacAndrews & Forbes subsidiary agreed to the M&F Transaction, but their market value was less than $100 million at the time of the settlement.

     The claims of the MacAndrews & Forbes subsidiary were substantially the same as the claims made in a number of the stockholder lawsuits filed in the second and third quarters of 1998 alleging that Sunbeam, in 1997 and the first quarter of 1998 under its prior management, made material misstatements and omissions of fact that artificially inflated the market price of Sunbeam common stock. The MacAndrews & Forbes subsidiary also alleged that Sunbeam had breached representations made in the agreement relating to the M&F Transaction. The settlement:

     o released Sunbeam from threatened claims arising out of Sunbeam's acquisition of the MacAndrews & Forbes subsidiary's controlling interest in Coleman,

     o enabled Sunbeam to retain the services of executive personnel affiliated with MacAndrews & Forbes who had been managing Sunbeam since mid-June of 1998, including Jerry W. Levin, Sunbeam's Chairman and Chief Executive Officer, Paul E. Shapiro, Sunbeam's Executive Vice President and Chief Administrative Officer, and Bobby G. Jenkins, Sunbeam's Executive Vice President and Chief Financial Officer, and

     o provided for continuing management assistance and other support by MacAndrews & Forbes to Sunbeam at its request.

In exchange, Sunbeam issued to the MacAndrews & Forbes subsidiary a warrant expiring August 24, 2003 to purchase 23 million shares of Sunbeam common stock at a cash exercise price of $7 per share, subject to anti-dilution adjustments. Sunbeam has agreed that the MacAndrews & Forbes subsidiary can require Sunbeam to register under federal and applicable state securities laws the warrant and the shares of Sunbeam common stock issuable upon exercise of the warrant. See "BUSINESS--Litigation and Other Contingent Liabilities."

     The terms of the settlement and warrant were negotiated and approved on Sunbeam's behalf by a special committee of four of Sunbeam's outside directors, none of whom has any affiliation with MacAndrews & Forbes. The members of the special committee were Howard Kristol (Chairman), Charles Elson, Peter Langerman and Faith Whittlesey. They were assisted by independent financial advisors and legal counsel.

     For their services as members of the special committee in connection with the settlement, Mr. Kristol received additional compensation of $50,000 and Messrs. Elson and Langerman and Mrs. Whittlesey each received additional compensation of $35,000. Sunbeam also agreed to indemnify each of the members of the special committee to the fullest extent allowed by applicable law and Sunbeam's certificate of incorporation and by-laws for any liabilities arising out of their services on the special committee.

     The settlement normally would have required approval by Sunbeam's stockholders under the rules of the NYSE because of the issuance of the warrant as part of the settlement. However, Sunbeam's audit committee determined that the delay that would be necessary to secure stockholder approval prior to issuing the warrant would:

     o be lengthy due to the SEC's ongoing investigation of Sunbeam's accounting practices and policies and the need to complete the restatement of Sunbeam's historical financial statements,

     o inhibit Sunbeam's ability to reach a settlement with the MacAndrews & Forbes subsidiary and to retain and hire essential senior management personnel, and

     o seriously jeopardize Sunbeam's financial viability.

Based on these determinations, Sunbeam's audit committee, relying on an exception provided in the applicable NYSE stockholder approval policy, expressly approved Sunbeam's omission to seek stockholder approval. The NYSE accepted Sunbeam's application of the exception.

     In connection with the settlement agreement, Messrs. Levin, Shapiro and Jenkins each signed three-year employment agreements with Sunbeam. See "MANAGEMENT."

OPTIONS EXCHANGE

     In August 1998, Sunbeam approved an exchange plan for outstanding options held by its employees to purchase shares of Sunbeam common stock. The exchange plan, which has been completed, provided for the outstanding options with exercise prices in excess of $10.00 per share to be valued by reference to the generally accepted Black-Scholes option pricing model, and permitted Sunbeam employees to exchange old options for new options with an exercise price of $7.00 per share having a value equivalent to the value of the old options. See Note 9 to Sunbeam's Consolidated Financial Statements.

NEW YORK STOCK EXCHANGE LISTING

     In May 1998, the NYSE advised Sunbeam that it did not meet the NYSE's continuing listing standards because Sunbeam did not have tangible net assets of at least $12 million at December 31, 1997 and average annual net income of at least $600,000 for 1995, 1996 and 1997. Sunbeam representatives met with NYSE officials, and in March 1999, the NYSE informed Sunbeam that Sunbeam common stock would not be delisted at that time, although the NYSE would continue to monitor Sunbeam's financial condition and operating performance. On August 5, 1999, the NYSE advised Sunbeam that the NYSE had revised its continuing listing standards, and that Sunbeam is in compliance with the revised standards.

MATTERS INVOLVING FORMER MANAGEMENT

     In early August 1998, Sunbeam entered into a six-month agreement with Messrs. Dunlap and Kersh in which the parties agreed not to assert claims against each other and to exchange information relating to the pending stockholder lawsuits. Sunbeam also agreed to pay a portion of the accrued vacation and employment benefits of Messrs. Dunlap and Kersh.

     After the agreement expired, by letters dated February 9, 1999, Messrs. Dunlap and Kersh submitted demands for arbitration to the American Arbitration Association alleging that Sunbeam terminated their employment without cause. Messrs. Dunlap and Kersh are seeking lump sum payments of about $5,250,000 and $2,296,875, respectively. Messrs. Dunlap and Kersh also are seeking:

     o amounts for accrued but unused vacation,

     o amounts in respect of certain benefit plans,


     o a ruling that their options to acquire shares of Sunbeam common stock are fully vested and that they will receive the economic equivalent of their participation in Sunbeam's program for repricing of options, and


     o in the case of Mr. Kersh, more than $3 million, including tax gross-ups, with respect to his restricted stock.

Sunbeam is vigorously contesting the claims of Messrs. Dunlap and Kersh. To date, Sunbeam has not made any severance payments to either of Messrs. Dunlap or Kersh.

     On March 23, 1999, Messrs. Dunlap and Kersh filed a complaint in the Court of Chancery of the State of Delaware seeking an order directing Sunbeam to advance attorneys' fees and other expenses incurred in connection with the defense of the stockholder lawsuits and the SEC investigation. A trial of this summary proceeding was held on June 15 and 16, 1999, and the court ordered Sunbeam to advance Messrs. Dunlap and Kersh about $1.4 million for their expenses incurred through the date of their complaint and to advance expenses reasonably incurred by them in the future. Messrs. Dunlap and Kersh have agreed to repay to Sunbeam all amounts reimbursed or advanced if it is ultimately determined that they are not entitled to indemnification under Delaware law.

ACQUISITION OF COLEMAN PREFERRED STOCK

     On July 12, 1999, one of Sunbeam's wholly owned subsidiaries acquired 3,000,000 shares of a newly created series of Coleman voting preferred stock, for an aggregate purchase price of approximately $31 million. These shares, together with the shares of Coleman common stock already indirectly owned by Sunbeam, enable Sunbeam to exercise just over 80% of the total voting power of Coleman's outstanding capital stock. Coleman created these shares and Sunbeam acquired them in order to enable Sunbeam and Coleman to file consolidated federal income tax returns and, in certain jurisdictions, consolidated state income tax returns, prior to the completion of the merger. In connection with the acquisition of these shares, Sunbeam entered into a tax sharing agreement with Coleman pursuant to which Coleman will pay to Sunbeam amounts equal to the federal and state income taxes that would have been payable by Coleman had

Coleman not been included in the consolidated income tax return of Sunbeam. The terms of the voting preferred stock, the per share issue price and the terms of the tax sharing agreement were approved on Coleman's behalf by Coleman's then sole independent director. The net proceeds from the sale of the preferred stock to Sunbeam were used by Coleman to make a partial repayment on Coleman's note payable to Sunbeam.

     For information concerning the terms of the new preferred stock issued to Sunbeam, see "DESCRIPTION OF COLEMAN CAPITAL STOCK--Coleman Preferred Stock."


PROPOSED SALE OF COLEMAN EASTPAK DIVISION



     On November 9, 1999, Sunbeam announced its intention to divest Coleman's Eastpak business, as well as certain non-essential assets. Sunbeam anticipates that these asset sales will produce net proceeds of approximately $200 million, which will be used primarily to pay down its bank debt.


                     RECENT DEVELOPMENTS AFFECTING COLEMAN


     In April 1999, the NYSE advised Coleman that it did not meet the NYSE's continuing listing standards because Coleman did not have tangible net assets of at least $12 million at September 30, 1998 and average annual net income of at least $600,000 for fiscal years 1997, 1996 and 1995. At that time, Coleman requested the NYSE to continue to list the Coleman common stock until completion of the merger. The NYSE subsequently advised Coleman that Coleman also failed to satisfy certain non-financial continuing listing standards. On August 5, 1999, the NYSE advised Coleman that the NYSE had revised its continuing listing standards, and that Coleman is in compliance with the revised financial standards. Coleman and the NYSE have agreed upon a program whereby Coleman will correct the deficiencies in its non-financial continuing listing standards by the end of 1999. Coleman is currently complying with such program. If Coleman were to be delisted from the NYSE, it could adversely affect the market price of Coleman's common stock and Coleman's ability to sell its capital stock to third parties. However, Sunbeam's bank credit facility currently restricts Coleman from taking such action.



     Following the M&F Transaction, Sunbeam caused Coleman to repay substantially all of its outstanding indebtedness (which had been assumed by Sunbeam in the M&F Transaction) with the proceeds of borrowings from Sunbeam. Since the completion of the M&F Transaction, Coleman has borrowed additional funds from Sunbeam. During 1998 and through April 15, 1999, these borrowings were evidenced by an unsecured subordinated demand note payable by Coleman to Sunbeam. This note was pledged by Sunbeam to its lenders as security for Sunbeam's obligations under its bank credit facility. In April 1999, Coleman's note payable to Sunbeam was revised and secured by a pledge of Coleman assets in favor of Sunbeam's lending banks. The revised Coleman note had an unpaid principal amount of $303.2 million on September 30, 1999. See "MATERIAL CONTACTS BETWEEN COLEMAN AND SUNBEAM AND ITS AFFILIATES--Financial Transactions Between Coleman and Sunbeam."


     As described above, on July 12, 1999, Coleman issued 3,000,000 shares of a newly created series of Coleman voting preferred stock to one of Sunbeam's wholly owned subsidiaries. See "RECENT DEVELOPMENTS AFFECTING
SUNBEAM--Acquisition of Coleman Preferred Stock."

                                SPECIAL FACTORS

BACKGROUND OF THE MERGER

     In the spring of 1997, as part of a long-term strategic planning process, Sunbeam's prior management began exploring a possible sale of Sunbeam or the making of one or more major acquisitions. On April 22, 1997, representatives of Morgan Stanley & Co., Incorporated, Sunbeam's financial advisor, met with Albert
J. Dunlap, Sunbeam's then Chairman and Chief Executive Officer, and Russell A. Kersh, Sunbeam's then Vice Chairman and Chief Financial Officer, to discuss, among other things, the retention of Morgan Stanley as Sunbeam's financial advisor in connection with a possible sale of Sunbeam or one or more major acquisitions by Sunbeam.

     On September 11, 1997, Morgan Stanley was formally retained by Sunbeam to assist in connection with a possible sale of Sunbeam, one or more possible acquisitions by Sunbeam and the consideration of other strategic alternatives. Thereafter, representatives of Morgan Stanley contacted five companies in the branded consumer products business to determine whether any of these companies would be interested in exploring a possible acquisition of Sunbeam. Morgan Stanley contacted only those companies which it believed were large enough to finance an acquisition of Sunbeam and to successfully integrate Sunbeam's operations. In addition, Morgan Stanley selected only companies with product lines and operations which it believed were compatible with or complementary to those of Sunbeam. One of the companies contacted was MacAndrews & Forbes, which Morgan Stanley from time to time advises on a variety of business and financial matters. None of the companies contacted by Morgan Stanley expressed interest in acquiring Sunbeam at a price which would have constituted a premium over the then current market price of the Sunbeam common stock. Based on Morgan Stanley's initial contacts with potential acquirors of Sunbeam, Sunbeam's then senior management concluded that it was unlikely that any major consumer products company would be likely to pursue an acquisition of Sunbeam at a price or on terms that would be acceptable to Sunbeam. Morgan Stanley then explored the impact on Sunbeam of various other strategic alternatives, including a sale of one or more of Sunbeam's businesses, a spin-off of one or more of Sunbeam's subsidiaries or a recapitalization of Sunbeam. These strategic alternatives were rejected by Sunbeam's former management because of former management's stated belief that one or more acquisitions by Sunbeam would have a more positive impact on stockholder value. Former management then directed Morgan Stanley to shift its focus to one or more possible major acquisitions.

     On December 12, 1997, Mr. Kersh, David C. Fannin, Sunbeam's then Executive Vice President, General Counsel and Secretary, and Peter A. Langerman, a director of Sunbeam, met with Jerry W. Levin, then Chairman and Chief Executive Officer of Coleman, Paul E. Shapiro, then Coleman's Executive Vice President and General Counsel, and Joseph P. Page, then Executive Vice President and Chief Financial Officer of Coleman, and discussed Coleman's businesses and the potential cost savings, efficiencies and other benefits that could result from a combination of Sunbeam and Coleman. The December 12 meeting was initiated by Morgan Stanley on Sunbeam's behalf. Notwithstanding MacAndrews & Forbes' previous rejection of Sunbeam's overtures regarding an acquisition of Sunbeam by MacAndrews & Forbes, both Morgan Stanley and Sunbeam believed that the complementary nature of the product offerings of Sunbeam and Coleman, the asset base of Coleman, including its ownership of various brand names which enjoy substantial consumer recognition, the potential revenue and operational benefits associated with a Sunbeam/Coleman combination and the then current trading prices of Coleman's common stock all favored an acquisition of Coleman by Sunbeam.

     At that time, MacAndrews & Forbes indirectly owned about 81% of the Coleman common stock through various subsidiaries, including Coleman (Parent) Holdings. Other stockholders then owned about 19% of the outstanding Coleman common stock. For further information regarding the organizational structure of MacAndrews & Forbes and the structure of the M&F Transaction, see "MATERIAL CONTACTS BETWEEN COLEMAN AND SUNBEAM AND ITS AFFILIATES--M&F Transaction."

     On December 18, 1997, Mr. Dunlap and Michael Price, the then President and Chief Executive Officer of Franklin Mutual Advisers, Inc., Sunbeam's largest stockholder, met with Ronald O. Perelman, MacAndrews & Forbes' Chairman, Chief Executive Officer and sole stockholder, and another senior executive of MacAndrews & Forbes. Mr. Dunlap suggested a possible transaction in which Sunbeam would

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acquire Coleman for consideration valued in the range of $18 to $22 per share of
Coleman common stock. Mr. Perelman advised Mr. Dunlap that the price range was too low and indicated that he would not support a transaction in that price range.

     On or about January 22, 1998, in an effort to revive a possible transaction, a representative of Morgan Stanley contacted a representative of MacAndrews & Forbes and indicated that Sunbeam might consider a possible transaction involving both cash and shares of Sunbeam common stock at a price higher than the price range suggested by Mr. Dunlap at the December 18 meeting. MacAndrews & Forbes' representative indicated his willingness to discuss a possible transaction on those terms. On January 23, 1998, representatives of Morgan Stanley met with representatives of MacAndrews & Forbes to begin discussions regarding a possible transaction between Sunbeam and Coleman. On January 29, 1998, representatives of Sunbeam and Morgan Stanley met with representatives of Coleman and MacAndrews & Forbes, as well as representatives of Credit Suisse First Boston Corporation, Coleman's financial advisor. During the meeting, the parties discussed the potential cost savings, revenue and operational efficiencies and other benefits that might be associated with a business combination of Sunbeam and Coleman and a preliminary schedule for mutual due diligence. During the week of February 2, 1998, Morgan Stanley submitted to MacAndrews & Forbes an outline of a possible transaction structure which focused on Sunbeam's acquisition of Coleman in a one-step merger of a wholly owned Sunbeam subsidiary with and into Coleman in which all outstanding shares of Coleman common stock, including the shares owned indirectly by MacAndrews & Forbes, would be exchanged for consideration consisting solely of Sunbeam common stock. The proposal was rejected because it did not contemplate the assumption by Sunbeam of the indebtedness of two subsidiaries of MacAndrews & Forbes which were corporate parents of Coleman holding MacAndrews & Forbes' interest in Coleman--CLN Holdings (the subsidiary of Coleman (Parent) Holdings) and Coleman Worldwide (the subsidiary of CLN Holdings)--or the payment of any cash consideration. At that time, Coleman Worldwide and CLN Holdings had aggregate outstanding indebtedness of about $518.7 million.

     On February 6, 1998, representatives of Morgan Stanley met with representatives of MacAndrews & Forbes and Credit Suisse First Boston to again discuss a possible acquisition of Coleman by Sunbeam. At this meeting, the possibility of Sunbeam's acquisition of MacAndrews & Forbes' interest in Coleman, including Sunbeam's assumption of the indebtedness of Coleman Worldwide and CLN Holdings, as the first step in an acquisition of Coleman was discussed. Although the parties had not yet reached agreement on price or the value of Coleman, the parties began to discuss this structure.

     On February 13, 1998 and February 19, 1998, representatives of Sunbeam and Morgan Stanley participated in conference calls with a representative of MacAndrews & Forbes and discussed the terms of a possible transaction, including structure and price. The parties tentatively agreed that the transaction would be structured as a stock purchase in which Sunbeam would acquire all of the outstanding capital stock of CLN Holdings from Coleman (Parent) Holdings, an indirect subsidiary of MacAndrews & Forbes. Under this structure, Sunbeam in effect would assume the indebtedness of CLN Holdings and Coleman Worldwide. The consideration payable by Sunbeam was not, however, agreed upon. Due diligence meetings were held at various times on and after February 21, 1998 during which representatives of Sunbeam and Morgan Stanley, as well as Sunbeam's accountants and consultants, met with representatives of Coleman, MacAndrews & Forbes and Credit Suisse First Boston, as well as Coleman's accountants, to discuss Coleman's financial results for fiscal year 1997, strategic plans and financial projections for fiscal year 1998.

     Due diligence meetings were also held on February 23 and 24, 1998 during which representatives of Sunbeam met with representatives of Coleman, along with representatives of MacAndrews & Forbes and Credit Suisse First Boston, to discuss Sunbeam's long-term strategic plan and financial projections for fiscal years 1998 through 2000.

     On February 24, 1998, Messrs. Kersh and Fannin and representatives of Morgan Stanley participated in conference calls with representatives of MacAndrews & Forbes to finalize the transaction structure and negotiate the remaining terms of the transaction. During these conference calls, the parties reached agreement on the type of consideration payable by Sunbeam in the acquisition, although neither the amount of cash consideration nor the precise exchange ratio of Sunbeam common stock for Coleman common stock was agreed upon. On February 25 and 26, 1998, meetings and conference calls were held between representatives

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

of Sunbeam and its legal advisors, representatives of Coleman and its legal advisors, and representatives of MacAndrews & Forbes and its legal advisors. During the February 26, 1998 meetings and conference calls, the parties agreed that the final transaction structure would consist of a merger of CLN Holdings and a wholly owned Sunbeam subsidiary, followed by a second-step merger of a wholly owned Sunbeam subsidiary with Coleman. At that time, the parties also reached final agreement on the consideration payable by Sunbeam in the acquisition, including the amount of cash consideration and the precise exchange ratio of Sunbeam common stock for Coleman common stock. The parties and their advisors then finalized definitive agreements reflecting the agreed upon transaction structure and consideration.

     On February 25, 1998, Coleman's then board of directors met and received and considered the presentations of the management of Coleman, Credit Suisse First Boston and Coleman's legal counsel regarding the transactions. The presentation of Credit Suisse First Boston was addressed, primarily, to the fairness to the Coleman minority stockholders of the consideration payable under the merger agreement. As part of this presentation, representatives of Credit Suisse First Boston evaluated the following factors:

     o the proposed structure of the transaction;

     o the type and amount of consideration payable to the Coleman minority stockholders in the merger and to the MacAndrews & Forbes subsidiary, Coleman (Parent) Holdings, in the M&F Transaction, including the assumption by Sunbeam of the indebtedness of Coleman Worldwide, CLN Holdings and Coleman;

     o the premium represented by the then value of the merger consideration when compared to:

      o historical trading prices of the Coleman common stock;

      o Coleman's EBITDA for fiscal years 1997 and 1998; and

      o Coleman's earnings per share for fiscal years 1997 and 1998; and

     o the value of Coleman, as measured by:

      o an analysis of the then present value of Coleman's future unlevered cash flows generated by its then current assets;

      o the public market trading values of comparable companies; and

      o the prices paid in recent acquisitions of comparable companies.

     On Friday, February 27, 1998, meetings of the boards of directors of Coleman and Sunbeam were held to consider and act upon the proposed transactions. At the meeting of the Coleman board Credit Suisse First Boston delivered its opinion to the Coleman board to the effect that, as of that date, the consideration of 0.5677 of a share of Sunbeam common stock and $6.44 in cash, without interest thereon, in exchange for each share of Coleman common stock, was fair, from a financial point of view, to the stockholders of Coleman, other than MacAndrews & Forbes and its subsidiaries.

     At the meeting of the Sunbeam board, the directors of Sunbeam received and considered presentations of Morgan Stanley regarding the transactions. The presentation of Morgan Stanley was addressed to the fairness to Sunbeam of the consideration payable under the merger agreement. As part of this presentation, representatives of Morgan Stanley, among other things, discussed with the Sunbeam board the following factors:

     o the strategic rationale for the transaction, including:

      o the strength of Coleman's brand names and the potential revenue benefits they presented to Sunbeam;

      o the benefits associated with an acquisition by Sunbeam in terms of market expectations, Sunbeam's ability to remain a market leader and the increased leverage over distribution channels associated with increased size; and

      o the potential for synergies and cost savings as a result of the merger;

     o the proposed structure of the transaction;

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

     o the financial condition of Coleman and Sunbeam;

     o the nature of Coleman's and Sunbeam's business operations and their future prospects;

     o estimates of the revenue and operational benefits expected to be realized as a result of the transaction as prepared by the management of Sunbeam;

     o an analysis of the present value of Coleman's projected cash flows with a terminal value applied;

     o the public market trading values of comparable companies with a projected control premium included; and

     o prices paid in recent acquisitions of comparable companies.

     In addition, at the February 27, 1998 Sunbeam board meeting, Morgan Stanley delivered its opinion to the Sunbeam board to the effect that, as of that date, the consideration payable in the merger and the M&F Transaction was fair, from a financial point of view, to Sunbeam.

     Following the receipt of the respective fairness opinions, the boards of directors of Sunbeam and Coleman each approved the merger and the M&F Transaction. Definitive agreements were executed by the parties late that night and a press release announcing the transactions was issued before the opening of trading on the NYSE on Monday, March 2, 1998.

     On February 27, 1998, Coleman Worldwide, as the owner of about 81% of the then outstanding shares of Coleman common stock, executed a written consent and voted its shares to approve the merger agreement and the merger. As a result, no further action on the part of any stockholder of Coleman is required to complete the merger.

     As described above under the caption "RECENT DEVELOPMENTS AFFECTING SUNBEAM," since the merger agreement was approved and signed in February 1998 and the M&F Transaction was completed in March 1998, adverse developments affecting Sunbeam have caused a substantial decrease in the market value of the Sunbeam common stock. As a result, the value of the consideration paid to the MacAndrews & Forbes subsidiary in the M&F Transaction and the value of the consideration to be paid to Coleman's other stockholders under the merger agreement have also declined substantially. Coleman and Sunbeam have not considered amending or terminating the merger agreement because the merger agreement, by its terms, cannot be amended or terminated. Instead, Coleman and Sunbeam determined to provide additional consideration to the Coleman minority stockholders in connection with the settlement of the Coleman minority stockholders' litigation claims.

COLEMAN'S REASONS FOR THE MERGER AND APPROVAL OF THE COLEMAN BOARD

     At its meetings on February 25 and 27, 1998, the then Coleman board received and considered the presentations of Coleman management, Credit Suisse First Boston and Coleman's legal counsel regarding the merger agreement and the merger. At its February 27 meeting, the then Coleman board unanimously approved and adopted the merger and approved the merger agreement and the transactions contemplated by the merger agreement. See "--Background of the Merger."

     In reaching its determination to approve the merger, the then Coleman board considered a number of factors. Listed below are the material factors, both positive and negative, considered. In view of the number and variety of factors considered in connection with its evaluation of the merger, the then Coleman board did not consider it practicable to, nor did it attempt to, quantify or otherwise assign relative weights to the specific factors considered in reaching its determination. In addition, individual members of the then Coleman board may have given different weight to the different factors.

     The then Coleman board identified and considered a variety of positive factors in its deliberations concerning the merger, including those set forth below.

     Coleman's Business, Condition and Prospects. The Coleman board reviewed Coleman's business, its then current financial condition and results of operations and its future prospects, including Coleman's ability to maintain its position in the consumer products business at its present size, and the current and anticipated developments in Coleman's business. The Coleman board received and reviewed presentations from, and

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

discussed the terms and conditions of the merger agreement with, executive officers of Coleman and Coleman's financial and legal advisors. The Coleman board considered the views of its management and financial advisor regarding recent trends in the industry in which Coleman operates, including recent acquisitions and business combinations. Based on its familiarity with the business, current financial condition and results of operations and future prospects of Coleman, and in light of the various presentations it received, the Coleman board concluded that a business combination of Coleman with Sunbeam would be in the best interests of Coleman and its stockholders.

     Terms and Structure of the Transaction. The Coleman board of directors considered the fact that the merger agreement does not contain any provisions that either (1) limit the effect of changes in the market price of the Sunbeam common stock prior to the completion of the merger on the value of the consideration to be received by Coleman stockholders in the merger or
(2) permit Coleman or Sunbeam to terminate the merger agreement based upon changes in stock price and that, accordingly, the value of the consideration could change based on the performance of the Sunbeam common stock between the execution of the merger agreement and the completion of the merger. While recognizing that the absence of these provisions exposed Coleman's stockholders to market risk, the Coleman board considered this risk to be mitigated to some extent by the trading history of Sunbeam common stock during the period from January 1, 1997 through February 24, 1998 and the fact that the Sunbeam common stock had outperformed both the Coleman common stock and the Standard and Poor's 500 Stock Index during that period.

     The Coleman board reviewed the economic terms of the transaction based upon the closing prices of the Coleman common stock and the Sunbeam common stock on February 24, 1998 and February 26, 1998, the days prior to each of the meetings of the Coleman board. As reported on the NYSE Composite Transactions Tape, the closing prices of Sunbeam common stock and Coleman common stock were $40.625 and $20.688, respectively, on February 24, 1998, and $41.875 and $20.188, respectively, on February 26, 1998. The Coleman board considered that, in each case, the merger consideration implied a per share premium of about 44.2% when the market value of the merger consideration was compared to the then market price per share of Coleman common stock. The Coleman board also considered that the merger consideration was higher than the value implied by the historical stock market prices of the Coleman common stock and Sunbeam common stock.

     The Coleman board also considered the fact that the transaction was structured as a two-step acquisition which, among other things, would enable Sunbeam to acquire control of Coleman as quickly as possible in order to reduce disruption to Coleman's business. The two-step structure would enable Sunbeam to acquire control of Coleman more quickly than in a one-step transaction, since Sunbeam could issue shares of its common stock to the MacAndrews & Forbes subsidiary that owned the shares of Coleman common stock without having to register the Sunbeam shares under the federal securities laws, thereby avoiding the delay inherent in the registration process. The agreement relating to the M&F Transaction was signed on February 27, 1998 and the transaction was completed thirty days later on March 30, 1998. As described below under "--Purposes and Effects of the Merger," Sunbeam believed that it was in the best interests of its stockholders that Sunbeam acquire Coleman for consideration consisting, at least in part, of shares of its common stock. Accordingly, Sunbeam believed that a cash tender offer for all outstanding shares of Coleman common stock, which also would have avoided the registration process, was not an acceptable alternative.

     Opinion of Credit Suisse First Boston. The Coleman board considered the oral opinion delivered by Credit Suisse First Boston at the meeting of the Coleman board on February 27, 1998, which was subsequently confirmed in writing, to the effect that, as of that date and based upon and subject to the matters described in the opinion, the cash and stock consideration payable in the merger was fair from a financial point of view to Coleman's minority stockholders. WHEN CREDIT SUISSE FIRST BOSTON WAS ENGAGED BY COLEMAN, THEY WERE NOT ASKED TO RENDER AN UPDATED OPINION AS OF THE DATE OF THIS DOCUMENT AND NEITHER SUNBEAM NOR COLEMAN HAS REQUESTED THAT THEY DO SO. MOREOVER, CREDIT SUISSE FIRST BOSTON HAS ADVISED SUNBEAM THAT ITS OPINION, ALTHOUGH CORRECT WHEN GIVEN, SHOULD NO LONGER BE RELIED UPON BECAUSE OF SUBSEQUENT NEGATIVE DEVELOPMENTS AFFECTING SUNBEAM.

     Ability of Coleman's Stockholders to Obtain a Continuing Interest in Sunbeam. The Coleman board considered that, under the terms of the merger agreement, Coleman's stockholders will receive equity

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

securities of Sunbeam, thus enabling Coleman's stockholders to participate in increases in the value of Sunbeam, including any value that may be generated through Sunbeam's acquisition of Coleman's businesses. The Coleman board also noted that the price of the Sunbeam common stock had more than doubled since the time Mr. Dunlap had become Chief Executive Officer of Sunbeam.

     Ownership of Coleman Voting Stock. The Coleman board considered the fact that prior to the merger the Coleman minority stockholders were stockholders in a company controlled by MacAndrews & Forbes, but that following the merger they would be stockholders in a public company without any controlling stockholder and therefore the Coleman minority stockholders, as stockholders of Sunbeam, may be able to obtain a control premium with respect to their Sunbeam common stock in the future. The ability of Coleman's stockholders to receive dividends or other distributions declared and paid by Coleman was not considered material by the Coleman board because Coleman had not declared a dividend since its initial public offering in February 1992 and at the time of the approval of the merger, the then Coleman board had no plans to declare any dividends.

     Availability of Appraisal Rights. The Coleman board considered the fact that the Coleman minority stockholders would have the right to pursue appraisal rights under Delaware law. Accordingly, any Coleman public stockholder who did not wish to accept the cash and stock consideration payable under the merger agreement would have the right to dissent from the merger and have the fair value of his Coleman shares determined by a court and paid to him in cash.

     In addition, the then Coleman board identified and considered a variety of potentially negative factors, including those set forth below.

     Failure to Realize Expected Benefits. The then Coleman board considered the possibility that the operational and revenue benefits expected to be realized as result of the transaction might not be fully realized. For example, some of the benefits of the transaction projected by the then Coleman board depended upon the ability of Sunbeam to cut costs, streamline operations and capitalize on the revenue and operational benefits derived from a combination of the two companies and the unrealized potential of Coleman's assets. Any such projected benefits are inherently subject to risks and uncertainties beyond the control of either Sunbeam or Coleman. The then Coleman board considered that any failure by Sunbeam to successfully implement its business strategies and cost-saving initiatives could have a material adverse effect on the market price of the Sunbeam common stock and thereby adversely affect former Coleman stockholders who receive Sunbeam shares in the merger.

     Possible Failure to Complete the Transaction. The then Coleman board considered that the M&F Transaction was subject to customary closing conditions and, therefore, was subject to the risk that the M&F Transaction and the merger would not be completed. The then Coleman board considered that non-consummation of the two transactions could negatively affect the market price of the Coleman common stock and the financial community's perception of the stability and future prospects of Coleman. Moreover, a failure to complete the two transactions following their public announcement could negatively affect Coleman's sales and operating results, its ability to attract and retain key management and marketing personnel and its ability to successfully complete long-term strategic projects.

     Substantial Charges Incurred in Connection with the Transaction. The then Coleman board considered that Coleman would be required to incur significant expenses in order to complete the M&F Transaction and the merger. These expenses include costs of integrating the businesses of Coleman and Sunbeam, fees of Coleman's legal and financial advisors and the expenditure of corporate resources in support of the transaction generally. The then Coleman board recognized that these expenses would be borne solely by Coleman in the event that the transaction was not completed.

     Possible Loss of Key Personnel. The then Coleman board considered that, despite the efforts of the combined company, key management and marketing personnel might not remain employed by Coleman or Sunbeam. The loss of any such key personnel could have a material adverse effect on Coleman's financial position, results of operations and cash flow.

     Tax Treatment. The Coleman board considered the fact that the merger is expected to be a taxable transaction for United States Federal income tax purposes and may be taxable under state, local or foreign

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

laws as well. For a discussion of the tax consequences of the merger to Coleman minority stockholders, see "UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS."

     The then Coleman board believed, however, that the foregoing negative factors were outweighed by the projected benefits of the transactions.

     The terms of the merger were arrived at through arms'-length negotiations between two unaffiliated parties, MacAndrews & Forbes and Sunbeam. The then Coleman board believed that the interests of MacAndrews & Forbes, as the then indirect owner of about 81% of the outstanding Coleman common stock, were substantially aligned with the interests of Coleman's minority stockholders. The merger agreement also contains provisions designed to protect Coleman's minority stockholders. The merger agreement prevents Sunbeam from altering the consideration payable to Coleman's minority stockholders in the merger or otherwise amending or terminating the merger agreement after completion of the M&F Transaction. Furthermore, the merger is subject to very few conditions, consisting only of (1) this document had to be declared effective by the SEC,
(2) the Sunbeam common stock to be issued in the merger had to be listed on the NYSE, (3) the M&F Transaction had to be completed and (4) there can be no preliminary or permanent injunction preventing the merger. In addition, the merger agreement was approved by a unanimous vote of the Coleman board, including by those members of the Coleman board who were not employees or affiliates of Coleman or MacAndrews & Forbes. In light of the foregoing, the then Coleman board did not deem it necessary to institute additional procedural safeguards such as a requirement that the merger be approved by a majority of Coleman's minority stockholders or the formation of a special committee of Coleman's outside directors to negotiate the terms of the merger.

FINANCIAL ADVISORS' OPINIONS

     Coleman's Financial Advisor. Credit Suisse First Boston acted as Coleman's financial advisor in connection with the merger at the time the merger agreement was signed. Credit Suisse First Boston was selected by Coleman based on Credit Suisse First Boston's experience, expertise and familiarity with Coleman and its business. Credit Suisse First Boston is an internationally recognized investment banking firm and is regularly engaged in the valuation of businesses and securities in connection with mergers and acquisitions, leveraged buyouts, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements and valuations for corporate and other purposes.

     On February 27, 1998, Credit Suisse First Boston delivered to the Coleman board an oral opinion, which was subsequently confirmed in writing, to the effect that, as of that date and based upon and subject to the matters described in the opinion, the cash and stock consideration payable under the merger agreement was fair from a financial point of view to Coleman's minority stockholders. However, since the date of Credit Suisse First Boston's opinion, numerous events have occurred that significantly affected the price of Sunbeam common stock. WHEN CREDIT SUISSE FIRST BOSTON WAS ENGAGED BY COLEMAN, THEY WERE NOT ASKED TO RENDER AN UPDATED OPINION AS OF THE DATE OF THIS DOCUMENT AND NEITHER SUNBEAM NOR COLEMAN HAS REQUESTED THAT THEY DO SO. MOREOVER, CREDIT SUISSE FIRST BOSTON HAS ADVISED SUNBEAM THAT ITS OPINION, ALTHOUGH CORRECT WHEN GIVEN, SHOULD NO LONGER BE RELIED UPON BECAUSE OF SUBSEQUENT NEGATIVE DEVELOPMENTS AFFECTING SUNBEAM. Because Sunbeam did not plan to issue the warrants at the time the merger agreement was signed, Credit Suisse First Boston did not take the warrants into account when evaluating the fairness of the merger consideration.

     Terms of Credit Suisse First Boston's Engagement. Under the letter agreement dated December 10, 1997 between Coleman and Credit Suisse First Boston, Coleman agreed to pay Credit Suisse First Boston for services rendered in connection with the merger a fee of about $4 million. Coleman also agreed to reimburse Credit Suisse First Boston for all reasonable out-of-pocket expenses, including the reasonable fees and expenses of its legal counsel and any other advisor retained by Credit Suisse First Boston, resulting from or arising out of the engagement. Coleman further agreed to indemnify Credit Suisse First Boston and related persons and entities for losses, claims, damages or liabilities (including related actions or proceedings) related to or arising out of, among other things, its engagement as Coleman's financial advisor.

     In the past, Credit Suisse First Boston has performed investment banking services for Coleman and MacAndrews & Forbes and their affiliates and has received customary fees for these services. In the ordinary

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

course of its business, Credit Suisse First Boston and its affiliates may actively trade the debt and equity securities of Coleman, MacAndrews & Forbes and its affiliates and Sunbeam for their own accounts and for the accounts of customers and, accordingly, may at any time hold a long or short position in those securities.

     Sunbeam's Financial Advisor. Morgan Stanley was retained by Sunbeam to assist in connection with a possible sale of Sunbeam, one or more possible acquisitions by Sunbeam and/or other strategic alternatives. As part of that engagement, Morgan Stanley acted as Sunbeam's financial advisor in connection with its acquisition of Coleman. Sunbeam retained Morgan Stanley based on its qualifications, expertise and reputation, as well as upon its prior investment banking relationships with Sunbeam and its familiarity with Sunbeam and its business.

     On February 27, 1998, Morgan Stanley rendered to the Sunbeam board an oral opinion, which was later confirmed in writing, to the effect that, as of that date and based upon and subject to the matters described in the opinion, the cash and stock consideration payable in the M&F Transaction and under the merger agreement was fair from a financial point of view to Sunbeam. WHEN MORGAN STANLEY WAS ENGAGED BY SUNBEAM, THEY WERE NOT ASKED TO RENDER AN UPDATED OPINION AS OF THE DATE OF THIS DOCUMENT AND NEITHER SUNBEAM NOR COLEMAN HAS REQUESTED THAT THEY DO SO. MOREOVER, MORGAN STANLEY HAS ADVISED SUNBEAM THAT ITS OPINION, ALTHOUGH CORRECT WHEN GIVEN, SHOULD NO LONGER BE RELIED UPON BECAUSE OF SUBSEQUENT NEGATIVE DEVELOPMENTS AFFECTING SUNBEAM. Because Sunbeam did not plan to issue the warrants at the time the merger agreement was signed, Morgan Stanley did not take the warrants into account when evaluating the fairness to Sunbeam of the consideration payable in the merger. On the basis of Morgan Stanley's advice, the Sunbeam board has determined not to rely on the opinion of Morgan Stanley as a basis for its plans to complete the merger.


     Terms of Morgan Stanley's Engagement. Under an amended engagement letter between Sunbeam and Morgan Stanley, Sunbeam agreed to pay Morgan Stanley (1) an exposure fee equal to 25% of the estimated transaction fee referred to below, payable upon execution of the agreement relating to the M&F Transaction and the merger agreement, and (2) a transaction fee equal to a percentage of the aggregate value of the consideration payable by Sunbeam in the M&F Transaction and the merger (including the amount of any debt assumed or repaid by Sunbeam), payable, as to the M&F Transaction, upon its completion and, as to the merger, upon its completion. For purposes of calculating the transaction fee, the value of the Sunbeam common stock issued in the M&F Transaction and the merger will be the average of the closing sale prices for the Sunbeam common stock for the ten trading days prior to the completion of the M&F Transaction and the merger, respectively. For its services to Sunbeam in connection with the Coleman acquisition, Morgan Stanley has received fees from Sunbeam totaling about
$9.6 million. The amended engagement letter between Sunbeam and Morgan Stanley provides for the payment to Morgan Stanley of an additional transaction fee of
$     million when the merger is completed, based on the average market price of
Sunbeam common stock on the last trading day prior to the date of this document. Sunbeam's obligation to pay this additional transaction fee to Morgan Stanley will not be affected by the fact that Sunbeam is no longer entitled to rely on Morgan Stanley's fairness opinion. Sunbeam has also agreed to reimburse Morgan Stanley for its expenses, including fees and expenses of its counsel, and to indemnify Morgan Stanley and related parties against various liabilities and expenses, which may include liabilities under the federal securities laws, arising out of its engagement. Morgan Stanley also acted as an initial purchaser for the private placement of the Sunbeam debentures and an affiliate of Morgan Stanley is a lender under Sunbeam's bank credit facility. Morgan Stanley also advised Sunbeam in connection with its acquisitions of Signature Brands and First Alert.


SUNBEAM'S REASONS FOR ACQUIRING COLEMAN AND APPROVAL OF THE SUNBEAM BOARD

     Sunbeam's Reasons for Acquiring Coleman. While Sunbeam's current management does not know all the reasons why prior management agreed to acquire Coleman, Sunbeam's current management believes that the following reasons were provided by prior management to the then Sunbeam board.

     As part of its 1997 review of strategic alternatives, Sunbeam's then management team concluded that it was unlikely that Sunbeam could be sold at a price or on terms that would be acceptable to Sunbeam. Sunbeam shifted its strategic focus to identify underperforming companies with strong brand names that Sunbeam could acquire. Sunbeam's former management intended to capitalize on its perceived capability in cost containment and operational improvement by acquiring one or more of these companies and their premier brand names, thereby broadening the Sunbeam product offering spectrum and presenting opportunities to eliminate redundant or inefficient operations.

     Sunbeam acquired its current interest in Coleman and agreed to acquire the remaining equity interest in Coleman primarily due to Coleman's strong and established brand names, the potential opportunity to streamline operations, the diversification these brand names provide to Sunbeam's product base and the potential for revenue and operational benefits associated with a combination of Sunbeam and Coleman. In addition, Sunbeam believed that its existing international geographic marketing and distribution strengths and those of Coleman would significantly complement each other. Sunbeam's former management believed that the acquisition of Coleman would give Sunbeam a platform from which to capitalize on the fragmentation and potential consolidation of the durable household consumer products sector.

     Approval of the Sunbeam Board. In February 1998, the then Sunbeam board approved the agreement relating to the M&F Transaction and the merger agreement and determined that the terms of the agreements were fair to Sunbeam's stockholders. The then Sunbeam board identified and considered a variety of positive factors in its deliberations concerning the merger, including, but not limited to, the following:


     o the opinion of Sunbeam's financial advisor, Morgan Stanley, to the effect that the consideration to be paid by Sunbeam for Coleman was fair to Sunbeam from a financial point of view; MORGAN STANLEY HAS SINCE ADVISED SUNBEAM THAT ITS OPINION, ALTHOUGH CORRECT WHEN GIVEN, SHOULD NO LONGER BE RELIED UPON BECAUSE OF SUBSEQUENT NEGATIVE DEVELOPMENTS AFFECTING SUNBEAM;


     o the terms of the agreements, including the fact that the exchange ratio of Sunbeam common stock for Coleman common stock would not change even in the event of a decrease in the market price of the Sunbeam common stock;

     o the then Sunbeam board's belief that the then per share premium of about 44.2% implied by the then current value of the consideration compared to the then market price per share of Coleman common stock was reasonable in light of other comparable transactions involving companies in the consumer products and sporting goods industries;

     o the belief of Sunbeam's prior management that Coleman presented unrealized potential which could be exploited once Coleman's operations were added to those of Sunbeam;

     o the anticipated operational efficiencies and revenue benefits associated with the acquisition of Coleman's product lines; and

     o the belief of Sunbeam's prior management that Coleman's operations could be streamlined to enhance efficiency.

     In addition, the Sunbeam board identified and considered a variety of potentially negative factors, including the following:

     o the possibility that the operational and revenue benefits expected to be realized as result of the transaction might not be fully realized;

     o the difficulties associated with integrating Coleman's operations with those of Sunbeam and managing the combined enterprise;

     o the fact that the M&F Transaction was subject to customary closing conditions and, therefore, was subject to the risk that the M&F Transaction and the merger would not be completed; the Sunbeam board considered that non-consummation could negatively affect the market price of the Sunbeam common stock and the financial community's perception of the stability and future prospects of Sunbeam;

     o the significant expenses Sunbeam would be required to incur in order to complete the M&F Transaction and the merger, including costs of integrating the businesses of Coleman and Sunbeam, fees of Sunbeam's legal and financial advisors and the expenditure of corporate resources in support of the transaction generally;

     o the risks associated with managing a highly leveraged business; and

     o the risks associated with managing operations at different locations.

     The Sunbeam board believed, however, that the foregoing negative factors were outweighed by the projected benefits of the transactions.

PURPOSES AND EFFECTS OF THE MERGER


     The purpose of the merger is to enable Sunbeam to acquire the entire equity interest in Coleman. In the M&F Transaction, which was completed on March 30, 1998, Sunbeam acquired indirectly about 81% of the then outstanding shares of Coleman common stock. Sunbeam's ownership interest in Coleman was immediately thereafter reduced to about 79% as a result of the exercise of Coleman employee stock options immediately following the M&F Transaction. As a result of the merger, Sunbeam will acquire the remaining equity interest in Coleman, and Coleman will become an indirect, wholly owned subsidiary of Sunbeam.


     In addition, under the April 15, 1999 amendment to Sunbeam's bank credit facility, it is an event of default under the bank credit facility:


     o if Sunbeam fails to have the SEC declare this document effective by October 30, 1999 (which was subsequently amended to January 10, 2000)


     o if Sunbeam fails to complete the merger within 25 business days after this document is declared effective by the SEC, or

     o if Sunbeam has to pay more than $87.5 million in cash to complete the merger including any amounts paid with respect to appraisal rights, but excluding related legal, accounting and other customary fees and expenses.

If an event of default were to occur, a default would also occur under the Coleman note payable to Sunbeam and, among other things, the lenders under Sunbeam's credit agreement would be entitled to foreclose on the Coleman note and the Coleman assets pledged under the Coleman note. The Coleman note, by its terms, will not be affected by the merger and will remain outstanding. See "MATERIAL CONTACTS BETWEEN SUNBEAM AND COLEMAN AND ITS AFFILIATES--Financial Transactions Between Coleman and Sunbeam."


     The interest rate margins on Sunbeam's bank credit facility increased to 3.50% for LIBOR loans and 2.25% for base rate loans on September 1, 1999 as a result of the merger not occurring by such date and increased to 4.00% for LIBOR loans and 2.50% for base rate loans on October 1, 1999 as a result of the merger not occurring by such date. The interest rate margins will be decreased to 3.00% for LIBOR loans and 1.75% for base rate loans upon consummation of the merger and the effectiveness of the pledge of substantially all of Coleman's and its domestic subsidiaries' assets to secure the obligations under the bank credit facility.


     Coleman and Sunbeam adopted a two-step acquisition structure for several reasons, including to enable Sunbeam to acquire control of Coleman as quickly as possible. Alternative transaction structures were considered by Sunbeam and Coleman, including a one-step merger without first completing the M&F Transaction and a direct purchase by Sunbeam of Coleman Worldwide's equity interest in Coleman prior to completion of the merger. MacAndrews & Forbes rejected these transaction structures. The parties agreed that the final transaction would be structured as a merger of CLN Holdings and a wholly owned Sunbeam subsidiary, followed by a second-step merger of another wholly owned Sunbeam subsidiary with Coleman. See "--Background of the Merger."


     Sunbeam also considered paying alternative types of consideration to Coleman stockholders. Sunbeam initially proposed consideration consisting exclusively of Sunbeam common stock. Sunbeam's prior management believed that the use of Sunbeam common stock as consideration would enhance stockholder value by allowing Sunbeam to capitalize on the then recent rise in Sunbeam's stock price. This consideration, however, was rejected by MacAndrews & Forbes. Other types of consideration were also briefly discussed, including the use of Sunbeam preferred stock instead of the cash portion of the merger consideration. This type of consideration was not seriously considered by the parties.


     As a result of the merger, the minority stockholders of Coleman:

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

     o will cease to hold any direct equity interest in Coleman,


     o will no longer directly share in the profits and losses of Coleman, but will indirectly share in such profits and losses as stockholders of Sunbeam,


     o will not be entitled to receive dividends or other distributions, if any, declared and paid by Coleman, and

     o will not be entitled to vote or otherwise participate in the corporate governance of Coleman, except through their ability to vote and participate in the corporate governance of Sunbeam through their ownership of Sunbeam common stock.

     As a result of the M&F Transaction and the merger, Sunbeam will have the entire indirect interest in the net book value and net earnings of Coleman. Sunbeam will also be entitled to all benefits resulting from that interest, including all income generated by Coleman's operations, any future increase in Coleman's value and the right to elect all members of the Coleman board of directors. Similarly, Sunbeam will bear the entire risk of losses generated by Coleman's operations and any decrease in the value of Coleman after the merger. The minority stockholders of Coleman will have only an indirect interest in the net book value and net earnings of Coleman and future increases, if any, in the value of Coleman through their holdings of Sunbeam common stock to be received in the merger and upon any exercise of the warrants.

     Upon completion of the merger, there will no longer be any publicly held shares of Coleman common stock and the Coleman common stock will be delisted from the NYSE, the Pacific Stock Exchange and the Chicago Stock Exchange and deregistered under the Exchange Act.

     The tax consequences of the merger are subject to a number of qualifications, as discussed below under the caption "UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS."

SUNBEAM'S PLANS AND PROPOSALS FOR COLEMAN

     On May 11, 1998, Sunbeam's former management announced its plans to commence a restructuring intended to integrate Sunbeam's operations with those of Coleman, First Alert and Signature Brands. The planned restructuring was also intended to centralize the operations of the four companies, close or divest some of Sunbeam's plants and reduce Sunbeam's workforce. Following the changes in Sunbeam's management that were announced in June 1998, plans for the proposed restructuring were postponed pending further review of Sunbeam's organizational structure. On August 24, 1998, Sunbeam's new management announced a revised organizational structure which provided for some plant closings and reductions in workforce, but eliminated the previously announced centralization of Sunbeam's operations.

     Upon completion of the M&F Transaction, which occurred on March 30, 1998, all of the members of the Coleman board resigned, the number of directors constituting the Coleman board of directors was fixed at five, and five designees of Sunbeam were elected as directors of Coleman. In addition, Sunbeam designees were appointed to senior management positions at Coleman. Subsequently, as a result of changes in Sunbeam's management and board of directors, Jerry W. Levin, the current Chairman and Chief Executive Officer of Sunbeam and Coleman, was reelected to the Coleman board. In addition, Paul E. Shapiro, the current Executive Vice President and Chief Administrative Officer of Sunbeam and Coleman, was elected to the Coleman board of directors. The other members of the Coleman board of directors resigned or were removed by Sunbeam. In April 1999, the size of the Coleman board of directors was fixed at three members and A. Whitman Marchand, who is not affiliated with either Sunbeam or Coleman, was elected to the Coleman board of directors. In July 1999, the size of the Coleman board was fixed at four and John H. Klein, an outside director of Sunbeam, was elected to the Coleman board. See "RECENT DEVELOPMENTS AFFECTING SUNBEAM--Changes in Sunbeam's Management and Board" and "--Settlement of Claims Relating to the M&F Transaction" and "MATERIAL CONTACTS BETWEEN COLEMAN AND SUNBEAM AND ITS AFFILIATES--Appointments of Coleman Executive Officers to Sunbeam's Management and Board" and "--Services Provided by MacAndrews & Forbes."

     Following the completion of the M&F Transaction, Sunbeam prepaid substantially all of the $1,016 million aggregate outstanding indebtedness of Coleman, Coleman Worldwide, CLN Holdings and certain of Coleman's subsidiaries with a portion of the net proceeds from the offering of the debentures and borrowings under Sunbeam's bank credit facility. See "SOURCE AND AMOUNT OF FUNDS AND OTHER CONSIDERATION."


POSITION OF SUNBEAM AND COLEMAN ON THE FAIRNESS OF THE MERGER AND THE SETTLEMENT



     SUNBEAM'S INTEREST IS TO COMPLETE THE MERGER AS SOON AS POSSIBLE ON TERMS BENEFICIAL TO SUNBEAM, AND COLEMAN IS CONTROLLED BY SUNBEAM. THEREFORE, THE COLEMAN MINORITY STOCKHOLDERS SHOULD NOT NECESSARILY RELY ON ANY VIEWS OF SUNBEAM OR COLEMAN REGARDING THE FAIRNESS OF THE MERGER.



     The original February 1998 merger agreement, which provided for consideration of $6.44 in cash and 0.5677 of a share of Sunbeam common stock for each share of Coleman common stock, was negotiated at arms'-length between parties that were unaffiliated at the time; was unanimously approved by the then Coleman board; and was approved by written consent of Coleman's then majority stockholder. These approvals constituted all the approvals required by Delaware law in connection with the merger. Following these approvals and the completion of the M&F Transaction, the merger agreement by its terms could not be amended or terminated, and the only unfulfilled condition to the merger was the effectiveness with the SEC of this document.



     Thereafter, major adverse developments affecting Sunbeam caused a substantial decrease in the market value of Sunbeam's stock and, therefore, the value of the consideration to be paid to the Coleman minority stockholders under the merger agreement. The Coleman minority stockholders instituted litigation in the Delaware Court of Chancery claiming that the consideration payable to them under the merger agreement was inadequate. In October 1998, the litigation claims of the Coleman minority stockholders were settled in arms'-length negotiations between counsel to plaintiffs and counsel to Sunbeam. The settlement, which was approved by the Court on November 12, 1999, effectively increased the consideration payable to the Coleman minority stockholders in connection with the merger by providing them with warrants, each entitling them to purchase one Sunbeam share at $7 per share, at the rate of 0.381 of a warrant for each Coleman share (after deducting the warrants to be issued to counsel for the Coleman minority stockholders as their legal fees), in addition to their receiving $6.44 in cash and 0.5677 of a Sunbeam share for each Coleman share, upon completion of the merger.



     Sunbeam and Coleman believe that the transaction consisting of the merger and the settlement is substantively fair to the Coleman minority stockholders, and that the process which arrived at the transaction was procedurally fair to them. This belief is based solely on the following considerations:



     o The merger agreement was negotiated at arms'-length between parties that were unaffiliated at the time--Sunbeam, on the one hand, and, on the other hand, Coleman and its then 81% stockholder, MacAndrews & Forbes.



     o The merger agreement provides that it cannot be amended (whether to change the merger consideration, to add conditions to the merger or otherwise) or terminated.



     o The settlement of the litigation claims of the Coleman minority stockholders was negotiated at arms'-length between parties that were and are unaffiliated--counsel to Sunbeam and counsel to the Coleman minority stockholders.



     o The settlement was approved by the Delaware Court of Chancery on November 12, 1999 as being fair, reasonable and in the best interests of the Coleman minority stockholders after a hearing on September 29, 1999 at which all Coleman minority stockholders had an opportunity to be heard and only one stockholder objected to the settlement.



     o Notwithstanding the settlement, any Coleman minority stockholder who objects to the terms of the merger agreement and settlement can pursue his Delaware law appraisal rights and seek payment in cash of the judicially determined fair value of his Coleman shares.



     Sunbeam and Coleman have not performed, and have not requested or obtained from any financial advisor or other outside expert, any current valuation of Coleman or the minority stockholders' interest in Coleman based on any of the analyses typically employed in such a valuation (such as a comparable company or comparable transaction analysis or an analysis of the discounted present value of projected future


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


cash flows and terminal values). Nor have they performed, or requested or obtained, any current valuation of the warrants which are part of the consideration to be paid to the Coleman minority stockholders upon completion of the merger.



     The Delaware Court of Chancery, in its November 12, 1999 opinion approving the settlement, accepted a September 1999 valuation of the warrants by plaintiffs' expert based on the Black-Scholes option-pricing model of $2.475 per warrant. Based on such valuation (which may no longer be applicable because it assumed a $6.00 per share Sunbeam stock price), and assuming a market price of
[$5.00] per Sunbeam share (the NYSE closing price on November   , 1999), the
consideration to be received by the Coleman minority stockholders upon completion of the merger would have a value of approximately [$10.22] per Coleman share ($6.44 in cash, [$2.84] in Sunbeam stock and [$0.94] in Sunbeam warrants). However, Sunbeam and Coleman cannot and will not try to predict the prices at which the Sunbeam shares and warrants will trade upon completion of the merger, or whether an active trading market for the warrants will develop.



     Because the merger agreement was approved by all action of the Coleman board and stockholders required under Delaware law and by its terms cannot be amended, Sunbeam and Coleman have not considered amending the merger agreement to add procedural safeguards as conditions to the merger, such as a condition that the merger be approved by a majority of Coleman's minority stockholders or by independent Coleman directors or a condition requiring a favorable opinion of a financial advisor on the fairness of the consideration to be received by stockholders upon completion of the merger. Instead, Sunbeam and Coleman decided to settle the claims of the Coleman minority stockholders challenging the fairness of the consideration provided under the merger agreement through arms'-length negotiations with their litigation counsel on terms that the Delaware Court of Chancery would approve as being fair to the Coleman minority stockholders.



     Camper Acquisition Corp. is a wholly owned subsidiary of Sunbeam which was formed solely for the purpose of acting as an acquisition vehicle in connection with the merger. Camper Acquisition Corp expressly adopts the foregoing statements of Sunbeam.


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

                                   THE MERGER

     The description of the merger and the merger agreement contained in this document does not purport to be complete and is qualified in its entirety by reference to the merger agreement, a copy of which is attached as Annex I at the back of this document and is incorporated in this document by reference.

GENERAL

     The merger will become effective when a certificate of merger is filed with the Secretary of State of the State of Delaware. It is currently anticipated that the certificate of merger will be filed, and the merger will become
effective, on or about             , 1999, which is the twenty-first business
day following the date on which this document was first mailed to you.

     Prior to the completion of the merger, the outstanding capital stock of Camper Acquisition Corp., all of which is currently owned directly by Sunbeam, will be contributed to Coleman Worldwide Corporation. In the merger, Camper Acquisition Corp., which will then be directly owned by Coleman Worldwide Corporation, will be merged into Coleman, which is currently 80.01% directly owned by Coleman Worldwide Corporation.


INTERESTS OF CERTAIN PERSONS IN THE MERGER


     In considering the approval of the merger by the former Coleman board of directors, you should be aware that a number of persons, including current and former directors and executive officers of Coleman, have interests in the merger that are different from or in addition to yours, as described below.

     Coleman Options. Under the merger agreement, after the completion of the M&F Transaction, which occurred on March 30, 1998, all of the then outstanding options to purchase shares of Coleman common stock under Coleman's stock option plans became fully vested and exercisable. During the period between the completion of the M&F Transaction and the completion of the merger, Sunbeam is obligated, under the merger agreement, to cause Coleman to maintain a broker-dealer cashless exercise procedure for the exercise of the Coleman stock options. Upon the completion of the merger, each outstanding Coleman stock option that has not been exercised will be cancelled and each holder of an unexercised Coleman stock option will be paid an amount in cash equal to the product of (1) the total number of shares of Coleman common stock subject to the Coleman stock option, multiplied by (2) the excess of $27.50 over the exercise price per share of Coleman common stock subject to the Coleman stock option, less any applicable withholding taxes.


     Immediately after the completion of the M&F Transaction, two current executive officers of Sunbeam and Coleman exercised options that vested as a result of the M&F Transaction. Jerry W. Levin, the then Chairman and Chief Executive Officer of Coleman and the current Chairman and Chief Executive Officer of Sunbeam and Coleman, exercised 500,000 Coleman stock options at per share exercise prices ranging from $12.25 to $14.00 and Mr. Levin received net proceeds upon the sale of such shares of about $9.94 million. Bobby G. Jenkins, the current Executive Vice President and Chief Financial Officer of Sunbeam and Executive Vice President of Coleman, exercised 20,000 Coleman stock options at per share exercise prices ranging from $16.125 to $16.434 and Mr. Jenkins received net proceeds upon the sale of such shares of about $288,360.



     Ronald O. Perelman, the sole stockholder of MacAndrews & Forbes and a member of the Coleman board at the time the agreement relating to the M&F Transaction and the merger agreement were executed, holds 500,000 Coleman stock options with an exercise price of $14.00 per share. Paul E. Shapiro, the current Executive Vice President and Chief Administrative Officer of Sunbeam and Coleman and a director of Coleman, holds 62,500 Coleman stock options with an exercise price of $17.062 per share and 15,000 Coleman stock options with an exercise price of $16.125 per share. Karen K. Clark, the current Senior Vice President, Finance of Sunbeam and Senior Vice President, Finance of Coleman, holds 10,000 Coleman stock options with an exercise price of $17.062 per share and 15,000 Coleman stock options with an exercise price of $16.125 per share. Steven R. Isko, the current Senior Vice President and General Counsel of Sunbeam and Senior Vice President and General Counsel of Coleman, holds 10,000 Coleman stock options with an exercise price of $17.062 per share, 7,500 Coleman stock options with an exercise price of $16.125 and 2,500 Coleman stock options with an exercise price of $12.937 per share. Upon completion of the merger, in settlement of their Coleman stock options, Messrs. Perelman, Shapiro and Isko and Ms. Clark will receive cash payments of $6,750,000, $823,000, $226,009 and $275,005 respectively.


     Severance Arrangements. The M&F Transaction constituted a "change in control" of Coleman under the terms of some Coleman employee benefit plans and various employment, severance, termination, consulting and retirement agreements to which Coleman was a party. As a result, at the effective time of the M&F Transaction, Coleman became obligated to pay all amounts provided under those plans and agreements as a result of the change in control. Under the merger agreement, Sunbeam agreed that after completion of the M&F Transaction it would honor, and cause Coleman to honor, all employment, severance, termination, consulting and retirement agreements to which Coleman was a party on that date. Accordingly, all rights and obligations of Coleman under these agreements have become rights and obligations of Sunbeam and except as noted below with respect to the former employment agreements between Coleman and Messrs. Levin and Shapiro, Sunbeam has agreed to cause Coleman to pay all amounts provided under these employee benefit plans and agreements as a result of the change in control of Coleman in accordance with their respective terms and to honor, and to cause Coleman to honor, all rights, privileges and modifications to or with respect to any such employee benefit plans of Coleman or agreements which become effective as a result of the change in control. However, neither Sunbeam nor Coleman has any responsibility for Coleman's obligations under the former employment agreements between Coleman and Jerry W. Levin, Coleman's then Chairman and Chief Executive Officer, and Paul E. Shapiro, Coleman's then Executive Vice President and General Counsel, except, in the case of Mr. Levin, for an incentive payment in the amount of $1.5 million due from Coleman (and subsequently paid) related to the sale of Coleman Safety & Security Products, Inc. to an unrelated third party, which transaction was pending at the time the merger agreement was signed. The former employment agreements with Messrs. Levin and Shapiro were terminated upon completion of the M&F Transaction.


     In connection with the change in control resulting from the completion of the M&F Transaction, Sunbeam has paid, or has caused Coleman to pay or recognize as payable, a total of $7,903,765 in severance compensation and related benefits for approximately 117 former Coleman employees. Of that amount, $7,597,936 was in respect of base salary and related benefits, and $305,829 was in respect of extra pension credits. In addition, Coleman paid $454,277 for management incentive bonuses to 37 former Coleman employees. The only principal executive officer of Coleman to receive severance compensation from Coleman as a result of the change in control was Joseph Page, the former Chief Financial Officer of Coleman, who received severance payments totaling $280,000. Bobby G. Jenkins, the current Executive Vice President and Chief Financial Officer of Sunbeam and Executive Vice President of Coleman, received severance payments totaling $18,583 as a result of his resignation from Coleman following the M&F Transaction, and prior to his being rehired by both Sunbeam and Coleman in the capacities mentioned above. Steven R. Isko, the current Senior Vice President and General Counsel of Sunbeam and Senior Vice President and General Counsel of Coleman, received severance payments totaling $185,634 as a result of his resignation from Coleman following the M&F Transaction, and prior to his being rehired by both Sunbeam and Coleman in the capacities mentioned above.


     Indemnification. The merger agreement provides that all rights to indemnification existing in favor of any director or officer of Coleman in office at or prior to the completion of the merger, as provided in Coleman's Certificate of Incorporation, Coleman's By-laws, as amended, or indemnification agreements in effect as of February 27, 1998, will survive the merger and continue in full force and effect for a period of six years after the effective time of the merger (and during the period from the completion of the M&F Transaction to the completion of the merger), to the extent these rights are consistent with Delaware law. In addition, Sunbeam agreed that, from and after the completion of the M&F Transaction and for a period of six years following the completion of the merger, Sunbeam or Coleman, as the surviving corporation in the merger, will cause to be maintained a liability insurance policy for the benefit of Coleman's former directors and officers providing coverage substantially similar to the policies in effect as of February 27, 1998. Neither Sunbeam nor Coleman will be required to pay an annual premium for such insurance in excess of 200% of the last annual premium paid by Coleman prior to the date of the merger agreement, but in such case will purchase as much coverage as possible for such amount. See "THE MERGER--Continuation of Existing Indemnification Rights."

     Registration Rights Agreement. The shares of Sunbeam common stock issued to the MacAndrews & Forbes subsidiary from which Sunbeam acquired indirectly about 81% of the then outstanding Coleman common stock in the M&F Transaction were not registered under federal or state securities laws. Accordingly, in connection with the completion of the M&F Transaction, Sunbeam entered into a registration rights agreement with the MacAndrews & Forbes subsidiary, permitting the MacAndrews & Forbes subsidiary and other affiliates of Coleman to require Sunbeam to register their shares of Sunbeam common stock under federal and applicable state securities laws. The registration rights agreement was subsequently amended in August 1998 to provide that the MacAndrews & Forbes subsidiary can also require Sunbeam to register the warrant and the shares of Sunbeam common stock issuable upon exercise of the warrant issued to the MacAndrews & Forbes subsidiary in connection with the settlement of legal claims related to the M&F Transaction. See "MATERIAL CONTACTS BETWEEN COLEMAN AND SUNBEAM AND ITS AFFILIATES--Registration Rights Agreement."

CONVERSION OF COLEMAN COMMON STOCK


     Upon completion of the merger, each outstanding share of Coleman common stock--other than shares held indirectly by Sunbeam and shares, if any, with respect to which Delaware appraisal rights are sought and perfected--will no longer be outstanding and will automatically be cancelled. After completion of the merger, you will no longer have any rights under the certificate representing your shares of Coleman common stock, except the right to receive $6.44 in cash and 0.5677 of a share of Sunbeam common stock for each share of Coleman common stock you own when the merger is completed, a cash payment equal to the value of any fractional shares of Sunbeam common stock you would otherwise be entitled to receive upon surrender of the certificate, and warrants entitling you to purchase one share of Sunbeam common stock at a cash price of $7 per share until August 24, 2003 to be issued under the recent settlement of litigation relating to the merger. Under the terms of the settlement, you will receive 0.381 of a warrant for each share of Coleman common stock you own when the merger is completed, assuming no further increase in the number of outstanding shares of Coleman common stock prior to the completion of the merger as a result of further exercises of Coleman employee stock options. The number of warrants you will receive will be rounded up or down to the nearest whole number to avoid the issuance of fractional warrants. See "LITIGATION SETTLEMENT AND WARRANTS."


     Upon completion of the merger, all shares of Coleman common stock held indirectly by Sunbeam through Coleman Worldwide will remain outstanding and unchanged as a result of the merger. Each share of Coleman common stock, if any, held in the treasury of Coleman, by any subsidiary of Coleman, by Sunbeam or by any subsidiary of Sunbeam (other than Coleman Worldwide) immediately prior to the completion of the merger will be automatically cancelled. In addition, upon completion of the merger, each outstanding share of common stock of Camper Acquisition Corp., the wholly owned subsidiary of Sunbeam that will be merged with Coleman in the merger, will be automatically cancelled.

EXCHANGE OF COLEMAN COMMON STOCK

     The exchange of the shares of Coleman common stock you own when the merger is completed will occur as follows:


     o upon completion of the merger, Sunbeam will deposit, with an exchange agent selected by Sunbeam, (1) certificates for the shares of Sunbeam common stock to be issued to you in the merger; (2) cash sufficient to pay the cash portion of the merger consideration and any fractional share payments you are entitled to receive; and (3) warrants to purchase Sunbeam common stock at a cash price of $7 per share to which you are entitled under the recent settlement of litigation relating to the merger;


------------------

* To be completed by amendment.

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

     o as soon as reasonably practicable after the completion of the merger, Sunbeam will cause the exchange agent to mail a letter of transmittal and exchange instructions to you;

     o upon surrender of your Coleman common stock certificate(s) for cancellation to the exchange agent, together with a properly completed and duly executed letter of transmittal, you will receive, in exchange for your Coleman certificate(s), (1) a certificate for the shares of Sunbeam common stock you are entitled to receive in the merger, (2) a cash payment in respect of the cash portion of the merger consideration, after giving effect to any required withholding tax, and any fractional share payment you are entitled to receive, and (3) warrants to purchase Sunbeam common stock at a cash price of $7 per share to which you are entitled under the recent litigation settlement relating to the merger based on the number of shares of Coleman common stock you own when the merger is completed; your certificate(s) will then be cancelled;

     o until you surrender your Coleman stock certificates, you will not be entitled to vote the shares of Sunbeam common stock you are entitled to receive in the merger or receive any dividends or distributions with a record date after the completion of the merger with respect to such Sunbeam common stock, although any such dividends or distributions will accrue and be payable to you, without interest, upon surrender of your certificate(s); it should be noted, however, that Sunbeam does not pay, and is prohibited from paying under the bank credit facility, cash dividends;

     o any merger consideration and warrants that remain undistributed for six months after the completion of the merger will be delivered to Sunbeam, upon demand, and any holders of unsurrendered Coleman common stock certificates may thereafter look only to Sunbeam, as general creditors, for payment of the merger consider ation and warrants. In no event will Sunbeam, Coleman or the exchange agent be liable to any holder of unsurrendered certificates for any merger consideration or warrants that are delivered to a public official under applicable escheat laws; and

     o upon completion of the merger, the stock transfer books of Coleman will be closed and no further transfer of shares of Coleman common stock will be made; if, after the completion of the merger, Coleman common stock certificates are presented to Coleman, they will be cancelled and exchanged for the merger consideration and warrants.

     YOU SHOULD NOT FORWARD YOUR CERTIFICATES TO THE EXCHANGE AGENT UNTIL YOU RECEIVE A LETTER OF TRANSMITTAL AND EXCHANGE INSTRUCTIONS.

NO FRACTIONAL SHARES OR WARRANTS

     No fractional shares of Sunbeam common stock or warrants will be issued to you, and no dividend, stock split or other change in the capital structure of Sunbeam will relate to any fractional shares. Any Coleman stockholder who would otherwise be entitled to fractional shares will not be entitled to vote or to exercise any rights of a security holder with respect to such fractional shares.

     Instead of any fractional shares of Sunbeam common stock, each Coleman stockholder who would otherwise be entitled to a fraction of a share of Sunbeam common stock will be paid cash, without interest, in an amount equal to the fraction of a share of Sunbeam common stock to which such stockholder would otherwise be entitled, multiplied by the closing sale price of one share of Sunbeam common stock on the NYSE Composite Transactions Tape on the day of the completion of the merger, or, if shares of Sunbeam common stock are not so traded on that day, the closing sale price on the next preceding day on which the shares were traded on the NYSE. Shares of Coleman common stock of any holder represented by two or more certificates will be aggregated, and in no event will any holder of Coleman common stock be paid an amount of cash for fractional shares in respect of one or more than one share of Sunbeam common stock.

     Instead of any fractional warrants, each Coleman stockholder who would otherwise be entitled to a fraction of a warrant will receive a number of whole warrants determined by rounding up or down to the nearest whole number.

CONDITIONS

     Under the terms of the merger agreement, the completion of the merger was subject to the following conditions: (1) this document had to be declared effective by the SEC, (2) the shares of Sunbeam common stock to be issued by Sunbeam in the merger had to be listed for trading on the NYSE, and (3) the M&F Transaction had to be completed. All of these conditions have already been satisfied. Therefore, assuming that no court order is entered which prevents the merger from being completed, the merger will be completed on or about
           , 1999, which is the twenty-first business day following the date on which this document was first mailed to you.

GOVERNMENTAL AND REGULATORY APPROVALS

     Completion of the M&F Transaction was conditioned on the expiration or termination of the applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended. On March 4, 1998, Sunbeam and Ronald O. Perelman, as the then ultimate parent of Coleman, filed notifications and report forms under the HSR Act with the Federal Trade Commission and the Antitrust Division of the Department of Justice relating to the M&F Transaction and the merger. The applicable waiting period under the HSR Act was terminated on March 27, 1998. However, notwithstanding the termination of the waiting period under the HSR Act, the FTC, the Antitrust Division, a state or a private person or entity could seek under federal or state antitrust laws, among other things, to enjoin or rescind the M&F Transaction or the merger. Although Sunbeam and Coleman believe that the M&F Transaction and the merger do not violate United States antitrust laws, there can be no assurance that if such a challenge is made, it would not be successful.

     In addition to the filings under the HSR Act, Sunbeam and Coleman filed a pre-merger notification form with the German Federal Cartel Office relating to the M&F Transaction and the merger, which was approved by the Federal Cartel Office on March 20, 1998. Neither Sunbeam nor Coleman is aware of any other material approval or other action by any governmental, administrative or regulatory agency or authority, domestic or foreign, that would be required in order to complete the merger.

EMPLOYEE MATTERS

     Sunbeam agreed that, from and after the completion of the M&F Transaction, it would honor, and cause Coleman to honor, all employment, severance, termination, consulting and retirement agreements to which Coleman was a party on that date. Accordingly, all rights and obligations of Coleman under these agreements became rights and obligations of Sunbeam. However, neither Sunbeam nor Coleman has any responsibility for Coleman's obligations under the former employment agreements between Coleman and Jerry W. Levin, Coleman's then Chairman and Chief Executive Officer, and Paul E. Shapiro, Coleman's then Executive Vice President and General Counsel, except in the case of Mr. Levin for an incentive payment in the amount of $1.5 million due from Coleman (and subsequently paid) related to the sale of Coleman Safety & Security Products, Inc. to an unrelated third party, which transaction was pending at the time the merger agreement was signed. The former employment agreements with Messrs. Levin and Shapiro were terminated upon completion of the M&F Transaction. Sunbeam agreed to cause Coleman to allow Coleman employees to participate in Sunbeam employee benefit plans, from and after the completion of the M&F Transaction, on substantially the same basis as similarly situated Sunbeam employees. With respect to welfare benefit plans, Sunbeam also agreed to waive any pre-existing condition limitations and give effect, in determining any deductible and maximum out-of-pocket limitations, to claims incurred and amounts paid by, and reimbursed to, those employees with respect to similar plans maintained by Coleman. Sunbeam has, or has caused Coleman to, give Coleman employees full credit for purposes of eligibility and vesting of benefits and benefit accrual for service with Coleman and its affiliates prior to the completion of the M&F Transaction under each employee benefit plan, so long as such crediting of service did not result in duplication of benefits. See "--Interests of Certain Persons in the Merger."

     The M&F Transaction constituted a "change in control" of Coleman under some Coleman employee benefit plans and employment, severance, termination, consulting and retirement agreements. Except as noted above with respect to the employment agreements of Messrs. Levin and Shapiro, Sunbeam agreed to cause

Coleman to pay all amounts provided under these employee benefit plans and agreements as a result of the change in control of Coleman in accordance with their respective terms and to honor, and to cause Coleman to honor, all rights, privileges and modifications to or with respect to any such employee benefit plans of Coleman or agreements which became effective as a result of the change in control. See "--Interests of Certain Persons in the Merger."

     Sunbeam caused Coleman to continue Coleman's Annual Incentive Plan for Management Employees for the remainder of 1998, and participants in the Management Incentive Plan were not eligible to participate in Sunbeam's incentive plan in respect of 1998. Under the terms of the Management Incentive Plan, participants were eligible for cash bonuses payable upon the attainment of certain performance goals, which performance goals were determined by reference to (1) earnings before interest, taxes and amortization, (2) operating working capital per sales dollar and (3) other quantitative goals as approved from time to time. Cash bonuses paid were equal to a percentage of a participant's base salary, depending on the percentage of the target attained by Coleman. Coleman paid a total of about $2.9 million to participants in the Management Incentive Plan with respect to 1998. Eligible participants include select employees of Coleman and its subsidiaries who are (1) designated to participate by the Chief Executive Officer of Coleman, (2) are employed prior to the start of the last fiscal quarter in the plan year and (3) are not participants in another short-term incentive program of Coleman.


     Sunbeam will honor, and will cause Coleman to honor, Coleman's Executive Severance Policy without any amendments adverse to participants. The Coleman Executive Severance Policy applies to certain terminations of employment of employees of Coleman and its subsidiaries who are participants in Coleman's Management Incentive Plan or who are in the position of country general manager/president and above. Participation in the Executive Severance Policy is limited to those participants in the Management Incentive Plan described above. Benefits are payable to a participant in the event of a termination of the participant's employment by Coleman within three years following the M&F Transaction other than for Cause (as defined in the Executive Severance Policy) or by the participant with Good Reason (as defined in the Executive Severance Policy). The benefits payable under the Executive Severance Policy generally include the following:


     o salary continuation for twelve, nine or six months, depending on the participant's level of participation in the Management Incentive Plan;

     o medical and/or dental coverage under COBRA until the end of the severance period at the same contribution level in effect for active participants, with Coleman paying the portion of the premiums it was paying for such participant prior to the M&F Transaction;

     o in the event of a termination prior to December 31, 1998, a pro rata payment under the Management Incentive Plan through the date of such termination;

     o a lump sum cash payment in an amount equal to the aggregate benefit that the participant would have accrued had he or she remained employed during the severance period under Coleman's qualified defined benefit retirement plans and its excess or supplemental defined benefit retirement plans, less any actual vested benefit of the participant under such plans;

     o a lump sum payment in an amount equal to the value of the participant's accrued vacation, determined in accordance with Coleman's vacation policy; and

     o an additional payment to hold the participant harmless from the excise taxes imposed by sections 280G and 4999 of the tax code, if the severance payments and benefits payable under the Executive Severance Policy exceed certain minimum thresholds.

     In addition, any participant who was a party to an employment contract or other written agreement with Coleman was entitled to choose between the severance benefits, if any, payable under such contract and the severance benefits payable under the Executive Severance Policy.

     Since the ninety-first day following completion of the M&F Transaction, some of the participants in the Executive Severance Policy have been entitled to voluntarily terminate their employment with Coleman and to have such termination deemed to be for Good Reason under the Executive Severance Policy, as a result of the completion of the M&F Transaction.

     Since the date of the M&F Transaction, Coleman has paid or become obligated to pay about $4.2 million to participants under the Executive Severance Policy.

     For the benefit of those employees of Coleman who were not participants in the Executive Severance Policy and who did not have employment agreements with Coleman, Sunbeam provided severance benefits under Sunbeam's Severance Pay Plan on substantially the same basis as similarly situated Sunbeam employees. To date, Sunbeam has made aggregate payments of about $470,000 to former Coleman employees under the Sunbeam Severance Pay Plan. Under the terms of the Severance Pay Plan, a participant who is a Coleman employee and whose employment is terminated as the direct result of the closure of a facility or the elimination of the participant's position will be entitled to receive the following severance benefits:

     o a lump sum cash payment in an amount equal to (1) six months', three months' or six weeks' base pay, depending on the number of years of service, in the case of an exempt employee or (2) one week of base pay for each completed year of service, in the case of a non-exempt employee; and

     o health coverage under COBRA until the end of the severance pay period at the same contribution level in effect for active participants, with Sunbeam paying the same portion of the premiums that it would pay for active participants.

CONTINUATION OF EXISTING INDEMNIFICATION RIGHTS


     For a period of six years after the completion of the merger, and during the period between the completion of the M&F Transaction and the completion of the merger, Sunbeam agreed to indemnify directors and officers of Coleman in office at or prior to the completion of the merger in connection with any threatened or actual legal proceeding to the fullest extent allowed by Delaware law, the Coleman Certificate of Incorporation, the Coleman By-laws and any indemnification agreement in effect at the date of the merger agreement, including any provisions relating to advancement of expenses. This indemnification does not, however, extend to any legal proceeding initiated against Coleman by an indemnified person unless the proceeding was
(1) authorized by the Coleman board of directors or (2) brought by an indemnified person to enforce his or her right to indemnification under the merger agreement. In addition, the right to indemnification under the merger agreement extends only to legal proceedings arising from:


     o the fact that the indemnified person was a director or officer of Coleman or was serving at the request of Coleman as a director, officer, employee or agent of another entity, or

     o the agreement relating to the M&F Transaction, the merger agreement or any of the transactions contemplated by those agreements.

Moreover, the right to indemnification provided by the merger agreement extends only to claims which pertain to matters arising, existing or occurring prior to or at the completion of the merger. To give rise to an indemnification right, however, the claim need not have been asserted prior to the completion of the merger. If any claim is asserted against an indemnified person within the period during which indemnification is provided, all rights to indemnification under the merger agreement continue until disposition of the claim. In the event any indemnified person becomes involved in a legal proceeding after the completion of the merger, Sunbeam will, or will cause Coleman to, periodically advance legal and other expenses to the indemnified person, including the cost of any investigation and preparation incurred in connection with the legal proceeding. However, as a condition to advancement of expenses, the indemnified person must provide Sunbeam with an undertaking to reimburse all amounts so advanced in the event that the indemnified person is determined not to be entitled to indemnification.

     Sunbeam and Coleman also agreed that all rights to indemnification, and all limitations with respect to indemnification, existing in favor of any indemnified person, as provided in the Coleman Certificate of Incorporation, the Coleman By-Laws or any indemnification agreement in effect at the date of the merger agreement, will survive the merger and will, to the extent permitted by Delaware law, continue in full force and effect, without any amendment, for a period of six years after the completion of the merger and during the period from the completion of the M&F Transaction to the completion of the merger. If any claim is asserted against any indemnified person within that period, all rights to indemnification will continue until final disposition of the legal proceeding. Any determination required to be made with respect to whether an indemnified person's conduct complies with the standards set forth under Delaware law, the Coleman certificate of incorporation, the Coleman by-laws or any agreement, as the case may be, will be made by independent legal counsel selected by the indemnified person and reasonably acceptable to Sunbeam.

     Sunbeam also agreed that, from and after the completion of the M&F Transaction, Sunbeam or Coleman will maintain, for a period of not less than six years after the completion of the merger, a liability insurance policy for the benefit of Coleman's former directors and officers providing coverage substantially similar to the policies in place prior to the completion of the M&F Transaction. However, neither Sunbeam nor Coleman will be required to pay an annual premium for this insurance which exceeds 200% of the last annual premium paid by Coleman prior to the date of the merger agreement. In the event that the premium does exceed that amount, Sunbeam or Coleman will purchase as much coverage as possible for such amount.

ACCOUNTING TREATMENT


     The merger will be accounted for under the "purchase" method of accounting in accordance with generally accepted accounting principles. Therefore, the aggregate consideration paid by Sunbeam in the merger and in the M&F Transaction will be allocated to Coleman's assets and liabilities based upon their fair market value with any excess being treated as excess of investment over net assets acquired or "goodwill". The assets and liabilities and results of operations of Coleman have been consolidated for financial accounting (but not tax) purposes with the assets and liabilities and results of operations of Sunbeam since the completion of the M&F Transaction.


STOCK EXCHANGE LISTING

     The NYSE has approved for listing on the NYSE the shares of Sunbeam common stock to be issued to Coleman stockholders in the merger, subject to official notice of issuance. Sunbeam intends to file an application with the NYSE to list the shares of Sunbeam common stock that will be issued when the warrants are exercised. For a description of matters relating to the continued listing of Sunbeam common stock on the NYSE, see "RECENT DEVELOPMENTS AFFECTING SUNBEAM--New York Stock Exchange Listing."

DELISTING AND DEREGISTRATION OF COLEMAN COMMON STOCK

     Upon completion of the merger, there will no longer be any publicly held shares of Coleman common stock and the Coleman common stock will be delisted from the NYSE, the Pacific Stock Exchange and the Chicago Stock Exchange and deregistered under the Exchange Act. For a description of matters relating to the continued listing of Coleman common stock on the NYSE, see "RECENT DEVELOPMENTS AFFECTING COLEMAN."

OWNERSHIP OF COLEMAN COMMON STOCK


     At the close of business on November 23, 1999, there were outstanding 55,827,490 shares of Coleman common stock held by about 566 holders of record. In the M&F Transaction, which was completed on March 30, 1998, Sunbeam became the indirect beneficial owner of 44,067,520 shares of Coleman common stock, representing about 81% of the then outstanding shares of Coleman common stock. As a result of option exercises by employees and former employees of Coleman immediately following the completion of the M&F Transaction, these shares represent about 79% of the currently outstanding shares of Coleman common stock. On July 12, 1999, Sunbeam acquired 3,000,000 shares of a newly created series of Coleman voting preferred stock. These shares, together with the shares of Coleman common stock acquired by Sunbeam in the M&F Transaction, enable Sunbeam to exercise just over 80% of the total voting power of Coleman's outstanding capital stock.

     The table below shows the number of shares of Coleman common stock owned by each of the current directors and officers of Coleman and the percentage of the outstanding Coleman common stock which these shares represent.

                                                                                             PERCENTAGE
                                                                    AMOUNT AND NATURE OF         OF
NAME OF BENEFICIAL OWNER                                            BENEFICIAL OWNERSHIP    COMMON STOCK
-----------------------------------------------------------------   --------------------    ------------
Directors:
  Jerry W. Levin.................................................         --                  --
  A. Whitman Marchand............................................         --                  --
  Paul E. Shapiro................................................           77,500(1)          *
  John H. Klein..................................................         --                  --

Executive Officers:
  Bobby G. Jenkins...............................................         --                  --
  Steven R. Isko.................................................           20,000(1)          *
  Karen K. Clark.................................................           25,000(1)          *
  William L. Phillips............................................         --                  --
  Gwen C. Wisler.................................................         --                  --
  Barbara L. Allen...............................................               20             *

All Directors and Executive Officers
  as a Group (10 persons)........................................          122,520(1)          *

------------------
* Less than 1%


(1) Represents shares of common stock which these individuals have the right to acquire upon exercise of employee stock options that are currently exercisable and may be exercised within the next 60 days.


     At its February 27, 1998 meeting, the then Coleman board of directors unanimously approved the merger agreement. See "--Coleman's Reasons for the Merger and Approval of the Coleman Board." Since the completion of the M&F Transaction, however, the composition of Coleman's management and board of directors has changed significantly. See "MATERIAL CONTACTS BETWEEN COLEMAN AND SUNBEAM AND ITS AFFILIATES--M&F Transaction." Mr. Levin voted on February 27, 1998 as a member of the Coleman board of directors to approve the merger agreement. However, neither Mr. Levin nor any other director or officer of Coleman is currently making any recommendation to Coleman stockholders regarding the merger.


     Since January 1, 1996, Coleman has completed one purchase of Coleman common stock. On March 1, 1996, Coleman purchased 50,000 shares of Coleman common stock (or 100,000 shares, adjusted for the two-for-one stock split of Coleman common stock on June 28, 1996) in the open market at a purchase price of $46.54 per share ($23.26 per share, as adjusted), or an aggregate of $2.33 million. On May 23, 1997, Coleman Worldwide commenced an offer to accept for exchange its Liquid Yield Option(Trademark) Notes due 2013 ("LYONs") for cash at a price equal to their redemption price of $343.61 per $1,000 principal amount at maturity. The LYONs were exchangeable for shares of Coleman common stock at the rate of 15.706 shares for each $1,000 principal amount at maturity of LYONs. The holders of $545,053,000 aggregate principal amount at maturity of LYONs out of the $561,553,000 aggregate principal amount at maturity then outstanding accepted Coleman Worldwide's offer, which expired on June 20, 1997. On April 20, 1998, Coleman Worldwide gave notice of its intention to redeem all LYONs remaining outstanding on May 27, 1998 for cash at their redemption price of $343.61 per $1,000 principal amount at maturity, unless, prior to that date, the holders of the LYONs elected to exchange their LYONs for shares of Coleman common stock. All of the LYONs that remained outstanding on May 27, 1998 were redeemed by Coleman Worldwide.


OWNERSHIP INTEREST OF COLEMAN STOCKHOLDERS IN SUNBEAM AFTER THE MERGER


     Based on the number of shares of Sunbeam common stock and Coleman common stock outstanding on November 23, 1999 and assuming no Coleman stockholders exercise their Delaware law appraisal rights, upon completion of the merger there will be about 107,578,527 shares of Sunbeam common stock outstanding, of which the former stockholders of Coleman, including a subsidiary of MacAndrews & Forbes, will own about 19.3%. The former holders of Coleman common stock will own about 36% of the outstanding Sunbeam common stock after the merger, assuming the exercise of (1) the warrant issued to a MacAndrews & Forbes subsidiary in settlement of threatened legal claims related to the M&F Transaction and
(2) the warrants to be issued to the Coleman minority stockholders upon completion of the merger under the recent settlement of litigation related to the merger.


EXPENSES

     All costs and expenses incurred in connection with the M&F Transaction and the merger will be paid by the party incurring such expenses.

     Sunbeam and Coleman have incurred, and will incur, fees and expenses in connection with the M&F Transaction and the merger, including filing fees in connection with the registration of the shares to be issued in connection with the merger and upon exercise of the warrants and other required filings, fees of counsel, accountants' fees and printing costs. These expenses are estimated to be as follows:

Financial advisory fees.....................................................................   $   [ * ]
Legal fees and expenses.....................................................................       [ * ]
Accounting fees and expenses................................................................       [ * ]
Filing fees.................................................................................       [ * ]
Printing and mailing........................................................................       [ * ]
Miscellaneous...............................................................................       [ * ]
                                                                                               ---------
     TOTAL..................................................................................   $   [ * ]
                                                                                               ---------
                                                                                               ---------

------------------

* To be completed by amendment.

                UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

     The following discussion is a summary of the anticipated material United States Federal income tax consequences of the merger to a holder of Coleman common stock (a "holder"). The discussion is based on laws, regulations, rulings and decisions in effect on the date of mailing of this document, all of which are subject to change, possibly with retroactive effect. This discussion deals only with holders who hold their shares of Coleman common stock as capital assets and does not address all aspects of United States Federal taxation that may be relevant to particular holders in light of their personal circumstances or to holders (1) who are not citizens or residents of the United States,
(2) who may be subject to special tax rules, such as rules relating to financial institutions and banks, tax-exempt organizations, insurance companies, dealers in securities, and persons who hold Coleman common stock as part of a hedge, conversion or constructive sale transaction, straddle or other risk reduction transaction (3) who perfect their appraisal rights under Delaware law, or
(4) who acquired their shares of Coleman common stock pursuant to the exercise of employee stock options or other compensation arrangements with Coleman. In addition, the discussion does not address the tax consequences of the merger arising under the laws of any state, local or foreign jurisdiction.


     EACH HOLDER OF COLEMAN COMMON STOCK IS URGED TO CONSULT ITS OWN TAX ADVISOR WITH RESPECT TO THE PARTICULAR TAX CONSEQUENCES OF THE MERGER TO SUCH HOLDER.


     The receipt of the cash, Sunbeam common stock and warrants to purchase Sunbeam common stock upon completion of the merger is expected to be a taxable transaction for United States Federal income tax purposes and may also be a taxable transaction under applicable state, local, foreign and other tax laws. In general, for United States Federal income tax purposes, a holder will recognize gain or loss equal to the difference between (1) the sum of cash, the fair market value of the Sunbeam common stock received in exchange for such holder's shares of Coleman common stock, and the fair market value of the warrants to purchase additional shares of Sunbeam common stock and (2) the adjusted tax basis of such shares of Coleman common stock. This gain or loss will be capital gain or loss and will be long-term capital gain or loss if the shares have been held for more than twelve months.

                       LITIGATION SETTLEMENT AND WARRANTS

     Beginning on June 25, 1998, several class action lawsuits were filed in the Court of Chancery of the State of Delaware by minority stockholders of Coleman against Coleman, Sunbeam and several of Coleman's former officers and directors. These actions were later consolidated into a single class action lawsuit. The class action alleges, among other things, that the consideration to be paid to the minority stockholders of Coleman under the February 1998 merger agreement was no longer fair as a result of the decline in the market price of Sunbeam's common stock. See "BUSINESS OF SUNBEAM--Litigation and Other Contingent Liabilities."


     On October 21, 1998, Sunbeam announced that it had entered into a memorandum of understanding to settle the class action, subject to court approval. On August 6, 1999, a stipulation of settlement was executed and on August 25, 1999, notice of the settlement and of a September 29, 1999 hearing in the Court of Chancery of the State of Delaware to consider approval of the settlement was mailed to the members of the class (consisting of all Coleman stockholders owning shares at any time from February 27, 1998 until the date of the merger other than Coleman Worldwide). The Court held a hearing on September 29, 1999 and approved the settlement on November 12, 1999.



     Under the terms of the settlement, Sunbeam will issue to the Coleman minority stockholders and their litigation counsel warrants expiring August 24, 2003 to purchase about 4.98 million shares of Sunbeam common stock at a cash exercise price of $7 per share, subject to anti-dilution adjustments. Each Coleman minority stockholder will receive 0.381 of a warrant for each share of Coleman common stock owned by such stockholder when the merger is completed, assuming the number of outstanding shares of Coleman common stock does not increase prior to the completion of the merger as a result of further exercises of Coleman employee stock options. Warrants will be issued when the merger is completed to all Coleman stockholders of record as of the completion of the merger, other than Coleman Worldwide and those stockholders who choose to dissent from the merger and have the fair value of their shares appraised by a court, and to counsel for the Coleman minority stockholders in the litigation as their court-awarded fee.


     The warrants will be freely transferrable and are exempt from registration under the Securities Act. The shares of Sunbeam common stock to be issued upon exercise of the warrants will be freely transferrable and will be registered under the Securities Act. Sunbeam intends to file an application with the NYSE to list the shares of Sunbeam common stock issuable upon exercise of the warrants. In the settlement, all members of the class released Coleman, Sunbeam, MacAndrews & Forbes and its affiliates and the former and present directors of Coleman from all claims arising out of or relating to the merger, other than their Delaware law appraisal rights.


     The number of warrants that each Coleman minority stockholder will receive will be based on the number of shares of Coleman common stock owned by the stockholder at the time of the merger and will be equal to the product of (A) 4,979,663, less the 497,966 warrants awarded by the court to counsel for the Coleman minority stockholders in the litigation as their fee and (B) a fraction, the numerator of which is equal to the number of shares of Coleman common stock held by such stockholder immediately prior to the merger (other than any shares with respect to which Delaware law appraisal rights have been exercised) and the denominator of which is equal to the total number of shares of Coleman common stock outstanding and owned by Coleman minority stockholders at the time of the merger (approximately 11,759,970 shares assuming no further exercises of Coleman options).


     The warrants to be issued under the settlement will have the same terms as the warrant issued to Coleman (Parent) Holdings, a subsidiary of MacAndrews & Forbes, in August 1998 in the settlement of its claims against Sunbeam. The number of warrants to be issued in the settlement (4,979,663) was determined by multiplying the number of shares issuable upon exercise of the warrant received by Coleman (Parent) Holdings (23 million) by a fraction of which the numerator is the number of Coleman shares owned by its minority stockholders on February 27, 1998 (9,540,930) and the denominator is the number of Coleman shares then owned by Coleman (Parent) Holdings (44,067,520). Since February 27, 1998, the number of Coleman shares held by the Coleman stockholders entitled to receive warrants in the settlement has increased to 11,759,970 through exercises of previously granted Coleman employee stock options, but the settlement did not provide for any increase in the number of warrants to be issued thereunder as a result of the issuance of Coleman shares after February 27, 1998.

     No fractional warrants will be issued in the merger. A Coleman public stockholder who would otherwise be entitled to receive fractional warrants will receive a number of warrants determined by rounding up or down to the nearest whole number of warrants.

     General. The warrants to be issued in the merger will be issued under a Warrant Agreement to be entered into prior to the completion of the merger by Sunbeam and [The Bank of New York], as Warrant Agent. The description of the Warrant Agreement contained in this document does not purport to be complete and is qualified in its entirety by reference to the Warrant Agreement, a copy of which, including the form of warrant certificate, is included as an exhibit to the registration statement of which this document forms a part.

     Each warrant issued in the merger will be evidenced by a warrant certificate which will entitle the warrant holder, at any time prior to August 24, 2003, to purchase one share of Sunbeam common stock at a cash exercise price of $7 per share. Warrants that are not exercised prior to that date will expire and become void.

     Exercise of Warrants. In order to exercise any or all of your warrants, you will be required to surrender to [The Bank of New York], as Warrant Agent:
(1) the warrant certificate, (2) a duly executed copy of the subscription form set forth in the warrant certificate and (3) payment in full of the exercise price for each share of Sunbeam common stock as to which the warrants are exercised. Payment may be made in cash or by certified or official bank check made payable to the order of Sunbeam Corporation.

     Upon the exercise of any warrants in accordance with the Warrant Agreement, Sunbeam will transfer the appropriate number of shares of Sunbeam common stock to the warrant holder or to a designee specified by the warrant holder. All shares of Sunbeam common stock issued upon the exercise of warrants will be validly issued, fully paid and nonassessable.

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     Antidilution Provisions.  The number of shares of Sunbeam common stock issuable upon exercise of each warrant is subject to adjustments in the event that Sunbeam, among other things: (1) pays a dividend or makes any other distribution in shares of Sunbeam common stock, (2) subdivides the Sunbeam common stock, (3) combines the Sunbeam common stock into a smaller number of shares, (4) issues any shares of Sunbeam common stock in a reclassification (including any reclassification in connection with a merger, consolidation or other business combination in which Sunbeam is the continuing corporation),
(5) issues rights, options, warrants or convertible or exchangeable securities to all holders of Sunbeam common stock entitling them to subscribe for or purchase Sunbeam Common Stock at a price per share that is lower (at the record date for the issuance) than the then current market value per share of Sunbeam common stock or (6) issues or sells shares of Sunbeam common stock, or rights, options, warrants or convertible or exchangeable securities containing the right to subscribe for or purchase shares of Sunbeam common stock, at a price per share that is lower than the then current market value per share of the Sunbeam common stock immediately prior to the sale or issuance. Any adjustment to the number of shares of Sunbeam Common Stock issuable upon exercise of all warrants as provided in clauses (5) and (6) above will be allocated among all warrants then outstanding on a pro rata basis.

     No fractional shares will be issued upon exercise of warrants. In the event of any transaction in which Sunbeam stockholders receive stock, securities, cash or other assets in exchange for their Sunbeam common stock, each warrant holder will, upon exercise of the warrant at any time after the transaction, have the right to the stock, securities, cash or other assets the warrant holder would have been entitled to receive if the warrant had been exercised immediately prior to the transaction.

     No Stock Rights. Prior to the exercise of his or her warrants, no warrant holder will be entitled to vote or be deemed the holder of the shares of Sunbeam common stock issuable upon exercise of the warrants and will have no rights of a stockholder of Sunbeam.

                                APPRAISAL RIGHTS

     Under Delaware law, Coleman stockholders have appraisal rights in connection with the merger. Any stockholder who is eligible to exercise appraisal rights and properly does so will be paid in cash the "fair value" (exclusive of any element of value arising from the accomplishment or expectation of the merger) for his or her shares of Coleman common stock as determined by the Court of Chancery of the State of Delaware. Any shares of Coleman common stock for which a written demand for appraisal is properly filed and not withdrawn in accordance with the procedures set forth under Delaware law, except any shares as to which the holder effectively withdraws or loses the right to appraisal and payment for such shares prior to the effective time of the merger, are referred to in this document as "Dissenting Shares."

     Any holder of Dissenting Shares will be paid the "fair value" of the shares, as described below, and will not receive, upon completion of the merger, cash, shares of Sunbeam common stock and warrants payable in the merger, as described in "THE MERGER--Conversion of Coleman Common Stock."

     Only holders of record of Coleman common stock who are eligible for appraisal rights and comply with the applicable statutory procedures summarized in this document will be entitled to appraisal rights under Delaware law. A person having a beneficial interest in shares of Coleman common stock held of record in the name of another person, such as a broker or nominee, must act promptly to cause the record holder to follow the steps summarized below properly and in a timely manner to perfect appraisal rights.

     THE FOLLOWING DISCUSSION IS NOT A COMPLETE STATEMENT OF THE LAW PERTAINING TO APPRAISAL RIGHTS UNDER DELAWARE LAW AND IS QUALIFIED IN ITS ENTIRETY BY THE FULL TEXT OF SECTION 262 OF THE GENERAL CORPORATION LAW OF THE STATE OF DELAWARE WHICH IS REPRINTED IN ITS ENTIRETY AS ANNEX II AT THE BACK OF THIS DOCUMENT. ALL REFERENCES IN SECTION 262 AND IN THIS SUMMARY TO A "STOCKHOLDER" OR "HOLDER" ARE TO THE RECORD HOLDERS OF DISSENTING SHARES.

     Under Delaware law, when a merger is approved by written consent in lieu of a stockholders meeting under Section 228 of Delaware law, as the merger was, each constituent corporation, either before the effective date of the merger or within ten days after that date, must notify each holder of any class or series of stock of the constituent corporation that is entitled to appraisal rights of the approval of the merger and the

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availability of appraisal rights for any or all shares of that class or series of stock, and must include in the notice a copy of Section 262 of Delaware law.

     This document constitutes the required notice to the stockholders of Coleman and the applicable statutory provisions of Delaware law are attached as Annex II at the back of this document. Any stockholder who wishes to exercise his or her appraisal rights or who wishes to preserve his or her right to do so should review the following discussion and Annex II carefully, because failure to timely and properly comply with the procedures specified will result in the loss of appraisal rights under Delaware law.

     A COLEMAN STOCKHOLDER WISHING TO EXERCISE APPRAISAL RIGHTS MUST DELIVER TO COLEMAN, WITHIN TWENTY DAYS AFTER THE DATE OF MAILING OF THIS DOCUMENT, OR BY
                        , 1999, A WRITTEN DEMAND FOR APPRAISAL OF SUCH HOLDER'S SHARES OF COLEMAN COMMON STOCK. WRITTEN DEMANDS RECEIVED AFTER THAT DATE WILL BE DISREGARDED. This demand must reasonably inform Coleman of the identity of the stockholder and of the stockholder's intent to demand appraisal of his or her shares of Coleman common stock. A holder of Coleman common stock wishing to exercise his or her appraisal rights must be the holder of record of the Coleman common stock on the date the written demand for appraisal is made and must continue to hold the Coleman common stock until the completion of the merger. Accordingly, a Coleman stockholder who is the holder of record of Coleman common stock on the date the written demand for appraisal is made, but who subsequently transfers the Coleman common stock prior to completion of the merger, will lose any right to appraisal of such holder's shares of Coleman common stock. Similarly, any person who acquires Coleman common stock after
                        , 1999 will not be entitled to appraisal rights.

     Only a stockholder of record is entitled to assert appraisal rights for the Coleman common stock registered in that holder's name. A demand for appraisal should be executed by or on behalf of the holder of record, fully and correctly, as the holder's name appears on the holder's stock certificates. If the Coleman common stock is held of record in a fiduciary capacity, such as by a trustee, guardian or custodian, execution of the demand should be made in that capacity. If the Coleman common stock is held of record by more than one owner, as in a joint tenancy or tenancy in common, the demand should be executed by or on behalf of all joint owners. An authorized agent, including one or more joint owners, may execute a demand for appraisal on behalf of a holder of record. However, the agent must identify the holder of record and expressly disclose the fact that, in executing the demand, the agent is agent for the holder. A holder of record, such as a broker who holds Coleman common stock as nominee for several beneficial owners, may exercise appraisal rights with respect to the Coleman common stock held for one or more beneficial owners while not exercising appraisal rights with respect to the Coleman common stock held for other beneficial owners. In that case, the written demand should set forth the number of shares of Coleman common stock as to which appraisal is sought. When no number of shares of Coleman common stock is expressly mentioned, the demand will be presumed to cover all shares of Coleman common stock in brokerage accounts or other nominee forms. Those stockholders whose shares of Coleman common stock are held in brokerage accounts or other nominee forms who wish to exercise appraisal rights under Delaware law are urged to consult with their brokers or nominees to determine the appropriate procedures for the making of a demand for appraisal.


     ALL WRITTEN DEMANDS FOR APPRAISAL SHOULD BE SENT OR DELIVERED TO THE COLEMAN COMPANY, INC., 2111 E. 37TH STREET NORTH P.O. BOX 2931, WICHITA, KANSAS 67201, ATTENTION: CORPORATE SECRETARY.


     Within 120 days after the completion of the merger, but not after that date, the surviving corporation in the merger, or any stockholder who has complied with the statutory requirements summarized above, may file a petition in the Court of Chancery of the State of Delaware demanding a determination of the fair value of the Dissenting Shares. Coleman, as the surviving corporation in the merger, is under no obligation, and Coleman has no present intention, to file a petition for the appraisal of the fair value of the Dissenting Shares. Accordingly, it is the obligation of stockholders wishing to assert appraisal rights to initiate all necessary action to perfect their appraisal rights within the time prescribed in Section 262 of Delaware law.

     Within 120 days after the completion of the merger, any stockholder who has complied with the requirements for exercise of appraisal rights will be entitled, upon written request, to receive from Coleman a statement setting forth the aggregate number of Dissenting Shares as to which demands for appraisal have

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

been received and the aggregate number of holders of those Dissenting Shares. Such statements must be mailed within ten days after a written request therefor has been received by Coleman.

     If a petition for an appraisal is timely filed, after a hearing on the petition, the Court of Chancery of the State of Delaware will determine the stockholders entitled to appraisal rights and will appraise the "fair value" of their Dissenting Shares, exclusive of any element of value arising from the accomplishment or expectation of the merger, together with a fair rate of interest, if any, to be paid upon the amount determined to be the fair value. Stockholders considering seeking appraisal should be aware that the fair value of their Dissenting Shares as determined under Section 262 of Delaware law could be more than, the same as or less than the value of the merger consideration they are entitled to receive under the merger agreement if they do not seek appraisal of their shares of Coleman common stock and that investment banking opinions as to fairness from a financial point of view are not necessarily opinions as to fair value under Section 262 of Delaware law. The Supreme Court of the State of Delaware has stated that "proof of value by any techniques or methods which are generally considered acceptable in the financial community and otherwise admissible in court" should be considered in the appraisal proceedings.

     The Court of Chancery of the State of Delaware will determine the amount of interest, if any, to be paid upon the amounts to be received by stockholders whose Dissenting Shares have been appraised. The costs of the action may be determined by the Court of Chancery of the State of Delaware and imposed upon the parties as the Court of Chancery of the State of Delaware deems equitable. The Court of Chancery of the State of Delaware may also order that all or a portion of the expenses incurred by any stockholder in connection with an appraisal, including reasonable attorneys' fees and the fees and expenses of experts utilized in the appraisal proceed ing, be charged pro rata against the value of all of the Dissenting Shares entitled to appraisal.

     Any holder of Coleman common stock who has duly demanded an appraisal in compliance with Section 262 of Delaware law will not, after the completion of the merger, be entitled to vote the Dissenting Shares for any purpose or be entitled to the payment of dividends or other distributions on those Dissenting Shares.

     If any stockholder who properly demands appraisal of Coleman common stock under Section 262 of Delaware law fails to perfect, or effectively withdraws or loses, the right to appraisal, as provided in Section 262 of Delaware law, the shares of Coleman common stock owned by such stockholder upon completion of the merger will be converted into the right to receive the cash, stock and warrants referred to above. A stockholder will fail to perfect, or effectively lose or withdraw, the right to appraisal if, among other things, no petition for appraisal is filed within 120 days after the completion of the merger, or if the stockholder delivers to Coleman a written withdrawal of the demand for appraisal. Any attempt to withdraw an appraisal demand more than sixty days after the completion of the merger will require the written approval of Coleman.

               SOURCE AND AMOUNT OF FUNDS AND OTHER CONSIDERATION

     General. The total amount of funds and other consideration required by Sunbeam to complete the merger and to pay related expenses is about
$[            ]* million in cash, 6,676,135 shares of Sunbeam common stock and warrants to purchase about 4.98 million shares of Sunbeam common stock, assuming all outstanding Coleman stock options are cashed out in the merger and no Coleman stockholders exercise their Delaware law appraisal rights.

     Bank Credit Facility. Sunbeam expects to obtain the cash portion of the merger consideration and amounts necessary to pay related expenses from cash on hand and additional borrowings under its bank credit facility. Sunbeam's bank credit facility, as amended, provides for aggregate borrowings of up to $1,700 million under: (1) a revolving credit facility in an aggregate principal amount of up to $400 million, maturing on March 30, 2005, of which $52.5 million may be used only to complete the merger; (2) up to $800 million in Tranche A term loans maturing on March 30, 2005, of which $35 million may be used only to complete the merger; and (3) a Tranche B $500 million term loan maturing on September 30, 2006, of which $5.0

------------------
* To be completed by amendment.

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


million has already been repaid through September 30, 1999. Absent a further extension by Sunbeam's bank lenders of the April 15, 1999 waiver or a refinancing of the bank credit facility, the foregoing maturities could be accelerated by Sunbeam's bank lenders at any time after April 10, 2000.


     Under the bank credit facility, interest accrues, at Sunbeam's option:
(1) at LIBOR; or (2) at the base rate of the administrative agent, which is generally the higher of the prime commercial lending rate of the administrative agent or the Federal Funds Rate plus 0.50%, in each case, plus, an interest rate margin which varies depending upon the occurrence of specified events. These events relate to:

     o the execution and delivery by Coleman and its domestic subsidiaries of guarantees and related security documents which will become effective upon the completion of the merger;

     o the filing with the SEC of this document;

     o the completion of the merger; and

     o the reduction of the bank lenders' commitment and loan exposure under the bank credit facility.


     The interest rate margin is currently 4.00% for LIBOR loans and 2.50% for base rate loans and is subject to potential decreases in the future, including a decrease to 3.00% for LIBOR loans and 1.75% for base rate loans upon consummation of the merger and the effectiveness of the pledge of substantially all of Coleman's and its domestic subsidiaries' assets to secure the obligations under the bank credit facility.


     Security and Guarantees. Borrowings under the bank credit facility are secured by a pledge of the stock of Sunbeam's material subsidiaries, including Coleman and by a security interest in substantially all of the assets of Sunbeam and its material domestic subsidiaries, other than Coleman and its subsidiaries except as described below. Currently, Coleman's inventory and related assets are pledged to secure its obligations for letters of credit issued for its account under the bank credit facility. Additionally, as security for Coleman's note payable to Sunbeam, Coleman pledged substantially all of its domestic assets, other than real property, including 66% of its ownership interests in Coleman's direct foreign subsidiaries and domestic holding companies for its foreign subsidiaries and all of its ownership interests in other direct domestic subsidiaries (but not the assets of any of these subsidiaries). The pledge runs in favor of Sunbeam's lending banks, to which the Coleman note has been pledged as security for Sunbeam's obligations to them. The Coleman note, by its terms, will not be affected by the completion of the merger. Upon completion of the merger, substantially all of Coleman's assets and the assets of Coleman's domestic subsidiaries will be pledged to secure the obligations under the bank credit facility.

     Borrowings under the bank credit facility are guaranteed by a number of Sunbeam's wholly owned material domestic subsidiaries and these subsidiary guarantees are secured as described above. Upon completion of the merger, Coleman and each of its domestic subsidiaries will become guarantors of the obligations under the bank credit facility. To the extent extensions of credit are made by any subsidiaries of Sunbeam, the obligations of these subsidiaries are guaranteed by Sunbeam.


     Repayment and Refinancing. Sunbeam has made no decision with respect to the repayment or refinancing of indebtedness incurred or to be incurred under the bank credit facility and may repay this indebtedness out of its internally generated funds or from proceeds of a subsequent financing. Any decisions with respect to such repayment or refinancing will be made based on a review from time to time of the advisability of particular transactions, as well as on prevailing interest rates and financial and economic conditions.


     Covenants. The bank credit facility contains covenants customary for credit facilities of a similar nature, including limitations on the ability of Sunbeam and its subsidiaries, including Coleman, to, among other things:

     o declare dividends or repurchase stock;

     o prepay, redeem or repurchase debt, incur liens and engage in sale-leaseback transactions;

     o make loans and investments;

     o incur additional debt, including revolving loans under the bank credit facility;

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

     o amend or otherwise alter material agreements or enter into restrictive agreements;

     o make capital and Year 2000 compliance expenditures;

     o engage in mergers, acquisitions and asset sales;

     o engage in certain transactions with affiliates;

     o alter its fiscal year or accounting policies;

     o enter into hedging agreements;

     o settle certain litigation;

     o alter its cash management system; and

     o alter the businesses they conduct.

     Sunbeam is also required to comply with specified financial covenants and ratios. As a result of Sunbeam's operating losses, among other things, at June 30, 1998 Sunbeam was not in compliance with these financial covenants and other terms of its bank credit facility. As of June 30, 1998, Sunbeam entered into an agreement with its bank lenders which waived Sunbeam's compliance through December 31, 1998. On October 19, 1998, Sunbeam's bank lenders agreed to extend this waiver through April 10, 1999. In April 1999, the waiver was extended to April 10, 2000, and the bank credit facility was amended to, among other things:

     o require Sunbeam to meet new financial tests and ratios;

     o decrease the interest rate margins to 3.75% for LIBOR loans and 2.5% for base rate loans;


     o further reduce the interest rate margins to 3.25% for LIBOR loans and 2.00% for base rate loans as a result of Sunbeam's satisfaction on May 14, 1999 of the agreed upon conditions to this reduction. However, such margins increased to 3.50% for LIBOR loans and 2.25% for base rate loans on September 1, 1999 as a result of the merger not occurring by such date and increased to 4.00% for LIBOR loans and 2.50% for base rate loans on October 1, 1999 as a result of the merger not occurring by such date;


     o defer until April 10, 2000 principal payments of $69.3 million otherwise due September 30, 1999 and principal payments of $69.3 million otherwise due March 31, 2000, as a result of the satisfaction by Sunbeam on May 14, 1999 of the agreed upon conditions to this deferral;

     o provide that the following events relating to the merger will be events of default under the bank credit facility:


          o if Sunbeam fails to have the SEC declare this document effective by October 30, 1999 (which was subsequently amended to January 10,
            2000);


          o if Sunbeam fails to complete the merger within 25 business days after this document is declared effective by the SEC; or

          o if Sunbeam has to pay more than $87.5 million in cash to complete the merger, including any payments on account of the exercise of any appraisal rights, but excluding related legal, accounting and other customary fees and expenses;

     o require Sunbeam and Coleman to amend Coleman's note payable to Sunbeam and to have Coleman secure the note, which is pledged by Sunbeam to secure the obligations under Sunbeam's bank credit facility, with substantially all of Coleman's domestic assets other than real property including 66% of its ownership interests in Coleman's direct foreign subsidiaries and domestic holding companies for its foreign subsidiaries, and all of its ownership interests in other direct domestic subsidiaries;

     o impose restrictions on the aggregate revolving loan (other than loans used to fund the merger) principal balance permitted to be outstanding at the end of each month under the bank credit facility;

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

     o require Sunbeam to maintain a concentration cash management system and to repay revolving loans, which may be reborrowed subject to satisfaction of the bank credit facility's borrowing conditions, to the extent that cash on hand in the concentration accounts on any business day exceeds $15 million;


     o require Sunbeam to prepay term loans under the bank credit facility on December 31, 1999 to the extent that cash on hand in Sunbeam's concentration accounts plus the aggregate amount of unused revolving loan commitments on this date exceeds $125 million, but Sunbeam is not required to prepay more than $69.3 million in the aggregate as a result of this provision;


     o require Sunbeam to reserve $52.5 million of availability under the revolving credit facility for use solely to pay required cash portion of the merger consideration;

     o limit the amount that Sunbeam and its subsidiaries may spend on Year 2000 compatibility testing and remediation to $50 million in the aggregate during the fiscal year ending December 31, 1999;

     o require Sunbeam to obtain the bank lenders' consent to any litigation settlement concerning the restatement of Sunbeam's 1996 and 1997 fiscal year and first quarter 1998 financial statements if such settlements require the payment of money, not paid by insurance carriers or other third parties, of more than $1 million in total;

     o impose new informational reporting requirements; and

     o provide Sunbeam with a $40 million foreign currency revolving loan subfacility.


     At September 30, 1999, approximately $1,500 million was outstanding and approximately $200 million was available for borrowing under the credit facility. Of the approximately $1,500 million outstanding under the new credit facility, $1,300 million was outstanding under the Tranche A and Tranche B term loans and $200 million was outstanding under the revolving credit facility.



     Defaults. The bank credit facility provides for events of default customary for transactions of this type, including nonpayment, misrepresentation, breach of covenant, cross-defaults, bankruptcy, material adverse change arising from compliance with ERISA, material adverse judgments, entering into guarantees and change of ownership and control. It is also an event of default under the bank credit facility if this document is not declared effective by the SEC on or before January 10, 2000 or if the merger does not occur within 25 business days of the effectiveness of this document or if the cash consideration--including any payments on account of the exercise of any appraisal rights, but excluding related legal, accounting and other customary fees and expenses--to consummate the merger exceeds $87.5 million. Although there can be no assurance, Sunbeam anticipates that it will satisfy these conditions.


     Issuance of Sunbeam Common Stock in the Merger and upon Exercise of the Warrants. The stock portion of the merger consideration and the shares of stock to be issued upon exercise of the warrants will consist of newly issued shares of Sunbeam common stock. The issuance of the shares of Sunbeam common stock in the merger and upon exercise of the warrants is being registered under the registration statement of which this document forms a part.

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

                           MATERIAL CONTACTS BETWEEN
                     COLEMAN AND SUNBEAM AND ITS AFFILIATES

FINANCIAL TRANSACTIONS BETWEEN COLEMAN AND SUNBEAM


     In connection with the M&F Transaction, Coleman repaid substantially all of its outstanding indebtedness with the proceeds of borrowings from Sunbeam. These borrowings, together with loans made by Sunbeam to Coleman after March 30, 1998, were evidenced by an unsecured subordinated demand note payable by Coleman to Sunbeam. The note bore interest at a floating rate equivalent to the weighted average interest rate incurred by Sunbeam on borrowings under its bank credit facility and on its debentures (about 5.9% per annum during the first half of 1999). The note was pledged by Sunbeam as security for its obligations under its bank credit facility.


     In connection with the April 15, 1999 amendment to Sunbeam's bank credit facility, the Coleman note payable to Sunbeam was revised to, among other things:

     o lower the interest rate to 4% if the three-month LIBOR quoted on the telerate system is less than 6%, or 5% if the three-month LIBOR quoted on the telerate system is 6% or higher,

     o make the note payable on April 15, 2000 rather than on demand,

     o add customary representations, warranties, covenants and events of default, and

     o provide that an event of default under Sunbeam's bank credit facility would constitute an event of default under the Coleman note.


     The revised Coleman note had an unpaid principal amount of $303.2 million at September 30, 1999. As security for the revised Coleman note, Coleman pledged substantially all of its domestic assets, other than real property, including 66% of its ownership interests in its direct foreign subsidiaries and in its domestic holding companies for its foreign subsidiaries, and all of its ownership interests in its other direct domestic subsidiaries, but Coleman's subsidiaries have not pledged their assets or the stock of their subsidiaries. Sunbeam pledged the revised Coleman note as security for Sunbeam's obligations to its lending banks and Sunbeam assigned to these lending banks the security pledged by Coleman for the revised Coleman note. Coleman also gave the lending banks a direct pledge of the assets securing the revised Coleman note to secure the obligations under Sunbeam's bank credit facility, subject to a cap equal to the balance due from time to time on the revised Coleman note. The Coleman note, by its terms, will not be affected by the completion of the merger. The revision of the Coleman note and the pledge of Coleman assets were approved on behalf of Coleman by A. Whitman Marchand, Coleman's then only disinterested director, acting as a duly authorized independent committee of the Coleman board of directors. Coleman paid Mr. Marchand $25,000 for his services as an independent director and agreed to indemnify him to the fullest extent permitted by Delaware law.


     Since the Sunbeam bank credit facility provides that Sunbeam will not contribute capital to Coleman or, with some exceptions, permit Coleman to borrow money from any source other than Sunbeam, Coleman's ability to meet its cash operating requirements, including working capital requirements, capital expenditures and other obligations, is dependent upon its cash flow from operations and loans from Sunbeam. Sunbeam intends, and believes it will have the ability, to fund any Coleman requirements for borrowed funds through April 10, 2000. All loans from Sunbeam to Coleman will be added to the Coleman note payable to Sunbeam.

M&F TRANSACTION

     Prior to the M&F Transaction, MacAndrews & Forbes indirectly owned about 81% of the issued and outstanding Coleman common stock through various subsidiaries, including Coleman (Parent) Holdings, CLN Holdings and Coleman Worldwide.

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

OWNERSHIP STRUCTURE BEFORE THE M&F TRANSACTION


                           [FLOWCHART APPEARS HERE]


     In the M&F Transaction, which was completed on March 30, 1998, CLN Holdings merged with Laser Acquisition Corp., a subsidiary of Sunbeam, and Sunbeam, through its then indirect ownership of Coleman Worldwide, became the owner of MacAndrews & Forbes' shares of Coleman common stock. In exchange for the Coleman shares, Coleman (Parent) Holdings received 14,099,749 shares of Sunbeam common stock and $159,956,756 in cash. In addition, in the M&F Transaction, Sunbeam assumed about $1,016 million in debt of Coleman and its parent corporations, including $497 million of indebtedness of Coleman.

OWNERSHIP STRUCTURE AFTER THE M&F TRANSACTION


                           [FLOWCHART APPEARS HERE]


     Sunbeam's ownership interest in Coleman was reduced to about 79% as a result of the exercise of Coleman employee stock options immediately following the M&F Transaction. On July 12, 1999, Sunbeam acquired 3,000,000 shares of a newly created series of Coleman voting preferred stock. These shares, together with the shares of Coleman common stock acquired by Sunbeam in the M&F Transaction, enable Sunbeam to exercise just over 80% of the total voting power of Coleman's outstanding capital stock. Following the completion of the M&F Transaction, Coleman (Parent) Holdings remained a wholly owned subsidiary of MacAndrews & Forbes.

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

     As a result of the M&F Transaction, MacAndrews & Forbes, as the indirect parent corporation of Coleman (Parent) Holdings, became Sunbeam's second largest stockholder with shares representing about 14% of the currently outstanding Sunbeam common stock. As part of the August 1998 settlement with MacAndrews & Forbes of threatened claims related to the M&F Transaction, Coleman (Parent) Holdings received from Sunbeam a warrant expiring August 24, 2003 to purchase an additional 23 million shares of Sunbeam common stock at a cash exercise price of $7 per share, subject to anti-dilution adjustments. Accordingly, MacAndrews & Forbes may now be deemed to be the beneficial owner of 29.9% of the total number of shares of Sunbeam common stock that would be outstanding following the exercise of the warrant. See "--Settlement of Claims Relating to the M&F Transaction."

     Under the agreement relating to the M&F Transaction, upon completion of the M&F Transaction, all the directors of Coleman resigned, the number of directors constituting the board of directors of Coleman was fixed at five, and five designees of Sunbeam were elected as directors of Coleman. In addition, Sunbeam designees were appointed to senior management positions at Coleman. Subsequently, as a result of changes in Sunbeam's management and board of directors, Jerry W. Levin, the current Chairman and Chief Executive Officer of Sunbeam and Coleman, was reelected to the Coleman board. In addition, Paul E. Shapiro, the current Executive Vice President and Chief Administrative Officer of Sunbeam and Coleman, was elected to the Coleman board. The other members of the Coleman board resigned or were removed by Sunbeam. In April 1999, the size of the Coleman board was fixed at three members and A. Whitman Marchand, who is not affiliated with either Sunbeam or Coleman, was elected to the Coleman board. In July 1999, the size of the Coleman board was fixed at four and John H. Klein, an outside director of Sunbeam, was elected to the Coleman board. See "RECENT DEVELOPMENTS AFFECTING SUNBEAM--Changes in Sunbeam's Management and Board," "--Settlement of Claims Relating to the M&F Transaction" and "--Services Provided by MacAndrews & Forbes."

     Under the agreement relating to the M&F Transaction, Coleman (Parent) Holdings agreed not to transfer the shares of Sunbeam common stock it received in the M&F Transaction (other than to specified affiliates) for a period of nine months from and after the completion of the M&F Transaction, subject to certain exceptions. This nine-month period expired on November 30, 1998. Notwithstanding the lapse of these restrictions, to date Coleman (Parent) Holdings has not transferred any such shares.

     The agreement relating to the M&F Transaction has been filed as an exhibit to the Registration Statement of which this document forms a part and is incorporated in this document by reference.

REGISTRATION RIGHTS AGREEMENT


     The shares of Sunbeam common stock issued to Coleman (Parent) Holdings in the M&F Transaction were not registered under federal or state securities laws. Accordingly, in connection with the issuance, Sunbeam entered into a Registration Rights Agreement with Coleman (Parent) Holdings. Under the Registration Rights Agreement, Coleman (Parent) Holdings can require Sunbeam to register under federal and applicable state securities laws the shares of Sunbeam common stock it received in the M&F Transaction. The Registration Rights Agreement was amended in August 1998 to provide that Coleman (Parent) Holdings can also require Sunbeam to register under federal and applicable state securities laws the warrant, and the shares of Sunbeam common stock issuable upon exercise of the warrant, issued to Coleman (Parent) Holdings in connection with a settlement of legal claims related to the M&F Transaction.


     Sunbeam has also agreed to use its reasonable best efforts to permit any registration statement filed by Sunbeam in connection with the Registration Rights Agreement to be used by former affiliates of Coleman for resales of Sunbeam common stock received by those affiliates in the merger. Any affiliate seeking to register shares of Sunbeam common stock for resale must agree in writing to be bound by the terms of the Registration Rights Agreement.

     The Registration Rights Agreement, and the August 1998 amendment thereto, have been filed as exhibits to the Registration Statement of which this document forms a part and are incorporated in this document by reference.

APPOINTMENTS OF FORMER COLEMAN AND MACANDREWS & FORBES OFFICERS TO SUNBEAM'S MANAGEMENT AND BOARD

     In June 1998, concurrently with the removal of Sunbeam's former Chief Executive Officer and Chief Financial Officer, Sunbeam announced that Jerry W. Levin of MacAndrews & Forbes had been elected as Sunbeam's Chief Executive Officer. Mr. Levin and other Sunbeam executives who were affiliated with MacAndrews & Forbes later signed three-year employment agreements with Sunbeam. The other executives include Paul E. Shapiro, Executive Vice President and Chief Administrative Officer of Sunbeam, and Bobby G. Jenkins, Executive Vice President and Chief Financial Officer of Sunbeam. Mr. Levin and Howard Gittis of MacAndrews & Forbes also were elected to the Sunbeam board of directors. For a description of the terms of the employment agreements entered into by Messrs. Levin, Shapiro and Jenkins, see "MANAGEMENT--Executive Compensation." For a further discussion of the events leading up to the appointment of Mr. Levin as Sunbeam's Chief Executive Officer and the election of Messrs. Levin and Gittis to the Sunbeam board of directors, see "RECENT DEVELOPMENTS AFFECTING SUNBEAM--Changes in Sunbeam's Management and Board."

SETTLEMENT OF CLAIMS RELATING TO THE M&F TRANSACTION

     On August 12, 1998, Sunbeam announced that, following investigation and negotiation by a special committee of the Sunbeam board, Sunbeam had entered into a settlement agreement with Coleman (Parent) Holdings, the MacAndrews & Forbes subsidiary from which Sunbeam acquired a controlling interest in Coleman in the M&F Transaction. The settlement:

     o released Sunbeam from threatened claims of MacAndrews & Forbes and its affiliates arising from the M&F Transaction,

     o enabled Sunbeam to retain the services of executive personnel affiliated with MacAndrews & Forbes who had been managing Sunbeam since mid-June 1998, including Jerry W. Levin, Sunbeam's Chairman and Chief Executive Officer, Paul E. Shapiro, Sunbeam's Executive Vice President and Chief Administrative Officer, and Bobby G. Jenkins, Sunbeam's Executive Vice President and Chief Financial Officer, each of which signed a three-year employment agreement with Sunbeam in connection with the settlement, and

     o provided for continuing management assistance and other support by MacAndrews & Forbes and its affiliates to Sunbeam, at its request, as described below.

     As part of the settlement, Coleman (Parent) Holdings received from Sunbeam a warrant expiring August 24, 2003 to purchase 23 million shares of Sunbeam common stock at a cash exercise price of $7 per share, subject to anti-dilution adjustments. Accordingly, MacAndrews & Forbes may now be deemed to be the beneficial owner of 29.9% of the total number of shares of Sunbeam common stock that would be outstanding following the exercise of the warrant. In connection with the settlement agreement, Sunbeam and Coleman (Parent) Holdings entered into an amendment to the Registration Rights Agreement executed in connection with the M&F Transaction. Under this amendment, Coleman (Parent) Holdings can require Sunbeam to register under federal and applicable state securities laws the warrant received by Coleman (Parent) Holdings in the settlement and the shares of Sunbeam common stock issuable upon exercise of the warrant. For a description of the settlement agreement and the terms of the warrant issued to Coleman (Parent) Holdings, see "RECENT DEVELOPMENTS AFFECTING SUNBEAM--Settlement of Claims Relating to the M&F Transaction."

     The special committee that negotiated and approved the terms of the settlement agreement with Coleman (Parent) Holdings, including the terms of the warrant issued to Coleman (Parent) Holdings, consisted of four outside directors, none of whom has any affiliation with MacAndrews & Forbes. The members of the special committee were Howard Kristol (Chairman), Charles Elson, Peter Langerman and Faith Whittlesey. They were assisted by independent financial advisors and independent legal counsel. The special committee considered the services of Messrs. Levin, Shapiro and Jenkins and MacAndrews & Forbes' commitment to provide assistance and support to Sunbeam to be essential and of substantial (although incalculable) value to Sunbeam.

     In connection with the settlement agreement with Coleman (Parent) Holdings, Messrs. Levin, Shapiro and Jenkins each signed three-year employment agreements with Sunbeam. See "MANAGEMENT."

SERVICES PROVIDED BY MACANDREWS & FORBES

     Under Sunbeam's August 1998 settlement agreement with Coleman (Parent) Holdings, in addition to the services of MacAndrews & Forbes' former executive personnel who have been managing Sunbeam since mid-June 1998, MacAndrews & Forbes agreed to provide management assistance and other support to Sunbeam at its request in a wide variety of areas. Although the nature and extent of this assistance and support had not been determined at the time of the settlement, Sunbeam has significantly benefited from this assistance and support in connection with the following areas:

     o negotiations with Sunbeam's lending banks;

     o the defense of the many lawsuits brought against Sunbeam and certain of its present and former directors and officers;

     o the prosecution of claims against Sunbeam's liability insurance providers;

     o the defense of claims against Sunbeam by its former Chief Executive Officer and Chief Financial Officer;

     o the restatement of certain of Sunbeam's historical financial statements;

     o the preparation of various SEC filings by Sunbeam and Coleman; and

     o various other insurance, regulatory, litigation and executive compensation matters.

     MacAndrews & Forbes employees provide this assistance and support to Sunbeam. Sunbeam does not pay MacAndrews & Forbes and its affiliates for the services or its employees, but does reimburse them for out-of-pocket expenses. Execution of the settlement agreement was a condition to Sunbeam's continued employment of Messrs. Levin, Shapiro and Jenkins as officers of Sunbeam.

                   UNAUDITED PRO FORMA CONDENSED CONSOLIDATED
                              FINANCIAL STATEMENTS

     The following unaudited pro forma condensed consolidated financial statements were prepared to give effect to the following "Pro Forma Transactions":


     o Sunbeam's acquisition on March 30, 1998 of about 81% of the then outstanding shares of Coleman common stock in exchange for 14,099,749 shares of Sunbeam's common stock and approximately $160 million in cash. Immediately thereafter, as a result of the exercise of Coleman employee stock options, Sunbeam's beneficial ownership of Coleman decreased to approximately 79% of the total number of outstanding shares of Coleman common stock;


     o Sunbeam's acquisition on April 6, 1998 of all of the outstanding stock of Signature Brands in exchange for approximately $255 million in cash;

     o Sunbeam's proposed acquisition of the shares of Coleman common stock held by the Coleman minority stockholders, in exchange for about 6.7 million shares of Sunbeam common stock, about $87 million in cash, including cash-outs of Coleman options and warrants to purchase up to approximately
       4.98 million shares of Sunbeam common stock at $7 per share;

     o the initial borrowing of approximately $1,325 million under Sunbeam's bank credit facility;

     o the original offering of the debentures producing net proceeds of approximately $730 million; and

     o the use of most of the net proceeds from the original bank borrowing and offering of the debentures.

     The bank credit facility, as amended, consists of:

     o a revolving credit facility in an aggregate principal amount of up to $400 million maturing March 30, 2005, of which $52.5 million may only be used to complete the merger;

     o up to $800 million in term loans maturing on March 30, 2005, of which $35.0 million may only be used to complete the merger; and


     o a $500 million term loan maturing September 30, 2006, of which $5.0 million has already been repaid through September 30, 1999.


     Interest accrues, at the Company's option:

     o at LIBOR, or

     o at the base rate of the administrative agent which is generally the higher of the prime commercial lending rate of the administrative agent or the Federal Funds Rate plus 0.50%,


in each case, plus an interest margin which is currently 4.00% for LIBOR borrowings and 2.50% for base rate borrowings and is subject to potential decreases in the future, including a decrease to 3.00% for LIBOR borrowings and 1.75% for base rate borrowings upon consummation of the merger and the effectiveness of the pledge of substantially all of Coleman's and its domestic subsidiaries' assets to secure the obligations under the bank credit facility. Past defaults have been waived through April 10, 2000.


     The original offering in March 1998 of $2,014 million aggregate principal amount of the debentures at a yield to maturity of 5.0% resulted in net proceeds of approximately $730 million. The debentures are exchangeable for shares of Sunbeam common stock at an initial conversion rate of 6.575 shares for each $1,000 principal amount at maturity of the debentures, subject to adjustment upon occurrence of certain events. The debentures are subordinated in right of payment to all of our existing and future senior indebtedness. The debentures are not redeemable by Sunbeam prior to March 25, 2003.

     Proceeds from the initial bank borrowing and the original offering of debentures of $1,176 million, $255 million and $182 million were used to acquire and repay the debt of Coleman and its parent corporations, CLH Holdings and Coleman Worldwide, Signature Brands and First Alert, respectively. Also, approximately $300 million of Sunbeam's outstanding indebtedness was repaid from such proceeds. In addition, the financing provided funds to pay the $106.9 million of redemption premiums associated with debt extinguishments and also provided working capital and funds for general corporate purposes.


     The unaudited pro forma condensed consolidated balance sheet as of September 30, 1999 gives pro forma effect to Sunbeam's proposed acquisition of the shares of Coleman common stock held by the Coleman minority stockholders as if it had occurred on September 30, 1999. The unaudited pro forma condensed consolidated statements of operations for the year ended December 31, 1998 and the nine months ended September 30, 1999 give effect to the Pro Forma Transactions as if they had occurred on December 29, 1997, the beginning of Sunbeam's 1998 fiscal year.


     The unaudited pro forma condensed consolidated financial statements do not include pro forma adjustments relating to the acquisition of First Alert because the effects of that acquisition are not significant.

     Sunbeam's consolidated historical results of operations for the year ended December 31, 1998 includes Coleman and Signature Brands from the respective acquisition dates and has been derived from the audited financial statements of Sunbeam as of and for the year ended December 31, 1998. The results of operations of the acquired entities from the beginning of the period through the respective acquisition dates have been derived from the unaudited statements of operations of the acquired entities for the three months ended March 31, 1998. The acquisitions have been accounted for under the purchase method of accounting.

     Reclassifications were made to the net sales, cost of goods sold and selling, general and administrative expense as reported in the historical financial statements of Coleman and Signature Brands. These reclassifications were made to conform to the classifications of Sunbeam and consist of promotional allowances and cooperative advertising expenses. Sunbeam classifies these amounts as a deduction to arrive at net sales.

     Included in the historical statement of operations of Coleman for the three months ended March 31, 1998, are certain pretax charges for costs relating to the acquisition of Coleman by Sunbeam in the amount of $7.1 million, a $3.6 million write-off of capitalized costs associated with the installation of a company-wide computer software system which was abandoned following its acquisition by Sunbeam and $2.2 million to cancel a licensing agreement with an affiliate. Additionally, the expense of the early extinguishment of debt of $1.2 million shown as an extraordinary charge on Coleman's historical statement of operations for the three months ended March 31, 1998, has been excluded from the unaudited pro forma condensed consolidated statement of operations for the year ended December 31, 1998.

     The pro forma adjustments are based upon available information and certain assumptions that Sunbeam believes are reasonable under the circumstances.


     The unaudited pro forma condensed consolidated financial statements should be read in conjunction with "MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS" and the financial statements of Sunbeam and the notes thereto, and the other financial information included elsewhere in this document. These unaudited pro forma con densed consolidated financial statements are provided for informational purposes only and do not purport to be indicative of the financial position or results of operations which would have been obtained had the Pro Forma Transactions been completed as of the dates indicated above or the results of operations for any future period.

            UNAUDITED PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET
                            AS OF SEPTEMBER 30, 1999
                                 (IN THOUSANDS)



                                                                                                      PRO FORMA
                                                                        HISTORICAL     COLEMAN          AFTER
                                                                         SUNBEAM        MERGER       COLEMAN MERGER
                                                                        ----------    -----------    --------------
                               ASSETS
Current assets
     Cash and cash equivalents.......................................   $   29,088                     $   29,088
     Receivables, net................................................      443,223                        443,223
     Inventories.....................................................      507,821     $   4,280          512,101
     Prepaid expenses and other current assets.......................       70,681                         70,681
                                                                        ----------     ---------       ----------
       Total current assets..........................................    1,050,813         4,280        1,055,093
Property, plant and equipment, net...................................      457,293        12,640          469,933
Trademarks, tradenames, goodwill and other, net......................    1,809,868       101,849        1,911,717
                                                                        ----------     ---------       ----------
                                                                        $3,317,974     $ 118,769       $3,436,743
                                                                        ----------     ---------       ----------
                                                                        ----------     ---------       ----------
                LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
  Short-term debt and current portion of long-term debt..............   $1,505,576     $  87,000       $1,592,576
  Accounts payable...................................................      188,899                        188,899
  Other current liabilities..........................................      303,075                        303,075
                                                                        ----------     ---------       ----------
     Total current liabilities.......................................    1,997,550        87,000        2,084,550
Long-term debt, less current portion.................................      817,128                        817,128
Other long-term liabilities..........................................      231,898                        231,898
Deferred income taxes................................................      111,516        36,600          148,116
Minority interest....................................................       65,195       (65,195)
Shareholders' equity:
  Common stock.......................................................        1,007            67            1,074
  Additional paid-in capital.........................................    1,122,896        60,297        1,183,193
  Accumulated deficit................................................     (965,036)                      (965,036)
  Accumulated other comprehensive loss...............................      (64,180)                       (64,180)
                                                                        ----------     ---------       ----------
     Total shareholders' equity......................................       94,687        60,364          155,051
                                                                        ----------     ---------       ----------
                                                                        $3,317,974     $ 118,769       $3,436,743
                                                                        ----------     ---------       ----------
                                                                        ----------     ---------       ----------


 See Notes to Unaudited Pro Forma Condensed Consolidated Financial Statements.

       UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS
                      FOR THE YEAR ENDED DECEMBER 31, 1998
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)


                                                                                        PRO FORMA                   PRO FORMA
                                                                                          BEFORE                      AFTER
                             HISTORICAL    SIGNATURE                  PRO FORMA          COLEMAN       COLEMAN       COLEMAN
                              SUNBEAM      BRANDS(A)    COLEMAN(A)    ADJUSTMENTS         MERGER        MERGER        MERGER
                             ----------    ---------    ----------    -----------       ----------    ----------    ----------
Net sales................... $1,836,871     $55,482      $244,499      $ (23,346)(b)    $2,098,706                  $2,098,706
                                                                         (14,800)(c)
Cost of goods sold..........  1,788,819      39,098       175,777        (10,954)(b)     1,983,594    $    1,440 (i)  1,985,034
                                                                         (10,700)(c)
                                                                           1,554 (d)
Amortization of goodwill and
  identifiable
  intangibles...............     43,830       1,032         2,934          6,537 (d)        54,333         3,009 (i)     57,342
Selling, general and
  administrative expense....    674,247      20,392        74,855        (12,392)(b)       753,575           160 (i)    753,735
                                                                          (3,700)(c)
                                                                             173 (d)
                             ----------     -------      --------      ---------        ----------    ----------    ----------
Operating loss..............   (670,025)     (5,040)       (9,067)        (8,664)         (692,796)       (4,609)     (697,405)
Interest expense, net.......    131,091       4,654         9,044         13,019 (e)       158,509         7,439 (i)    165,948
                                                                             701 (f)
Other income (expense)......      4,768         173        (1,861)                           3,080                       3,080
Gain on sale of business....                               26,137                           26,137                      26,137
                             ----------     -------      --------      ---------        ----------    ----------    ----------
(Loss) earnings from
  continuing operations
  before income taxes,
  minority interest and
  extraordinary charge......   (796,348)     (9,521)        6,165        (22,384)         (822,088)      (12,048)     (834,136)
Income taxes (benefit)......    (10,130)     (3,062)        7,518         (4,400)(g)       (10,074)                    (10,074)
Minority interest...........    (10,681)                       61           (297)(h)       (10,917)       10,917 (i)
                             ----------     -------      --------      ---------        ----------    ----------    ----------
Loss from continuing
  operations before
  extraordinary charge...... $ (775,537)    $(6,459)     $ (1,414)     $ (17,687)       $ (801,097)   $  (22,965)   $ (824,062)
                             ----------     -------      --------                       ----------    ----------    ----------
                             ----------     -------      --------      ---------        ----------    ----------    ----------
                                                                       ---------
Basic loss per share of
  common stock from
  continuing operations..... $    (7.99)                                                $    (7.96)                 $    (7.68)
                             ----------                                                 ----------                  ----------
                             ----------                                                 ----------                  ----------
Weighted average common
  shares outstanding........     97,121                                    3,525 (j)       100,646         6,700 (j)    107,346
                             ----------                                                 ----------    ----------    ----------
                             ----------                                ---------        ----------    ----------    ----------
                                                                       ---------
Ratio of earnings to fixed
  charges...................         -- (l)                                                     -- (l)                      -- (l)
                             ----------                                                 ----------                  ----------
                             ----------                                                 ----------                  ----------


 See Notes to Unaudited Pro Forma Condensed Consolidated Financial Statements.

       UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS
                  FOR THE NINE MONTHS ENDED SEPTEMBER 30, 1999
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)



                                                                                                            PRO FORMA
                                                                                                              AFTER
                                                                               HISTORICAL      COLEMAN       COLEMAN
                                                                                SUNBEAM        MERGER         MERGER
                                                                               ----------      -------      ----------
Net sales...................................................................   $1,786,428                   $1,786,428
Cost of goods sold..........................................................    1,334,177      $1,080 (i)    1,335,257
Amortization of goodwill and identifiable intangibles.......................       38,401       2,257 (i)       40,658
Selling, general and administrative expense.................................      410,862         120 (i)      410,982
                                                                               ----------      -------      ----------
Operating loss..............................................................        2,988      (3,457)            (469)
Interest expense, net.......................................................      136,631       5,579 (i)      142,210
Other income, net...........................................................       (4,619)                      (4,619)
                                                                               ----------      -------      ----------
Loss from continuing operations before income taxes and minority
  interest..................................................................     (129,024)     (9,036)        (138,060)
Income taxes................................................................       12,661                       12,661
Minority interest...........................................................       13,354      (13,354 )(i)
                                                                               ----------      -------      ----------
Net (loss) earnings.........................................................   $ (155,039)     $4,318       $ (150,721)
                                                                               ----------      -------      ----------
                                                                               ----------      -------      ----------
Basic loss per share........................................................   $    (1.54)                  $    (1.40)
                                                                               ----------                   ----------
                                                                               ----------                   ----------
Weighted average common shares outstanding..................................      100,743       6,700 (k)      107,443
                                                                               ----------      -------      ----------
                                                                               ----------      -------      ----------
Ratio of earnings to fixed charges..........................................           -- (l)                       -- (l)
                                                                               ----------                   ----------
                                                                               ----------                   ----------


 See Notes to Unaudited Pro Forma Condensed Consolidated Financial Statements.

    NOTES TO UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
       AS OF SEPTEMBER 30, 1999 AND FOR THE YEAR ENDED DECEMBER 31, 1998
                  AND THE NINE MONTHS ENDED SEPTEMBER 30, 1999
          (IN THOUSANDS, EXCEPT PERCENTAGES, SHARE DATA AND AS NOTED)


(a) Represents the historical statements of operations of Coleman and Signature Brands for the three months ended March 31, 1998.

(b) Represents the reclassifications made to net sales, cost of goods sold and selling, general and administrative expense as reported in the historical financial statements of Coleman and Signature Brands for the three months ended March 31, 1998. These reclassifications were made to conform to the classifications of Sunbeam and consist of promotional allowances and cooperative advertising. Sunbeam classifies these amounts as a deduction to arrive at net sales, as follows:

                                                                                  DECREASE IN
                                                                   -----------------------------------------
                                                                                               SELLING,
                                                                                              GENERAL AND
                                                                                 COST OF      ADMINISTRATIVE
                                                                   NET SALES    GOODS SOLD      EXPENSE
                                                                   ---------    ----------    --------------
Coleman.........................................................   $ (17,115)    $(10,954)       $ (6,161)
Signature Brands................................................      (6,231)                      (6,231)
                                                                   ---------     --------        --------
                                                                   $ (23,346)    $(10,954)       $(12,392)
                                                                   ---------     --------        --------
                                                                   ---------     --------        --------

(c) Represents the elimination of Coleman's net sales, cost of goods sold and selling, general and administrative expense for the two days ended March 31, 1998. These amounts are included in the Coleman historical statement of operations for the three months ended March 31, 1998 and are also reflected in the Sunbeam historical statement of operations since March 30, 1998.

(d) Represents the increase in depreciation and amortization to reflect the pro forma effect of the acquisitions occurring at the beginning of the period. In each acquisition, the purchase price paid has been allocated to the fair value, as determined by independent appraisals, of tangible and identified intangible assets acquired and liabilities assumed as follows (in millions):


                                                                                                 SIGNATURE
                                                                                      COLEMAN    BRANDS
                                                                                      -------    ---------
Value of common stock issued.......................................................   $  607
Cash paid including expenses and mandatory redemption of debt, net of cash
  acquired.........................................................................      160       $ 255
Cash received from sale of Coleman Spas, Inc.......................................      (17)
Cash received from stock option proceeds...........................................       (9)
                                                                                      -------      -----
Net cash paid and equity issued....................................................      741         255
Fair value of total liabilities assumed, including debt............................    1,455          83
                                                                                      -------      -----
                                                                                       2,196         338
Fair value of assets acquired......................................................    1,113         191
                                                                                      -------      -----
Excess of purchase price over fair value of net assets acquired....................   $1,083       $ 147
                                                                                      -------      -----
                                                                                      -------      -----



    The value of approximately $44 per share for the Sunbeam common stock issued at the date of the M&F Transaction was derived by using the average closing stock price for the day before and day of the public announcement of the M&F Transaction. Subsequent to the M&F Transaction, Coleman Spas, Inc. was sold for $17 million and the related proceeds are therefore presented above as a deduction to arrive at the net cash paid and equity issued for the businesses retained. The $17 million is similarly excluded from the amount of $1,113 million described as "fair value of assets acquired." Immediately after the M&F Transaction, employee stock options were exercised generating proceeds of $9 million.

    This amount is presented above as a reduction to arrive at the net cash paid for the M&F Transaction and a proportionate corresponding increase is included in the minority interest liability assumed.


     The pro forma amounts are derived as follows:

                                                                                               QUARTERLY
                                                                     SIGNATURE     AVERAGE     DEPRECIATION/
                                                          COLEMAN     BRANDS        LIFE       AMORTIZATION
                                                          -------    ---------    ---------    -------------
Increase in property, plant and equipment to reflect
  fair value...........................................   $50,560     $ 3,871     7.9 years       $ 1,727
                                                                                                  -------
                                                                                                  -------

Amount attributable to:
  Cost of goods sold...................................                                           $ 1,554
                                                                                                  -------
                                                                                                  -------
  Selling, general and administrative expense..........                                           $   173
                                                                                                  -------
                                                                                                  -------

    The pro forma purchase price allocation to the acquired property, plant and equipment of Coleman and Signature Brands represents the aggregate amount recorded for financial statement purposes as detailed by an independent appraisal. The remaining economic useful lives for the acquired property, plant and equipment range from 17 to 34 years for buildings, 6 to 12 years for machinery and equipment and 1 to 5 years for tooling and other depreciable assets. The average life of 7.9 years represents the weighted average of the depreciable lives used for financial reporting purposes.

     Amortization of goodwill and identifiable intangibles:

                                                                                              QUARTERLY
                                                                     SIGNATURE                DEPRECIATION/
                                                        COLEMAN       BRANDS        LIFE      AMORTIZATION
                                                       ----------    ---------    --------    -------------
Goodwill............................................   $1,083,259    $ 147,151    40 years       $ 7,690
Trademarks..........................................      279,920       53,900    40 years         2,086
Assembled workforce.................................       12,880        3,000    8 years            496
Patents.............................................        5,600        1,800    8 years            231
                                                                                                 -------
                                                                                                  10,503
Less: historical amortization.......................                                              (3,966)
                                                                                                 -------
                                                                                                 $ 6,537
                                                                                                 -------
                                                                                                 -------

(e) Represents the net increase in interest expense to reflect the pro forma effect of acquisition and refinancing borrowings as if such transactions occurred at the beginning of the period. Amounts are derived as follows:

                                                                  QUARTERLY            LESS:
                                                                 INTEREST ON         QUARTERLY
                                  ACQUISITION                    ACQUISITION AND    INTEREST ON        INCREASE IN
                                 AND REFINANCING    EFFECTIVE    REFINANCING        PRE-ACQUISITION    INTEREST
ACQUISITION                       BORROWINGS         RATE        BORROWINGS         BORROWINGS          EXPENSE
------------------------------   ---------------    ---------    ---------------    ---------------    -----------
Coleman.......................     $ 1,176,000         7.47%         $21,962            $ 9,044          $12,918
Signature Brands..............         254,600         7.47%           4,755              4,654              101
                                                                                                         -------
                                                                                                         $13,019
                                                                                                         -------
                                                                                                         -------


    The assumed effective interest rate was derived using the 1998 effective rates, including amortization of deferred financing costs, of 9.05% for the term loan borrowings, which represent approximately 59% of Sunbeam's acquisition and refinancing borrowings, and 5.20% for the debentures, which represent approximately 41% of Sunbeam's acquisition and refinancing borrowings. The effect on operations of a 1/8% variance in interest rates on the acquisition and refinancing borrowings would be approximately $1.1 million per year and $0.3 million per quarter.

(f) Represents the net increase in interest expense to reflect the pro forma effect of higher interest rates on the new financing compared with historical financing. The amount is derived as follows:

                                                                 QUARTERLY          QUARTERLY
                                  AVERAGE                       INTEREST AT        INTEREST AT          INCREASE IN
                                PRE-REFINANCING    EFFECTIVE    REFINANCING        PRE-REFINANCING      INTEREST
                                 BORROWINGS         RATE        BORROWINGS RATE    BORROWINGS RATE      EXPENSE
                                ---------------    ---------    ---------------    -----------------    -----------
Historical Sunbeam...........      $ 242,500          7.47%         $ 4,529             $ 3,828            $ 701


(g) Represents the domestic income tax provision accrued by Coleman of $4.4 million for the three months ended March 31, 1998. On a pro forma basis this accrual would not have been required as a consequence of the net operating losses generated by Sunbeam for the year ended December 31, 1998. No adjustment is required to the Signature Brands tax benefit since the Signature Brands loss in the first quarter of 1998 was available for carryback. No tax benefit is provided on the pro forma adjustments since the adjustments for depreciation and amortization are not deductible for income tax purposes and the deferred tax asset resulting from the remaining pro forma adjustments results in an additional valuation allowance since it is more likely than not that such deferred tax assets will not be realized from future taxable income.


(h) Represents approximately 21% of the loss from continuing operations before extraordinary charge of Coleman for the three months ended March 31, 1998.

(i) Represents the pro forma effects associated with completing the merger and acquiring the remaining Coleman shares outstanding. The total consideration is derived as follows:

Cash..........................................................   $ 87,000
Sunbeam common stock..........................................     45,225
Sunbeam warrants..............................................     15,139
                                                                 --------
                                                                 $147,364
                                                                 --------
                                                                 --------

    The portion of the consideration consisting of approximately 6.7 million shares of Sunbeam common stock is valued at $6.75 per share, the closing price of Sunbeam's common stock on October 21, 1998, the date the Company announced the terms of the Memorandum of Understanding. The warrants to purchase approximately 4.98 million shares of Sunbeam common stock at $7 per share are valued at $3.04 per warrant, the same value ascribed to the warrant issued to a subsidiary of MacAndrews & Forbes in August 1998 based on a valuation performed by an independent consultant. The pro forma allocation of the consideration is based on independent appraisals prepared in connection with the M & F transaction. Allocation of the total consideration and its effect on the pro forma condensed consolidated financial statements is as follows:


                                                                         YEAR ENDED DECEMBER 31, 1998
                                                                             PRO FORMA EFFECT ON:
                                                                -----------------------------------------------
                                                                              AMORTIZATION OF    SELLING,
                                                                              GOODWILL AND       GENERAL AND
                                                                COST OF       IDENTIFIABLE       ADMINISTRATIVE
                                       LIFE       ALLOCATION    GOODS SOLD    INTANGIBLES         EXPENSE
                                     ---------    ----------    ----------    ---------------    --------------
Inventories.......................          --     $  4,280
Property, plant and equipment.....   7.9 years       12,640       $1,440                              $160
Trademarks........................    40 years       69,980                       $ 1,750
Assembled workforce...............     8 years        3,220                           403
Patents...........................     8 years        1,400                           175
Minority interest.................          --       65,195
Deferred income taxes.............          --      (36,600)
Goodwill..........................    40 years       27,249                           681
                                                   --------       ------          -------             ----
                                                   $147,364       $1,440          $ 3,009             $160
                                                   --------       ------          -------             ----
                                                   --------       ------          -------             ----
Pro forma effect on Nine
  Months Ended
  September 30, 1999..............                                $1,080          $ 2,257             $120
                                                                  ------          -------             ----
                                                                  ------          -------             ----

    The pro forma adjustment for the nine months ended September 30, 1999, assumes that the depreciation and amortization are charged to operations ratably over the year.


    In deriving the above pro forma adjustments, Sunbeam assumed that the fair values used in connection with the acquisition of the initial 79% interest in Coleman were reasonable approximations of the appropriate fair values to be used in connection with the second half of this step acquisition. Accordingly, the purchase price amounts allocated above to inventories, property, plant and equipment, trademarks, assembled workforce and patents reflect 21% of the fair values used in the acquisition of the initial 79% interest of Coleman.

    The pro forma adjustment to deferred income taxes represents the recording in purchase accounting of the deferred income tax effects of the temporary differences which result from the allocation of $91.5 million of the consideration to tangible and identifiable intangible assets. The deferred income taxes have been established based on an estimated federal, state and foreign income tax rate of approximately 40%.

    The pro forma adjustments also reflect:


          o additional interest expense of $7.439 million and $5.579 million for the year ended December 31, 1998 and nine months ended
            September 30, 1999, respectively, on the $87 million portion of the consideration which is expected to be funded from Sunbeam's revolving credit facility at an interest rate of 8.55% (the rate in effect at December 31, 1998). The effect on operations of a 1/8% variance in interest rates on these borrowings would be approximately $109,000 per year and $27,000 per quarter.


          o the elimination of the minority interest in the loss on Coleman in the pro forma statement of operations.

(j) Represents the increase in the weighted average shares of Sunbeam common stock outstanding as of December 31, 1998, adjusted for the 14,099,749 shares issued in connection with the acquisition of Coleman as if it had occurred at the beginning of the period and the approximately 6.7 million shares of Sunbeam common stock to be issued in connection with the acquisition of the remaining Coleman shares outstanding. Since the Coleman acquisition occurred at the end of the first quarter of 1998, the weighted average shares outstanding would have increased on a pro forma basis by one quarter of the 14,099,749 shares issued, or 3,524,937 shares. The shares of common stock issuable upon conversion of the debentures, the MacAndrews & Forbes warrants, and the warrants to be issued in connection with the merger have not been included, as they would be anti-dilutive.


(k) Represents the increase in the weighted average shares of Sunbeam common stock outstanding as of September 30, 1999, adjusted for the approximately
     6.7 million shares of Sunbeam common stock to be issued in connection with the acquisition of the remaining Coleman shares outstanding. The shares of common stock issuable upon conversion of the debentures, the MacAndrews & Forbes warrants, and the warrants to be issued in connection with the merger have not been included, as they would be anti-dilutive.



(l) In computing the ratio of earnings to fixed charges: (a) earnings represents income (loss) from continuing operations before income taxes and fixed charges, exclusive of capitalized interest; and (b) fixed charges consist of interest expense, capitalized interest and the estimated interest portion of rental expense. For the fiscal year ended December 31, 1998 and the nine months ended September 30, 1999, historical earnings were insufficient to cover fixed charges by $797.1 million and $130.1 million, respectively. For the fiscal year ended December 31, 1998 and the nine months ended September 30, 1999, on a pro forma basis, earnings were insufficient to cover fixed charges by $834.9 million and $139.1 million, respectively.

             SELECTED CONSOLIDATED FINANCIAL INFORMATION OF SUNBEAM

     The following selected historical financial information has been derived from the consolidated financial statements and the condensed consolidated financial statements of Sunbeam. This information should be read in conjunction with Sunbeam's consolidated financial statements and related notes, which are included elsewhere in this prospectus.

     While reviewing the following selected historical financial information, please note the following:

     o All amounts in the table are expressed in millions, except per share and ratio data.

     o On March 30, 1998, Sunbeam acquired approximately 81% of the then outstanding shares of common stock of Coleman, which immediately thereafter was reduced to about 79% through exercises of Coleman employee stock options. On April 6, 1998, Sunbeam completed the cash acquisitions of First Alert and Signature Brands. The acquisitions were accounted for under the purchase method of accounting and, accordingly, the financial position and results of operations of each acquired entity are included in the Consolidated Financial Statements from the respective dates of acquisition.

          o For the fiscal year ended December 31, 1998, Sunbeam took an extraordinary charge of $122.4 million related to the early extinguishments of debt and took other charges of:

          o $70.0 million related to the issuance of warrants;

          o $62.5 million related to the write-off of goodwill;

          o $39.4 million related to fixed asset impairments;

          o $31 million related to compensation expense for the new employment agreements with Sunbeam's former Chairman and Chief Executive Officer and two other former senior officers; and

          o $95.8 million related to write-downs of inventory.

          See Notes 2, 3 and 11 to Sunbeam's Consolidated Financial Statements.

     o For the fiscal year ended December 28, 1997, Sunbeam reversed $28.0 million of pre-tax liabilities no longer required and $13.3 million of tax liabilities no longer required.

     o For the fiscal year ended December 29, 1996, Sunbeam took restructuring, asset impairment and other charges of $239.2 million before taxes. See Notes 12 and 13 to Sunbeam's consolidated financial statements included in this prospectus.

     o The "earnings (loss) from discontinued operations, net of taxes" and "loss on sale of discontinued operations, net of taxes" represent results from Sunbeam's furniture business, net of taxes and the estimated loss on disposal. See Note 13 to Sunbeam's consolidated financial statements included in this prospectus.

     o In computing the ratio of earnings to fixed charges:

          o earnings represent income (loss) from continuing operations before income taxes and fixed charges (exclusive of capitalized interest); and

          o fixed charges consist of interest expense, capitalized interest and the estimated interest portion of rental expense.


          For the fiscal year ended December 29, 1996 and the fiscal year ended December 31, 1998, historical earnings were insufficient to cover fixed charges by $262.2 million and $797.1 million, respectively. For the nine months ended September 30, 1998 and 1999, historical earnings were insufficient to cover fixed charges by $476.7 million and $130.1 million, respectively. For the fiscal year ended December 31, 1998 and for the nine months ended September 30, 1999, on a pro forma basis, earnings were insufficient to cover fixed charges by $834.9 million and $139.1 million, respectively.



     o At September 30, 1999, total assets include goodwill and other intangible assets of $1,809.9 million.

                                                                                                           NINE MONTHS
                                                       FISCAL YEARS ENDED                                     ENDED
                        --------------------------------------------------------------------------------  -------------
                                                                                            DECEMBER 31,
                        JANUARY 1,  DECEMBER 31,  DECEMBER 29,  DECEMBER 28,  DECEMBER 31,     1998       SEPTEMBER 30,
                          1995         1995          1996          1997          1998       PRO FORMA        1998
                        ----------  ------------  ------------  ------------  ------------  ------------  -------------
STATEMENT OF OPERATIONS
  DATA:
  Net sales............  $1,044.3     $1,016.9      $  984.2      $1,073.1      $1,836.9      $2,098.7      $ 1,322.1
  Cost of goods sold...     764.4        809.1         896.9         831.0       1,788.8       1,985.0        1,273.4
  Selling, general and
    administrative
    expenses...........     128.9        137.5         221.7         152.6         718.1         811.1          440.4
  Restructuring, and
    asset impairment
    charge
    (benefit)..........        --           --         110.1         (14.6)           --            --             --
                         --------     --------      --------      --------      --------      --------      ---------
  Operating earnings
    (loss).............  $  151.0     $   70.3      $ (244.5)     $  104.1      $ (670.0)     $ (697.4)     $  (391.7)
                         --------     --------      --------      --------      --------      --------      ---------
                         --------     --------      --------      --------      --------      --------      ---------
  Earnings (loss) from
    continuing
    operations before
    extraordinary
    charge.............  $   85.3     $   37.6      $ (170.2)     $   52.3      $ (775.5)     $ (824.1)     $  (475.4)
  Earnings (loss) from
    discontinued
    operations, net of
    taxes..............      21.7         12.9           0.8            --            --            --             --
  Loss on sale of
    discontinued
    operations, net of
    taxes..............        --           --         (39.1)        (14.0)           --            --             --
  Extraordinary
    charge.............        --           --            --            --        (122.4)           --         (111.7)
  Net earnings
    (loss).............  $  107.0     $   50.5      $ (208.5)     $   38.3      $ (897.9)     $ (824.1)     $  (587.1)

  Ratio of earnings to
    fixed charges......     14.4x         4.7x            --          7.2x            --            --             --
EARNINGS (LOSS) PER
  SHARE DATA:
Weighted average shares
  outstanding:
    Basic..............      82.6         81.6          82.9          84.9          97.1         107.3           95.9
    Diluted............      82.6         82.8          82.9          87.5          97.1         107.3           95.9
  Earnings (loss) per
    share from
    continuing
    operations
    operations before
    extraordinary
    charge:
    Basic..............  $   1.03     $   0.46      $  (2.05)     $   0.62      $  (7.99)     $  (7.68)     $   (4.96)
    Diluted............      1.03         0.45         (2.05)         0.60         (7.99)        (7.68)         (4.96)
  Earnings (loss) per
    share:
    Basic..............      1.30         0.62         (2.51)         0.45         (9.25)        (7.68)         (6.12)
    Diluted............      1.30         0.61         (2.51)         0.44         (9.25)        (7.68)         (6.12)
  Cash dividends
    declared per
    share..............      0.04         0.04          0.04          0.04          0.02          0.02             --
BALANCE SHEET DATA (AT
  PERIOD END):
  Working capital......  $  294.8     $  411.7      $  359.9      $  369.1      $  488.5       N/A          $  (666.5)
  Total assets.........   1,008.9      1,158.7       1,059.4       1,058.9       3,405.5       N/A            3,503.7
  Long-term debt.......     124.0        161.6         201.1         194.6       2,142.4       N/A              778.8
  Shareholders'
    equity.............     454.7        601.0         415.0         472.1         260.4       N/A              449.6


                                        SEPTEMBER 30,
                         SEPTEMBER 30,     1999
                            1999         PRO FORMA
                         -------------  -------------
STATEMENT OF OPERATIONS
  DATA:
  Net sales............    $ 1,786.4      $ 1,786.4
  Cost of goods sold...      1,334.2        1,335.3
  Selling, general and
    administrative
    expenses...........        449.2          451.6
  Restructuring, and
    asset impairment
    charge
    (benefit)..........           --
                           ---------      ---------
  Operating earnings
    (loss).............    $     3.0      $    (0.5)
                           ---------      ---------
                           ---------      ---------
  Earnings (loss) from
    continuing
    operations before
    extraordinary
    charge.............    $  (155.0)     $  (150.7)
  Earnings (loss) from
    discontinued
    operations, net of
    taxes..............           --             --
  Loss on sale of
    discontinued
    operations, net of
    taxes..............           --             --
  Extraordinary
    charge.............           --             --
  Net earnings
    (loss).............    $  (155.0)     $  (150.7)

  Ratio of earnings to
    fixed charges......           --             --
EARNINGS (LOSS) PER
  SHARE DATA:
Weighted average shares
  outstanding:
    Basic..............        100.7          107.4
    Diluted............        100.7          107.4
  Earnings (loss) per
    share from
    continuing
    operations
    operations before
    extraordinary
    charge:
    Basic..............    $   (1.54)     $   (1.40)
    Diluted............        (1.54)         (1.40)
  Earnings (loss) per
    share:
    Basic..............        (1.54)         (1.40)
    Diluted............        (1.54)         (1.40)
  Cash dividends
    declared per
    share..............           --             --
BALANCE SHEET DATA (AT
  PERIOD END):
  Working capital......    $  (946.8)     $(1,029.5)
  Total assets.........      3,318.0        3,436.7
  Long-term debt.......        817.1          817.1
  Shareholders'
    equity.............         94.7          155.1

             SELECTED CONSOLIDATED FINANCIAL INFORMATION OF COLEMAN


     The following selected consolidated historical financial information of Coleman with respect to each year in the five-year period ended December 31, 1998 and for the nine-month periods ended September 30, 1998 and September 30, 1999 is derived from the consolidated financial statements of Coleman. The balance sheet data as of September 30, 1999 and December 31, 1998, 1997, 1996 and 1995 and the statement of operations data for the nine-month periods ended September 30, 1999 and September 30, 1998 and each of the three years in the periods ended December 31, 1998, 1997 and 1996 are included in documents incorporated by reference in this document. The balance sheet data as of September 30, 1998 and December 31, 1994, have been derived from Coleman's consolidated financial statements previously filed with the SEC but not incorporated by reference in this document. The selected consolidated historical financial information should be read in conjunction with the consolidated financial statements and the related notes of Coleman which are incorporated by reference in this document. See "WHERE TO FIND MORE INFORMATION" and "INCORPORATION OF DOCUMENTS BY REFERENCE."


     While reviewing the following selected historical financial information, please note the following:

     o All amounts are expressed in thousands, except per share data.

     o For the fiscal year ended December 31, 1998, Coleman took restructuring and other charges of $31.6 million before taxes, which have been recorded as follows:

          o $13.7 million in selling, general and administrative expense

          o $17.9 million in restructuring charges (credits)

     o For the fiscal year ended December 31, 1997, Coleman took restructuring and other charges of $34.4 million before taxes, which have been recorded as follows:

          o $8.1 million in cost of sales

          o $3.6 million in selling, general and administrative expense

          o $22.7 million in restructuring charges (credits)

     o For the fiscal year ended December 31, 1996, Coleman took restructuring and other charges of $66.2 million before taxes, which have been recorded as follows:

          o $31.4 million in cost of sales

          o $4.1 million in selling, general and administrative expense

          o $30.7 million in restructuring charges (credits)

     o The asset impairment charge in 1995 is related to Coleman's Brazilian operations which had not performed to Coleman's expectations since acquisition of this operation in 1994 and reflects charges taken in connection with the adoption of SFAS No. 121.

     o Restructuring charges in 1994 reflect primarily the non-recurring charges taken in connection with the restructuring of Coleman's German operations and which include severance costs, commitments to third parties and write-downs of leasehold improvements and other assets to estimated realizable values.

                                                                                                          NINE MONTHS
                                               YEAR ENDED DECEMBER 31,                               ENDED SEPTEMBER 30,
                              ----------------------------------------------------------   -----------------------------------------
                                1994       1995        1996         1997         1998           1998                  1999
                              --------   --------   ----------   ----------   ----------   -------------------   -------------------
STATEMENT OF OPERATIONS DATA:
  Net revenues............... $751,580   $933,574   $1,220,216   $1,154,294   $1,015,373        $ 816,230            $ 1,017,516
  Cost of sales..............  535,710    649,427      917,947      828,107      748,295          587,232                691,699
                              --------   --------   ----------   ----------   ----------        ---------            -----------
  Gross profit...............  215,870    284,147      302,269      326,187      267,078          228,998                325,817
  Selling, general and
     administrative
     expense.................  128,466    174,688      271,541      255,785      255,071          192,158                201,705
  Asset impairment charge....       --     12,289           --           --           --               --                     --
  Restructuring charges
     (credits)...............   18,456         --       30,678       22,722       17,892           16,867                   (165)
  Interest expense, net......   13,374     24,545       38,727       40,852       33,213           26,403                 16,406
  Amortization of goodwill
     and deferred charges....    6,209      7,745       10,473       11,338       19,584            8,313                  7,189
  Gain on sale of business...       --         --           --           --      (32,411)         (25,098)                    --
  Other expense (income),
     net.....................    1,138        334        1,151        1,867          170               33                 (2,721)
                              --------   --------   ----------   ----------   ----------        ---------            -----------
  Earnings (loss) before
     income taxes, minority
     interest and
     extraordinary item .....   48,227     64,546      (50,301)      (6,377)     (26,441)          10,322                103,403
  Income tax expense
     (benefit)...............   14,747     24,479      (10,927)      (5,227)      13,846           13,315                 39,810
  Minority interest..........       --         --        1,872        1,386          276              332                  1,404
                              --------   --------   ----------   ----------   ----------        ---------            -----------
  Earnings (loss) before
     extraordinary item .....   33,480     40,067      (41,246)      (2,536)     (40,563)          (3,325)                62,189
  Extraordinary loss on early
     extinguishment of debt,
     net of income taxes.....     (677)      (787)        (647)          --      (17,538)         (17,538)                    --
                              --------   --------   ----------   ----------   ----------        ---------            -----------
  Net earnings (loss)........ $ 32,803   $ 39,280   $  (41,893)  $   (2,536)  $  (58,101)       $ (20,863)           $    62,189
                              --------   --------   ----------   ----------   ----------        ---------            -----------
                              --------   --------   ----------   ----------   ----------        ---------            -----------
  Basic earnings (loss) per
     common share ........... $   0.61   $   0.74   $    (0.79)  $    (0.05)  $    (1.05)       $   (0.38)           $      1.09
                              --------   --------   ----------   ----------   ----------        ---------            -----------
                              --------   --------   ----------   ----------   ----------        ---------            -----------
BALANCE SHEET DATA (AT END OF
  PERIOD):
  Total assets............... $712,265   $844,487   $1,160,086   $1,041,764   $  933,257        $ 945,476            $   997,534
  Long-term debt (including
     current portions).......  291,175    355,257      583,613      477,799      365,535          381,318                303,743
  Stockholders'
     equity..................  253,363    292,342      252,945      240,469      238,615          270,998                320,112

          MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
                           AND RESULTS OF OPERATIONS

     The following discussion should be read in conjunction with the accompanying Consolidated and Condensed Consolidated Financial Statements (and related notes), selected historical financial information and unaudited pro forma condensed consolidated financial statements appearing elsewhere in this document.

     On March 30, 1998, Sunbeam, through a wholly owned subsidiary, acquired approximately 81% of the outstanding shares of common stock of Coleman from a subsidiary of MacAndrews & Forbes in exchange for 14,099,749 shares of Sunbeam's common stock and approximately $160 million in cash. In addition, Sunbeam assumed approximately $1,016 million in debt. Immediately afterwards, as a result of the exercise of Coleman employee stock options, Sunbeam's indirect beneficial ownership of Coleman decreased to approximately 79%. Sunbeam's agreement for the acquisition of the remaining publicly held Coleman shares in a merger transaction provides that the remaining Coleman shareholders will receive:

     o approximately 6.7 million shares of Sunbeam common stock--0.5677 of a share for each outstanding Coleman share; and

     o approximately $87 million in cash--$6.44 for each outstanding Coleman share and cash outs of unexercised Coleman employee stock options equal to the difference between $27.50 per share and the exercise price of the options.


     Sunbeam expects to complete the merger in the fourth quarter of 1999 or early in the first quarter of 2000, although there can be no assurance that the merger will occur during that time. See Notes 2 and 15 to Sunbeam's Consolidated Financial Statements and "LITIGATION SETTLEMENT AND WARRANTS" for information regarding the settlement of claims relating to the Coleman acquisition, the terms of which provide for the issuance at the time of the merger of warrants to purchase up to approximately 4.98 million shares of Sunbeam's common stock at $7 per share.


     On April 6, 1998, Sunbeam completed the cash acquisitions of First Alert, a leading manufacturer of smoke and carbon monoxide detectors, and Signature Brands, a leading manufacturer of consumer and professional products. The First Alert and the Signature Brands acquisitions were valued at approximately $182 million, including $133 million of cash and $49 million of assumed debt, and $255 million, reflecting cash paid, including the required retirement or defeasance of debt, respectively.

     The acquisitions were recorded under the purchase method of accounting and accordingly, the financial position and results of operations of each acquired entity are included in the Consolidated Financial Statements from the respective dates of acquisition. The purchase prices of the acquired entities have been allocated to individual assets acquired and liabilities assumed based on estimates of fair values determined by independent appraisals at the dates of acquisition.

FISCAL YEAR

     To standardize the fiscal period ends of Sunbeam and the acquired entities, effective with its 1998 fiscal year, Sunbeam has changed its fiscal year end from the Sunday nearest December 31 to a calendar year. See Note 1 to Sunbeam's Consolidated Financial Statements.

ASSET IMPAIRMENT AND OTHER CHARGES

  Goodwill

     When changes in circumstances indicate that the carrying value of goodwill may not be recoverable, Sunbeam estimates future cash flows using the recoverability method -undiscounted future cash flows and including related interest charges--as a basis for recording any impairment loss. An impairment loss is then recorded to adjust the carrying value of goodwill to the recoverable amount. The impairment loss taken is no greater than the amount by which the carrying value of the net assets of the business exceeds its fair value. Due to First Alert's financial performance in 1998 and its prospects for 1999 and beyond, Sunbeam determined that the goodwill relating to this acquisition was impaired. Accordingly, based on its

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determination of fair value, Sunbeam has written off the net carrying value of goodwill of $62.5 million in the fourth quarter of 1998.

  Fixed Asset Impairment and Excess and Obsolete Inventory Reserves

     In the second quarter of 1998, Sunbeam decided to outsource or discontinue a substantial number of products--principally breadmakers, toasters and certain other appliances, air and water filtration products, and the elimination of certain stock keeping units ("SKUs") within existing product lines, primarily relating to appliances, grills and grill accessories--previously made by Sunbeam, resulting in some facilities and equipment that will either no longer be used or will be utilized in a significantly different manner. Accordingly, a charge of $29.6 million was recorded in Cost of Goods Sold to write some of these assets down to their estimated fair market value. Approximately 80% of this charge related to machinery, equipment and tooling at Sunbeam's Mexico City and Hattiesburg, Mississippi manufacturing plants, the estimated fair value for which was derived through an auction process. The remainder of this charge related to tooling and equipment at various other facilities, which either had a nominal value or the fair market value of which was derived through an auction process. These assets were taken out of service at the time of the write-down and consequently were not depreciated further after the write-down. The net carrying value of these assets after the write-down approximated $2.2 million and these assets are expected to be disposed of by September 30, 1999. Depreciation expense associated with these assets approximated $2.6 million in 1998, $4.2 million in 1997 and $3.5 million in 1996.


     Personnel at the Mexico City facility were notified in the second quarter of 1998 that the plant was scheduled for closure at year-end 1998; accordingly, at that time a liability of $1.8 million was recorded in Cost of Goods Sold primarily for employee severance. The employee severance was related to approximately 1,200 positions of which approximately 1,100 were terminated, and $1.4 million paid in severance, as of December 31, 1998. Substantially all of the remaining positions were eliminated and severance payments were paid by July 31, 1999. In the third quarter of 1998, Sunbeam recorded in Cost of Goods Sold an additional provision for impairment of fixed assets of $3.1 million in an acquired entity relating to assets taken out of service for which there was no remaining value. The asset impairment resulted from management's decision, during the third quarter, to discontinue certain SKU's within product lines, principally generators, compressors and propane cylinders. These fixed assets were taken out of service at the time of the write-down and consequently were not depreciated further after the write-down. Depreciation expense associated with these assets approximated $0.8 million in 1998. In the fourth quarter of 1998, Sunbeam recorded a $7.1 million charge as a result of management's decision, during the fourth quarter, to outsource the production of some appliances (principally irons). This charge to Cost of Goods Sold primarily consists of a provision for certain tooling and equipment ($6.7 million) and severance and related benefits ($0.4 million). This tooling and equipment, which had no remaining value, was written off and depreciation of this equipment was discontinued at the time of the write-down. Depreciation expense associated with these assets approximated $2.4 million in 1998, $2.3 million in 1997 and $0.9 million in 1996. The severance costs related to approximately 45 production employees, none of whom was terminated as of December 31, 1998. It is anticipated that these employees' positions will be eliminated and the severance obligation paid by December 31, 1999.


     During 1997 and the first half of 1998, Sunbeam built inventories in anticipation of 1998 sales volumes which did not materialize. As a result, it has been and will continue to be necessary to dispose of some portions of excess inventories at amounts less than cost. Accordingly, during 1998, when it became evident that the anticipated sales volumes would not materialize, Sunbeam recorded $58.2 million in charges (of which $46.4 million, $2.2 million and $9.6 million, were recorded during the second, third and fourth quarters, respectively) to properly state this inventory at the lower-of-cost-or-market. This inventory primarily related to some appliances, grills and grill accessories. Sunbeam also recorded a charge of $11.0 million during the second quarter for excess inventories for raw materials and work in process which will not be used due to outsourcing the production of breadmakers, toasters and some other appliances. In addition, during 1998, Sunbeam made the decision to exit some product lines, primarily air and water filtration products, and to eliminate some SKUs within existing product lines, primarily relating to appliances, grills and grill accessories. As a result of this decision, a $26.6 million charge was recorded during the second

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quarter to properly state this inventory at the lower-of-cost-or-market. Total charges for excess inventories recorded at the lower-of-cost-or-market based upon management's best estimate of net realizable value, amounted to approximately $95.8 million at December 31, 1998. See Note 12 to Sunbeam's Consolidated Financial Statements for asset impairment and other charges recorded in conjunction with a 1996 restructuring plan.

RESTATEMENTS

     On June 30, 1998, Sunbeam announced that the audit committee of its board of directors was initiating a review into the accuracy of Sunbeam's prior financial statements. The audit committee's review has since been completed and, as a result of its findings, Sunbeam has restated its previously issued consolidated financial statements for 1996 and 1997 and the first quarter of 1998. Based upon the review, it was determined that some revenue had been inappropriately recognized, some costs and allowances had not been accrued or were improperly recorded, and some costs were inappropriately included in, and subsequently charged to, restructuring, asset impairment and other costs within the Consolidated Statement of Operations for the years ended December 29, 1996 and December 28, 1997 and the three months ended March 31, 1998. The financial statements for the years ended December 28, 1997 and December 29, 1996 were restated, audited and filed on Form 10-K/A with the SEC on November 9, 1998. The accompanying 1996 and 1997 Consolidated Financial Statements and 1998 Condensed Consolidated Financial Statements of Sunbeam present the restated results.

     In connection with the restatements referred to above, Arthur Andersen advised Sunbeam that it believed there were material weaknesses in Sunbeam's internal controls. In order to address these material weaknesses, Sunbeam has increased the number of senior financial personnel and has implemented comprehensive review procedures of operating and financial information. Additionally, as explained in more detail under "--Year 2000 Readiness Disclosure" below, Sunbeam is in the process of significantly enhancing its operating systems. Sunbeam anticipates that its systems enhancements will be completed in 1999. See "CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND FINANCIAL DISCLOSURE."


NINE MONTHS ENDED SEPTEMBER 30, 1999 COMPARED TO NINE MONTHS ENDED SEPTEMBER 30, 1998



     Net sales for the nine months ended September 30, 1999 and 1998 were $1,786.4 million and $1,322.1 million respectively, an increase of $464.3 million. Results for the nine months ended September 30, 1998 include Coleman, Signature Brands and First Alert from their respective acquisition dates. After adjusting 1998 sales to include sales of the acquired companies for the periods from the beginning of 1998 through the respective dates of acquisition, combined historical net sales would be $1,624.0 million. 1999 net sales increased approximately $162 million or approximately 10% over 1998 combined historical net sales. Information that adjusts for the results of the acquisitions prior to the actual acquisition dates (the "combined historical" information) is provided for informational purposes only and is to enhance comparability of the period presented. This information is not necessarily indicative of what the combined results would have been had these acquisitions occurred at the beginning of the periods presented or the results for any future period. The increase in net sales is driven by the Outdoor Leisure group which had an increase of approximately $123 million in 1999 as compared to the combined historical net sales in the same period in the prior year. This increase over combined historical net sales was largely due to sales of outdoor recreation products and Powermate(Registered) generators. The higher level of sales of these products is believed to be partially attributable to heightened consumer sensitivity to the need for emergency preparedness. Sunbeam believes that this heightened sensitivity is reflective of a combination of factors, including weather conditions and Year 2000 considerations. Household net sales in 1999 increased approximately $11 million compared to 1998 combined historical net sales. Sunbeam believes that the decrease in shipments in the prior year in order to allow trade inventories to return to a normal level is primarily responsible for this increase. This factor affects the year to year comparisons for each of the operating groups. Excluding the effect on 1998 of loading, Sunbeam believes that Household net sales in 1999 were approximately the same as in the prior year. Within the Household segment, net sales of personal care products increased as a result of a strengthening retail environment largely offset by decreases in sales of appliances. International net sales in 1999 increased


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$30.3 million over 1998 combined historical net sales. Higher sales in Canada,
Europe and Japan resulted predominantly from strong retail demand of Powermate(Registered) and outdoor recreation products. This increase was partially offset by the impact of weak economic conditions in Latin America.



     Gross margin for the first nine months of 1999 was $452.3 million or $403.6 million higher than the comparable period in 1998. During 1998, Sunbeam recorded a number of largely non-recurring charges which affect the comparability of gross margin in the first nine months of 1999 over the same period in the prior year. These charges are summarized below:



     o In the second and third quarters of 1998, Sunbeam recorded charges totaling $86.2 million relating to fixed asset impairments and provisions for excess and obsolete inventory totaling $32.7 million. These charges, which were recorded in Cost of Goods Sold, are discussed above in the section "Fixed Asset and Excess Obsolete Inventory Reserves."



       In addition to the charge taken in 1998, the excess and obsolete inventory referenced above has impacted Sunbeam's operating results in several ways, with two primary effects. First, gross margins have been impacted by sales, at below normal prices, of obsolete inventory into non-traditional channels and excess inventory into traditional channels. In addition, due to the high levels of excess inventory at the end of 1998, Sunbeam's usage of its manufacturing facilities has been lower than normal, resulting in lower fixed cost absorption, which in turn, reduced gross margins in 1999.



     o Cost of Goods Sold for the first nine months of 1998 also reflects the non-recurring impact ($28.1 million) of Sunbeam recording the 1998 acquisitions using the purchase method of accounting. In accordance with this accounting method, inventory pertaining to acquisitions was recorded at fair value. The fair value of the inventory exceeded the book value reflected on the balance sheets of the acquired companies as of the respective acquisition dates. The excess of the fair value of inventory over its pre-acquisition book value was recorded in cost of sales as the inventory was sold.



     Adjusting for the combined results of the acquired companies and excluding the effects of 1998 non-recurring items, which are summarized above, gross margin for the first nine months of 1999 increased approximately $182 million over the 1998 combined historical gross margin. As a percentage of net sales, gross margin improved to approximately 25% in the first nine months of 1999 as compared to approximately 4% in the 1998 period. The gross margin percentage for the 1998 period adjusted for the non-recurring charges and for the effect of the acquired companies was approximately 17% of combined historical net sales. The Household group contributed approximately 30% of the 1999 gross margin improvement over the 1998 combined historical gross margin. The improvement in the Household group's gross margin resulted primarily from lower sales deduction rates, improved manufacturing processes and controls, additional sales volume, and improved product mix. The Outdoor Leisure group contributed approximately 50% of the 1999 gross margin improvement over the 1998 combined historical gross margin. Approximately 80% of the improvement in the Outdoor Leisure group's gross margin resulted from additional volume and related improved manufacturing overhead absorption, as well as improvements in manufacturing. The balance of the increase resulted from improved product mix. The International group contributed approximately 20% of the 1999 gross margin improvement over 1998 combined historical gross margin. Approximately 40% of the improvement in the International group's gross margin resulted from the shut down of the Mexico City manufacturing facility which had experienced high material usage costs and employee benefit costs in the prior year. The remaining improvement resulted from increased sales volume, a lower level of product returns and improved product mix.



     SG&A expense for the first nine months of 1999 was $449.3 million, an increase of $8.9 million or 2.0% over the same period in the prior year. After adjusting 1998 SG&A expense to include the acquired companies' SG&A expense for the period from the beginning of 1998 through the respective dates of acquisition ($100.9 million), combined historical SG&A expense was $541.3 million. Since the combined historical 1998 SG&A expenses were derived by adding the acquired companies' pre-acquisition period costs to the reported nine months' results of Sunbeam, the combined historical SG&A expenses include $30.4 million of amortization of intangibles expense representing both pre- and post-acquisition periods, as well as approximately $12 million of transaction costs incurred by the acquired companies relating to them being


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purchased by Sunbeam. Excluding these costs and the effects of the following, adjusted 1998 SG&A expenses were approximately $378 million.



     o $70.0 million recorded in the third quarter of 1998 related to the issuance of a warrant to a subsidiary of MacAndrews & Forbes, as discussed below,



     o approximately $31 million of 1998 compensation expense recorded in connection with the new February 1998 employment agreement with Sunbeam's former Chairman and Chief Executive Officer and two other senior officers of Sunbeam and approximately $3.8 million of severance for former employees. The new employment agreements provided for, among other items, the acceleration of vesting of restricted stock and the forfeiture of unvested restricted stock that had been granted under the executives' prior employment agreements, new restricted stock grants and options to purchase common shares. In addition, the new employment agreements provided for income tax gross-ups with respect to any tax assessed on the restricted stock grants and acceleration of vesting of restricted stock. (See Note 8 to the Condensed Consolidated Financial Statements);



     o $10.8 million, $4.0 million, and $2.1 million of costs recorded in 1998 related to expenses associated with the restatement efforts (principally representing legal, accounting and auditing costs of $6.1 million and $4.7 million, respectively), a corporate office relocation and Year 2000 compliance efforts, respectively.



Excluding amortization of intangibles expense of $38.4 million for the first nine months of 1999 and $18.7 million of costs related to Year 2000 compliance efforts, adjusted 1999 SG&A costs were $392.2 million, an increase of approximately $14 million over adjusted 1998 SG&A expense. As previously discussed, this increase is primarily attributable to higher levels of selling and administrative costs driven by increased net sales, headcount increases to support future growth and costs associated with certain redundant operations resulting from Sunbeam's 1998 acquisitions which operations Sunbeam is integrating and the decision to bring in-house certain funtions that had previously been outsourced. Sunbeam is in the process of fully integrating certain of these functions and expects that when this process has been completed consolidated SG&A expense for these functions will be reduced. Partially offsetting these increases in SG&A expense are certain 1998 expenses which did not reoccur in 1999. These 1998 expenses include increases associated with restructuring reserve at Coleman (approximately $7 million) and higher bad debt expense (approximately $5 million).



     On August 12, 1998, Sunbeam announced that, following investigation and negotiation conducted by a Special Committee of the Board of Directors consisting of four outside directors not affiliated with M&F, Sunbeam had entered into a settlement agreement with a subsidiary of M&F pursuant to which Sunbeam was released from certain threatened claims of M&F and its subsidiaries arising from the Coleman acquisition and M&F agreed to provide certain management personnel and assistance to Sunbeam in exchange for the issuance to the M&F subsidiary of a warrant expiring August 24, 2003 to purchase up to 23 million shares of the Company's common stock at a cash exercise price of $7.00 per share, subject to anti-dilution adjustments. Sunbeam concluded that the agreement to issue this warrant did not result in a new measurement date for the purposes of determining the purchase price for Coleman and accounted for the issuance of this warrant in the third quarter of 1998 as a cost of settling a potential claim. Accordingly, a $70.0 million non-cash SG&A expense was recorded in the third quarter of 1998, based upon a valuation performed as of August 1998 using facts existing at that time. The valuation was conducted by an independent consultant engaged by the special committee of the board of directors.



     Operating results for the first nine months of 1999 and 1998, were a profit of $3.0 million in 1999 and a loss of $391.7 million in 1998. Adjusted for the historical results of the acquired companies and excluding non-recurring charges, as previously described, operating results for the 1999 and 1998 periods were a profit of $21.7 million and a loss of $149.2 million, respectively. This change resulted from the factors discussed above.



     Interest expense increased from $88.5 million in 1998 to $136.6 million in 1999. Approximately 75% of the change related to higher borrowing levels in 1999 resulting primarily from borrowings for the acquisitions that were outstanding for the entire 1999 nine-month period as compared to only a portion of the 1998


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period. The balance of this increase was primarily driven by the amortization of the loan commitment fee (approximately $2 million) Sunbeam is obligated to pay under the terms of Sunbeam's bank credit facility and the expense related to liquidated damages payable to debenture holders (approximately $3 million).



     Other income, net of $4.6 million in 1999 included a gain of approximately $4 million relating to the sale of the Mexico City facility. This gain was partially offset by losses from other miscellaneous asset sales of approximately $0.3 million. The remaining other income, net in 1999 resulted from favorable foreign exchange rates, primarily from Sunbeam's operations in Japan. Other income, net of $4.1 million in 1998 included $8.0 million from the settlement of a lawsuit partially offset by net foreign exchange losses, primarily from Mexico.



     The minority interest reported in 1999 and 1998 relates to the minority interest held in Coleman by public shareholders.



     Approximately $6 million of the $12.7 million income tax expense recorded in 1999 related to U.S. tax liability generated by Coleman as a separate U.S. tax filing entity. As previously discussed, in July 1999, Sunbeam acquired a sufficient ownership interest in Coleman to permit it to file consolidated U.S. tax returns with Coleman for all future periods. The remaining tax expense recorded in 1999 related to taxes on foreign income and was partially offset by the favorable resolution of an income tax audit. Tax expense recorded in 1998 was nearly all related to foreign taxes. No net tax benefit was recorded on Sunbeam's losses in either year as it is management's assessment that Sunbeam cannot demonstrate that it is more likely than not that deferred tax assets resulting from these losses would be realized through future taxable income.



     On July 12, 1999, Sunbeam acquired 3,000,000 shares of a newly created series of Coleman voting preferred stock for an aggregate purchase price of approximately $31 million. These shares, together with the shares of Coleman common stock Sunbeam owns, enable Sunbeam to exercise 80.01% of the total voting power of Coleman's outstanding capital stock as of July 12, 1999. This class of preferred stock was created by Coleman and acquired by Sunbeam in order to enable Coleman and Sunbeam to file consolidated federal income tax returns, and in certain jurisdictions, consolidated state income tax returns, prior to the consummation of the Coleman merger. In connection with the issuance of the shares of preferred stock, Sunbeam entered into a tax sharing agreement with Coleman, pursuant to which Coleman will pay to Sunbeam amounts equal to the federal and state income taxes that would have been payable by Coleman had Coleman not been included in the consolidated income tax return of Sunbeam. The net proceeds from the issuance of the shares by Coleman of its voting preferred stock to Sunbeam were used by Coleman to make a partial repayment of loans outstanding from Sunbeam under Coleman's intercompany note. (See Note 8 to the Condensed Consolidated Financial Statements.)



     In March 1998, Sunbeam prepaid a $75.0 million 7.85% industrial revenue bond related to its Hattiesburg facility originally due in 2009. In connection with the early extinguishment of this debt, Sunbeam recognized an extraordinary charge in the first quarter of 1998. As a result of repayment of certain indebtedness assumed in the Coleman acquisition, Sunbeam also recognized and extraordinary charge in the second quarter of 1998. The debt assumed in connection with the Coleman acquisition was repaid as a result of the requirements under the terms of Sunbeam's bank credit facility. These extraordinary charges consisted of redemption premiums ($106.9 million), unamortized debt discount ($13.8 million) and unamortized deferred financing costs ($1.7 million) and were net of income taxes ($10.7 million).



     On November 9, 1999, Sunbeam announced a plan to divest Eastpak and also plans to divest certain non-essential assets. Proceeds from these assets sales are estimated to be $200 million and will be primarily used to pay down debt.


YEAR ENDED DECEMBER 31, 1998 COMPARED TO YEAR ENDED DECEMBER 28, 1997

     Results of operations for the year ended December 31, 1998 include the results of Coleman from March 30, 1998 and of Signature Brands and First Alert from April 6, 1998, the respective dates of the acquisitions. The acquired companies generated net sales of $1,009.0 million from the acquisition dates noted above through December 31, 1998, with corresponding gross margin of $205.1 million, or 20% of sales.

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SG&A costs recorded by the acquired companies were $329.9 million in the period, yielding an operating loss of $124.8 million.

     For the acquired companies, net sales from the dates of the acquisitions through fiscal year-end were approximately $152 million lower than the same period in the prior year. This decline was caused by lower net sales at Coleman ($81.5 million), Signature Brands ($31.2 million) and First Alert
($39.2 million). Excluding the effects of Coleman's sale of its safety and security business in March 1998 and the discontinuation of its pressure washer business during 1997, Coleman's 1998 sales would have been approximately
$4 million lower than in 1997. Sunbeam believes that Signature Brands' decline, primarily in its coffee and tea products, resulted largely from lost distribution and insufficient attention to the business during part of 1998. Sunbeam believes that all of the acquired businesses were, to some extent, impacted by the disruption that arose from the integration with Sunbeam and the related management changes, both at the acquired companies and at Sunbeam. First Alert's sales decline related predominantly to increased inventory positions in the domestic channel in 1997 as compared to 1998 with the remaining decrease primarily related to more favorable weather conditions in the fourth quarter of 1997 as compared to the same period in 1998 which affected consumer shopping patterns. Excluding the effects from purchase accounting and the write-off of First Alert's goodwill, as discussed in Note 2 to the Consolidated Financial Statements, operating profit for these three companies declined by approximately $45 million since the acquisitions in 1998 as compared to the same period in the prior year, resulting primarily from lower net sales. Although there can be no assurance, management anticipates that results from the acquired companies will significantly improve during 1999 due to, among other things, the absence of the factors causing disruption and insufficient focus at these three companies during 1998.

     Consolidated net sales for the year ended December 31, 1998 were $1,836.9 million, an increase of $763.8 million versus the year ended December 28, 1997. After excluding:

     o $1,009.0 million of sales generated by the acquired companies;

     o $5.5 million of sales in 1998 resulting from the change in fiscal year end, as described in Note 1 to the Consolidated Financial Statements;

     o $12.7 million in 1998 and $31.3 million in 1997 from sales of excess or discontinued inventory for which the inventory carrying value was substantially equivalent to the sales value;

     o $4.2 million from 1997 sales relating to divested product lines which are not classified as discontinued operations - time and temperature products and Counselor and Borg branded scales; and

     o a $5.4 million benefit in 1997 from the reduction of cooperative advertising accruals no longer required (cooperative advertising costs are recorded as deductions in determining net sales);

net sales on an adjusted basis ("Adjusted Sales") of $809.7 million in 1998 decreased approximately 22% from Adjusted Sales of $1,032.2 million in 1997. Product sales were adversely impacted by a number of factors, with the largest being changes in retail inventory levels from channel loading which took place in 1997. Sunbeam believes the year-to-year effect of these inventory reductions amounted to over $100 million. Additionally, losses in distribution of outdoor cooking products estimated at approximately $60 million, the estimated effect of price discounting on appliance and grill products of approximately $14 million, and estimated higher provisions for customer returns and allowances of approximately $30 million contributed to the lower sales in 1998. The increase in customer returns and allowances resulted from:

     o increased returns of approximately $16 million principally resulting from channel loading and other aggressive sales practices (estimated at approximately $9 million) which began in the fourth quarter of 1997 and continued in the first quarter of 1998, a blanket recall ($3.0 million) and the discontinuance of certain product lines (approximately
       $4 million) principally air and water products; and

     o additional customer allowances of approximately $14 million primarily to induce sales during the first quarter of 1998.

The remaining sales decline was due in part to exiting some product SKUs.

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     Domestic Adjusted Sales declined approximately 21% or $170 million from
1997. Sunbeam believes more than half of the sales decline was due to increased retail inventory levels in 1997 versus decreased inventory positions at customers in 1998. Excluding this effect, sales were still lower than the prior year throughout the business, with the most significant decline occurring in outdoor cooking products sales. During 1997, Sunbeam lost a significant portion of its outdoor cooking products distribution, including the majority of its grill parts and accessories products distribution. The outdoor cooking products sales decline was attributable predominantly to this lost distribution and to price discounting. The majority of the remaining sales decline was due to higher provisions for customer returns and allowances.

     International Adjusted Sales, which represented 22% of Adjusted Sales for 1998, decreased approximately 24% compared with the International Adjusted Sales for the same period a year ago. Sunbeam believes this sales decline was primarily attributable to decreasing customer inventory levels as compared with the prior year. Sales were also adversely impacted by a decision to stop selling to some export distributors in Latin America and by poor economic conditions in that region. In addition, lost distribution in Canada contributed to the sales decline from the prior year.

     Excluding the effects of:

     o the gross margin generated from the inclusion of the acquired companies' operations in the period of $205.1 million;

     o $0.8 million from the impact of the change in fiscal year-end;

     o $128.4 million in 1998 in charges recorded in the second and fourth quarters related to excess inventory and fixed assets impairments;

     o $15.8 million from the benefit in 1997 from the reversal of reserves no longer required, including $5.4 million of cooperative advertising accruals; and

     o a $2.8 million benefit recorded in the second quarter of 1997 resulting from capitalizing some manufacturing supplies inventories which were previously expensed;

there was a negative gross margin of $29.4 million for 1998 versus a gross margin of $223.5 million for 1997. This reduction in gross margin was principally attributable to the following:

     o approximately $145 million related to lower sales volume and unfavorable manufacturing efficiencies resulting from lower production levels associated with the lower sales volumes and high inventory levels in 1998;

     o approximately $65 million related to lower price realization, higher costs of customer returns and allowances, and adverse sales mix in 1998;

     o approximately $12 million related to higher costs in 1998 associated with warranty, of which $3.0 million related to a blanket recall, with the remaining increase attributable to increased provisions in response to higher overall warranty expense experiences; and

     o approximately $20 million related to unfavorable inventory adjustments, of which the most significant single factor was physical inventory adjustments in the domestic business.

     Adverse product sales mix was due to the loss of a majority of the grill accessory products distribution as accessories generate significantly better margins than the average margins on sales of most of Sunbeam's other products.

     Excluding the effects of the following, SG&A expenses were approximately $254 million in 1998, approximately $105 million, or 70% higher than in 1997:

     o $329.9 million of SG&A charges in the acquired companies, including the $62.5 million goodwill write-off related to First Alert;

     o $70.0 million recorded in the third quarter of 1998 related to the issuance of a warrant to a subsidiary of MacAndrews & Forbes, as discussed below;

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     o $2.3 million of SG&A expense in 1998 from the change in the fiscal period;

     o a $3.0 million benefit in 1998 and a $12.1 million benefit in 1997 from the reversal of reserves no longer required. The 1998 benefit consists of a $3.0 million reversal in the first quarter of 1998 of environmental reserves which are no longer required as a result of a favorable development at a remediation site. The 1997 benefit consists primarily of a $8.1 million reversal of litigation reserves, established in 1996, which were no longer required in the fourth quarter of 1997 due to a favorable settlement during 1997. The remaining $4.0 million 1997 benefit consists of reversals of other accruals primarily relating to consulting fees, health insurance and advertising. For further information see Note 17 to the Consolidated Financial Statements;

     o approximately $31 million of 1998 compensation expense recorded in connection with new February 1998 employment agreements with Sunbeam's former Chairman and Chief Executive Officer and two other former senior officers and approximately $3 million of severance in 1998 for some former employees. The new employment agreements provided for Sunbeam to pay these former employees amounts which reimbursed them for their personal tax liabilities resulting from shares issued in connection with the accelerated vesting of restricted stock granted under their July 1996 agreements ($6.9 million), as well as on the new unrestricted stock grants under the February 1998 agreements ($9.8 million). The charge also includes the value, at approximately $39 per share, of 300,000 restricted shares and 45,000 restricted shares which vested in February 1998 for Sunbeam's then Chairman and Chief Executive Officer and two other then senior officers, respectively ($13.6 million). In addition, $0.4 million was expensed during 1998 relating to the amortization of the 1996 restricted stock awards. See Note 8 to Sunbeam's Consolidated Financial Statements for information regarding the terms of these employment agreements;

     o $20.4 million, $6.1 million and $4.0 million of costs recorded in 1998 related to costs associated with the restatement efforts, principally representing legal, accounting and auditing, and consulting costs of $14.1 million, $5.7 million and $0.6 million, respectively, Year 2000 compliance efforts and a corporate office relocation, respectively; and

     o $15.8 million of restructuring related charges recorded in 1997, charged to operations as incurred, represent employee relocation and recruiting ($6.2 million), equipment relocation and installation ($5.6 million) and package redesign costs ($4.0 million).

     The increase of approximately $105 million in SG&A expense in 1998 over 1997 is principally due to several factors:

     o Corporate administrative costs increased by approximately $47 million, reflecting additional personnel and related relocation, travel and other costs, as well as increased outside provider fees, telecommunications expense and insurance.

     o Higher allowances for accounts receivable in 1998, accounting for approximately $20 million of the increase, related primarily to collection issues with customers in the United States and in Latin America, including several major customers who have filed and/or threatened bankruptcy.

     o Advertising, marketing and selling expenses increased by approximately $13 million, reflecting a national television campaign for grills and increased activity in market research, package design and sales efforts. Higher inventory levels in 1998 and costs associated with outsourcing small parts fulfillment led to higher distribution and warehousing costs of approximately $12 million.

     o Increased environmental reserves for divested and closed facilities added approximately $5 million. Approximately half of the environmental reserve increase reflected revisions to estimates of costs to remediate existing sites. These revisions were based on obtaining additional information in the fourth quarter of 1998 about costs of planned remediation actions and costs associated with additional remediation actions. The remaining amount was to provide for revisions to reserves for estimated losses for damages related to environmental sites. These revisions were based on obtaining additional information in the fourth quarter of 1998 regarding the level of damages sought and the costs and probability of defending Sunbeam's position in these actions.

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

     o Settlement of a patent infringement action resulted in additional expense of approximately $4 million. Remaining legal expenses recorded in the year of approximately $1 million for investigation, defense and settlement of both new and previously existing issues were nearly equal to amounts incurred for similar items in 1997. Additionally, as described above, SG&A includes $14.1 million of legal costs recorded in 1998 associated with the restatement efforts. Amounts accrued for litigation matters represent the anticipated costs (damages and/or settlement amounts) in connection with pending litigation and claims and related anticipated legal fees. The costs are accrued when it is both probable that an asset has been impaired or a liability has been incurred and the amount can be reasonably estimated. The accruals are based upon Sunbeam's assessment, after consultation with counsel, of probable loss based on the facts and circumstances of each case, the legal issues involved, the nature of the claim made, the nature of the damages sought and any relevant information about the plaintiff, and other significant factors which vary by case. When it is not possible to estimate a specific expected amount of loss to be incurred, Sunbeam evaluates the range of possible losses and records the minimum end of the range. As of December 31, 1998 and December 28, 1997, Sunbeam had established accruals for litigation matters of $31.2 million (representing $17.5 million and $13.7 million for estimated damages or settlement amounts and legal fees, respectively) and $9.9 million (representing $3.0 million and $6.9 million for estimated damages or settlement amounts and legal fees, respectively), respectively. It is anticipated that the $31.2 million accrual will be paid as follows: $22.4 million in 1999, $7.5 million in 2000 and $1.3 million in 2001. Sunbeam believes, based on information known to it on December 31, 1998, that anticipated probable costs of litigation matters existing as of December 31, 1998 have been adequately reserved to the extent determinable.

     During 1997, Sunbeam determined that the amounts accrued at December 29, 1996 for Restructuring and Asset Impairment Charges recorded in fiscal 1996 exceeded amounts ultimately required. Accordingly, the 1997 Consolidated Statement of Operations reflects the reversal of accruals no longer required, resulting in a Restructuring and Asset Impairment Benefit of $14.6 million. This reversal was reflected in the third ($5.8 million) and fourth ($8.8 million) quarters of 1997 when it became evident that such accruals were no longer required.


     On August 12, 1998, Sunbeam announced that, following investigation and negotiation conducted by a special committee of the board of directors consisting of four outside directors not affiliated with MacAndrews & Forbes, Sunbeam had entered into a settlement agreement with a subsidiary of MacAndrews & Forbes, pursuant to which Sunbeam was released from certain threatened claims of MacAndrews & Forbes and its affiliates arising from the Coleman acquisition and MacAndrews & Forbes agreed to provide certain management personnel and assistance to Sunbeam in exchange for the issuance to the MacAndrews & Forbes subsidiary a warrant expiring August 24, 2003 to purchase up to 23 million shares of Sunbeam's common stock at a cash exercise price of $7.00 per share, subject to antidilution adjustments. Sunbeam concluded that the agreement to issue this warrant did not result in a new measurement date for the purposes of determining the purchase price for Coleman and has accounted for the issuance of this warrant as a cost of settling a potential claim. Accordingly, a $70.0 million non-cash SG&A expense was recorded in the third quarter of 1998, based on a valuation performed as of August 1998 using facts existing at that time. The valuation was conducted by an independent consultant engaged by the special committee of the board of directors.


     Operating results for 1998 and 1997, on an adjusted basis as described above, were a loss of approximately $283 million in 1998 and a profit of approximately $74 million in 1997. This change resulted from the factors discussed above.

     Interest expense increased from $11.4 million for the twelve months of 1997 to $131.1 million for the same period in 1998. Approximately 70% of the change related to higher borrowing levels in 1998 for the acquisitions, with the remainder due to increased borrowings to fund working capital, capital expenditures and the operating losses.

     Other income, net increased in 1998 by $4.8 million due to approximately $8 million from the settlement of a lawsuit, and approximately $4 million of increased net gains from foreign exchange in the period. The foreign exchange net gains were primarily from Mexico. Increased losses on sales of fixed assets

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

of approximately $5 million and increased expenses related to the bank credit facility partially offset the above mentioned income. The increased credit facility expenses largely related to unused facility fees.

     The minority interest reported in 1998 relates to the minority interest held in Coleman by minority stockholders.

     During 1998, the current tax provision arose largely from taxes on the earnings of foreign subsidiaries as well as franchise taxes. Deferred tax benefits were recognized in 1998 principally due to net operating losses incurred subsequent to the acquisitions. These benefits were realized through the use of deferred tax credits that were established in connection with the acquisitions to the extent that such credits are expected to be realized in the loss carryforward period. Throughout 1998, Sunbeam increased the income tax valuation allowance on deferred tax assets to $290.5 million. This increase reflects management's assessment that it is more likely than not that these deferred tax assets will not be realized through future taxable income. This assessment, which was initially made in the fourth quarter of 1997, resulted from the significant leverage undertaken by Sunbeam in connection with its acquisitions and the continuing decline in Sunbeam's net sales and earnings, as well as the operating losses incurred throughout the 1998 year. The 1997 effective tax rate was higher than the federal statutory income tax rate primarily due to state taxes, the effects of foreign earnings and dividends taxed at other rates and the impact of providing a valuation allowance on deferred tax assets.

     In 1998, Sunbeam prepaid debt assumed in the acquisitions and prepaid an industrial revenue bond related to its Hattiesburg facility. The debt assumed in connection with the Coleman acquisition was repaid as a result of the requirements under the terms of Sunbeam's new credit facility. In connection with these early extinguishments of debt, Sunbeam recognized an extraordinary charge of $122.4 million, consisting of redemption premiums ($106.9 million), unamortized debt discount ($13.8 million) and unamortized deferred financing costs ($1.7 million).

     Sunbeam's discontinued furniture business, which was sold in March 1997, had revenues of $51.6 million in the first quarter of 1997 prior to the sale and nominal earnings for that period. As a result of the sale of Sunbeam's furniture business assets (primarily inventory, property, plant and equipment), Sunbeam received $69.0 million in cash, retained approximately $50 million in accounts receivable and retained some liabilities. The final purchase price for the furniture business was subject to a post-closing adjustment based on the terms of the sale agreement and in the first quarter of 1997, after completion of the sale, Sunbeam recorded an additional loss on disposal of $14.0 million net of applicable income tax benefits of $8.5 million.

YEAR ENDED DECEMBER 28, 1997 COMPARED TO YEAR ENDED DECEMBER 29, 1996

  1996 Restructuring Plan and Other Charges and Benefits

     In November 1996, Sunbeam announced the details of a restructuring plan. The plan included:

     o the consolidation of administrative functions;

     o the reduction of manufacturing and warehouse facilities;

     o the centralization of Sunbeam's procurement function;

     o the reduction of Sunbeam's product offerings and SKUs; and

     o the elimination of some businesses and product lines.

     As part of the restructuring plan, Sunbeam consolidated six divisional and regional headquarters functions into a single worldwide corporate headquarters and outsourced some back office activities resulting in a reduction in total back-office/administrative headcount. Overall, the restructuring plan called for a reduction in the number of production facilities from 26 to 8 and the elimination of over 6,000 positions from Sunbeam's workforce, including 3,300 from the disposition of some business operations and the elimination of approximately 2,800 other positions, some of which were outsourced. Sunbeam completed the major phases of the restructuring plan by July 1997.

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

     The 1996 restructuring plan was unable to improve earnings over the long term for a number of reasons, including, but not limited to, its failure to realize some of the anticipated costs savings and the negative impact that implementation of the restructuring plan had on sales, product quality, customer service, research and development and the introduction of new products. Sunbeam's current strategy is to create innovative new products that anticipate consumer needs, develop effective marketing and advertising programs, build relationships, create the right culture and choose the right people.

     In conjunction with the implementation of the restructuring plan, Sunbeam recorded a pre-tax charge of $239.2 million in the fourth quarter of 1996. This amount is recorded as follows in the Consolidated Statements of Operations:

     o $110.1 million recorded in Restructuring and Asset Impairment Charges, as further described below;

     o $60.8 million in Cost of Goods Sold related principally to inventory write-downs to net realizable value as a result of a reduction in SKUs and costs of inventory liquidation programs;

     o $10.1 million in SG&A expense, for period costs, which were charged to operations as incurred, principally relating to employee relocation and recruiting, equipment relocation and installation ($3.2 million), transitional fees relating to outsourcing arrangements ($4.9 million) and package redesign costs ($2.0 million); and

     o $58.2 million ($39.1 million net of taxes) in Loss on Sale of Discontinued Operations related to the divestiture of its furniture business.

In 1997, upon completion of the sale of the furniture business, Sunbeam recorded an additional pre-tax loss of $22.5 million from discontinued operations
($14.0 million net of taxes) due primarily to lower than anticipated sales proceeds relating to the post closing adjustment that was part of the sale agreement.

     Amounts included in Restructuring and Asset Impairment Charges in 1996 in the accompanying Consolidated Statements of Operations included anticipated cash charges such as severance and other employee costs of $24.7 million, lease obligations of $12.6 million and other exit costs associated with facility closures and related to the implementation of the restructuring plan of $4.1 million, principally representing costs related to clean-up and restoration of owned and leased facilities for either sale or return to the landlord.

     Included in Restructuring and Asset Impairment Charges of $110.1 million in 1996 was $68.7 million of non-cash charges principally consisting of:

     o asset write-downs to net realizable value of $22.5 million for disposals of excess facilities and equipment and product lines;

     o write-offs of redundant computer systems of $12.3 million from the administrative back-office consolidations and outsourcing initiatives;

     o write-off of intangibles of $10.1 million relating to discontinued product lines;

     o write-off of capitalized product and package design costs and other expenses of $9.0 million related to exited product lines and SKU reductions. Prior to 1996, Sunbeam had capitalized certain costs related to international product development and package design, which were amortized over the period of related benefit. The product development costs ($1.9 million) related to international operations and represented the costs necessary to modify products for introduction to the international markets. As the restructuring plan included the closure of the International Group office and elimination of a number of products to which these costs pertained, the related capitalized costs were written off. Additionally, in connection with the restructuring plan, as a result of the elimination of many products and SKUs, Sunbeam updated its package designs. Accordingly, the unamortized balance of the capitalized package design costs which had been capitalized prior to 1996 ($5.0 million) was written off. Sunbeam discontinued incurring costs of a significant nature relating to these items and consequently has discontinued capitalizing such costs subsequent to 1995; and

     o asset write-downs of $14.8 million related to the divestiture of some non-core products and businesses.

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

     The asset write-downs of $22.5 million and write-offs of $12.3 million discussed above included equipment taken out of service in 1996 (either abandoned in 1996 or sold in 1997) and, accordingly, depreciation was not recorded subsequent to the date of the impairment charge. The asset write-downs of $14.8 million related to the divestiture of non-core products and businesses resulted from divesting the time and temperature business in March 1997 and Counselor and Borg scale product lines in May 1997 and the sale of the textile mill in Biddeford, Maine in May 1997. These charges primarily represented the estimated non-cash losses resulting from the sale or abandonment of facilities and equipment, based on the estimated net proceeds from the sale of these assets compared to their recorded net book value, related to exiting these product lines.

     The $24.7 million for severance and other employee costs, including COBRA and other fringe benefits, related to approximately 3,700 positions that were planned to be eliminated as a result of the restructuring plan, excluding approximately 2,400 employees terminated from the furniture business for which severance was included in Loss on Sale of Discontinued Operations. See Note 13 to Sunbeam's Consolidated Financial Statements. The furniture business was sold in 1997. In 1996 and 1997, approximately 1,200 employees and 1,800 employees, respectively, were terminated from continuing operations. Due largely to attrition, the remaining planned terminations were not required. In 1997, Sunbeam determined that its severance and employee benefit costs were less than originally accrued principally due to lower than expected COBRA and workers compensation costs and, accordingly, reversed accruals of $7.9 million in the third ($2.1 million) and fourth ($5.8 million) quarters. At December 31, 1997, the balance accrued of $1.2 million represented the remaining severance and employee benefit costs for some employees terminated during 1997. During 1998, all amounts were expended.

     The amounts accrued at December 29, 1996 for Restructuring and Asset Impairment Charges recorded in fiscal 1996, exceeded amounts ultimately required principally due to reductions in anticipated severance and employee benefit costs of $7.9 million, as discussed above, and reductions in estimated lease payments of $6.7 million ($3.7 million and $3.0 million recognized in the third and fourth quarters, respectively) resulting from better than anticipated rentals received under sub-leases and favorable negotiation of lease terminations. Accordingly, the fiscal 1997 Consolidated Statement of Operations included $14.6 million of benefit ($5.8 million in the third quarter and $8.8 million in the fourth quarter of 1997) related to the reversal of accruals no longer required, which were recorded as these reduced obligations became known.

     In 1996, in conjunction with the initiation of the restructuring plan, Sunbeam recorded additional charges totaling $129.1 million, reflected in Cost of Goods Sold, SG&A expense, and Loss on Sale of Discontinued Operations. The charge included in Cost of Goods Sold of $60.8 million principally represented inventory write-downs to net realizable value and anticipated losses on the disposition of the inventory as a result of the significant reduction in SKUs provided for in the restructuring plan. The write-down to net realizable value, based upon management's best estimates, included $26.9 million related to raw materials, work-in process and finished goods for discontinued outdoor cooking products, principally grills and grill accessories and the balance related to raw materials, work-in process and finished goods for other discontinued products including appliances ($27.8 million), clippers ($1.0 million) and blankets ($5.1 million). For inventory which management determined was saleable, the estimated write-down was based upon the difference between the expected net sales proceeds of the inventory, depending upon distribution channel, and the recorded value of the inventory. In the case of abandoned inventory, the write-down was equal to the recorded value of the inventory. The resulting difference between carrying value and estimated net realizable value represented the $60.8 million write-down necessary to record the inventory at its net realizable value. SG&A expense included period costs, charged to operations as incurred, in 1997 and 1996 of $15.8 million and $10.1 million, respectively, relating to employee relocation and recruiting and equipment installation and relocation ($11.8 million in 1997 and $3.2 million in 1996) transitional fees relating to outsourcing arrangements ($4.9 million in 1996), and package redesign costs ($4.0 million in 1997 and $2.0 million in 1996) expended as a result of the implementation of the restructuring plan. The 1996 Loss on Sale of Discontinued Operations related to the divestiture of Sunbeam's furniture business. In 1996, Sunbeam decided to divest its furniture operations and recorded an estimated pre-tax loss of $58.2 million related to the sale of assets, primarily fixed assets and inventory. In 1997, Sunbeam recorded an additional pre-tax loss of $22.5 million due primarily to lower than anticipated sales proceeds resulting from the post closing

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

adjustment as provided for in the sale agreement. See Notes 12 and 13 to Sunbeam's Consolidated Financial Statements.

     At December 28, 1997, Sunbeam had $5.2 million in liabilities accrued related to the 1996 restructuring plan, including $1.2 million of severance related costs and $4.0 million related to facility closures, which principally represented future lease payments, net of sub-leases, on exited facilities. During 1998, this liability was reduced by $4.0 million as a result of cash expenditures. At December 28, 1997, Sunbeam had $3.0 million of warranty liabilities related to the discontinued furniture operations. During 1998, $2.5 million of this liability was liquidated.

     The charges and benefit described above are included in the following categories in the 1997 and 1996 Consolidated Statements of Operations
(in millions):

                                                                                                   1997      1996
                                                                                                  ------    ------
Restructuring and impairment (benefit) charge..................................................   $(14.6)   $110.1
Cost of goods sold.............................................................................       --      60.8
Selling, general and administrative expense....................................................     15.8      10.1
Loss on sale of discontinued operations........................................................     22.5      58.2
                                                                                                  ------    ------
                                                                                                  $ 23.7    $239.2
                                                                                                  ------    ------
                                                                                                  ------    ------
       These charges and benefit consisted of the following (in millions):

                                                                                                   1997      1996
                                                                                                  ------    ------
Write-downs:
  Fixed assets held for disposal, not in use...................................................   $   --    $ 34.8
  Fixed assets held for disposal, used until disposed..........................................       --      14.8
  Inventory on hand............................................................................       --      60.8
  Other assets, principally trademarks and intangible assets...................................       --      19.1
                                                                                                  ------    ------
                                                                                                      --     129.5
                                                                                                  ------    ------
                                                                                                  ------    ------
Restructuring accruals (including amounts expended in 1996):
  Employee severance pay and fringes...........................................................     (7.9)     24.7
  Lease payments and termination fees..........................................................     (6.7)     12.6
  Other exit activity costs, principally facility closure expenses.............................       --       4.1
                                                                                                  ------    ------
                                                                                                   (14.6)     41.4
                                                                                                  ------    ------
                                                                                                  ------    ------
Other related period costs, charged to operations as incurred:
  Employee relocation; equipment relocation and installation and other.........................     11.8       3.2
  Transitional fees related to outsourcing arrangements........................................       --       4.9
  Package redesign.............................................................................      4.0       2.0
                                                                                                  ------    ------
                                                                                                    15.8      10.1
                                                                                                  ------    ------
  Charges included in continuing operations....................................................      1.2     181.0
  Loss on sale of discontinued operations......................................................     22.5      58.2
                                                                                                  ------    ------
                                                                                                  $ 23.7    $239.2
                                                                                                  ------    ------
                                                                                                  ------    ------

     At December 29, 1996, the net realizable value of the remaining inventory written-down as part of the restructuring and asset impairment charges was approximately $37.3 million. During 1997, this inventory, a portion of which was product of discontinued operations, was sold for amounts substantially equivalent to its net carrying value.

     As further discussed in Note 15 to the Consolidated Financial Statements, during the fourth quarter of 1996, Sunbeam charged SG&A for increases of $9.0 million in environmental reserves and $12.0 million in litigation reserves. In the fourth quarter of 1996, Sunbeam performed a comprehensive review of all environmental exposures in an attempt by the then new senior management team to accelerate the resolution and settlement of environmental claims. As a result, upon the conclusion of the review, Sunbeam recorded additional environmental reserves of $9.0 million in the fourth quarter of 1996. The litigation charge of $12.0 million was recorded due to an unfavorable court ruling in January 1997, which held that Sunbeam

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

was liable for environmental remediation costs related to the operations of a successor company. As a result of this ruling, Sunbeam provided for this liability in the fourth quarter of 1996. In the fourth quarter of 1997, this case was settled and, as a result, $8.1 million of the charge was reversed into income, primarily in the fourth quarter of 1997.

     As described in Note 8 to the Consolidated Financial Statements, Sunbeam also charged $7.7 million to SG&A expenses in 1996 for compensation costs associated with restricted stock awards and other costs related to the employment of the then new senior management team.

     During the first, second, third and fourth quarters of 1997, approximately $0.5 million, $4.5 million, $1.5 million and $21.5 million, respectively, of pre-tax liabilities provided in prior years and determined to be no longer required were reversed and taken into income. These amounts were primarily related to:

     o the litigation reserve of $8.1 million discussed above, resulting in a reduction in SG&A expenses;

     o inventory valuation allowances of $7.0 million, resulting in a reduction in Costs of Goods Sold;

     o cooperative advertising allowances of $5.4 million, resulting in an increase in net sales;

     o liabilities for exiting of facilities and plant consolidations provided for prior to 1996 of $3.5 million, resulting in a decrease in Cost of Goods Sold; and

     o consulting fee accruals of $1.3 million, which resulted in a decrease in SG&A expenses.

These liabilities were provided for by Sunbeam, principally in 1996, based upon its best available estimate at the time of the probable liabilities. When information became available that the amounts provided were in excess of what was required, Sunbeam reduced the applicable reserves and recorded increases in Net Sales of $5.4 million, reductions in Cost of Goods Sold of $10.5 million and reductions in SG&A expenses of $12.1 million.

     Additionally, effective in the second quarter of fiscal 1997, Sunbeam changed its method of accounting to capitalize manufacturing supplies inventories, whereas, previously these inventories were charged to operations when purchased. This change reduced Cost of Goods Sold in fiscal 1997 by $2.8 million.

       Results of Operations for 1997 Compared to 1996

     Net sales for 1997 were $1,073.1 million, an increase of $88.9 million or 9% over 1996. After excluding the following, Adjusted Sales increased 8% over the prior year to $1,032.2 million from $953.4 million in 1996:

     o $4.2 million and $30.8 million in 1997 and 1996, respectively, related to divested product lines which were not classified as discontinued operations (time and temperature products, decorative bedding and Counselor and Borg branded scales);

     o $31.3 million of sales in 1997 of discontinued inventory which resulted primarily from the reduction of SKUs as part of the 1996 restructuring plan and for which the inventory carrying value was substantially equivalent to the sales value; and

     o a $5.4 million benefit from the reduction of cooperative advertising accruals no longer required in 1997.

     Adjusted Sales, on a worldwide basis, increased during 1997 primarily from new product introductions, expanded distribution, particularly with Sunbeam's top ten customers, international geographic expansion and increased inventory positions at some customers. Adjusted Sales growth was approximately 19% for appliances and approximately 12% in outdoor cooking. Adjusted Sales for health products increased approximately 5% while Adjusted Sales of personal care products and blankets decreased approximately 13% during 1997.

     Sales increases in appliances of approximately $69 million were driven by new products, such as redesigned blenders and mixers, coffeemakers, irons, deep fryers and toasters, and by increased distribution with large national mass retailers, combined with higher inventory levels at some customers. Sales of outdoor cooking products increased approximately $30 million in 1997 attributed to increased merchandising and advertising programs, new distribution and higher inventory levels at some customers. During 1997, Sunbeam lost a significant portion of its outdoor cooking products distribution, including the majority of its grill accessory products distribution. Accessories, which accounted for just over 10% of the outdoor cooking sales volume in 1997, generate significantly better margins than the average margins on sales of grills. These distribution changes are expected to adversely impact outdoor cooking sales and margins in the future, until such time as the distribution is regained.

     Sales of personal care products and blankets suffered during the fourth quarter of 1997 as a result of lower than expected retail sell through of electric blankets in key northern markets in late 1997 coupled with the inability to service demand for king and queen sized blankets due to shortages of blanket shells. Sunbeam shifted to a more level production for blankets in 1998 in order to more adequately service the seasonal demand for bedding products. Sales of health products as well as personal care and bedding products were impacted by increased inventory positions at customers in 1997.

     International sales, which represented 21% of total revenues in 1997, grew 25% during the year. This sales growth was driven primarily by 54 new 220 volt product introductions and a general improvement in demand in export operations and in Mexico. Net sales growth of approximately 35% was achieved in the Latin American export sales organization. Most of this growth came from increased business with three exporters. In Mexico and Venezuela, sales grew 30% and 24%, respectively. Canada accounted for the majority of the remaining international sales growth.

     Excluding the effects of:

     o charges of $60.8 million to Cost of Goods Sold related to the restructuring plan in 1996;

     o the $15.9 million benefit of reducing reserves no longer required in 1997; and

     o the $2.8 million benefit in 1997 of capitalizing manufacturing supplies inventories;

gross margin as a percent of Adjusted Sales would have been approximately 22% in 1997, an improvement of approximately 6 percentage points from 16% in 1996. This increase reflects the results of lower overhead spending, improved factory utilization and labor cost benefits resulting from Sunbeam's restructuring plan, coupled with reductions in materials costs. The lower overhead spending resulted from a reduction in the number of facilities operated by Sunbeam. With fewer facilities used for production purposes, the capacity of the remaining plants was more fully utilized. The labor cost benefits were realized principally from shifting production to Mexico. In addition, a broad based program to obtain lower costs for materials contributed to the 1997 margin improvement.

     Excluding the impact of:

     o the restructuring and asset impairment period costs to SG&A expense of $15.8 million in 1997 and $10.1 million in 1996;

     o the 1996 charges for the environmental accrual of $9.0 million, litigation accrual of $12.0 million and restricted stock grant compensation of $7.7 million; and

     o the 1997 benefit from the reversal of reserves no longer required of $12.1 million;

SG&A improved to 14% of Adjusted Sales in 1997, down 5 percentage points from 19% in 1996. This improvement was partially the result of benefits from the consolidation of six divisional and regional headquarters into one corporate headquarters and one administrative operations center, reduced staffing levels, a reduction in the number of warehouses, and Company-wide cost control initiatives. Higher expenditures in 1996 for market research, new packaging and other discretionary charges and higher bad debt expenses associated with some of Sunbeam's customers also contributed to the decrease in SG&A expense from 1996 to 1997. The expense for doubtful accounts and cash discounts was $17.3 million in 1997 as compared to $27.1 million in 1996. The principal factor in the decrease in bad debt expenses during this period was the acceleration of the consolidation of the U.S. retail industry and the related competitive environment, which resulted in a number of troubled retailers and related bankruptcies during 1996. This resulted in the significant amount of bad debt write-offs--$19.9 million--in 1996.

     The restructuring accrual, which existed at January 1, 1996
($13.8 million), was initially established as part of a "rightsizing program" during fiscal 1992. During 1996, approximately $3 million of this accrual was utilized and the remaining $10.8 million became part of the reserve requirements of the 1996 restructuring plan. In effect, in 1996, Sunbeam reversed the $10.8 million prior year accrual determined to be no longer required and provided a corresponding amount in connection with the 1996 restructuring charge.

     Operating results for 1997 and 1996, on a comparable basis as described above, were earnings of $74.5 million in 1997 and a loss of $34.8 million in 1996. On the same basis, operating margin increased 11 percentage points to 7% of Adjusted Sales in 1997 versus a loss of 4% in 1996. This improvement resulted from the factors discussed above.

     Interest expense decreased from $13.6 million in 1996 to $11.4 million in 1997 primarily as a result of lower average borrowing levels in 1997.

     The 1997 effective income tax rate for continuing operations was higher than the federal statutory income tax rate primarily due to state taxes plus the effect of foreign earnings and dividends taxed at other rates and the increase to the valuation reserve for deferred tax assets, offset in part by the reversal of tax liabilities no longer required. During the fourth quarter of 1997, approximately $13.3 million of tax liabilities related to the 1993 and 1994 tax years were determined to be no longer required and were reversed and taken into income. These accruals were no longer required because during the fourth quarter of 1997 Sunbeam reached a resolution with the Internal Revenue Service on its audits of the 1993 and 1994 tax years. Additionally, in the fourth quarter of 1997, Sunbeam increased the valuation allowance by $23.2 million reflecting management's assessment that it was more likely than not that the deferred tax asset will not be realized through future taxable income. Of this amount, $18.9 million related to deferred tax assets, the majority of which was recognized as a benefit in the first three quarters of 1997. The remainder related to minimum pension liabilities and was therefore recorded as an adjustment to shareholders' equity. This assessment was made as a result of the significant leverage incurred by Sunbeam to finance the acquisitions and the significant decline in net sales and earnings from anticipated levels during the fourth quarter of 1997 and the first quarter of 1998. For 1996, the effective income tax rate for continuing operations equaled the federal statutory income tax rate.

     Sunbeam's diluted earnings per share from continuing operations was $0.60 per share in 1997 versus a loss per share from continuing operations in 1996 of $2.05. Sunbeam's share base utilized in the diluted earnings per share calculation increased approximately 6% during 1997 as a result of an increase in the number of shares of common stock outstanding due to the exercise of stock options in 1997 and the inclusion of common stock equivalents in the 1997 calculation.

     Sunbeam's discontinued furniture business, which was sold in March 1997, had revenues of $51.6 million in the first quarter of 1997 prior to the sale and nominal earnings. In 1996, the discontinued furniture business had net income of $0.8 million on revenues of $227.5 million and an estimated loss on disposal of the business of $39.1 million, net of applicable income tax benefits. The sale of Sunbeam's furniture business assets--primarily inventory, property, plant and equipment--was completed in March 1997. Sunbeam received $69.0 million in cash, retained approximately $50.0 million in accounts receivable and retained some liabilities related to the furniture business. The final purchase price for the furniture business was subject to a post-closing adjustment under the terms of the sale agreement, and in the first quarter of 1997, after completion of the sale, Sunbeam recorded an additional pre-tax loss on disposal of $22.5 million. Although the discontinued furniture business was profitable, net income had declined from $21.7 million in 1994 to $0.8 million in 1996. This decline, along with Sunbeam's announcement that it intended to divest this line of business contributed to the loss on the sale. See discussion of restructuring and asset impairment (benefit) charges in Note 12 and discontinued operations in Note 13 to the Consolidated Financial Statements for further information regarding sale of the furniture business.

SUMMARY OF (LOSS) EARNINGS FROM CONTINUING OPERATIONS

     A reconciliation of operating (loss) earnings to adjusted (loss) earnings from continuing operations for 1998, 1997 and 1996, on a comparable basis follows (in millions):

                                                                                       1998       1997      1996
                                                                                      -------    ------    -------
Operating (loss) earnings, as reported.............................................   $(670.0)   $104.1    $(244.5)
  Add (deduct):
  Loss from acquisitions...........................................................     124.8        --         --
  Issuance of warrants to MacAndrews & Forbes subsidiary...........................      70.0        --         --
  Restructuring, asset impairment and other related charges........................        --       1.2      181.0
  Fixed asset and inventory charges................................................     128.4        --         --
  Environmental reserve increase principally related to divested operations........        --        --        9.0
  Litigation reserve increase relating to divested operation.......................        --        --       12.0
  Restricted stock and other management compensation/severance.....................      34.4        --        7.7
  Reversals of accruals no longer required.........................................      (3.0)    (28.0)        --
  Capitalization of manufacturing supplies inventories.............................        --      (2.8)        --
Restatement related expenses.......................................................      20.4        --         --
  Year 2000 and systems initiatives expenses.......................................       6.1        --         --
  Change in fiscal year-end effect and office relocation expense...................       5.5        --         --
                                                                                      -------    ------    -------
Adjusted operating (loss) earnings from continuing operations before income taxes,
  minority interest and extraordinary charge.......................................    (283.4)     74.5      (34.8)
  Interest expense.................................................................     131.1      11.4       13.6
  Other (income) expense, net......................................................      (4.8)       --        3.7
                                                                                      -------    ------    -------
Adjusted (loss) earnings from continuing operations before income taxes and
  minority interest................................................................    (409.7)     63.1      (52.1)
  Adjusted income tax (benefit) expense............................................     (10.1)     56.3      (18.2)
  Minority interest................................................................     (10.7)       --         --
                                                                                      -------    ------    -------
  Adjusted (loss) earnings from continuing operations..............................   $(388.9)   $  6.8    $ (33.9)
                                                                                      -------    ------    -------
                                                                                      -------    ------    -------

     After consideration of the adjustments above, 1998 and 1996 results from continuing operations reflect losses and 1997 continuing operations are marginally profitable. Due to a variety of factors, including increased inventory positions at some customers and manufacturing and sourcing activities during 1997 and the first half of 1998 which increased Sunbeam's inventory position, the results for each of 1998 and 1997 are not indicative of future results. Results for 1999 are expected to be impacted by the continuing effects of Sunbeam's excess inventory position, as well as costs related to Year 2000 compliance efforts.

FOREIGN OPERATIONS

     Approximately 75% of Sunbeam's business is conducted in U.S. dollars, including domestic sales, U.S. dollar denominated export sales, primarily to Latin American markets, Asian sales and the majority of European sales. Sunbeam's non-U.S. dollar denominated sales are made principally by subsidiaries in Europe, Canada, Japan, Latin America and Mexico. Mexico reverted to a hyperinflationary status for accounting purposes in 1997; therefore, translation adjustments related to Mexican net monetary assets are included as a component of net (loss) earnings. Mexico is no longer considered hyperinflationary as of January 1, 1999. This change in Mexico's hyperinflationary status is not expected to have a material effect on Sunbeam's financial results. Translation adjustments resulting from Sunbeam's non-U.S. denominated subsidiaries have not had a material impact on Sunbeam's financial condition, results of operations or cash flows.

     While revenues generated in Asia have traditionally not been significant, economic instability in this region is expected to have a negative effect on earnings. Economic instability and the political environment in Latin America have also affected sales in that region. It is anticipated that sales in and exports to these regions will continue to decline so long as the economic environments in those regions remain unsettled.

     On a limited basis, Sunbeam selectively uses derivatives--foreign exchange option and forward contracts--to manage foreign exchange exposures that arise in the normal course of business. No derivative contracts are entered into for trading or speculative purposes. The use of derivatives has not had a material impact on Sunbeam's financial results. See Note 4 to the Consolidated Financial Statements.

EXPOSURE TO MARKET RISK

  Qualitative Information

     Sunbeam uses a variety of derivative financial instruments to manage its foreign currency and interest rate exposures. Sunbeam does not speculate on interest rates or foreign currency rates. Instead, it uses derivatives when implementing its risk management strategies to reduce the possible effects of these exposures.

     With respect to foreign currency exposures, Sunbeam is most vulnerable to changes in rates between the United States dollar/Japanese yen, Canadian dollar, German deutschemark, Mexican peso and Venezuelan bolivar exchange rates. Sunbeam principally uses forward and option contracts to reduce risks arising from firm commitments, intercompany sales transactions and intercompany receivable and payable balances. Sunbeam generally uses interest rate swaps to fix some of its variable rate debt. Sunbeam manages credit risk related to these derivative contracts through credit approvals, exposure limits and threshold amounts and other monitoring procedures.

  Quantitative Information

     Below are tables of information related to Sunbeam's investments in market risk sensitive instruments. All of the instruments in the following tables have been entered into by Sunbeam for purposes other than trading purposes.

     Interest Rate Sensitivity. The table below provides information about Sunbeam's derivative financial instruments and other financial instruments that are sensitive to changes in interest rates, including interest rate swaps and debt obligations.

     For debt obligations, the table presents principal cash flows by expected maturity date and related (weighted) December 31, 1998 average interest rates. Included in the debt position are the debentures, which carry no intervening cash flows but mature in 2018. For interest rate swaps, the table presents notional amounts and weighted average interest rates for the contracts at the current time. Notional amounts are used to calculate the contractual payments to be exchanged under the contracts.

                                                                        EXPECTED MATURITY DATE
                                               ------------------------------------------------------------------------
                                DECEMBER 31,                                                                    FAIR
                                  1998         1999    2000      2001    2002      2003    THEREAFTER  TOTAL   VALUE(1)
                                ------------   ----   ------     ----   -------   ------   ----------  ------  --------
                                                             (US$ EQUIVALENT IN MILLIONS)
DOMESTIC LIABILITIES
Debentures(2)...................    $  779     $--    $   --     $ --   $    --   $   --     $2,014    $2,014   $  240
Other...........................        80      71         1        1         1        1          5        80       79
                                   ------      ----   ------     ----   -------   ------     ------    ------   ------
  Total fixed rate debt (US$)...       859      71         1        1         1        1      2,019     2,094      319
  Average interest rate.........      5.64%
  Variable rate debt: US$.......    $1,357     $ 3    $1,354(3)  $ --   $    --   $   --     $   --    $1,357   $1,357
Average interest rate...........      8.47%
INTEREST RATE DERIVATIVES
  Interest rate swaps:
     Variable to fixed (US$)       $  325      $--    $   --     $150   $    --   $  175     $   --    $  325   $   (7)
     Average pay rate...........      5.70%
     Average receive rate.......      5.21%

                                                        (footnotes on next page)

(footnotes from previous page)

------------------
(1) The fair value of fixed rate debt is estimated using either reported transaction values or discounted cash flow analysis. The carrying value of variable rate debt is assumed to approximate market value based on the periodic adjustments of the interest rates to the current market rates in accordance with the terms of the agreements. The fair value of the interest rate swaps is based on estimates of the cost of terminating the swaps.

(2) The total amount of debentures maturing in future periods exceeds the balance as of December 31, 1998 due to the accretion of the debentures. See
    Note 3 to Sunbeam's Consolidated Financial Statements.

(3) Represents bank credit facility debt. See "--Liquidity and Capital Resources" and Note 3 to the Consolidated Financial Statements.

     Exchange Rate Sensitivity. The table below provides information about Sunbeam's derivative financial instruments, other financial instruments and forward exchange agreements by functional currency and presents such information in U.S. dollar equivalents. The table summarizes information on instruments and transactions that are sensitive to foreign currency exchange rates, including foreign currency variable rate credit lines, foreign currency forward exchange agreements and foreign currency purchased put option contracts. For debt obligations, the table presents principal cash flows and related weighted average interest rates by expected maturity dates. For foreign currency forward exchange agreements and foreign currency put option contracts, the table presents the notional amounts and weighted average exchange rates by expected (contractual) maturity dates. These notional amounts generally are used to calculate the contractual payments to be exchanged under the contract. None of the instruments listed in the table have maturity dates beyond 1999.

                                                                                      DECEMBER 31,
                                                                                         1998            FAIR VALUE
                                                                                      ------------       ----------
                                                                                      (US$ EQUIVALENT IN MILLIONS)
ON BALANCE SHEET FINANCIAL INSTRUMENTS
US$ Functional Currency
  Short-term debt:
     Variable rate credit lines (Europe, Japan and Asia)...........................     $   45.8           $ 45.8
     Weighted average interest rate................................................          2.8%

US$ FUNCTIONAL CURRENCY
Forward Exchange Agreements
  (Receive US$/pay DM)
     Contract amount...............................................................     $   12.0           $ 12.2
     Average contractual exchange rate.............................................         1.62
  (Receive US$/pay JPY)
     Contract amount...............................................................     $   14.9           $ 14.2
     Average contractual exchange rate.............................................       116.11
  (Receive US$/pay GBP)
     Contract amount...............................................................     $    4.0           $  4.1
     Average contractual exchange rate.............................................         1.68
Purchased Put Option Agreements
  (Receive US$/pay DM)
     Contract amount...............................................................     $   18.4           $  0.1
     Average strike price..........................................................         1.80
  (Receive US$/pay JPY)
     Contract amount...............................................................     $   12.4           $  0.2
     Average strike price..........................................................        125.0
(Receive US$/pay GBP)
     Contract amount...............................................................     $    1.5           $   --
     Average strike price..........................................................         1.62

EURO CONVERSION

     On January 1, 1999, certain member countries of the European Union established fixed conversion rates between their existing currencies and the European Union's common currency (the "Euro"). The transition period for the introduction of the Euro is between January 1, 1999 and January 1, 2002. Sunbeam has been preparing for the introduction of the Euro and continues to evaluate and address the many issues involved, including the conversion of information technology systems, recalculating currency risk, strategies concerning continuity of contracts, and impacts on the processes for preparing taxation and accounting records. Based on the work to date, Sunbeam believes the Euro conversion will not have a material impact on its results of operations.

SEASONALITY

     Sunbeam's consolidated sales are not expected to exhibit substantial seasonality; however, sales are expected to be strongest during the second quarter of the calendar year. Furthermore, sales of a number of products, including warming blankets, vaporizers, humidifiers, grills, First Alert products, camping and generator products may be impacted by unseasonable weather conditions.

LIQUIDITY AND CAPITAL RESOURCES

  Debt Instruments

     In order to finance the acquisition of Coleman, First Alert and Signature Brands and to refinance substantially all of the indebtedness of Sunbeam and the three acquired companies, Sunbeam consummated an offering of debentures at a yield to maturity of 5%--approximately $2,014 million principal amount at maturity--in March 1998, which resulted in approximately $730 million of net proceeds and borrowed about $1,325 million under its new bank credit facility.


     The debentures are exchangeable for shares of Sunbeam's common stock at an initial conversion rate of 6.575 shares for each $1,000 principal amount at maturity of the debentures, subject to adjustments upon occurrence of specified events. The debentures are subordinated in right of payment to all existing and future senior indebtedness of Sunbeam. The debentures are not redeemable by Sunbeam prior to March 25, 2003. On or after such date, the debentures are redeemable for cash with at least 30 days notice, at the option of Sunbeam. Sunbeam is required to purchase debentures at the option of the holder as of March 25, 2003, March 25, 2008 and March 25, 2013, at purchase prices equal to the issue price plus accrued original discount to such dates. Sunbeam may, at its option, elect to pay any such purchase price in cash or common stock or any combination thereof. However, the bank credit facility prohibits Sunbeam from redeeming or repurchasing debentures for cash. Sunbeam was required to file a registration statement with the SEC to register the debentures by June 23, 1998. This registration statement was filed on February 4, 1999 and, as amended, was declared effective on November 8, 1999. Sunbeam's failure to file the registration statement by June 23, 1998 did not constitute default under the terms of the debentures. From June 23, 1998 until the registration statement was declared effective, Sunbeam was required to pay to the debenture holders cash liquidated damages accruing, for each day during such period, at a rate per annum equal to 0.25% during the first 90 days and 0.50% thereafter multiplied by the total of the issue price of the debentures plus the original issue discount thereon on such day. Sunbeam has made total payments for liquidated damages since June 23, 1998 of $4.5 million, of which $1.5 million related to damages for the period through December 31, 1998. A final payment of approximately
$0.5 million, representing liquidated damages from September 26, 1999 until the registration statement was declared effective, will be payable on March 25, 2000.


     Concurrent with the acquisitions, Sunbeam replaced its $250 million syndicated unsecured five-year revolving credit facility with the bank credit facility. The bank credit facility provided for aggregate borrowings of up to $1.7 billion and in addition to other customary covenants, required Sunbeam to maintain specified consolidated leverage, interest coverage and fixed charge coverage ratios as of the end of each fiscal quarter occurring after March 31, 1998 and on or prior to the latest stated maturity date for any of the borrowings under the bank credit facility.

     As a result of, among other things, its operating losses incurred during the first half of 1998, Sunbeam did not achieve the specified financial ratios for June 30, 1998 and it appeared unlikely that Sunbeam would achieve the specified financial ratios for September 30, 1998. Consequently, Sunbeam and its lenders entered into an agreement dated as of June 30, 1998 that waived through December 31, 1998 all defaults arising from the failure of Sunbeam to satisfy the specified financial ratios for June 30, 1998 and September 30, 1998. Pursuant to an agreement with Sunbeam dated as of October 19, 1998, Sunbeam's lenders extended all of the waivers under the June 30 agreement through April 10, 1999 and also waived through such date all defaults arising from any failure by Sunbeam to satisfy the specified financial ratios for December 31, 1998. As part of the October 19, 1998 agreement, Sunbeam agreed to a minimum monthly earnings before interest, taxes, depreciation and amortization ("EBITDA") covenant for each of February, March and April of 1999, which covenant Sunbeam was able to satisfy.

     On April 10, 1999, among other things, the lenders extended all of the waivers set forth in the October 19, 1998 agreement through April 15, 1999. On April 15, 1999, Sunbeam and its lenders entered into a comprehensive amendment to the bank credit facility that, among other things, extended all of the waivers under the April 10, 1999 agreement until April 10, 2000 and waived until such date all defaults arising from any failure by Sunbeam to satisfy the specified financial ratios for any fiscal quarter end occurring during 1999 and for March 31, 2000. As part of the April 15, 1999 amendment, Sunbeam agreed to a minimum cumulative EBITDA covenant that is based on post-December 31, 1998 consolidated EBITDA and is tested at the end of each month occurring on or prior to March 31, 2000, as well as a covenant limiting the amount of revolving loans (other than those used to fund the merger) that may be outstanding under the bank credit facility as of the end of each such month. The minimum cumulative EBITDA was initially $6.3 million for the period January 1, 1999 through April 30, 1999 and generally grows on a monthly basis until it reaches $121 million for the period from January 1, 1999 through March 31, 2000. The following description of the bank credit facility reflects the terms of the bank credit facility as amended to date.

     The bank credit facility provides for aggregate borrowings of up to $1.7 billion through:

     o a revolving credit facility in an aggregate principal amount of up to $400.0 million maturing March 30, 2005, $52.5 million of which may be used only to complete the merger;

     o up to $800.0 million in term loans maturing on March 30, 2005, of which $35.0 million may be used only to complete the merger; and

     o a $500.0 million term loan maturing September 30, 2006 (of which $5.0 million has already been repaid through June 30, 1999).


As of September 30, 1999, approximately $1.5 billion was outstanding and approximately $0.2 billion was available for borrowing under the bank credit facility.


     Under the bank credit facility, interest accrues, at Sunbeam's option:

     o at LIBOR; or

     o at the base rate of the administrative agent which is generally the higher of the prime commercial lending rate of the administrative agent or the Federal Funds Rate plus 0.50%;


in each case plus an interest margin which is currently 4.00% for LIBOR borrowings and 2.50% for base rate borrowings. The applicable interest margin is subject to downward adjustment upon the occurrence of specified events, including a decrease to 3.00% for LIBOR borrowings and 1.75% for base rate borrowings upon completion of the merger and the effectiveness of the pledge of substantially all of Coleman's and its domestic subsidiaries' assets to secure the obligations under the bank credit facility.


     Under an April 15, 1999 amendment to the bank credit facility, Sunbeam agreed to pay the bank lenders a loan commitment fee of between 0.25% to 1.00% of the commitments under the bank credit facility as of April 15, 1999. The percentage used to calculate the fee will be determined by reference to the bank lenders' aggregate commitments and loan exposure under the bank credit facility as they may be reduced on or before September 30, 2000. The fee is payable on the earlier of September 30, 2000 and the date the commitments are terminated and the loans and other amounts payable under the bank credit facility are repaid. See Note 15 to the Consolidated Financial Statements.

     Borrowings under the bank credit facility are secured by a pledge of the stock of Sunbeam's material subsidiaries, including Coleman, and by a security interest in substantially all of the assets of Sunbeam and its material domestic subsidiaries, other than Coleman and its material subsidiaries except as described below. Currently, Coleman's inventory and related assets are pledged to secure its obligations for letters of credit issued for its account under the bank credit facility. Additionally, as security for Coleman's note payable to Sunbeam, Coleman pledged substantially all of its domestic assets, other than real property, including 66% of the stock of its direct foreign subsidiaries and domestic holding companies for its foreign subsidiaries and all of the stock of its other direct domestic subsidiaries but not the assets of Coleman's subsidiaries. The pledge runs in favor of Sunbeam's lending banks, to which the Coleman note has been pledged as security for Sunbeam's obligations to them. Upon completion of the merger, substantially all of Coleman's assets and the assets of Coleman's domestic subsidiaries will be pledged to secure the obligations under the bank credit facility.

     In addition, borrowings under the bank credit facility are guaranteed by a number of Sunbeam's wholly owned material domestic subsidiaries and these subsidiary guarantees are secured as described above. Upon completion of the merger, Coleman and each of its United States subsidiaries will become guarantors of the obligations under the bank credit facility. To the extent extensions of credit are made to any subsidiaries of Sunbeam, the obligations of such subsidiaries are guaranteed by Sunbeam.

     In addition to the above described financial ratios and tests, the bank credit facility contains covenants customary for credit facilities of a similar nature, including limitations on the ability of Sunbeam and its subsidiaries, including Coleman, to, among other things:

     o declare dividends or repurchase stock;

     o prepay, redeem or repurchase debt, incur liens and engage in sale-leaseback transactions;

     o make loans and investments;

     o incur additional debt, including revolving loans under the bank credit facility;

     o amend or otherwise alter material agreements or enter into restrictive agreements;

     o make capital and Year 2000 compliance expenditures;

     o engage in mergers, acquisitions and asset sales;

     o engage in certain transactions with affiliates;

     o settle certain litigation;

     o alter its cash management system; and

     o alter the businesses they conduct.

Sunbeam is also required to comply with specified financial covenants and ratios.


     The bank credit facility provides for events of default customary for transactions of this type, including nonpayment, misrepresentation, breach of covenant, cross-defaults, bankruptcy, material adverse change arising from compliance with ERISA, material adverse judgments, entering into guarantees and change of ownership and control. It is also an event of default under the bank credit facility, as amended November 16, 1999, if Sunbeam's registration statement in connection with the merger is not declared effective by the SEC on or before January 10, 2000 or if the merger does not occur within 25 business days of the effectiveness of the registration statement or if the cash consideration--including any payments on account of the exercise of any appraisal rights, but excluding related legal, accounting and other customary fees and expenses--to consummate the merger exceeds $87.5 million. Although there can be no assurance, Sunbeam anticipates that it will satisfy these conditions. Furthermore, the bank credit facility requires Sunbeam to prepay term loans under the bank credit facility on December 31, 1999 to the extent that cash on hand in Sunbeam's concentration accounts plus the aggregate amount of unused revolving loan commitments on this date exceeds

$125 million, but Sunbeam is not required to prepay more than $69.3 million in the aggregate as a result of the provision.


     Unless waived by the bank lenders, the failure of Sunbeam to satisfy any of the financial ratios and tests contained in the bank credit facility or the occurrence of any other event of default under the bank credit facility would entitle the bank lenders to (a) receive a 2.00% increase in the interest rate applicable to outstanding loans and increase the trade letter of credit fees to 1.00% and (b) accelerate the maturity of the outstanding borrowings under the bank credit facility and exercise all or any of their other rights and remedies. Any such acceleration or other exercise of rights and remedies would likely have a material adverse effect on Sunbeam.


     The bank credit facility also includes provisions for the deferral of the September 30, 1999 and March 31, 2000 scheduled term loan payments of $69.3 million due on each such date until April 10, 2000 as a result of the satisfaction by Sunbeam on May 14, 1999 of the agreed upon conditions to the deferral. See Note 3 to the Consolidated and Condensed Consolidated Financial Statements.


  Cash Flows


     As of September 30, 1999, Sunbeam had cash and cash equivalents of $29.1 million and total debt of $2.3 billion. Because the waivers granted by Sunbeam's lenders expire on April 10, 2000, the borrowings under the bank credit facility, as well as other debt containing cross-default provisions, are classified as current in the September 30, 1999 Condensed Consolidated Balance Sheet. Cash used in operating activities during the first nine months of 1999 was $73.2 million compared to $224.7 million in the first nine months of 1998. This change is primarily attributable to improved operating results after giving effect to non-cash items, partially offset by increased working capital needs during the 1999 period. The increase in cash used for working capital during the 1999 period was primarily driven by accounts receivable, which increased $159.4 million as compared to the 1998 period, primarily attributable to Sunbeam's Outdoor Leisure division which experienced stronger second and third quarters sales in 1999 than in 1998. Additionally, working capital for the 1998 period was positively affected by the timing of Sunbeam's acquisition of Coleman, which was at the peak of its inventory build for the 1998 selling season. Cash used for this acquired inventory is not reflected in working capital for the 1998 period. As a result of the effect of Company's management of inventory levels in 1999, cash flow improved approximately $81 million as compared to 1998 despite the favorable impact of the inventory acquired in connection with the 1998 acquisitions. Increases in accounts payable of approximately $30 million in the first nine months of 1999 positively impacted cash flow whereas payables used approximately $76 million of cash in the same period of 1998, resulting in an improvement in cash flow period-to-period of approximately $106 million. The increase in payables in the current period resulted from payable balances having been reduced to a low level by year-end 1998. This reduction in payables, which included an effort to reduce delinquent payables, began in the second quarter of 1998. Decreases in other liabilities, primarily accrued interest, account for the majority of the balance of the cash used for working capital in 1999. Sunbeam participates in an accounts receivable securitization program to finance a portion of its accounts receivable. See Note 4 to the Condensed Consolidated Financial Statements.



     In the first nine months of 1999, cash used in investing activities was driven by capital expenditures of $63.2 million, primarily for information systems, including expenditures for Year 2000 readiness and equipment and tooling for new products. Capital spending in the comparable 1998 period was $32.8 million and was primarily for several manufacturing efficiency initiatives, equipment and tooling for new products and management information systems and software licenses. The new product capital spending in the 1998 period principally related to the appliance category and included costs related to water and air filtration products which were discontinued in the second quarter, blenders, standmixers and irons. Cash used in investing activities in the first nine months of 1998 also reflects $379.2 million for the acquisitions of the shares of Coleman from a subsidiary of MacAndrews & Forbes, as well as the acquisitions of Signature Brands and First Alert. Sunbeam anticipates 1999 capital spending to be less than 5% of net sales. Capital expenditures in the current year are expected to primarily relate to information systems and related support, including expenditures for Year 2000 readiness, new product introductions and capacity additions.


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     Cash provided by financing activities totaled $99.2 million in the first nine months of 1999 and reflected net borrowings under Sunbeam's bank credit facility. Cash provided by financing activities in the first nine months of 1998 was $636.1 million and reflected net proceeds from the debentures of $729.6 million, the cancellation and repayment of all outstanding balances under Sunbeam's $250 million September 1996 revolving credit facility, the repayment of certain debt assumed in connection with the Coleman, Signature Brands and First Alert acquisitions, and the early extinguishment of the $75.0 million Hattiesburg industrial revenue bond. In addition, cash provided by financing activities in 1998 is net of $26.2 million of financing fees related to Sunbeam's $1.7 billion bank credit facility and $19.6 million of proceeds from the exercise of stock options. See Note 3 to the Condensed Consolidated Financial Statements.


     As of December 31, 1998, Sunbeam had cash and cash equivalents of $61.4 million, working capital excluding cash and cash equivalents of $427.1 million and total debt of $2,261 million. Cash used in operating activities during 1998 was $190.4 million compared to $6.0 million used in operating activities in 1997. This change is primarily attributable to lower earnings after giving effect to non-cash charges partially offset by improvements in working capital. During 1998, $184.2 million in cash was generated by reducing receivables, including through the revolving trade accounts receivable securitization program described below, and reducing inventories, which was partially offset by a $68.2 million reduction in accounts payable levels. In the fourth quarter of 1998, cash provided by operating activities totaled $34.3 million, principally due to cash generated by reducing receivables and inventories of $181.9 million. The decrease in cash provided by operations from 1996 to 1997 is primarily attributable to increased inventory levels in 1997 and spending in 1997 related to the restructuring initiatives accrued for in 1996, largely offset by an increase in cash generated by earnings in 1997 and an income tax refund (net of payments) in 1997. Cash used in operating activities reflects proceeds of $200.0 million in 1998 and $58.9 million in 1997 from Sunbeam's revolving trade accounts receivable securitization program, described below.

     Cash used in investing activities in 1998 reflects $522.4 million for the acquisitions. In 1997, cash provided by investing activities reflected $91.0 million in proceeds from the sales of divested operations and other assets. Capital spending totaled $53.7 million in 1998 and was primarily for manufacturing efficiency initiatives, equipment and tooling for new products, and management information systems hardware and software licenses. The new product capital spending principally related to the air and water filtration products which were discontinued in the second quarter of 1998, electric blankets, grills, clippers and appliances. Capital spending in 1997 was $60.5 million and was primarily attributable to manufacturing capacity expansion, cost reduction initiatives and equipment to manufacture new products. The new product capital spending in 1997 principally related to appliances and included costs related to blenders, toasters, stand mixers, slow cookers and a soft serve ice cream product. Capital spending in 1996 was $75.3 million, including $14.5 million related to the discontinued furniture business, and was primarily attributable to equipment for new product development and cost reduction initiatives. As discussed above, Sunbeam's capital and Year 2000 compliance expenditures are limited under the terms of the bank credit facility.

     Cash provided by financing activities totaled $766.2 million in 1998 and reflects:

     o the net proceeds from the sale of debentures of $729.6 million;

     o the cancellation and repayment of all outstanding balances under Sunbeam's $250 million September 1996 revolving credit facility;

     o the repayment of debt in connection with the acquisitions;

     o the early extinguishment of the $75.0 million Hattiesburg industrial revenue bond; and

     o net borrowings under the bank credit facility.

     In addition, cash provided by financing activities during 1998 includes $19.6 million of proceeds from the exercise of stock options.

     During 1997, cash provided by financing activities of $16.4 million reflected:

     o net borrowings of $5.0 million under Sunbeam's September 1996 revolving credit facility;

     o $12.2 million of debt repayments related to the divested furniture business and other assets sold; and

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     o $26.6 million in cash proceeds from the exercise of stock options.

     During 1996, cash provided by financing activities of $45.3 million primarily reflected:

     o revolving credit facility borrowings of $30.0 million to support working capital and capital spending requirements;

     o $11.5 million in new issuances of long-term debt; and

     o $4.6 million in proceeds from the sale of treasury shares to certain executives of Sunbeam.


     In December 1997, Sunbeam entered into a revolving trade accounts receivable securitization program, which as amended expires in March 2000, to sell without recourse, through a wholly owned subsidiary, up to a maximum of $70 million in trade accounts receivable. Sunbeam, as agent for the purchaser of the receivables, retains collection and administrative responsibilities for the purchased receivables. For the nine months ended September 30, 1999 and for the year ended December 31, 1998, Sunbeam sold approximately $228.4 million and $200 million of accounts receivable, respectively, under this program. At
September 30, 1999 and December 31, 1998, Sunbeam had reduced accounts receivable by $36.9 million and $20.0 million, respectively, for receivables sold under this program. Sunbeam expects to continue to utilize the securitization program to finance a portion of its accounts receivable. See Note 4 to the Condensed Consolidated Financial Statements and Note 5 to the Consolidated Financial Statements.



     At September 30, 1999, standby and commercial letters of credit aggregated $68.9 million and were predominantly for insurance, pension, environmental, workers' compensation, and international trade activities. In addition, as of September 30, 1999, surety bonds with a contract value of $67.5 million were outstanding largely for Sunbeam's pension plans and as a result of litigation judgments that are currently under appeal.


     For additional information relating to the debentures, the bank credit facility and the repayment of debt, see Note 3 to the Consolidated and Condensed Consolidated Financial Statements.


     Sunbeam expects to acquire the remaining equity interest in Coleman in a merger transaction in which the existing Coleman minority stockholders will receive 0.5677 share of Sunbeam's common stock and $6.44 in cash for each share of Coleman common stock outstanding. In addition, under a court-approved litigation settlement, Coleman minority stockholders (other than those who exercise and perfect their Delaware law appraisal rights) will receive for each share of Coleman common stock 0.381 of a warrant, entitling them to purchase one Sunbeam share at a cash price of $7 per share until August 24, 2003 (assuming no further increases in the number of outstanding shares of Coleman common stock). Furthermore, unexercised options under Coleman's stock option plans will be cashed out at a price per share equal to $27.50 minus the per share exercise price of such options. Sunbeam expects to issue approximately 6.7 million shares of common stock and expend approximately $87 million in cash, including cash paid to option holders, to complete the Coleman transaction. See Note 2 to the Unaudited Condensed Consolidated and Consolidated Financial Statements. Also, see Note 15 to the Consolidated Financial Statements. Although there can be no assurance, it is anticipated that the merger will occur late in the fourth quarter of 1999 or early in the first quarter of 2000.



     Sunbeam believes its borrowing capacity under the bank credit facility, cash flow from the combined operations of Sunbeam and its acquired companies, existing cash and cash equivalent balances, and its receivable securitization program will be sufficient to support working capital needs, capital expenditure and Year 2000 compliance spending, and debt service through April 10, 2000. Sunbeam intends to negotiate with its lenders on an amendment to the bank credit facility, negotiate with its lenders on further waiver of such covenants and other terms or refinance the bank credit facility. Any decisions with respect to such amendment, waiver, or refinancing will be made based on a review from time to time of the advisability of particular transactions. There can be no assurance that an amendment, further waiver of existing covenants and other terms, or refinancing will be entered into by April 10, 2000. The failure to obtain such an amendment, further waiver or debt refinancing would likely result in violation of existing covenants and non-compliance with other terms, which would permit the bank lenders to accelerate the maturity of all outstanding borrowings under the bank credit facility, and could otherwise have a material adverse effect on


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Sunbeam. Accordingly, debt related to the bank credit facility and all debt containing cross-default provisions is classified as current in the Unaudited Condensed Consolidated Balance Sheet at September 30, 1999.


     In May 1998, the NYSE advised Sunbeam that it did not meet the NYSE's continuing listing standards because Sunbeam did not have tangible net assets of $12.0 million at December 31, 1997 and average annual net income of at least $0.6 million for fiscal years 1997, 1996 and 1995. Sunbeam representatives met with NYSE officials, and in March 1999, the NYSE informed Sunbeam that Sunbeam common stock would not be delisted at that time, although the NYSE would, however, continue to monitor Sunbeam's financial condition and operations. On August 5, 1999, the NYSE advised Sunbeam that the NYSE had revised its continuing listing standards, and that Sunbeam is in compliance with the revised standards.


     In April 1999, the NYSE advised Coleman that it did not meet the NYSE's continuing listing standards because Coleman did not have tangible net assets of at least $12.0 million at September 30, 1998 and average annual net income of at least $0.6 million for fiscal years 1997, 1996 and 1995. At that time, Coleman requested the NYSE to continue to list the Coleman common stock until completion of the merger. The NYSE subsequently advised Coleman that Coleman also failed to satisfy certain non-financial continuing listing standards. On August 5, 1999, the NYSE advised Coleman that the NYSE had revised its continuing listing standards, and that Coleman is in compliance with the revised financial standards. Coleman and the NYSE have agreed upon a program whereby Coleman will correct the deficiencies in its non-financial continuing listing standards by the end of 1999. Coleman is currently complying with such program. If Coleman were to be delisted from the NYSE, it could adversely affect the market price of Coleman's common stock and Coleman's ability to sell its capital stock to third parties. However, Sunbeam's bank credit facility currently restricts Coleman from taking such actions.



     By letter dated June 17, 1998, the staff of the Division of Enforcement of the SEC advised Sunbeam that it was conducting an informal inquiry into Sunbeam's accounting policies and procedures and requested that Sunbeam produce documents. On July 2, 1998, the SEC issued a Formal Order of Private Investigation, designating officers to take testimony and pursuant to which a subpoena was served on Sunbeam requiring the production of documents. On November 4, 1998, Sunbeam received another SEC subpoena requiring the production of additional documents. Sunbeam has provided numerous documents to the SEC staff and continues to cooperate with the SEC staff. Sunbeam has, however, declined to provide the SEC with material that Sunbeam believes is subject to the attorney-client privilege and the work product immunity. Sunbeam cannot predict the term of such investigation or its potential outcome.


     Sunbeam is involved in significant litigation, including class and derivative actions, relating to events which led to the restatement of its consolidated financial statements, the issuance of the MacAndrews & Forbes warrant, the sale of the debentures and the employment agreements, of Messrs. Dunlap and Kersh. Sunbeam intends to vigorously defend each of the actions, but cannot predict the outcome and is not currently able to evaluate the likelihood of Sunbeam's success in each case or the range of potential loss. However, if Sunbeam were to lose these suits, judgments would likely have a material adverse effect on Sunbeam's financial position, results of operations and cash flows. Additionally, Sunbeam's insurance carriers have filed various suits requesting a declaratory judgment that the directors' and officers' liability insurance policies for excess coverage was invalid and/or had been properly canceled by the carriers or have advised Sunbeam of their intent to deny coverage under such policies. Sunbeam intends to pursue recovery from all of its insurers if damages are awarded against Sunbeam or its indemnified officers and/or directors under any of the foregoing actions and to recover attorneys' fees covered under those policies. Sunbeam's failure to obtain such insurance recoveries following an adverse judgment against Sunbeam on any of the foregoing actions could have a material adverse effect on Sunbeam's financial position, results of operations and cash flows.


     Amounts accrued for litigation matters represent the anticipated costs (damages and/or settlement amounts) in connection with pending litigation and claims and related anticipated legal fees. The costs are accrued when it is both probable that an asset has been impaired or a liability has been incurred and the amount can be reasonably estimated. The accruals are based upon Sunbeam's assessment, after consultation with counsel, of probable loss based on the facts and circumstances of each case, the legal issues involved, the nature of the claim made, the nature of the damages sought and any relevant information about the


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plaintiffs, and other significant factors which vary by case. When it is not possible to estimate a specific expected cost to be incurred, Sunbeam evaluates the range of probable loss and records the minimum end of the range. As of September 30, 1999, Sunbeam had established accruals for litigation matters of $22.6 million (representing $11.3 million and $11.3 million for estimated damages or settlement amounts and legal fees, respectively). As of December 31, 1998, Sunbeam had established accruals for litigation matters of $31.2 million (representing $17.5 million and $13.7 million for estimated damages or settlement amounts and legal fees, respectively) and $9.9 million as of December 28, 1997, (representing $3.0 million and $6.9 million for estimated damages or settlement amounts and legal fees, respectively). It is anticipated that the $22.6 million accrual will be paid as follows: $5.2 million in 1999, $14.9 million in 2000, and $2.5 million in 2001. Sunbeam believes, based on information known to Sunbeam on September 30, 1999, that anticipated probable costs of litigation matters existing as of September 30, 1999 have been adequately reserved to the extent determinable.


     As a consumer goods manufacturer and distributor, Sunbeam faces the constant risks of product liability and related lawsuits involving claims for substantial money damages, product recall actions and higher than anticipated rates of warranty returns or other returns of goods. These claims could result in liabilities that could have a material adverse effect on Sunbeam's financial position, results of operations and cash flows. Some of the product lines Sunbeam acquired in the 1998 acquisitions have increased its exposure to product liability and related claims.

     Sunbeam and its subsidiaries are also involved in various lawsuits from time to time that Sunbeam considers to be ordinary routine litigation incidental to its business. In the opinion of Sunbeam, the resolution of these routine matters, and of matters relating to prior operations, individually or in the aggregate, will not have a material adverse effect on the financial position, results of operations or cash flows of Sunbeam.

     For additional information relating to litigation, see "BUSINESS OF SUNBEAM--Litigation and Other Contingent Liabilities."

NEW ACCOUNTING STANDARDS

     In March 1998, the American Institute of Certified Public Accountants ("AICPA") issued Statement of Position 98-1, Accounting for the Costs of Computer Software Developed or Obtained for Internal Use ("SOP 98-1"). SOP 98-1 requires computer software costs associated with internal use software to be expensed as incurred until certain capitalization criteria are met. Sunbeam adopted SOP 98-1 effective January 1, 1999. Adoption of this statement did not have a material impact on Sunbeam's consolidated financial position, results of operations, or cash flows. Actual charges incurred due to systems projects may be material.

     In April 1998, the AICPA issued Statement of Position 98-5, Reporting on the Cost of Start-up Activities ("SOP 98-5"). SOP 98-5 requires all costs associated with pre-opening, pre-operating and organization activities to be expensed as incurred. Sunbeam adopted SOP 98-5 beginning January 1, 1999. Adoption of this statement did not have a material impact on Sunbeam's consolidated financial position, results of operations, or cash flows.

     In June 1998, the FASB issued SFAS No. 133, Accounting for Derivative Instruments and Hedging Activities, which is effective for fiscal years beginning after June 15, 2000. SFAS No. 133 requires the recognition of all derivatives in the Consolidated Balance Sheets as either assets or liabilities measured at fair value. Sunbeam has not yet determined the impact SFAS No. 133 will have on its consolidated financial position, results of operations or cash flows.

YEAR 2000 READINESS DISCLOSURE

     Sunbeam is preparing for the impact of the Year 2000 on its operations. Year 2000 issues could include potential problems in the information technology ("IT") and non-IT systems that Sunbeam uses in its operations and problems in Sunbeam's products. Year 2000 system failures could affect routine but critical operations such as forecasting, purchasing, production, order processing, inventory control, shipping, billing and collection. In addition, system failures could affect Sunbeam's security, payroll operations, or employee

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safety. Sunbeam may also be exposed to potential risks from third parties with whom Sunbeam interacts who fail to adequately address their own Year 2000 issues.

  Sunbeam's Approach to Year 2000 Issues

     While Sunbeam's Year 2000 readiness planning has been underway for over one year, during the third quarter of 1998 Sunbeam established a cross-functional project team consisting of senior managers, assisted by three external consulting firms which were retained to provide consulting services and to assist Sunbeam in implementing its Year 2000 strategy. This team is headed by Sunbeam's Chief Financial Officer who reports directly to Sunbeam's Chief Executive Officer on this issue. The audit committee of the board of directors is advised periodically on the status of Sunbeam's Year 2000 readiness program.

     The Year 2000 project team has developed a phased approach to identify and resolve Year 2000 issues with many of these activities conducted in parallel. Sunbeam's approach and the anticipated timing of each phase are described below.

     Phase 1--Inventory and Assessment. During the first phase of Sunbeam's Year 2000 readiness program, Sunbeam established a Year 2000 program management office to centralize the management of all of Sunbeam's Year 2000 projects. Through this office, Sunbeam developed a corporate-wide, uniform strategy for assessing and addressing the Year 2000 issues.

     Sunbeam has completed an inventory of its hardware and software systems, manufacturing equipment, electronic data interchange, telecommunications and other technical assets potentially subject to Year 2000 problems, such as security systems and controls for lighting, air conditioning, ventilation and facility access. This inventory was then entered into Sunbeam's Year 2000 database along with a determination of the item's level of criticality to operations. For those inventory items anticipated to have a significant effect on the business if not corrected, Sunbeam's Year 2000 program envisions repair or replacement and testing of such items. All information relative to each item is being tracked in Sunbeam's Year 2000 database. Sunbeam completed most of this phase during the third and fourth quarters of 1998. Sunbeam has completed a review of the readiness of embedded microprocessors in its products and determined that none of Sunbeam's products have Year 2000 date sensitive systems.

     Phase 2--Correction and Testing. The second phase of Sunbeam's Year 2000 readiness program is structured to replace, upgrade or remediate, as necessary, those items identified during Phase 1 as requiring corrective action.

     Sunbeam relies on its IT functions to perform many tasks that are critical to its operations. Significant transactions that could be impacted by not being ready for any Year 2000 issues include, among others:

     o purchases of materials;

     o production management;

     o order entry and fulfillment;

     o payroll processing; and

     o billing and collections.

     Systems and applications that have been identified by Sunbeam to date as not currently Year 2000 ready and which are critical to Sunbeam's operations include:

     o financial software systems, which process:

          o order entry;

          o purchasing;

          o production management;

          o general ledger;

          o accounts receivable; and

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          o accounts payable functions;

     o payroll applications; and

     o critical applications in Sunbeam's manufacturing and distribution facilities, such as warehouse management applications.


     Recognizing how dependent the entire company is on IT, Sunbeam decided in 1997 to replace its primary business applications with a uniform international business and accounting information system to address the systems or applications listed above as well as to improve internal reporting processes. Based upon representations from the manufacturer that the current version of this uniform information system is Year 2000 ready, Sunbeam upgraded its business sites that currently utilize this uniform system to the Year 2000 ready version. In addition to the pre-acquisition Sunbeam locations which had already utilized an earlier non-Year 2000 ready version of this uniform business and accounting information system, Eastpak, Mr. Coffee, Health-o-Meter, and Sunbeam Latin America replaced their current non-Year 2000 ready systems with this new uniform system. In addition, Coleman Europe also has replaced key business components with this new system.



     Sunbeam is also actively replacing and/or upgrading a number of business systems that are not Year 2000 ready, including those that use localized business system packages which were not candidates to be replaced by the uniform business and accounting information system. For example, at Coleman approximately 2,000 mainframe software programs that are used in lieu of Sunbeam's uniform business and accounting information system have been remediated and tested to be Year 2000 ready. With respect to Sunbeam's non-IT systems, including time and attendance, security, and in-line manufacturing hardware, Sunbeam has analyzed these items to assess any Year 2000 issues, and is testing and correcting such items, if necessary.



     Phase 3--Customers, Suppliers and Business Partners. The third phase of Sunbeam's Year 2000 readiness program which was initiated during the third and fourth quarters of 1998 is designed to assess and interact with Sunbeam's customers, suppliers, and business partners. As part of this effort, Sunbeam surveyed 1,100 vendors and suppliers, a portion of which did not provide an initial response. During the first half of 1999, "high risk" vendors were contacted directly and the number of non-respondents has since decreased substantially. In fact, currently only 7% of Sunbeam's vendors who were surveyed are categorized as "high risk," which includes non-respondents. Based on the most recent responses to the survey and continued evaluation, Sunbeam believes that there is only a low to a medium risk of Year 2000 issues for the remaining vendors. Sunbeam will continue to monitor the Year 2000 progress of the "high risk" vendors and has resurveyed these companies to determine the appropriate course of action. Furthermore, Sunbeam has contacted alternate vendors who are Year 2000 ready to replace critical vendors deemed "high risk" in the event that these vendors are not found to be Year 2000 ready. Sunbeam is in the process of completing a verification of the Year 2000 survey responses for the most critical vendors to Sunbeam.



     Sunbeam has responded to numerous customer inquiries about Sunbeam's Year 2000 readiness. Sunbeam has verified that all of Sunbeam's major customers have planned programs to deal with Year 2000 issues and is currently completing the process of contacting its major customers to confirm they are implementing their planned programs to address Year 2000 issues. In order to improve Sunbeam's communication with its customers, suppliers and business partners, Sunbeam has set up a Sunbeam Year 2000 telephone number and is providing Year 2000 information on a Company web site.



     Phase 4--Contingency Planning. This phase involves contingency planning for unresolved Year 2000 issues, particularly any issues arising with third party suppliers. Sunbeam has designed and documented its Year 2000 contingency plan and is in the process of implementing it. The development of the contingency plan included a process whereby Sunbeam's critical IT and non-IT systems were evaluated for Year 2000 readiness. As a result of this evaluation, Sunbeam does not expect to require additional operational equipment or significant process contingency measures. Although Sunbeam does not currently believe there is significant risk associated with its third party suppliers, the contingency plan includes the continuing evaluation of the readiness of Sunbeam's suppliers and minor increases in Sunbeam's inventory requirements to protect against supply disruption.


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  The Risks of Sunbeam's Year 2000 Approach

     The independent consultants assisting Sunbeam in its Year 2000 readiness program have reviewed and concurred with Sunbeam's approach, have assisted in developing cost estimates and have monitored costs for the largest single component (upgrade or installation of Sunbeam's uniform system) of Sunbeam's Year 2000 program. Since Sunbeam's Year 2000 program was developed and is monitored with the help of independent consultants, Sunbeam did not engage another independent third party to verify the program's overall approach or total cost; based on this, Sunbeam believes that Sunbeam's exposure in this regard is mitigated. In addition, through the use of external third-party diagnostic software packages that are designed to analyze the Year 2000 readiness of business software programs, Sunbeam was able to identify potential Year 2000 issues at Coleman. Given this, Sunbeam believes that it has also mitigated its risk by validating and verifying key program components.

     Management believes that, although there are significant systems that are being modified or replaced, including the uniform business and accounting information system, Sunbeam's information systems environment will be made Year 2000 ready prior to January 1, 2000. Sunbeam's failure to timely complete such corrective work could have a material adverse impact on Sunbeam.

     With respect to customers, suppliers and business partners, the failure of some of these third parties to become Year 2000 ready could also have a material adverse impact on Sunbeam. For example, the failure of some of Sunbeam's principal suppliers to have Year 2000 ready internal systems could impact Sunbeam's ability to manufacture and/or ship its products or to maintain adequate inventory levels for production.


     At this time, Sunbeam believes that the most likely "worst-case" scenario relating to Year 2000 involves potential disruptions in areas in which Sunbeam's operations must rely on third parties, such as suppliers, whose systems may not work properly after January 1, 2000. While such system failures could either directly or indirectly affect important operations of Sunbeam and its subsidiaries in a significant manner, Sunbeam cannot at present estimate either the likelihood or the potential cost of such failures. Subject to the nature of the goods or services provided to Sunbeam by third parties whose operations are not made ready for Year 2000 issues, the impact on Sunbeam's operations could be material. However, Sunbeam believes that it has mitigated such risks through the development and implementation of the contingency plans discussed above.


     The nature and focus of Sunbeam's efforts to address the Year 2000 problem may be revised periodically as interim goals are achieved or new issues are identified. In addition, it is important to note that the description of Sunbeam's efforts and assessments necessarily involves estimates and projections with respect to activities required in the future. These estimates and projections are subject to change as work continues, and such changes may be substantial.

  The Costs to Address Sunbeam's Year 2000 Issues


     Through the first nine months of 1999, including costs incurred in 1998, Sunbeam had expended approximately $60 million to address Year 2000 issues of which approximately 50% was recorded as capital expenditures and the remainder as SG&A expense. Sunbeam's current assessment of the total costs to address and remedy Year 2000 issues and enhance its operating systems, including costs for the acquired companies, is approximately $64 million.


     This estimate includes the following categories:


     o uniform international business and accounting system          $44 million


     o localized business system software upgrades and remediation    $9 million

     o Year 2000 readiness assessment and tracking                    $6 million

     o upgrade of personal computers and related software             $5 million


     The amount to be incurred for Year 2000 issues during 1999 of approximately $44 million represents over 50% of Sunbeam's total 1999 budget for information systems and related support, including Year 2000 costs. A large majority of these costs are expected to be incremental expenditures that will not recur in the


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Year 2000 or thereafter. Fees and expenses related to third party consultants, who are involved in the program management office as well as the modification and replacement of software, represent approximately 75% of the total estimated cost. The balance of the total estimated cost relates primarily to software license fees and new hardware, but excludes the costs associated with company employees. Sunbeam expects these expenditures to be financed through operating cash flows or borrowings, as applicable. A significant portion of these expenditures will enhance Sunbeam's operating systems in addition to resolving the Year 2000 issues. As Sunbeam completes its assessment of the Year 2000 issues, the actual expenditures incurred or to be incurred may differ materially from the amounts shown above. The bank credit facility does not permit Sunbeam to spend more than $50 million on Year 2000 testing and remediation during 1999.


     Because Year 2000 readiness is critical to the business, Sunbeam has redeployed some resources from non-critical system enhancements to address Year 2000 issues. In addition, due to the importance of IT systems to Sunbeam's business, management has deferred non-critical systems enhancements as much as possible. Sunbeam does not expect these redeployments and deferrals to have a material impact on Sunbeam's financial condition, results of operations or cash flows.

EFFECTS OF INFLATION


     For each of the three years in the period ended December 31, 1998, and in the nine-month period ended September 30, 1999, Sunbeam's cost of raw materials and other product remained relatively stable. To the extent possible, Sunbeam's objective is to offset the impact of inflation through productivity enhancements, cost reductions and price increases.


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                       CHANGES IN AND DISAGREEMENTS WITH
               ACCOUNTANTS ON ACCOUNTING AND FINANCIAL DISCLOSURE

     On November 20, 1998, the audit committee recommended and Sunbeam's board approved the appointment of Deloitte & Touche as its independent auditors for 1998, to replace Arthur Andersen, Sunbeam's former auditor. Arthur Andersen is continuing to provide certain professional services to Sunbeam.

     On June 25, 1998, Sunbeam announced that Arthur Andersen would not consent to the inclusion of its opinion on Sunbeam's 1997 financial statements in a registration statement Sunbeam was planning to file with the SEC. On June 30, 1998, Sunbeam announced that the audit committee of its board of directors would conduct a review of Sunbeam's prior financial statements and that, therefore, those financial statements should not be relied upon. Sunbeam also announced that Deloitte & Touche had been retained to assist the audit committee and Arthur Andersen in their review of Sunbeam's prior financial statements. On August 6, 1998, Sunbeam announced that the audit committee had determined that Sunbeam would be required to restate its financial statements for 1997, the first quarter of 1998 and possibly 1996, and that the adjustments, while not then quantified, would be material. On October 20, 1998 Sunbeam announced the restatement of its financial results for a six-quarter period from the fourth quarter of 1996 through the first quarter of 1998. On November 12, 1998, Sunbeam filed a Form 10-K/A for the year ended December 28, 1997, which contains an unqualified opinion by Arthur Andersen on Sunbeam's restated consolidated financial statements as of December 29, 1996 and December 28, 1997 and for each of the three years in the period ended December 28, 1997.

     Arthur Andersen's report on Sunbeam's financial statements for the two fiscal years of Sunbeam ended December 28, 1997 contained no adverse opinion or disclaimer of opinion and was not qualified or modified as to uncertainty, audit scope or accounting principles. In connection with its audits for those periods and through November 20, 1998, there were no disagreements with Arthur Andersen on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreements if not resolved to the satisfaction of Arthur Andersen would have caused Arthur Andersen to make reference thereto in their report on the financial statements for such years. Sunbeam has not consulted with Deloitte & Touche on any matter that was either the subject of a disagreement or a reportable event between Sunbeam and Arthur Andersen.

     In connection with the restatements referred to above, in a letter dated October 16, 1998, Arthur Andersen advised Sunbeam that there existed the following conditions that Arthur Andersen believed to be material weaknesses in Sunbeam's internal controls:

          "In our opinion, [Sunbeam's] design and effectiveness of its internal control were inadequate to detect material misstatements in the preparation of [Sunbeam's] 1997 annual (before audit) and quarterly financial statements."

     As part of its audit of Sunbeam's 1997 consolidated financial statements that led to the restatement of these financial statements, Arthur Andersen was required to consider Sunbeam's internal controls in determining the scope of its audit procedures. Arthur Andersen has advised management of its concerns regarding Sunbeam's internal controls. Management is addressing these concerns and although Sunbeam has not yet fully implemented all additional planned controls, management believes that the interim measures Sunbeam has adopted to prevent material misstatements in its financial statements will be effective until the remainder of the additional controls can be implemented.

                              BUSINESS OF SUNBEAM

GENERAL

     Sunbeam is a leading designer, manufacturer and marketer of branded consumer products. Sunbeam's primary business is the manufacturing, marketing and distribution of durable household and outdoor leisure consumer products through mass market and other distribution channels in the United States and internationally. Sunbeam also sells its products to professional and commercial end users such as small businesses, health care providers, hotels and other institutions. Sunbeam's principal products include household kitchen appliances; health monitoring and care products for home use; scales for consumer and professional use for weight management and business uses; electric blankets and throws; clippers and trimmers for consumer, professional and animal uses; smoke and carbon monoxide detectors; outdoor barbecue grills; camping equipment such as tents, lanterns, sleeping bags and stoves; coolers; backpacks and book bags; and portable generators and compressors.

     Sunbeam was organized in 1989 as Sunbeam-Oster Company, Inc., and in September 1990, Sunbeam acquired the assets and assumed certain liabilities, through a reorganization, of Allegheny International, Inc., an entity operating as a debtor-in-possession under Chapter 11 of the United States Bankruptcy Code since 1988. In August 1992, Sunbeam completed a public offering of 20,000,000 shares of its common stock. In May 1995, Sunbeam changed its name from Sunbeam-Oster Company, Inc. to Sunbeam Corporation.

     In 1998, Sunbeam acquired an indirect controlling interest in Coleman and all the outstanding common stock of Signature Brands and First Alert.

PRODUCTS AND OPERATIONS

     Sunbeam's operations are managed through four groups: Household, Outdoor Leisure, International and Corporate. The Household and Outdoor Leisure operating groups encompass the following products:

     o In the Household group:

     (1) Appliances--including mixers, blenders, food steamers, breadmakers, rice cookers, coffee makers, toasters, irons and garment steamers;

     (2) Health products--including vaporizers, humidifiers, air cleaners, massagers, hot and cold packs and blood pressure monitors;

     (3) Scales;

     (4) Personal care--including hair clippers and trimmers and related products for the professional beauty, barber and veterinarian trade and sales of products to commercial and institutional channels;

     (5) Blankets--including electric blankets, heated throws and mattress pads; and

     (6) First Alert--including smoke and carbon monoxide detectors, fire extinguishers and home safety equipment.

     o In the Outdoor Leisure group:

     (1) Outdoor recreation products--including tents, sleeping bags, coolers, camping stoves, lanterns and outdoor heaters;

     (2) Outdoor cooking products--including gas and charcoal outdoor grills and grill parts and accessories;

     (3) Powermate products--including portable power generators and air compressors; and

     (4) Eastpak products--including backpacks and bags.

     Sunbeam's International group is managed through the following regional subdivisions:

     (1) Europe--manufacture, sales and distribution of Campingaz(Registered) products and sales and distribution in Europe, Africa and the Middle East of other Sunbeam products;

     (2) Latin America--manufacture, sales and distribution throughout Latin America of small appliances, and sales and distribution of personal care products, professional clippers and related products, camping products and Powermate products;

     (3) Japan--sales and distribution of primarily outdoor recreation products;

     (4) Canada--sales and distribution of substantially all Sunbeam's products; and

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

     (5) East Asia--sales and distribution in all areas of East Asia other than Japan of substantially all Sunbeam's products.

     Sunbeam's Corporate group provides certain management, accounting, legal, risk management, treasury, human resources, tax and management information services to all operating groups and also includes the operation of Sunbeam's retail stores and the conduct of Sunbeam's licensing activities.

     See Note 14 to the Consolidated Financial Statements and Note 9 to the Condensed Consolidated Financial Statements for financial data concerning Sunbeam's operating segments.

  Household

     Sunbeam's Household group includes appliances, health products, scales, personal care products, blankets and First Alert products. Net sales of Household group products accounted for approximately 50%, 73% and 74% of Sunbeam's consolidated net sales in 1998, 1997 and 1996, respectively. Except as discussed below, there were no Household group products or group of similar products with sales that accounted for 10% or more of consolidated net sales in any of the last three fiscal years.

     Appliances. Small kitchen appliances include Mixmaster(Registered) stand mixers, hand mixers, Osterizer(Registered) blenders, food processors, rice cookers, food steamers, toasters, can openers, breadmakers, waffle makers, ice cream makers, frying pans, deep fryers and culinary accessories, which are sold primarily under the Sunbeam(Registered) and Oster(Registered) brand names. In addition, Sunbeam sells coffee makers under the Mr. Coffee(Registered), Sunbeam and Oster brand names and, with respect to coffee and tea products, the Mr. Coffee brand name. Other brand names or trademarks used in marketing include:
Toast Logic(Registered), Details(Registered) by Mr. Coffee for high end coffeemakers sold in department and specialty stores, Mrs. Tea(Trademark), and Iced Tea Pot(Trademark), Oster Designer(Registered) and Pause N Serve(Registered). Sunbeam holds the number one or two market positions in coffee makers, mixers, and breadmakers. Appliances also encompass garment care appliances consisting of irons and steamers. Sunbeam manufactures a portion of its appliances in its United States and Mexico plants and sources the balance of its appliance products from domestic and foreign manufacturers.

     Health. Sunbeam markets many of its health products under the Sunbeam(Registered) name and the trademark Health at Home(Registered). These products include heating pads, bath scales, blood pressure and other health-monitoring instruments, massagers, vaporizers, humidifiers and dental care products. Sunbeam assembles and/or manufactures its vaporizers, humidifiers and heating pads at its United States and Mexico facilities. Sunbeam's other personal health products are sourced from manufacturers primarily located in China.

     Scales. Sunbeam also designs, manufactures and markets scales for consumer, office and professional use. Sunbeam manufactures a complete line of analog and digital floor scales, waist-high and eye-level scales for use in weight monitoring by consumers. These consumer scales are sold under the brand names Health o Meter(Registered), Sunbeam, Counselor(Registered) and Borg(Registered). Other trademarks used in marketing the scales are BigFoot(Registered) and Precious Metals(Registered). Sunbeam also markets professional scales such as traditional balance beam scales, pediatric scales, wheelchair ramp scales, chair and sling scales and home healthcare scales using the Pro Series(Registered) and Pro Plus Series(Registered) trademarks in addition to the Health o Meter brand. Sunbeam's line of scales also includes letter and parcel scales for office use, marketed under the Pelouze(Registered) brand name. Sunbeam has a commanding share of the office scale market with its Pelouze scales. Sunbeam's Pelouze food scales include analog and digital portion control scales, thermometers and timers for commercial and non-commercial applications. Sunbeam manufactures approximately one-half of its scales at a United States plant and sources the remaining scales from both domestic and foreign suppliers.

     Personal Care. Sunbeam's personal care products include a broad line of hair clippers and trimmers for animals and humans which are sold through retail channels. Sunbeam holds the number one or two position in its clipper and trimmer product lines. Sunbeam also markets a line of professional barber, beauty and animal grooming products, including electric and battery clippers, replacement blades and other grooming accessories sold to both conventional retailers and through professional distributors. These products are manufactured at Sunbeam's United States and Mexico facilities.

     Blankets. Sunbeam's blanket products include electric blankets, Cuddle-Up(Registered) heated throws and heated mattress pads. Sunbeam holds the number one market position in each of electric blankets, heated throws and heated mattress pads. These products are manufactured at Sunbeam's United States and Mexico facilities. In 1996, sales of electric blankets accounted for approximately 12% of consolidated net sales.

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

     First Alert. Sunbeam is a leading manufacturer and marketer of a broad range of residential safety products, including residential use ionization and photoelectric smoke detectors in which Sunbeam has the leading market share. Other products include carbon monoxide detectors, fire extinguishers, rechargeable flashlights and lanterns, electric and electromechanical timers, night lights, radon gas detectors, fire escape ladders and motion sensing lighting controls. Sunbeam's smoke detectors are battery-operated and carbon monoxide detectors are available in both plug in and battery operated units and in a combination unit. These products are marketed primarily under the First Alert(Registered) brand name. Sunbeam also uses the brand names Family Gard(Registered) and Sure Grip(Registered) for certain of its products. Sunbeam markets certain of these products under the BRK(Registered) brand for the electrical wholesale markets. Sunbeam manufactures its smoke and carbon monoxide detectors in its Mexico plant, manufactures fire extinguishers in its United States plant and sources other products from domestic and foreign suppliers.

     In 1996, Sunbeam's furniture business accounted for approximately 23% of consolidated net sales. See Note 13 to the Consolidated Financial Statements for information relating to the divestiture of Sunbeam's furniture business.

  Outdoor Leisure

     Sunbeam's Outdoor Leisure group includes products for outdoor recreation and outdoor cooking, as well as the Powermate and Eastpak product lines. Net sales of the Outdoor Leisure group accounted for approximately 50%, 25% and 26% of Sunbeam's consolidated net sales in 1998, 1997 and 1996, respectively. Except as discussed below, there were no other Outdoor Leisure products or groups of similar products with sales that accounted for 10% or more of consolidated net sales in any of the last three fiscal years.

     Outdoor Recreation. Principal outdoor recreation products include a comprehensive line of lanterns and stoves for outdoor recreational use, fuel-related products such as disposable fuel cartridges, a broad range of coolers and jugs, sleeping bags, backpacks, tents, outdoor folding furniture, portable electric lights, camping accessories and other products. These products are used predominantly in outdoor recreation, but many products have applications in emergency preparedness and some are also used in home improvement projects. The products are distributed predominantly through mass merchandisers, home centers and other retail outlets. Sunbeam believes it is the leading manufacturer of lanterns and stoves for outdoor recreational use in the world. Sunbeam's liquid fuel appliances include single and dual fuel-powered lanterns and stoves and a broad range of propane- and butane-fueled lanterns and stoves. These products are manufactured at Sunbeam's facilities located in the United States and are marketed under the Coleman(Registered) and Peak One(Registered) brand names.

     Sunbeam manufactures and sells a wide variety of insulated coolers and jugs and reusable ice substitutes, including personal coolers for camping, picnics or lunch box use; large coolers; beverage coolers for use at work sites and recreational and social events; and soft-sided coolers. Sunbeam's cooler products are manufactured predominantly at Sunbeam's facilities located in the United States and are marketed under the Coleman brand name worldwide. Sunbeam designs, manufactures or sources, and markets textile products, including tents, sleeping bags, backpacks and rucksacks. Sunbeam's tents and sleeping bags are marketed under the Coleman and Peak One brand names. Sunbeam manufactures and markets aluminum- and steel-framed, portable, outdoor, folding furniture under the Coleman and Sierra Trails(Registered) brand names. These products are manufactured predominantly at Sunbeam's facilities located in the United States. Sunbeam designs and markets electric lighting products that are manufactured by others and sold under the Coleman, Powermate and Job-Pro(Registered) brand names. These products include portable electric lights such as hand held spotlights, flashlights and fluorescent lanterns and a line of rechargeable lanterns and flashlights. Sunbeam designs, sources and markets a variety of small accessories for camping and outdoor use, such as cookware and utensils. These products are manufactured by third-party vendors to Coleman's specifications and are marketed under the Coleman brand name.

     Outdoor Cooking. Sunbeam is a leading supplier of outdoor barbecue grills. Sunbeam has one of the leading market share positions in the gas grill industry. Outdoor barbecue grills consist of gas, electric and charcoal models which are sold by Sunbeam primarily under the Sunbeam and Grillmaster(Registered) brand names. Sunbeam's outdoor cooking products also include smokers and replacement parts for grills and various accessories such as cooking utensils, grill cleaning products and barbecue tools. Almost all of Sunbeam's grills are manufactured at Sunbeam's United States facility. Sunbeam sources practically all of its accessories and a portion of its replacement parts from various manufacturers, many of which are in East Asia. A

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

licensee of Sunbeam produces gas barbecue grills under the Coleman name. In 1997 and 1996, sales of gas grills accounted for approximately 13% and 19%, respectively, of consolidated net sales.

     Powermate. Sunbeam's principal Powermate products include portable generators and portable and stationary air compressors. Sunbeam is a leading manufacturer and distributor of portable generators in the United States. Generators are used for home improvement projects, small businesses, emergency preparedness and outdoor recreation. These products are manufactured by Sunbeam at its United States facilities using engines manufactured by third parties, are marketed under the Coleman Powermate(Registered) brand name and are distributed predominantly through mass merchandisers and home center chains. Sunbeam also produces advanced, light-weight generators incorporating proprietary technology. Sunbeam's air compressors are manufactured at its facilities located in the United States, are marketed under the Coleman Powermate brand name and are distributed predominantly through mass merchandisers and home center chains.


     Eastpak. Sunbeam designs, manufactures and distributes book bags, backpacks and related goods throughout the United States under the Eastpak and Timberland(Registered) brand names. Sunbeam manufactures the majority of its products in its plants located in Puerto Rico. On November 9, 1999, Sunbeam announced a plan to divest Eastpak.


  International

     Sunbeam markets a variety of products outside the United States. While Sunbeam sells many of the same products domestically and internationally, it also sells products designed specifically to appeal to foreign markets. Sunbeam, through its foreign subsidiaries, has manufacturing facilities in France, Indonesia, Italy, Mexico, and Venezuela, and sales administration offices, warehouse and distribution facilities in Canada, Europe, the Mideast, Asia and Latin America. Sunbeam also sells its products directly to international customers in certain other markets through Sunbeam sales managers, independent distributors and commissioned sales representatives. The products sold by the international group are sourced from Sunbeam's manufacturing operations or from vendors primarily located in Asia. International sales accounted for approximately 23%, 21% and 19% of Sunbeam's consolidated net sales in 1998, 1997 and 1996, respectively. Sunbeam's international operations are managed through the following geographic areas:

     Europe. Sunbeam's European operations are managed from Lyon, France and the sales are dominated by the product lines acquired by Sunbeam as part of the Coleman acquisition, including the Campingaz product lines and Eastpak products. Sunbeam's European office also manages the sale and distribution of Sunbeam products throughout Africa and the Middle East.

     Japan. Sunbeam's sales in Japan are almost exclusively sales of camping equipment such as tents, stoves, lanterns, sleeping bags and accessories.

     Latin America. The activities of Sunbeam outside the United States were primarily focused in Mexico and Latin America prior to the 1998 acquisition of Coleman. Sunbeam enjoys a strong market position in a number of product lines in Latin America. The Oster brand has the leading market share in small appliances in a number of Latin American countries. Sunbeam's sales in Latin America are derived primarily from household appliances, particularly the Oster blender and the recently introduced Oster arepa maker.

     Canada. Sunbeam sells substantially all of its products in Canada through a distribution sales office located in Toronto.

     East Asia. During 1998, Sunbeam's sales in East Asia were hampered by the economic downturn particularly in South Korea where Sunbeam had developed a strong market for Eastpak bags, and in Indonesia where Sunbeam sells Campingaz products. Sunbeam has established a sales office in Australia, from which it sells primarily clippers and appliances, and distributes First Alert products in Australia and New Zealand. Sales offices have also been established in Manila and Hong Kong.

     Sunbeam has sales and facilities in countries where economic growth has slowed, primarily Japan, Korea and Latin America. The economies of other foreign countries important to Sunbeam's operations could also suffer instability in the future. The following are among the factors that could negatively affect Sunbeam's operations in foreign markets: (1) access to markets; (2) currency devaluation; (3) new tariffs; (4) changes in monetary and/or tax policies; (5) inflation; and (6) governmental instability. See "MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS--Foreign Operations."

CORPORATE

     Retail. Sunbeam sells many of its products through its retail outlet stores which are operated under the Sunbeam, Oster and Camp Coleman(Registered) names. In addition, Sunbeam currently has 37 retail outlet stores in the United States and Canada which primarily carry discontinued, overstock and refurbished products for retail sale to consumers. Net sales from retail stores were not significant in any of the last three fiscal years.

     Licensing. Sunbeam licenses the Sunbeam name and the Coleman name and logo under two types of licensing arrangements: general merchandise licenses and licenses to purchasers of businesses divested by Sunbeam. Sunbeam's general merchandise licensing activities involve licensing the Sunbeam and/or Coleman name and logo, for a royalty fee, to certain companies that manufacture and sell products that complement Sunbeam's product lines. Revenue from licensing activities in 1998 in the amount of $4 million was generated primarily from the license of the Coleman name. In addition, Sunbeam licenses trade names from third parties for use in connection with Sunbeam's products. Revenue from licensing activities was not significant in 1997 and 1996.

COMPETITION

     The markets in which Sunbeam operates are generally highly competitive, based primarily on product quality, product innovation, price and customer service and support, although the degree and nature of such competition vary by location and product line. Sunbeam believes that no other company produces and markets the breadth of household appliance, camping and outdoor recreation products marketed by Sunbeam.


     Sunbeam competes with various manufacturers and distributors with respect to its household appliances. Primary competitors in the kitchen appliance area have been Black & Decker (which recently sold its appliance division to Windmere), Hamilton Beach/Procter Silex, West Bend, Melita, Salton-Maxim, Cuisinart, Regal, Krups, Kitchen Aid, Braun and Rival. Sunbeam's primary competitor in the consumer scale market is Metro Corporation. Sunbeam's health care products compete with those of numerous small manufacturers and distributors, none of which dominates the home health care market. Sunbeam has limited domestic competition for its electric blankets and heated throws and enjoys a market share in excess of 90% for these products. Sunbeam's primary competitors for retail clippers and trimmers are Wahl and Conair; the primary competitors in the professional products lines are Wahl and Andis. Sunbeam enjoys a leading market share with respect to its smoke and carbon monoxide detectors where Ranco, American Sensor, Nighthawk and Siebe are the primary competitors. Sunbeam competes with Micro General with respect to its Pelouze scales.


     Sunbeam's Outdoor Leisure products compete with numerous products sold by other manufacturers. Lanterns and stoves compete with, among others, products offered by Century Primus, American Camper and Dayton Hudson Corporation, while Desa & Schau and Mr. Heater are the primary competitors for heaters. The primary competitors for Sunbeam's portable furniture are a variety of import companies. Sunbeam's insulated cooler and jug products compete with products offered by Rubbermaid Incorporated, Igloo Products Corp. and The Thermos Company. Sunbeam's sleeping bags compete with, among others, American Recreation, Slumberjack, Academy Broadway Corp. and MZH Inc., as well as certain private label manufacturers. In the tent market, Sunbeam competes with, among others, Wenzel, Eureka and Mountain Safety Research, as well as certain private label manufacturers. Sunbeam competes with W.C. Bradley, Meco, Fiesta, Ducane, Weber and Keanall for sales of outdoor grills and accessories. Sunbeam's backpack products compete with, among others, American Camper, JanSport, Nike, Outdoor Products, The North Face, and Kelty, as well as certain private label manufacturers. Sunbeam's competition in the electric light business includes, among others, Eveready and Rayovac Corporation. Sunbeam's camping accessories compete primarily with Coughlan's. Sunbeam's primary competitors in the generator business are Generac Corporation, Honda Motor Co., Ltd., Kawasaki and Yamaha. Primary competitors in the air compressor business include DeVilbiss and Campbell Hausfield. In addition, Sunbeam competes with various other entities in international markets.

CUSTOMERS

     Sunbeam markets its products through virtually every category of retailer including mass merchandisers, catalog showrooms, warehouse clubs, department stores, catalogues, Sunbeam-owned outlet stores, television shopping channels, hardware stores, home improvement centers, office products centers, drug and grocery stores, and pet supply retailers, as well as independent distributors and military post exchange outlets. In

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

1998, Sunbeam sold products to virtually all of the top 100 U.S. retailers, including Wal-Mart/Sam's Club, Kmart, Price Costco, Target Stores and Home Depot. Sunbeam's largest customer, Wal-Mart, accounted for approximately 18%, 20% and 19% of consolidated net sales in 1998, 1997 and 1996, respectively. Sunbeam has the majority of its U.S. customer sales on electronic data interchange (EDI) systems.

BACKLOG

     The amount of backlog orders at any point in time is not a significant factor in Sunbeam's business.

PATENTS AND TRADEMARKS


     Sunbeam believes that an integral part of its strength is its ability to capitalize on the Sunbeam(Registered), Coleman(Registered), Oster(Registered), Eastpak(Registered), Mr. Coffee(Registered), Health-o-Meter(Registered), First Alert(Registered) and Campingaz(Registered), trademarks which are registered in the United States and in numerous foreign countries. Widely recognized throughout North America, Latin America and Europe, these registered trademarks, along with Powermate(Registered), Pelouze(Registered), Peak One(Registered), Osterizer(Registered), Mixmaster(Registered), Toast Logic(Registered), Steammaster(Registered), Oskar(Registered), Grillmaster(Registered) and "Blanket with a Brain(Registered)" brands are important to the success of Sunbeam's products. Other important trademarks within Sunbeam include Oster Designer(Registered), Cuddle-Up(Registered) and A5(Registered). The loss of any single trademark would not have a material adverse effect on Sunbeam's business; however, the Sunbeam, Coleman and Mr. Coffee trademarks are integral to certain of Sunbeam's continuing operations and Sunbeam aggressively monitors and protects these and other brands.


     Sunbeam holds numerous design and utility patents covering a wide variety of products, the loss of any one of which would not have a material adverse effect on Sunbeam's business taken as a whole.

RESEARCH AND DEVELOPMENT


     New products and improvements to existing products are developed based upon the perceived needs and demands of consumers. Research and development expenditures are expensed as incurred. The amounts charged to operations for the nine months ended September 30, 1999 and 1998 and for the fiscal years ended 1998, 1997 and 1996 were $18.8 million, $13.2 million, $18.7 million, $5.7 million and $6.5 million, respectively.


EMPLOYEES


     As of September 30, 1999, Sunbeam had approximately 13,700 full-time and part-time employees of which approximately 8,700 are employed domestically. Sunbeam is a party to collective bargaining agreements with its hourly employees located at the Aurora, Illinois, Glenwillow, Ohio and Bridgeview, Illinois plants. Sunbeam's Canadian warehouse employees are represented by a union, as are all of the production employees at Sunbeam's operations in France and Italy. Sunbeam has had no material labor-related work stoppages and, in the opinion of management, relations with its employees are generally good.


SEASONALITY

     Sunbeam's consolidated sales are not expected to exhibit substantial seasonality; however, sales are expected to be strongest during the second quarter of the calendar year. Furthermore, sales of a number of products, including warming blankets, vaporizers, humidifiers, grills, First Alert products, camping and generator products, may be impacted by unseasonable weather conditions.

RAW MATERIALS/SUPPLIERS

     The raw materials used in the manufacture of Sunbeam's products are available from numerous suppliers in quantities sufficient to meet normal requirements. Sunbeam's primary raw materials include aluminum, steel, plastic resin, copper, electrical components, various textiles or fabrics and corrugated cardboard for cartons. Sunbeam also purchases a substantial number of finished products. Sunbeam is not dependent upon any single supplier for a material amount of such sourced products.

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

PROPERTIES


     Sunbeam's principal properties as of September 30, 1999 are as follows:


BUILDING                                                                                  SQUARE       OWNED/
LOCATION                                            PRINCIPAL USE                         FOOTAGE      LEASED
------------------------------  ------------------------------------------------------   ---------    --------
United States

Aurora, IL                      First Alert offices, manufacture of fire extinguisher     236,000       Leased

Boca Raton, FL                  Corporate headquarters                                    100,626       Leased

Bridgeview, IL                  Offices and manufacture of scales                         157,000        Owned

Glenwillow, OH                  Manufacture of Mr. Coffee products, distribution
                                  warehouse and offices                                   458,000       Leased

Hattiesburg, MS                 Manufacture of molded plastic parts, humidifiers,
                                  vaporizers, warehouse/distribution, and offices         725,000        Owned

Haverhill, MA                   Office and warehouse/distribution                         111,750       Leased

Kearney, NE                     Manufacture/assembly of portable generators; office
                                  and warehouse                                           155,000       Leased(1)

Lake City, SC                   Manufacture of sleeping bags                              168,000        Owned

Maize, KS                       Manufacture of propane cylinders and machined parts       232,760       Leased

McMinnville, TN                 Manufacture of clippers, trimmers and blades              169,400       Leased

Neosho, MO                      Manufacture of outdoor barbecue grills                    669,700        Owned

New Braunfels, TX               Manufacture of insulated coolers and other plastic
                                  products                                                338,000        Owned

Pocola, OK                      Manufacture of outdoor folding furniture and warehouse    186,000        Owned

Springfield, MN                 Manufacture of air compressors                            166,000        Owned

Waynesboro, MS                  Manufacture of electric blankets                          853,714       Leased

Wichita, KS                     Manufacture of lanterns and stoves and insulated
                                  coolers and jugs; research and development and
                                  design operations; office and warehouse                1,197,000       Owned

Morovis and Orocovis, Puerto    Manufacture of daypacks, sports bags, and related
  Rico                            products; office and warehouse                          110,000       Leased

International

Acuna, Mexico                   Manufacture of appliances                                 110,000        Owned

Barquisimeto, Venezuela         Manufacture of appliances                                  75,686        Owned

Centenaro di Lonato, Italy      Manufacture of butane lanterns, stoves, heaters and
                                  grills; office and warehouse                             77,000        Owned

Juarez, Mexico                  Manufacture of smoke and carbon monoxide detectors        109,000       Leased

Matamoros, Mexico               Manufacture of controls                                    91,542        Owned

Mississauga, Canada             Sales and distribution office                              19,891       Leased

St. Genis Laval, France         Manufacture of lanterns and stoves, filling of gas
                                  cylinders, and assembly of grills; office and
                                  warehouse.                                             2,070,000       Owned(2)

Tlalnepantla, Mexico            Manufacture of appliances                                 297,927        Owned

------------------
(1) The owned facilities at Kearney, Nebraska reside on land leased under three leases that expire in 2007 with options to extend each for three additional ten-year periods.

(2) The warehouse portion of St. Genis Laval, France is leased for terms that expire in 2004; the remaining facility is owned.

     Sunbeam also maintains leased sales and administrative offices in the United States, Europe, Asia and Latin America, among other sites. Sunbeam leases various warehouse facilities and/or accesses public warehouse facilities as needed on a short term lease basis. Sunbeam also maintains gas filling plants in Indonesia, the Philippines and the United Kingdom. Sunbeam also leases a total of 172,469 square feet for the operation of its retail outlet stores. Sunbeam management considers Sunbeam's facilities to be suitable for

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Sunbeam's operations, and believes that Sunbeam's facilities provide sufficient capacity for its production requirements.

LITIGATION AND OTHER CONTINGENT LIABILITIES

     On April 23, 1998, two class action lawsuits were filed on behalf of purchasers of Sunbeam common stock in the U.S. District Court for the Southern District of Florida against Sunbeam and some of its present and former directors and former officers alleging violations of the federal securities laws as discussed below. After that date, approximately fifteen similar class actions were filed in the same Court. One of the lawsuits also named as defendant Arthur Andersen, Sunbeam's independent accountants for the period covered by the lawsuit.

     On June 16, 1998, the court entered an order consolidating all these suits and all similar class actions subsequently filed (collectively, the "Consolidated Federal Actions") and providing time periods for the filing of a consolidated amended complaint and defendants' response thereto. On June 22, 1998, two groups of plaintiffs made motions to be appointed lead plaintiffs and to have their selection of counsel approved as lead counsel. On July 20, 1998, the court entered an order appointing lead plaintiffs and lead counsel. This order also stated that it shall apply to all subsequently filed actions that are consolidated with the other actions. On August 28, 1998, plaintiffs in one of the subsequently filed actions filed an objection to having their action consolidated pursuant to the June 16, 1998 order, arguing that the class period in their action differs from the class periods in the originally filed consolidated actions. On December 9, 1998, the court entered an order overruling plaintiffs' objections and affirming its prior order appointing lead plaintiffs and lead counsel.


     On January 6, 1999, plaintiffs filed a consolidated amended class action complaint against Sunbeam, some of its present and former directors and former officers, and Arthur Andersen. The consolidated amended class action complaint alleges that, in violation of section 10(b) of the Exchange Act and SEC
Rule 10b-5, defendants made material misrepresentations and omissions regarding Sunbeam's business operations, future prospects and anticipated earnings per share, in an effort to artificially inflate the price of Sunbeam common stock and call options, and that, in violation of section 20(a) of the Exchange Act, the individual defendants exercised influence and control over Sunbeam, causing Sunbeam to make material misrepresentations and omissions. The consolidated amended complaint seeks an unspecified award of money damages. On February 5, 1999, plaintiffs moved for an order certifying a class consisting of all persons and entities who purchased Sunbeam common stock or who purchased call options or sold put options with respect to Sunbeam common stock during the period
April 23, 1997 through June 30, 1998, excluding the defendants, their affiliates, and employees of Sunbeam. Defendants' response to the motion for class certification was filed on May 6, 1999. On March 8, 1999, all defendants who had been served with the consolidated amended class action complaint moved to dismiss it. Under the Private Securities Litigation Reform Act of 1995, all discovery in the consolidated action is stayed pending resolution of the motions to dismiss.


     On April 7, 1998, a purported derivative action was filed in the Circuit Court for the Fifteenth Judicial Circuit in and for Palm Beach County, Florida against Sunbeam and some of its present and former directors and former officers. The action alleged that the individual defendants breached their fiduciary duties and wasted corporate assets when Sunbeam granted stock options on or about February 2, 1998 at an exercise price of $36.85 to three of its officers and directors who were subsequently terminated by Sunbeam. On June 25, 1998, all defendants filed a motion to dismiss the complaint for failure to make a pre-suit demand on Sunbeam's board of directors. On October 22, 1998, the plaintiff amended the complaint against all but one of the defendants named in the original complaint. On February 19, 1999, plaintiffs filed a second amended derivative complaint nominally on behalf of Sunbeam against some of its present and former directors and former officers and Arthur Andersen. The second amended complaint alleges, among other things, that Messrs. Dunlap and Kersh, Sunbeam's former Chairman and Chief Executive Officer and former Chief Financial Officer, respectively, caused Sunbeam to employ fraudulent accounting procedures in order to enable them to secure new employment contracts, and seeks a declaration that the individual defendants have violated fiduciary duties, an injunction against the payment of compensation to Messrs. Dunlap and Kersh or the imposition of a constructive trust on such payments, and unspecified money damages. The defendants have each moved to dismiss the second amended complaint in whole or in part.

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     On June 25, 1998, four purported class actions were filed in the Court of
Chancery of the State of Delaware in New Castle County by minority stockholders of Coleman against Coleman, Sunbeam and certain of Sunbeam's and Coleman's present and former officers and directors. An additional class action was filed on August 10, 1998, against the same parties. The complaints in these class actions alleged, in essence, that the existing exchange ratio for the proposed merger is no longer fair to Coleman minority stockholders as a result of the decline in the market value of Sunbeam common stock. On October 21, 1998, Sunbeam announced that it had entered into a memorandum of understanding to settle, subject to court approval, the class actions. The court approved the settlement on November 12, 1999. Under the terms of the settlement, Sunbeam will issue to Coleman minority stockholders and plaintiffs' counsel in this action warrants to purchase up to approximately 4.98 million shares of Sunbeam common stock at $7 per share, subject to anti-dilution adjustments. Coleman minority stockholders who elect an appraisal under Delaware law will not receive warrants. These warrants will generally have the same terms as the warrant issued to the MacAndrews & Forbes subsidiary and will be issued when the merger is consummated, which is now expected to occur during the fourth quarter of 1999 or early in the first quarter of 2000.



     During the months of August and October 1998, purported class action and derivative lawsuits were filed in the Court of Chancery of the State of Delaware in New Castle County and in the U.S. District Court for the Southern District of Florida by stockholders of Sunbeam against Sunbeam, MacAndrews & Forbes and some of Sunbeam's present and former directors. These complaints allege that the defendants breached their fiduciary duties when Sunbeam entered into a settlement agreement with the MacAndrews & Forbes subsidiary that sold Sunbeam a controlling interest in Coleman. In the settlement agreement the MacAndrews & Forbes subsidiary released Sunbeam from threatened claims arising out of Sunbeam's acquisition of its interest in Coleman, and MacAndrews & Forbes agreed to provide management support to Sunbeam. Under the settlement agreement, the MacAndrews & Forbes subsidiary was granted a warrant expiring August 24, 2003 to purchase up to an additional 23 million shares of Sunbeam's common stock at an exercise price of $7 per share, subject to anti-dilution provisions. The plaintiffs have requested an injunction against the issuance of stock to MacAndrews & Forbes upon the exercise of its warrant and unspecified money damages. These complaints also allege that the rights of the minority stockholders have been compromised, as the settlement would normally require stockholder approval under the rules and regulations of the NYSE. The audit committee of Sunbeam's board of directors determined that obtaining such stockholder approval would have seriously jeopardized the financial viability of Sunbeam which is an allowable exception to the NYSE stockholder approval requirements. By order of the Delaware Court of Chancery dated January 7, 1999, the derivative actions filed in that court were consolidated, and Sunbeam and other defendants have moved to dismiss these actions. The action filed in the U.S. District Court for the Southern District of Florida has been dismissed.



     On September 16, 1998, an action was filed in the 56th Judicial District Court of Galveston County, Texas alleging various claims in violation of the Texas Securities Act and Texas Business and Commercial Code as well as common law fraud as a result of Sunbeam's alleged misstatements and omissions regarding Sunbeam's financial condition and prospects during a period beginning May 1, 1998 and ending June 16, 1998, in which the U.S. National Bank of Galveston, Kempner Capital Management, Inc. and Legacy Trust Company engaged in transactions in Sunbeam common stock on their own behalf and on behalf of their respective clients. Sunbeam is the only named defendant in this action. The complaint requests recovery of compensatory damages, punitive damages and expenses in an unspecified amount. This action was removed to the U.S. District Court for the Southern District of Texas and subsequently transferred to the Southern District of Florida and consolidated with the Consolidated Federal Actions. Plaintiffs in this action have objected to the consolidation and have sought reconsideration by the Southern District of Florida of the order of the Southern District of Texas denying plaintiffs' motion to remand the case to state court and transferring it to Florida. A similar suit was brought by the same group of plaintiffs in the above action against Arthur Andersen. In that action, the plaintiffs allege that Arthur Andersen violated the Texas Securities Act, committed statutory and common law fraud and was negligent in its audits of Sunbeam's 1996 and 1997 financial statements. On September 29, 1999, Arthur Andersen had filed a motion for leave to join Sunbeam and certain of its former officers as responsible third parties and contribution defendants. Their motion was denied.


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     On October 30, 1998, a class action lawsuit was filed on behalf of certain purchasers of the debentures in the U.S. District Court for the Southern District of Florida against Sunbeam and some of Sunbeam's former officers and directors, alleging violations of the federal securities laws and common law fraud. The complaint alleges that Sunbeam's offering memorandum used for the marketing of the debentures contained false and misleading information regarding Sunbeam's financial position and that the defendants engaged in a plan to inflate Sunbeam's earnings for the purpose of defrauding the plaintiffs and others. The plaintiffs seek a declaration that defendants violated federal securities laws and either unspecified monetary damages or rescission of their purchase of the debentures. The parties have negotiated a proposed coordination plan in order to coordinate proceedings in this action with those in the Consolidated Federal Actions.



     Sunbeam has been named as a defendant in an action filed in the District Court of Tarrant County, Texas, 48th Judicial District, on November 20, 1998. Sunbeam was served in this action through the Secretary of State of Texas on January 15, 1999. The plaintiffs in this action are purchasers of the debentures. The plaintiffs allege that Sunbeam violated the Texas Securities Act and the Texas Business & Commercial Code and committed state common law fraud by materially misstating the financial position of Sunbeam in connection with the offering and sale of the debentures. The complaint seeks rescission, as well as compensatory and exemplary damages in an unspecified amount. Sunbeam specially appeared to assert an objection to the Texas court's exercise of personal jurisdiction over Sunbeam, and a hearing on this objection took place on April 15, 1999. On April 23, 1999, the court entered an order granting Sunbeam's special appearance and dismissing the case without prejudice. The plaintiffs moved for reconsideration of the court order, which motion the court denied on May 24, 1999. The plaintiffs have appealed the order dismissing the case to the Texas Court of Appeals, and the appeal is pending.


     On April 12, 1999, a class action lawsuit was filed in the U.S. District Court for the Southern District of Florida. The lawsuit was filed on behalf of persons who purchased debentures during the period of March 20, 1998 through June 30, 1998, inclusive, but after the initial offering of such debentures. The complaint asserts that Sunbeam made material omissions and misrepresentations that had the effect of inflating the market price of the debentures. The complaint names as defendants Sunbeam, its former auditor, Arthur Andersen, and two former Sunbeam officers, Messrs. Dunlap and Kersh. The plaintiff is an institution which allegedly acquired in excess of $150,000,000 face amount of the debentures and now seeks unspecified money damages. Sunbeam was served on April 16, 1999 in connection with this pending lawsuit. Sunbeam has requested that this action be coordinated with the Consolidated Federal Actions.


     On February 9, 1999, Messrs. Dunlap and Kersh filed with the American Arbitration Association demands for arbitration of claims under their respective employment agreements with Sunbeam. Messrs. Dunlap and Kersh are requesting a finding by the arbitrator that Sunbeam terminated their employment without cause and that they should be awarded certain benefits based upon their respective employment agreements. On March 12, 1999, Sunbeam asked the Circuit Court for the Fifteenth Judicial Circuit in and for Palm Beach County, Florida to issue an injunction prohibiting Messrs. Dunlap and Kersh from pursuing their arbitration proceedings against Sunbeam on the grounds, among others, that the simultaneous litigation of the action filed in that court on April 7, 1998, described above, and the arbitration proceedings would subject Sunbeam to the threat of inconsistent adjudications with respect to certain rights to compensation asserted by Messrs. Dunlap and Kersh and would cause irreparable harm to Sunbeam and its stockholders. On March 19, 1999, the plaintiff in the April 7, 1998 action discussed above moved for an injunction on similar grounds. On May 11, 1999, the court denied the motions for a preliminary injunction filed by Sunbeam and the plaintiff. Sunbeam has answered the arbitration demands of Messrs. Dunlap and Kersh and has filed counterclaims seeking, among other things, the return of all consideration paid, or to be paid, under the February 1998 Employment Agreements between Sunbeam and Messrs. Dunlap and Kersh. An answer was filed by Messrs. Dunlap and Kersh generally denying Sunbeam's counterclaim. Discovery is pending.



     On May 24, 1999, an action naming Sunbeam as defendant was filed in the Circuit Court for Ozaukee County, Wisconsin. Prior to service of the complaint, the plaintiff dismissed its claims, voluntarily, without prejudice. The plaintiff in this action was a purchaser of the debentures. The plaintiff alleged that Sunbeam violated the Wisconsin Uniform Securities Act and committed acts of false advertising and misrepresentation in connection with the offering and sale of the debentures. The plaintiff sought rescission, as well as compensatory and exemplary damages in an unspecified amount.


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     On September 13, 1999, an action naming Sunbeam and Arthur Andersen as defendants was filed in the Circuit Court for Montgomery County, Alabama. The plaintiffs in this action are purchasers of Sunbeam common stock during the period March 19, 1998 through May 6, 1998. The plaintiffs allege, among other things, that the defendants violated the Alabama Security Laws and SEC
Rule 10b-5. The plaintiffs seek compensatory and punitive damages in an unspecified amount. Sunbeam has removed this case to the U.S. District Court for the District of Alabama. In addition, Arthur Andersen has filed a cross claim against Sunbeam for contribution and indemnity. Sunbeam has filed a motion with the Judicial Panel on Multidistrict Litigation to consolidate this action with the Consolidated Federal Actions.



     Sunbeam intends to vigorously defend each of the foregoing lawsuits other than those as to which a memorandum of understanding to settle has been reached, but cannot predict the outcome and is not currently able to evaluate the likelihood of Sunbeam's success in each case or the range of potential loss. However, if Sunbeam were to lose these lawsuits, judgments would likely have a material adverse effect on Sunbeam's consolidated financial position, results of operations and cash flows.


     On March 23, 1999, Messrs. Dunlap and Kersh filed a complaint in the Court of Chancery of the State of Delaware seeking an order directing Sunbeam to advance attorneys' fees and other expenses incurred in connection with various state and federal class and derivative actions and an investigation instituted by the SEC. The complaint alleges that such advancements are required by Sunbeam's by-laws and by a forbearance agreement entered into between Sunbeam and Messrs. Dunlap and Kersh in August, 1998. A trial of this summary proceeding was held on June 15 and 16, 1999. On June 23, 1999, the court issued a memorandum opinion directing Sunbeam to pay about $1.4 million on account of expenses incurred to date and to advance the reasonable future expenses in those actions and investigations. Messrs. Dunlap and Kersh have agreed to repay all amounts advanced to them if it is ultimately determined that they are not entitled to indemnification under Delaware law.


     On July 2, 1998, the American Alliance Insurance Company filed suit against Sunbeam in the U.S. District Court for the Southern District of New York requesting a declaratory judgment of the court that the directors' and officers' liability insurance policy for excess coverage issued by American Alliance was invalid and/or had been properly canceled by American Alliance. American Alliance has filed a motion for summary judgment on the ground that coverage was never bound. Sunbeam has opposed that motion. As a result of a motion made by Sunbeam, this case has been transferred to the U.S. District Court for the Southern District of Florida for coordination and consolidation of pre-trial proceedings with the various actions pending in that court. On October 20, 1998, an action was filed by Federal Insurance Company in the U.S. District Court for the Middle District of Florida requesting the same relief as that requested by American in the previously filed action as to additional coverage levels under Sunbeam's directors' and officers' liability insurance policy. This action has been transferred to the U.S. District Court for the Southern District of Florida and is currently in discovery. Sunbeam is seeking a stay of discovery to coordinate discovery in this action with any discovery that may occur in the Consolidated Federal Actions. Plaintiff has moved to compel production of various documents. On December 22, 1998, an action was filed by Executive Risk Indemnity, Inc. in the Circuit Court of the Seventeenth Judicial Circuit in and for Broward County, Florida requesting the same relief as that requested by American and Federal in their previously filed actions as to additional coverage levels under Sunbeam's directors' and officers' liability insurance policy. On April 15, 1999, Sunbeam filed an action in the U.S. District Court for the Southern District of Florida against National Union Fire Insurance Company of Pittsburgh, PA, Gulf Insurance Company and St. Paul Mercury Insurance Company requesting, among other things, a declaratory judgment that National Union is not entitled to rescind its directors' and officers' liability insurance policies to Sunbeam and a declaratory judgment that Sunbeam is entitled to coverage from these insurance companies for the various lawsuits described herein under directors' and officers' liability insurance policies issued by each of the defendants. In response to Sunbeam's complaint, defendants St. Paul and Gulf have answered and asserted counterclaims seeking rescission and declaratory relief that no coverage is available to Sunbeam. Sunbeam has denied the allegations of Gulf's and St. Paul's counterclaims. Defendant National Union has filed a motion to dismiss or stay the claims filed by Sunbeam against National Union on the basis, among others, that Sunbeam must submit the dispute to arbitration or mediation. Sunbeam has filed a response opposing that motion. Sunbeam intends to pursue recovery from all of its insurers if damages are awarded against Sunbeam or its indemnified officers and/or directors under any of the foregoing actions and to recover attorneys' fees covered under those policies. Sunbeam's failure to


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


obtain such insurance recoveries following an adverse judgment in any of the actions described above could have a material adverse effect on Sunbeam's financial position, results of operations and cash flows.



     By letter dated June 17, 1998, the staff of the Division of Enforcement of the SEC advised Sunbeam that it was conducting an informal inquiry into Sunbeam's accounting policies and procedures and requested that Sunbeam produce certain documents. On July 2, 1998, the SEC issued a Formal Order of Private Investigation, designating SEC officers to take testimony and pursuant to which a subpoena was served on Sunbeam requiring the production of certain documents. On November 4, 1998, another SEC subpoena requiring the production of additional documents was received by Sunbeam. Sunbeam has provided numerous documents to the SEC staff and continues to cooperate with the SEC staff. Sunbeam has, however, declined to provide the SEC with material that Sunbeam believes is subject to the attorney-client privilege and the work product immunity.



     The SEC has not commenced any civil or administrative proceedings as a result of its investigation, and Sunbeam cannot predict at this time whether the SEC will seek to impose any monetary or other penalties against Sunbeam. Under these circumstances, Sunbeam cannot estimate the duration of the investigation or its outcome.


     Sunbeam and its subsidiaries are also involved in various other lawsuits arising from time to time which Sunbeam considers to be ordinary routine litigation incidental to its business. In the opinion of Sunbeam, the resolution of these routine matters, and of certain matters relating to prior operations, individually or in the aggregate, will not have a material adverse effect upon the financial position, results of operations or cash flows of Sunbeam.


     Amounts accrued for litigation matters represent the anticipated costs (damages and/or settlement amounts) in connection with pending litigation and claims and related anticipated legal fees for defending such actions. The costs are accrued when it is both probable that an asset has been impaired or a liability has been incurred and the amount can be reasonably estimated. The accruals are based upon Sunbeam's assessment, after consultation with counsel, of probable loss based on the facts and circumstances of each case, the legal issues involved, the nature of the claim made, the nature of the damages sought and any relevant information about the plaintiffs and other significant factors which vary by case. When it is not possible to estimate a specific expected cost to be incurred, Sunbeam evaluates the range of probable loss and records the minimum end of the range. As of September 30, 1999, Sunbeam had established accruals for litigation matters of $22.6 million (representing $11.3 million and $11.3 million for estimated damages or settlement amounts and legal fees, respectively.) As of December 31, 1998 Sunbeam had established accruals for litigation matters of $31.2 million (representing $17.5 million and $13.7 million for estimated damages or settlement amounts and legal fees, respectively) and $9.9 million as of December 28, 1997 (representing
$3.0 million and $6.9 million for estimated damages or settlement amounts and legal fees, respectively). It is anticipated that the $22.6 million accrual will be paid as follows: $5.2 million in 1999, $14.9 million in 2000, and $2.5 million in 2001. Sunbeam believes, based on information known to Sunbeam on September 30, 1999, that anticipated probable costs of litigation matters existing as of September 30, 1999 have been adequately reserved to the extent determinable.


PRODUCTS LIABILITY

     As a consumer goods manufacturer and distributor, Sunbeam faces the constant risks of product liability and related lawsuits involving claims for substantial money damages, product recall actions and higher than anticipated rates of warranty returns or other returns of goods. These claims could result in liabilities that could have a material adverse effect on Sunbeam's consolidated financial position, results of operations or cash flows. Some of the product lines Sunbeam acquired in the 1998 acquisitions have increased its exposure to product liability and related claims.


     BRK Brands, Inc., a wholly owned subsidiary of Sunbeam, is a defendant in an ongoing products liability case in which the plaintiff alleged, among other things, that the plaintiff's smoke detector (which had been manufactured by a predecessor company to BRK Brands, Inc.) did not alarm quickly enough. In July 1999, the jury in the case awarded $20 million in compensatory damages and $30 million in punitive damages. This case has been settled and BRK Brands, Inc.'s obligation under the settlement is limited to payment of the balance of its self-insured retention.


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     Sunbeam is party to various personal injury and property damage lawsuits relating to its products and incidental to its business. Annually, Sunbeam sets its product liability insurance program based on Sunbeam's current and historical claims experience and the availability and cost of insurance. Sunbeam's program for 1999 was comprised of a self-insurance retention of $3.5 million per occurrence, and was limited to $28.0 million in the aggregate.



     Cumulative amounts estimated to be payable by Sunbeam with respect to pending and potential claims for all years in which Sunbeam is liable under its self-insurance retention have been accrued as liabilities. Such accrued liabilities are necessarily based on estimates (which include actuarial determinations made by independent actuarial consultants as to liability exposure, taking into account prior experience, numbers of claims and other relevant factors); thus, Sunbeam's ultimate liability may exceed or be less than the amounts accrued. The methods of making such estimates and establishing the resulting liability are reviewed continually and any adjustments resulting therefrom are reflected in current operating results.



     Historically, product liability awards have rarely exceeded Sunbeam's individual per occurrence self-insured retention. There can be no assurance, however, that Sunbeam's future product liability experience will be consistent with its past experience. Based on existing information, Sunbeam believes that the ultimate conclusion of the various pending product liability claims and lawsuits of Sunbeam, individually or in the aggregate, will not have a material adverse effect on the financial position, results of operations or cash flows of Sunbeam.


ENVIRONMENTAL MATTERS

     Sunbeam's operations, like those of comparable businesses, are subject to certain federal, state, local and foreign environmental laws and regulations in addition to laws and regulations regarding labeling and packaging of products and the sales of products containing certain environmentally sensitive materials. Sunbeam believes it is in substantial compliance with all environmental laws and regulations which are applicable to its operations. Compliance with environmental laws and regulations involves certain continuing costs; however, such costs of ongoing compliance have not resulted, and are not anticipated to result, in a material increase in Sunbeam's capital expenditures or to have a material adverse effect on Sunbeam's results of operations, financial condition or competitive position.

     In addition to ongoing environmental compliance at its operations, Sunbeam also is actively engaged in environmental remediation activities many of which related to divested operations. As of December 31, 1998, Sunbeam has been identified by the United States Environmental Protection Agency ("EPA") or a state environmental agency as a potentially responsible party ("PRP") in connection with seven sites subject to the federal Superfund Act and five sites subject to state Superfund laws comparable to the federal law (collectively the "Environmental Sites"), exclusive of sites at which Sunbeam has been designated (or expects to be designated) as a de minimis (less than 1%) participant.


     The Superfund Act, and related state environmental remediation laws, generally authorize governmental authorities to remediate a Superfund site and to assess the costs against the PRPs or to order the PRPs to remediate the site at their expense. Liability under the Superfund Act is joint and several and is imposed on a strict basis, without regard to degree of negligence or culpability. As a result, Sunbeam recognizes its responsibility to determine whether other PRPs at a Superfund site are financially capable of paying their respective shares of the ultimate cost of remediation of the site. Whenever Sunbeam has determined that a particular PRP is not financially responsible, it has assumed for purposes of establishing reserve amounts that such PRP will not pay its respective share of the costs of remediation. To minimize Sunbeam's potential liability with respect to the Environmental Sites, Sunbeam has actively participated in steering committees and other groups of PRPs established with respect to such sites. Sunbeam currently is engaged in active remediation activities at 11 sites, six of which are among the Environmental Sites referred to above, and five of which have not been designated as Superfund sites under federal or state law. The remediation efforts in which Sunbeam is involved include facility investigations, including soil and groundwater investigations, corrective measure studies, including feasibility studies, groundwater monitoring, extraction and treatment, soil sampling, excavation and treatment relating to environmental clean-ups. In certain instances, Sunbeam has entered into agreements with governmental authorities to undertake additional investigatory activities and in other instances has agreed to implement appropriate remedial actions. Sunbeam has also established reserve amounts for certain non-compliance matters including those involving air emissions.


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     Sunbeam has established reserves to cover the anticipated probable costs of investigation and remediation, based upon periodic reviews of all sites for which Sunbeam has, or may have remediation responsibility. Sunbeam accrues environmental investigation and remediation costs when it is both probable that a liability has been incurred and the amount can be reasonably estimated and Sunbeam's responsibility is established. Generally, the timing of these accruals coincides with the earlier of formal commitment to an investigation plan, completion of a feasibility study or Sunbeam's commitment to a formal plan of action. As of September 30, 1999, December 31, 1998 and 1997, Sunbeam's environmental reserves were $23.3 million (representing $21.6 million for the estimated costs of facility investigations, corrective measure studies, or known remedial measures, and $1.7 million for estimated legal costs), $25.0 million (representing $22.9 million for the estimated costs of facility investigations, corrective measure studies, or known remedial measures, and $2.1 million for estimated legal costs) and $24.0 million (representing $21.8 million for the estimated costs of facility investigations, corrective measure studies, or known remedial measures, and $2.2 million for estimated legal costs), respectively. It is anticipated that the $23.3 million accrual at September 30, 1999 will be paid as follows: $5.2 million in 1999, $3.9 million in 2000, $1.8 million in 2001, $2.0 million in 2002, $0.6 million in 2003 and $9.8 million thereafter. Sunbeam has accrued its best estimate of investigation and remediation costs based upon facts known to Sunbeam at such dates and because of the inherent difficulties in estimating the ultimate amount of environmental costs, which are further described below, these estimates may materially change in the future as a result of the uncertainties described below. Estimated costs, which are based upon experience with similar sites and technical evaluations, are judgmental in nature and are recorded at undiscounted amounts without considering the impact of inflation and are adjusted periodically to reflect changes in applicable laws or regulations, changes in available technologies and receipt by Sunbeam of new information. It is difficult to estimate the ultimate level of future environmental expenditures due to a number of uncertainties surrounding environmental liabilities. These uncertainties include the applicability of laws and regulations, changes in environmental remediation requirements, the enactment of additional regulations, uncertainties surrounding remediation procedures including the development of new technology, the identification of new sites for which Sunbeam could be a PRP, information relating to the exact nature and extent of the contamination at each site and the extent of required cleanup efforts, the uncertainties with respect to the ultimate outcome of issues which may be actively contested and the varying costs of alternative remediation strategies. Sunbeam continues to pursue the recovery of some environmental remediation costs from certain of its liability insurance carriers; however, such potential recoveries have not been offset against potential liabilities and have not been considered in determining Sunbeam's environmental reserves.



     Due to uncertainty over remedial measures to be adopted at some sites, the possibility of changes in environmental laws and regulations and the fact that joint and several liability with the right of contribution is possible at federal and state Superfund sites, Sunbeam's ultimate future liability with respect to sites at which remediation has not been completed may vary from the amounts reserved as of September 30, 1999.



     Sunbeam believes, based on existing information for sites where costs are estimable, that the costs of completing environmental remediation of all sites for which Sunbeam has a remediation responsibility have been adequately reserved and that the ultimate resolution of these matters will not have a material adverse effect upon Sunbeam's financial condition, results of operations or cash flows.


REGULATORY MATTERS

     Sunbeam is subject to various laws and regulations in connection with its business operations, including but not limited to laws related to relations with employees, maintenance of safe manufacturing facilities, truth in packaging and advertising, regulation of medical products and safety of consumer products. Sunbeam does not anticipate that its business or operations will be materially adversely affected by compliance with any of these provisions.

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                                   MANAGEMENT

DIRECTORS AND EXECUTIVE OFFICERS OF SUNBEAM, CAMPER ACQUISITION CORP. AND
COLEMAN

     The following tables set forth information regarding the directors and executive officers of Sunbeam, Camper Acquisition Corp. (the wholly owned Sunbeam subsidiary that will be merged with Coleman in the merger) and Coleman, respectively. The name, age, present principal occupation or employment and five-year employment history of each individual is set forth in each individual's biography below. The term of office of each of the directors of Sunbeam, Camper Acquisition Corp. and Coleman will expire after a period of one year from their previous date of election or at the time each such director's successor is duly elected and shall have qualified. Unless otherwise indicated in each individual's biography, the business address of each of the directors and executive officers is: 2381 Executive Center Drive, Boca Raton, Florida 33431. Each of the directors and executive officers is a citizen of the United States.

Current Sunbeam Directors and Executive Officers


NAME                                              AGE                      POSITION
-----------------------------------------------   ---   -----------------------------------------------
Jerry W. Levin.................................   55    Chairman of the Board, President, Chief
                                                        Executive Officer and Director

Paul E. Shapiro................................   58    Executive Vice President and Chief
                                                        Administrative Officer

Bobby G. Jenkins...............................   37    Executive Vice President and Chief Financial
                                                        Officer

Karen K. Clark.................................   39    Senior Vice President, Finance

Steven R. Isko.................................   35    Senior Vice President and General Counsel

Ronald H. Dunbar...............................   62    Senior Vice President, Human Resources

Barbara L. Allen...............................   44    Secretary

Jack D. Hall...................................   55    President, International

Philip E. Beekman..............................   68    Director

Charles M. Elson...............................   40    Director

Howard Gittis..................................   65    Director

John H. Klein..................................   53    Director

Howard G. Kristol..............................   62    Director

Peter A. Langerman.............................   44    Director

Faith Whittlesey...............................   60    Director


Current Camper Acquisition Corp. Directors and Executive Officers


NAME                                              AGE                      POSITION
-----------------------------------------------   ---   -----------------------------------------------
Jerry W. Levin.................................   55    President, Chief Executive Officer and Director

Paul E. Shapiro................................   58    Executive Vice President, Chief Administrative
                                                        Officer and Director

Bobby G. Jenkins...............................   37    Executive Vice President

Karen K. Clark.................................   39    Senior Vice President, Finance

Ronald R. Richter..............................   55    Vice President and Treasurer

Steven R. Isko.................................   35    Senior Vice President and General Counsel

Barbara L. Allen...............................   44    Secretary

Current Coleman Directors and Executive Officers


NAME                                              AGE                      POSITION
-----------------------------------------------   ---   -----------------------------------------------
Jerry W. Levin.................................   55    Chairman, Chief Executive Officer and Director

Paul E. Shapiro................................   58    Executive Vice President, Chief Administrative
                                                        Officer and Director

Bobby G. Jenkins...............................   37    Executive Vice President

Karen K. Clark.................................   39    Senior Vice President, Finance

Steven R. Isko.................................   35    Senior Vice President and General Counsel

Barbara L. Allen...............................   44    Secretary

William L. Phillips............................   47    President, Outdoor Recreation Division

Gwen C. Wisler.................................   40    Executive Vice President and Chief Financial
                                                        Officer

A. Whitman Marchand............................   63    Director

John H. Klein..................................   53    Director


     Jerry W. Levin was appointed Chief Executive Officer, President and a director of Sunbeam in June 1998 and was elected Chairman of the Sunbeam board in March 1999. Mr. Levin was also appointed to serve as Chairman of the Board and Chief Executive Officer of Coleman since August 1998 and as Chief Executive Officer of Coleman from June 1998 to August 1998. Mr. Levin has served as a director of Camper Acquisition Corp., a wholly owned subsidiary of Sunbeam, since June 1998 and as President, Chief Executive Officer and director since January 1999. Mr. Levin previously held the position of Chairman and Chief Executive Officer of Coleman from February 1997 until its acquisition by Sunbeam in March 1998. Mr. Levin was also the Chairman of Coleman from 1989 to 1991.
Mr. Levin was Chairman of the board of Revlon, Inc. from November 1995 until June 1998, Chief Executive Officer of Revlon, Inc. from 1992 until January 1997, and President of Revlon, Inc. from 1991 to 1995. Mr. Levin has been Executive Vice President of MacAndrews & Forbes since March 1989. For 15 years prior to joining MacAndrews & Forbes, Mr. Levin held various senior executive positions with the Pillsbury Company. Mr. Levin is also a member of the boards of directors of Revlon, Inc., Ecolab, Inc. and U.S. Bancorp. For a description of certain arrangements entered into by Sunbeam and MacAndrews & Forbes relating to the appointment of Mr. Levin as an officer of Sunbeam, see "MATERIAL CONTACTS BETWEEN COLEMAN AND SUNBEAM AND ITS AFFILIATES--Appointments of Coleman Executive Officers to Sunbeam's Management and Board" and "--Services Provided by MacAndrews & Forbes."

     Paul E. Shapiro joined Sunbeam as Executive Vice President and Chief Administrative Officer in June 1998. Mr. Shapiro was appointed Executive Vice President and Chief Administrative Officer and a director of Coleman in June 1998. Mr. Shapiro served as President of Camper Acquisition Corp. from June 1998 to January 1999, and has served as Executive Vice President and Chief Administrative Officer of Camper Acquisition Corp. since January 1999.
Mr. Shapiro previously held the position of Executive Vice President and General Counsel of Coleman from July 1997 until its sale in March 1998. Before joining Coleman, he was Executive Vice President, General Counsel and Chief Administrative Officer of Marvel Entertainment Group, Inc. Marvel and several of its subsidiaries filed voluntary petitions for reorganization under Chapter 11 of the United States Bankruptcy Code in 1996. Mr. Shapiro served as an executive officer of Marvel at the time of such filing. He had previously spent over 25 years in private law practice and as a business executive, most recently as a shareholder in the law firm of Greenberg, Traurig, Hoffman, Lipoff, Rosen & Quentel. Mr. Shapiro is also a member of the board of directors of Toll Brothers, Inc. For a description of arrangements entered into by Sunbeam and MacAndrews & Forbes relating to the appointment of Mr. Shapiro as an officer of Sunbeam, see "MATERIAL CONTACTS BETWEEN COLEMAN AND SUNBEAM AND ITS AFFILIATES--Appointments of Coleman Executive Officers to Sunbeam's Management and Board" and "--Services Provided by MacAndrews & Forbes."

     Bobby G. Jenkins joined Sunbeam as Executive Vice President and Chief Financial Officer in June 1998 and has served as Executive Vice President of Camper Acquisition Corp. since January 1999. Mr. Jenkins was appointed Executive Vice President of Coleman in August 1998. Mr. Jenkins previously held the position of Chief Financial Officer of Coleman's Outdoor Recreation division from September 1997 to May 1998.

Mr. Jenkins was Executive Vice President and Chief Financial Officer of Marvel from December 1993 through June 1997. Mr. Jenkins served as an executive officer of Marvel at the time of the 1996 Chapter 11 filings of Marvel and several of its subsidiaries. Mr. Jenkins was Assistant Vice President of Finance at Turner Broadcasting System from August 1992 to November 1993. Prior to that,
Mr. Jenkins was with Price Waterhouse, last serving as Senior Audit Manager. For a description of arrangements entered into by Sunbeam and MacAndrews & Forbes relating to the appointment of Mr. Jenkins as an officer of Sunbeam, see "MATERIAL CONTACTS BETWEEN COLEMAN AND SUNBEAM AND ITS AFFILIATES--Appointments of Coleman Executive Officers to Sunbeam's Management and Board" and "--Services Provided by MacAndrews & Forbes."


     Karen K. Clark joined Sunbeam in April 1998 as Vice President, Operations Finance and served as Vice President, Finance from June 1998 until her appointment as Senior Vice President, Finance in April 1999. Ms. Clark served as Vice President, Finance of Coleman from 1997, and as Vice President, Finance of Camper Acquisition Corp. from January 1999 until her appointment as Senior Vice President, Finance of Coleman and Camper Acquisition Corp. in November 1999. She was Corporate Controller for Precision Castparts Corp. from 1994 to 1997 and prior to that held various positions in public accounting and industry.



     Steven R. Isko joined Sunbeam in June 1999 as Senior Vice President and General Counsel. Mr. Isko served as Vice President, General Counsel and Secretary of Camper Acquisition Corp. and Coleman from June 1999 until his appointment as Senior Vice President and General Counsel of Coleman and Camper Acquisition Corp. in November 1999. From May 1998 to December 1998, Mr. Isko was Senior Vice President, General Counsel and Secretary of The Cosmetic Center, Inc. From June 1997 to April 1998, Mr. Isko was Vice President, Legal for Coleman and from June 1996 to July 1997 was Vice President--Law and Corporate Secretary of Marvel Entertainment Group. Prior to June 1996, Mr. Isko was an associate at the law firm of Skadden, Arps, Slate, Meagher & Flom LLP in New York, New York.


     Ronald H. Dunbar was appointed Senior Vice President, Human Resources in August 1998. Mr. Dunbar also serves as Senior Vice President, Human Resources of Coleman. Mr. Dunbar was Senior Vice President, Human Resources of Revlon, Inc. from 1992 until 1998. Mr. Dunbar was Vice President and General Manager of Arnold Menn and Associates, a career management consulting and executive outplacement firm, from 1989 to 1991 and Executive Vice President and Chief Human Resources Officer of Ryder System, Inc., a highway transportation firm, from 1978 to 1989. Prior to that, Mr. Dunbar served in senior executive human resources positions at Xerox Corporation and Ford Motor Company.

     Barbara L. Allen joined Sunbeam in June 1999 as Secretary. Ms. Allen has also served as Secretary of Camper Acquisition Corp. and Coleman since June 1999. From April 1998 to June 1999, Ms. Allen was a consultant to Coleman. From April 1997 to March 1998, Ms. Allen was Secretary of Coleman. Prior to April 1997, Ms. Allen served in various capacities at Coleman, including as Assistant Secretary from December 1991 to April 1997. Ms. Allen's business address is The Coleman Company, Inc., 3600 North Hydraulic Street, P.O. Box 2931, Wichita, Kansas 67201.

     Jack D. Hall joined Sunbeam in October 1998 as President, International. Prior to joining Sunbeam, Mr. Hall held various positions with Revlon, Inc., most recently serving as Executive Vice President, Worldwide Sales and Marketing Development. Prior to joining Revlon, he spent six years with International Playtex Inc. in a variety of sales positions.


     William L. Phillips serves as the President of Coleman's Outdoor Recreation division, and was Vice President and General Manager for the hard goods business of Coleman's Outdoor Recreation division until August 1998. From 1985 to 1998, Mr. Phillips held various positions in the sales and marketing area of Coleman, and has been with Coleman since 1978. Mr. Phillips' business address is The Coleman Company, Inc., 3600 North Hydraulic Street, P.O. Box 2931, Wichita, Kansas 67201.


     Ronald R. Richter joined Sunbeam in March 1998 as Vice President and Treasurer. From July 1996 to March 1998, Mr. Richter was a Group Vice President at ABN AMRO NV, a Dutch multinational bank. Prior to that, he held various positions at Continental Bank and Bank of America since 1972 and was a Managing Director of Bank of America from 1992 until 1996.

     Gwen C. Wisler was appointed Executive Vice President and Chief Financial Officer of Coleman in March 1999, President of Coleman's Eastpak division in July 1999, and was Senior Vice President and Chief Financial Officer from July 1998 to March 1999. Ms. Wisler was appointed Senior Vice President and Chief Financial Officer--Outdoor Leisure Group and International for Sunbeam in March 1999, and was Senior Vice President and Chief Financial Officer--Outdoor Leisure Group for Sunbeam from July 1998 to March 1999. Ms. Wisler joined Coleman in January 1997 as Vice President and Chief Financial Officer--International. Prior to that, Ms. Wisler was Vice President and Chief Accounting Officer for New World Communications Group Incorporated from February 1994 to January 1997, and Chief Financial Officer for Cobb Partners from May 1993 to February 1994.


     Philip E. Beekman was elected to the Sunbeam board of directors in June 1999. Mr. Beekman is President of Owl Hollow Enterprises Inc., a position he has held since July 1994. From December 1986 to July 1994, he was Chairman and Chief Executive Officer of Hook SUPERX, a retail drug store chain. Mr. Beekman also is a member of the Boards of Directors of General Chemical Group, Inc., Linens 'N Things, Inc. and The Kendle Company.

     Charles M. Elson has been a director of Sunbeam since his election to the Sunbeam board in September 1996. Mr. Elson was a director of Coleman from March 30, 1998 until June 24, 1998. Mr. Elson has been a Professor of Law at Stetson University College of Law since 1990 and serves as Of Counsel to the law firm of Holland & Knight (since May 1995). He was a Visiting Professor at the University of Maryland School of Law from August 1998 to December 1998.
Mr. Elson is also a member of the American Law Institute and the Advisory Council and Commissions on Director Compensation, Director Professionalism, CEO Succession and Audit Committees of the National Association of Corporate Directors. He is trustee of Talledega College and a Salvatori Fellow of the Heritage Foundation. Mr. Elson also is a director of Nuevo Energy Company.
Mr. Elson's business address is Stetson University College of Law, 1401 61st Street South, St. Petersburg, Florida 33707.

     Howard Gittis was elected to the Sunbeam board in June 1998. Mr. Gittis has been a director, Vice Chairman and Chief Administrative Officer of MacAndrews & Forbes and several of its affiliates since 1985. Mr. Gittis also is a member of the board of directors of Golden State Bancorp Inc., Golden State Holdings Inc., Jones Apparel Group, Inc., Loral Space & Communications Ltd., M & F Worldwide Corp., Panavision Inc., Revlon Consumer Products Corporation, Revlon, Inc., REV Holdings Inc. and Rutherford-Moran Oil Corporation.

     John H. Klein was elected to the Sunbeam board in February 1999 and to the Coleman board in July 1999. Mr. Klein is Chairman and Chief Executive Officer of Bi-Logix, Inc. and Strategic Business and Technology Solutions LLC and Chairman of CyBear, positions he has held since mid-1998. From April 1996 to May 1998, he was Chairman and Chief Executive Officer of MIM Corporation, a provider of pharmacy benefit services to medical groups. Prior to that, he served as President of IVAX North American Multi-Source Pharmaceutical Group (from January
1995) and as President and Chief Executive Officer of Zenith Laboratories, a generic pharmaceutical manufacturer (from May 1989 to 1995).

     Howard G. Kristol has been a director of Sunbeam since his election to the Sunbeam board in August 1996. Mr. Kristol has been a partner in the law firm of Reboul, MacMurray, Hewitt, Maynard & Kristol since 1976. Mr. Kristol's business address is Reboul, MacMurray, Hewitt, Maynard & Kristol, 45 Rockefeller Plaza, New York, New York 10111.

     Peter A. Langerman has been a director of Sunbeam since 1990 and served as the Chairman of the Sunbeam board from May 1996 until July 1996 and from June 1998 until March 1999. Since November 1998, Mr. Langerman has been President and Chief Executive Officer of Franklin Mutual Advisers, Inc., a registered investment advisor and a wholly owned subsidiary of Franklin Resources, Inc., a diversified financial services organization. Previously, Mr. Langerman had (since November 1996) served as Senior Vice President and Chief Operating Officer of Franklin Mutual Advisers, Inc. Mr. Langerman was a Senior Vice President of Heine Securities Corporation, an investment advisory service company, from 1986 to November 1996, and a Vice President of Mutual Series Fund from 1988 until its acquisition by Franklin Resources, Inc. in 1996. He has been a director of Franklin Mutual Series Fund, Inc. (previously Mutual Series Fund Inc.) since 1988. Franklin Mutual Series Fund, Inc. is currently the Company's largest shareholder.

Mr. Langerman's business address is Franklin Mutual Advisers, Inc., 51 John F. Kennedy Parkway, Short Hills, New Jersey 07078.

     A. Whitman Marchand was elected to the Coleman board in April 1999.
Mr. Marchand was Managing Director and Group Head for the Special Loan Group of Bankers Trust Company from 1982 to 1998. Prior to 1982, Mr. Marchand held various positions within the national banking department at Bankers Trust, including head of the Real Estate Investment Trust Group. Mr. Marchand is also a member of the board of directors of RainTree Healthcare Corporation.

     Faith Whittlesey has been a director of Sunbeam since her election to the Sunbeam board in December 1996. Mrs. Whittlesey has served as the Chief Executive Officer of the American Swiss Foundation, a charitable and educational foundation, since 1991. She is also a member of the board of directors of Valassis Communications, Inc., a publishing and printing company.
Mrs. Whittlesey's business address is American Swiss Foundation, Charitable and Educational Foundation, 232 East 66th Street, New York, New York 10021.

COMPENSATION OF SUNBEAM DIRECTORS

     The Amended and Restated Sunbeam Corporation Stock Option Plan (the "Option Plan") provides that each director of Sunbeam who is not an employee of Sunbeam or an affiliate of Sunbeam ("Outside Directors"), is automatically granted
1,500 shares of restricted Sunbeam common stock upon his or her initial election or appointment to the Sunbeam board and upon each subsequent re-election to the Sunbeam board of directors (prorated in case of an election or appointment at any time other than at an annual meeting of stockholders). Such restricted Sunbeam common stock vests immediately upon the Outside Director's acceptance of his or her election or appointment.

     In addition to the grant of restricted stock, effective as of June 29, 1999, Outside Directors are paid a $10,000 annual retainer and $1,000 for each meeting of the board of directors or its committees that they attend, whether in person or by telephone.

     Sunbeam directors do not receive any other fees, but are reimbursed for all ordinary and necessary out-of-pocket expenses incurred by them in attending meetings of the Sunbeam board or its committees. Pursuant to Sunbeam's by-laws and Delaware law, Sunbeam is either providing a defense, or reimbursing certain current and former directors of Sunbeam for defense costs incurred by them, in connection with pending litigation against Sunbeam in which certain of such directors have been named as defendants. See "BUSINESS OF SUNBEAM--Litigation and Other Contingent Liabilities."

     In addition to the foregoing, during 1998, the Chairman of the special committee of the Sunbeam board of directors, Mr. Kristol, was paid $50,000 for his services on the committee and the other members of the committee
(Messrs. Langerman and Elson and Mrs. Whittlesey) each were paid $35,000 for their services on the committee.

COMPENSATION OF SUNBEAM EXECUTIVES

  Summary Compensation Table

     The following table sets forth for the years ended December 31, 1998, December 28, 1997 and December 29, 1996, the compensation for services rendered to Sunbeam in all capacities of those persons who, during 1998:

          (1) served as chief executive officer of Sunbeam;

          (2) were among the four most highly compensated executive officers of Sunbeam, other than the CEO, as of Sunbeam's fiscal year end; and

          (3) were among the four most highly compensated executive officers during 1998, but who were not executive officers of Sunbeam as of year end.

     The individuals referred to in clauses (1), (2) and (3) are collectively referred to as the "Named Executives." Each of Messrs. Levin, Shapiro and Jenkins and Ms. Clark joined Sunbeam during 1998. The employment of each of Messrs. Dunlap and Kersh was terminated by Sunbeam in June 1998; Mr. Fannin's employment terminated by mutual agreement in August 1998; and Ms. Kelley resigned from Sunbeam effective May 31, 1999.

                                                                                       LONG TERM COMPENSATION
                                                                                     ---------------------------
                                           ANNUAL COMPENSATION AWARD                                SECURITIES
                               --------------------------------------------------                   UNDERLYING
                                                                  OTHER ANNUAL       RESTRICTED     OPTIONS/SARS      ALL OTHER
NAME AND PRINCIPAL POSITION    YEAR      SALARY        BONUS      COMPENSATION(1)     STOCK(2)       AWARD(3)       COMPENSATION(4)
----------------------------   ----    -----------    --------    ---------------    -----------    ------------    ---------------
OFFICERS

Jerry W. Levin,
  Chairman and Chief
    Executive Officer.......   1998    $   541,667    $541,667      $   122,549(5)   $         0      2,750,000       $       980

Paul E. Shapiro,
  Executive Vice President &
    Chief Administrative
    Officer ................   1998        339,298     243,750               --                0        600,000               588

Bobby G. Jenkins,
  Executive Vice President &
    Chief Financial
    Officer.................   1998        238,986(6)  239,102(7)        55,540(8)             0        450,000            18,633(9)

Karen K. Clark,
  Senior Vice President,
    Finance.................   1998        190,157(6)  180,124(7)       133,457(10)            0        175,000(11)             0

FORMER OFFICERS

Albert J. Dunlap,
  Former Chairman & Chief
    Executive Officer.......   1998     12,772,756(12)        0      13,917,409(13)            0      3,750,000              840(14)
                               1997      1,115,385(12)        0         282,888(13)            0              0            4,750(14)
                               1996        507,054(12)        0          63,850(13)   12,500,000      2,500,000            4,750(14)

Russell A. Kersh,
  Former Vice Chairman &
    Chief Administrative
    Officer.................   1998        428,154(15)        0       2,123,267(17)    5,527,500      1,125,000              653(14)
                               1997        425,000           0               --                0              0            4,750(14)
                               1996        190,384     125,000(16)       240,598(17)   1,812,500        500,000            2,098(14)

David C. Fannin,
  Former Executive Vice
    President & Chief Legal
    Officer.................   1998        449,891(18)        0         315,067(19)    1,105,500        750,000(20)    1,261,546(22)
                               1997        313,233           0               --                0              0            4,750(14)
                               1996        272,112           0               --          191,250        175,000(21)        4,750(14)

Janet G. Kelley,
  Former Senior Vice
  President
    & General Counsel.......   1998        218,000     112,500               --                0        146,250               363
                               1997        144,500      30,000               --                0          5,000                 0
                               1996        140,000      19,463               --                0         42,500                 0

------------------
 (1) Does not include perquisites or other personal benefits, securities or property, the aggregate value of which is less than $50,000 or 10% of the Named Executive's salary and bonus.

 (2) Represents the value of the restricted Sunbeam common stock holdings of Messrs. Dunlap, Kersh and Fannin, as follows: The restricted Sunbeam common stock holdings granted in 1996 were valued based on the 1996 grants and the closing market price of $12.500, $18.125 and $19.125 per share as of the respective grant dates of July 18, 22 and 29, 1996 for each of Messrs. Dunlap, Kersh and Fannin. The restricted 1998 common stockholdings were valued based on the market price of $36.875 as of February 1, 1998, the date of such grants to Messrs. Kersh and Fannin. Mr. Dunlap's 1998 employment agreement provided for the grant of 300,000 shares of non-restricted Sunbeam common stock and also provided that, of the 1,000,000 shares of restricted Sunbeam common stock granted to him in 1996, 133,334 were canceled and the remaining 866,666 were fully vested.
     Mr. Kersh's 1998 employment

                                              (Footnotes continued on next page)

(Footnotes continued from previous page)

     agreement provided that of the 100,000 shares of restricted Sunbeam common stock granted to him in 1996, 26,667 shares were canceled and the remaining 73,333 shares were fully vested. In addition, Mr. Kersh's 1998 employment agreement provided for the grant of 150,000 shares of restricted Sunbeam common stock of which 37,500 shares were to vest on grant and the remaining shares were to vest in equal increments on the first, second and third anniversary of the grant date if he remained employed by Sunbeam through such dates or upon the occurrence of certain events. Sunbeam is currently involved in disputes with Messrs. Dunlap and Kersh over some of the stock grants made to them. See "--Employment Agreement with Mr. Dunlap--Dispute with Mr. Dunlap" and "--Employment Agreements with Messrs. Kersh and Fannin--Dispute with Mr. Kersh" for information concerning disputes between Sunbeam and Messrs. Dunlap and Kersh over equity grants and other matters. Under Mr. Fannin's agreement with Sunbeam in connection with his termination, all unvested shares of restricted Sunbeam common stock granted to him in 1998 and held by him were canceled, leaving him with 14,883 shares of vested Sunbeam common stock, which were previously restricted. Dividends were paid on all restricted shares prior to Sunbeam's discontinuance of dividend payments in the second quarter of 1998. At December 31, 1998, none of the other Named Executives held restricted Sunbeam common stock.

 (3) The option grants to Messrs. Levin, Shapiro and Jenkins were provided for in their respective employment agreements.

 (4) For 1998, represents premiums paid by Sunbeam for term life insurance coverage for Messrs. Levin, Shapiro, Dunlap and Kersh and Ms. Kelley.

 (5) Includes $82,616 for reimbursement of country club fees, the value of a Sunbeam-provided automobile, relocation expenses of $37,560 and taxes paid by Sunbeam on the value of such relocation expenses.

 (6) Includes each of Mr. Jenkins's and Ms. Clark's salary from Coleman from the date of the acquisition of the MacAndrews & Forbes subsidiary's interest in Coleman by Sunbeam to their respective terminations of employment with Coleman and their respective salaries from Sunbeam, from the date of employment by Sunbeam. In the case of Mr. Jenkins, includes $12,327 paid for accrued vacation in 1998 upon Mr. Jenkins' termination from employment with Coleman.

 (7) Includes the entire amount of bonuses paid to Mr. Jenkins and Ms. Clark in 1999 for services rendered to Coleman and Sunbeam during 1998.

 (8) Includes a car allowance, reimbursement of relocation expenses of $37,692 and taxes paid by Sunbeam on such relocation payments.

 (9) Severance payments made to Mr. Jenkins in connection with the termination of his employment with Coleman.

(10) Includes reimbursement of relocation expenses of $64,506, taxes paid by Sunbeam on such relocation payments, a car allowance and bonuses of $40,467 paid upon acceptance of employment with Sunbeam and relocation.

(11) Includes 75,000 options granted to Ms. Clark during 1998 which were subsequently canceled in exchange for 50,000 options granted under Sunbeam's stock option repricing program.

(12) For 1998, includes $11,887,500 which represents the value of the 300,000 shares of Sunbeam common stock granted to Mr. Dunlap in connection with his 1998 employment agreement, based upon the closing market price on the grant date of $39.625. Also includes $51,923, $115,385 and $51,923 paid in 1998,
     1997 and 1996, respectively, in lieu of vacation. See "--Employment Agreement with
     Mr. Dunlap--Dispute with Mr. Dunlap" for information concerning disputes between Sunbeam and Mr. Dunlap over equity grants and other matters.

(13) For 1998, includes $13,698,561 for taxes paid by Sunbeam on the value of the vesting of restricted Sunbeam common stock granted to Mr. Dunlap and other Sunbeam benefits, including health and dental

                                              (Footnotes continued on next page)

(Footnotes continued from previous page)

     care premiums, spouse travel costs and security costs, amounts reimbursed for financial and legal consulting services and the value of a Sunbeam-provided automobile. The 1997 and 1996 amounts include $14,355 and $17,250, respectively, for the value of a Sunbeam--provided automobile, $115,665 and $27,345, respectively, for taxes paid by Sunbeam on the value of such automobile and other Sunbeam--provided benefits, including financial consulting services, health and dental care premiums and membership in a country club and $41,348 as reimbursement for financial planning services in 1997.

(14) Sunbeam adopted an Executive Benefit Replacement Plan (the "Replacement Plan") in 1994 to restore the amount of benefits payable to certain highly compensated employees of Sunbeam who would otherwise be subject to certain limitations on the amount of benefits payable under Sunbeam's 401(k) Savings and Profit Sharing Plan. The Replacement Plan was terminated as of December 31, 1998. Amounts of "All Other Compensation" include amounts accrued for Messrs. Dunlap, Kersh and Fannin, respectively, in 1997 and 1996 under the Replacement Plan, including Sunbeam's profit sharing allocation. Each of Messrs. Dunlap, Kersh and Fannin was paid the amount of their respective accounts in the Replacement Plan in connection with the termination of their employment with Sunbeam. Does not include amounts which the 1998 employment agreements with Messrs. Dunlap and Kersh provided would be payable to them upon termination other than for "Cause," as defined in the respective employment agreements. Sunbeam has taken the position that such amounts are not payable by Sunbeam. See "--Employment Agreement with Mr. Dunlap--Dispute with Mr. Dunlap" and "--Employment Agreements with Messrs. Kersh and Fannin--Dispute with Mr. Kersh" for information concerning disputes between Sunbeam and Messrs. Dunlap and Kersh.

(15) Includes $61,298 paid in lieu of vacation. See "--Employment Agreements with Messrs. Kersh and Fannin--Dispute with Mr. Kersh" for information concerning disputes between Sunbeam and Mr. Kersh.

(16) One-time bonus paid when Mr. Kersh's employment began.

(17) For 1998, represents taxes paid by Sunbeam on the value of the vesting of restricted Sunbeam common stock granted to Mr. Kersh. For 1996, represents a discount on the purchase price of shares of Sunbeam common stock from Sunbeam in the amount of $239,800 and premiums paid by Sunbeam for health and dental insurance coverage.

(18) Includes $77,808 paid in lieu of vacation for the years 1996, 1997 and 1998 in accordance with Mr. Fannin's termination agreement.

(19) Represents taxes paid by Sunbeam on the value of the vesting of restricted Sunbeam common stock granted to Mr. Fannin.

(20) All of these options have been canceled pursuant to Mr. Fannin's termination agreement.

(21) Includes options awarded in exchange for the cancellation of certain outstanding options, a portion of which were granted in 1995. Shares underlying option grants previously made which were canceled in exchange for new option awards are also included.

(22) Includes the following amounts payable under Mr. Fannin's termination agreement: (a) $825,000 severance payment of which $575,001 was paid in 1998 and the balance of which is payable in monthly installments of $16,667; (b) consulting payments of $250,000, of which $41,667 was paid in 1998 and the balance of which is payable in monthly installments of $13,889; (c) $50,000 payable for the three year extension of Mr. Fannin's non-compete agreement, of which $8,334 was paid in 1998 and the balance of which is payable in equal monthly installments of $2,778; (d) $7,785 for health and dental care premiums paid or payable, of which $1,795 was paid in 1998; and (e) $127,801, which represents the total amount of Mr. Fannin's account in the Replacement Plan. See "--Subsequent Arrangements with Messrs. Dunlap, Kersh and Fannin."

  Option Grants in Last Fiscal Year

     The following table sets forth information with respect to the options to purchase shares of Sunbeam common stock granted to the Named Executives during 1998. The option grants made to Messrs. Levin, Shapiro and Jenkins were approved by Sunbeam's stockholders at Sunbeam's 1999 annual meeting of stockholders held on June 29, 1999. The option grants made to Messrs. Dunlap, Kersh and Fannin were approved by Sunbeam's stockholders at Sunbeam's 1998 annual meeting of stockholders held on May 12, 1998. All other option grants were made under the Option Plan. See "--Employment Agreement with Mr. Dunlap--Dispute with Mr. Dunlap" and "--Employment Agreements with Messrs. Kersh and Fannin--Dispute with Mr. Kersh" for information concerning disputes between Sunbeam and Messrs. Dunlap and Kersh over equity grants and other matters.

                                  NUMBER OF     % OF TOTAL
                                  SECURITIES    OPTIONS
                                  UNDERLYING    GRANTED TO      EXERCISE OR    GRANT DATE
                                   OPTIONS      EMPLOYEES IN    BASE PRICE     MARKET PRICE    EXPIRATION    DATE GRANT
NAME                              GRANTED(1)    FISCAL YEAR     ($/SHARE)      ($/SHARE)          DATE        VALUE(8)
-------------------------------   ----------    ------------    -----------    ------------    ----------    ----------
OFFICERS

Jerry W. Levin.................    1,750,000(2)     10.6%         $  7.00         $ 6.88        8/11/2008    $6,457,500
                                     500,000(2)      3.0%           10.50           6.88        8/11/2008     1,470,000
                                     500,000(2)      3.0%           14.00           6.88        8/11/2008     1,205,000

Paul E. Shapiro................      600,000(2)      3.6%            7.00           6.88        8/11/2008     2,214,000

Bobby G. Jenkins...............      450,000(2)      2.7%            7.00           6.88        8/11/2008     1,660,500

Karen K. Clark.................       75,000(3)(4)       .5%        25.08          25.08        5/11/2008       906,750
                                      50,000(2)       .3%            7.00           7.50        8/30/2008       208,000
                                      50,000(2)       .3%            7.00           7.50        8/30/2008       208,000

FORMER OFFICERS

Albert J. Dunlap...............    3,750,000(5)     22.7%           36.85          36.85        2/01/2008    78,600,000

Russell J. Kersh...............    1,125,000(6)      6.8%           36.85          36.85        2/01/2008    23,580,000

David C. Fannin................      750,000(6)      4.5%           36.85          36.85        2/01/2008    15,720,000

Janet G. Kelley................       75,000          .5%           38.34          38.34        2/18/2008     1,296,000
                                      11,250          .1%           24.03          24.03        5/18/2008       129,375
                                      60,000(7)       .4%            7.00           5.94       12/15/2008       161,800

------------------
(1) All options have a term of ten years from their respective grant dates.

(2) These options become exercisable at a predetermined date as specified in the employees' respective employment agreements. See "--Employment Agreement with Mr. Levin--Equity Grants" and "--Employment Agreements with Executives Shapiro, Jenkins and Clark--Equity Grants."

(3) These options become exercisable over three years in equal annual increments commencing on the first anniversary of the grant date.

(4) These options have been canceled in exchange for one of the grants of 50,000 options set forth in the table above.

(5) Mr. Dunlap's employment agreement provided that one-third of these options vested as of the grant date and that an additional one-third of such options were to vest on each of the first and second anniversaries of the grant dates.

(6) The options granted to Messrs. Kersh and Fannin provided for vesting in equal installments on the grant date and the first, second and third anniversaries of the grant date. The entire option grant to Mr. Fannin was canceled upon the termination of his employment by mutual agreement.

(7) These options became fully exercisable on June 13, 1999 in connection with Ms. Kelley's resignation from Sunbeam. At the same time, Ms. Kelley forfeited 68,583 exercisable options having exercise prices ranging from $20.30 per share to $38.34 per share.

                                              (Footnotes continued on next page)

(Footnotes continued from previous page)

(8) Grant date values were calculated using the Black-Scholes options pricing model which has been adjusted to take dividends into account for the period prior to announced discontinuance of dividends. Use of this model should not be viewed in any way as a forecast of the future performance of the common stock. The estimated present value of each stock option as set forth above is based on the following inputs:

            VALUATION DATES                2/01/98    2/19/98    5/12/98    5/19/98    8/12/98    8/31/98    12/16/98
----------------------------------------   -------    -------    -------    -------    -------    -------    --------
Risk Free Interest Rate.................     5.51%      5.57%      5.79%      5.72%      5.37%      4.95%       4.60%
Stock Price Volatility..................    36.10%     36.00%     40.30%     40.30%     49.60%     49.80%      52.80%
Dividend Yield..........................     0.10%      0.10%      0.20%      0.20%      0.00%      0.00%       0.00%

    The model assumes: (a) an expected option term of six years; (b) a risk-free interest rate based on closing six-year U.S. Treasury strip yield on the date of valuation; and (c) no forfeitures. Stock price volatility is calculated using weekly stock prices for a period of five years ended as of the valuation date and believed to reflect volatility in the absence of unusual corporate transactions. Notwithstanding the fact that these options are, with limited exceptions, non-transferable, no discount for lack of marketability was taken.

  Aggregated Option Exercises in Last Fiscal Year and Fiscal Year-End Option Values


     The following table sets forth information with respect to option exercises occurring during 1998 and the number of options held by the Named Executives at Sunbeam's fiscal year end. The option grants to Messrs. Levin, Shapiro and Jenkins were approved by Sunbeam's stockholders at Sunbeam's 1999 annual meeting of stockholders held on June 29, 1999. Sunbeam and Messrs. Dunlap and Kersh are disputing the amounts and benefits paid and payable to each of them under their respective employment agreements, and Sunbeam is contesting the validity of options granted to them. The following table includes the entire amount of the options granted by Sunbeam which Messrs. Dunlap and Kersh assert are vested. See "--Employment Agreement with Mr. Dunlap--Dispute with Mr. Dunlap" and "--Employment Agreement with Messrs. Kersh and Fannin--Dispute with Mr. Kersh" for information concerning disputes between Sunbeam and Messrs. Dunlap and Kersh over equity grants and other matters.


                                                                     NUMBER OF SECURITIES
                                                                    UNDERLYING UNEXERCISED           VALUE OF UNEXERCISED
                                                                 OPTIONS HELD AT DECEMBER 31,      IN-THE-MONEY OPTIONS AT
                                      SHARES                                 1998                    DECEMBER 31, 1998(1)
                                      ACQUIRED ON    VALUE       ----------------------------    ----------------------------
NAME                                  EXERCISE       REALIZED    EXERCISABLE    UNEXERCISABLE    EXERCISABLE    UNEXERCISABLE
-----------------------------------   -----------    --------    -----------    -------------    -----------    -------------

OFFICERS

Jerry W. Levin.....................        0             0                0       2,750,000           0               0

Paul E. Shapiro....................        0             0                0         600,000           0               0

Bobby G. Jenkins...................        0             0                0         450,000           0               0

Karen K. Clark.....................        0             0                0         100,000           0               0

FORMER OFFICERS

Albert J. Dunlap...................        0             0        6,250,000               0           0               0

Russell A. Kersh...................        0             0        1,625,000               0           0               0

David C. Fannin....................        0             0          200,000               0           0               0

Janet G. Kelley....................        0             0           52,766         173,484           0               0

EMPLOYMENT AGREEMENT WITH MR. LEVIN

     On August 12, 1998, Sunbeam entered into an employment agreement with Mr. Levin (the "Levin Agreement") in which Sunbeam has agreed to employ Mr. Levin as Chief Executive Officer, and Mr. Levin has agreed to serve in such capacity, for an initial period ending June 14, 2001.

  Compensation

     Under the Levin Agreement, Mr. Levin will be paid a base salary at an annual rate of not less than $1,000,000. Effective April 1, 1999, Mr. Levin's base compensation was increased to $1,150,000. Additionally, Mr. Levin was paid a guaranteed bonus for 1998 of $541,667 and, thereafter, is eligible to receive a performance-based target annual bonus of 100% of his base salary and, if specified performance objectives are met, up to a bonus of 200% of his base salary under Sunbeam's incentive plan subject to a maximum award of $2,000,000. Mr. Levin participates in the other benefit plans available generally to employees or other senior executives of Sunbeam. Sunbeam also reimburses Mr. Levin for the cost of membership in a country club.

  Equity Grants

     Mr. Levin received grants effective as of August 12, 1998 of options to purchase 1,750,000 shares of Sunbeam common stock at a price of $7.00 per share; 500,000 shares of Sunbeam common stock at a price of $14.00 per share; and 500,000 shares of Sunbeam common stock at a price of $10.50 per share (the "Levin Options"). The term of each of the Levin Options is ten years, and they will vest and become exercisable in full on June 14, 2001 if Mr. Levin remains employed by Sunbeam as of such date. In addition, effective March 29, 1999, Mr. Levin received grants of options under the Option Plan to purchase 250,000 shares of Sunbeam common stock at $5.57 per share. These options will vest equally on the first, second and third anniversaries of the grant date. Upon the occurrence of a "Change in Control" of Sunbeam as defined in the Option Plan, all of the options granted to Mr. Levin will vest in full.

  Termination and Change in Control Provisions

     Sunbeam may terminate Mr. Levin's employment under the Levin Agreement due to his disability, or for Cause. As defined in the Levin Agreement, "Cause" means (1) gross neglect of his duties, (2) his conviction for a felony or any lesser crime or offense involving the property of Sunbeam, (3) willful misconduct in connection with the performance of any material portion of his duties, (4) willful breach of any material provision of the Levin Agreement, or
(5) any conduct on Mr. Levin's part which would make his continued employment materially prejudicial to the best interests of Sunbeam. In addition, he may terminate his employment following a Company Breach upon 60 days' written notice to Sunbeam. As defined in the Levin Agreement, "Company Breach" means (1) any material breach of the Levin Agreement by Sunbeam, including the failure to obtain stockholder approval of the grant of the Levin Options, or (2) a "Change in Control" of Sunbeam, as defined in the Levin Agreement.

     The Levin Agreement provides that, if Sunbeam terminates Mr. Levin's employment for Cause or if he voluntarily terminates his employment, all obligations, other than accrued obligations, of Sunbeam will cease and all unvested Levin Options will be immediately forfeited. If a Company Breach occurs, and Mr. Levin terminates the Levin Agreement, Sunbeam is obligated to continue to pay Mr. Levin's base salary and target bonus for the balance of the term and continue his benefits until his reemployment. In addition, all of the Levin Options vest and remain exercisable for three years.

     The Levin Agreement provides that, if Mr. Levin's employment is terminated due to his death or his continued disability for six months, his legal representatives or designated beneficiary, or Mr. Levin, will receive continued payments in an amount equal to 60% of base salary until the longer of 12 months or the end of the term in effect at the time of his death or termination due to disability. The Levin Options will become vested and remain exercisable for three years thereafter.

EMPLOYMENT AGREEMENTS WITH EXECUTIVES SHAPIRO, JENKINS AND CLARK


     Sunbeam entered into employment agreements with Messrs. Shapiro and Jenkins and Ms. Clark in August 1998. Messrs. Shapiro and Jenkins and Ms. Clark are referred to as the "Executives." The agreements with Messrs. Shapiro and Jenkins are for an initial period of approximately three years ending on June 14, 2001; and the agreement with Ms. Clark has a term ending on June 14, 2000. The Executives' agreements are referred to individually as an "Executive Agreement" and collectively as the "Executive Agreements."

  Compensation


     Under the Executive Agreements, Messrs. Shapiro and Jenkins and Ms. Clark will be paid a base salary at annual rates not less than $600,000, $365,000 and $270,000, respectively. Effective April 1, 1999, the annual base salary for each of Messrs. Shapiro and Jenkins was increased to $750,000 and $425,000, respectively. Effective June 1, 1999, the annual base salary of Ms. Clark was increased to $297,000. Additionally, under the Executive Agreements, Messrs. Shapiro and Jenkins and Ms. Clark were paid a guaranteed bonus for 1998 equal to $243,750, $118,625 and $73,125, respectively, and, thereafter, are eligible to receive a performance-based annual target bonus equal to 75%, 60% and 50% of their respective annual salaries. The Executives also participate in the other benefit plans available generally to employees or other senior executives of Sunbeam.


  Equity Grants

     Under the Executive Agreements, Messrs. Shapiro and Jenkins and Ms. Clark also received grants effective as of June 15, 1998, June 15, 1998 and August 31, 1998, respectively, of options to purchase 600,000 shares, 450,000 shares and 50,000 shares, respectively, of Sunbeam common stock at a price of $7.00 per share (the "Executive Options"). The term of each of the Executive Options is ten years, and they will vest and become exercisable in full on June 14, 2001, June 14, 2001 and June 14, 2000, respectively, if the Executive remains employed as of such date. Mr. Jenkins was also granted an option, effective March 29, 1999, to acquire 100,000 shares of Sunbeam common stock at a purchase price of $5.57 per share. This option will vest in equal increments on the first, second and third anniversaries of the grant date. Upon the occurrence of a "Change in Control" of Sunbeam, as defined in the Option Plan, the Executive Options will vest in full. In addition, under her employment agreement, Ms. Clark exchanged 75,000 options she had previously received upon joining Sunbeam for 50,000 options with an exercise price of $7.00 per share, as part of Sunbeam's option exchange program.

  Termination and Change in Control Provisions

     Sunbeam may terminate an Executive's employment under his or her Executive Agreement due to disability, or for Cause. As defined in the Executive Agreements, "Cause" means (1) gross neglect of duties, (2) conviction for a felony or any lesser crime or offense involving the property of Sunbeam, (3) willful misconduct in connection with the performance of any material portion of the Executive's duties, (4) willful breach of any material provision of the agreement by Executive, or (5) any conduct on the Executive's part which would make continued employment materially prejudicial to the best interests of Sunbeam. The Executive may terminate his or her employment under the Executive Agreement at any time. In addition, he or she may terminate his or her employment for Company Breach upon 60 days' written notice to Sunbeam. As defined in the Executive Agreements, "Company Breach" means any material breach of the Executive Agreement by Sunbeam. In the case of the agreements with Messrs. Shapiro and Jenkins, a material breach includes the failure to obtain stockholder approval of the grants of the Executive Options to Messrs. Shapiro and Jenkins and a "Change of Control" of Sunbeam, as defined in their respective Executive Agreements.

     The Executive Agreements provide that, if Sunbeam terminates an Executive's employment for Cause or if the Executive voluntarily terminates his or her employment, all obligations, other than accrued obligations of Sunbeam will cease and all unvested Executive Options shall be immediately forfeited. If a Company Breach occurs, and an Executive terminates his or her Executive Agreement, Sunbeam is obligated to continue to pay the Executive's base salary and target bonus for the balance of the term and continue the Executive's benefits until his reemployment. In addition, all of the Executive Options will vest and remain exercisable for three years.

     The Executive Agreements provide that, if an Executive's employment is terminated due to death, his or her legal representatives or designated beneficiary will receive continued payments in an amount equal to 60% of base salary until the longer of 12 months or the end of the term in effect at the time of death. Upon an Executive's death, the Executive Options will be vested upon such death and will remain exercisable for three years thereafter.

EMPLOYMENT AGREEMENT WITH MR. DUNLAP

     As of February 1, 1998, Sunbeam entered into an employment agreement with Mr. Dunlap (the "Dunlap Agreement") in which Sunbeam agreed to continue to employ Mr. Dunlap as Chairman of the board of directors and Chief Executive Officer, and Mr. Dunlap agreed to serve in such capacities, for a period of three years ending January 31, 2001, and for successive one-year renewal periods unless advance notice of termination was given by either party by no later than August 1 of the immediately preceding year. The Dunlap Agreement was not renewable beyond January 31, 2003. The Dunlap Agreement replaced and superseded Mr. Dunlap's prior employment agreement.

     Dispute with Mr. Dunlap. On June 13, 1998, the Sunbeam board of directors removed Mr. Dunlap as Chairman and Chief Executive Officer. The Sunbeam board took this step because Sunbeam's outside directors had lost confidence in Mr. Dunlap's leadership. Mr. Dunlap has asserted that Sunbeam terminated his employment without cause in breach of the Dunlap Agreement, and Sunbeam is vigorously contesting these claims, including claims regarding the validity of grants of Sunbeam common stock and stock options to him. Nothing in this prospectus should be construed to support his claims or to limit or otherwise affect Sunbeam's claims against Mr. Dunlap, including claims with respect to his entitlement to equity grants.

     Compensation. Under the Dunlap Agreement, Mr. Dunlap was to be paid a base salary at an annual rate of $2,000,000. Sunbeam could increase Mr. Dunlap's base salary, but could not reduce it after any such increase. Mr. Dunlap was eligible to participate in the other benefit plans available generally to employees or other senior executives of Sunbeam. However, he was not eligible to participate in any incentive plan of Sunbeam. Sunbeam also provided Mr. Dunlap with various perquisites on a grossed-up basis. Upon Mr. Dunlap's termination, he did not receive any compensation from Sunbeam. Sunbeam subsequently agreed to pay $52,000 of the accrued vacation and employment benefits of Mr. Dunlap as part of a six-month agreement with Mr. Dunlap in which the parties agreed not to assert claims against each other and to exchange information relating to the pending stockholder lawsuits.

     Equity Grants. The Dunlap Agreement provided that all of Mr. Dunlap's then outstanding options to purchase shares of Sunbeam common stock, which were granted under Mr. Dunlap's prior employment agreement, vested as of February 20, 1998; 40% of Mr. Dunlap's shares of restricted Sunbeam common stock were canceled as of such date; and all of Mr. Dunlap's remaining shares of restricted Sunbeam common stock vested as of such date. The Dunlap Agreement also provided that Sunbeam reimburse Mr. Dunlap on a grossed-up basis with respect to any income tax assessed in connection with the vesting of such shares of restricted Sunbeam common stock.

     Mr. Dunlap received a grant as of February 1, 1998 of 300,000 shares of Sunbeam common stock. Mr. Dunlap also received a grant effective as of February 1, 1998 of options to purchase 3,750,000 shares of Sunbeam common stock at a price of $36.85 per share (the "Dunlap Options"), which grant was approved by Sunbeam's stockholders at the 1998 annual meeting. The Dunlap Options provided for a term of ten years, and for vesting with respect to one-third of the shares subject thereto on the grant date and for an additional one-third to vest on each of the first and second anniversaries of the grant date if Mr. Dunlap had remained employed by Sunbeam. The Dunlap Agreement provided that upon the occurrence of a "Change in Control" of Sunbeam, as defined in the Option Plan, the Dunlap Options would have vested in full.

     Termination and Change in Control Provisions. The Dunlap Agreement provided that Sunbeam could terminate Mr. Dunlap's employment at any time, or due to his disability, or for Cause. The Dunlap Agreement defined "Cause" to mean (1) willful failure substantially to perform Mr. Dunlap's duties under the Dunlap Agreement, except if such failure results from disability, or (2) his conviction for a felony or a plea of guilty or no contest thereto.

     The Dunlap Agreement provided that, if Sunbeam terminated Mr. Dunlap's employment other than for Cause and not due to his disability, or if he terminated his employment for a "Good Reason," as defined in the Dunlap
Agreement:

          (1) he would receive as liquidated damages a lump sum payment in an amount equal to the base salary that would have been payable through the period ending January 31, 2001, or any then applicable renewal period;

          (2) the Dunlap Options would become fully vested, and he would be entitled to exercise the Dunlap Options as well as previously granted options for the balance of their original ten-year term; and

          (3) he would be entitled to continue participating in the employee benefit plans in which he had been entitled to participate before termination, for three years after termination, or to receive substantially equivalent benefits.

     The Dunlap Agreement provided that, if Sunbeam terminated Mr. Dunlap's employment for Cause or if he terminated his employment other than for Good Reason, all obligations, other than accrued obligations, of Sunbeam would cease, except that Mr. Dunlap would be able to exercise the Dunlap Options as well as previously granted options which were exercisable on the date of termination within 90 days, if the termination were for Cause, and within one year, if it were by Mr. Dunlap without Good Reason.

     In addition, the Dunlap Agreement provided that Mr. Dunlap would be entitled to receive a gross-up with respect to any excise tax applicable under the Internal Revenue Code of 1986, as amended, to "excess parachute payments."

EMPLOYMENT AGREEMENTS WITH MESSRS. KERSH AND FANNIN

     Sunbeam entered into employment agreements with each of Messrs. Kersh and Fannin as of February 1, 1998. Messrs. Kersh and Fannin are referred to herein as the "Prior Executives." The employment agreements with Messrs. Kersh and Fannin had terms ending on January 31, 2001. The employment agreements with Messrs. Kersh and Fannin (referred to individually as a "Prior Executive Agreement" and collectively as the "Prior Executive Agreements") replaced and superseded their respective previous employment agreements with Sunbeam.

     Dispute with Mr. Kersh. On June 16, 1998, the Sunbeam board of directors terminated Mr. Kersh as Vice Chairman and Chief Financial Officer. Mr. Kersh has asserted that Sunbeam terminated his employment without cause in breach of his Prior Executive Agreement, and Sunbeam is vigorously contesting these claims, including claims regarding the validity of grants of restricted Sunbeam common stock and options to him. Nothing in this prospectus should be construed to support his claims or to limit or otherwise affect Sunbeam's claims against Mr. Kersh, including claims with respect to his entitlement to equity grants.

     Compensation. Under their respective Prior Executive Agreements, Messrs. Kersh and Fannin were each to be paid a base salary at annual rates of $875,000 and $595,000, respectively. The Prior Executives were also eligible to participate in those benefit plans available generally to employees or other senior executives of Sunbeam. However, the Prior Executives were not eligible to participate in any cash incentive plan of Sunbeam. Upon Mr. Kersh's termination, he did not receive any compensation from Sunbeam. Sunbeam subsequently agreed to pay $68,000 of the accrued vacation and employment benefits of Mr. Kersh as part of a six-month agreement with Mr. Kersh in which the parties agreed not to assert claims against each other and to exchange information relating to the pending stockholder lawsuits.

     Equity Grants. The Prior Executive Agreements provided that all of Mr. Kersh's then outstanding options to acquire shares of Sunbeam common stock, which were granted under Mr. Kersh's previous employment agreement, and all of Mr. Fannin's then outstanding options to acquire shares of Sunbeam common stock vested as of February 20, 1998; 40% of each of Mr. Kersh's and Mr. Fannin's shares of restricted Sunbeam common stock were canceled as of such date; and all of Mr. Kersh's and Mr. Fannin's remaining shares of restricted Sunbeam common stock vested as of such date. The Prior Executive Agreements provided that Sunbeam was to reimburse Messrs. Kersh and Fannin on a grossed-up basis with respect to any income tax assessed in connection with the vesting of such shares of restricted Sunbeam common stock.

     As of February 1, 1998, Messrs. Kersh and Fannin each received a grant of 150,000 and 30,000 shares of restricted Sunbeam common stock (the "Prior Executive Restricted Shares"), respectively. These Prior Executive Restricted Shares provided for vesting in four equal installments on each of February 1, 1998 and the first, second and third anniversaries of February 1, 1998. Messrs. Kersh and Fannin also received grants, effective as of February 1, 1998, of options to purchase 1,125,000 and 750,000 shares of Sunbeam common stock, respectively, at a price of $36.85 per share which were approved by Sunbeam's stockholders at the 1998 annual meeting (the "Prior Executive Options"). These Prior Executive Options provided for vesting in four equal installments on the grant date of February 1, 1998 and the first, second and third anniversaries of February 1, 1998.


     Termination and Change in Control Provisions. The Prior Executive Agreements with Messrs. Kersh and Fannin provided that Sunbeam may terminate either Prior Executive's employment at any time, or due to the Prior Executive's disability, or for "Cause," as defined in the Prior Executive Agreement.


     Each Prior Executive Agreement provided that, if Sunbeam terminated the Prior Executive's employment other than for Cause and not due to his disability, or if the Prior Executive terminated his employment for "Good Reason," as defined in the Prior Executive Agreements, or following a "Change in Control," as defined in the Prior Executive Agreements:

          (1) such Prior Executive would receive as liquidated damages a lump sum payment in an amount equal to the base salary that would have been payable to him through the end of the employment term;

          (2) the Options and Executive Restricted Shares granted to such Prior Executive would become fully vested, and the Prior Executive will be entitled to exercise his Prior Executive Options and previously granted options for the balance of their original ten-year term; and

          (3) the Prior Executive would be entitled to continue participating in the employee benefit plans in which he had been entitled to participate before termination, through the end of the employment term, or to receive substantially equivalent benefits.

     Each Prior Executive Agreement provided that if Sunbeam terminated the Prior Executive's employment for Cause or if the Prior Executive terminated his employment other than for Good Reason or following a Change in Control, all obligations, other than accrued obligations, of Sunbeam would cease, except that such Prior Executive would be able to exercise Prior Executive Options and previously granted options granted to him which were exercisable on the date of termination or within 90 days thereof, if the termination were for Cause, and within one year thereof, if the termination were by the Executive other than for Good Reason or following a Change in Control.

     In addition, each Prior Executive Agreement provided that the Prior Executive would be entitled to receive a gross-up with respect to any excise tax applicable under the Internal Revenue Code to "excess parachute payments."

EMPLOYMENT AGREEMENT WITH MS. KELLEY

     Sunbeam entered into an employment agreement with Ms. Kelley in December 1998. The agreement had an initial term extending until December 31, 2000, but expired upon her resignation from employment effective May 31, 1999. In 1999, while this agreement was in effect, Ms. Kelley's annual base salary rate was $275,000. In addition, Ms. Kelley was paid a guaranteed bonus of $112,500 for 1998. Under the agreement, Ms. Kelley received a grant effective as of December 16, 1998 of options to purchase 60,000 shares of common stock at a price of $7.00 per share.

     Ms. Kelley's agreement provided that if Sunbeam terminated her employment for Cause (as defined in Ms. Kelley's agreement) or if she voluntarily terminated her employment, all obligations of Sunbeam, other than accrued obligations, would cease and all unvested stock options would be immediately forfeited. If a Company Breach (as defined in Ms. Kelley's agreement) occurred, and Ms. Kelley terminated her employment, under the agreement, Sunbeam was obligated to pay Ms. Kelley's base salary and target bonus for the balance of the term and continue her benefits until her reemployment. In addition, all of Ms. Kelley's options would have vested and remained exercisable for three years.

     In connection with her resignation, the options to purchase 60,000 shares of common stock at $7.00 per share were made fully exercisable on June 13, 1999 in exchange for the forfeiture by Ms. Kelley of 68,583 exercisable options having exercise prices ranging from $20.30 per share to $38.34 per share.

SUBSEQUENT ARRANGEMENTS WITH MESSRS. DUNLAP, KERSH AND FANNIN

     In early August 1998, Sunbeam entered into a six-month agreement with Messrs. Dunlap and Kersh in which all parties agreed not to assert claims against each other and to exchange information relating to the various lawsuits in which Sunbeam and Messrs. Dunlap Kersh are named as defendants. Sunbeam also agreed to pay, and has paid, to Messrs. Dunlap and Kersh amounts related to accrued vacation and employment benefits and to advance litigation defense costs subject to the receipt of an undertaking from each of them, which Sunbeam has received, to repay all amounts so advanced if it is determined that they did not meet the applicable standard of conduct for indemnification under Delaware law. This agreement has expired and Messrs. Dunlap and Kersh have commenced an arbitration action against Sunbeam claiming recovery of amounts they allege are payable to them under their agreements. Sunbeam is vigorously contesting these claims and is seeking the return of all amounts they received under their February 1998 employment agreements. Messrs. Dunlap and Kersh have obtained an order from the Court of Chancery of the State of Delaware requiring Sunbeam to advance reasonable litigation defense costs to each of them.

     In connection with the termination of Mr. Fannin's employment by mutual agreement, Sunbeam entered into an agreement with him providing that, under the terms of his employment agreement and in consideration of the execution of the agreement, including a release and covenant not to sue contained therein, he would receive the following payments, all subject to applicable withholding taxes:

          (a) $825,000 in severance payments, of which $575,001 was paid in 1998 and the balance of which is payable in monthly installments of $16,667;

          (b) consulting payments of $250,000 of which $41,667 was paid in 1998 and the balance of which is payable in monthly installments of $13,889; and

          (c) $50,000 payable for the three year extension of Mr. Fannin's non-compete agreement, of which $8,334 was paid in 1998 and the balance of which is payable in equal monthly installments of $2,778.

     In addition, Mr. Fannin received the value of his accrued vacation for 1996, 1997 and 1998, continuation of health, dental and life insurance coverage, on the same basis as prior to termination of employment for an additional 18 months or until his earlier employment providing such benefits. The termination agreement with Mr. Fannin also provided for a three-year term for his outstanding vested stock options, confirmed the amount of his unrestricted Sunbeam common stock grants and provided for the mutually agreed cancellation of all other equity awards.

OTHER TRANSACTIONS

  Settlement of Claims; Issuance of Warrant

     On August 12, 1998, Sunbeam announced that, following investigation and negotiation conducted by a special committee of the Sunbeam board of directors, consisting of four outside directors not affiliated with MacAndrews & Forbes, Sunbeam had entered into the settlement agreement with the MacAndrews & Forbes subsidiary from which Sunbeam had acquired a controlling interest in Coleman in March 1998. Under the settlement agreement, Sunbeam was released from threatened claims arising from that acquisition, and MacAndrews & Forbes agreed to provide management personnel and assistance to Sunbeam, in exchange for the issuance to the MacAndrews & Forbes subsidiary of a warrant expiring August 24, 2003 to purchase 23 million shares of Sunbeam common stock at an exercise price of $7 per share, subject to anti-dilution provisions.

  Services Provided by MacAndrews & Forbes

     Under the settlement agreement referred to in the previous paragraph, in addition to making the services of Messrs. Levin, Shapiro and Jenkins available to Sunbeam, MacAndrews & Forbes agreed to provide management assistance to Sunbeam with respect to specified matters. Sunbeam does not reimburse MacAndrews & Forbes for these services or for expenses incurred in providing these services to Sunbeam, other than reimbursement of out-of-pocket expenses paid to third parties. Execution of the settlement agreement was a condition to Sunbeam's continued employment of Messrs. Levin, Shapiro and Jenkins as officers of Sunbeam.

  Registration Rights

     Sunbeam and the MacAndrews & Forbes subsidiary which sold Sunbeam its controlling interest in Coleman have entered into a registration rights agreement. Under the registration rights agreement, the MacAndrews & Forbes subsidiary can require Sunbeam to register under the federal and applicable state securities laws the shares of Sunbeam common stock the subsidiary received when it sold its controlling interest in Coleman to Sunbeam. Sunbeam has also agreed to permit former affiliates of Coleman that received Sunbeam common stock in the March 1988 acquisition to join the MacAndrews & Forbes subsidiary in any registration of the subsidiary's shares of Sunbeam common stock.

     The registration rights agreement was amended in August 1998 to permit the MacAndrews & Forbes subsidiary to require Sunbeam to also register (1) the warrant issued to it by Sunbeam under its settlement agreement with Sunbeam and
(2) the shares of Sunbeam common stock issuable upon exercise of the warrant.

  Settlement of Coleman Options

     Under Sunbeam's agreement providing for the merger, the unexercised options under Coleman's stock option plans will be cashed out at a price per share equal to the difference between $27.50 and the exercise price of the options. Ronald
O. Perelman, the sole stockholder of MacAndrews & Forbes, holds 500,000 options for which he will receive a net payment of $6,750,000 upon completion of the merger. Messrs. Shapiro and Isko and Ms. Clark, executive officers of Sunbeam, hold 77,500, 20,000 and 25,000 options, respectively, for which they will receive net payments of $823,000, $226,099 and $275,005, respectively.

  Arrangements with Coleman

     Coleman and a subsidiary of MacAndrews & Forbes are parties to a cross-indemnification agreement in which Coleman has agreed to indemnify the subsidiary, its officers, directors, employees, control persons, agents and representatives against all past, present and future liabilities, including product liability and environmental matters, related to the initial assets of Coleman, which Coleman acquired from such affiliate in December 1991. In addition, under this cross-indemnification agreement, the MacAndrews & Forbes subsidiary has agreed to indemnify Coleman and its officers, directors, employees, agents and representatives against all other liabilities of this MacAndrews & Forbes subsidiary or any of its subsidiaries, including liabilities relating to the assets it did not transfer to Coleman in December 1991. This cross-indemnification agreement will survive the merger.

     Coleman previously was included in the consolidated tax group for the MacAndrews & Forbes companies and was a party to a tax sharing agreement with a MacAndrews & Forbes subsidiary, under which Coleman paid to this subsidiary the amount of taxes which would have been paid by Coleman if it were required to file separate Federal, state or local income tax returns. The obligations of MacAndrews & Forbes under the tax sharing agreement were terminated when Sunbeam bought a controlling interest in Coleman in March 1998. As described under the section titled "RECENT DEVELOPMENTS AFFECTING SUNBEAM--Acquisition of Coleman Preferred Stock," one of Sunbeam's wholly owned subsidiaries recently acquired shares of a newly created series of Coleman voting preferred stock. These shares were created and purchased in order to enable Sunbeam and Coleman to file consolidated federal income tax returns prior to the completion of the merger. In connection with the acquisition of these shares, Sunbeam entered into a tax sharing agreement with Coleman pursuant to which Coleman will pay to Sunbeam amounts equal to the federal and state income taxes that would have been payable by Coleman had Coleman not been included in the consolidated income tax return of Sunbeam.

  Office Space

     During 1998, Sunbeam sublet office space in New York City from an affiliate of MacAndrews & Forbes. The expense for such rent during 1998 was approximately $130,000. The lease was terminated in 1999.

  Employment of Law Firms

     Sunbeam employed the law firms of Reboul, MacMurray, Hewitt, Maynard and Kristol, of which Mr. Kristol is a partner, and Holland & Knight, of which Mr. Elson is Of Counsel, to perform some legal services for Sunbeam during 1998. The total fees paid to these firms during 1998 were less than $20,000. Neither Mr. Kristol nor Mr. Elson was involved in the provision of legal services to Sunbeam.

                SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS


     The following table shows, with respect to beneficial ownership of the Sunbeam common stock by all persons known by Sunbeam to be the record or beneficial owner of more than 5% of the outstanding common stock, the number of shares of Sunbeam common stock owned by each such person or group as of November 23, 1999, the percentage of the outstanding Sunbeam common stock those holdings represented on that date, and the percentage of the outstanding Sunbeam common stock that those holdings will represent after the merger.


                                                                      AMOUNT AND      PERCENTAGE OF      PERCENTAGE OF
                                                                      NATURE OF       SUNBEAM COMMON     SUNBEAM COMMON
                                                                      BENEFICIAL      STOCK PRIOR TO     STOCK AFTER
NAME                                                                  OWNERSHIP         MERGER           MERGER(5)
------------------------------------------------------------------   -------------    ---------------    ---------------
Ronald O. Perelman................................................     37,099,749(1)        29.9%(1)           28.4%

Franklin Mutual Advisers, Inc.....................................     17,541,398(2)        17.4%              16.3%

Albert J. Dunlap..................................................      7,741,564(3)         7.2%(3)            6.8%

Invista Capital Management, LLC/Principal
  Mutual Holding Company..........................................      7,440,200(4)         7.4%               6.9%

------------------
(1) Represents shares of Sunbeam common stock received by a subsidiary of MacAndrews & Forbes in the M&F Transaction and 23 million shares of Sunbeam common stock which may be acquired by MacAndrews & Forbes pursuant to the warrant issued to it by Sunbeam. See "RECENT DEVELOPMENTS AFFECTING SUNBEAM--Settlement of Claims Relating to the M&F Transaction." The address of Coleman (Parent) Holdings is 35 E. 62nd Street, New York, New York 10021. Ronald O. Perelman is the indirect beneficial owner of all of the outstanding capital stock of Coleman (Parent) Holdings. Accordingly, Mr. Perelman may be deemed to be the beneficial owner of all of the shares of Sunbeam common stock owned by Parent Holdings. Mr. Perelman's address is 35 E. 62nd Street, New York, New York 10021.

(2) Information reflected in this table and the notes thereto with respect to Franklin Mutual Advisers is derived from the Schedule 13D, dated
    November 1, 1996, filed by Franklin Mutual Advisers or its predecessors with the SEC, as thereafter amended, most recently on March 1, 1999. The address of Franklin Mutual Advisers is 51 John F. Kennedy Parkway, Short Hills, New Jersey 07078. The shares listed above are beneficially owned by one or more open-end investment companies or other managed accounts which, pursuant to advisory contracts, are advised by Franklin Mutual Advisors. Franklin Mutual Advisers disclaims beneficial ownership of these shares.

(3) Information reflected in this table and the notes thereto with respect to Mr. Dunlap is based upon filings made by him with the SEC. Mr. Dunlap's holdings include certain stock grants for 1,166,667 shares and options to acquire an additional 6,250,000 shares of Sunbeam common stock granted by Sunbeam which are a matter of dispute between Sunbeam and Mr. Dunlap. See "RECENT DEVELOPMENTS AFFECTING SUNBEAM--Matters Involving Former Management."

(4) Information reflected in this table and the notes thereto with respect to Invista Capital Management and Principal Mutual Holding Company is derived from the Form 13G jointly filed with the SEC by Invista and Principal on February 16, 1999. The address of Invista Capital Management is 1900 Hub Tower, 699 Walnut Street, Des Moines, Iowa 50392. Invista Capital Management and Principal Mutual Holding Company exercise shared voting power and investment discretion with respect to all of the shares of Sunbeam common stock beneficially owned by them.

(5) Assumes (1) the issuance by Sunbeam in the merger of 6,676,135 shares of Sunbeam common stock, (2) the issuance of 23 million shares of Sunbeam common stock to a MacAndrews & Forbes subsidiary upon exercise of the warrant issued in connection with the settlement of threatened legal claims relating to the M&F Transaction, (3) the issuance of about 4.98 million shares of Sunbeam common stock to Coleman minority stockholders upon the exercise of warrants issued in connection with the settlement of litigation relating to the merger and (4) no further issuances of Sunbeam common stock (whether by exercise of Sunbeam employee stock options or otherwise) prior to the completion of the merger.

                        SECURITY OWNERSHIP OF MANAGEMENT


     The following table sets forth the beneficial ownership, reported to Sunbeam as of November 23, 1999, of Sunbeam common stock, including shares as to which a right to acquire ownership exists, of: (1) each director of Sunbeam;
(2) each of the Named Executives; and (3) the directors and current executive officers of Sunbeam as a group. In addition, the following table sets forth, as of November 23, 1999, the beneficial ownership of three former directors and two former Named Executives, based on information filed by them with the SEC and available to the public. With respect to (1) each current director of Sunbeam and (2) all directors and officers of Sunbeam as a group, the following table also shows the percentage of the outstanding Sunbeam common stock which such person's or group's holdings will represent after the merger.


                                                                                      PERCENTAGE OF    PERCENTAGE OF
                                                              AMOUNT AND                 SUNBEAM          SUNBEAM
                                                              NATURE OF               COMMON STOCK     COMMON STOCK
                                                              BENEFICIAL                PRIOR TO           AFTER
NAME                                                         OWNERSHIP(1)               MERGER(2)        MERGER(8)
-------------------------------------------------------   -----------------------     -------------    -------------
DIRECTORS

  Philip E. Beekman....................................        1,500(3)                     *                *

  Charles M. Elson.....................................       12,000(3)                     *                *

  Howard Gittis........................................         --(5)                       0                0

  John H. Klein........................................        1,915(3)                     *                *

  Howard G. Kristol....................................       12,000(3)                     *                *

  Peter A. Langerman...................................         --(4)                       0                0

  Jerry W. Levin.......................................         --(5)                       0                0

  Faith Whittlesey.....................................        8,390(3)                     *                *

FORMER DIRECTORS

  Albert J. Dunlap.....................................      7,741,564(2)                 7.2%              N/A

  Russell A. Kersh.....................................      1,889,150(2)                 1.8%              N/A

  Lawrence A. Sondike..................................           --                        0               N/A

OTHER NAMED EXECUTIVES

  Karen K. Clark.......................................           --                        0                0

  Bobby G. Jenkins.....................................           --                        0                0

  Paul E. Shapiro......................................         --(5)                       0                0

FORMER NAMED EXECUTIVES

  Janet G. Kelley......................................       78,000(6)                     *               N/A

  David C. Fannin......................................       220,433(2)                    *               N/A

  All directors and current executive officers as a
     group (15 persons)................................       85,805(7)                     *                *

------------------
 * Less than one percent.

(1) All present and former directors and Named Executives have the sole power to vote and to dispose of the shares of Sunbeam common stock listed above except as follows: (1) Mr. Dunlap is believed to hold 1,491,564 of the listed shares jointly with his wife; (2) 151,600 shares listed as owned by Mr. Kersh are believed to be held by the Russell A. Kersh Irrevocable Trust of which Mr. Kersh is the sole beneficiary, and Mr. Kersh is believed to hold 5,000 of the listed shares jointly with his spouse; (3) Mr. Fannin holds 20,433 shares of stock jointly with his wife; and (4) Ms. Kelley holds 100 shares jointly with her spouse.

(2) Includes shares of Sunbeam common stock which present and former directors of Sunbeam and Named Executives have the right to acquire under options which are currently exercisable, including options which will become exercisable within the next sixty days. This includes 200,000 and 77,900 shares in the case of Mr. Fannin and Ms. Kelley, respectively, upon the exercise of options which are currently exercisable. Options which are not currently exercisable and will not become exercisable within sixty days are not included in the table. The figures also include stock awards and options to acquire 6,250,000 and 1,625,000 shares in the case of Messrs. Dunlap and Kersh, respectively. Sunbeam is disputing the

                                              (Footnotes continued on next page)

(Footnotes continued from previous page)

    status of these stock awards and options. See "RECENT DEVELOPMENTS AFFECTING SUNBEAM--Matters Involving Former Management" for information concerning these disputes.

(3) Includes shares of restricted Sunbeam common stock granted to each of directors Beekman, Elson, Klein, Kristol and Whittlesey upon their respective elections, appointments and subsequent reelections to the Sunbeam board, all of which shares were immediately vested.

(4) Does not include shares of Sunbeam common stock owned by Franklin Mutual Advisers as to which Mr. Langerman disclaims beneficial ownership. See "SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS."

(5) Does not include shares of Sunbeam common stock owned by MacAndrews & Forbes and its affiliates, as to which Messrs. Gittis, Levin and Shapiro disclaim beneficial ownership. See "SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS."

(6) In connection with Ms. Kelley's resignation from Sunbeam effective May 31, 1999, 60,000 options previously granted to Ms. Kelley became immediately exercisable on June 13, 1999 and Ms. Kelley forfeited exercisable options to purchase another 68,583 shares.

(7) Includes 50,000 shares of Sunbeam common stock which all current executive officers of Sunbeam have a right to acquire under options which are currently exercisable, including options which will become exercisable within the next sixty days.

(8) Assumes (1) the issuance by Sunbeam in the merger of 6,676,135 shares of Sunbeam common stock, (2) the issuance of 23 million shares of Sunbeam common stock to a MacAndrews & Forbes subsidiary upon exercise of the warrant issued in connection with the settlement of threatened legal claims relating to the M&F Transaction and (3) the issuance of about 4.98 million shares of Sunbeam common stock to Coleman minority stockholders upon the exercise of warrants issued in connection with the settlement of litigation relating to the merger.

                      DESCRIPTION OF SUNBEAM CAPITAL STOCK

     The following statements are summaries of provisions of Sunbeam's capital stock.

SUNBEAM COMMON STOCK

     Sunbeam's authorized capital stock currently consists of 500,000,000 shares of Sunbeam common stock, par value $.01 per share, and 2,000,000 shares of preferred stock, par value $.01 per share. As of November 23, 1999, there were 100,902,392 shares of Sunbeam common stock outstanding. Each share of Sunbeam common stock entitles its holder to one vote on all matters upon which Sunbeam stockholders are entitled or permitted to vote, including the election of directors. There are no cumulative voting rights. Shares of Sunbeam common stock would participate ratably in any distribution of assets in a liquidation, dissolution or winding up of Sunbeam, subject to prior distribution rights of any shares of preferred stock then outstanding. The Sunbeam common stock has no preemptive rights or conversion rights nor are there any redemption or sinking fund provisions applicable to the Sunbeam common stock. Holders of Sunbeam common stock are entitled to participate in dividends as and when declared by the Sunbeam board out of funds legally available therefor. Sunbeam's ability to pay cash dividends is subject to restrictions under Delaware law. In addition, Sunbeam's bank credit facility prohibits Sunbeam from paying cash dividends.

     The transfer agent and registrar for the Sunbeam common stock is The Bank of New York.

SUNBEAM PREFERRED STOCK

     There are no shares of Sunbeam preferred stock currently outstanding. Sunbeam's Certificate of Incorporation provides that the Sunbeam board of directors may authorize the issuance of one or more series of preferred stock having such rights, including voting, conversion and redemption rights, and such preferences, including dividend and liquidation preferences, as the Sunbeam board may determine without any further action by the stockholders of Sunbeam.

WARRANTS

     Sunbeam currently has outstanding one warrant which entitles the holder to purchase up to 23 million shares of Sunbeam common stock. This warrant was issued on August 24, 1998 under the terms of the Settlement Agreement, dated August 12, 1998, by and between Sunbeam and Coleman (Parent) Holdings, Inc., the MacAndrews & Forbes subsidiary from which Sunbeam acquired about 81% of the then outstanding Coleman common stock in the M&F Transaction. In the merger, Sunbeam will issue warrants which will entitle their holders to purchase up to 4.98 million shares of Sunbeam common stock. These warrants will be issued under a Warrant Agreement to be entered into by Sunbeam and [The Bank of New York], as Warrant Agent, prior to the completion of the merger.


     The warrant to be issued in the merger will be substantially similar to the warrant issued to Coleman (Parent) Holdings.



     The warrant issued to Coleman (Parent) Holdings and each of the warrants to be issued in the merger will be exercisable at a cash exercise price of $7 per share and will expire on August 24, 2003. In addition, the warrant issued to Coleman (Parent) Holdings and each of the warrants to be issued in the merger is subject to anti-dilution adjustments in the event that Sunbeam completes one or more transactions having a dilutive effect on its existing stockholders. Under the settlement with Coleman (Parent) Holdings, Sunbeam has agreed that Coleman (Parent) Holdings can require Sunbeam to register under the federal and applicable state securities laws the shares of Sunbeam common stock issuable upon exercise of the warrant. The shares of Sunbeam common stock issuable upon exercise of the warrants to be issued in the merger are being registered under the registration statement of which this document forms a part.


     For further information regarding the warrant issued to Coleman (Parent) Holdings, see "RECENT DEVELOPMENTS AFFECTING SUNBEAM--Settlement of Claims Relating to the M&F Transaction." For further information regarding the terms of the warrants to be issued in the merger, see "SETTLEMENT OF LITIGATION AND WARRANTS."

                      DESCRIPTION OF COLEMAN CAPITAL STOCK

     The following statements are summaries of provisions of Coleman's capital stock.

COLEMAN COMMON STOCK


     The authorized capital stock of Coleman consists of 100,000,000 shares of capital stock, 80,000,000 of which are common stock, par value $.01 per share, and 20,000,000 of which are preferred stock, par value $.01 per share. Of these authorized shares, as of November 23, 1999, 55,827,490 shares of Coleman common stock were issued and outstanding and 923,670 shares of Coleman common stock were issuable upon exercise of Coleman stock options outstanding under Coleman's employee stock option plans (all of which options are currently exercisable).


     Subject to the rights of holders of any Coleman preferred stock then outstanding, holders of Coleman common stock are entitled to receive dividends as may from time to time be declared by the Coleman board subject to certain limitations under Delaware law. The merger agreement prohibits Coleman from paying dividends and Sunbeam's credit facility only permits Coleman to pay dividends in additional shares of its capital stock until the merger is completed. Holders of Coleman common stock are entitled to one vote per share on all matters on which the holders of Coleman common stock are entitled to vote. Because holders of Coleman common stock do not have cumulative voting rights, the holders of a majority of the shares of Coleman common stock represented at a meeting can elect all of the directors. In the event of liquidation, dissolution or winding up of Coleman, holders of Coleman common stock would be entitled to share ratably in assets of Coleman available for distribution to the holders of Coleman common stock.

     Holders of Coleman common stock are not liable for any liabilities of Coleman. There are no preemptive rights for the Coleman common stock. The outstanding shares of Coleman common stock are fully paid and nonassessable.

     American Stock Transfer & Trust Co. acts as transfer agent and registrar for the Coleman common stock.

COLEMAN PREFERRED STOCK


     As of November 23, 1999, there were 3,000,000 shares of Coleman preferred stock issued and outstanding. Coleman's Certificate of Incorporation authorizes the Coleman board of directors to provide for the issuance, from time to time, of shares of preferred stock in series, to establish from time to time the number of shares to be included in any such series and to fix the designation, powers, preferences and rights of the shares of each such series and any qualifications, limitations or restrictions thereof.


     On July 12, 1999, Coleman issued to Coleman Worldwide Corporation 3,000,000 shares of a newly created series of voting preferred stock, par value $.01 per share, denominated as "Series A Participating Preferred Stock." Each share of Series A Participating Preferred Stock entitles the holder thereof to one vote on all matters submitted to a vote of the stockholders of Coleman. Except as required by law, the holders of the Series A Participating Preferred Stock vote together as a single class with the holders of Coleman common stock on all matters submitted to a vote of the Coleman stockholders. The Series A Participating Preferred Stock is entitled to an annual dividend. Dividends on the Series A Participating Preferred Stock will accrue and be payable at the earlier of (1) the time any liquidating distribution is made to the holders of the Series A Participating Preferred Stock and (2) the time the shares of Series A Participating Preferred Stock are exchanged or changed into other stock or securities, cash and/or any other property, in connection with a consolidation, merger, combination or other transaction involving Coleman (other than the merger of a wholly owned Sunbeam subsidiary with Coleman). However, Sunbeam's credit facility only permits Coleman to pay dividends in additional shares of its capital stock until the merger is completed. The holders of shares of Series A Participating Preferred Stock share ratably in all other dividends and distributions received by the holders of Coleman common stock. In addition, the holders of shares of Series A Participating Preferred Stock are entitled to a per share liquidation preference equal to the price the Series A Participating Preferred Stock was initially issued to Sunbeam and, once the holders of shares of Coleman common stock have received a like per share amount, the holders of shares of Series A Participating Preferred Stock will share ratably with the holders of shares of Coleman common stock in all remaining amounts available for distribution upon liquidation of Coleman.

                                    EXPERTS

     The Consolidated Financial Statements of Sunbeam Corporation and its consolidated subsidiaries (except The Coleman Company, Inc. and its subsidiaries) as of December 31, 1998 and for the year then ended, and the related financial statement schedule included in this document have been audited by Deloitte & Touche LLP as stated in their report appearing herein. The consolidated financial statements of The Coleman Company, Inc. (consolidated with those of Sunbeam) have been audited by Ernst & Young LLP as stated in their report included herein. The Consolidated Financial Statements of Sunbeam Corporation and its subsidiaries are included herein in reliance upon the respective reports of such firms, in each case given upon their authority as experts in accounting and auditing. Deloitte & Touche LLP, and Ernst & Young LLP, are independent auditors.

     The Consolidated Financial Statements and schedule of Sunbeam Corporation included in this document and in the corresponding registration statement as of December 28, 1997 and for the years ended December 28, 1997 and December 29, 1996 have been audited by Arthur Andersen LLP, independent certified public accountants, as indicated in their report with respect thereto, and are included herein in reliance upon the authority of said firm as experts in giving said report.

     Ernst & Young LLP, independent auditors, have audited Coleman's consolidated financial statements included in its Annual Report on Form 10-K, as amended, for the year ended December 31, 1998, as set forth in their report, which is included in this document and is incorporated by reference elsewhere in the registration statement. Coleman's financial statements are incorporated by reference in this document in reliance on Ernst & Young LLP's report, given on their authority as experts in accounting and auditing.

                                 LEGAL OPINIONS

     The validity of the shares of Sunbeam common stock being offered hereby is being passed upon for Sunbeam by Steven R. Isko, Senior Vice President and General Counsel of Sunbeam.

                      WHERE YOU CAN FIND MORE INFORMATION

     Sunbeam is distributing this document to you to provide you with information about the merger, your Delaware appraisal rights and the litigation settlement. This document also serves as Sunbeam's prospectus in connection with the issuance of the shares of Sunbeam common stock you will receive in the merger and upon exercise of the settlement warrants after the merger. This document is also part of a registration statement filed by Sunbeam with the SEC to register those shares under the Securities Act of 1933. The registration statement, including the attached exhibits and schedules, contains additional relevant information about Sunbeam. Under the rules and regulations of the SEC, however, some information included in the registration statement is not required to be included in this document. You are urged to read carefully the registration statement and the attached exhibits and schedules.

     This document also serves as Coleman's information statement in connection with the merger. This document has been filed by Coleman with the SEC to comply with Coleman's disclosure obligations under the Securities Exchange Act of 1934. Under the rules and regulations of the SEC, however, some information concerning Coleman is not required to be included in this document. Instead, the SEC allows Coleman to "incorporate by reference" the omitted information. This means that Coleman can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is considered to be a part of this document, except for any information that has been directly superseded by information contained in this document. You are urged to read carefully the documents to which we have referred you.

     You can inspect and copy reports, proxy statements and other information about Sunbeam and Coleman at the NYSE office located at 20 Broad Street, New York, New York 10005.

     You may read publicly available information about Sunbeam and Coleman, including the registration statement and the documents concerning Coleman to which we have referred you, at the following locations of the SEC:

      Public Reference Room             Midwest Regional Office           New York Regional Office
     450 Fifth Street, N.W.                 Citicorp Center                 7 World Trade Center
            Room 1024                   500 West Madison Street                  Suite 1300
     Washington, D.C. 20549                   Suite 1400                  New York, New York 10048
                                        Chicago, Illinois 60661

     You may also obtain copies of this information by mail from the Public Reference Section of the SEC, 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549, at prescribed rates. The public may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330.

     The SEC also maintains an Internet world wide web site that contains reports, proxy statements and other information about issuers, like Sunbeam and Coleman, who file electronically with the SEC. The address of that site is http://www.sec.gov.

     This document incorporates by reference the documents listed below that Coleman has previously filed with the SEC. They contain important information about Coleman and its financial condition.


1. Coleman's Quarterly Report on Form 10-Q for the fiscal quarter ended September 30, 1999;






2. Coleman's Quarterly Report on Form 10-Q for the fiscal quarter ended June 30, 1999, as amended;






3. Coleman's Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 1999, as amended;






4. Coleman's Annual Report on Form 10-K for the fiscal year ended December 31, 1998, as amended;






5. Coleman's Annual Reports on Form 10-K for the fiscal years ended December 31, 1997 and 1996; and



6. Coleman's Information Statement under Section 14(f) of the Exchange Act mailed to Coleman stockholders on or about March 18, 1998.


     Coleman also incorporates by reference any additional documents it may file with the SEC between the date of this document and the completion of the merger. These documents include periodic reports, such as Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, as well as proxy statements.

     You can obtain any of the documents incorporated by reference in this document through Coleman or from the SEC through the SEC's web site at the address described above. Documents incorporated by reference are available from Coleman without charge, excluding any exhibits to those documents unless the exhibit is specifically incorporated by reference as an exhibit in this document. You can obtain documents incorporated by reference in this document by requesting them in writing or by telephone from Coleman at the following address:


                           The Coleman Company, Inc.
                          2111 East 37th Street North
                                 P.O. Box 2391
                             Wichita, Kansas 67201
                         Attention: Corporate Secretary
                           Telephone: (316) 832-2700


     IF YOU WOULD LIKE TO REQUEST DOCUMENTS, PLEASE DO SO BY             , 1999
TO RECEIVE THEM BEFORE THE COMPLETION OF THE MERGER. IF YOU REQUEST ANY DOCUMENTS FROM COLEMAN, WE WILL MAIL THEM TO YOU BY FIRST-CLASS MAIL, OR ANOTHER EQUALLY TIMELY MEANS, PROMPTLY AFTER WE RECEIVE YOUR REQUEST.

     WE HAVE NOT AUTHORIZED ANYONE TO GIVE ANY INFORMATION OR MAKE ANY REPRESENTATION ABOUT THE MERGER OR OUR COMPANIES THAT IS DIFFERENT FROM, OR IN ADDITION TO, THAT CONTAINED IN THIS DOCUMENT OR IN ANY OF THE MATERIALS THAT WE HAVE INCORPORATED BY REFERENCE INTO THIS DOCUMENT. THEREFORE, IF ANYONE DOES GIVE YOU INFORMATION OF THIS SORT, YOU SHOULD NOT RELY ON IT. IF YOU ARE IN A JURISDICTION WHERE OFFERS TO EXCHANGE OR SELL, OR SOLICITATIONS OF OFFERS TO EXCHANGE OR PURCHASE, THE SECURITIES OFFERED BY THIS DOCUMENT ARE UNLAWFUL, OR IF YOU ARE A PERSON TO WHOM IT IS UNLAWFUL TO DIRECT THESE TYPES OF ACTIVITIES, THEN THE OFFER PRESENTED IN THIS DOCUMENT DOES NOT EXTEND TO YOU. THE INFORMATION CONTAINED IN THIS DOCUMENT SPEAKS ONLY AS OF THE DATE OF THIS DOCUMENT UNLESS THE INFORMATION SPECIFICALLY INDICATES THAT ANOTHER DATE APPLIES.

                   INDEX TO CONSOLIDATED FINANCIAL STATEMENTS
                        AND FINANCIAL STATEMENT SCHEDULE


                                                                                                              PAGE
                                                                                                              ----
                                             SUNBEAM CORPORATION

CONSOLIDATED FINANCIAL STATEMENTS:
Report of Deloitte & Touche LLP............................................................................    F-2
Report of Ernst & Young LLP................................................................................    F-3
Report of Arthur Andersen LLP..............................................................................    F-4
Consolidated Statements of Operations
  for the Fiscal Years Ended December 31, 1998, December 28, 1997 and December 29, 1996....................    F-5
Consolidated Balance Sheets as of December 31, 1998 and December 28, 1997..................................    F-6
Consolidated Statements of Shareholders' Equity for the Fiscal Years Ended December 31, 1998,
  December 28, 1997 and December 29, 1996..................................................................    F-7
Consolidated Statements of Cash Flows for the Fiscal Years Ended December 31, 1998, December 28, 1997 and
  December 29, 1996........................................................................................    F-8
Notes to Consolidated Financial Statements.................................................................    F-9

FINANCIAL STATEMENT SCHEDULE*:
II. Valuation and Qualifying Accounts......................................................................   F-53

CONDENSED CONSOLIDATED FINANCIAL STATEMENTS:
Condensed Consolidated Statements of Operations (Unaudited) for the nine months ended September 30, 1999
  and September 30, 1998...................................................................................   F-54
Condensed Consolidated Balance Sheets (Unaudited) as of September 30, 1999 and December 31, 1998...........   F-55
Condensed Consolidated Statements of Cash Flows (Unaudited) for the nine months ended September 30, 1999
  and September 30, 1998...................................................................................   F-56
Notes to Condensed Consolidated Financial Statements (Unaudited)...........................................   F-57


------------------
* All other schedules for which provision is made in the applicable accounting regulations of the Securities and Exchange Commission are not required under the related instructions or are inapplicable, and therefore not included herein.

                          INDEPENDENT AUDITORS' REPORT

To the Board of Directors and Shareholders of Sunbeam Corporation and subsidiaries:

We have audited the accompanying consolidated balance sheet of Sunbeam Corporation and subsidiaries (the "Company") as of December 31, 1998, and the related consolidated statements of operations, shareholders' equity, and cash flows for the year then ended. Our audit also included the financial statement schedule as of and for the year ended December 31, 1998, listed in the Index to Financial Statements. These financial statements and financial statement schedule are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements and financial statement schedule based on our audit. We did not audit the consolidated financial statements of The Coleman Company, Inc. and subsidiaries (consolidated subsidiaries), which statements reflect total assets constituting 27% of consolidated total assets as of December 31, 1998, and total revenues constituting 40% of consolidated total revenues for the year then ended. Those consolidated financial statements were audited by other auditors whose report has been furnished to us, and our opinion, insofar as it relates to the amounts included for The Coleman Company, Inc. and subsidiaries, is based solely on the report of such other auditors.

We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit and the report of the other auditors provide a reasonable basis for our opinion.

In our opinion, based on our audit and the report of the other auditors, such consolidated financial statements present fairly, in all material respects, the financial position of Sunbeam Corporation and subsidiaries as of December 31, 1998, and the results of their operations and their cash flows for the year then ended in conformity with generally accepted accounting principles. Also, in our opinion, based on our audit and (as to the amounts included for The Coleman Company, Inc. and subsidiaries) the report of other auditors, such financial statement schedule as of and for the year ended December 31, 1998, when considered in relation to the basic consolidated financial statements taken as a whole, presents fairly in all material respects the information set forth therein.

DELOITTE & TOUCHE LLP
Certified Public Accountants
Fort Lauderdale, Florida
April 16, 1999

                         REPORT OF INDEPENDENT AUDITORS

Stockholders and Board of Directors
The Coleman Company, Inc.

     We have audited the consolidated balance sheets of The Coleman Company, Inc. and subsidiaries as of December 31, 1998 and 1997, and the related consolidated statements of operations, stockholders' equity, and cash flows for each of the three years in the period ended December 31, 1998 (not presented separately herein). These financial statements are the responsibility of Sunbeam's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of The Coleman Company, Inc. and subsidiaries at December 31, 1998 and 1997, and the consolidated results of their operations and their cash flows for each of the three years in the period ended December 31, 1998, in conformity with generally accepted accounting principles.

                                                           /s/ ERNST & YOUNG LLP

Wichita, Kansas
April 15, 1999

               REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

To the Board of Directors and Shareholders of Sunbeam Corporation:

     We have audited the accompanying consolidated balance sheet of Sunbeam Corporation (a Delaware corporation) and subsidiaries as of December 28, 1997 and the related consolidated statements of operations, shareholders' equity and cash flows for each of the two fiscal years in the period ended December 28, 1997. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Sunbeam Corporation and subsidiaries as of December 28, 1997, and the results of their operations and their cash flows for each of the two fiscal years in the period ended
December 28, 1997 in conformity with generally accepted accounting principles.

     Our audits were made for the purpose of forming an opinion on the basic financial statements taken as a whole. Schedule II for each of the two years in the period ended December 28, 1997 is presented for the purpose of complying with the Securities and Exchange Commission's rules and is not part of the basic financial statements. This Schedule has been subjected to the auditing procedures applied in the audits of the basic financial statements and, in our opinion, fairly states in all material respects the financial data required to be set forth therein in relation to the basic financial statements taken as a whole.

ARTHUR ANDERSEN LLP

Fort Lauderdale, Florida,
  October 16, 1998

                      SUNBEAM CORPORATION AND SUBSIDIARIES
                     CONSOLIDATED STATEMENTS OF OPERATIONS
                (AMOUNTS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                                                                      FISCAL YEAR ENDED
                                                                         --------------------------------------------
                                                                         DECEMBER 31,    DECEMBER 28,    DECEMBER 29,
                                                                            1998            1997            1996
                                                                         ------------    ------------    ------------
Net sales.............................................................    $1,836,871      $1,073,090      $  984,236
Cost of goods sold....................................................     1,788,819         830,956         896,938
Selling, general and administrative expense...........................       718,077         152,653         221,655
Restructuring and asset impairment (benefit) charges..................            --         (14,582)        110,122
                                                                          ----------      ----------      ----------
Operating (loss) earnings.............................................      (670,025)        104,063        (244,479)
Interest expense......................................................       131,091          11,381          13,588
Other (income) expense, net...........................................        (4,768)             12           3,738
                                                                          ----------      ----------      ----------
(Loss) earnings from continuing operations before income taxes,
  minority interest and extraordinary charge .........................      (796,348)         92,670        (261,805)
Income taxes (benefit):
  Current.............................................................         8,667           1,528         (22,419)
  Deferred............................................................       (18,797)         38,824         (69,206)
                                                                          ----------      ----------      ----------
                                                                             (10,130)         40,352         (91,625)
                                                                          ----------      ----------      ----------
Minority interest.....................................................       (10,681)             --              --
                                                                          ----------      ----------      ----------
(Loss) earnings from continuing operations before extraordinary
  charge..............................................................      (775,537)         52,318        (170,180)
Earnings from discontinued operations, net of taxes...................            --              --             839
Loss on sale of discontinued operations, net of taxes.................            --         (14,017)        (39,140)
Extraordinary charge from early extinguishments of debt...............      (122,386)             --              --
                                                                          ----------      ----------      ----------
Net (loss) earnings...................................................    $ (897,923)     $   38,301      $ (208,481)
                                                                          ----------      ----------      ----------
                                                                          ----------      ----------      ----------
(Loss) earnings per share:
  (Loss) earnings from continuing operations before extraordinary charge:
     Basic............................................................    $    (7.99)     $     0.62      $    (2.05)
                                                                          ----------      ----------      ----------
                                                                          ----------      ----------      ----------
     Diluted..........................................................         (7.99)           0.60           (2.05)
                                                                          ----------      ----------      ----------
                                                                          ----------      ----------      ----------
  (Loss) from sale of discontinued operations:
     Basic............................................................    $       --      $    (0.17)     $    (0.46)
                                                                          ----------      ----------      ----------
                                                                          ----------      ----------      ----------
     Diluted..........................................................            --           (0.16)          (0.46)
                                                                          ----------      ----------      ----------
                                                                          ----------      ----------      ----------
  Extraordinary charge:
     Basic............................................................    $    (1.26)     $       --      $       --
                                                                          ----------      ----------      ----------
                                                                          ----------      ----------      ----------
     Diluted..........................................................         (1.26)             --              --
                                                                          ----------      ----------      ----------
                                                                          ----------      ----------      ----------
  Net (loss) earnings:
     Basic............................................................    $    (9.25)     $     0.45      $    (2.51)
                                                                          ----------      ----------      ----------
                                                                          ----------      ----------      ----------
     Diluted..........................................................         (9.25)           0.44           (2.51)
                                                                          ----------      ----------      ----------
                                                                          ----------      ----------      ----------
  Weighted average common shares outstanding:
     Basic............................................................        97,121          84,945          82,925
     Diluted..........................................................        97,121          87,542          82,925

                See Notes to Consolidated Financial Statements.

                      SUNBEAM CORPORATION AND SUBSIDIARIES
                          CONSOLIDATED BALANCE SHEETS
                             (AMOUNTS IN THOUSANDS)

                                                                                        DECEMBER 31,    DECEMBER 28,
                                                                                           1998            1997
                                                                                        ------------    ------------
                                       ASSETS
Current assets:
  Cash and cash equivalents..........................................................    $   61,432      $   52,298
  Restricted investments.............................................................        74,386              --
  Receivables, net...................................................................       361,774         228,460
  Inventories........................................................................       519,189         304,900
  Prepaid expenses and other current assets..........................................        74,187          16,584
                                                                                         ----------      ----------
     Total current assets............................................................     1,090,968         602,242
Property, plant and equipment, net...................................................       455,172         249,524
Trademarks, tradenames, goodwill and other, net......................................     1,859,377         207,162
                                                                                         ----------      ----------
                                                                                         $3,405,517      $1,058,928
                                                                                         ----------      ----------
                                                                                         ----------      ----------

                        LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
  Short-term debt and current portion of long-term debt..............................    $  119,103      $      668
  Accounts payable...................................................................       162,173         108,374
  Other current liabilities..........................................................       321,185         124,085
                                                                                         ----------      ----------
     Total current liabilities.......................................................       602,461         233,127
Long-term debt, less current portion.................................................     2,142,362         194,580
Other long-term liabilities..........................................................       248,459         154,300
Deferred income taxes................................................................       100,473           4,842
Minority interest....................................................................        51,325              --
Commitments and contingencies (Notes 3 and 15)
Shareholders' equity:
  Preferred stock (2,000,000 shares authorized, none outstanding)....................            --              --
  Common stock (100,739,053 and 89,984,425 shares issued)............................         1,007             900
  Additional paid-in capital.........................................................     1,123,457         479,200
  (Accumulated deficit) retained earnings............................................      (809,997)         89,801
  Accumulated other comprehensive loss...............................................       (54,030)        (33,063)
                                                                                         ----------      ----------
  Other shareholders' equity.........................................................            --          (1,714)
                                                                                         ----------      ----------
                                                                                            260,437         535,124
  Treasury stock, at cost (4,454,394 shares in 1997).................................            --         (63,045)
                                                                                         ----------      ----------
     Total shareholders' equity......................................................       260,437         472,079
                                                                                         ----------      ----------
                                                                                         $3,405,517      $1,058,928
                                                                                         ----------      ----------
                                                                                         ----------      ----------

                See Notes to Consolidated Financial Statements.

                      SUNBEAM CORPORATION AND SUBSIDIARIES
                CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY
                (AMOUNTS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                                     (ACCUMULATED  ACCUMULATED
                                         ADDITIONAL   DEFICIT)        OTHER                                  TOTAL
                                 COMMON   PAID-IN     RETAINED     COMPREHENSIVE   UNEARNED     TREASURY  SHAREHOLDERS'
                                 STOCK    CAPITAL     EARNINGS     (LOSS) INCOME  COMPENSATION   STOCK      EQUITY
                                 ------  ----------  ------------  -------------  ------------  --------  -------------
Balance at January 1, 1996...... $ 878   $  441,786   $  266,698     $ (24,483)     $   (397)   $(83,449)   $ 601,033
Comprehensive loss:
  Net loss......................    --           --     (208,481)           --            --          --     (208,481)
  Minimum pension liability (net
    of tax of $2,672)...........    --           --           --         4,963            --          --        4,963
  Translation adjustments.......    --           --           --         1,246            --          --        1,246
                                 ------  ----------   ----------     ---------      --------    --------    ---------
    Comprehensive loss..........                                                                             (202,272)
Common dividends ($0.04 per
  share)........................    --           --       (3,318)           --            --          --       (3,318)
Exercise of stock options.......     6        7,313           --            --            --          --        7,319
Grant of restricted stock.......    --       (1,120)          --            --       (14,346)     15,466           --
Amortization of unearned
  compensation..................    --           --           --            --         7,707          --        7,707
Retirement and sale of treasury
  shares........................    --          (31)          --            --            --       4,595        4,564
                                 ------  ----------   ----------     ---------      --------    --------    ---------
Balance at December 29, 1996....   884      447,948       54,899       (18,274)       (7,036)    (63,388)     415,033
Comprehensive income:
  Net earnings..................    --           --       38,301            --            --          --       38,301
  Minimum pension liability.....    --           --           --       (14,050)           --          --      (14,050)
  Translation adjustments.......    --           --           --          (739)           --          --         (739)
                                 ------  ----------   ----------     ---------      --------    --------    ---------
    Comprehensive income........                                                                               23,512
Common dividends ($0.04 per
  share)........................    --           --       (3,399)           --            --          --       (3,399)
Exercise of stock options.......    16       30,496           --            --            --          --       30,512
Amortization of unearned
  compensation..................    --           --           --            --         5,322          --        5,322
Other stock issuances...........    --          756           --            --            --         343        1,099
                                 ------  ----------   ----------     ---------      --------    --------    ---------
Balance at December 28, 1997....   900      479,200       89,801       (33,063)       (1,714)    (63,045)     472,079
Comprehensive loss:
  Net loss......................    --           --     (897,923)           --            --          --     (897,923)
  Minimum pension liability.....    --           --           --       (21,795)           --          --      (21,795)
  Translation adjustments.......    --           --           --           828            --          --          828
                                                                                                            ---------
    Comprehensive loss..........                                                                             (918,890)
Common dividends ($0.02 per
  share)........................    --           --       (1,875)           --            --          --       (1,875)
Exercise of stock options.......     9       18,383           --            --            --          --       18,392
Grant of restricted stock.......     4       18,880           --            --       (32,500)         --      (13,616)
Cancellation of restricted
  stock.........................    (1)      (5,228)          --            --        10,182      (2,250)       2,703
Amortization of unearned
  compensation..................    --           --           --            --        24,032          --       24,032
Acquisition of Coleman..........    95      541,428           --            --            --      65,200      606,723
Warrants issued.................    --       70,000           --            --            --          --       70,000
Other stock issuances...........    --          794           --            --            --          95          889
                                 ------  ----------   ----------     ---------      --------    --------    ---------
Balance at December 31, 1998.... $1,007  $1,123,457   $ (809,997)    $ (54,030)     $     --    $     --    $ 260,437
                                 ------  ----------   ----------     ---------      --------    --------    ---------
                                 ------  ----------   ----------     ---------      --------    --------    ---------

                See Notes to Consolidated Financial Statements.

                      SUNBEAM CORPORATION AND SUBSIDIARIES
                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                             (AMOUNTS IN THOUSANDS)

                                                                                      FISCAL YEAR ENDED
                                                                         --------------------------------------------
                                                                         DECEMBER 31,    DECEMBER 28,    DECEMBER 29,
                                                                             1998           1997            1996
                                                                         ------------    ------------    ------------
OPERATING ACTIVITIES:
  Net (loss) earnings.................................................   $  (897,923)     $   38,301      $ (208,481)
  Adjustments to reconcile net (loss) earnings to net cash (used in)
    provided by operating activities:
       Depreciation and amortization..................................       107,865          39,757          47,429
       Non-cash interest charges......................................        32,531              --              --
       Restructuring and asset impairment (benefit) charges...........            --         (14,582)        110,122
       Other non-cash special charges.................................            --              --          10,047
       Loss on sale of discontinued operations, net of taxes..........            --          14,017          39,140
       Deferred income taxes..........................................       (18,797)         38,824         (69,206)
       Minority interest..............................................       (10,681)             --              --
       Loss on sale of property, plant and equipment..................         3,260              --              --
       Provision for fixed assets.....................................        39,404              --              --
       Provision for excess and obsolete inventory....................        95,830              --          60,800
       Goodwill impairment............................................        62,490              --              --
       Issuance of warrants...........................................        70,000              --              --
       Non-cash compensation charge...................................        13,118              --              --
       Extraordinary charge from early extinguishments of debt........       122,386              --              --
  Changes in operating assets and liabilities, exclusive of impact of divestitures and acquisitions:
       Receivables, net...............................................       147,045           1,044            (845)
       Inventories....................................................        37,112        (140,555)         11,289
       Accounts payable...............................................       (68,187)          4,261          11,029
       Restructuring accrual..........................................        (3,894)        (31,957)             --
       Prepaid expenses and other current assets and liabilities......        50,622         (16,092)         39,657
       Income taxes payable...........................................        15,758          52,052         (21,942)
       Change in other long-term and non-operating liabilities........        13,994          (1,401)        (27,089)
       Other, net.....................................................        (2,347)         10,288          12,213
                                                                         ------------     ----------      ----------
         Net cash (used in) provided by operating activities..........      (190,414)         (6,043)         14,163
                                                                         ------------     ----------      ----------

INVESTING ACTIVITIES:
  Capital expenditures................................................       (53,686)        (60,544)        (75,336)
  Proceeds from sale of divested operations and other assets..........         9,575          90,982              --
  Purchases of businesses, net of cash acquired.......................      (522,412)             --              --
  Other, net..........................................................          (139)             --            (860)
                                                                         ------------     ----------      ----------
         Net cash (used in) provided by investing activities..........      (566,662)         30,438         (76,196)
                                                                         ------------     ----------      ----------

FINANCING ACTIVITIES:
  Issuance of convertible senior subordinated debentures, net of
    financing fees....................................................       729,622              --              --
  Net borrowings under revolving credit facility......................     1,205,675           5,000          30,000
  Issuance of long-term debt..........................................            --              --          11,500
  Payments of debt obligations, including prepayment penalties........    (1,186,796)        (12,157)         (1,794)
  Proceeds from exercise of stock options.............................        19,553          26,613           4,684
  Sale of treasury stock..............................................            --              --           4,578
  Payments of dividends on common stock...............................        (1,875)         (3,399)         (3,318)
  Other, net..........................................................            31             320            (364)
                                                                         ------------     ----------      ----------
         Net cash provided by financing activities....................       766,210          16,377          45,286
                                                                         ------------     ----------      ----------
         Net increase (decrease) in cash and cash equivalents.........         9,134          40,772         (16,747)
  Cash and cash equivalents at beginning of year......................        52,298          11,526          28,273
                                                                         ------------     ----------      ----------
  Cash and cash equivalents at end of year............................   $    61,432      $   52,298      $   11,526
                                                                         ------------     ----------      ----------
                                                                         ------------     ----------      ----------

                See Notes to Consolidated Financial Statements.

                      SUNBEAM CORPORATION AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1. OPERATIONS AND SIGNIFICANT ACCOUNTING POLICIES

  Organization

     Sunbeam Corporation ("Sunbeam" or the "Company") is a leading designer, manufacturer and marketer of branded consumer products. The Company's primary business is the manufacturing, marketing and distribution of durable household and outdoor leisure consumer products through mass market and other distribution channels in the United States and internationally. The Company also sells its products to professional and commercial end users such as small businesses, health care providers, hotels and other institutions. The Company's principal products include household kitchen appliances; health monitoring and care products for home use; scales for consumer and professional use for weight management and business uses; electric blankets and throws; clippers and trimmers for consumer, professional and animal uses; smoke and carbon monoxide detectors; outdoor barbecue grills; camping equipment such as tents, lanterns, sleeping bags and stoves; coolers; backpacks and book bags; and portable generators and compressors.

     In 1998 the Company acquired an indirect controlling interest in The Coleman Company, Inc. ("Coleman") and all the outstanding common stock of Signature Brands USA, Inc. ("Signature Brands") and First Alert, Inc. ("First Alert").

  Principles of Consolidation

     The consolidated financial statements include the accounts of the Company and all majority-owned subsidiaries that it controls. All material intercompany balances and transactions have been eliminated.

  Presentation of Fiscal Periods

     To standardize the fiscal period ends of the Company and its acquired entities, effective with its 1998 fiscal year, the Company has changed its fiscal year end from the Sunday nearest December 31 to a calendar year. The impact of this change in fiscal period on net sales for 1998 was to increase sales by approximately $5.5 million, and the impact on operating results for the period was to increase the net loss by approximately $1.5 million.

     Fiscal years 1997 and 1996 ended on December 28, 1997 and December 29, 1996, respectively, which encompassed 52-week periods.

  Use of Estimates

     The preparation of the consolidated financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the consolidated financial statements and accompanying notes. Actual results could differ from those estimates. Significant accounting estimates include the establishment of the allowance for doubtful accounts, tax valuation allowances, reserves for sales returns and allowances, product warranty, product liability, excess and obsolete inventory, litigation and environmental exposures.

  Cash and Cash Equivalents

     The Company considers highly liquid investments purchased with an original maturity of three months or less to be cash equivalents.

  Concentrations of Credit Risk

     Substantially all of the Company's trade receivables are due from retailers and distributors located throughout the United States, Europe, Latin America, Canada, and Japan. Approximately 38% of the Company's sales in 1998 were to its five largest customers. The Company establishes its credit policies based on an ongoing evaluation of its customers' creditworthiness and competitive market conditions and establishes its allowance for

                      SUNBEAM CORPORATION AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)

1. OPERATIONS AND SIGNIFICANT ACCOUNTING POLICIES--(CONTINUED)

doubtful accounts based on an assessment of exposures to credit losses at each balance sheet date. The Company believes its allowance for doubtful accounts is sufficient based on the credit exposures outstanding at December 31, 1998. However, certain retailers filed for bankruptcy protection in the last several years and it is possible that additional credit losses could be incurred if other retailers seek bankruptcy protection or if the trends of retail consolidation continue.

  Inventories

     Inventories are stated at the lower-of-cost-or-market with cost being determined principally by the first-in, first-out method.

     In certain instances, the Company receives rebates from vendors based on the volume of merchandise purchased. Vendor rebates are recorded as reductions in the price of the purchased merchandise and are recognized in operations as the related inventories are sold.

     Effective in fiscal 1997, as a consequence of the initial outsourcing of the supplies inventories management function, the Company began capitalizing the cost of manufacturing supplies, whereas previously the cost of these supplies was charged to operations when purchased. This change, which management believes is preferable in that it provides for a more appropriate matching of revenues and expenses, increased pre-tax operating earnings in fiscal 1997 by $2.8 million. Additional disclosures pursuant to Accounting Principles Board ("APB") Opinion No. 20, Accounting Changes, are not provided since supplies inventories were not monitored for financial reporting purposes prior to the initial outsourcing of the inventory management function and, consequently, the information is not available.

  Property, Plant and Equipment

     Property, plant and equipment are stated at cost. The Company provides for depreciation using primarily the straight-line method in amounts that allocate the cost of property, plant and equipment over the following useful lives:

Buildings and improvements...................................................   5 to 45 years
Machinery, equipment and tooling.............................................   3 to 15 years
Furniture and fixtures.......................................................   3 to 10 years

     Leasehold improvements are amortized on a straight-line basis over the shorter of its estimated useful life or the term of the lease.

  Long-lived Assets

     The Company accounts for long-lived assets pursuant to Statement of Financial Accounting Standards ("SFAS") No. 121, Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed of. The Company periodically evaluates factors, events and circumstances which include, but are not limited to, the historical and projected operating performance of the business operations, specific industry trends and general economic conditions to assess whether the remaining estimated useful lives of long-lived assets may warrant revision or whether the remaining asset values are recoverable through future operations. When such factors, events or circumstances indicate that long-lived assets should be evaluated for possible impairment, the Company uses an estimate of cash flows (undiscounted and without interest charges) over the remaining lives of the assets to measure recoverability. If the estimated cash flows are less than the carrying value of the asset, the loss is measured as the amount by which the carrying value of the asset exceeds fair value.

     With respect to enterprise level goodwill, the Company reviews impairment when changes in circumstances, similar to those described above for long-lived assets, indicate that the carrying value may not be recoverable. Under these circumstances, the Company estimates future cash flows using the recoverability method

                      SUNBEAM CORPORATION AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)

1. OPERATIONS AND SIGNIFICANT ACCOUNTING POLICIES--(CONTINUED)

(undiscounted and including related interest charges), as a basis for recording any impairment loss. An impairment loss is then recorded to adjust the carrying value of goodwill to the recoverable amount. The impairment loss taken is no greater than the amount by which the carrying value of the net assets of the business exceeds its fair value.

  Derivative Financial Instruments

     The Company enters into interest rate swap agreements and foreign exchange rate contracts as part of the management of its interest rate and foreign currency exchange rate exposures. The Company has no derivative financial instruments held for trading purposes and none of the instruments is leveraged. All financial instruments are put into place to hedge specific exposures. To qualify as a hedge, the item to be hedged must expose the Company to price, interest rate or foreign currency exchange rate risk and the hedging instrument must reduce that exposure. Any contracts held or issued that do not meet the requirements of a hedge are recorded at fair value in the Consolidated Balance Sheets and any changes in that fair value recognized in operations.

     Interest rate swap agreements--Interest rate differentials to be paid or received as a result of interest rate swap agreements are accrued and recognized as an adjustment of interest expense related to the designated debt. Amounts receivable or payable under the agreements are included in receivables or other current liabilities in the Consolidated Balance Sheets. The fair value of the swap agreements and changes in the fair value as a result of changes in market interest rates are not recognized in the financial statements. Related premiums are amortized to interest expense ratably during the life of the swap agreement.

     Gains and losses on termination of interest rate swap agreements are deferred and amortized as an adjustment to interest expense over the original period of interest exposure, provided the designated liability continues to exist. Realized and unrealized changes in the fair value of interest rate swaps designated with liabilities that no longer exist are recorded as a component of the gain or loss arising from the disposition of the designated liability.

     Foreign currency options and forward contracts--Foreign currency contracts designated and effective as hedges are marked to market with realized and unrealized gains and losses deferred and recognized in operations when the designated transaction occurs. Foreign currency contracts not designated as hedges, failing to be hedges or failing to continue as effective hedges are included in operations as foreign exchange gains or losses.

     Discounts or premiums on forward contracts designated and effective as hedges are accreted or amortized to expense using the straight-line method over the term of the related contract. Discounts or premiums on forward contracts not designated or effective as hedges are included in the mark to market adjustment and recognized in income as foreign exchange gains or losses. Initial premiums paid for purchased option contracts are amortized over the related option period.

  Capitalized Interest

     Interest costs for the construction of certain long-term assets are capitalized and amortized over the related assets' estimated useful lives. Total interest costs during 1998, 1997 and 1996 amounted to $131.9 million, $12.3 million and $14.0 million, respectively, of which $0.8 million, $0.9 million and $0.4 million, respectively, was capitalized as a cost of the related long-term assets.

                      SUNBEAM CORPORATION AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)

1. OPERATIONS AND SIGNIFICANT ACCOUNTING POLICIES--(CONTINUED)

  Deferred Financing Costs

     Costs incurred in connection with obtaining financing are deferred and amortized as a charge to interest expense over the terms of the related borrowings using the interest method.

  Amortization Periods

     Trademarks, tradenames and goodwill are being amortized on a straight-line basis over 20 to 40 years.

  Revenue Recognition

     The Company recognizes sales and related cost of goods sold from product sales at the latter of the time of shipment or when title passes to the customers. In some situations, the Company has shipped product with the right of return where the Company is unable to reasonably estimate the level of returns and/or the sale is contingent upon the resale of the product. In these situations, the Company does not recognize revenue upon product shipment, but rather when the buyer of the product informs the Company that the product has been sold. Net sales is comprised of gross sales less provisions for estimated customer returns, discounts, promotional allowances, cooperative advertising allowances and costs incurred by the Company to ship product to customers. Reserves for estimated returns are established by the Company concurrently with the recognition of revenue. Reserves are established based on a variety of factors, including historical return rates, estimates of customer inventory levels, the market for the product and projected economic conditions. The Company monitors these reserves and makes adjustments to them when management believes that actual returns or costs to be incurred differ from amounts recorded.

  Warranty Costs

     The Company provides for warranty costs in amounts it estimates will be needed to cover future warranty obligations for products sold during the year. Estimates of warranty costs are periodically reviewed and adjusted, when necessary, to consider actual experience.

  Product Liability

     The Company provides for product liability costs it estimates will be needed to cover future product liability costs for product sold during the year. Estimates of product liability costs are periodically reviewed and adjusted, when necessary, to consider actual experience, and other relevant factors.

  Legal Costs

     The Company records charges for the costs it anticipates incurring in connection with litigation and claims against the Company when management can reasonably estimate these costs.

  Income Taxes

     The Company accounts for income taxes under the liability method in accordance with SFAS No. 109, Accounting for Income Taxes. The provision for income taxes includes deferred income taxes resulting from items reported in different periods for income tax and financial statement purposes. Deferred tax assets and liabilities represent the expected future tax consequences of the differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. The effects of changes in tax rates on deferred tax assets and liabilities are recognized in the period that includes the enactment date.

                      SUNBEAM CORPORATION AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)

1. OPERATIONS AND SIGNIFICANT ACCOUNTING POLICIES--(CONTINUED)

  Advertising Costs

     Media advertising costs included in Selling, General and Administrative Expense ("SG&A") are expensed as incurred. Allowances provided to customers for cooperative advertising are charged to operations, as earned, based on revenues and are included as a deduction from gross sales in determining net sales. The amounts charged to operations for media and cooperative advertising during 1998, 1997 and 1996 were $124.5 million, $55.7 million and $78.7 million, respectively.

  Research and Development

     Research and development expenditures are expensed in the period incurred. The amounts charged against operations during 1998, 1997 and 1996 were $18.7 million, $5.7 million and $6.5 million, respectively.

  Foreign Currency Translation

     The assets and liabilities of subsidiaries, other than those operating in highly inflationary economies, are translated into U.S. dollars with resulting translation gains and losses accumulated in a separate component of shareholders' equity. Income and expense items are converted into U.S. dollars at average rates of exchange prevailing during the year.

     For subsidiaries operating in highly inflationary economies (Venezuela and Mexico), inventories and property, plant and equipment are translated at the rate of exchange on the date the assets were acquired, while other assets and liabilities are translated at year-end exchange rates. Translation adjustments for those operations are included in Other (Income) Expense, Net in the accompanying Consolidated Statements of Operations. Effective January 1, 1999, Mexico will no longer be considered highly inflationary.

  Stock-Based Compensation Plans

     SFAS No. 123, Accounting for Stock-Based Compensation allows either adoption of a fair value method for accounting for stock-based compensation plans or continuation of accounting under APB Opinion No. 25, Accounting for Stock Issued to Employees, and related interpretations with supplemental disclosures.

     The Company has chosen to account for its stock options using the intrinsic value based method prescribed in APB Opinion No. 25 and, accordingly, does not recognize compensation expense for stock option grants made at an exercise price equal to or in excess of the fair market value of the stock at the date of grant. Pro forma net income and earnings per share amounts as if the fair value method had been adopted are presented in Note 9. SFAS No. 123 does not impact the Company's results of operations, financial position or cash flows.

  Basic and Diluted (Loss) Earnings Per Share of Common Stock

     Basic (loss) earnings per common share calculations are determined by dividing (loss) earnings available to common shareholders by the weighted average number of shares of common stock outstanding. Diluted (loss) earnings per share are determined by dividing (loss) earnings available to common shareholders by the weighted average number of shares of common stock and dilutive common stock equivalents outstanding (all related to outstanding stock options, restricted stock, warrants and the Zero Coupon Convertible Senior Subordinated Debentures).

     For the years ended December 31, 1998 and December 29, 1996, respectively, 1,902,177 and 1,552,684 shares related to stock options, were not included in diluted average common shares outstanding because their effect would be antidilutive. Diluted average common shares outstanding as of December 29, 1996 also excluded (78,654) shares related to restricted stock. Diluted average common shares outstanding as of December 31, 1998 also excluded 13,242,050 shares related to the conversion feature of the Zero Coupon Convertible Senior Subordinated Debentures (see Note 3) and 23,000,000 shares issuable on the exercise of warrants, due to

                      SUNBEAM CORPORATION AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)

1. OPERATIONS AND SIGNIFICANT ACCOUNTING POLICIES--(CONTINUED)

antidilution. For the year ended December 28, 1997, the dilutive effect of 2,718,649 equivalent shares related to stock options and (120,923) equivalent shares of restricted stock were used in determining the dilutive average shares outstanding.

  New Accounting Standards

     In March 1998, the American Institute of Certified Public Accountants ("AICPA") issued Statement of Position 98-1, Accounting for the Costs of Computer Software Developed or Obtained for Internal Use ("SOP 98-1"). SOP 98-1 requires computer software costs associated with internal use software to be expensed as incurred until certain capitalization criteria are met. The Company will adopt SOP 98-1 on January 1, 1999. Adoption of this statement is not expected to have a material impact on the Company's consolidated financial position, results of operations, or cash flows. Actual charges incurred due to systems projects may be material.

     In April 1998, the AICPA issued Statement of Position 98-5, Reporting on the Cost of Start-Up Activities ("SOP 98-5"). SOP 98-5 requires all costs associated with pre-opening, pre-operating and organization activities to be expensed as incurred. The Company will adopt SOP 98-5 beginning January 1, 1999. Adoption of this statement is not expected to have a material impact on the Company's consolidated financial position, results of operations, or cash flows.

     In June 1998, the FASB issued SFAS No. 133, Accounting for Derivative Instruments and Hedging Activities, which is effective for fiscal years beginning after June 15, 1999. SFAS No. 133 requires the recognition of all derivatives in the Consolidated Balance Sheets as either assets or liabilities measured at fair value. The Company will adopt SFAS No. 133 for the 2000 fiscal year. The Company has not yet determined the impact SFAS No. 133 will have on its consolidated financial position, results of operations or cash flows.

  Reclassification

     Certain prior year amounts have been reclassified to conform with the 1998 presentation.

2. ACQUISITIONS

     On March 30, 1998, the Company, through a wholly-owned subsidiary, acquired approximately 81% of the total number of then outstanding shares of common stock of Coleman from an affiliate of MacAndrews & Forbes Holdings, Inc. ("M&F"), in exchange for 14,099,749 shares of the Company's common stock and approximately $160 million in cash. In addition, the Company assumed approximately $1,016 million in debt. The value of the common stock issued at the date of acquisition was derived by using the average closing stock price as reported on the New York Stock Exchange Composite Tape for the day before and day of the public announcement of the acquisition. Immediately thereafter, as a result of the exercise of employee stock options, Sunbeam's indirect beneficial ownership of Coleman decreased to approximately 79% of the total number of the outstanding shares of Coleman common stock.


     On August 12, 1998, the Company announced that, following investigation and negotiation conducted by a Special Committee of the Board consisting of four outside directors not affiliated with M&F, the Company had entered into a settlement agreement with an affiliate of M&F pursuant to which the Company was released from certain threatened claims of M&F and its affiliates arising from the Coleman acquisition and M&F agreed to provide certain management personnel and assistance to the Company in exchange for the issuance to the M&F affiliate of a five year warrant to purchase up to 23 million shares of the Company's common stock at a cash exercise price of $7.00 per share, subject to antidilution adjustments. The Company concluded that the agreement to issue this warrant did not result in a new measurement date for the purposes of determining the purchase price for Coleman and has accounted for the issuance of this warrant as a cost of settling a potential claim. Accordingly, a $70.0 million non-cash SG&A expense was recorded in the third quarter of 1998, based on a

                      SUNBEAM CORPORATION AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)

2. ACQUISITIONS--(CONTINUED)

valuation performed as of August 1998 using facts existing at that time. The valuation was conducted by an independent consultant engaged by the Special Committee of the board of directors.

     The Company expects to acquire the remaining equity interest in Coleman pursuant to a merger transaction in which the existing Coleman minority shareholders will receive 0.5677 shares of the Company's common stock and $6.44 in cash for each share of Coleman common stock outstanding. In addition, unexercised options under Coleman's stock option plans will be cashed out at a price per share equal to the difference between $27.50 and the exercise price of such options. The Company expects to issue approximately 6.7 million shares of common stock and expend approximately $87 million in cash to complete the Coleman acquisition. Although there can be no assurance, it is anticipated the Coleman merger will occur in the second half of 1999. The acquisition of the remaining outstanding shares of Coleman common stock will be accounted for under the purchase method of accounting on the date of consummation of the Coleman merger. (Also see Note 15 for information regarding the proposed issuance of warrants related to this transaction.)

     On April 6, 1998, the Company completed the acquisitions of First Alert, valued at approximately $182 million (including $133 million of cash and $49 million of assumed debt) and Signature Brands valued at $255 million, (reflecting cash paid, including the required retirement or defeasance of debt).

     All of these acquisitions were accounted for by the purchase method of accounting. Accordingly, the results of operations of the acquired entities are included in the accompanying Consolidated Statements of Operations from their respective dates of acquisition.

     In each acquisition, the purchase price paid has been allocated to the fair value (determined by independent appraisals) of tangible and identified intangible assets acquired and liabilities assumed as follows (in millions):

                                                                               SIGNATURE    FIRST
                                                                    COLEMAN    BRANDS       ALERT    TOTAL
                                                                    -------    ---------    -----    ------
Value of common stock issued.....................................   $  607       $  --       $--     $  607
Cash paid including expenses and mandatory redemption of debt,
  net of cash acquired...........................................      160         255       133        548
Cash received from sale of Coleman Spas, Inc.....................      (17)         --        --        (17)
Cash received from stock option proceeds.........................       (9)         --        --         (9)
                                                                    -------      -----       ---     ------
Net cash paid and equity issued..................................      741         255       133      1,129
Fair value of total liabilities assumed, including debt..........    1,455          83       103      1,641
                                                                    -------      -----       ---     ------
                                                                     2,196         338       236      2,770
Fair value of assets acquired....................................    1,113         191       172      1,476
                                                                    -------      -----       ---     ------
Excess of purchase price over fair value of net assets
  acquired.......................................................   $1,083       $ 147       $64     $1,294
                                                                    -------      -----       ---     ------
                                                                    -------      -----       ---     ------

     The excess of purchase price over the fair value of net assets acquired has been classified as goodwill. Goodwill related to the Coleman and Signature Brands acquisitions is being amortized on a straight-line basis over 40 years. During the fourth quarter of 1998, as a result of the significant loss incurred by First Alert, as well as its future prospects, the Company determined that the goodwill relating to this acquisition was impaired and, based on the determination of fair value, has written-off the net carrying value of goodwill approximating $62.5 million. This one-time charge is reflected in SG&A expense in the Consolidated Statements of Operations.

     As of the date of the acquisition of Coleman, management of the Company determined approximately 117 employees of Coleman would need to be involuntarily terminated in order to eliminate duplicate activities and functions and fully integrate Coleman into Sunbeam's operations. The Company recognized a liability of approximately $8 million representing severance and benefit costs related to 117 employees pursuant to the termination plan. This liability was included in the allocation of purchase price. As of December 31, 1998, the

                      SUNBEAM CORPORATION AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)

2. ACQUISITIONS--(CONTINUED)

Company had paid severance benefits of approximately $5 million and 8 employees remained to be terminated. Remaining termination costs are expected to be paid by December 31, 2000 and no additional charges are anticipated in future periods related to this issue.

     The following unaudited pro forma financial information for the Company gives effect to the Coleman and Signature Brands acquisitions as if they had occurred at the beginning of the periods presented. No pro forma adjustments have been made for the First Alert acquisition as its effects are not significant. These pro forma results have been prepared for informational purposes only and do not purport to be indicative of the results of operations which actually would have occurred had the acquisitions been consummated on the dates indicated, or which may result in the future. The unaudited pro forma results follow (in millions, except per share data):

                                                                         FISCAL YEARS ENDED
                                                                    ----------------------------
                                                                    DECEMBER 31,    DECEMBER 28,
                                                                       1998            1997
                                                                    ------------    ------------
Net sales........................................................     $2,098.7        $2,408.9
Net loss from continuing operations before extraordinary
  charge.........................................................       (801.1)          (23.6)
Basic and diluted loss per share from continuing operations
  before extraordinary charge....................................        (7.96)          (0.24)

3. DEBT

     Debt at the end of each fiscal year consists of the following (in thousands):

                                                                          1998         1997
                                                                       ----------    --------
Term loans, due in installments through 2006, average interest rate
  of 8.47% for 1998.................................................   $1,262,500    $     --
Revolving credit facility, average interest rate of 8.55% for 1998
  and 5.99% for 1997................................................       94,000     110,000
Zero coupon convertible senior subordinated debentures, net of
  unamortized discount of $1,234,845, due 2018......................      779,155          --
Senior subordinated notes, bearing interest at 13.0%, payable
  semiannually, due August 1999.....................................       70,000          --
Hattiesburg industrial revenue bond due 2009, fixed interest rate of
  7.85%.............................................................           --      75,000
Other lines of credit, including foreign facilities.................       45,803          --
Other long-term borrowings, due through 2012, weighted average interest rate of 3.89% and 3.92%, at December 31, 1998 and
  December 28, 1997, respectively...................................       10,007      10,248
                                                                       ----------    --------
                                                                        2,261,465     195,248
Less short-term debt and current portion of long-term debt..........      119,103         668
                                                                       ----------    --------
Long-term debt......................................................   $2,142,362    $194,580
                                                                       ----------    --------
                                                                       ----------    --------

     Concurrent with the acquisitions, the Company replaced its $250 million syndicated unsecured five-year revolving credit facility with a revolving and term credit facility (the "New Credit Facility"). The New Credit Facility provided for aggregate borrowings of up to $1.7 billion and in addition to other customary covenants, required Sunbeam to maintain specified consolidated leverage, interest coverage and fixed charge coverage ratios as of the end of each fiscal quarter occurring after March 31, 1998 and on or prior to the latest stated maturity date for any of the borrowings under the New Credit Facility.

                      SUNBEAM CORPORATION AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)

3. DEBT--(CONTINUED)

     As a result of, among other things, its operating losses incurred during the first half of 1998, Sunbeam did not achieve the specified financial ratios for June 30, 1998 and it appeared unlikely that Sunbeam would achieve the specified financial ratios for September 30, 1998. Consequently, Sunbeam and its lenders entered into an agreement dated as of June 30, 1998 that waived through December 31, 1998 all defaults arising from the failure of Sunbeam to satisfy the specified financial ratios for June 30, 1998 and September 30, 1998. Pursuant to an agreement with Sunbeam dated as of October 19, 1998, Sunbeam's lenders extended all of the waivers under the June 30, 1998 agreement through April 10, 1999 and also waived through such date all defaults arising from any failure by Sunbeam to satisfy the specified financial ratios for December 31, 1998. As part of the October 19, 1998 agreement, Sunbeam agreed to a minimum monthly earnings before interest, taxes, depreciation and amortization ("EBITDA") covenant for each of February, March and April of 1999, which covenant Sunbeam was able to satisfy.

     On April 10, 1999, among other things, the lenders extended all of the waivers set forth in the October 19, 1998 agreement through April 15, 1999. On April 15, 1999, Sunbeam and its lenders entered into a comprehensive amendment to the New Credit Facility that, among other things, extended all of the waivers under the April 10, 1999 agreement until April 10, 2000 and waived until such date all defaults arising from any failure by Sunbeam to satisfy the specified financial ratios for any fiscal quarter end occurring during 1999 and for March 31, 2000. As part of the April 15, 1999 amendment, Sunbeam agreed to a minimum cumulative EBITDA covenant that is based on post-December 31, 1998 consolidated EBITDA and is tested at the end of each month occurring on or prior to March 31, 2000, as well as a covenant limiting the amount of revolving loans (other than those used to fund the Coleman merger) that may be outstanding under the New Credit Facility as of the end of each such month. The minimum cumulative EBITDA was initially $6.3 million for the period January 1, 1999 through April 30, 1999 and generally grows on a monthly basis until it reaches $121 million for the period from January 1, 1999 through March 31, 2000. The following description of the New Credit Facility reflects the terms of the New Credit Facility as amended.

     The New Credit Facility provides for aggregate borrowings of up to $1.7 billion pursuant to: (i) a revolving credit facility in an aggregate principal amount of up to $400 million maturing March 30, 2005 ($52.5 million of which may only be used to complete the Coleman merger); (ii) up to $800 million in term loans maturing on March 30, 2005 (of which $35.0 million may only be used to complete the Coleman merger) and (iii) a $500 million term loan maturing September 30, 2006 (of which $5.0 million has already been repaid through March 31, 1999). As of December 31, 1998, $1.4 billion was outstanding and $0.3 billion was available for borrowing under the New Credit Facility.

     Pursuant to the New Credit Facility, interest accrues, at the Company's option: (i) at the London Interbank Offered Rate ("LIBOR"), or (ii) at the base rate of the administrative agent which is generally the higher of the prime commercial lending rate of the administrative agent or the Federal Funds Rate plus 0.50%, in each case plus an interest margin which is currently 3.75% for LIBOR borrowings and 2.50% for base rate borrowings. The applicable interest margin is subject to upward or downward adjustment upon the occurrence of certain events. Borrowings under the New Credit Facility are secured by a pledge of the stock of the Company's material subsidiaries, including Coleman, and by a security interest in substantially all of the assets of Sunbeam and its material domestic subsidiaries, other than Coleman and its material subsidiaries except as described below. Currently, Coleman's inventory and related assets are pledged to secure its obligations for letters of credit issued for its account under the New Credit Facility. Additionally, as security for Coleman's note payable to the Company, Coleman pledged substantially all of its domestic assets, other than real property, including 66% of the stock of its direct foreign subsidiaries and domestic holding companies for its foreign subsidiaries, and all of the stock of its other direct domestic subsidiaries (but not the assets of Coleman's subsidiaries). The pledge runs in favor of Sunbeam's lending banks, to which the Coleman note has been pledged as security for Sunbeam's obligations to them. Upon completion of the Coleman merger, substantially all of Coleman's assets and the assets of Coleman's domestic subsidiaries will be pledged to secure the obligations under the New Credit Facility. In

                      SUNBEAM CORPORATION AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)

3. DEBT--(CONTINUED)

addition, borrowings under the New Credit Facility are guaranteed by a number of the Company's wholly owned material domestic subsidiaries and these subsidiary guarantees are secured as described above. Upon completion of the Coleman merger, Coleman and each of its United States subsidiaries will become guarantors of the obligations under the New Credit Facility. To the extent extensions of credit are made to any subsidiaries of the Company, the obligations of such subsidiaries are guaranteed by the Company.

     In addition to the above described ratios and tests, the New Credit Facility contains covenants customary for credit facilities of a similar nature, including limitations on the ability of Sunbeam and its subsidiaries, including Coleman, to, among other things, (i) declare dividends or repurchase stock, (ii) prepay, redeem or repurchase debt, incur liens and engage in sale-leaseback transactions, (iii) make loans and investments, (iv) incur additional debt, including revolving loans under the New Credit Facility, (v) amend or otherwise alter material agreements or enter into restrictive agreements, (vi) make capital and year 2000 compliance expenditures, (vii) engage in mergers, acquisitions and asset sales, (viii) engage in certain transactions with affiliates, (ix) settle certain litigation, (x) alter its cash management system and (xi) alter the businesses they conduct. Sunbeam is also required to comply with specified financial covenants and ratios. The New Credit Facility provides for events of default customary for transactions of this type, including nonpayment, misrepresentation, breach of covenant, cross-defaults, bankruptcy, material adverse change arising from compliance with ERISA, material adverse judgments, entering into guarantees and change of ownership and control. It is also an event of default under the New Credit Facility if Sunbeam's registration statement in connection with the Coleman merger is not declared effective by the Securities and Exchange Commission ("SEC") on or before October 30, 1999 or if the merger does not occur within 25 business days of the effectiveness of the registration statement or if the cash consideration (including any payments on account of the exercise of any appraisal rights, but excluding related legal, accounting and other customary fees and expenses) to consummate the Coleman merger exceeds $87.5 million. Although there can be no assurance, the Company anticipates that it will satisfy these conditions. Unless waived by the bank lenders, the failure of Sunbeam to satisfy any of the financial ratios and tests contained in the New Credit Facility or the occurrence of any other event of default under the New Credit Facility would entitle the bank lenders to (a) receive a 2.00% increase in the interest rate applicable to outstanding loans and increase the trade letter of credit fees to 1.00% and (b) accelerate the maturity of the outstanding borrowings under the New Credit Facility and exercise all or any of their other rights and remedies. Any such acceleration or other exercise of rights and remedies would likely have a material adverse effect on Sunbeam. The New Credit Facility also includes provisions for the deferral of the 1999 scheduled term loan payments of $69.3 million, subject to delivery of certain collateral documents and the filing of an amendment to the Company's registration statement on Form S-4 relating to the Coleman merger. If these conditions are met, and there are no events of default, the scheduled loan payments will be extended until April 10, 2000. The Company anticipates that it will satisfy these conditions and, accordingly, has classified these amounts as long-term in the Consolidated Balance Sheet.

     In March 1998, the Company completed an offering of Zero Coupon Convertible Senior Subordinated Debentures due 2018 (the "Debentures") at a yield to maturity of 5.0% (approximately $2,014 million principal amount at maturity) which resulted in approximately $730 million of net proceeds. The Debentures are exchangeable for shares of the Company's common stock at an initial conversion rate of 6.575 shares for each $1,000 principal amount at maturity of the Debentures, subject to adjustment upon occurrence of certain events. The Debentures are subordinated in right of payment to all existing and future senior indebtedness of the Company. The Debentures are not redeemable by the Company prior to March 25, 2003. On or after such date, the Debentures are redeemable for cash with at least 30 days notice, at the option of the Company. The Company is required to purchase Debentures at the option of the holder as of March 25, 2003, March 25, 2008 and March 25, 2013, at purchase prices equal to the issue price plus accrued original discount to such dates. The Company may, at its option, elect to pay any such purchase price in cash or common stock, or any combination thereof. The Company was required to file a registration statement with the SEC to register the Debentures by June 23, 1998. This registration statement was filed February 4, 1999 and the SEC has not declared the registration statement effective. Sunbeam's failure to file the registration statement by June 23, 1998 did not constitute a default under

                      SUNBEAM CORPORATION AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)

3. DEBT--(CONTINUED)

the terms of the Debentures. As part of the normal review process by the SEC, a number of comments have been made by the staff of the division of Corporation Finance relating to the registration statement and the restated 1996 and 1997 financial statements included therein. The Company expects to resolve these comments when it files an amendment to the registration statement. From June 23, 1998 until the registration statement is declared effective, the Company is required to pay to the Debenture holders cash liquidated damages accruing, for each day during such period, at a rate per annum equal to 0.25% during the first 90 days and 0.50% thereafter multiplied by the total of the issue price of the Debentures plus the original issue discount thereon on such day. The Company made its first payment of approximately $0.5 million to the Debenture holders on September 25, 1998. As of December 31, 1998 the Company had accrued additional payments totaling $1.0 million. The Company made a payment to Debenture holders in March 1999 of approximately $2.0 million. This amount included liquidated damages that accrued during the first quarter of 1999.

     In connection with the acquisition of Signature Brands, the Company was required to defease $70.0 million of acquired debt. Cash was placed with a trustee to provide for the defeasance, including the related prepayment penalty. This cash was used to purchase Treasury Notes. Accordingly, $74.4 million of restricted investments held by the trustee for the August 1999 liquidation of this acquired debt are reflected as an asset and $70.0 million is reflected as short-term debt in the Consolidated Balance Sheet at December 31, 1998. The prepayment penalty is reflected as part of the acquisition price of Signature Brands.

     In March 1998, the Company prepaid the $75.0 million 7.85% industrial revenue bond related to its Hattiesburg facility originally due in 2009. In connection with the early extinguishment of this debt, the Company recognized an extraordinary charge of $7.5 million. As a result of repayment of certain indebtedness assumed in the Coleman acquisition, the Company also recognized an extraordinary charge of $114.9 million. The debt assumed in connection with the Coleman acquisition was repaid as a result of the requirements under the terms of the New Credit Facility Credit Agreement. These extraordinary charges consisted of redemption premiums ($106.9 million), unamortized debt discount ($13.8 million) and unamortized deferred financing costs ($1.7 million).

     During 1997, the Company repaid $12.2 million of long-term borrowings related to the divested furniture operations and other assets sold.

     At December 31, 1998, the aggregate annual maturities on short-term and long-term debt in each of the years 1999-2003, and thereafter, were $119 million, $1,355 million, $1 million, $1 million, $1 million, and $5 million, respectively. In addition, the fully accreted Debenture amount of $2,014 million matures in 2018. The total of annual debt maturities for all years presented does not agree to the balance of debt outstanding at December 31, 1998 as a result of the accretion of discount on the Debentures. The outstanding balances relating to the New Credit Facility are included in the maturity schedule in 2000, consistent with the expiration of the covenant waiver. Sunbeam has made no decision with respect to the repayment or refinancing of indebtedness incurred or to be incurred under the New Credit Facility and may repay such indebtedness out of its internally generated funds or from proceeds of a subsequent financing. Any decisions with respect to such repayment or refinancing will be made based on a review from time to time of the advisability of particular transactions, as well as on prevailing interest rates and financial and economic conditions.

                      SUNBEAM CORPORATION AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)

4. FINANCIAL INSTRUMENTS

  Fair Value of Financial Instruments

     The fair value of the Company's financial instruments as of December 31, 1998 and December 28, 1997 was estimated based upon the following methods and assumptions:

     Cash and Cash Equivalents--The carrying amount of cash and cash equivalents is assumed to approximate fair value as cash equivalents include all highly liquid, short-term investments with original maturities of three months or less.

     Short and Long Term Debt--The fair value of the Company's fixed rate debt is estimated using either reported transaction values or discounted cash flow analysis. The fair value of the Company's fixed rate debt was $319 million as of December 31, 1998 as compared to the carrying value of $859 million. The carrying value of the Company's variable rate debt is assumed to approximate market based upon periodic adjustments of the interest rate to the current market rate in accordance with the terms of the debt agreements. The carrying value of the Company's various debt outstanding as of December 28, 1997 approximated market.

     Letters of Credit and Surety Bonds--The Company utilizes stand-by letters of credit to back certain financing instruments and insurance policies and commercial letters of credit guaranteeing various international trade activities. In addition, the Company also entered into surety bonds largely as a result of litigation judgements that are currently under appeal. The contract amounts of the letters of credit and surety bonds approximate their fair values. The contract value of letters of credit were $82.3 million and $29.0 million as of December 31, 1998 and December 28, 1997, respectively. Contract values for surety bonds as of December 31, 1998 were approximately $26.5 million and were not significant at December 28, 1997.

     Derivative Financial Instruments--The Company utilizes interest rate swap agreements to reduce the impact on interest expense of fluctuating interest rates on its floating rate debt. The use of derivatives did not have a material impact on the Company's operations in 1998, 1997 and 1996. At December 31, 1998, the Company held three floating to fixed interest rate swap agreements, one with a notional value of $25 million and two with notional amounts of $150 million each. The swap agreements are contracts to exchange floating rate for fixed interest payments periodically over the lives of the agreements without the exchange of the underlying notional principal amounts. The swaps expire in January 2003, June 2001 and June 2003, respectively. Under these agreements, the Company received an average floating rate of 5.64%, 5.59% and 5.59%, respectively, and paid an average fixed rate of 6.12%, 5.75% and 5.58%, respectively, during 1998. The fair value of the interest rate swaps at December 31, 1998 is estimated to be $7.3 million. This estimate is based upon quotes received from the Company's lending institutions and represents the cash requirement if the existing agreements had been terminated at the end of the year. Interest rate swaps are off-balance-sheet instruments and therefore have no carrying value. The Company had no swap agreements outstanding at December 28, 1997.

     In order to mitigate the transaction exposures that may arise from changes in foreign exchange rates, the Company purchases foreign currency option and forward contracts to hedge specific transactions, principally the purchases of inventories. The option contracts typically expire within one year. The options are accounted for as hedges pursuant to SFAS No. 52, Foreign Currency Translation, accordingly gains and losses thereon are deferred and recorded in operations in the period in which the underlying transaction is recorded. At December 31, 1998, the Company held purchased option contracts with a notional value of $32.3 million and a fair value of $0.3 million and forward contracts with a notional value of $30.9 million and a fair value of $30.5 million. The Company did not hold any such contracts at December 28, 1997.

                      SUNBEAM CORPORATION AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)

4. FINANCIAL INSTRUMENTS--(CONTINUED)

     The table below summarizes by currency, the contractual amounts, carrying amounts and related unrealized gain (loss) of the Company's forward exchange and option contracts at December 31, 1998 (in millions):

                                                                          CARRYING       RECOGNIZED
                                                PURCHASED                  AMOUNT        UNREALIZED    DEFERRED
                                   FORWARD      OPTION        TOTAL        ASSET           GAIN        UNREALIZED
                                   CONTRACTS    CONTRACTS    CONTRACTS    (LIABILITY)     (LOSS)       GAIN (LOSS)
                                   ---------    ---------    ---------    -----------    ----------    -----------
December 31, 1998
Currency:
  Deutschemark..................     $12.0        $18.4        $30.4         $ 0.3         $  0.2          $--
  Yen...........................     $14.9        $12.4        $27.3         $(0.3)        $ (0.7)         $--
  Pound sterling................     $ 4.0        $ 1.5        $ 5.5         $ 0.1         $  0.1          $--
                                     -----        -----        -----         -----         ------          ---
Total...........................     $30.9        $32.3        $63.2         $ 0.1         $ (0.4)         $--
                                     -----        -----        -----         -----         ------          ---
                                     -----        -----        -----         -----         ------          ---

     The fair values of the Company's foreign currency contracts were based on quoted market prices of comparable contracts, adjusted through interpolation where necessary for maturity differences.

     Exposure to market risk on interest rate and foreign currency financial instruments results from fluctuations in interest and currency rates, respectively, during the periods in which the contracts are outstanding. The counterparties to the Company's interest rate swap agreements and currency exchange contracts consist of a diversified group of major financial institutions, each of which is rated investment grade A or better. The Company is exposed to credit risk to the extent of potential nonperformance by counterparties on financial instruments. The Company believes the risk of incurred losses due to credit risk is remote.

5. ACCOUNTS RECEIVABLE SECURITIZATION

     In December 1997, the Company entered into a receivable securitization program, that expires March 2000, to sell without recourse, through a wholly owned subsidiary, certain trade accounts receivable, up to a maximum of $70.0 million. During 1998, the Company has received approximately $200.0 million under this arrangement. At December 31, 1998, the Company had reduced accounts receivable by $20.0 million for receivables sold under this program. At December 28, 1997, the Company had received $58.9 million under this arrangement, of which $39.1 million related to sales recorded in fiscal 1997 and the balance related to sales to be recognized in the first quarter of 1998. During 1997, the Company sold $19.8 million of receivables related to bill and hold and consignment sales that had been initially recognized in its Consolidated Financial Statements and were subsequently reversed in the restatement process. The conditions for recognizing these sales were met in the first quarter of 1998. Accordingly, at December 28, 1997, the accompanying Consolidated Balance Sheet reflects a reduction in accounts receivable of $39.1 million and an increase in other current liabilities of $19.8 million. Proceeds from the sales of receivables were used to reduce borrowings under the Company's revolving credit facility or to provide cash flow for working capital purposes, thereby reducing the need to borrow under the credit facility. Costs of the program, which primarily consist of the purchaser's financing cost of issuing commercial paper backed by the receivables, totaled $2.3 million and $0.2 million during 1998 and 1997, respectively, and have been classified as interest expense in the accompanying Consolidated Statements of Operations. The Company, through a wholly-owned subsidiary, retains collection and administrative responsibilities for the purchased receivables. This agreement contains cross-default provisions that provide the purchaser of the receivables an option to cease purchasing receivables from the Company if the Company is in default under the New Credit Facility.

                      SUNBEAM CORPORATION AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)

6. INCOME TAXES

     (Loss) earnings from continuing operations before income taxes, minority interest and extraordinary charge for each fiscal year is summarized as follows (in thousands):

                                                                        1998        1997        1996
                                                                      ---------    -------    ---------
Domestic...........................................................   $(723,179)   $80,946    $(244,255)
Foreign............................................................     (73,169)    11,724      (17,550)
                                                                      ---------    -------    ---------
                                                                      $(796,348)   $92,670    $(261,805)
                                                                      ---------    -------    ---------
                                                                      ---------    -------    ---------

     Income tax provisions include current and deferred taxes (tax benefits) for each fiscal year as follows (in thousands):

                                                                          1998       1997        1996
                                                                        --------    -------    --------
Current:
  Federal............................................................   $  1,203    $(3,421)   $(22,924)
  State..............................................................        275      3,266        (202)
  Foreign............................................................      7,189      1,683         707
                                                                        --------    -------    --------
                                                                           8,667      1,528     (22,419)
                                                                        --------    -------    --------

Deferred:
  Federal............................................................     (6,343)    30,554     (57,211)
  State..............................................................     (1,316)     3,962     (11,050)
  Foreign............................................................    (11,138)     4,308        (945)
                                                                        --------    -------    --------
                                                                         (18,797)    38,824     (69,206)
                                                                        --------    -------    --------
                                                                        $(10,130)   $40,352    $(91,625)
                                                                        --------    -------    --------
                                                                        --------    -------    --------

     The effective tax rate on earnings (loss) before income taxes, minority interest and extraordinary charges varies from the current statutory federal income tax rate as follows:

                                                                                1998      1997      1996
                                                                               ------    ------    ------
(Benefit) provision at statutory rate.......................................    (35.0)%    35.0 %   (35.0)%
State taxes, net............................................................       --       5.1      (2.8)
Amortization of intangible assets and goodwill..............................      4.3        --        --
Warrants issued in settlement of claim......................................      3.1        --        --
Foreign earnings and dividends taxed at other rates.........................      2.7       2.0       2.3
Valuation allowance.........................................................     23.6      20.4        --
Reversal of tax liabilities no longer required..............................       --     (14.4)       --
Other, net..................................................................       --      (4.6)      0.5
                                                                               ------    ------    ------
Effective tax rate (benefit) provision......................................     (1.3)%    43.5 %   (35.0)%
                                                                               ------    ------    ------
                                                                               ------    ------    ------

                      SUNBEAM CORPORATION AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)

6. INCOME TAXES--(CONTINUED)

     Significant components of the Company's deferred tax liabilities and assets are as follows:

                                                                   DECEMBER 31,    DECEMBER 28,
                                                                      1998            1997
                                                                   ------------    -------------
Deferred tax assets:
  Receivables...................................................     $ 19,180        $  10,516
  Postretirement benefits other than pensions...................       22,714           11,430
  Reserves for self-insurance and warranty costs................       40,765           33,426
  Pension liabilities...........................................       16,334            2,811
  Inventories...................................................       27,822           14,437
  Net operating loss carryforwards..............................      322,273               --
  Tax credits...................................................       13,510           12,955
  Other, net....................................................       89,577           33,388
                                                                     --------        ---------
     Total deferred tax assets..................................      552,175          118,963
  Valuation allowance...........................................      290,520           23,215
                                                                     --------        ---------
     Net deferred tax assets....................................      261,655           95,748
                                                                     --------        ---------
Deferred tax liabilities:
  Depreciation..................................................       43,377           22,532
  Acquired intangible assets....................................      244,378           68,311
  Other, net....................................................       19,850            9,747
                                                                     --------        ---------
     Total deferred tax liabilities.............................      307,605          100,590
                                                                     --------        ---------
     Net deferred tax liabilities...............................     $(45,950)       $  (4,842)
                                                                     --------        ---------
                                                                     --------        ---------

     The Company establishes valuation allowances in accordance with the provisions of SFAS No. 109. The Company continually reviews the adequacy of the valuation allowances and recognizes tax benefits when it is more likely than not that the benefits will be realized. In the fourth quarter of 1997, the Company increased the valuation allowance by $23.2 million, reflecting management's assessment that it was more likely than not that the deferred tax assets would not be realized through future taxable income. Of this amount, approximately $18.9 million related to deferred tax assets, the majority of which was recognized as a benefit in the first three quarters of 1997. The remainder related to minimum pension liabilities and was therefore recorded as an adjustment in shareholders' equity. This assessment was made as a result of the significant leverage undertaken by the Company as part of the acquisitions (see
Note 2) and the significant decline in net sales and earnings from anticipated levels during the fourth quarter of 1997 and the first quarter of 1998.

     Throughout 1998, the Company increased the valuation allowance to $290.5 million, which increase reflects management's assessment that it is more likely than not that the deferred tax asset will not be realized through future taxable income. As described above, this assessment was made as a result of the significant leverage undertaken by the Company and the continuing decline in Sunbeam's net sales and earnings, as well as the operating losses incurred throughout the 1998 year. At December 31, 1998, the Company had net operating loss carryforwards ("NOL's") of approximately $725 million for domestic income tax purposes and $169 million for foreign income tax purposes. The domestic NOL's begin expiring in 2018. Of the foreign tax NOL's, $3 million, $4 million, $19 million, $18 million and $16 million expire in the years ending December 31, 1999 through 2003, respectively, and $91 million of such NOL's have an unlimited life.

     The Company has not provided U.S. income taxes on undistributed foreign earnings of approximately $32 million at December 31, 1998, as the Company intends to permanently reinvest these earnings in the future growth of the business. Determination of the amount of unrecognized deferred U.S. income tax liability is not practicable because of the complexities associated with its hypothetical calculation.

                      SUNBEAM CORPORATION AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)

7. EMPLOYEE BENEFIT PLANS

  Pension and Other Postretirement Benefit Plans

     The Company sponsors several defined benefit pension plans covering eligible U.S. salaried and hourly employees. Benefit accruals under such plans covering all U.S. salaried employees were frozen, effective December 31, 1990. Accordingly, no credit in the pension formula is given for service or compensation after that date. However, these employees continue to earn service toward vesting in their interest in the frozen plans as of December 31, 1990. The Company also provides health care and life insurance benefits to certain former employees who retired from the Company prior to March 31, 1991. The Company has consistently followed a policy of funding the cost of postretirement health care and life insurance benefits on a pay-as-you-go basis.

     As a result of the Company's acquisitions of Coleman and First Alert (see
Note 2), the liabilities for their respective defined benefit pension plans (the "Plans") were assumed and have been accounted for in accordance with Accounting Principles Board Opinion No.16 ("APB 16"), Accounting for Business Combinations. Effective January 1, 1999, the Coleman and First Alert salaried pension plans were amended to change the pension benefit formula to a cash balance formula from the existing benefit calculation. The benefits accrued under these plans as of December 31, 1998 were frozen and converted to the new cash balance plan using a 7.0% interest rate assumption. The effect of the amendment of the Plans is reflected in the projected benefit obligation as of the date of acquisition as required by APB 16. Under the cash balance plan, the Company will credit certain participants' accounts annually. At the date of acquisition the pension benefit obligation and the fair value of the plan assets attributable to these Plans were $43.4 million and $27.7 million, respectively, and are reflected in the table below.

     In addition, Coleman provided certain unfunded postretirement health and life insurance benefits for certain retired employees. At the date of acquisition the postretirement benefit obligation associated with this plan was $19.5 million as reflected in the table below, and has been accounted for in accordance with APB 16.

     The Company funds all pension plans in amounts consistent with applicable laws and regulations. Pension plan assets include corporate and U.S. government bonds, corporate stocks, mutual funds, fixed income securities, and cash equivalents.

     Employees of non-U.S. subsidiaries generally receive retirement benefits from Company sponsored plans or from statutory plans administered by governmental agencies in their countries. The assets, liabilities and pension costs of the Company's non-U.S. defined benefit retirement plans are not material to the consolidated financial statements.

     On January 1, 1998, the Company adopted SFAS No. 132, Employers' Disclosures About Pensions and Other Postretirement Benefits ("SFAS No. 132"). This statement revises employers' disclosures about pension and other postretirement benefit plans. SFAS No. 132 does not change the method of accounting for such plans.

                      SUNBEAM CORPORATION AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)

7. EMPLOYEE BENEFIT PLANS--(CONTINUED)

     The following table includes disclosures of the funded status and amounts recognized in the Company's Consolidated Balance Sheets at the end of each fiscal year as required by SFAS No. 132 (in thousands):

                                                                                                POSTRETIREMENT
                                                                       PENSION BENEFITS            BENEFITS
                                                                     --------------------    --------------------
                                                                       1998        1997        1998        1997
                                                                     --------    --------    --------    --------
Change in Benefit Obligation:
  Benefit obligation at beginning of year.........................   $127,229    $122,754    $ 14,220    $ 14,555
  Acquisitions....................................................     43,404          --      19,477          --
  Service cost....................................................      1,551         157         689          --
  Interest cost...................................................     10,875       8,970       2,088         996
  Amendments......................................................         --          84          --          --
  Actuarial loss..................................................     20,456      10,630       4,069          --
  Settlement......................................................         --      (1,732)         --          --
  Benefits paid...................................................    (15,018)    (13,634)     (1,677)     (1,331)
                                                                     --------    --------    --------    --------
  Benefit obligation at end of year...............................   $188,497    $127,229    $ 38,866    $ 14,220
                                                                     --------    --------    --------    --------
                                                                     --------    --------    --------    --------
Change in Plan Assets:
  Fair value of plan assets at beginning of year..................   $116,485    $116,522    $     --    $     --
  Acquisitions....................................................     27,657          --          --          --
  Actual return on plan assets....................................      6,424      12,511          --          --
  Employer contributions..........................................      8,889       2,818       1,677       1,331
  Settlement......................................................         --      (1,732)         --          --
  Benefits paid...................................................    (15,018)    (13,634)     (1,677)     (1,331)
                                                                     --------    --------    --------    --------
  Fair value of plan assets at end of year........................   $144,437    $116,485    $     --    $     --
                                                                     --------    --------    --------    --------
                                                                     --------    --------    --------    --------
Reconciliation of Funded Status:
  Funded status...................................................   $(44,060)   $(10,744)   $(38,866)   $(14,220)
  Unrecognized net actuarial loss/(gain)..........................     48,616      25,192       3,829        (240)
  Unrecognized prior service cost.................................         --          --     (12,991)    (15,934)
                                                                     --------    --------    --------    --------
  Net amount recognized...........................................   $  4,556    $ 14,448    $(48,028)   $(30,394)
                                                                     --------    --------    --------    --------
                                                                     --------    --------    --------    --------
Amount Recognized in the Consolidated Balance Sheets Consist of:
  Accrued benefit liability.......................................   $(42,431)   $(10,744)   $(48,028)   $(30,394)
  Accumulated other comprehensive income..........................     46,987      25,192          --          --
                                                                     --------    --------    --------    --------
  Net amount recognized...........................................   $  4,556    $ 14,448    $(48,028)   $(30,394)
                                                                     --------    --------    --------    --------
                                                                     --------    --------    --------    --------

     In determining the actuarial present value of the benefit obligation, the weighted average discount rate was 6.75% and 7.25% as of December 31, 1998 and December 28, 1997, respectively; the expected return on plan assets ranged from 6.75% to 9.00% for 1998 and was 7.25% for 1997. The expected increase in future compensation levels was 4.00% for Coleman for 1998.

     The assumed health care cost trend rates used in measuring the accumulated postretirement benefit obligation were 7.0% to 8.0% for the plans for 1999 and were assumed to decrease gradually to 5.0% by 2003 and remain at that level thereafter.

                      SUNBEAM CORPORATION AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)

7. EMPLOYEE BENEFIT PLANS--(CONTINUED)

     Assumed health care cost trend rates have a significant effect on the amounts reported for the health care plan. A one-percentage-point change in assumed health care cost trend rates would have the following effects:

                                                                            1-PERCENTAGE-     1-PERCENTAGE-
                                                                            POINT INCREASE    POINT DECREASE
                                                                            --------------    --------------
Effect on total of service and interest cost components..................       $  508           $   (424)
Effect on the postretirement benefit obligation..........................       $6,035           $ (5,144)

     Net pension expense and periodic postretirement benefit include the following components (in thousands):

                                                           PENSION BENEFITS              POSTRETIREMENT BENEFITS
                                                    ------------------------------    -----------------------------
                                                      1998       1997       1996       1998       1997       1996
                                                    --------    -------    -------    -------    -------    -------
Components of net periodic pension benefit cost:
  Service cost...................................   $  1,551    $   157    $   411    $   689    $    --    $    --
  Interest cost..................................     10,875      8,970      9,071      2,088        996      1,041
  Expected return of market value of assets .....    (10,127)    (8,586)      (816)        --         --         --
  Amortization of unrecognized prior service
     cost........................................         --         --         --     (2,943)    (2,942)    (2,942)
  Recognized net actuarial loss (gain)...........        735        414     (7,518)        --         --         --
                                                    --------    -------    -------    -------    -------    -------
  Net periodic benefit cost (benefit)............      3,034        955      1,148       (166)    (1,946)    (1,901)
  Settlement charge..............................         --        615         --         --         --         --
  Curtailment charge.............................         --        106         --         --         --         --
                                                    --------    -------    -------    -------    -------    -------
  Total expense (benefit)........................   $  3,034    $ 1,676    $ 1,148    $  (166)   $(1,946)   $(1,901)
                                                    --------    -------    -------    -------    -------    -------
                                                    --------    -------    -------    -------    -------    -------

     The projected benefit obligation, accumulated benefit obligation and fair value of plan assets for the plans with accumulated benefit obligations in excess of plan assets were $186.4 million, $161.6 million and $125.5 million at December 31, 1998 and $127.2 million, $127.2 million and $116.5 million at December 28, 1997, respectively.

  Defined Contribution Plans

     As a result of the Company's acquisitions of Coleman, First Alert and Signature Brands, the Company amended its Savings & Investment and Profit Sharing Plan ("Savings Plan") to assume the assets of the respective savings plans at each of the acquired companies and establish parity with the benefits provided by Sunbeam. Effective January 1, 1999, all eligible employees could participate in the Savings Plan. Company contributions to these plans include employer matching contributions as well as discretionary contributions depending on the performance of the Company, in an amount up to 10% of eligible compensation. The Company provided $1.9 million in 1998, $1.8 million in 1997 and $1.7 million in 1996 for its defined contribution plans.

8. SHAREHOLDERS' EQUITY

  Common Stock

     At December 31, 1998, the Company had 500,000,000 shares of $0.01 par value common stock authorized and there were 14,094,158 shares of common stock reserved for issuance upon the exercise of outstanding stock options.

                      SUNBEAM CORPORATION AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)

8. SHAREHOLDERS' EQUITY--(CONTINUED)

  Compensatory Stock Grants

     In July 1996, the Company granted 1,100,000 shares of restricted stock in connection with the employment of a then new Chairman and Chief Executive Officer and two other senior officers of the Company. Compensation expense attributable to the restricted stock awards was amortized to expense beginning in 1996 over the periods in which the restrictions lapse (which in the case of 333,333 shares, was immediately upon the date of grant, in the case of 666,667 shares, was to be amortized equally over two years from the date of grant and in the case of the remaining 100,000 shares, was equally over three years from the date of grant). These restricted stock awards resulted in a $7.7 million charge to SG&A expense in 1996.

     On February 20, 1998, the Company entered into new three-year employment agreements with its then Chairman and Chief Executive Officer and two other then senior officers of the Company. These agreements replaced previous employment agreements entered into in July 1996 that were scheduled to expire in July 1999.

     The new employment agreement for the Company's then Chairman and Chief Executive Officer provided for, among other items, the acceleration of vesting of 200,000 shares of restricted stock and the forfeiture of the remaining 133,334 shares of unvested restricted stock granted under the July 1996 agreement, a new equity grant of 300,000 shares of unrestricted stock, a new grant of a ten-year option to purchase 3,750,000 shares of the Company's common stock with an exercise price equal to the fair market value of the stock at the date of grant and exercisable in three equal annual installments beginning on the date of grant and the acceleration of vesting of 833,333 outstanding stock options granted under the July 1996 agreement, as further described in Note 9. In addition, the new employment agreement with the then Chairman and Chief Executive Officer provided for income tax gross-ups with respect to any tax assessed on the equity grant and acceleration of vesting of restricted stock.

     The new employment agreements with the two other then senior officers provided for, among other items, the grant of a total of 180,000 shares of restricted stock that were to vest in four equal annual installments beginning on the date of grant, the acceleration of vesting of 44,000 shares of restricted stock and the forfeiture of the remaining 29,332 shares of unvested restricted stock granted under the July 1996 agreements, new grants of ten-year options to purchase a total of 1,875,000 shares of the Company's common stock with an exercise price equal to the fair market value of the stock at the date of grant and exercisable in four equal annual installments beginning on the date of grant and the acceleration of vesting of 383,334 outstanding stock options granted under the July 1996 agreements. In addition, the new employment agreements provided for income tax gross-ups with respect to any tax assessed on the restricted stock grants and acceleration of vesting of restricted stock.

     Compensation expense attributed to the equity grant, the acceleration of vesting of restricted stock and the related income tax gross-ups was recognized in the first quarter of 1998 and compensation expense related to the new restricted stock grants and related tax gross-ups was amortized to expense beginning in the first quarter of 1998 with amortization to continue over the period in which the restrictions lapse. Total compensation expense recognized in 1998 related to these items was approximately $31 million.

     On June 15, 1998, the Company's board of directors announced the removal of the then Chairman and Chief Executive Officer and subsequently announced the removal or resignation of other senior officers, including the Company's then Chief Financial Officer. In connection with the removal or resignation of the senior officers and the termination of their restricted stock grants, the unamortized portion of the deferred compensation expense attributable to the restricted stock grants was reversed. The Company and certain of its former officers are in disagreement as to the Company's obligations to these individuals under prior employment agreements and arising from their terminations. (See Note 15.)

                      SUNBEAM CORPORATION AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)

8. SHAREHOLDERS' EQUITY--(CONTINUED)

  Accumulated Other Comprehensive Loss

     The components of accumulated other comprehensive loss consist of the following (in thousands):

                                                                       CURRENCY       MINIMUM
                                                                      TRANSLATION     PENSION
                                                                      ADJUSTMENTS    LIABILITY     TOTAL
                                                                      -----------    ---------    --------
Balance at December 29, 1996.......................................    $ (12,111)    $  (6,163)   $(18,274)
Balance at December 28, 1997.......................................      (12,850)      (20,213)    (33,063)
Balance at December 31, 1998.......................................      (12,022)      (42,008)    (54,030)

     The accumulated other comprehensive loss associated with the minimum pension liability is net of deferred income taxes of approximately $5.0 million in 1998, 1997 and 1996.

9. EMPLOYEE STOCK OPTIONS AND AWARDS

     The Company has one stock-based compensation plan, the Amended and Restated Sunbeam Corporation Stock Option Plan (the "Plan"). Under the Plan, all employees are eligible for grants of options to purchase up to an aggregate of 16,300,000 shares of the Company's common stock at an exercise price equal to or in excess of the fair market value of the stock on the date of grant. The term of each option commences on the date of grant and expires on the tenth anniversary of the date of grant subject to earlier cancellation. Options generally become exercisable over a three to five year period.

     The Plan also provides for the grant of restricted stock awards of up to 200,000 shares, in the aggregate, to employees and non-employee directors. The Plan provides that each non-employee director of the Company is automatically granted 1,500 shares of restricted common stock upon his or her initial election or appointment and upon each subsequent re-election to the Company's board of directors. In the event of an election or appointment to the Company's board of directors at any time other than at the annual meeting of stockholders, the director receives a prorated amount of restricted common shares. These restricted common shares vest immediately upon the non-employee director's acceptance of his or her election or appointment to the Company's board of directors. The Company granted 6,000, 6,000, and 7,818 shares of restricted stock to non-employee directors in 1998, 1997 and 1996, respectively, and recognized compensation expense related to these grants of $0.2 million in each of 1998, 1997 and 1996. See Note 8 for a discussion of restricted stock awards made outside the Plan.

     In July 1996, options to purchase an aggregate of 3,000,000 shares (of which 2,750,000 options were outstanding at December 28, 1997) were granted outside of the Plan at exercise prices equal to the fair market value of the Company's common stock on the dates of grant in connection with the employment of a then new Chairman and Chief Executive Officer and two other senior officers of the Company. These outstanding options have terms of ten years and, with respect to options for 2,500,000 shares, were exercisable in three annual installments beginning July 17, 1996. Options for the remaining 250,000 shares still outstanding were exercisable in three annual installments beginning on the first anniversary of the July 22, 1996 grant date. On February 20, 1998 the vesting provisions of the options granted outside the Plan were accelerated. Additional stock option grants outside the Plan were made in February 1998, with a portion thereof subsequently terminated in connection with the removal of the then Chairman and Chief Executive Officer. The then Chairman and Chief Executive Officer and another senior officer are disputing termination of their stock option grants. (See Notes 8 and 15.)

     In the third and fourth quarters of 1998, options to purchase an aggregate of 4,200,000 shares were granted outside of the Plan in connection with the employment of the new Chief Executive Officer and certain members of the new senior management team. The options were granted to certain senior executives at exercise prices equal to or greater than the fair market value of the Company's common stock on the dates of the grant. The senior officers were granted options to purchase 3,200,000 shares of common stock at a price of $7.00 per share; 500,000 shares of common stock at a price of $10.50 per share and 500,000 shares at a price of $14.00 per share.

                      SUNBEAM CORPORATION AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)

9. EMPLOYEE STOCK OPTIONS AND AWARDS--(CONTINUED)

All of these outstanding options have terms of ten years and become fully exercisable at the end of two to three year periods if the executive remains employed by the Company as of such date. These grants are subject the shareholder approval at the 1999 Annual Meeting. A measurement date pursuant to APB Opinion No. 25 will be established for these grants upon shareholder approval. These options have been included in the following tables summarizing the Company's stock option activity for the year ended December 31, 1998.

     In August 1998, the Company approved a plan to exchange outstanding common stock options held by the Company's employees. The exchange program, which has been completed, provided for outstanding options with exercise prices in excess of $10.00 per share to be exchanged for new options on a voluntary basis in an exchange ratio ranging from approximately two to three old options for one new option, (as determined by reference to a Black-Scholes option pricing model) with the exercise price of the new options set at $7.00 per share. These options were repriced at an exercise price approximating the market value of the Company's common stock at the date of the repricing and, consequently, there was no related compensation expense.

     The Company applies APB Opinion No. 25 and related interpretations in accounting for its stock options. Accordingly, no compensation cost has been recognized for outstanding stock options. Had compensation cost for the Company's outstanding stock options been determined based on the fair value at the grant dates for those options consistent with SFAS No. 123, the Company's net (loss) earnings and basic and diluted (loss) earnings per share would have differed as reflected by the pro forma amounts indicated below (in thousands except per share amounts):

                                                                       1998         1997        1996
                                                                    -----------    -------    ---------
Net (loss) earnings:
  As reported....................................................   $  (897,923)   $38,301    $(208,481)
  Pro forma......................................................    (1,023,932)    14,524     (218,405)

Basic (loss) earnings per share:
  As reported....................................................         (9.25)      0.45        (2.51)
  Pro forma......................................................        (10.54)      0.17        (2.63)

Diluted (loss) earnings per share:
  As reported....................................................         (9.25)      0.44        (2.51)
  Pro forma......................................................        (10.54)      0.17        (2.63)

     The Company's pro forma net loss for 1998 includes approximately
$68 million of compensation cost relating to options issued to the former Chairman and Chief Executive Officer (3,750,000) and a former senior officer (1,125,000) in connection with their February 1998 employment agreements. These options are included in the outstanding and exercisable options issued outside the plan in the following table. The Company and these individuals are in dispute regarding the status of these options.

     The fair value of each option grant is estimated on the date of grant using the Black-Scholes option-pricing model with the following weighted-average assumptions:

                                                                             1998       1997       1996
                                                                            -------    -------    -------
Expected volatility......................................................     52.80%     34.19%     36.78%
Risk-free interest rate..................................................      4.68%      6.36%      6.34%
Dividend yield...........................................................       0.0%       0.1%       0.1%
Expected life............................................................   6 years    6 years    5 years

                      SUNBEAM CORPORATION AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)

9. EMPLOYEE STOCK OPTIONS AND AWARDS--(CONTINUED)

     A summary of the status of the Company's outstanding stock options as of December 31, 1998, December 28, 1997 and December 29, 1996, and changes during the years ended on those dates is presented below:

                                         1998                            1997                            1996
                             ----------------------------    ----------------------------    ----------------------------
                                            WEIGHTED                        WEIGHTED                        WEIGHTED
                                            AVERAGE                         AVERAGE                         AVERAGE
                               SHARES      EXERCISE PRICE      SHARES      EXERCISE PRICE      SHARES      EXERCISE PRICE
                             ----------    --------------    ----------    --------------    ----------    --------------
Plan options
  Outstanding at beginning
     of year .............    6,654,068        $25.61         6,271,837        $19.43         4,610,387        $16.67
  Granted.................    6,663,998         17.13         3,105,263         32.40         4,061,450         20.39
  Exercised...............     (879,088)        22.25        (1,549,196)        17.20          (622,994)         7.51
  Canceled................   (6,826,070)        27.75        (1,173,836)        21.10        (1,777,006)        18.64
                             ----------                      ----------                      ----------
  Outstanding at end of
     year.................    5,612,908        $13.32         6,654,068        $25.61         6,271,837        $19.43
                             ----------                      ----------                      ----------
                             ----------                      ----------                      ----------
  Options exercisable at
     year-end.............    1,717,545        $20.91         1,547,198        $19.13         1,655,450        $16.13
  Weighted-average fair
     value of options
     granted during the
     year.................                     $10.47                          $15.46                          $14.76
Options outside plan
  Outstanding at
    beginning of year ....    2,750,000        $12.43         2,750,000        $12.43           692,500        $16.70
  Granted.................    9,825,000         24.62                --            --         3,000,000         12.65
  Canceled................     (750,000)        36.85                --            --          (942,500)        16.27
                             ----------                      ----------                      ----------
  Outstanding at end of
     year.................   11,825,000        $21.01         2,750,000        $12.43         2,750,000        $12.43
                             ----------                      ----------                      ----------
                             ----------                      ----------                      ----------
  Options exercisable at
     year-end.............    7,625,000        $28.04         1,750,000        $12.35           833,333        $12.25
  Weighted-average fair
     value of options
     granted during the
     year.................                     $13.71                             N/A                          $ 5.99

     Included in the outstanding and exercisable options issued outside the plan, as presented above, are options issued to the former Chairman and Chief Executive Officer (3,750,000) and a former senior officer (1,125,000) in connection with their February 1998 employment agreements. The Company and these individuals are in a dispute regarding the status of these options.

                      SUNBEAM CORPORATION AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)

9. EMPLOYEE STOCK OPTIONS AND AWARDS--(CONTINUED)

     The following table summarizes information about stock options outstanding at December 31, 1998:

                                                                                OPTIONS OUTSTANDING
                                                            -----------------------------------------------------------
                                                              NUMBER           WEIGHTED-AVERAGE
                                                            OUTSTANDING     REMAINING CONTRACTUAL      WEIGHTED-AVERAGE
RANGE OF EXERCISE PRICES                                    AT 12/31/98          LIFE (YEARS)           EXERCISE PRICE
---------------------------------------------------------   -----------    ------------------------    ----------------
$5.00 to 7.00............................................     6,076,805               9.2                   $ 6.91
$7.01 to $14.00..........................................     4,048,200               8.3                    11.80
$14.01 to $15.00.........................................       642,124               7.6                    14.43
$15.01 to $23.15.........................................       697,697               7.2                    19.47
$23.16 to $26.71.........................................       733,714               8.3                    25.07
$26.72 to $36.85.........................................     4,951,590               9.1                    36.55
$36.86 and over..........................................       287,778               8.9                    40.32
                                                            -----------
$5.00 to $50.77..........................................    17,437,908               8.7                    18.49
                                                            -----------
                                                            -----------

                                                                                            OPTIONS EXERCISABLE
                                                                                      -------------------------------
                                                                                        NUMBER
                                                                                      EXERCISABLE    WEIGHTED-AVERAGE
RANGE OF EXERCISE PRICES                                                              AT 12/31/98     EXERCISE PRICE
-----------------------------------------------------------------------------------   -----------    ----------------
$5.00 to $7.00.....................................................................       95,895          $ 5.01
$7.01 to $14.00....................................................................    2,500,000           12.25
$14.01 to $15.00...................................................................      571,290           14.41
$15.01 to $23.15...................................................................      627,488           19.30
$23.16 to $26.71...................................................................      540,055           25.10
$26.72 to $36.85...................................................................    4,906,961           36.62
$36.86 and over....................................................................      100,856           40.60
                                                                                       ---------
$5.00 to $50.77....................................................................    9,342,545           26.62
                                                                                       ---------
                                                                                       ---------

                      SUNBEAM CORPORATION AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)

10. SUPPLEMENTARY FINANCIAL STATEMENT DATA

     Supplementary Balance Sheet data at the end of each fiscal year is as follows (in thousands):

                                                                                    1998         1997
                                                                                 ----------    --------
Receivables:
  Trade.......................................................................   $  407,452    $250,699
  Sundry......................................................................        7,347       7,794
                                                                                 ----------    --------
                                                                                    414,799     258,493
Valuation allowance...........................................................      (53,025)    (30,033)
                                                                                 ----------    --------
                                                                                 $  361,774    $228,460
                                                                                 ----------    --------
                                                                                 ----------    --------
Inventories:
  Finished goods..............................................................   $  370,622    $193,864
  Work in process.............................................................       39,143      25,679
  Raw materials and supplies..................................................      109,424      85,357
                                                                                 ----------    --------
                                                                                 $  519,189    $304,900
                                                                                 ----------    --------
                                                                                 ----------    --------
Prepaid expenses and other current assets:
  Deferred income taxes.......................................................   $   40,756    $     --
  Prepaid expenses and other..................................................       33,431      16,584
                                                                                 ----------    --------
                                                                                 $   74,187    $ 16,584
                                                                                 ----------    --------
                                                                                 ----------    --------
Property, plant and equipment:
  Land........................................................................   $   10,664    $  1,793
  Buildings and improvements..................................................      168,685      98,054
  Machinery and equipment.....................................................      395,763     248,138
  Furniture and fixtures......................................................       18,208       7,327
                                                                                 ----------    --------
                                                                                    593,320     355,312
Accumulated depreciation and amortization.....................................     (138,148)   (105,788)
                                                                                 ----------    --------
                                                                                 $  455,172    $249,524
                                                                                 ----------    --------
                                                                                 ----------    --------
Trademarks, tradenames, goodwill and other:
  Trademarks and tradenames...................................................   $  597,515    $237,095
  Goodwill....................................................................    1,254,880      24,687
  Deferred financing costs....................................................       47,325         983
  Other intangible assets.....................................................       28,012         424
                                                                                 ----------    --------
                                                                                  1,927,732     263,189
  Accumulated amortization....................................................     (101,783)    (56,880)
                                                                                 ----------    --------
                                                                                  1,825,949     206,309
Other assets..................................................................       33,428         853
                                                                                 ----------    --------
                                                                                 $1,859,377    $207,162
                                                                                 ----------    --------
                                                                                 ----------    --------

                      SUNBEAM CORPORATION AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)

10. SUPPLEMENTARY FINANCIAL STATEMENT DATA--(CONTINUED)

                                                                                     1998        1997
                                                                                   --------    --------
Other current liabilities:
  Payrolls, commissions and employee benefits...................................   $ 61,294    $ 12,227
  Advertising and sales promotion...............................................     56,288      34,749
  Product warranty..............................................................     50,287      21,498
  Accounts receivable securitization liability..................................         --      19,750
  Sales returns.................................................................     16,972       7,846
  Interest......................................................................     26,202         941
  Other.........................................................................    110,142      27,074
                                                                                   --------    --------
                                                                                   $321,185    $124,085
                                                                                   --------    --------
                                                                                   --------    --------
Other long-term liabilities:
  Accrued postretirement benefit obligation.....................................   $ 48,028    $ 30,394
  Accrued pension...............................................................     42,431      10,744
  Product liability and workers compensation....................................     71,868      41,901
  Other.........................................................................     86,132      71,261
                                                                                   --------    --------
                                                                                   $248,459    $154,300
                                                                                   --------    --------
                                                                                   --------    --------

     Supplementary Statements of Operations and Cash Flows data for each fiscal year are summarized as follows (in thousands):

                                                                        1998        1997        1996
                                                                      --------    --------    --------
Other (income) expense, net:
  Interest income..................................................   $ (2,897)   $ (2,561)   $ (1,255)
  Other, net.......................................................     (1,871)      2,573       4,993
                                                                      --------    --------    --------
                                                                      $ (4,768)   $     12    $  3,738
                                                                      --------    --------    --------
                                                                      --------    --------    --------
Cash paid (received) during the period for:
  Interest.........................................................   $ 81,291    $ 13,058    $ 13,397
                                                                      --------    --------    --------
                                                                      --------    --------    --------
  Income taxes (net of refunds)....................................   $(17,358)   $(44,508)   $   (540)
                                                                      --------    --------    --------
                                                                      --------    --------    --------

11. ASSET IMPAIRMENT AND OTHER CHARGES

     In the fourth quarter of 1998, the Company recorded a $62.5 million charge for the write-off of the carrying value of First Alert's goodwill (see Note 2).

     In the second quarter of 1998, as a result of decisions to outsource or discontinue a substantial number of products previously made by the Company (principally breadmakers, toasters and certain other appliances, air and water filtration products and the elimination of certain stock keeping units ("SKU's") within existing product lines, primarily relating to appliances, grills and grill accessories), certain facilities and equipment will either no longer be used or will be utilized in a significantly different manner. Accordingly, a charge of $29.6 million was recorded in Cost of Goods Sold to write certain of these assets down to their estimated fair market value. Approximately 80% of this charge related to machinery, equipment and tooling at the Company's Mexico City and Hattiesburg, Mississippi manufacturing plants, the estimated fair value for which was derived through an auction process. The remainder of this charge related to tooling and equipment at various other facilities, which either had a nominal value or the fair market value of which was derived through an auction process. These assets were taken out of service at the time of the write-down and consequently were not depreciated further after the write-down. The net carrying value of these assets after the write-down approximated $2.2 million and these assets are expected to be disposed of by September 30, 1999. Depreciation

                      SUNBEAM CORPORATION AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)

11. ASSET IMPAIRMENT AND OTHER CHARGES--(CONTINUED)

expense associated with these assets approximated $2.6 million in 1998, $4.2 million in 1997 and $3.5 million in 1996.

     Personnel at the Mexico City facility were notified in the second quarter of 1998 that the plant was scheduled for closure at year-end 1998, accordingly, at that time, a liability of $1.8 million was recorded in Cost of Goods Sold primarily for employee severance. The employee severance related to approximately 1,200 positions of which approximately 1,100 were terminated, and $1.4 million paid in severance, as of December 31, 1998. It is anticipated that the remaining 100 employees will be terminated and the balance of the severance obligation ($0.4 million) paid by July 31, 1999. In the third quarter of 1998, the Company recorded as Cost of Goods Sold, an additional provision for impairment of fixed assets of $3.1 million in an acquired entity, relating to assets taken out of service for which there was no remaining value. The asset impairment resulted from management's decision, during the third quarter, to discontinue certain SKU's within product lines (principally generators, compressors and propane cylinders) subsequent to the acquisition. These fixed assets were taken out of service at the time of the write-down and consequently were not depreciated further after the write-down. Depreciation expense associated with these assets approximated $0.8 million in 1998. In the fourth quarter of 1998, the Company recorded a $7.1 million charge as a result of management's decision, during the fourth quarter, to outsource the production of certain appliances (principally irons). This charge to Cost of Goods Sold primarily consists of a provision for certain tooling and equipment
($6.7 million) and severance and related benefits ($0.4 million). This tooling and equipment, which had no remaining value, was written off. These fixed assets were taken out of service at the time of the write-down, and consequently depreciation was discontinued at the time of the write-down. Depreciation expense associated with these assets approximated $2.4 million in 1998, $2.3 million in 1997 and $0.9 million in 1996. The severance costs related to approximately 45 production employees, none of whom were terminated, as of December 31, 1998. It is anticipated that these employees will be terminated and the severance obligation paid by September 30, 1999.

     During 1997 and the first half of 1998, the Company built inventories in anticipation of 1998 sales volumes which did not materialize. As a result, it has been and will continue to be necessary to dispose of some portions of excess inventories at amounts less than cost. Accordingly, during 1998, when the facts and circumstances were known that such sales volume would not materialize, the Company recorded $58.2 million in charges (of which $46.4 million, $2.2 million and $9.6 million, were recorded during the second, third and fourth quarters, respectively) to properly state this inventory at the lower-of-cost-or-market. This inventory primarily related to certain appliances, grills and grill accessories. The Company also recorded a charge of $11.0 million during the second quarter for excess inventories for raw materials and work in process that will not be used due to outsourcing the production of breadmakers, toasters and certain other appliances. In addition, during 1998, the Company made the decision to exit certain product lines, primarily air and water filtration products and eliminate certain SKU's within existing product lines, primarily relating to appliances, grills and grill accessories. As a result of this decision, a $26.6 million charge was recorded during the second quarter to properly state this inventory at the lower-of-cost-or-market. Total charges for excess inventories recorded at the lower-of-cost-or-market, based on management's best estimate of net realizable value, amounted to approximately $95.8 million at December 31, 1998. (See Note 12 for asset impairment and other charges recorded in conjunction with a 1996 restructuring plan.)

12. RESTRUCTURING

     In November 1996, the Company announced the details of a restructuring plan. The plan included the consolidation of administrative functions within the Company, the reduction of manufacturing and warehouse facilities, the centralization of the Company's procurement function, and reduction of the Company's product offerings and SKU's. The Company also announced plans to divest several lines of business (see Note 13).

     As part of the restructuring plan, the Company consolidated six divisional and regional headquarter's functions into a single worldwide corporate headquarters and outsourced certain back office activities resulting in

                      SUNBEAM CORPORATION AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)

12. RESTRUCTURING--(CONTINUED)

a reduction in total back-office/administrative headcount. Overall, the restructuring plan called for a reduction in the number of production facilities from 26 to 8 and the elimination of over 6,000 positions from the Company's workforce, including 3,300 from the disposition of certain business operations and the elimination of approximately 2,800 other positions, some of which were outsourced. The Company completed the major phases of the restructuring plan by July 1997.

     In conjunction with the implementation of the restructuring plan, the Company recorded a pre-tax charge of $239.2 million in the fourth quarter of 1996. This amount is recorded as follows in the accompanying Consolidated Statements of Operations: $110.1 million in Restructuring and Asset Impairment Charges, as further described below; $60.8 million in Cost of Goods Sold related principally to inventory write-downs to net realizable value as a result of a reduction in SKU's and costs of inventory liquidation programs; $10.1 million in SG&A expense, for period costs which were charged to operations as incurred, principally relating to employee relocation and recruiting and equipment relocation and installation ($3.2 million), transitional fees relating to outsourcing arrangements ($4.9 million) and package redesign costs
($2.0 million), and $58.2 million ($39.1 million net of taxes) in Loss on Sale of Discontinued Operations related to the divestiture of its furniture business. In 1997, upon completion of the sale of the furniture business, the Company recorded an additional pre-tax loss of $22.5 million from discontinued operations ($14.0 million net of taxes) due primarily to lower than anticipated sales proceeds relating to the post closing adjustment process that was part of the sale agreement.

     Amounts included in Restructuring and Asset Impairment Charges in 1996 in the accompanying Consolidated Statements of Operations included cash items such as severance and other employee costs of $24.7 million, lease obligations of $12.6 million and other exit costs associated with facility closures and related to the implementation of the restructuring plan of $4.1 million, principally representing costs related to clean-up and restoration of facilities owned and leased for either sale or return to the landlord.

     Included in Restructuring and Asset Impairment Charges in 1996 was
$68.7 million of non-cash charges (classified within the $110.1 million restructuring charge) principally consisting of: (a) asset write-downs to net realizable value for disposals of excess facilities and equipment and certain product lines ($22.5 million); (b) write-offs of redundant computer systems from the administrative back-office consolidations and outsourcing initiatives
($12.3 million); (c) write-off of intangibles relating to discontinued product lines ($10.1 million); (d) write-off of capitalized product and package design costs and other expenses related to exited product lines and SKU reductions ($9.0 million) (Prior to 1996, Sunbeam had capitalized certain costs related to international product development and package design, which were amortized over the period of related benefit. The product development costs ($1.9 million) related to international operations and represented the costs necessary to modify products for introduction to the international markets. As the restructuring plan included the closure of International Group office and elimination of a number of products to which these costs pertained, the related capitalized costs were written off. Additionally, in connection with the restructuring plan, as a result of the elimination of many products and SKU's, Sunbeam updated its package designs. Accordingly, the unamortized balance of the capitalized package design costs which had been capitalized prior to 1996, ($5.0 million) was written off. Sunbeam discontinued incurring costs of a significant nature relating to these items and consequently has discontinued capitalizing such costs subsequent to 1995 and (e) asset write-downs related to the divestiture of certain non-core products and businesses ($14.8 million). The asset write-downs of $34.8 million (representing (a) and (b) discussed above) included equipment taken out of service in 1996 (either abandoned in 1996 or sold in 1997) and accordingly, depreciation was not recorded subsequent to the date of the impairment charge. The asset write-downs of $14.8 million related to the divestiture of non-core products and businesses resulted from divesting of the time and temperature business (sold in March 1997) and Counselor(Registered) and Borg(Registered) scale product lines (sold in May 1997) and the sale of the textile mill in Biddeford, Maine in May 1997. These charges primarily represented the estimated non-cash losses resulting from the sale or abandonment of facilities and equipment related to exiting these product lines. The Company continued to record depreciation expense on these fixed assets, based on historical rates, until such time that the assets were disposed of. For these fixed assets, the

                      SUNBEAM CORPORATION AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)

12. RESTRUCTURING--(CONTINUED)

impairment charges represented write-downs to net realizable values (based on the estimated net proceeds from the sale of these assets compared to their recorded net book value), less estimated depreciation expense at historical rates through the period of estimated use. The net carrying value of these assets at December 29, 1996 approximated $42.5 million.

     The $24.7 million for severance and other employee costs, including COBRA and other fringe benefits, related to approximately 3,700 positions that were planned to be eliminated as a result of the restructuring plan, excluding approximately 2,400 employees terminated from the furniture business for which severance was included in Loss on Sale of Discontinued Operations (see
Note 13). The furniture business was sold in 1997. In 1996 and 1997, approximately 1,200 employees and 1,800 employees, respectively, were terminated from continuing operations. Due largely to attrition, the remaining planned terminations were not required. In 1997, the Company determined that its severance and employee benefit costs were less than originally accrued principally due to lower than expected COBRA and workers compensation costs, and accordingly reversed accruals of $7.9 million in the third quarter
($2.1 million) and fourth quarter ($5.8 million). At December 31, 1997, the balance accrued of $1.2 million represented the remaining severance and employee benefit costs for certain employees terminated during 1997. During 1998, all amounts were expended.

     The amounts accrued at December 29, 1996, for Restructuring and Asset Impairment Charges recorded in fiscal 1996, exceeded amounts ultimately required principally due to reductions in anticipated severance and employee benefit costs of $7.9 million, as discussed above, and reductions in estimated lease payments of $6.7 million ($3.7 million and $3.0 million recognized in the third and fourth quarters, respectively) resulting from better than anticipated rentals received under sub-leases and favorable negotiation of lease terminations. Accordingly, the fiscal 1997 Consolidated Statement of Operations included $14.6 million of benefit ($5.8 million in the third quarter and $8.8 million in the fourth quarter of 1997) related to the reversal of accruals no longer required, which were recorded as these reduced obligations became known.

     In 1996, in conjunction with the initiation of the restructuring plan, the Company recorded additional charges totaling $129.1 million, reflected in Cost of Goods Sold; SG&A expense and Loss on Sale of Discontinued Operations. The charge included in Cost of Goods Sold ($60.8 million) principally represented inventory write-downs to net realizable value, based upon management's best estimates, and anticipated losses on the disposition of the inventory as a result of the significant reduction in SKU's provided for in the restructuring plan. The write-down included $26.9 million related to raw materials, work-in process and finished goods for discontinued outdoor cooking products, principally grills and grills accessories and the balance related to raw materials, work-in-process and finished goods for other discontinued products including appliances ($27.8 million), clippers ($1.0 million) and blankets
($5.1 million). For inventory which management determined was salable, the estimated write-down was based upon the difference between the expected net sales proceeds of the inventory, depending on distribution channel, and the recorded value of the inventory. In the case of abandoned inventory, the write-down was equal to the recorded value of the inventory. The resulting difference between carrying value and estimated net realizable value represented the $60.8 million write-down necessary to record the inventory at its net realizable value. SG&A expense included period costs, charged to operations as incurred, in 1997 and 1996 of $15.8 million and $10.1 million, respectively, relating to employee relocation and recruiting and equipment relocation and installation ($11.8 million in 1997 and $3.2 million in 1996), transitional fees related to outsourcing arrangements ($4.9 million in 1996) and package redesign costs ($4.0 million in 1997 and $2.0 million in 1996) expended as a result of the implementation of the restructuring plan. The Loss on Sale of Discontinued Operations of $58.2 million is discussed further in Note 13.

     At December 28, 1997, the Company had $5.2 million in liabilities accrued related to the 1996 restructuring plan, including $1.2 million of severance related costs and $4.0 million related to facility closures, which principally represented future lease payments (net of sub-leases) on exited facilities. During 1998, this liability was reduced by $4.0 million as a result of cash expenditures. At December 28, 1997, the Company had

                      SUNBEAM CORPORATION AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)

12. RESTRUCTURING--(CONTINUED)

$3.0 million of warranty liabilities related to the discontinued furniture operations. During 1998, $2.5 million of this liability was liquidated.

     The following table sets forth the details and the activity from the charges (in millions):

                                                              ADDITIONS
                                           ACCRUAL BALANCE    CHARGED TO       CASH        NON-CASH      ACCRUAL BALANCE
                                           JANUARY 1, 1996      INCOME      REDUCTIONS    REDUCTIONS    DECEMBER 29, 1996
                                           ---------------    ----------    ----------    ----------    -----------------
Write-downs:
  Fixed assets, held for disposal, not
     in use.............................        $  --           $ 34.8        $   --        $ 34.8           $    --
  Fixed assets, held for disposal, used
     until disposed.....................         11.3             14.8            --          11.3              14.8
  Inventory on hand.....................           --             60.8            --          60.8                --
  Other assets, principally trademarks
     and intangible assets..............           --             19.1            --          18.0               1.1
                                                -----           ------        ------        ------           -------
                                                 11.3            129.5            --         124.9              15.9
                                                -----           ------        ------        ------           -------
Restructuring accruals:
  Employee severance pay and fringes....           --             24.7           5.6            --              19.1
  Lease payments and termination fees...          2.5             12.6           2.5            --              12.6
  Other exit activity costs, principally
     facility closure expense...........           --              4.1            --            --               4.1
                                                -----           ------        ------        ------           -------
                                                  2.5             41.4           8.1            --              35.8
                                                -----           ------        ------        ------           -------
Total restructuring and asset impairment
  accrual...............................         13.8            170.9           8.1         124.9              51.7
                                                -----           ------        ------        ------           -------
Other related period costs charged to
  operations as incurred:
  Employee relocation; equipment
     relocation and installation and
     other..............................           --              3.2           3.2            --                --
  Transitional fees related to
     outsourcing arrangements...........           --              4.9           4.9            --                --
  Package redesign......................           --              2.0           2.0            --                --
                                                -----           ------        ------        ------           -------
                                                   --             10.1          10.1            --                --
                                                -----           ------        ------        ------           -------
Total included in continuing
  operations............................         13.8            181.0          18.2         124.9              51.7
Total included in discontinued
  operations............................           --             58.2            --            --              58.2
                                                -----           ------        ------        ------           -------
                                                $13.8           $239.2        $ 18.2        $124.9           $ 109.9
                                                -----           ------        ------        ------           -------
                                                -----           ------        ------        ------           -------

                      SUNBEAM CORPORATION AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)

12. RESTRUCTURING--(CONTINUED)

                                  ACCRUAL BALANCE    ADDITIONS                                              ACCRUAL BALANCE
                                    DECEMBER 30,     CHARGED TO       CASH        NON-CASH                    DECEMBER 28,
                                       1996            INCOME      REDUCTIONS    REDUCTIONS    REVERSALS         1997
                                  ---------------    ----------    ----------    ----------    ---------    ---------------
Write-downs:
  Fixed assets, held for
     disposal, used until
     disposed..................       $  14.8          $   --        $   --        $ 14.8        $  --           $  --
  Other assets, principally
     trademarks and intangible
     assets....................           1.1              --            --           1.1           --              --
                                      -------          ------        ------        ------        -----           -----
                                         15.9              --            --          15.9           --              --
                                      -------          ------        ------        ------        -----           -----
Restructuring accruals:
  Employee severance pay and
     fringes...................          19.1              --          10.0            --          7.9             1.2
  Lease payments and
     termination fees..........          12.6              --           2.6            --          6.7             3.3
  Other exit activity costs,
     principally facility
     closure expenses..........           4.1              --           3.4            --           --             0.7
                                      -------          ------        ------        ------        -----           -----
                                         35.8              --          16.0            --         14.6             5.2
                                      -------          ------        ------        ------        -----           -----
Total restructuring and asset
  impairment accrual...........          51.7              --          16.0          15.9         14.6             5.2
Discontinued operations........          58.2            22.5           6.1          71.6           --             3.0
                                      -------          ------        ------        ------        -----           -----
                                      $ 109.9          $ 22.5        $ 22.1        $ 87.5        $14.6           $ 8.2
                                      -------          ------        ------        ------        -----           -----
                                      -------          ------        ------        ------        -----           -----

                                                                    ACCRUAL BALANCE
                                                                    DECEMBER 29,        CASH         ACCRUAL BALANCE
                                                                       1997            REDUCTIONS    DECEMBER 31, 1998
                                                                    ---------------    ----------    -----------------
Restructuring accruals:
  Employee severance pay and fringes.............................        $ 1.2            $1.2             $  --
  Lease payments and termination fees............................          3.3             2.1               1.2
  Other exit activity costs, principally facility closure
     expenses....................................................          0.7             0.7                --
                                                                         -----            ----             -----
Total restructuring accrual......................................          5.2             4.0               1.2
                                                                         -----            ----             -----
Discontinued operations..........................................          3.0             2.5               0.5
                                                                         -----            ----             -----
                                                                         $ 8.2            $6.5             $ 1.7
                                                                         -----            ----             -----
                                                                         -----            ----             -----

     The restructuring accrual, which existed at January 1, 1996 ($13.8 million), was initially established as part of a "rightsizing program" during fiscal 1992. During 1996 approximately $3 million of this accrual was utilized and the remaining $10.8 million became part of the reserve requirements of the 1996 restructuring plan. In effect, in 1996, the Company reversed the $10.8 million prior year accrual determined to be no longer required and provided a corresponding amount in connection with the 1996 restructuring charge.

                      SUNBEAM CORPORATION AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)

13. DISCONTINUED OPERATIONS

     As part of the 1996 restructuring plan, the Company also announced the divestiture of the furniture business, by a sale of assets. In February 1997, the Company entered into an agreement to sell the business to U.S. Industries, Inc. in a transaction that was completed on March 17, 1997. In connection with the furniture divestiture, the Company recorded a provision for estimated losses to be incurred on the sale of $39.1 million in 1996, net of applicable income tax benefits of $19.9 million. Although the discontinued furniture operations were profitable, net income had declined from $21.7 million in 1994 to $0.8 million in 1996. This decline, along with the Company's announcement that it intended to divest this line of business contributed to the loss on sale. Revenues for the discontinued furniture business were $51.6 million in the first quarter of 1997, $227.5 million in 1996 and $185.6 million in 1995. Results of operations were nominal in 1997 and 1996, down from $12.9 million (net of $7.9 million in taxes) in 1995. In connection with the sale of these assets (primarily inventory, property, plant and equipment), the Company received $69.0 million in cash. The Company retained accounts receivable related to the furniture business of approximately $50 million as of the closing date and retained certain liabilities. The final purchase price for the furniture business was subject to a post-closing adjustment based on the terms of the asset purchase agreement and in the first quarter of 1997, after completion of the sale, the Company recorded an additional loss of $14.0 million, net of applicable income tax benefits of $8.5 million.

     In addition to the furniture business divestiture, the Company also completed the sale of other product lines and assets in 1997 as part of its restructuring plan, including time and temperature products, Counselor(Registered) and Borg(Registered) scales and a textile facility. Losses incurred on the disposal of these assets, which consist primarily of write-downs of assets to net realizable value, are included in Restructuring and Asset Impairment Charges in 1996 in the Consolidated Statements of Operations.

14. SEGMENT, CUSTOMER AND GEOGRAPHIC DATA

     Throughout 1998 Sunbeam's operations were managed through four reportable segments: Household, Outdoor Leisure, International and Corporate. Reportable segments are identified by the Company based upon the distinct products manufactured (Household and Outdoor Leisure) or based upon the geographic region in which its products are distributed (International). The Company's reportable segments are all separately managed.

     The Household group consists of appliances (including mixers, blenders, food steamers, bread makers, rice cookers, coffee makers, toasters, irons and garment steamers), health products (including vaporizers, humidifiers, air cleaners, massagers, hot and cold packs and blood pressure monitors), scales, personal care products (including hair clippers and trimmers and related products for the professional beauty, barber and veterinarian trade and sales of products to commercial and institutional channels), blankets (including electric blankets, heated throws and mattress pads) and First Alert(Registered) products (smoke and carbon monoxide detectors, fire extinguishers and home safety equipment).

     The Outdoor Leisure group includes outdoor recreation products (which encompass tents, sleeping bags, coolers, camping stoves, lanterns and outdoor heaters), outdoor cooking products (including gas and charcoal outdoor grills and grill parts and accessories), Powermate(Registered) products (including portable power generators and air compressors), and Eastpak(Registered) products (including backpacks and bags).

     The International group is managed through five regional subdivisions:
Europe, Latin America, Japan, Canada and East Asia. Europe includes the manufacture, sales and distribution of Campingaz(Registered) products and sales and distribution in Europe, Africa and the Middle East of other Company products. The Latin American region includes the manufacture, sales and distribution throughout Latin America of small appliances, and sales and distribution of personal care products, professional clippers and related products, camping products and Powermate products. Japan includes the sales and distribution of primarily outdoor recreation products. Canada includes sales of substantially all the Company's products and East Asia encompasses sales and distribution in all areas of East Asia other than Japan of substantially all the Company's products.

                      SUNBEAM CORPORATION AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)

14. SEGMENT, CUSTOMER AND GEOGRAPHIC DATA--(CONTINUED)

     The Company's Corporate group provides certain management, accounting, legal, risk management, treasury, human resources, tax and management information services to all operating groups and also includes the operation of the Company's retail stores and the conduct of the Company's licensing activities.

     The accounting policies of the operating segments are the same as those described in the summary of significant accounting policies (see Note 1) except that certain bad debt expense is recorded at a consolidated level and included in the Corporate group. Sunbeam evaluates performance and allocates resources based upon profit or loss from operations before amortization, income taxes, minority interest, interest expense, non-recurring gains and losses and foreign exchange gains and losses. Intersegment sales and transfers are primarily recorded at cost.

     The following tables include selected financial information with respect to Sunbeam's four operating segments. Business segment information for prior years has been reclassified to conform to the current year presentation.

                                                               OUTDOOR
                                                 HOUSEHOLD     LEISURE      INTERNATIONAL    CORPORATE      TOTAL
                                                 ---------    ----------    -------------    ---------    ----------
YEAR ENDED DECEMBER 31, 1998
  Net sales to unaffiliated customers.........   $ 714,568    $  677,526      $ 413,864      $  30,913    $1,836,871
  Intersegment net sales......................      62,971       111,583         98,120             --       272,674
  Segment operating loss......................     (66,376)      (71,612)       (29,941)      (150,975)     (318,904)
  Segment assets..............................     864,745     1,782,994        413,755        344,023     3,405,517
  Segment depreciation expense................      24,086        32,759          2,448          4,742        64,035

YEAR ENDED DECEMBER 28, 1997
  Net sales to unaffiliated customers.........   $ 568,921    $  258,484      $ 229,572      $  16,113    $1,073,090
  Intersegment net sales......................     100,355         3,520         64,549             --       168,424
  Segment operating earnings (loss)...........      73,210         8,205         43,793        (42,915)       82,293
  Segment assets..............................     510,183       141,332        167,591        239,822     1,058,928
  Segment depreciation expense................      15,358         9,494          3,204          3,872        31,928

YEAR ENDED DECEMBER 29, 1996
  Net sales to unaffiliated customers.........   $ 555,215    $  245,600      $ 183,267      $     154    $  984,236
  Intersegment net sales......................      48,961         8,940         30,012             --        87,913
  Segment operating (loss) earnings...........     (37,598)       39,970          5,567        (62,355)      (54,416)
  Segment assets..............................     352,253       215,757         89,360        402,078     1,059,448
  Segment depreciation expense................      25,950         9,180          2,464            741        38,335

                      SUNBEAM CORPORATION AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)

14. SEGMENT, CUSTOMER AND GEOGRAPHIC DATA--(CONTINUED)

     Reconciliation of selected segment information to Sunbeam's consolidated totals for the years ended:

                                                           DECEMBER 31, 1998    DECEMBER 28, 1997    DECEMBER 29, 1996
                                                           -----------------    -----------------    -----------------
Net sales:
Net sales for reportable segments.......................      $ 2,109,545          $ 1,241,514          $ 1,072,149
Elimination of intersegment net sales...................         (272,674)            (168,424)             (87,913)
                                                              -----------          -----------          -----------
  Consolidated net sales................................      $ 1,836,871          $ 1,073,090          $   984,236
                                                              -----------          -----------          -----------
                                                              -----------          -----------          -----------
Segment (loss) earnings:
Total (loss) earnings for reportable segments...........      $  (318,904)         $    82,293          $   (54,416)
Unallocated amounts:
  Interest expense......................................         (131,091)             (11,381)             (13,588)
  Other (income) expense, net...........................            4,768                  (12)              (3,738)
  Amortization of intangible assets.....................          (43,830)              (7,829)              (9,094)
  Provision for inventory (Notes 11 and 12).............          (95,830)                  --              (60,800)
  Asset impairment (Notes 2 and 11).....................         (101,894)                  --                   --
  Issuance of warrants (Note 2).........................          (70,000)                  --                   --
  Former employees deferred compensation and severance
     (Note 8)...........................................          (30,688)                  --                   --
  Restructuring benefit (charges) (Note 12).............               --               14,582             (110,122)
  Restructuring related charges (Note 12)...............               --              (15,800)             (10,047)
  Reversals of reserves no longer required (Note 17)....               --               27,963                   --
  Other (charges) benefit...............................           (8,879)               2,854                   --
                                                              -----------          -----------          -----------
                                                                 (477,444)              10,377             (207,389)
                                                              -----------          -----------          -----------
     Consolidated (loss) earnings from continuing
       operations before income taxes, minority interest
       and extraordinary charge.........................      $  (796,348)         $    92,670          $  (261,805)
                                                              -----------          -----------          -----------
                                                              -----------          -----------          -----------

                      SUNBEAM CORPORATION AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)

14. SEGMENT, CUSTOMER AND GEOGRAPHIC DATA--(CONTINUED)

  Enterprise-Wide Disclosures

     Net sales from the Company's Household products represented 50%, 73% and 74% of consolidated net sales in 1998, 1997 and 1996, respectively. Net sales from the Company's Outdoor Leisure products category represented 50%, 25% and 26% of consolidated net sales in 1998, 1997 and 1996, respectively.

                                                                           FISCAL YEARS ENDED
                                                                 --------------------------------------
                                                                    1998          1997          1996
                                                                 ----------    ----------    ----------
Geographic Area Data
Net sales to unaffiliated customers:
  United States...............................................   $1,423,007    $  843,518    $  800,969
  Europe......................................................      170,910        17,415        18,872
  Latin America...............................................      158,670       164,044       125,072
  Other.......................................................       84,284        48,113        39,323
                                                                 ----------    ----------    ----------
Total net sales...............................................   $1,836,871    $1,073,090    $  984,236
                                                                 ----------    ----------    ----------
                                                                 ----------    ----------    ----------
Identifiable assets:
  United States...............................................   $2,991,762    $  891,337    $  970,088
  Europe......................................................      244,670         9,703        15,476
  Latin America...............................................       80,943       127,036        54,921
  Other.......................................................       88,142        30,852        18,963
                                                                 ----------    ----------    ----------
Total identifiable assets.....................................   $3,405,517    $1,058,928    $1,059,448
                                                                 ----------    ----------    ----------
                                                                 ----------    ----------    ----------

     Revenue from one retail customer in the United States in Sunbeam's Household and Outdoor Leisure segments accounted for approximately 18%, 20% and 19% of consolidated net sales in 1998, 1997 and 1996, respectively. Receivables from this customer approximated $62.6 million and $51.9 million at December 31, 1998 and December 27, 1997, respectively. The Company establishes its credit policies based on an ongoing evaluation of its customers' creditworthiness and competitive market conditions and establishes its allowance for doubtful accounts based on an assessment of exposures to credit losses at each balance sheet date. The Company believes its allowance for doubtful accounts is sufficient based on the credit exposures outstanding.

15. COMMITMENTS AND CONTINGENCIES

  SEC Investigation


     By letter dated June 17, 1998, the staff of the Division of Enforcement of the SEC advised the Company that it was conducting an informal inquiry into the Company's accounting policies and procedures and requested that the Company produce certain documents. On July 2, 1998, the SEC issued a Formal Order of Private Investigation, designating officers to take testimony and pursuant to which a subpoena duces tecum was served on the Company requiring the production of certain documents. On November 4, 1998, the Company received another SEC subpoena duces tecum requiring the production of further documents. The Company has provided numerous documents to the SEC staff and continues to cooperate with the SEC staff. The Company has, however, declined to provide the SEC with material that the Company believes is subject to the attorney-client privilege and the work product immunity. The Company cannot predict the term of such investigation or its potential outcome.


  Litigation

     On April 23, 1998, two class action lawsuits were filed on behalf of purchasers of the Company's common stock in the U.S. District Court for the Southern District of Florida against the Company and some of its present and former directors and former officers alleging violations of the federal securities laws as discussed below. After that date, approximately fifteen similar class actions were filed in the same Court. One of the lawsuits also

                      SUNBEAM CORPORATION AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)

15. COMMITMENTS AND CONTINGENCIES--(CONTINUED)

named as defendant Arthur Andersen LLP, the Company's independent accountants for the period covered by the lawsuit.

     On June 16, 1998, the Court entered an Order consolidating all these suits and all similar class actions subsequently filed (collectively, the "Consolidated Federal Actions") and providing time periods for the filing of a consolidated amended complaint and defendants' response thereto. On June 22, 1998, two groups of plaintiffs made motions to be appointed lead plaintiffs and to have their selection of counsel approved as lead counsel. On July 20, 1998, the Court entered an Order appointing lead plaintiffs and lead counsel. This Order also stated that it "shall apply to all subsequently filed actions which are consolidated herewith." On August 28, 1998, plaintiffs in one of the subsequently filed actions filed an objection to having their action consolidated pursuant to the June 16, 1998 Order, arguing that the class period in their action differs from the class periods in the originally filed consolidated actions. On December 9, 1998, the Court entered an Order overruling plaintiffs' objections and affirming its prior Order appointing lead plaintiffs and lead counsel.

     On January 6, 1999, plaintiffs filed a consolidated amended class action complaint against the Company, some of its present and former directors and former officers, and Arthur Andersen LLP. The consolidated amended class action complaint alleges that, in violation of section 10(b) of the Exchange Act and SEC Rule 10b-5, defendants made material misrepresentations and omissions regarding the Company's business operations, future prospects and anticipated earnings per share, in an effort to artificially inflate the price of the common stock and call options, and that, in violation of section 20(a) of the Exchange Act, the individual defendants exercised influence and control over the Company, causing the Company to make material misrepresentations and omissions. The consolidated amended complaint seeks an unspecified award of money damages. On February 5, 1999, plaintiffs moved for an order certifying a class consisting of all persons and entities who purchased Sunbeam common stock or who purchased call options or sold put options with respect to Sunbeam common stock during the period April 23, 1997 through June 30, 1998, excluding the defendants, their affiliates, and employees of Sunbeam. Defendants have filed a response to the motion for class certification. On March 8, 1999, all defendants who had been served with the consolidated amended class action complaint moved to dismiss it. Under the Private Securities Litigation Reform Act of 1995, all discovery in the consolidated action is stayed pending resolution of the motions to dismiss.

     On April 7, 1998, a purported derivative action was filed in the Circuit Court for the Fifteenth Judicial Circuit in and for Palm Beach County, Florida against the Company and some of its present and former directors and former officers. The action alleged that the individual defendants breached their fiduciary duties and wasted corporate assets when the Company granted stock options at an exercise price of $36.85 to three of its officers and directors (who were subsequently terminated) on or about February 2, 1998. On June 25, 1998, all defendants filed a motion to dismiss the complaint for failure to make a presuit demand on Sunbeam's board of directors. On October 22, 1998, the plaintiff amended the complaint against all but one of the defendants named in the original complaint. On February 19, 1999, plaintiffs filed a second amended derivative complaint nominally on behalf of Sunbeam against some of its present and former directors and former officers and Arthur Andersen LLP. The second amended complaint alleges, among other things, that Messrs. Dunlap and Kersh (the Company's former Chairman and Chief Executive Officer and Chief Financial Officer, respectively) caused Sunbeam to employ fraudulent accounting procedures in order to enable them to secure new employment contracts, and seeks an award of damages and other declaratory and equitable relief. The plaintiff has agreed that defendants need not respond to the second amended complaint until May 14, 1999. As described below, the Company and the plaintiffs have moved the Court for injunctive relief against Messrs. Dunlap and Kersh with respect to the arbitration action brought by them.

     On June 25, 1998, four purported class actions were filed in the Court of Chancery of the State of Delaware in New Castle County by minority shareholders of Coleman against Coleman, the Company and some of the Company's and Coleman's present and former officers and directors. An additional class action was filed on August 10, 1998, against the same parties. The complaints in these class actions allege, in essence, that the

                      SUNBEAM CORPORATION AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)

15. COMMITMENTS AND CONTINGENCIES--(CONTINUED)

existing exchange ratio for the proposed Coleman merger is no longer fair to Coleman's public shareholders as a result of the decline in the market value of the common stock. On October 21, 1998, the Company announced that it had entered into a Memorandum of Understanding to settle, subject to court approval, the class actions. Under the terms of the proposed settlement, if approved by the court the Company will issue to the Coleman public shareholders, and plaintiff's counsel in this action, warrants to purchase up to approximately 4.98 million shares of the Company's common stock at a cash exercise price of $7 per share, subject to certain anti-dilution provisions. These warrants will generally have the same terms as the warrants issued to an affiliate of M&F (see Note 2) and will be issued when the Coleman merger is consummated, which is now expected to be during the second half of 1999. As a consequence of entering the Memorandum of Understanding and agreeing to issue additional consideration in the form of warrants to purchase Sunbeam common stock, a new measurement date was established. The total consideration to be paid (cash, Sunbeam common stock, and Sunbeam warrants) to the Coleman shareholders will therefore be measured as of October 21, 1998. There can be no assurance that the Court will approve the settlement as proposed.


     During the months of August and October 1998, purported class action and derivative lawsuits were filed in the Court of Chancery of the State of Delaware in New Castle County and in the U.S. District Court for the Southern District of Florida by shareholders of the Company against the Company, M&F and certain of the Company's present and former directors. These complaints allege that the defendants breached their fiduciary duties when the Company entered into a settlement agreement whereby M&F and its affiliates released the Company from certain claims they may have had arising out of the Company's acquisition of M&F's interest in Coleman, and M&F agreed to provide management support to the Company. Under the settlement agreement, M&F was granted a five year warrant to purchase up to an additional 23 million shares of Sunbeam's common stock at an exercise price of $7 per share, subject to certain anti-dilution provisions. The plaintiffs have requested an injunction against issuance of stock to M&F pursuant to exercise of the warrants and unspecified money damages. These complaints also allege that the rights of the public shareholders have been compromised, as the settlement would normally require shareholders' approval under the rules and regulations of the New York Stock Exchange ("NYSE"). The Audit Committee of the Company's board of directors determined that obtaining such shareholders' approval would have seriously jeopardized the financial viability of the Company, which is an allowable exception to the NYSE shareholders' approval requirements. By Order of the Court of Chancery dated January 7, 1999, the derivative actions filed in that Court were consolidated and the Company has moved to dismiss such action. The action filed in the U.S. District Court for the Southern District of Florida has been dismissed.


     On September 16, 1998, an action was filed in the 56th Judicial District Court of Galveston County, Texas alleging various claims in violation of the Texas Securities Act and Texas Business & Commercial Code as well as common law fraud as a result of the Company's alleged misstatements and omissions regarding the Company's financial condition and prospects during a period beginning May 1, 1998 and ending June 16, 1998, in which the plaintiffs engaged in transactions in the Company's common stock. The Company is the only named defendant in this action. The complaint requests recovery of compensatory damages, punitive damages and expenses in an unspecified amount. This action was removed to the U.S. District Court for the Southern District of Texas and subsequently has been transferred to the Southern District of Florida, the forum for the Consolidated Federal Actions.

     On October 30, 1998, a class action lawsuit was filed on behalf of certain purchasers of the Debentures in the U.S. District Court of the Southern District of Florida against the Company and some of the Company's former officers and directors, alleging violations of the federal securities laws and common law fraud. The complaint alleges that the Company's offering memorandum used for the marketing of the Debentures contained false and misleading information regarding the Company's financial position and that the defendants engaged in a plan to inflate the Company's earnings for the purpose of defrauding the plaintiffs and others. This action has been transferred to the Southern District of Florida, the forum for the Consolidated Federal Actions, and the

                      SUNBEAM CORPORATION AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)

15. COMMITMENTS AND CONTINGENCIES--(CONTINUED)

parties have negotiated a proposed coordination plan in order to coordinate proceedings in this action with those in the Consolidated Federal Actions.

     The Company has been named as a defendant in an action filed in the District Court of Tarrant County, Texas, 48th Judicial District, on November 20, 1998, which was served on the Company through the Secretary of State of Texas on January 15, 1999. The plaintiffs in this action are purchasers of the Debentures. The plaintiffs allege that the Company violated the Texas Securities Act and the Texas Business & Commercial Code and committed state common law fraud by materially misstating the financial position of the Company in connection with the offering and sale of the Debentures. The complaint seeks rescission, as well as compensatory and exemplary damages in an unspecified amount. The Company specially appeared to assert an objection to the Texas Court's exercise of personal jurisdiction over the Company, and a hearing on this objection was held on April 15, 1999. The Court has issued a letter ruling advising the parties that it would grant the Company's special appearance and sustain the challenge to personal jurisdiction. The plaintiffs have moved for reconsideration of this decision. Plaintiffs had also moved for partial summary judgment on their Texas Securities Act claims, but, in light of the Court's decision on the special appearance, the hearing on the summary judgment motion has been cancelled.

     On April 12, 1999, a class action lawsuit was filed in the U.S. District Court for the Southern District of Florida. The lawsuit was filed on behalf of persons who purchased the Debentures during the period of March 20, 1998 through June 30, 1998, inclusive, but after the initial offering of such Debentures. The complaint asserts that Sunbeam made material omissions and misrepresentations that had the effect of inflating the market price of the Debentures. The complaint names as defendants the Company, its former auditor, Arthur Andersen LLP and two former Sunbeam officers, Messrs. Dunlap and Kersh. The plaintiff is an institution which allegedly acquired in excess of $150,000,000 face amount of the Debentures and now seeks unspecified money damages. The Company was served on April 16, 1999 in connection with this pending lawsuit. The Company will advise the Court of the pending Consolidated Federal Actions and request transfer of the action.

     On February 9, 1999, Messrs. Dunlap and Kersh filed with the American Arbitration Association demands for arbitration of claims under their respective employment agreements with Sunbeam. Messrs. Dunlap and Kersh are requesting a finding by the arbitrator that they were terminated by the Company without cause and should be awarded the corresponding benefits set forth in their respective employment agreements. On March 12, 1999, Sunbeam asked the Circuit Court for the Fifteenth Judicial Circuit in and for Palm Beach County, Florida to issue an injunction prohibiting Messrs. Dunlap and Kersh from pursuing their arbitration proceedings against Sunbeam on the ground that the simultaneous litigation of the April 7, 1998 action and these arbitration proceedings would subject Sunbeam to the threat of inconsistent adjudications with respect to certain rights to compensation asserted by Messrs. Dunlap and Kersh. On March 19, 1999, the plaintiff in the April 7, 1998 action discussed above moved for a similar injunction on the ground that the arbitration proceedings threatened irreparable harm to Sunbeam and its shareholders. On March 26, 1999, Messrs., Dunlap and Kersh filed a response in opposition to the motions for injunctive relief. A hearing on the motions for injunctive relief has been held and, as a result of Sunbeam's motion for preliminary injunction, administration of the arbitrations has been suspended until May 10, 1999.

     On March 23, 1999, Messrs. Dunlap and Kersh filed a complaint in the Court of Chancery of the State of Delaware seeking an order directing Sunbeam to advance attorneys' fees and other expenses incurred in connection with various state and federal class and derivative actions and an investigation instituted by the SEC. The complaint alleges that such advancements are required by Sunbeam's by-laws and by a forebearance agreement entered into between Sunbeam and Messrs. Dunlap and Kersh in August 1998. The Company has filed its answer to the complaint and the Court of Chancery has scheduled a trial of this summary proceeding to be held on June 15, 1999.

                      SUNBEAM CORPORATION AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)

15. COMMITMENTS AND CONTINGENCIES--(CONTINUED)

     The Company intends to vigorously defend each of the foregoing lawsuits other than those as to which a Memorandum of Understanding to settle has been reached, but cannot predict the outcome and is not currently able to evaluate the likelihood of the Company's success in each case or the range of potential loss. However, if the foregoing actions were determined adversely to the Company, such judgements would likely have a material adverse effect on the Company's financial position, results of operations and cash flows.

     On July 2, 1998, the American Insurance Company ("American") filed suit against the Company in the U.S. District Court for the Southern District of New York requesting a declaratory judgment of the Court that the directors' and officers' liability insurance policy for excess coverage issued by American was invalid and/or had been properly canceled by American. The Company's motion to transfer such action to the federal district court in which the Consolidated Federal Actions are currently pending was recently denied. The case is now in discovery. On October 20, 1998, an action was filed by Federal Insurance Company in the U.S. District Court for the Middle District of Florida requesting the same relief as that requested by American in the previously filed action as to additional coverage levels under the Company's directors' and officers' liability insurance policy. This action has been transferred to the U.S. District Court for the Southern District of Florida and is currently in discovery. On December 22, 1998, an action was filed by Executive Risk Indemnity, Inc. in the Circuit Court of the Seventeenth Judicial Circuit in and for Broward County, Florida requesting the same relief as that requested by American and Federal in their previously filed actions as to additional coverage levels under the Company's directors' and officers' liability insurance policy. On April 15, 1999, the Company filed an action in the U.S. District Court for the Southern District of Florida against the National Union Fire Insurance Company of Pittsburgh, PA, Gulf Insurance Company and St. Paul Mercury Insurance Company requesting, among other things, a declaratory judgment that National Union is not entitled to rescind its liability insurance policy to the Company and a declaratory judgment that the Company is entitled to coverage from these insurance companies for various lawsuits described herein under liability insurance policies issued by each of the defendants. The Company intends to pursue recovery from all of its insurers if damages are awarded against the Company or its indemnified officers and/or directors under any of the foregoing actions. The Company's failure to obtain such insurance recoveries following an adverse judgement in any of the foregoing actions could have a material adverse effect on the Company's financial position, results of operations and cash flows.

     The Company and its subsidiaries are also involved in various lawsuits arising from time to time that the Company considers to be ordinary routine litigation incidental to its business. In the opinion of the Company, the resolution of these routine matters, and of certain matters relating to prior operations, individually or in the aggregate, will not have a material adverse effect upon the financial position, results of operations, or cash flows of the Company.

     In the fourth quarter of 1996, the Company recorded a $12.0 million charge related to a case for which an adverse development arose near year-end. In 1997, this case was favorably resolved and, as a result, $8.1 million of the charge established in 1996 was reversed into income primarily in the fourth quarter of 1997.

     Amounts accrued for litigation matters represent the anticipated costs (damages and/or settlement amounts) in connection with pending litigation and claims and related anticipated legal fees. The costs are accrued when it is both probable that an asset has been impaired or a liability has been incurred and the amount can be reasonably estimated. The accruals are based upon the Company's assessment, after consultation with counsel, of probable loss based on the facts and circumstances of each case, the legal issues involved, the nature of the claim made, the nature of the damages sought and any relevant information about the plaintiffs, and other significant factors which vary by case. When it is not possible to estimate a specific expected cost to be incurred, the Company evaluates the range of probable loss and records the minimum end of the range. As of December 31, 1998 Sunbeam had established accruals for litigation matters of $31.2 million (representing $17.5 million and $13.7 million for estimated damages or settlement amounts and legal fees, respectively) and $9.9 million as of December 28, 1997 (representing $3.0 million and $6.9 million for estimated damages or settlement amounts and legal fees, respectively). It is anticipated that the $31.2 million accrual will be paid as follows: $22.4 million in

                      SUNBEAM CORPORATION AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)

15. COMMITMENTS AND CONTINGENCIES--(CONTINUED)

1999, $7.5 million in 2000, and $1.3 million in 2001. The Company believes, based on information known at December 31, 1998, that anticipated probable costs of litigation matters existing as of December 31, 1998 have been adequately reserved to the extent determinable.

  Environmental Matters

     The Company's operations, like those of comparable businesses, are subject to certain federal, state, local and foreign environmental laws and regulations in addition to laws and regulations regarding labeling and packaging of products and the sales of products containing certain environmentally sensitive materials ("Environmental Laws"). The Company believes it is in substantial compliance with all Environmental Laws which are applicable to its operations. Compliance with Environmental Laws involves certain continuing costs; however, such costs of ongoing compliance have not resulted, and are not anticipated to result, in a material increase in the Company's capital expenditures or to have a material adverse effect on the Company's results of operations, financial condition or competitive position.

     In addition to ongoing environmental compliance at its operations, the Company also is actively engaged in certain environmental remediation activities many of which relate to divested operations. As of December 31, 1998, the Company has been identified by the United States Environmental Protection Agency ("EPA") or a state environmental agency as a potentially responsible party ("PRP") in connection with seven sites subject to the federal Superfund Act and five sites subject to state Superfund laws comparable to the federal law (collectively the "Environmental Sites"), exclusive of sites at which the Company has been designated (or expects to be designated) as a de minimis (less than 1%) participant.

     The Superfund Act, and related state environmental remediation laws, generally authorize governmental authorities to remediate a Superfund site and to assess the costs against the PRPs or to order the PRPs to remediate the site at their expense. Liability under the Superfund Act is joint and several and is imposed on a strict basis, without regard to degree of negligence or culpability. As a result, the Company recognizes its responsibility to determine whether other PRPs at a Superfund site are financially capable of paying their respective shares of the ultimate cost of remediation of the site. Whenever the Company has determined that a particular PRP is not financially responsible, it has assumed for purposes of establishing reserve amounts that such PRP will not pay its respective share of the costs of remediation. To minimize the Company's potential liability with respect to the Environmental Sites, the Company has actively participated in steering committees and other groups of PRPs established with respect to such sites. The Company currently is engaged in active remediation activities at 12 sites, seven of which are among the Environmental Sites referred to above, and five of which have not been designated as Superfund sites under federal or state law. The remediation efforts in which the Company is involved include facility investigations, including soil and groundwater investigations, corrective measure studies, including feasibility studies, groundwater monitoring, extraction and treatment, soil sampling, excavation and treatment relating to environmental clean-ups. In certain instances, the Company has entered into agreements with governmental authorities to undertake additional investigatory activities and in other instances has agreed to implement appropriate remedial actions. The Company has also established reserve amounts for certain non-compliance matters including those involving air emissions.

     The Company has established reserves, in accordance with SFAS No. 5, Accounting for Contingencies, to cover the anticipated probable costs of investigation and remediation, based upon periodic reviews of all sites for which the Company has, or may have remediation responsibility. The Company accrues environmental investigation and remediation costs when it is both probable that a liability has been incurred and the amount can be reasonably estimated and the Company's responsibility is established. Generally, the timing of these accruals coincides with the earlier of formal commitment to an investigation plan, completion of feasibility study or the Company's commitment to a formal plan of action. As of December 31, 1998 and 1997, the Company's environmental reserves were $25.0 million (representing $22.9 million for the estimated costs of facility investigations, corrective measure studies and known remedial measures and $2.1 million for estimated legal

                      SUNBEAM CORPORATION AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)

15. COMMITMENTS AND CONTINGENCIES--(CONTINUED)

costs) and $24.0 million, (representing $21.8 million for the estimated cost of facility investigations, corrective measure studies and known remedial measures and $2.2 million for estimated legal costs), respectively. It is anticipated that the $25.0 million accrual at December 31, 1998 will be paid as follows:
$5.3 million in 1999, $4.9 million in 2000, $3.2 million in 2001, $1.0 million in 2002, $1.0 million in 2003 and $9.6 million thereafter. The Company has accrued its best estimate of investigation and remediation costs (based upon a range of exposure of $13.0 million to $46.3 million) based upon facts known to the Company and because of the inherent difficulties in estimating the ultimate amount of environmental costs, which are further described below, these estimates may materially change in the future as a result of the uncertainties described below. Estimated costs, which are based upon experience with similar sites and technical evaluations, are judgmental in nature and are recorded at undiscounted amounts without considering the impact of inflation and are adjusted periodically to reflect changes in applicable laws or regulations, changes in available technologies and receipt by the Company of new information. It is difficult to estimate the ultimate level of future environmental expenditures due to a number of uncertainties surrounding environmental liabilities. These uncertainties include the applicability of laws and regulations, changes in environmental remediation requirements, the enactment of additional regulations, uncertainties surrounding remediation procedures including the development of new technology, the identification of new sites for which the Company could be a PRP, information relating to the exact nature and extent of the contamination at each site and the extent of required cleanup efforts, the uncertainties with respect to the ultimate outcome of issues which may be actively contested and the varying costs of alternative remediation strategies. The Company continues to pursue the recovery of some environmental remediation costs from certain of its liability insurance carriers; however, such potential recoveries have not been offset against potential liabilities and have not been considered in determining the Company's environmental reserves. Due to uncertainty over remedial measures to be adopted at some sites, the possibility of changes in Environmental Laws and regulations and the fact that joint and several liability with the right of contribution is possible at federal and state Superfund sites, the Company's ultimate future liability with respect to sites at which remediation has not been completed may vary from the amounts reserved as of December 31, 1998.

     In the fourth quarter of 1996, the Company performed a comprehensive review of all environmental exposures in an attempt by the then new senior management team to accelerate the resolution and settlement of environmental claims. As a result, upon conclusion of the review, the Company recorded additional environmental reserves of approximately $9.0 million in the fourth quarter of 1996.

     The Company believes, based on existing information, that the costs of completing environmental remediation of all sites for which the Company has a remediation responsibility have been adequately reserved, and that the ultimate resolution of these matters will not have a material adverse effect upon the Company's financial condition, results of operations or cash flows.

  Product Liability Matters

     As a consumer goods manufacturer and distributor, the Company faces the constant risks of product liability and related lawsuits involving claims for substantial money damages, product recall actions and higher than anticipated rates of warranty returns or other returns of goods. These claims could result in liabilities that could have a material adverse effect on Sunbeam's financial position, results of operations and cash flows. Some of the product lines Sunbeam acquired in the 1998 acquisitions have increased its exposure to product liabilities and related claims.

     The Company is party to various personal injury and property damage lawsuits relating to its products and incidental to its business. Annually, the Company sets its product liability insurance program based on the Company's current and historical claims experience and the availability and cost of insurance. The Company's program for 1998 was comprised of a self-insurance retention of $2.5 million per occurrence.

                      SUNBEAM CORPORATION AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)

15. COMMITMENTS AND CONTINGENCIES--(CONTINUED)

     Cumulative amounts estimated to be payable by the Company with respect to pending and potential claims for all years in which the Company is liable under its self-insurance retention have been accrued as liabilities. Such accrued liabilities are necessarily based on estimates taking into account prior experience, numbers of claims and other relevant factors; thus, the Company's ultimate liability may exceed or be less than the amounts accrued. The methods of making such estimates and establishing the resulting liability are reviewed periodically and any adjustments resulting therefrom are reflected in current operating results.

     Historically, product liability awards have rarely exceeded the Company's individual per occurrence self-insured retention. There can be no assurance, however, that the Company's future product liability experience will be consistent with its past experience. Based on existing information, the Company believes that the ultimate conclusion of the various pending product liability claims and lawsuits of the Company, individually or in the aggregate, will not have a material adverse effect on the financial position, results of operations or cash flows of the Company.

  Commitment Fee

     Under the terms of the April 15, 1999 amendment to the New Credit Facility, the Company is obligated to pay a loan commitment fee of between $4.2 million and $17.0 million. The ultimate amount of the fee is determined based on multiplying the sum of the outstanding borrowings and amounts available for borrowings as of April 15, 1999 by a factor that is determined at the earlier of September 30, 2000 or upon repayment of the New Credit Facility. This fee is payable at the earlier of September 30, 2000 or upon repayment of the New Credit Facility. At a minimum, the Company is obligated under these terms to pay $4.2 million. The ultimate amount due could be as high as $17.0 million if the sum of the outstanding borrowings and amounts available for borrowings at September 30, 2000 (the "aggregate availability") exceeds $1.2 billion. If the aggregate availability is between $1.0 billion and $1.2 billion, a fee of $8.4 million will be due. If the aggregate availability is $1.0 billion or less, the $4.2 million minimum will be due. Under any circumstances, the $4.2 million will be due; therefore, the Company will accrue the minimum liability and record an offsetting asset in the second quarter of 1999, which will be amortized and included in interest expense through April 10, 2000, the term of the current amendment extension period.

     The Company will not accrue for amounts in excess of the $4.2 million as there are numerous uncertainties which may individually or in the aggregate impact the level of aggregate availability at September 30, 2000. These uncertainties include, but are not limited to: the ability to obtain an amendment or further waiver of existing covenants from the lenders under the New Credit Facility for the period beyond April 10, 2000; proceeds from the sales of assets or businesses, if any; changes in debt structure, including the effects of refinancing, if any; and cash flows generated or used by future operations. Given these uncertainties, the Company is currently not able to predict the probable level of aggregate availability at September 30, 2000. As events develop, the Company will periodically review the expected aggregate availability at September 30, 2000. If it becomes likely than an amount in excess of $4.2 million will be paid, the Company will recognize that change in estimate over the remaining period of the New Credit Facility Amendment.

  Leases

     The Company rents certain facilities, equipment and retail stores under operating leases. Rental expense for operating leases amounted to $28.1 million in 1998, $7.4 million for 1997 and $8.0 million for 1996. The minimum future rentals due under noncancelable operating leases as of December 31, 1998 aggregated to $167.6 million. The amounts payable in each of the years 1999-2003 and thereafter are $34.6 million, $33.7 million, $17.1 million, $13.5 million, $9.7 million and $59.0 million, respectively.

     In connection with a warehouse expansion related to the electric blanket business, the Company entered into a $5 million capital lease obligation in 1996.

                      SUNBEAM CORPORATION AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)

15. COMMITMENTS AND CONTINGENCIES--(CONTINUED)

  Certain Debt Obligations

     Responsibility for servicing certain debt obligations of the Company's predecessor were assumed by third parties in connection with the acquisition of former businesses, although the Company's predecessor remained the primary obligor in accordance with the respective loan documents. Such obligations, which amounted to approximately $17.3 million at December 31, 1998, and the corresponding receivables from the third parties, are not included in the Consolidated Balance Sheets since these transactions occurred prior to the issuance of SFAS No. 76, Extinguishment of Debt. Management believes that the third parties will continue to meet their obligations pursuant to the assumption agreements.

  Purchase and other Commitments

     In conjunction with the sale of the Biddeford, Maine textile mill in 1997, the Company entered into a five-year agreement to purchase blanket shells from the mill. The agreement provides for a minimum purchase commitment each year of the contract. As of December 31, 1998, the Company had remaining minimum commitments under the contract of approximately $104 million.

     In connection with Coleman's 1995 purchase of substantially all of the assets of Active Technologies, Inc. ("ATI"), the Company may be required to make payments to the predecessor owner of ATI of up to $18.8 million based on the Company's sales of ATI related products and royalties received by the Company for licensing arrangements related to ATI patents. As of December 31, 1998, the amounts paid under the terms of this agreement have been immaterial.

16. RELATED PARTY TRANSACTIONS

  Services Provided by M&F

     Pursuant to the settlement agreement with M&F, M&F agreed to make certain executive management personnel available to the Company and to provide certain management assistance to Sunbeam. The Company does not reimburse M&F for such services, other than reimbursement of out-of-pocket expenses paid to third parties. (See Note 2.)

  Liquidation of Options

     The Company expects to acquire the remaining approximately 20% equity interest in Coleman in the second half of 1999. Upon the consummation of the merger transaction, the unexercised options under Coleman's stock option plans will be cashed out at a price per share equal to the difference between $27.50 per share and the exercise price of such options. Ronald O. Perelman, the sole stockholder of M&F, holds 500,000 options for which he will receive a net payment of $6,750,000. Mr. Shapiro and Ms. Clark, executive officers of the Company, hold 77,500 and 25,000 options, respectively, for which they will receive net payments of $823,000 and $275,005, respectively.

  Arrangements Between Coleman and M&F

     Coleman and an affiliate of M&F are parties to a cross-indemnification agreement pursuant to which Coleman has agreed to indemnify such affiliate, its officers, directors, employees, control persons, agents and representatives against all past, present and future liabilities, including product liability and environmental matters, related to the initial assets of Coleman, which Coleman acquired from such affiliate in December 1991. In addition, pursuant to this cross-indemnification agreement, the M&F affiliate has agreed to indemnify Coleman and its officers, directors, employees, agents and representatives against all other liabilities of such M&F affiliate or any of its subsidiaries, including liabilities relating to the assets it did not transfer to Coleman in December 1991. This cross-indemnification agreement will survive the Coleman merger.

                      SUNBEAM CORPORATION AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)

16. RELATED PARTY TRANSACTIONS--(CONTINUED)

     Coleman previously was included in the consolidated tax group for the M&F companies and was a party to a tax sharing agreement with a M&F affiliate, pursuant to which Coleman paid to such affiliate the amount of taxes which would have been paid by Coleman if it were required to file separate federal, state or local income tax returns. The tax sharing agreement was terminated upon the acquisition of Coleman; however, the acquisition agreement provides for certain tax indemnities and tax sharing payments among the Company and the M&F affiliates relating to periods prior to the acquisition.

  Lease of Office Space

     During 1998, the Company sublet office space in New York City from an affiliate of M&F. The expense for such rent during 1998 was approximately $130,000. The lease was terminated in 1999.

17. UNAUDITED QUARTERLY FINANCIAL DATA

                                                                                      FISCAL 1998(A)
                                                                         ----------------------------------------
                                                                          FIRST     SECOND      THIRD     FOURTH
                                                                         QUARTER    QUARTER    QUARTER    QUARTER
                                                                         -------    -------    -------    -------
                                                                          (DOLLARS IN MILLIONS, EXCEPT PER SHARE
                                                                                          DATA)
Net sales.............................................................   $ 247.6    $ 578.5    $ 496.0    $ 514.8
Gross profit (loss)...................................................      33.8      (52.5)      67.4       (0.6)
Operating loss........................................................     (37.4)    (193.3)    (161.0)    (278.3)
Loss from continuing operations before extraordinary charge...........     (45.6)    (241.0)    (188.9)    (300.0)
Basic and diluted loss per share from continuing operations before
  extraordinary charge................................................     (0.53)     (2.39)     (1.88)     (2.98)
Extraordinary charge..................................................      (8.6)    (103.1)        --      (10.7)
Net loss..............................................................     (54.1)    (344.1)    (188.9)    (310.8)
Basic and diluted loss per share......................................     (0.63)     (3.41)     (1.88)     (3.09)

                                                                                    FISCAL 1997(A)(B)
                                                                         ----------------------------------------
                                                                          FIRST     SECOND      THIRD     FOURTH
                                                                         QUARTER    QUARTER    QUARTER    QUARTER
                                                                         -------    -------    -------    -------
                                                                          (DOLLARS IN MILLIONS, EXCEPT PER SHARE
                                                                                          DATA)
Net sales.............................................................   $ 252.5    $ 271.4    $ 286.8    $ 262.4
Gross profit..........................................................      58.3       55.3       76.5       52.1
Operating earnings....................................................      17.1       16.8       45.1       25.1
Earnings from continuing operations...................................       9.0        8.7       27.5        7.1
Basic earnings per share from continuing operations...................      0.11       0.10       0.32       0.08
Diluted earnings per share from continuing operations.................      0.11       0.10       0.31       0.08
(Loss) on sale of discontinued operations, net of taxes...............     (13.7)        --       (2.7)       2.4
Net (loss) earnings...................................................      (4.7)       8.7       24.8        9.5
Basic (loss) earnings per share.......................................     (0.06)      0.10       0.29       0.11
Diluted (loss) earnings per share.....................................     (0.06)      0.10       0.28       0.11

------------------
(a) Due to the net loss incurred, earnings per share calculations exclude common stock equivalents for all four quarters and for the year in 1998 and for the first and third quarters in 1997. Earnings (loss) per share are computed independently for each of the quarters presented. Therefore, the sum of the quarterly earnings (loss) per share in 1998 and 1997 does not equal the total computed for the year.

(b) Each quarter consists of a 13-week period.

                      SUNBEAM CORPORATION AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)

17. UNAUDITED QUARTERLY FINANCIAL DATA--(CONTINUED)

     During 1998, significant unusual charges affected the respective quarters as follows:

                                                                               FIRST     SECOND      THIRD     FOURTH
                                                                              QUARTER    QUARTER    QUARTER    QUARTER
                                                                              -------    -------    -------    -------
Compensation agreements with former senior officers (Note 8)...............    $31.2     $   --      $  --      $  --
Excess and obsolete inventory reserves (Note 11)...........................       --       84.0        2.2        9.6
Facilities impairment charges (Note 11)....................................       --       29.6        3.1        6.7
Warrants issued to M&F (Note 2)............................................       --         --       70.0         --
Costs associated with financial statement restatement......................       --         --       10.8        9.6
Goodwill impairment (Note 2)...............................................       --         --         --       62.5
                                                                               -----     -------     -----      -----
Total......................................................................    $31.2     $113.6      $86.1      $88.4
                                                                               -----     -------     -----      -----
                                                                               -----     -------     -----      -----

     During the first, second, third and fourth quarters of fiscal 1997, approximately $0.5 million, $4.5 million, $1.5 million and $21.5 million, respectively, of pre-tax liabilities no longer required were reversed and taken into income. Included in these reserves is the $8.1 million litigation reserve reversal discussed in Note 15. Also, during the third and fourth quarters of fiscal 1997, approximately $5.8 million and $8.8 million, respectively, of restructuring reserves no longer required were reversed and taken into income, as discussed in Note 12. Additionally, during the fourth quarter of fiscal 1997, approximately $13.3 million of tax liabilities related to the 1993 and 1994 tax years were determined to be no longer required and were reversed and taken into income. These accruals were no longer required because during the fourth quarter of 1997 the Company reached a resolution with the Internal Revenue Service on its audits of the 1993 and 1994 tax years.

                      SUNBEAM CORPORATION AND SUBSIDIARIES
                                  SCHEDULE II
                       VALUATION AND QUALIFYING ACCOUNTS
                        FISCAL YEARS 1998, 1997 AND 1996
                             (DOLLARS IN THOUSANDS)

                                                                 ADDITIONS
                                                   BALANCE AT    CHARGED TO      RESERVES                    BALANCE AT
                                                   BEGINNING     COSTS AND         FROM                        END OF
DESCRIPTION                                        OF PERIOD      EXPENSES     ACQUISITIONS    DEDUCTIONS      PERIOD
------------------------------------------------   ----------    ----------    ------------    ----------    ----------
Allowance for doubtful accounts and cash
  discounts:
                                                                                                $ 25,050 (b)
  Fiscal year ended December 31, 1998...........    $ 30,033      $ 32,919       $ 15,216             93 (c)  $ 53,025
                                                    --------      --------       --------       --------      --------
                                                    --------      --------       --------       --------      --------
                                                                                                $ (2,000)(a)
                                                                                                   8,948 (b)
  Fiscal year ended December 28, 1997...........    $ 19,701      $ 17,297       $     --             17 (c)  $ 30,033
                                                    --------      --------       --------       --------      --------
                                                    --------      --------       --------       --------      --------
                                                                                                $   (233)(a)
                                                                                                  19,911 (b)
  Fiscal year ended December 29, 1996...........    $ 12,326      $ 27,053       $     --             -- (c)  $ 19,701
                                                    --------      --------       --------       --------      --------
                                                    --------      --------       --------       --------      --------

Notes: (a) Reclassified to/from accrued liabilities for customer deductions.
       (b) Accounts written off as uncollectible.
       (c) Foreign currency translation adjustment.
       (d) Reserve balances of acquired companies at acquisition date.

                      SUNBEAM CORPORATION AND SUBSIDIARIES
          CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)
                (AMOUNTS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)


                                                                                             NINE MONTHS ENDED
                                                                                       ------------------------------
                                                                                       SEPTEMBER 30,    SEPTEMBER 30,
                                                                                           1999             1998
                                                                                       -------------    -------------
Net sales...........................................................................    $ 1,786,428      $ 1,322,129
Cost of goods sold..................................................................      1,334,177        1,273,424
Selling, general and administrative expense.........................................        449,263          440,381
                                                                                        -----------      -----------
Operating income (loss).............................................................          2,988         (391,676)
Interest expense, net...............................................................        136,631           88,476
Other income, net...................................................................         (4,619)          (4,065)
                                                                                        -----------      -----------
Loss before income taxes, minority interest and extraordinary charge................       (129,024)        (476,087)
Income tax provision (benefit):
  Current...........................................................................          1,370            3,995
  Deferred..........................................................................         11,291           (1,280)
                                                                                        -----------      -----------
                                                                                             12,661            2,715
Minority interest...................................................................         13,354           (3,447)
                                                                                        -----------      -----------
Loss before extraordinary charge....................................................       (155,039)        (475,355)
Extraordinary charge from early
  extinguishments of debt...........................................................             --         (111,715)
                                                                                        -----------      -----------
Net loss............................................................................    $  (155,039)     $  (587,070)
                                                                                        -----------      -----------
                                                                                        -----------      -----------
Basic and diluted loss per share:
  Loss from continuing operations before
     extraordinary charge...........................................................    $     (1.54)     $     (4.96)
  Extraordinary charge..............................................................             --            (1.16)
                                                                                        -----------      -----------
  Net loss..........................................................................    $     (1.54)     $     (6.12)
                                                                                        -----------      -----------
                                                                                        -----------      -----------
Basic and diluted weighted average
  common shares outstanding.........................................................        100,743           95,919


           See Notes to Condensed Consolidated Financial Statements.

                      SUNBEAM CORPORATION AND SUBSIDIARIES
               CONDENSED CONSOLIDATED BALANCE SHEETS (UNAUDITED)
                             (AMOUNTS IN THOUSANDS)


                                                                                      SEPTEMBER 30,     DECEMBER 31,
                                                                                          1999             1998
                                                                                      -------------     ------------
                                      ASSETS
Current assets:
  Cash and cash equivalents........................................................    $    29,088       $   61,432
  Restricted investments...........................................................             --           74,386
  Receivables, net.................................................................        443,223          361,774
  Inventories......................................................................        507,821          519,189
  Prepaid expenses, deferred income taxes and other
     current assets................................................................         70,681           74,187
                                                                                       -----------       ----------
       Total current assets........................................................      1,050,813        1,090,968
Property, plant and equipment, net.................................................        457,293          455,172
Trademarks, tradenames, goodwill and other, net....................................      1,809,868        1,859,377
                                                                                       -----------       ----------
                                                                                       $ 3,317,974       $3,405,517
                                                                                       -----------       ----------
                                                                                       -----------       ----------
                       LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
  Short-term debt and current portion of long-term debt............................    $ 1,505,576       $  119,103
  Accounts payable.................................................................        188,899          162,173
  Other current liabilities........................................................        303,075          321,185
                                                                                       -----------       ----------
       Total current liabilities...................................................      1,997,550          602,461
Long-term debt, less current portion...............................................        817,128        2,142,362
Other long-term liabilities........................................................        231,898          248,459
Deferred income taxes..............................................................        111,516          100,473
Minority interest..................................................................         65,195           51,325
Commitments and contingencies
Shareholders' equity:
  Preferred stock (2,000,000 shares authorized, none outstanding)..................             --               --
  Common stock (100,746,400 and 100,739,053 shares issued).........................          1,007            1,007
  Additional paid-in capital.......................................................      1,122,896        1,123,457
  Accumulated deficit..............................................................       (965,036)        (809,997)
  Accumulated other comprehensive loss.............................................        (64,180)         (54,030)
                                                                                       -----------       ----------
       Total shareholders' equity..................................................         94,687          260,437
                                                                                       -----------       ----------
                                                                                       $ 3,317,974       $3,405,517
                                                                                       -----------       ----------
                                                                                       -----------       ----------


           See Notes to Condensed Consolidated Financial Statements.

                      SUNBEAM CORPORATION AND SUBSIDIARIES
          CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED)
                             (AMOUNTS IN THOUSANDS)


                                                                                             NINE MONTHS ENDED
                                                                                       ------------------------------
                                                                                       SEPTEMBER 30,    SEPTEMBER 30,
                                                                                          1999              1998
                                                                                       -------------    -------------
OPERATING ACTIVITIES:
  Net loss..........................................................................     $(155,039)      $  (587,070)
  Adjustments to reconcile net loss to net cash used in operating activities:
    Depreciation and amortization...................................................        93,917            70,123
    Non-cash interest charges.......................................................        34,120            19,387
    Deferred income taxes...........................................................        11,291            (1,280)
    Minority interest...............................................................        13,354            (3,447)
    (Gain) loss on sale of property, plant and equipment............................        (3,405)            2,406
    Provision for fixed assets......................................................            --            32,642
    Provision for excess and obsolete inventory.....................................            --            86,167
    Warrants charged to expense.....................................................            --            70,000
    Non-cash compensation charge....................................................            --            23,359
    Extraordinary charge from early extinguishments of debt.........................            --           111,715
    Changes in working capital and other, net of acquisitions.......................       (67,409)          (48,697)
                                                                                         ---------       -----------
       Net cash used in operating activities........................................       (73,171)         (224,695)
                                                                                         ---------       -----------
INVESTING ACTIVITIES:
  Capital expenditures..............................................................       (63,205)          (32,766)
  Purchases of businesses, net of cash acquired.....................................            --          (379,159)
  Other.............................................................................         4,838               307
                                                                                         ---------       -----------
       Net cash used in investing activities........................................       (58,367)         (411,618)
                                                                                         ---------       -----------
FINANCING ACTIVITIES:
  Issuance of convertible subordinated debentures, net of financing fees............            --           729,622
  Net borrowings under revolving credit facilities..................................       105,025         1,353,041
  Payments of debt obligations, including prepayment penalties......................        (2,940)       (1,464,245)
  Proceeds from exercise of stock options...........................................            35            19,553
  Other.............................................................................        (2,926)           (1,875)
                                                                                         ---------       -----------
       Net cash provided by financing activities....................................        99,194           636,096
                                                                                         ---------       -----------
Net decrease in cash and cash equivalents...........................................       (32,344)             (217)
Cash and cash equivalents at beginning of period....................................        61,432            52,298
                                                                                         ---------       -----------
Cash and cash equivalents at end of period..........................................     $  29,088       $    52,081
                                                                                         ---------       -----------
                                                                                         ---------       -----------


           See Notes to Condensed Consolidated Financial Statements.

                      SUNBEAM CORPORATION AND SUBSIDIARIES
              NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

                                  (UNAUDITED)

1. OPERATIONS AND BASIS OF PRESENTATION

  Organization

     Sunbeam Corporation ("Sunbeam" or the "Company") is a leading designer, manufacturer and marketer of branded consumer products. The Company's primary business is the manufacturing, marketing and distribution of durable household and outdoor leisure consumer products through mass market and other distribution channels in the United States and internationally. The Company also sells its products to professional and commercial end users such as small businesses, health care providers, hotels and other institutions. The Company's principal products include household kitchen appliances; health monitoring and care products for home use; scales for consumer and professional use for weight management and business uses; electric blankets and throws; clippers and trimmers for consumer, professional and animal uses; smoke and carbon monoxide detectors; outdoor barbecue grills; camping equipment such as tents, lanterns, sleeping bags and stoves; coolers; backpacks and book bags; and portable generators and compressors.

     In 1998 the Company acquired an indirect controlling interest in The Coleman Company, Inc. ("Coleman") and all the outstanding common stock of Signature Brands USA, Inc. ("Signature Brands") and First Alert, Inc. ("First Alert").

  Basis of Presentation


     The Condensed Consolidated Balance Sheet of the Company as of
September 30, 1999 and the Condensed Consolidated Statements of Operations and Cash Flows for the nine months ended September 30, 1999 and 1998 are unaudited. The unaudited condensed consolidated financial statements have been prepared in accordance with generally accepted accounting principles for interim financial information and with the instructions of Form 10-Q and Rule 10-01 of Regulation S-X. The December 31, 1998 Condensed Consolidated Balance Sheet was derived from the consolidated financial statements contained in the Company's Annual Report on Form 10-K/A for the year ended December 31, 1998. The condensed consolidated financial statements contained herein should be read in conjunction with the consolidated financial statements and related notes contained in the Company's 1998 Annual Report on Form 10-K/A. In the opinion of management, the unaudited condensed consolidated financial statements contained herein include all adjustments (consisting of only recurring adjustments) necessary for a fair presentation of the results of operations for the interim periods presented. These interim results of operations are not necessarily indicative of results for the entire year or future periods.


  Basic and Diluted Loss per Share of Common Stock


     Loss per common share calculations are determined by dividing loss attributable to common shareholders by the weighted average number of shares of common stock outstanding. Loss per share for the nine months ended
September 30, 1999 and 1998, is based only on the weighted average number of common shares outstanding, as potential common shares have been excluded as a result of the loss during the periods presented. Loss per share for the nine months ended September 30, 1999 excluded 78,562 shares related to stock options, as their effect would have been anti-dilutive. Stock options to purchase 19,420,292 common shares for the nine months ended September 30, 1999, were excluded from potential common shares as the option exercise prices were greater than the average market price of the Company's common stock during the period. The nine months ended September 30, 1998 loss per share excluded 3,017,516 shares related to stock options, as their effect would have been anti-dilutive. The nine month 1998 period also excluded 63,016 shares related to restricted stock. Stock options to purchase 9,609,033 common shares for the nine months ended September 30, 1998 were excluded from potential common shares as the option exercise prices were greater than the average market price of the Company's common stock during the period. Diluted average common shares outstanding for all periods presented excluded 13,242,050 shares issuable upon the conversion of the Zero Coupon Convertible Senior

                      SUNBEAM CORPORATION AND SUBSIDIARIES
       NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)
                                  (UNAUDITED)

1. OPERATIONS AND BASIS OF PRESENTATION--(CONTINUED)


Subordinated Debentures due 2018 (the "Debentures"). In addition, diluted average common shares outstanding for the period ended September 30, 1999 excluded 23,000,000 shares issuable on the exercise of warrants.


  New Accounting Standards

     Effective January 1, 1999, the Company adopted Statement of Position 98-1, Accounting for the Costs of Computer Software Developed or Obtained for Internal Use ("SOP 98-1"). SOP 98-1 requires computer software costs associated with internal use software to be expensed as incurred until certain capitalization criteria are met. Adoption of this statement did not have a material impact on the Company's consolidated financial position, results of operations, or cash flows.

     In June 1998, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 133 ("SFAS No. 133"), Accounting for Derivative Instruments and Hedging Activities, which, as amended, is effective for fiscal years beginning after June 15, 2000. SFAS No. 133 requires the recognition of all derivatives in the Consolidated Balance Sheets as either assets or liabilities measured at fair value. The Company has not yet determined the impact SFAS No. 133 will have on its consolidated financial position, results of operations, or cash flows.

  Reclassifications

     Certain prior year amounts have been reclassified to conform with the 1999 presentation.

2. ACQUISITIONS


     On March 30, 1998, the Company, through a wholly-owned subsidiary, acquired approximately 81% of the total number of then outstanding shares of common stock of Coleman from a subsidiary of MacAndrews & Forbes Holdings, Inc. ("M&F"), in exchange for 14,099,749 shares of the Company's common stock and approximately $160 million in cash. In addition, the Company assumed approximately $1,016 million in debt. The value of the common stock issued at the date of acquisition was derived by using the average closing stock price as reported on the New York Stock Exchange ("NYSE") Composite Tape for the day before and day of the public announcement of the acquisition. Immediately thereafter, as a result of the exercise of employee stock options, Sunbeam's indirect beneficial ownership of Coleman decreased to approximately 79% of the total number of the outstanding shares of Coleman common stock. (See Note 10.)



     On August 12, 1998, the Company announced that, following investigation and negotiation conducted by a Special Committee of the Board consisting of four outside directors not affiliated with M&F, the Company had entered into a settlement agreement with a subsidiary of M&F pursuant to which the Company was released from certain threatened claims of M&F and its subsidiaries arising from the Coleman acquisition and M&F agreed to provide certain management personnel and assistance to the Company in exchange for the issuance to the M&F subsidiary of a warrant expiring August 24, 2003 to purchase up to 23 million shares of the Company's common stock at a cash exercise price of $7.00 per share, subject to anti-dilution adjustments. The Company concluded that the agreement to issue this warrant did not result in a new measurement date for the purposes of determining the purchase price for Coleman and has accounted for the issuance of this warrant in the third quarter of 1998 as a cost of settling a potential claim. Accordingly, a $70.0 million non-cash SG&A expense was recorded in the third quarter of 1998, based upon a valuation performed as of August 1998 using facts existing at that time. The valuation was conducted by an independent consultant engaged by the special committee of the board of directors.



     The Company expects to acquire the remaining equity interest in Coleman pursuant to a merger transaction in which the existing Coleman minority shareholders will receive 0.5677 of a share of the Company's common stock and $6.44 in cash for each share of Coleman common stock outstanding. In addition, unexercised options

                      SUNBEAM CORPORATION AND SUBSIDIARIES
       NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)
                                  (UNAUDITED)

2. ACQUISITIONS--(CONTINUED)


under Coleman's stock option plans will be cashed out at a price per share equal to the difference between $27.50 and the exercise price of such options. The Company expects to issue approximately 6.7 million shares of common stock and expend approximately $87 million in cash to complete the Coleman acquisition. Although there can be no assurance, it is anticipated the Coleman merger will occur in the fourth quarter of 1999 or early in the first quarter of 2000. The acquisition of the remaining outstanding shares of Coleman common stock will be accounted for under the purchase method of accounting from the date of consummation of the Coleman merger.



     On October 21, 1998, the Company announced that it had entered into a Memorandum of Understanding to settle class action claims made by minority shareholders of Coleman relating to the Coleman merger. Under the terms of the settlement, the Company will issue to the Coleman public shareholders, and plaintiff's counsel in this action, warrants to purchase up to 4.98 million shares of the Company's common stock at a cash exercise price of $7.00 per share, subject to certain anti-dilution provisions. These warrants would generally have the same terms as the warrants issued to a subsidiary of M&F and will be issued when the Coleman merger is consummated. Issuance of these warrants will be accounted for as additional purchase consideration. As a consequence of entering into the Memorandum of Understanding and agreeing to issue additional consideration in the form of warrants to purchase Sunbeam common stock, a new measurement date was established for the remaining equity interest in Coleman. The total consideration to be paid (cash, Sunbeam common stock and Sunbeam warrants) to the Coleman shareholders will therefore be measured as of October 21, 1998.



     On April 6, 1998, the Company completed the acquisitions of First Alert, valued at approximately $182 million (including $133 million of cash and $49 million of assumed debt) and Signature Brands, valued at approximately $255 million (reflecting cash paid, including the required retirement of defeasance of debt).



     As of the date of the acquisition of Coleman, management of the Company determined approximately 117 employees of Coleman would need to be involuntarily terminated in order to eliminate duplicate activities and functions and fully integrate Coleman into Sunbeam's operations. The Company recognized a liability of approximately $8 million representing severance and benefit costs related to 117 employees pursuant to the termination plan. This liability was included in the allocation of purchase price. As of September 30, 1999, 113 employees were terminated and paid benefits of approximately $7 million. The four remaining employees are expected to be terminated by March 31, 2000. Remaining termination costs are expected to be paid by December 31, 2000 and no additional charges are anticipated in future periods related to this issue.


     All of these acquisitions were accounted for by the purchase method of accounting. Accordingly, the results of operations of the acquired entities are included in the accompanying Condensed Consolidated Statements of Operations from their respective dates of acquisition.

     The following pro forma financial information for the Company gives effect to the Coleman and Signature Brands acquisitions as if they had occurred at the beginning of the period presented. No pro forma adjustments have been made for the First Alert acquisition as its effects are not significant. These pro forma results have been prepared for informational purposes only and do not purport to be indicative of the results of operations which actually would have occurred had the acquisitions been consummated on the date indicated, or which may result in the future. The pro forma results follow (in millions, except per share data):


                                                                             NINE MONTHS ENDED
                                                                             SEPTEMBER 30,
                                                                                 1998
                                                                             -----------------
Net sales.................................................................       $ 1,584.0
Loss before extraordinary charge..........................................          (498.1)
Basic and diluted loss per share from continuing operations before
  extraordinary charge....................................................           (4.78)

                      SUNBEAM CORPORATION AND SUBSIDIARIES
       NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)
                                  (UNAUDITED)

3. DEBT

     In order to finance the acquisitions described in Note 2 and to refinance substantially all of the indebtedness of the Company and the acquired companies, the Company consummated an offering of the Debentures at a yield to maturity of 5.0% (approximately $2,014 million principal amount at maturity) in March 1998, which resulted in approximately $730 million of net proceeds and entered into a revolving and term credit facility ("New Credit Facility").


     The Debentures are exchangeable for shares of the Company's common stock at an initial conversion rate of 6.575 shares for each $1,000 principal amount at maturity of the Debentures, subject to adjustment upon occurrence of specified events. The Debentures are subordinated in right of payment to all existing and future senior indebtedness of the Company. The Debentures are not redeemable by the Company prior to March 25, 2003. On or after such date, the Debentures are redeemable for cash with at least 30 days' notice, at the option of the Company. The Company is required to purchase Debentures at the option of the holder as of March 25, 2003, March 25, 2008 and March 25, 2013, at purchase prices equal to the issue price plus accrued original discount to such dates. The Company may, at its option, elect to pay any such purchase price in cash or common stock, or any combination thereof. However, the New Credit Facility prohibits the Company from redeeming or repurchasing Debentures for cash. The Company was required to file a registration statement with the SEC to register the Debentures by June 23, 1998. This registration statement was filed on February 4, 1999 and, as amended, was declared effective on November 8, 1999. The Company's failure to file the registration statement by June 23, 1998 did not constitute default under the terms of the Debentures. From June 23, 1998 until the registration statement was declared effective, the Company was required to pay to the Debenture holders cash liquidated damages accruing, for each day during such period, at a rate per annum equal to 0.25% during the first 90 days and 0.50% thereafter multiplied by the total of the issue price of the Debentures plus the original issue discount thereon on such day. The Company has made total payments for liquidated damages since June 23, 1998 of $4.5 million, of which $1.5 million related to damages for the period through December 31, 1998. A final payment of approximately $0.5 million, representing liquidated damages from September 26, 1999 until the registration statement was declared effective, will be payable on March 25, 2000.


     Concurrent with the acquisitions, the Company replaced its $250 million syndicated unsecured five-year revolving credit facility with the New Credit Facility. The New Credit Facility provided for aggregate borrowings of up to $1.7 billion and in addition to other customary covenants, required the Company to maintain specified consolidated leverage, interest coverage and fixed charge coverage ratios as of the end of each fiscal quarter occurring after March 31, 1998 and on or prior to the latest stated maturity date for any of the borrowings under the New Credit Facility.

     As a result of, among other things, its operating losses incurred during the first half of 1998, the Company did not achieve the specified financial ratios for June 30, 1998 and it appeared unlikely that the Company would achieve the specified financial ratios for September 30, 1998. Consequently, the Company and its lenders entered into an agreement dated as of June 30, 1998 that waived through December 31, 1998 all defaults arising from the failure of the Company to satisfy the specified financial ratios for June 30, 1998 and September 30, 1998. Pursuant to an agreement with the Company dated as of October 19, 1998, the Company's lenders extended all of the waivers under the June 30, 1998 agreement through April 10, 1999 and also waived through such date all defaults arising from any failure by the Company to satisfy the specified financial ratios for December 31, 1998. As part of the October 19, 1998 agreement, the Company agreed to a minimum monthly earnings before interest, taxes, depreciation and amortization ("EBITDA") covenant (as defined in the New Credit Facility) which covenant the Company has been able to satisfy.


     On April 10, 1999, among other things, the lenders extended all of the waivers set forth in the October 19, 1998 agreement through April 15, 1999. On April 15, 1999, the Company and its lenders entered into a comprehensive amendment to the New Credit Facility that, among other things, extended all of the waivers under the April 10, 1999 agreement until April 10, 2000 and waived until such date all defaults arising from any failure

                      SUNBEAM CORPORATION AND SUBSIDIARIES
       NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)
                                  (UNAUDITED)

3. DEBT--(CONTINUED)


by the Company to satisfy the specified financial ratios for any fiscal quarter end occurring during 1999 and for March 31, 2000. The Company intends to negotiate with its lenders an amendment to the New Credit Facility, or to negotiate further waiver of such covenants and other terms beyond April 10, 2000, or to refinance the New Credit Facility. There can be no assurance that an amendment, further waiver of existing covenants and other terms, or refinancing will be entered into by April 10, 2000. The failure to obtain such an amendment, further waiver or debt refinancing would likely result in violation of the existing covenants and compliance with other terms, which would permit the bank lenders to accelerate the maturity of all outstanding borrowings under the New Credit Facility and could otherwise have a material adverse effect on the Company. Accordingly, debt related to the New Credit Facility and all debt containing cross-default provisions is classified as current in the September 30, 1999 Condensed Consolidated Balance Sheet.


     As part of the April 15, 1999 New Credit Facility amendment, the Company agreed to a minimum cumulative EBITDA covenant that is based on post-December 31, 1998 consolidated EBITDA and is tested at the end of each month occurring on or prior to March 31, 2000, as well as a covenant limiting the amount of revolving loans (other than those used to fund the Coleman merger) that may be outstanding under the New Credit Facility as of the end of each such month. The minimum cumulative EBITDA was initially $6.3 million for the period January 1, 1999 through April 30, 1999 and generally grows on a monthly basis until it reaches $121.0 million for the period from January 1, 1999 through March 31, 2000.


     The following description of the New Credit Facility reflects its significant terms as amended April 15, 1999.



     The New Credit Facility provides for aggregate borrowings of up to $1.7 billion through: (i) a revolving credit facility in an aggregate principal amount of up to $400.0 million maturing March 30, 2005 ($52.5 million of which may only be used to complete the Coleman merger); (ii) up to $800.0 million in term loans maturing on March 30, 2005 (of which $35.0 million may only be used to complete the Coleman merger); and (iii) a $500.0 million term loan maturing September 30, 2006 (of which $5.0 million has already been repaid through September 30, 1999). As of September 30, 1999, approximately $1.5 billion was outstanding and approximately $0.2 billion was available for borrowing under the New Credit Facility.



     Under the New Credit Facility, interest accrues, at the Company's option:
(i) at the London Interbank Offered Rate ("LIBOR"); or (ii) at the base rate of the administrative agent which is generally the higher of the prime commercial lending rate of the administrative agent or the Federal Funds Rate plus 0.50%; in each case plus an interest margin which is currently 4.00% for LIBOR loans and 2.50% for base rate loans. The interest margin is subject to potential decreases in the future, including a decrease to 3.00% for LIBOR loans and 1.75% for base rate loans upon consummation of the Coleman merger and the effectiveness of the pledge of substantially all of Coleman's and its domestic subsidiaries' assets to secure the obligations under the New Credit Facility. Borrowings under the New Credit Facility are secured by a pledge of the stock of the Company's material subsidiaries, including Coleman, and by a security interest in substantially all of the assets of the Company and its material domestic subsidiaries, other than Coleman and its material subsidiaries except as described below. Currently, Coleman's inventory and related assets are pledged to secure its obligations for letters of credit issued for its account under the New Credit Facility. Additionally, as security for Coleman's note payable to the Company, Coleman pledged substantially all of its domestic assets, other than real property, including 66% of the stock of its direct foreign subsidiaries and domestic holding companies for its foreign subsidiaries, and all of the stock of its other direct domestic subsidiaries (but not the assets of Coleman's subsidiaries). The pledge runs in favor of the Company's lending banks, to which the Coleman note has been pledged as security for the Company's obligations to them. Upon completion of the Coleman merger, substantially all of Coleman's assets and the assets of Coleman's domestic subsidiaries will be pledged to secure the obligations under the New Credit Facility. In addition, borrowings under the New Credit Facility are guaranteed by a number of the Company's wholly-owned material domestic subsidiaries and these subsidiary

                      SUNBEAM CORPORATION AND SUBSIDIARIES
       NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)
                                  (UNAUDITED)

3. DEBT--(CONTINUED)

guarantees are secured as described above. Upon completion of the Coleman merger, Coleman and each of its United States subsidiaries will become guarantors of the obligations under the New Credit Facility. To the extent extensions of credit are made to any subsidiaries of the Company, the obligations of such subsidiaries are guaranteed by the Company.


     In addition to the above described ratios and tests, the New Credit Facility contains covenants customary for credit facilities of a similar nature, including limitations on the ability of the Company and its subsidiaries, including Coleman, to, among other things, (i) declare dividends or repurchase stock, (ii) prepay, redeem or repurchase debt, incur liens and engage in sale-leaseback transactions, (iii) make loans and investments, (iv) incur additional debt, including revolving loans under the New Credit Facility, (v) amend or otherwise alter material agreements or enter into restrictive agreements, (vi) make capital and year 2000 compliance expenditures, (vii) engage in mergers, acquisitions and asset sales, (viii) engage in certain transactions with affiliates, (ix) settle certain litigation, (x) alter its cash management system and (xi) alter the businesses they conduct. The Company is also required to comply with specified financial covenants and ratios. The New Credit Facility provides for events of default customary for transactions of this type, including nonpayment, misrepresentation, breach of covenant, cross-defaults, bankruptcy, material adverse change arising from compliance with ERISA, material adverse judgments, entering into guarantees and change of ownership and control. It is also an event of default under the New Credit Facility, as amended November 16, 1999, if the Company's registration statement in connection with the Coleman merger is not declared effective by the SEC on or before January 10, 2000, or if the merger does not occur within 25 business days of the effectiveness of the registration statement or if the cash consideration (including any payments on account of the exercise of any appraisal rights, but excluding related legal, accounting and other customary fees and expenses) to consummate the Coleman merger exceeds $87.5 million. Although there can be no assurance, the Company anticipates that it will satisfy these conditions. Furthermore, the New Credit Facility requires the Company to prepay term loans on December 31, 1999 to the extent that cash on hand in the Company's concentration accounts plus the aggregate amount of unused revolving loan commitments on this date exceeds $125 million, but the Company is not required to prepay more than $69.3 million as a result of the provision. Unless waived by the bank lenders, the failure to satisfy any of the financial ratios and tests contained in the New Credit Facility or the occurrence of any other event of default under the New Credit Facility would entitle the bank lenders to (a) receive a 2.00% increase in the interest rate applicable to outstanding loans and increase the trade letter of credit fees to 1.00% and (b) accelerate the maturity of the outstanding borrowings under the New Credit Facility and exercise all or any of their other rights and remedies. Any such acceleration or other exercise rights and remedies would likely have a material adverse effect on the Company. The New Credit Facility also includes provisions for the deferral of the September 30, 1999 and the March 31, 2000 scheduled term loan payments of $69.3 million each until April 10, 2000 as a result of the satisfaction by the Company of the agreed upon conditions to the deferral.


     In March 1998, the Company prepaid a $75.0 million 7.85% industrial revenue bond related to its Hattiesburg facility originally due in 2009. In connection with the early extinguishment of this debt, the Company recognized an extraordinary charge in the first quarter of 1998. As a result of repayment of certain indebtedness assumed in the Coleman acquisition, the Company also recognized an extraordinary charge in the second quarter of 1998. The debt assumed in connection with the Coleman acquisition was repaid as a result of the requirements under the terms of the New Credit Facility. These extraordinary charges consisted of redemption premiums ($106.9 million), unamortized debt discount ($13.8 million) and unamortized deferred financing costs ($1.7 million) and were net of an income tax benefit ($10.7 million).


     In connection with the acquisition of Signature Brands, the Company was required to defease $70.0 million of acquired debt. Cash was placed with a trustee to provide for the defeasance, including the related prepayment penalty. This cash was used to purchase Treasury Notes. Accordingly, $74.4 million of restricted investments held by the trustee for the August 1999 liquidation of this acquired debt are reflected as an asset at December 31,

                      SUNBEAM CORPORATION AND SUBSIDIARIES
       NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)
                                  (UNAUDITED)

3. DEBT--(CONTINUED)


1998. The prepayment penalty is reflected as part of the acquisition price of Signature Brands. This debt was redeemed in August 1999 utilizing the proceeds from investments restricted for this purpose.


4. ACCOUNTS RECEIVABLE SECURITIZATION


     The Company has entered into a receivables securitization program that expires in March 2000. The Company has received $228.4 million and $130.6 million in the first nine months of each 1999 and 1998, respectively, for the sale of trade accounts receivable. Trade accounts receivable at September 30, 1999 and 1998 reflect a reduction of $36.9 million and $10.5 million, respectively, for receivables sold under this program. Costs of the program, which primarily consist of the purchaser's financing cost of issuing commercial paper backed by the receivables, totaled $1.7 million and $1.9 million in the first nine months of 1999 and 1998, respectively, and have been classified as interest expense in the accompanying Condensed Consolidated Statements of Operations. The Company, through a wholly-owned subsidiary, retains collection and administrative responsibilities for the purchased receivables. This agreement contains cross-default provisions that provide the purchaser of the receivables an option to cease purchasing receivables from the Company if the Company is in default under the New Credit Facility.


5. COMPREHENSIVE LOSS

     The components of the Company's comprehensive loss are as follows (in thousands):


                                                                         NINE MONTHS ENDED
                                                                   ------------------------------
                                                                   SEPTEMBER 30,    SEPTEMBER 30,
                                                                      1999             1998
                                                                   -------------    -------------
Net loss........................................................     $(155,039)       $(587,070)
Foreign currency translation adjustment, net of taxes...........       (10,150)             154
Change in minimum pension liability.............................            --             (266)
                                                                     ---------        ---------
Comprehensive loss..............................................     $(165,189)       $(587,182)
                                                                     ---------        ---------
                                                                     ---------        ---------



     As of September 30, 1999 and December 31, 1998, "Accumulated other comprehensive loss," as reflected in the Condensed Consolidated Balance Sheets, is comprised of the following:



                                                                       CURRENCY       MINIMUM
                                                                      TRANSLATION     PENSION
                                                                      ADJUSTMENTS    LIABILITY     TOTAL
                                                                      -----------    ---------    --------
Balance at September 30, 1999......................................    $ (22,172)    $ (42,008)   $(64,180)
Balance at December 31, 1998.......................................      (12,022)      (42,008)    (54,030)



     The accumulated other comprehensive loss associated with the minimum pension liability is net of deferred taxes of approximately $5 million as of September 30, 1999 and December 31, 1998.

                      SUNBEAM CORPORATION AND SUBSIDIARIES
       NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)
                                  (UNAUDITED)

6. SUPPLEMENTARY FINANCIAL STATEMENT DATA

     Supplementary Balance Sheet data at the end of each period is as follows (in thousands):


                                                                   SEPTEMBER 30,    DECEMBER 31,
                                                                      1999             1998
                                                                   -------------    ------------
Receivables:
  Trade.........................................................     $ 475,595        $407,452
  Sundry........................................................        10,090           7,347
                                                                     ---------        --------
                                                                       485,685         414,799
  Valuation allowance...........................................       (42,462)        (53,025)
                                                                     ---------        --------
                                                                     $ 443,223        $361,774
                                                                     ---------        --------
                                                                     ---------        --------
Inventories:
  Finished goods................................................     $ 353,561        $370,622
  Work in process...............................................        46,191          39,143
  Raw materials and supplies....................................       108,069         109,424
                                                                     ---------        --------
                                                                     $ 507,821        $519,189
                                                                     ---------        --------
                                                                     ---------        --------


     Supplementary Statements of Cash Flows data is as follows (in thousands):


                                                                         NINE MONTHS ENDED
                                                                   ------------------------------
                                                                   SEPTEMBER 30,    SEPTEMBER 30,
                                                                      1999             1998
                                                                   -------------    -------------
Cash paid (received) during the period for:
  Interest......................................................     $ 125,642        $  37,796
                                                                     ---------        ---------
                                                                     ---------        ---------
  Income taxes, net of refunds..................................     $   2,145        $ (13,077)
                                                                     ---------        ---------
                                                                     ---------        ---------


7. ASSET IMPAIRMENT AND OTHER CHARGES


     In the second quarter of 1998, decisions were made to outsource or discontinue a substantial number of products previously made by the Company (principally breadmakers, toasters and certain other appliances, air and water filtration products and the elimination of certain stock keeping units ("SKU's") within existing product lines, primarily relating to appliances, grills and grill accessories). As a result, certain facilities and equipment would either no longer be used or would be utilized in a significantly different manner. Accordingly, a charge of $29.6 million was recorded in Cost of Goods Sold to write certain of these assets down to their estimated fair market value. Approximately 80% of this charge related to machinery, equipment and tooling at the Company's Mexico City, Mexico and Hattiesburg, Mississippi manufacturing plants, the estimated fair value for which was derived through an auction process. The remainder of this charge related to tooling and equipment at various other facilities, which either had a nominal value or the fair market value of which was derived through an auction process. These assets were taken out of service at the time of the write-down and consequently were not depreciated further after the write-down. The net carrying value of these assets after the write-down approximated $2.2 million and these assets are expected to be substantially disposed of by December 31, 1999. Depreciation expense associated with these assets approximated $2.6 million in the first half of 1998.



     Personnel at the Mexico City facility were notified in the second quarter of 1998 that the plant was scheduled for closure at year-end 1998, accordingly, at that time, a liability of $1.8 million was recorded in Cost of Goods Sold primarily for employee severance. The employee severance related to approximately 1,200 positions of which 100 employees, representing a $0.4 million severance obligation, remained to be terminated at December 31, 1998. Substantially all of these remaining positions had been eliminated and the severance payments had been made as of June 30, 1999. Subsequent to the decisions made in conjunction with the

                      SUNBEAM CORPORATION AND SUBSIDIARIES
       NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)
                                  (UNAUDITED)

7. ASSET IMPAIRMENT AND OTHER CHARGES--(CONTINUED)


acquisitions, management decided to discontinue certain SKU's within product lines (principally generators, compressors and propane cylinders). As a result, in the third quarter of 1998, the Company recorded as Cost of Goods Sold, an additional provision for impairment of fixed assets of $3.1 million in an acquired entity, relating to assets taken out of service for which there was no remaining value. These fixed assets were taken out of service at the time of the write-down and consequently were not depreciated further after the write-down. Depreciation expense associated with these assets approximated $0.8 million in 1998.



     During 1997 and the first half of 1998, the Company built inventories in anticipation of 1998 sales volumes which did not materialize. As a result, it has been and will continue to be necessary to dispose of some portions of excess inventories at amounts less than cost. Accordingly, during 1998, when the facts and circumstances were known that such sales volume would not materialize, the Company recorded $48.6 million in charges (of which $46.4 million and $2.2 million were recorded in the second and third quarters, respectively) to properly state this inventory at the lower-of-cost-or-market. This inventory primarily related to certain appliances, grills and grill accessories.



     The Company also recorded a charge during the second quarter of 1998 of $11.0 million for excess inventories for raw material and work in process that will not be used due to outsourcing the production of breadmakers, toasters, and certain other appliances. In addition, during the second quarter of 1998, the Company made the decision to exit certain product lines, primarily air and water filtration products and eliminate certain SKU's within existing product lines, primarily relating to appliances, grills and grill accessories. As a result of this decision, a $26.6 million charge was recorded during the second quarter to properly state this inventory at the lower-of-cost-or-market. Total charges for excess inventory recorded at the lower-of-cost-or-market, based upon management's best estimate of net realizable value, amounted to $86.2 million through September 30, 1998.



     In the fourth quarter of 1998, in connection with management's decision to outsource the production of certain appliances (principally irons) the Company recorded $0.4 million of severance costs related to the elimination of approximately 45 production positions. During the nine months ended September 30, 1999, 8 positions were eliminated and $0.1 million of the severance was paid. The remaining positions are expected to be eliminated by December 31, 1999.



     At December 31, 1998, the Company had $1.7 million of restructuring accruals relating to its 1996 restructuring plan. This $1.7 million was comprised of $1.2 million relating to lease payments and termination fees and $0.5 million relating to discontinued operations. During the nine months ended September 30, 1999, the Company expended $0.2 million for lease payments and termination fees and $0.4 million relating to discontinued operations, respectively. It is anticipated that the remaining restructuring accrual of $1.1 million ($1.0 million relating to lease payments and termination fees and $0.1 million relating to discontinued operations) will be paid through 2006.






8. SHAREHOLDERS' EQUITY



  Compensatory Stock Grants


     On February 20, 1998, the Company entered into new three-year employment agreements with its then Chairman and Chief Executive Officer and two other senior officers of the Company (the "February 1998 Employment Agreements"). These agreements replaced previous employment agreements entered into in July 1996 that were scheduled to expire in July 1999. The new employment agreements provided for, among other items, the acceleration of vesting of restricted stock and the forfeiture of unvested restricted stock that had been granted under the July 1996 agreement, new restricted stock grants and options to purchase the Company's common stock. In addition, the new employment agreements provided for income tax gross-ups with respect to any tax assessed on the restricted stock grants and acceleration of vesting of restricted stock.

                      SUNBEAM CORPORATION AND SUBSIDIARIES
       NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)
                                  (UNAUDITED)




8. SHAREHOLDERS' EQUITY--(CONTINUED)

     Compensation expense attributed to the equity grant, the acceleration of vesting of restricted stock and the related income tax gross-ups was recognized in the first quarter of 1998 and compensation expense related to the new restricted stock grants and related tax gross-ups was amortized to expense beginning in the first quarter of 1998 with amortization to continue over the period in which the restrictions lapse. Total compensation expense recognized in the first quarter of 1998 related to these items was approximately $31 million.


     On June 15, 1998, the Company's Board of Directors announced the removal of the then Chairman and Chief Executive Officer and subsequently announced the removal or resignation of other senior officers, including the Company's then Chief Financial Officer. The Company and certain of its former officers are in litigation as to the Company's obligations to these individuals under prior agreements and arising from their termination. (See Note 10).



  Purchase of Coleman Preferred Stock



     On July 12, 1999, the Company acquired 3,000,000 shares of a newly created series of Coleman voting preferred stock for an aggregate purchase price of approximately $31 million. These shares, together with the shares of Coleman common stock the Company owns, enable Sunbeam to exercise 80.01% of the total voting power of Coleman's outstanding capital stock as of July 12, 1999. This class of preferred stock was created by Coleman and acquired by the Company in order to enable Coleman and the Company to file consolidated federal income tax returns, and in certain jurisdictions, consolidated state income tax returns, prior to the consummation of the Coleman merger. The issue price per share of the voting preferred stock was equal to 110% of the average closing price per share of common stock of Coleman over the five trading days prior to the date of issuance of the voting preferred stock. Except as required by law, the holders of the voting preferred stock vote as a single class with the holders of the Coleman common stock on all matters submitted to a vote of the holders of Coleman common stock, with each share of voting preferred stock and each share of Coleman common stock having one vote. The voting preferred stock has an annual dividend equal to 7% of $10.35 per share, the issue price per share of the voting preferred stock, which accrues but will not be paid in cash unless a liquidation of Coleman occurs or certain transactions are consummated as described below. In addition, the voting preferred stock will participate ratably with the Coleman common stock in all other dividends and distributions (other than liquidating distributions) made by Coleman to the holders of its common stock. The voting preferred stock will participate with the Coleman common stock in any merger, consolidation, or any other transaction (other than a merger of a wholly owned subsidiary of the Company with Coleman, including the Coleman merger) and will receive on a per share basis the same type and amount of consideration as the Coleman common stock. On liquidations of Coleman:
(1) the holders of the voting preferred stock would receive a preferential distribution equal to $10.35 per share, plus accrued and unpaid dividends,
(2) next, the holders of the Coleman common stock would receive an amount equal to $10.35 per share of Coleman common stock and (3) any assets remaining after such distributions would be shared by the holders of voting preferred stock and the Coleman common stock on a share for share basis. In connection with the issuance of the shares of preferred stock, Coleman entered into a tax sharing agreement with the Company pursuant to which Coleman will pay to Sunbeam amounts equal to the federal and state income taxes that would have been payable by Coleman had Coleman not been included in the consolidated income tax return of the Company. The terms of the voting preferred stock, their issue price and the terms of the tax sharing agreement were approved on Coleman's behalf by Coleman's then sole independent director. The net proceeds from the issuance of the shares by Coleman of its voting preferred stock to the Company were used by Coleman to make a partial repayment of loans outstanding from Sunbeam under the Intercompany Note.


9. SEGMENT, CUSTOMER AND GEOGRAPHIC DATA

     The following tables include selected financial information with respect to Sunbeam's four operating segments. Corporate expenses include, among other items, expenses for services which are provided in varying

                      SUNBEAM CORPORATION AND SUBSIDIARIES
       NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)
                                  (UNAUDITED)

9. SEGMENT, CUSTOMER AND GEOGRAPHIC DATA--(CONTINUED)

levels to the three operating groups and for Year 2000 efforts. The increase from 1998 to 1999 is largely due to an expansion of centralized services related to the acquisitions, Year 2000 expenses and increased costs associated with outside services and insurance.


                                                                OUTDOOR
                                                  HOUSEHOLD     LEISURE      INTERNATIONAL    CORPORATE      TOTAL
                                                  ---------    ----------    -------------    ---------    ----------
NINE MONTHS ENDED SEPTEMBER 30, 1999
  Net sales to unaffiliated customers..........   $ 555,207    $  774,698      $ 444,305      $  12,218    $1,786,428
  Intersegment net sales.......................      57,070       126,681          6,896             --       190,647
  Segment earnings (loss)......................      22,363        71,877         41,021        (93,872)       41,389
  Segment depreciation expense.................      19,436        27,654          4,034          4,392        55,516
NINE MONTHS ENDED SEPTEMBER 30, 1998
  Net sales to unaffiliated customers..........   $ 454,974    $  524,409      $ 328,628      $  14,118    $1,322,129
  Intersegment net sales.......................      50,103        76,538         53,143             --       179,784
  Segment (loss) earnings......................     (29,608)      (41,520)        11,541        (78,425)     (138,012)
  Segment depreciation expense.................      19,778        18,260          3,812          3,087        44,937
SEGMENT ASSETS
  September 30, 1999...........................   $ 787,956    $1,771,883      $ 403,609      $ 354,526    $3,317,974
  December 31, 1998............................     864,745     1,782,994        413,755        344,023     3,405,517


     Reconciliation of selected segment information to Sunbeam's consolidated totals:


                                                                    NINE MONTHS ENDED
                                                         ----------------------------------------
                                                           SEPTEMBER 30,         SEPTEMBER 30,
                                                               1999                  1998
                                                         ------------------    ------------------
Net sales:
Net sales for reportable segments.....................       $1,977,075            $1,501,916
Elimination of intersegment net sales.................         (190,647)             (179,787)
                                                             ----------            ----------
  Consolidated net sales..............................       $1,786,428            $1,322,129
                                                             ----------            ----------
                                                             ----------            ----------
Segment earnings (loss):
Total earnings (loss) for reportable segments.........       $   41,389            $ (138,012)
Unallocated amounts:
  Interest expense....................................         (136,631)              (88,476)
  Other income, net...................................            4,619                 4,065
  Amortization of intangible assets...................          (38,401)              (25,186)
  Former employees deferred compensation (Note 8) and
     severance........................................               --               (34,410)
  Provision for inventory (Note 7)....................               --               (86,167)
  Asset impairment (Note 7)...........................               --               (32,642)
  Issuance of warrants (Note 2).......................               --               (70,000)
  Office relocation expense...........................               --                (4,011)
  Other charges.......................................               --                (1,248)
                                                             ----------            ----------
                                                               (170,413)             (338,075)
                                                             ----------            ----------
  Consolidated loss before income taxes, minority
     interest and extraordinary charge................       $ (129,024)           $ (476,087)
                                                             ----------            ----------
                                                             ----------            ----------

                      SUNBEAM CORPORATION AND SUBSIDIARIES
       NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)
                                  (UNAUDITED)

10. COMMITMENTS AND CONTINGENCIES

  Litigation


     On April 23, 1998, two class action lawsuits were filed on behalf of purchasers of the Company's common stock in the U.S. District Court for the Southern District of Florida against the Company and some of its present and former directors and former officers alleging violations of the federal securities laws as discussed below. After that date, approximately fifteen similar class actions were filed in the same Court. One of the lawsuits also named as defendant Arthur Andersen, the Company's independent accountants for the period covered by the lawsuit.



     On June 16, 1998, the court entered an order consolidating all these suits and all similar class actions subsequently filed (collectively, the "Consolidated Federal Actions") and providing time periods for the filing of a consolidated amended complaint and defendants' response thereto. On June 22, 1998, two groups of plaintiffs made motions to be appointed lead plaintiffs and to have their selection of counsel approved as lead counsel. On July 20, 1998, the court entered an order appointing lead plaintiffs and lead counsel. This order also stated that it shall apply to all subsequently filed actions that are consolidated with the other actions. On August 28, 1998, plaintiffs in one of the subsequently filed actions filed an objection to having their action consolidated pursuant to the June 16, 1998 order, arguing that the class period in their action differs from the class periods in the originally filed consolidated actions. On December 9, 1998, the court entered an order overruling plaintiffs' objections and affirming its prior order appointing lead plaintiffs and lead counsel.



     On January 6, 1999, plaintiffs filed a consolidated amended class action complaint against the Company, some of its present and former directors and former officers, and Arthur Andersen. The consolidated amended class action complaint alleges that, in violation of section 10(b) of the Exchange Act and SEC Rule 10b-5, defendants made material misrepresentations and omissions regarding the Company's business operations, future prospects and anticipated earnings per share, in an effort to artificially inflate the price of the Company's common stock and call options, and that, in violation of section 20(a) of the Exchange Act, the individual defendants exercised influence and control over the Company, causing the Company to make material misrepresentations and omissions. The consolidated amended complaint seeks an unspecified award of money damages. On February 5, 1999, plaintiffs moved for an order certifying a class consisting of all persons and entities who purchased the Company's common stock or who purchased call options or sold put options with respect to the Company's common stock during the period April 23, 1997 through June 30, 1998, excluding the defendants, their affiliates, and employees of the Company. Defendants' response to the motion for class certification was filed on May 6, 1999. On March 8, 1999, all defendants who had been served with the consolidated amended class action complaint moved to dismiss it. Under the Private Securities Litigation Reform Act of 1995, all discovery in the consolidated action is stayed pending resolution of the motions to dismiss.



     On April 7, 1998, a purported derivative action was filed in the Circuit Court for the Fifteenth Judicial Circuit in and for Palm Beach County, Florida against the Company and some of its present and former directors and former officers. The action alleged that the individual defendants breached their fiduciary duties and wasted corporate assets when the Company granted stock options on or about February 2, 1998 at an exercise price of $36.85 to three of its officers and directors who were subsequently terminated by the Company. On June 25, 1998, all defendants filed a motion to dismiss the complaint for failure to make a pre-suit demand on the Company's board of directors. On October 22, 1998, the plaintiff amended the complaint against all but one of the defendants named in the original complaint. On February 19, 1999, plaintiffs filed a second amended derivative complaint nominally on behalf of the Company against some of its present and former directors and former officers and Arthur Andersen. The second amended complaint alleges, among other things, that Messrs. Dunlap and Kersh, the Company's former Chairman and Chief Executive Officer and former Chief Financial Officer, respectively, caused the Company to employ fraudulent accounting procedures in order to enable them to secure new employment contracts, and seeks a declaration that the individual defendants have violated fiduciary

                      SUNBEAM CORPORATION AND SUBSIDIARIES
       NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)
                                  (UNAUDITED)

10. COMMITMENTS AND CONTINGENCIES--(CONTINUED)

  Litigation--(Continued)


duties, an injunction against the payment of compensation to Messrs. Dunlap and Kersh or the imposition of a constructive trust on such payments, and unspecified money damages. The defendants have each moved to dismiss the second amended complaint in whole or in part.



     On June 25, 1998, four purported class actions were filed in the Court of Chancery of the State of Delaware in New Castle County by minority shareholders of Coleman against Coleman, the Company and certain of the Company's and Coleman's present and former officers and directors. An additional class action was filed on August 10, 1998 against the same parties. The complaints in these class actions allege, in essence, that the existing exchange ratio for the proposed Coleman merger is no longer fair to Coleman minority shareholders as a result of the decline in the market value of the Company's common stock. On October 21, 1998, the Company announced that it had entered into a memorandum of understanding to settle, subject to court approval, the class actions. The court approved the settlement on November 12, 1999. Under the terms of the settlement, the Company will issue to Coleman minority shareholders and plaintiffs' counsel in this action warrants to purchase up to approximately 4.98 million shares of the Company's common stock at $7 per share, subject to anti-dilution adjustments. Coleman minority shareholders who elect an appraisal under Delaware law will not receive warrants. These warrants will generally have the same terms as the warrant issued to the MacAndrews & Forbes subsidiary and will be issued when the Coleman merger is consummated, which is now expected to occur in the fourth quarter of 1999 or early in the first quarter of 2000. Issuance of the warrants will be accounted for as additional purchase consideration.



     During the months of August and October 1998, purported class action and derivative lawsuits were filed in the Court of Chancery of the State of Delaware in New Castle County and in the U.S. District Court for the Southern District of Florida by shareholders of the Company against the Company, MacAndrews & Forbes and some of the Company's present and former directors. These complaints allege that the defendants breached their fiduciary duties when the Company entered into a settlement agreement with the MacAndrews & Forbes subsidiary that sold the Company a controlling interest in Coleman. In the settlement agreement the MacAndrews & Forbes subsidiary released the Company from threatened claims arising out of the Company's acquisition of its interest in Coleman, and MacAndrews & Forbes agreed to provide management support to the Company. Under the settlement agreement, the MacAndrews & Forbes subsidiary was granted a warrant expiring August 24, 2003 to purchase up to an additional 23 million shares of the Company's common stock at an exercise price of $7 per share, subject to anti-dilution provisions. The plaintiffs have requested an injunction against the issuance of stock to MacAndrews & Forbes upon the exercise of its warrant and unspecified money damages. These complaints also allege that the rights of the minority shareholders have been compromised, as the settlement would normally require shareholder approval under the rules and regulations of the NYSE. The audit committee of the Company's board of directors determined that obtaining such shareholder approval would have seriously jeopardized the financial viability of the Company which is an allowable exception to the NYSE shareholder approval requirements. By order of the Delaware Court of Chancery dated January 7, 1999, the derivative actions filed in that court were consolidated, and the Company and the other defendants have moved to dismiss these actions. The action filed in the U.S. District Court for the Southern District of Florida has been dismissed.



     On September 16, 1998, an action was filed in the 56th Judicial District Court of Galveston County, Texas alleging various claims in violation of the Texas Securities Act and Texas Business and Commercial Code as well as common law fraud as a result of the Company's alleged misstatements and omissions regarding the Company's financial condition and prospects during a period beginning May 1, 1998 and ending June 16, 1998, in which the U.S. National Bank of Galveston, Kempner Capital Management, Inc. and Legacy Trust Company engaged in transactions in the Company's common stock on their own behalf and on behalf of their respective clients. The Company is the only named defendant in this action. The complaint requests recovery of compensatory damages, punitive damages and expenses in an unspecified amount. This action was removed to

                      SUNBEAM CORPORATION AND SUBSIDIARIES
       NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)
                                  (UNAUDITED)

10. COMMITMENTS AND CONTINGENCIES--(CONTINUED)

  Litigation--(Continued)


the U.S. District Court for the Southern District of Texas and subsequently transferred to the Southern District of Florida and consolidated with the Consolidated Federal Actions. Plaintiffs in this action have objected to the consolidation and have sought reconsideration by the Southern District of Florida of the order of the Southern District of Texas denying plaintiffs' motion to remand the case to state court and transferring it to Florida. A similar suit was brought by the same group of plaintiffs in the above action against Arthur Andersen. In that action, the plaintiffs allege that Arthur Andersen violated the Texas Securities Act, committed statutory and common law fraud and was negligent in its audits of the Company's 1996 and 1997 financial statements. On September 29, 1999, Arthur Andersen filed a motion for leave to join the Company and certain of its former officers as responsible third parties and contribution defendants. Their motion was denied.



     On October 30, 1998, a class action lawsuit was filed on behalf of certain purchasers of the Debentures in the U.S. District Court for the Southern District of Florida against the Company and some of the Company's former officers and directors, alleging violations of the federal securities laws and common law fraud. The complaint alleges that the Company's offering memorandum used for the marketing of the Debentures contained false and misleading information regarding the Company's financial position and that the defendants engaged in a plan to inflate the Company's earnings for the purpose of defrauding the plaintiffs and others. The plaintiffs seek a declaration that defendants violated federal securities laws and either unspecified monetary damages or rescission of their purchase of the Debentures. The parties have negotiated a proposed coordination plan in order to coordinate proceedings in this action with those in the Consolidated Federal Actions.



     The Company has been named as a defendant in an action filed in the District Court of Tarrant County, Texas, 48th Judicial District, on November 20, 1998. The Company was served in this action through the Secretary of State of Texas on January 15, 1999. The plaintiffs in this action are purchasers of the Debentures. The plaintiffs allege that the Company violated the Texas Securities Act and the Texas Business & Commercial Code and committed state common law fraud by materially misstating the financial position of the Company in connection with the offering and sale of the Debentures. The complaint seeks rescission, as well as compensatory and exemplary damages in an unspecified amount. The Company specially appeared to assert an objection to the Texas court's exercise of personal jurisdiction over the Company, and a hearing on this objection took place on April 15, 1999. On April 23, 1999, the court entered an order granting the Company's special appearance and dismissing the case without prejudice. The plaintiffs moved for reconsideration of the court order, which motion the court denied on May 24, 1999. The plaintiffs have appealed to the Texas Court of Appeals the order dismissing the case and that appeal is pending.



     On April 12, 1999, a class action lawsuit was filed in the U.S. District Court for the Southern District of Florida. The lawsuit was filed on behalf of persons who purchased Debentures during the period of March 20, 1998 through June 30, 1998, inclusive, but after the initial offering of such Debentures. The complaint asserts that the Company made material omissions and misrepresentations that had the effect of inflating the market price of the Debentures. The complaint names as defendants the Company, its former auditor, Arthur Andersen, and two former Company officers, Messrs. Dunlap and Kersh. The plaintiff is an institution which allegedly acquired in excess of $150,000,000 face amount of the Debentures and now seeks unspecified money damages. The Company was served on April 16, 1999 in connection with this pending lawsuit. The Company has requested that this action be coordinated with the Consolidated Federal Actions.



     On February 9, 1999, Messrs. Dunlap and Kersh filed with the American Arbitration Association demands for arbitration of claims under their respective employment agreements with the Company. Messrs. Dunlap and Kersh are requesting a finding by the arbitrators that the Company terminated their employment without cause and that they should be awarded certain benefits based upon their respective employment agreements. On March 12, 1999, the Company asked the Circuit Court for the Fifteenth Judicial Circuit in and for Palm Beach County,

                      SUNBEAM CORPORATION AND SUBSIDIARIES
       NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)
                                  (UNAUDITED)

10. COMMITMENTS AND CONTINGENCIES--(CONTINUED)

  Litigation--(Continued)


Florida to issue an injunction prohibiting Messrs. Dunlap and Kersh from pursuing their arbitration proceedings against the Company on the grounds, among others, that the simultaneous litigation of the action filed in that court on April 7, 1998, described above, and the arbitration proceedings would subject the Company to the threat of inconsistent adjudications with respect to certain rights to compensation asserted by Messrs. Dunlap and Kersh and would cause irreparable harm to the Company and its shareholders. On March 19, 1999, the plaintiff in the April 7, 1998 action discussed above moved for an injunction on similar grounds. On May 11, 1999, the court denied the motions for a preliminary injunction filed by the Company and the plaintiff. The Company has answered the arbitration demands of Messrs. Dunlap and Kersh and has filed counterclaims seeking, among other things, the return of all consideration paid, or to be paid, under the February 1998 Employment Agreements between the Company and Messrs. Dunlap and Kersh. An answer was filed by Messrs. Dunlap and Kersh generally denying the Company's counterclaims. Discovery is pending.



     On May 24, 1999, an action naming the Company as defendant was filed in the Circuit Court for Ozaukee County, Wisconsin. Prior to service of the complaint, the plantiff dismissed its claims, voluntarily, without prejudice. The plaintiff in this action was a purchaser of the Debentures. The plaintiff alleged that the Company violated the Wisconsin Uniform Securities Act and committed acts of false advertising and misrepresentation in connection with the offering and sale of the Debentures. The plaintiff sought rescission, as well as compensatory and exemplary damages in an unspecified amount.



     On September 13, 1999, an action naming the Company and Arthur Andersen as defendants was filed in the Circuit Court for Montgomery County, Alabama. The plaintiffs in this action are purchasers of the Company's common stock during the period March 19, 1998 through May 6, 1998. The plaintiffs allege, among other things, that the defendants violated the Alabama Security Laws and SEC Rule 10b-5. The plaintiffs seek compensatory and punitive damages in an unspecified amount. The Company has removed this case to the U.S. District Court for the District of Alabama. In addition, Arthur Andersen has filed a cross claim against the Company for contribution and indemnity. The Company has filed a motion with the Judicial Panel on Multidistrict Litigation to consolidate this action with the Consolidated Federal Actions.



     The Company intends to vigorously defend each of the foregoing lawsuits other than those as to which a memorandum of understanding to settle has been reached, but cannot predict the outcome and is not currently able to evaluate the likelihood of the Company's success in each case or the range of potential loss. However, if the Company were to lose these lawsuits, judgments would likely have a material adverse effect on the Company's consolidated financial position, results of operations and cash flows.



     On March 23, 1999, Messrs. Dunlap and Kersh filed a complaint in the Court of Chancery of the State of Delaware seeking an order directing the Company to advance attorneys' fees and other expenses incurred in connection with various state and federal class and derivative actions and an investigation instituted by the SEC. The complaint alleges that such advancements are required by the Company's by-laws and by a forbearance agreement entered into between the Company and Messrs. Dunlap and Kersh in August, 1998. A trial of this summary proceeding was held on June 15 and 16, 1999. On June 23, 1999, the court issued a memorandum opinion directing the Company to pay about $1.4 million on account of expenses incurred to date and to advance the reasonable future expenses in those actions and investigations. Messrs. Dunlap and Kersh have agreed to repay all amounts advanced to them if it is ultimately determined that they are not entitled to indemnification under Delaware law.



     On July 2, 1998, the American Alliance Insurance Company filed suit against the Company in the U.S. District Court for the Southern District of New York requesting a declaratory judgment of the court that the directors' and officers' liability insurance policy for excess coverage issued by American Alliance was invalid and/or had been properly canceled by American Alliance. American Alliance has filed a motion for summary

                      SUNBEAM CORPORATION AND SUBSIDIARIES
       NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)
                                  (UNAUDITED)

10. COMMITMENTS AND CONTINGENCIES--(CONTINUED)

  Litigation--(Continued)


judgment on the ground that coverage was never bound. The Company has opposed that motion. As a result of a motion made by the Company, this case has been transferred to the U.S. District Court for the Southern District of Florida for coordination and consolidation of pre-trial proceedings with the various actions pending in that court. On October 20, 1998, an action was filed by Federal Insurance Company in the U.S. District Court for the Middle District of Florida requesting the same relief as that requested by American Alliance in the previously filed action as to additional coverage levels under the Company's directors' and officers' liability insurance policy. This action has been transferred to the U.S. District Court for the Southern District of Florida and is currently in discovery. The Company is seeking a stay of discovery to coordinate discovery in this action with any discovery that may occur in the Consolidated Federal Actions. Plaintiff has moved to compel production of various documents. On December 22, 1998, an action was filed by Executive Risk Indemnity, Inc. in the Circuit Court of the Seventeenth Judicial Circuit in and for Broward County, Florida requesting the same relief as that requested by American and Federal in their previously filed actions as to additional coverage levels under the Company's directors' and officers' liability insurance policy. On April 15, 1999, the Company filed an action in the U.S. District Court for the Southern District of Florida against National Union Fire Insurance Company of Pittsburgh, PA, Gulf Insurance Company and St. Paul Mercury Insurance Company requesting, among other things, a declaratory judgment that National Union is not entitled to rescind its directors' and officers' liability insurance policies to the Company and a declaratory judgment that the Company is entitled to coverage from these insurance companies for the various lawsuits described herein under directors' and officers' liability insurance policies issued by each of the defendants. In response to the Company's complaint, defendants St. Paul and Gulf have answered and asserted counterclaims seeking rescission and declaratory relief that no coverage is available to the Company. The Company has denied the allegations of Gulf's and St. Paul's counterclaims. Defendant National Union has filed a motion to dismiss or stay the claims filed by the Company against National Union on the basis, among others, that the Company must submit the dispute to arbitration or mediation. The Company has filed a response opposing that motion. The Company intends to pursue recovery from all of its insurers if damages are awarded against the Company or its indemnified officers and/or directors under any of the foregoing actions and to recover attorneys' fees covered under those policies. The Company's failure to obtain such insurance recoveries following an adverse judgment in any of the actions described above could have a material adverse effect on the Company's financial position, results of operations and cash flows.



     By letter dated June 17, 1998, the staff of the Division of Enforcement of the SEC advised the Company that it was conducting an informal inquiry into the Company's accounting policies and procedures and requested that the Company produce certain documents. On July 2, 1998, the SEC issued a Formal Order of Private Investigation, designating SEC officers to take testimony and pursuant to which a subpoena was served on the Company requiring the production of certain documents. On November 4, 1998, another SEC subpoena requiring the production of additional documents was received by the Company. The Company has provided numerous documents to the SEC staff and continues to cooperate with the SEC staff. The Company has, however, declined to provide the SEC with material that the Company believes is subject to the attorney-client privilege and the work product immunity.



     The SEC has not commenced any civil or administrative proceedings as a result of its investigation, and the Company cannot predict at this time whether the SEC will seek to impose any monetary or other penalties against the Company. Under these circumstances, the Company cannot estimate the duration of the investigation or its outcome.



     The Company and its subsidiaries are also involved in various other lawsuits arising from time to time which the Company considers to be ordinary routine litigation incidental to its business. In the opinion of the Company, the resolution of these routine matters, and of certain matters relating to prior operations, individually

                      SUNBEAM CORPORATION AND SUBSIDIARIES
       NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)
                                  (UNAUDITED)

10. COMMITMENTS AND CONTINGENCIES--(CONTINUED)

  Litigation--(Continued)


or in the aggregate, will not have a material adverse effect upon the financial position, results of operations or cash flows of the Company.



     Amounts accrued for litigation matters represent the anticipated costs (damages and/or settlement amounts) in connection with pending litigation and claims and related anticipated legal fees for defending such actions. The costs are accrued when it is both probable that an asset has been impaired or a liability has been incurred and the amount can be reasonably estimated. The accruals are based upon the Company's assessment, after consultation with counsel, of probable loss based on the facts and circumstances of each case, the legal issues involved, the nature of the claim made, the nature of the damages sought and any relevant information about the plaintiffs and other significant factors which vary by case. When it is not possible to estimate a specific expected cost to be incurred, the Company evaluates the range of probable loss and records the minimum end of the range. As of September 30, 1999, the Company had established accruals for litigation matters of $22.6 million (representing $11.3 million and $11.3 million for estimated damages or settlement amounts and legal fees, respectively.) As of December 31, 1998 the Company had established accruals for litigation matters of $31.2 million (representing $17.5 million and $13.7 million for estimated damages or settlement amounts and legal fees, respectively). It is anticipated that the $22.6 million accrual will be paid as follows: $5.2 million in 1999, $14.9 million in 2000, and $2.5 million in 2001. The Company believes, based on information known to the Company on September 30, 1999, that anticipated probable costs of litigation matters existing as of September 30, 1999 have been adequately reserved, to the extent determinable.


  Products Liability


     As a consumer goods manufacturer and distributor, the Company faces the constant risks of product liability and related lawsuits involving claims for substantial money damages, product recall actions and higher than anticipated rates of warranty returns or other returns of goods. These claims could result in liabilities that could have a material adverse effect on the Company's consolidated financial position, results of operations, or cash flows. Some of the product lines the Company acquired in the 1998 acquisitions have increased its exposure to product liability and related claims.



     BRK Brands, Inc., a wholly owned subsidiary of the Company, was a defendant in the case Gordon v. BRK Brands, Inc., et al. in the Circuit Court for the City of St Louis. In Gordon, the plaintiff alleged, among other things, that the plaintiff's smoke detector (which had been manufactured by a predecessor of BRK Brands) did not alarm quickly enough. In July 1999, the jury in the Gordon case awarded $20 million in compensatory damages and $30 million in punitive damages. This case has been settled and BRK's obligation under the settlement is to pay the balance of its self-insured retention.



     The Company is party to various personal injury and property damage lawsuits relating to its products and incidental to its business. Annually, the Company sets its product liability insurance program based on the Company's current and historical claims experience and the availability and cost of insurance. The Company's program for 1999 was comprised of a self-insurance retention of $3.5 million per occurrence, and was limited to $28.0 million in the aggregate.



     Cumulative amounts estimated to be payable by the Company with respect to pending and potential claims for all years in which the Company is liable under its self-insurance retention have been accrued as liabilities. Such accrued liabilities are necessarily based on estimates (which include actuarial determinations made by independent actuarial consultants as to liability exposure, taking into account prior experience, numbers of claims and other relevant factors); thus, the Company's ultimate liability may exceed or be less than the amounts accrued. The methods of making such estimates and establishing the resulting liability are reviewed continually and any adjustments resulting therefrom are reflected in current operating results.

                      SUNBEAM CORPORATION AND SUBSIDIARIES
       NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)
                                  (UNAUDITED)

10. COMMITMENTS AND CONTINGENCIES--(CONTINUED)

  Products Liability--(Continued)


     Historically, product liability awards have rarely exceeded the Company's individual per occurrence self-insured retention. There can be no assurance, however, that the Company's future product liability experience will be consistent with its past experience. Based on existing information, the Company believes that the ultimate conclusion of the various pending product liability claims and lawsuits of the Company, individually or in the aggregate, will not have a material adverse effect on the financial position, results of operations or cash flows of the Company.


  Environmental Matters


     The Company's operations, like those of comparable businesses, are subject to certain federal, state, local and foreign environmental laws and regulations in addition to laws and regulations regarding labeling and packaging of products and the sales of products containing certain environmentally sensitive materials. The Company believes it is in substantial compliance with all environmental laws and regulations which are applicable to its operations. Compliance with environmental laws and regulations involves certain continuing costs; however, such costs of ongoing compliance have not resulted, and are not anticipated to result, in a material increase in the Company's capital expenditures or to have a material adverse effect on the Company's results of operations, financial condition or competitive position.



     In addition to ongoing environmental compliance at its operations, the Company also is actively engaged in environmental remediation activities many of which are related to divested operations. As of December 31, 1998, the Company has been identified by the United States Environmental Protection Agency ("EPA") or a state environmental agency as a potentially responsible party ("PRP") in connection with seven sites subject to the federal Superfund Act and five sites subject to state Superfund laws comparable to the federal law (collectively, the "Environmental Sites"), exclusive of sites at which the Company has been designated (or expects to be designated) as a de minimis (less than 1%) participant.



     The Superfund Act, and related state environmental remediation laws, generally authorize governmental authorities to remediate a Superfund site and to assess the costs against the PRPs or to order the PRPs to remediate the site at their expense. Liability under the Superfund Act is joint and several and is imposed on a strict basis, without regard to degree of negligence or culpability. As a result, the Company recognizes its responsibility to determine whether other PRPs at a Superfund site are financially capable of paying their respective shares of the ultimate cost of remediation of the site. Whenever the Company has determined that a particular PRP is not financially responsible, it has assumed for purposes of establishing reserve amounts that such PRP will not pay its respective share of the costs of remediation. To minimize the Company's potential liability with respect to the Environmental Sites, the Company has actively participated in steering committees and other groups of PRPs established with respect to such sites. The Company currently is engaged in active remediation activities at 11 sites, six of which are among the Environmental Sites referred to above, and five of which have not been designated as Superfund sites under federal or state law. The remediation efforts in which the Company is involved include facility investigations, including soil and groundwater investigations, corrective measure studies, including feasibility studies, groundwater monitoring, extraction and treatment, soil sampling, excavation and treatment relating to environmental clean-ups. In certain instances, the Company has entered into agreements with governmental authorities to undertake additional investigatory activities and in other instances has agreed to implement appropriate remedial actions. The Company has also established reserve amounts for certain non-compliance matters including those involving air emissions.



     The Company has established reserves to cover the anticipated probable costs of investigation and remediation, based upon periodic reviews of all sites for which the Company has, or may have, remediation responsibility. The Company accrues environmental investigation and remediation costs when it is both probable

                      SUNBEAM CORPORATION AND SUBSIDIARIES
       NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)
                                  (UNAUDITED)

10. COMMITMENTS AND CONTINGENCIES--(CONTINUED)

  Environmental Matters--(Continued)


that a liability has been incurred and the amount can be reasonably estimated and the Company's responsibility is established. Generally, the timing of these accruals coincides with the earlier of formal commitment to an investigation plan, completion of a feasibility study or the Company's commitment to a formal plan of action. As of September 30, 1999 and December 31, 1998, the Company's environmental reserves were $23.3 million (representing $21.6 million for the estimated costs of facility investigations, corrective measure studies or known remedial measures, and $1.7 million for estimated legal costs) and $25.0 million (representing $22.9 million for the estimated costs of facility investigations, corrective measure studies or known remedial measures, and $2.1 million for estimated legal costs), respectively. It is anticipated that the $23.3 million accrual at September 30, 1999 will be paid as follows: $5.2 million in 1999, $3.9 million in 2000, $1.8 million in 2001, $2.0 million in 2002, $0.6 million in 2003 and $9.8 million, thereafter. The Company has accrued its best estimate of investigation and remediation costs based upon facts known to the Company at such dates and because of the inherent difficulties in estimating the ultimate amount of environmental costs, which are further described below, these estimates may materially change in the future as a result of the uncertainties described below. Estimated costs, which are based upon experience with similar sites and technical evaluations, are judgmental in nature and are recorded at undiscounted amounts without considering the impact of inflation and are adjusted periodically to reflect changes in applicable laws or regulations, changes in available technologies and receipt by the Company of new information. It is difficult to estimate the ultimate level of future environmental expenditures due to a number of uncertainties surrounding environmental liabilities. These uncertainties include the applicability of laws and regulations, changes in environmental remediation requirements, the enactment of additional regulations, uncertainties surrounding remediation procedures including the development of new technology, the identification of new sites for which the Company could be a PRP, information relating to the exact nature and extent of the contamination at each site and the extent of required cleanup efforts, the uncertainties with respect to the ultimate outcome of issues which may be actively contested and the varying costs of alternative remediation strategies. The Company continues to pursue the recovery of some environmental remediation costs from certain of its liability insurance carriers; however, such potential recoveries have not been offset against potential liabilities and have not been considered in determining the Company's environmental reserves.



     Due to uncertainty over remedial measures to be adopted at some sites, the possibility of changes in environmental laws and regulations and the fact that joint and several liability with the right of contribution is possible at federal and state Superfund sites, the Company's ultimate future liability with respect to sites at which remediation has not been completed may vary from the amounts reserved as of September 30, 1999.



     The Company believes, based on existing information for sites where costs are estimable, that the costs of completing environmental remediation of all sites for which the Company has a remediation responsibility have been adequately reserved and that the ultimate resolution of these matters will not have a material adverse effect upon the Company's financial condition, results of operations or cash flows.


  Commitment Fee

     Under the terms of the April 15, 1999 amendment to the New Credit Facility, the Company is obligated to pay a loan commitment fee of between $4.2 million and $17.0 million. The ultimate amount of the fee is determined based on multiplying the sum of the outstanding borrowings and amounts available for borrowings as of April 15, 1999 by a factor that is determined at the earlier of September 30, 2000 or upon repayment of the New Credit Facility. This fee is payable at the earlier of September 30, 2000 or upon repayment of the New Credit Facility. At a minimum, the Company is obligated under these terms to pay $4.2 million. The ultimate amount due could be as high as $17.0 million if the sum of the outstanding borrowings and amounts available for borrowings at September 30, 2000 (the "aggregate availability") exceeds $1.2 billion. If the aggregate

                      SUNBEAM CORPORATION AND SUBSIDIARIES
       NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)
                                  (UNAUDITED)

10. COMMITMENTS AND CONTINGENCIES--(CONTINUED)

  Commitment Fee--(Continued)

availability is between $1.0 billion and $1.2 billion, a fee of $8.4 million will be due. If the aggregate availability is $1.0 billion or less, the $4.2 million minimum will be due. Under any circumstances, the $4.2 million will be due; therefore, the Company has accrued the minimum liability and an offsetting asset which is being amortized and included in interest expense through April 10, 2000, the term of the current amendment extension period.


     The Company has not accrued for amounts in excess of the $4.2 million, as there are numerous uncertainties which may individually or in the aggregate impact the level of aggregate availability at September 30, 2000. These uncertainties include, but are not limited to: the ability to obtain an amendment or further waiver of existing covenants from the lenders under the New Credit Facility for the period beyond April 10, 2000; proceeds from the sales of assets or businesses, if any; changes in debt structure, including the effects of refinancing, if any; and cash flows generated or used by future operations. Given these uncertainties, the Company is currently not able to predict the probable level of aggregate availability at September 30, 2000. As events develop, the Company will periodically review the expected aggregate availability at September 30, 2000. If it becomes likely that an amount in excess of $4.2 million will be paid, the Company will recognize that change in estimate over the remaining period of the New Credit Facility Amendment.


11. SUBSEQUENT EVENT


     On November 9, 1999, the Company announced a plan to divest Eastpak and certain non-essential assets. Net proceeds from these assets sales are estimated to be $200 million and will be primarily used to pay down debt.

                                                                         ANNEX I
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                          AGREEMENT AND PLAN OF MERGER
                                     AMONG
                              SUNBEAM CORPORATION
                            CAMPER ACQUISITION CORP.
                                      AND
                           THE COLEMAN COMPANY, INC.
                                  DATED AS OF
                               FEBRUARY 27, 1998
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                               TABLE OF CONTENTS

                                                                                                             PAGE
                                                                                                             ----
                                                ARTICLE I
                DEFINITIONS...............................................................................     1
Section 1.1     Definitions...............................................................................     1
                                                ARTICLE II
                THE COMPANY MERGER........................................................................     5
Section 2.1     The Company...............................................................................     5
Section 2.2     Closing...................................................................................     5
Section 2.3     Company Effective Time of the Company Merger..............................................     5
Section 2.4     Certificate of Incorporation..............................................................     5
Section 2.5     By-Laws...................................................................................     5
Section 2.6     Directors.................................................................................     5
Section 2.7     Officers..................................................................................     5
                                               ARTICLE III
                CONVERSION OF SHARES......................................................................     5
Section 3.1     Effect on Capital Stock...................................................................     5
Section 3.2     Exchange of Certificates Representing Shares..............................................     6
Section 3.3     Dividends; Transfer Taxes.................................................................     7
Section 3.4     No Fractional Shares......................................................................     7
Section 3.5     Termination of Exchange Fund..............................................................     7
Section 3.6     Investment of Exchange Fund...............................................................     7
Section 3.7     Closing of Company Transfer Books.........................................................     8
Section 3.8     Dissenting Shares.........................................................................     8
                                                ARTICLE IV
                REPRESENTATIONS AND WARRANTIES OF THE COMPANY.............................................     8
Section 4.1     Organization..............................................................................     8
Section 4.2     Capitalization............................................................................     8
Section 4.3     Subsidiaries..............................................................................     9
Section 4.4     Authority Relative to this Agreement......................................................     9
Section 4.5     Consents and Approvals; No Violations.....................................................     9
Section 4.6     Reports and Financial Statements..........................................................    10
Section 4.7     Absence of Certain Changes or Events......................................................    10
Section 4.8     Litigation................................................................................    11
Section 4.9     Information in Disclosure Documents and Registration Statement............................    11
Section 4.10    Taxes.....................................................................................    12
Section 4.11    Compliance with Applicable Law............................................................    12
Section 4.12    Labor Matters.............................................................................    12
Section 4.13    ERISA Compliance..........................................................................    13
Section 4.14    Environmental Matters.....................................................................    13
Section 4.15    Intellectual Property.....................................................................    14
Section 4.16    Contracts.................................................................................    14
Section 4.17    Opinion of Financial Advisor..............................................................    14
Section 4.18    Takeover Statute..........................................................................    15
Section 4.19    Brokers...................................................................................    15
                                                ARTICLE V
                REPRESENTATIONS AND WARRANTIES OF LASER AND MERGER SUB....................................    15
Section 5.1     Organization..............................................................................    15
Section 5.2     Capitalization............................................................................    15
Section 5.3     Merger Sub................................................................................    15
Section 5.4     Authority Relative to this Agreement......................................................    16
Section 5.5     Consents and Approvals; No Violations.....................................................    16
Section 5.6     Reports and Financial Statements..........................................................    16

                                                                                                             PAGE
                                                                                                              --
Section 5.7     Absence of Certain Changes or Events......................................................    17
Section 5.8     Litigation................................................................................    17
Section 5.9     Information in Disclosure Documents and Registration Statement............................    17
Section 5.10    Taxes.....................................................................................    17
Section 5.11    Compliance with Applicable Law............................................................    17
Section 5.12    Brokers...................................................................................    18
                                                ARTICLE VI
                COVENANTS RELATING TO CONDUCT OF BUSINESS.................................................    18
Section 6.1     Conduct of Business by the Company........................................................    18
Section 6.2     Other Actions.............................................................................    19
Section 6.3     Advice of Changes.........................................................................    19
Section 6.4     Conduct of Business of Merger Sub.........................................................    19
Section 6.5     Section 14(f) Notice......................................................................    20
                                               ARTICLE VII
                ADDITIONAL AGREEMENTS.....................................................................    20
Section 7.1     Preparation of the Registration Statement, the Information Statement, the Schedule 13E-3      20
                  and the Section 14(f) Notice............................................................
Section 7.2     Access and Information; Confidentiality...................................................    20
Section 7.3     Comfort Letters...........................................................................    20
Section 7.4     Listing Application.......................................................................    20
Section 7.5     Affiliates................................................................................    21
Section 7.6     HSR Act; Competition Laws.................................................................    21
Section 7.7     Employee Matters..........................................................................    21
Section 7.8     Continuance of Existing Indemnification Rights............................................    22
Section 7.9     Expenses..................................................................................    23
Section 7.10    Public Announcements......................................................................    23
Section 7.11    Reasonable Best Efforts...................................................................    23
                                               ARTICLE VIII
                CONDITIONS TO CONSUMMATION OF THE MERGER..................................................    24
Section 8.1     Conditions to Each Party's Obligation to Effect the Company Merger........................    24
                                                ARTICLE IX
                TERMINATION, AMENDMENT AND WAIVER.........................................................    24
Section 9.1     Termination...............................................................................    24
Section 9.2     Effect of Termination.....................................................................    24
Section 9.3     Amendment.................................................................................    24
Section 9.4     Extension; Waiver.........................................................................    24
                                                ARTICLE X
                GENERAL PROVISIONS........................................................................    25
Section 10.1    No Survival of Representations and Warranties.............................................    25
Section 10.2    Notices...................................................................................    25
Section 10.3    Descriptive Headings......................................................................    25
Section 10.4    Entire Agreement; No Third-Party Beneficiary..............................................    25
Section 10.5    Interpretation............................................................................    25
Section 10.6    Severability..............................................................................    26
Section 10.7    Assignment................................................................................    26
Section 10.8    Disclosure Schedules......................................................................    26
Section 10.9    Governing Law.............................................................................    26
Section 10.10   Specific Performance......................................................................    26
Section 10.11   Counterparts..............................................................................    26
Section 10.12   Certain Terms.............................................................................    26

                          AGREEMENT AND PLAN OF MERGER

     AGREEMENT AND PLAN OF MERGER (this "Agreement"), dated as of February 27, 1998, among SUNBEAM CORPORATION, a Delaware corporation ("Laser"), CAMPER ACQUISITION CORP. ("Merger Sub"), a Delaware corporation and a wholly owned subsidiary of Laser, and THE COLEMAN COMPANY, INC., a Delaware corporation (the "Company").

     WHEREAS, the Boards of Directors of Laser, Merger Sub and the Company deem it advisable and in the best interests of their respective stockholders that Merger Sub merge with and into the Company (the "Company Merger"), and such Boards of Directors have approved the Company Merger, upon the terms and subject to the conditions set forth herein; and

     WHEREAS, as a condition to the Company Merger, a newly formed, wholly owned subsidiary of Laser will merge with and into CLN Holdings Inc. ("Holdings") with Holdings continuing as the surviving corporation and a wholly owned subsidiary of Laser (the "Holdings Merger") pursuant to an Agreement and Plan of Merger (the "Holdings Merger Agreement"), dated as of the date hereof, among Laser, Laser Acquisition Corp., a Delaware corporation and a wholly owned subsidiary of Laser, Coleman (Parent) Holdings Inc., a Delaware corporation ("Parent Holdings"), and Holdings; and

     WHEREAS, the Board of Directors of the Company has approved the Holdings Merger solely for purposes of rendering Section 203 of the DGCL inapplicable to the transactions contemplated hereby; and

     WHEREAS, Laser, Merger Sub and the Company desire to make certain representations, warranties, covenants and agreements in connection with the Company Merger and also to prescribe certain conditions to the Company Merger.

     NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth herein, the parties hereto agree as follows:

                                   ARTICLE I
                                  DEFINITIONS

     SECTION 1.1 DEFINITIONS. As used in this Agreement, the following terms shall have the following meanings, the definitions to be applicable to both the singular and plural forms of each term defined to the extent that such forms of such terms are used in this Agreement.

     "Affiliate" shall mean, as to any Person (as hereinafter defined), any other Person which, directly or indirectly, is in control of, is controlled by, or is under common control with, such Person. The term "control" (including, with correlative meanings, the terms "controlled by" and "under common control with"), as applied to any Person, means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities or other ownership interest, by contract or otherwise.

     "Affiliate Agreements" shall mean any Contract, agreement or understanding between the Company and any of its subsidiaries, on the one hand, and Worldwide and any of its Affiliates (other than the Company and its subsidiaries), on the other hand.

     "Certificate of Incorporation" shall have the meaning ascribed to it in
Section 2.4.

     "Certificate of Merger" shall have the meaning ascribed to it in Section
2.3.

     "Claim" shall have the meaning ascribed to it in Section 7.8(a).

     "Closing" shall have the meaning ascribed to it in Section 2.2.

     "Closing Date" shall have the meaning ascribed to it in Section 2.2.

     "Code" means the Internal Revenue Code of 1986, as amended.

     "Commonly Controlled Entity" shall have the meaning ascribed to it in
Section 4.13(a).

     "Company Balance Sheet Date" shall have the meaning ascribed to it in
Section 4.6(c).

     "Company Business Personnel" shall have the meaning ascribed to it in
Section 4.12.

     "Company Common Stock" shall mean the common stock, par value $.01 per share, of the Company.

     "Company Disclosure Schedule" shall have the meaning ascribed to it in the Introduction to Article IV.

     "Company Effective Time" shall have the meaning ascribed to it in Section 2.3.

     "Company Licenses" shall have the meaning ascribed to it in Section 4.11.

     "Company Material Adverse Effect" shall have the meaning ascribed to it in
Section 4.1.

     "Company Merger" shall have the meaning ascribed to it in the Recitals.

     "Company Plans" shall have the meaning ascribed to it in Section 4.13(a).

     "Company Preferred Stock" shall mean the preferred stock, par value $.01 per share, of the Company.

     "Company Rule 145 Affiliates" shall have the meaning ascribed to it in
Section 7.5.

     "Company SEC Reports" shall have the meaning ascribed to it in Section 4.6(a).

     "Company Stock Option Plans" shall mean The Coleman Company, Inc. 1996 Stock Option Plan, The Coleman Company, Inc. 1993 Stock Option Plan and The Coleman Company, Inc. 1992 Stock Option Plan.

     "Competition Laws" shall mean foreign statutes, rules, regulations, orders, decrees, administrative and judicial doctrines, and other foreign Laws that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization, lessening of competition or restraint of trade.

     "Contract" shall mean any note, bond, mortgage, indenture, license, contract, agreement or other instrument or obligation.

     "Conversion Number" shall have the meaning ascribed to it in Section 3.1(a)(i).

     "Credit Suisse First Boston" shall mean Credit Suisse First Boston Corporation, the Company's financial advisor.

     "DGCL" shall mean the General Corporation Law of the State of Delaware.

     "D&O Insurance" shall have the meaning ascribed to it in Section 7.8(c).

     "Dissenting Shares" shall have the meaning ascribed to it in Section 3.8.

     "Employee Stock Options" shall mean all employee and non-employee director stock options issued pursuant to the Company Stock Option Plans.

     "Environmental Claim" shall mean any claim, action, investigation or written notice to the Company or any of its subsidiaries by any person or entity alleging potential liability (including, without limitation, potential liability for investigatory costs, cleanup costs, governmental response costs, natural resource damages, personal injuries, or penalties) arising out of, based on, or resulting from, (a) the presence, or release into the environment, of any Hazardous Substance at any location, whether or not owned or operated by the Company or any of its subsidiaries or (b) circumstances forming the basis of any violation, or alleged violation of any applicable Environmental Law.

     "Environmental Laws" shall mean all federal, state, local and foreign Laws and regulations, as in effect and as interpreted as of the date of this Agreement, relating to pollution or protection of the environment, including, without limitation, Laws and regulations relating to emissions, discharges, releases or threatened releases of Hazardous Substances, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Hazardous Substances.

     "Environmental Permits" shall have the meaning ascribed to it in Section 4.14(a).

     "ERISA" shall mean the Employee Retirement Income Security Act of 1974, as amended.

     "Exchange Act" shall mean the Securities Exchange Act of 1934, as amended.

     "Exchange Agent" shall have the meaning ascribed to it in Section 3.2(a).

     "Exchange Fund" shall have the meaning ascribed to it in Section 3.2(a).

     "Filed Company SEC Reports" shall have the meaning ascribed to it in
Section 4.6(a).

     "Filed Laser SEC Reports" shall have the meaning ascribed to it in Section 5.6(a).

     "GAAP" shall mean United States generally accepted accounting principles and practices in effect from time to time, consistently applied.

     "Governmental Entity" shall mean any court, arbitral tribunal, administrative agency or commission or other governmental or regulatory authority or agency.

     "Hazardous Substance" shall mean all substances defined as Oils, Pollutants or Contaminants in the National Oil and Hazardous Substances Pollution Contingency Plan, 40 C.F.R. sectioni 300.5, or defined as such by, or regulated as such under, any Environmental Law, including any radon, asbestos and oil and petroleum products, by-products and fractions.

     "Holdings" shall have the meaning ascribed to it in the Recitals.

     "Holdings Disclosure Schedule" shall mean the Disclosure Schedule being delivered by Holdings concurrently with the execution of the Agreement and Plan of Merger relating to the Holdings Merger.

     "Holdings Effective Time" shall mean the date and time on which the Holdings Merger is effected.

     "Holdings Merger" shall have the meaning ascribed to it in the Recitals.

     "HSR Act" shall mean the Hart-Scott-Rodino Antitrust Improvements Act of 1976.

     "Information Statement" shall have the meaning ascribed to it in Section
4.9.

     "Indemnified Person" shall have the meaning ascribed to it in Section
7.8(a).

     "Intellectual Property" shall mean all domestic and foreign patents, patent applications, written invention disclosures to be filed or awaiting filing determinations, trademark and service mark applications, registered trademarks, registered service marks, registered copyrights, trademarks, service marks and trade names.

     "Laser Balance Sheet Date" shall have the meaning ascribed to it in Section 5.6(c).

     "Laser Common Stock" shall mean the common stock, par value $.01 per share, of Laser.

     "Laser Licenses" shall have the meaning ascribed to it in Section 5.11.

     "Laser Material Adverse Effect" shall have the meaning ascribed to it in
Section 5.1.

     "Laser Preferred Stock" shall mean the preferred stock, par value $.01 per share, of Laser.

     "Laser SEC Reports" shall have the meaning ascribed to it in Section
5.6(a).

     "Laser Shares" shall mean the shares of Laser Common Stock to be issued in the Company Merger.

     "Laser Stock Option Plans" shall have the meaning ascribed to it in Section 5.2.

     "Laser Stock Options" shall have the meaning ascribed to it in Section 5.2.

     "Laws" shall mean any federal, state, local or foreign law, statute, ordinance, rule, regulation, order, judgment or decree, administrative order or decree, administrative or judicial decision, and any other executive or legislative proclamation.

     "Liens" shall mean all pledges, claims, liens, charges, encumbrances and security interests of any kind or nature whatsoever.

     "LYONs" shall mean the Liquid Yield Option(Trademark) Notes due 2013 of Worldwide.

     "Merger Sub Common Stock" shall mean the common stock, par value $.01 per share, of Merger Sub.

     "Morgan Stanley" shall mean Morgan Stanley & Co. Incorporated, Laser's financial advisor.

     "NYSE" shall mean the New York Stock Exchange, Inc.

     "PBGC" shall mean the Pension Benefit Guaranty Corporation.

     "Pension Plan" shall have the meaning ascribed to it in Section 4.13(a).

     "Per Share Merger Consideration" shall have the meaning ascribed to it in
Section 3.1(a)(i).

     "Person" shall mean an individual, a corporation, a partnership, an association, a trust or other entity or organization.

     "Plans" shall have the meaning ascribed to it in Section 7.7(e).

     "Properties" shall have the meaning ascribed to it in Section 4.14(c).

     "Registration Statement" shall have the meaning ascribed to it in Section 4.9.

     "Release" shall mean any release, spill, emission, discharge, leaking, pumping, injection, deposit, disposal, dispersal, leaching or migration into the indoor or outdoor environment (including, without limitation, ambient air, surface water, groundwater and surface or subsurface strata) or into or out of any property, including the movement of Hazardous Materials through or in the air, soil, surface water, groundwater or property.

     "Schedule 13E-3" shall have the meaning ascribed to it in Section 4.9.

     "Section 14(f) Notice" shall have the meaning ascribed to it in Section
4.9.

     "Securities Act" shall mean the Securities Act of 1933, as amended.

     "Subsidiary" shall mean, with respect to any party, any corporation or other organization, whether incorporated or unincorporated, of which (i) such party or any other subsidiary of such party is a general partner or (ii) at least 50% of the securities or other interests having by their terms ordinary voting power to elect a majority of the Board of Directors or others performing similar functions with respect to such corporation or other organization or at least 50% of the value of the outstanding equity is directly or indirectly owned or controlled by such party or by any one or more of its subsidiaries, or by such party and one or more of its subsidiaries.

     "Surviving Corporation" shall have the meaning ascribed to it in Section
2.1.

     "Tax" (and, with correlative meaning, "Taxes" and "Taxable") shall mean (i) any federal, state, local or foreign net income, gross income, receipts, windfall profit, severance, property, production, sales, use, license, excise, franchise, employment, payroll, withholding, alternative or add-on minimum, ad valorem, transfer, stamp, or environmental tax, or any other tax, custom, duty, governmental fee or other like assessment or charge of any kind whatsoever, together with any interest or penalty, addition to tax or additional amount imposed by any governmental authority; and (ii) any liability of Laser or any Laser subsidiary or the Company or any of its subsidiaries, as applicable, for the payment of amounts with respect to payments of a type described in clause
(i) as a result of being a member of an affiliated, consolidated, combined or unitary group, or as a result of any obligation of Laser or any Laser subsidiary or the Company or any of its subsidiaries, as the case may be, under any arrangement to share liability for taxes or indemnify any other entity or person for taxes.

     "Tax Return" shall mean any return, report or statement required to be filed with respect to any Tax (including any attachments thereto), including, without limitation, any information return, claim for refund, amended return or declaration of estimated Tax.

     "Welfare Plan" shall have the meaning ascribed to it in Section 4.13(a).

     "Worldwide" shall mean Coleman Worldwide Corporation, a Delaware corporation and a wholly owned subsidiary of Holdings.

                                   ARTICLE II
                               THE COMPANY MERGER

     SECTION 2.1 THE COMPANY. Upon the terms and subject to the conditions set forth herein, and in accordance with the DGCL, at the Company Effective Time, Merger Sub shall be merged with and into the Company. Following the Company Effective Time, the Company shall continue as the surviving corporation (the "Surviving Corporation"), and the separate corporate existence of Merger Sub shall cease. The Company Merger shall have the effects set forth in Section 259 of the DGCL.

     SECTION 2.2 CLOSING. The closing of the Company Merger (the "Closing") will take place at 10:00 a.m. on a date to be specified by the parties (the "Closing Date"), which shall be no later than the third NYSE trading day after satisfaction or waiver of the conditions set forth in Section 8.1, at the offices of Skadden, Arps, Slate, Meagher & Flom LLP, 919 Third Avenue, New York, New York 10022, unless another time, date or place is agreed to in writing by the parties hereto.

     SECTION 2.3 COMPANY EFFECTIVE TIME OF THE COMPANY MERGER. The Company Merger shall become effective on the date and at the time at which a properly executed certificate of merger (the "Certificate of Merger") is duly filed with the Secretary of State of the State of Delaware. The Certificate of Merger shall be filed as soon as practicable on or after the Closing Date. When used in this Agreement, the term "Company Effective Time" shall mean the date and time on which the Certificate of Merger is so filed.

     SECTION 2.4 CERTIFICATE OF INCORPORATION. From and after the Company Effective Time, the certificate of incorporation of the Company as in effect at the Company Effective Time (the "Certificate of Incorporation") shall be the certificate of incorporation of the Surviving Corporation until amended as provided by Law and the Certificate of Incorporation.

     SECTION 2.5 BY-LAWS. From and after the Company Effective Time, the by-laws of Merger Sub as in effect at the Company Effective Time shall be the by-laws of the Surviving Corporation until amended as provided by the DGCL, the Certificate of Incorporation and the terms thereof.

     SECTION 2.6 DIRECTORS. The directors of Merger Sub at the Company Effective Time shall be the initial directors of the Surviving Corporation and shall hold office from the Company Effective Time until their respective successors are duly elected or appointed and qualify in the manner provided in the Certificate of Incorporation and by-laws of the Surviving Corporation or as otherwise provided by the DGCL (it being understood that the directors of the Company shall resign upon the later of (i) the Holdings Effective Time and (ii) the eleventh (11th) day following the date on which the Section 14(f) Notice shall have been filed with the SEC and mailed to all stockholders of record of the Company in accordance herewith).

     SECTION 2.7 OFFICERS. The officers of the Company at the Company Effective Time shall be the initial officers of the Surviving Corporation and shall hold office from the Company Effective Time until their respective successors are duly elected or appointed and qualifies in the manner provided in the Certificate of Incorporation and by-laws of the Surviving Corporation, or as otherwise provided by Law.

                                  ARTICLE III
                              CONVERSION OF SHARES

     SECTION 3.1 EFFECT ON CAPITAL STOCK. At the Company Effective Time, by virtue of the Company Merger and without any action on the part of any holder thereof:

          (a) Conversion of Company Common Stock.

             (i) Subject to Section 3.1(b) hereof, each share of Company Common Stock issued and outstanding immediately prior to the Company Effective Time (other than Dissenting Shares and Company Common Stock to be cancelled in accordance with Section 3.1(c) hereof) shall be converted into the right to receive (A) 0.5677 (the "Conversion Number") of a fully paid and nonassessable share of Laser Common Stock and (B) $6.44 in cash, without interest thereon (the consideration referred to in this Section 3.1(a) being sometimes referred to herein as the "Per Share Merger Consideration").

             (ii) If, prior to the Company Effective Time, Laser shall (A) pay a dividend in, subdivide, combine into a smaller number of shares or issue by reclassification of its shares, any shares of Laser Common Stock, the Conversion Number shall be adjusted appropriately or (B) pay a dividend (other than regular quarterly dividend payments, consistent with past practice), whether in cash or property, the amount of the cash portion of the Per Share Merger Consideration shall be appropriately adjusted such that the amount of cash to be received with respect to each share of Company Common Stock, or if a dividend shall have been paid in other property, cash and other property to be received with respect to each share of Company Common Stock, shall be equal to that which would have been received in the aggregate with respect to each share of Company Common Stock (on a per share equivalent basis) had the dividend been paid following the Company Effective Time at a time when the Laser Shares to be issued pursuant hereto had been issued to the holders of the shares of Company Common Stock.

             (iii) Each of the shares of Company Common Stock converted in accordance with paragraph (i) of this Section 3.1(a) shall no longer be outstanding and shall automatically be cancelled and retired and shall cease to exist, and each holder of a certificate representing any such shares of Company Common Stock shall cease to have any rights with respect thereto, except the right to receive the Per Share Merger Consideration and cash in lieu of any fractional share of Laser Common Stock (determined in accordance with Section 3.4 hereof), to be issued or paid in consideration therefor upon the surrender of such certificate in accordance with Section 3.2 hereof, without interest.

          (b) Company Common Stock Held by Worldwide or Holdings to Remain Outstanding. Notwithstanding Section 3.1(a) hereof, at the Company Effective Time all shares of Company Common Stock held by Worldwide or Holdings shall remain outstanding and unchanged as a result of the Company Merger.

          (c) Cancellation of Treasury Stock and Company Common Stock Held by Laser and Company Subsidiaries. Each share of Company Common Stock, if any, held in the treasury of the Company, by any subsidiary of the Company, by Laser or by any subsidiary of Laser (other than Worldwide or Holdings) immediately prior to the Company Effective Time shall be cancelled and retired and cease to exist.

          (d) Cancellation of Merger Sub Common Stock. Each share of Merger Sub Common Stock issued and outstanding immediately prior to the Company Effective Time shall be cancelled and retired and cease to exist.

     SECTION 3.2 EXCHANGE OF CERTIFICATES REPRESENTING SHARES.

          (a) As of the Company Effective Time, Laser shall deposit, or shall cause to be deposited, with an exchange agent selected by Laser and reasonably satisfactory to the Company (the "Exchange Agent"), for the benefit of the holders of shares of Company Common Stock, for exchange in accordance with this Article III: (i) certificates representing the number of Laser Shares issuable in the Company Merger to be issued in respect of all shares of Company Common Stock outstanding immediately prior to the Company Effective Time and which are to be exchanged pursuant to the Company Merger (exclusive of shares to remain outstanding pursuant to Section 3.1(b) hereof or to be canceled pursuant to Section 3.1(c) hereof); and (ii) cash in an amount sufficient to make any cash payment due under Sections 3.1(a)(i)(B) and 3.4 hereof (such cash and certificates for Laser Shares being hereinafter referred to collectively as the "Exchange Fund").

          (b) As soon as reasonably practicable after the Company Effective Time, Laser shall cause the Exchange Agent to mail (or deliver to its principal office) to each holder of record of a certificate or certificates representing shares of Company Common Stock (i) a letter of transmittal which shall specify that delivery shall be effected, and risk of loss and title to the certificates for shares of Company Common Stock shall pass, only upon delivery of the certificates for such shares of Company Common Stock to the Exchange Agent and which shall be in such form and have such other provisions, including appropriate provisions with respect to back-up withholding, as Laser may reasonably specify, and (ii) instructions for use in effecting the surrender of the certificates for shares of Company Common Stock. Upon surrender of a certificate for shares of Company Common Stock for cancellation to the Exchange Agent, together with such letter of transmittal, duly executed and completed in accordance with the instructions thereto, the holder thereof shall be entitled to receive in exchange therefor that portion of the Exchange Fund which such holder has the right to receive pursuant to the provisions of this Article III, after giving effect to any required withholding Tax, and the certificate for shares of Company Common Stock so surrendered shall forthwith be cancelled. No interest will be paid or accrued on the cash portion of the Exchange Fund. In the event of any transfer of ownership of shares of Company Common Stock which has not been registered in the transfer records of the Company, certificates representing the proper number of shares of Laser Common Stock, if any, and a check in an amount equal to the proper amount of the cash component, if any, of the Exchange Fund, will be issued to the transferee of the certificate representing the transferred shares of Company Common Stock, only upon presentation to the Exchange Agent of a certificate or certificates representing such shares of Company Common Stock, accompanied by all documents required to evidence and effect the prior transfer thereof and to evidence that any applicable stock transfer Taxes associated with such transfer were paid.

     SECTION 3.3 DIVIDENDS; TRANSFER TAXES. No dividends that are declared on Laser Common Stock will be paid to persons entitled to receive certificates representing shares of Laser Common Stock until such persons surrender their certificates representing shares of Company Common Stock. Upon such surrender, there shall be paid to the person in whose name the certificates representing such shares of Laser Common Stock shall be issued, any dividends which shall have become payable with respect to such shares of Laser Common Stock between the Company Effective Time and the time of such surrender. In no event shall the person entitled to receive such dividends be entitled to receive interest on such dividends. If any certificates for any shares of Laser Common Stock are to be issued in a name other than that in which the certificate representing shares of Company Common Stock surrendered in exchange therefor is registered, it shall be a condition of such exchange that the person requesting such exchange shall pay to the Exchange Agent any transfer or other Taxes required by reason of the issuance of certificates for such shares of Laser Common Stock in a name other than that of the registered holder of the certificate surrendered or shall establish to the satisfaction of the Exchange Agent that such Tax has been paid or is not applicable. Notwithstanding the foregoing, (i) neither the Exchange Agent nor any party hereto shall be liable to a holder of shares of Company Common Stock for any shares of Laser Common Stock or dividends thereon, any cash payments to be made pursuant to Section 3.1(a)(i)(B) hereof or, in accordance with Section 3.4 hereof, any cash in lieu of fractional share interests, in each case, delivered to a public official pursuant to applicable escheat Laws and
(ii) any shares of Laser Common Stock held by the Exchange Agent prior to surrender of certificates representing shares of Company Common Stock shall not be deemed issued.

     SECTION 3.4 NO FRACTIONAL SHARES. No certificates or scrip representing fractional shares of Laser Common Stock shall be issued upon the surrender for exchange of certificates representing shares of Company Common Stock pursuant to this Article III, and no dividend, stock split or other change in the capital structure of Laser shall relate to any fractional security, and such fractional interests shall not entitle the owner thereof to vote or to any rights of a security holder. In lieu of any such fractional shares of Laser Common Stock, each holder of shares of Company Common Stock who would otherwise have been entitled to a fraction of a share of Laser Common Stock upon surrender of stock certificates for exchange pursuant to this Article III will be paid cash upon such surrender in an amount equal to the product of such fraction multiplied by the closing sale price of one share of Laser Common Stock on the NYSE on the day of the Company Effective Time, or, if shares of Laser Common Stock are not so traded on such day, the closing sale price of one such share on the next preceding day on which such share was traded on the NYSE. For purposes of this
Section 3.4, shares of Company Common Stock of any holder represented by two or more certificates shall be aggregated, and in no event shall any holder be paid an amount of cash pursuant to this Section 3.4 in respect of more than one share of Laser Common Stock.

     SECTION 3.5 TERMINATION OF EXCHANGE FUND. Any portion of the Exchange Fund which remains undistributed to the holders of the Company Common Stock for six
(6) months after the Company Effective Time shall be delivered to Laser, upon demand, and any holders of the Company Common Stock who have not theretofore complied with this Article III shall thereafter look only to Laser for payment of their claim for the shares of Laser Common Stock and cash and dividends or other distributions, if any, pursuant to this Article III.

     SECTION 3.6 INVESTMENT OF EXCHANGE FUND. Without prejudice to the rights of any holder of Company Common Stock to receive the Per Share Merger Consideration, the Exchange Agent shall invest any cash included in the Exchange Fund, as directed by Laser, on a daily basis. Any interest and other income resulting from such investments shall be paid to Laser.

     SECTION 3.7 CLOSING OF COMPANY TRANSFER BOOKS. At the Company Effective Time, the stock transfer books of the Company shall be closed and no transfer of shares of Company Common Stock shall thereafter be made. If, after the Company Effective Time, certificates representing shares of Company Common Stock are presented to the Surviving Corporation, they shall be cancelled and exchanged for the Per Share Merger Consideration applicable thereto.

     SECTION 3.8 DISSENTING SHARES. Each outstanding share of Company Common Stock as to which a written demand for appraisal is filed in accordance with
Section 262 of the DGCL and not withdrawn, and with respect to which a consent is not given in favor of the Company Merger shall not be converted into or represent a right to receive the Per Share Merger Consideration unless and until the holder thereof shall have failed to perfect, or shall have effectively withdrawn or lost, the right to appraisal of and payment for each such share of Company Common Stock under Section 262, at which time each such share shall be converted into the right to receive the Per Share Merger Consideration. All such shares of Company Common Stock as to which such a written demand for appraisal is so filed and not withdrawn and with respect to which a consent is not given in favor of the Company Merger, except any such shares of Company Common Stock the holder of which, prior to the Company Effective Time, shall have effectively withdrawn or lost such right to appraisal and payment for such shares of Company Common Stock under Section 262, are herein referred to as "Dissenting Shares." The Company shall give Laser prompt notice upon receipt by the Company of any written demands for appraisal rights, withdrawal of such demands, and any other written communications delivered to the Company pursuant to Section 262, and the Company shall give Laser the opportunity, to the extent permitted by Law, to participate in all negotiations and proceedings with respect to such demands. Except with the prior written consent of Laser, the Company shall not voluntarily make any payment with respect to any demands for appraisal rights and shall not settle or offer to settle any such demands. Each holder of Dissenting Shares who becomes entitled, pursuant to the provisions of Section 262, to payment for such shares of Dissenting Shares under the provisions of
Section 262 shall receive payment therefor from the Surviving Corporation and such shares of Company Common Stock shall be cancelled thereafter.

                                   ARTICLE IV
                 REPRESENTATIONS AND WARRANTIES OF THE COMPANY

     Except as otherwise disclosed to Laser in a schedule delivered to Laser prior to the execution hereof (which schedule shall contain appropriate references to identify the representations and warranties herein to which the information in such schedule relates) (the "Company Disclosure Schedule"), the Company represents and warrants to Laser and Merger Sub as follows:

     SECTION 4.1 ORGANIZATION. The Company is a corporation duly organized, validly existing and in good standing under the Laws of the State of Delaware and has the corporate power to carry on its business as it is now being conducted. The Company is duly qualified as a foreign corporation to do business, and is in good standing, in each jurisdiction where the character of its properties owned or held under lease or the nature of its activities makes such qualification necessary, except where the failure to be so qualified would not individually or in the aggregate have a material adverse effect on the business, results of operations or financial condition of the Company and its subsidiaries, taken as a whole (a "Company Material Adverse Effect").

     SECTION 4.2 CAPITALIZATION. The authorized capital stock of the Company consists of 80,000,000 shares of Company Common Stock and 20,000,000 shares of Company Preferred Stock. As of February 23, 1998, (i) 53,488,170 shares of Company Common Stock were issued and outstanding; (ii) 3,282,930 shares of Company Common Stock were issuable upon exercise of Employee Stock Options to acquire 3,282,930 shares of Company Common Stock outstanding under the Company Stock Option Plans (of which options to acquire 2,399,380 were vested); and
(iii) no shares of Company Preferred Stock were issued or outstanding. As of such date, no shares of Company Common Stock were held as treasury shares. All of the issued and outstanding shares of Company Common Stock are validly issued, fully paid and nonassessable and free of preemptive rights. As of the date hereof, except as set forth above, there are no shares of capital stock of the Company issued or outstanding or any options, warrants, subscriptions, calls, rights, convertible securities or other agreements or commitments obligating the Company to issue, transfer, sell, redeem, repurchase or otherwise acquire any shares of its capital stock or securities. There are no notes, bonds, debentures or other indebtedness of the Company having the right to vote (or convertible into or exchangeable for securities having the right to vote) on any matters upon which stockholders of the Company may vote.

     SECTION 4.3 SUBSIDIARIES. All the outstanding shares of capital stock of, or other ownership interests in, each of the Company's subsidiaries have been validly issued and are fully paid and nonassessable and such shares (other than directors' qualifying shares and similar interests) are owned directly or indirectly by the Company, free and clear of all Liens. Except for the capital stock of the Company's subsidiaries and except as set forth in Section 4.3 of the Company Disclosure Schedule, the Company does not own, directly or indirectly, any capital stock or other ownership interest in any corporation, partnership, limited liability company, joint venture or other entity. Each of the Company's subsidiaries that is a corporation is a corporation duly organized, validly existing and in good standing under the Laws of its jurisdiction of incorporation. Each of the Company's subsidiaries that is a partnership or a limited liability company is duly formed and validly existing under the Laws of its jurisdiction of formation. Each of the Company's subsidiaries has the corporate power or the partnership power, as the case may be, to carry on its business as it is now being conducted or presently proposed to be conducted. Each the Company's subsidiaries that is a corporation is duly qualified as a foreign corporation to do business, and is in good standing, in each jurisdiction where the character of its properties owned or held under lease or the nature of its activities makes such qualification necessary, except where the failure to be so qualified would not individually or in the aggregate have a Company Material Adverse Effect. Each of the Company's subsidiaries that is a partnership is duly qualified as a foreign partnership authorized to do business, and is in good standing, in each jurisdiction where the character of its properties owned or held under lease or the nature of its activities makes such qualification necessary, except where the failure to be so qualified would not individually or in the aggregate have a Company Material Adverse Effect. Except as set forth in Section 4.2 hereof, there are no outstanding options, warrants, subscriptions, calls, rights, convertible securities or other agreements or commitments obligating the Company or any of its subsidiaries to issue, transfer or sell any securities of any Company subsidiary. There are no voting, stockholder or other agreements or understandings to which the Company or any of the Company's subsidiaries is a party or is bound with respect to the voting of the capital stock of the Company or any of the Company's subsidiaries.

     SECTION 4.4 AUTHORITY RELATIVE TO THIS AGREEMENT. The Company has the corporate power and authority to enter into this Agreement and to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by the Company and the consummation by the Company of the transactions contemplated hereby have been duly authorized by the Board of Directors of the Company, and no other corporate actions or proceedings on the part of the Company (including any action on the part of its stockholders) are necessary to authorize this Agreement or the transactions contemplated hereby. This Agreement has been duly executed and delivered by the Company and, assuming the due authorization and valid execution and delivery by Laser and Merger Sub, constitutes a valid and binding agreement of the Company, enforceable against the Company in accordance with its terms, subject to bankruptcy, insolvency, reorganization, moratorium or similar Laws now or hereafter in effect relating to creditors' rights generally and to general principles of equity.

     SECTION 4.5 CONSENTS AND APPROVALS; NO VIOLATIONS. Except for applicable requirements of the HSR Act, the Securities Act, the Exchange Act, Competition Laws and state securities or blue sky Laws, and the filing and recordation of the Certificate of Merger as required by the DGCL, no filing with, and no permit, authorization, consent or approval of, any governmental or regulatory authority is necessary for the consummation by the Company of the transactions contemplated by this Agreement, except for such filings, permits, authorizations, consents or approvals the failure of which to be made or obtained would not individually or in the aggregate have a Company Material Adverse Effect. Except as set forth in Section 4.5 of the Company Disclosure Schedule, neither the execution and delivery of this Agreement by the Company, nor the consummation by the Company of the transactions contemplated hereby, nor compliance by the Company with any of the provisions hereof, will (a) conflict with or result in any breach of any provisions of the certificate of incorporation or by-laws of the Company or the certificate of incorporation or by-laws of any of the Company's subsidiaries; (b) result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation or acceleration) under, any of the terms, conditions or provisions of any material (as defined for purposes of Form 10-K) Contract to which the Company or any of the Company's subsidiaries is a party or by which any of them or any of their properties or assets may be bound; or (c) violate any order, writ, injunction, decree, statute, rule or regulation applicable to the Company, any of the Company's subsidiaries or any of their properties or assets, except in the case of clauses (b) and (c) for violations, breaches or defaults which would not individually or in the aggregate have a Company Material Adverse Effect.

     SECTION 4.6 REPORTS AND FINANCIAL STATEMENTS.

          (a) The Company has filed all reports, forms, registrations, schedules, statements and other documents required to be filed by it with the SEC since January 1, 1997 (the "Company SEC Reports"). As of their respective dates, the Company SEC Reports complied in all material respects with the requirements of the Securities Act or the Exchange Act, as the case may be, and the applicable rules and regulations promulgated thereunder. Except to the extent that information contained in any Company SEC Report has been amended, revised or superseded by a later Company SEC Report filed and publicly available prior to the date of this Agreement (as amended, revised or superseded by a later Company SEC Report filed and publicly available prior to the date of this Agreement, the "Filed Company SEC Reports"), none of the Filed Company SEC Reports, when filed, contained any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

          (b) The consolidated financial statements of the Company included in the Filed Company SEC Reports complied as to form in all material respects with the applicable accounting requirements and the published rules and regulations of the SEC with respect thereto have been prepared in accordance with GAAP (except, in the case of the unaudited statements, as permitted by Form 10-Q of the SEC) applied on a consistent basis during the periods involved (except as may be indicated therein or in the notes thereto) and fairly present the consolidated financial position of the Company and its consolidated subsidiaries as of the dates thereof and the consolidated results of their operations and their consolidated cash flows for the periods then ended (subject, in the case of the unaudited statements, to normal year-end audit adjustments and to any other adjustments described therein).

          (c) Except as set forth in the Filed Company SEC Reports and except for liabilities and obligations incurred in the ordinary course of business consistent with past practice since the date of the most recent consolidated balance sheet included in the Filed Company SEC Reports (the "Company Balance Sheet Date"), neither the Company nor any of its subsidiaries has any material liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise) required by GAAP to be recognized or disclosed on a consolidated balance sheet of the Company and its consolidated subsidiaries or in the notes thereto.

     SECTION 4.7 ABSENCE OF CERTAIN CHANGES OR EVENTS. Except as set forth in the Filed Company SEC Reports, since the Company Balance Sheet Date, the business of the Company and its subsidiaries has been conducted only in the ordinary course of business consistent with past practice, and there has not been any event, change or development which individually or in the aggregate has had or would reasonably be expected to have a Company Material Adverse Effect or would impair or delay the ability of the Company to consummate the transactions contemplated by, or to satisfy its obligations under, this Agreement. Except as set forth in Section 4.7 of the Company Disclosure Schedule, during the period from the Company Balance Sheet Date through the date of this Agreement, neither the Company nor any of its subsidiaries has:

             (i) declared, set aside or paid any distributions (whether in cash, stock or property) with respect to its capital stock or (y) split, combined, or reclassified any of its capital stock or issued or authorized the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock (other than dividends or stock issuances by a wholly owned subsidiary of the Company to the Company or another wholly owned subsidiary of the Company);

             (ii) issued, delivered, sold, pledged or otherwise encumbered any shares of its capital stock, any other voting securities or any securities convertible into, or any options, warrants or rights to acquire, any such shares, voting securities or convertible securities (other than the issuance of Company

        Common Stock upon the exercise of Employee Stock Options in accordance with their terms and issuances by a wholly owned subsidiary of the Company to the Company or another wholly owned subsidiary of the Company);

             (iii) in the case of the Company, amended its certificate of incorporation or by-laws;

             (iv) acquired or agreed to acquire by merging or consolidating with, or in purchasing a substantial portion of the assets of, or in any other manner, any business or any corporation, limited liability company, partnership, association or other business organization or division thereof material to the Company;

             (v) other than in the ordinary course of business, (x) incurred any indebtedness or (y) made any loans, advances or capital contributions to, or investments in, any other person (other than the Company or a subsidiary of the Company), in any case in an amount material to the Company;

             (vi) other than in the ordinary course of business or consistent with the Company's capital budgets heretofore disclosed to Laser, made or agreed to make any capital expenditure or capital expenditures;

             (vii) other than in the ordinary course of business, made any Tax election or settled or compromised any material income Tax liability;

             (viii) except in the ordinary course of business or except as would not reasonably be expected to have a Company Material Adverse Effect, entered into any Contracts or amended or terminated any material Contract or agreement to which the Company or any of its subsidiaries is a party or waived, released or assigned any material rights or claims thereunder;

             (ix) except as required by Law or contractual obligation or in the ordinary course of business consistent with past practice, (a) increased the compensation of any of its employees, (b) entered into any Contract with any of its employees regarding his or her employment, compensation or benefits, or (c) adopted any plan, arrangement or policy which would become a Company Plan or amended any Company Plan to the extent such adoption or amendment would create or increase any material liability or obligation on the part of the Company or its subsidiaries;

             (x) entered into any transaction or Contract with, or (except pursuant to the Affiliate Agreements) made any payment to, any Affiliate of the Company (other than to the Company's subsidiaries or its or their officers or directors in the ordinary course of business consistent with past practice); or

             (xi)  agreed to do any of the foregoing.

     SECTION 4.8 LITIGATION. Except as disclosed in the Filed Company SEC Reports and as set forth in Section 4.8 of the Company Disclosure Schedule, as of the date hereof, to the Company's knowledge there is no suit, action, proceeding or investigation pending or, to the knowledge of the Company, threatened against or affecting the Company or any of its subsidiaries that individually or in the aggregate would reasonably be expected to (i) have a Company Material Adverse Effect (taking into account any reserve therefor as of the Company Balance Sheet Date), or (ii) delay in any material respect or prevent the consummation of any of the transactions contemplated by this Agreement, nor is there any judgment, order, decree, statute, Law, ordinance, rule or regulation of any Governmental Entity or arbitrator outstanding against the Company or any of its subsidiaries having, or which would reasonably be expected to have, any effect referred to in clause (i) or (ii) above.

     SECTION 4.9 INFORMATION IN DISCLOSURE DOCUMENTS AND REGISTRATION
STATEMENT. None of the information to be supplied by the Company for inclusion or incorporation by reference in the information statement to be distributed in connection with the Company Merger (as amended or supplemented, the "Information Statement") or the related filing on Schedule 13E-3 (as amended or supplemented, the "Schedule 13E-3") or the notice to be provided to the Company's stockholders pursuant to Section 14(f) of the Exchange Act (as amended or supplemented, the "Section 14(f) Notice") or the registration statement on Form S-4 under the Securities Act for the purpose of registering the shares of Laser Common Stock to be issued in the Company Merger (as amended or supplemented, the "Registration Statement") will, in the case of the Registration

Statement, at the time it becomes effective and at the Company Effective Time, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading, or, in the case of the Information Statement, the Schedule 13E-3, the Section 14(f) Notice, at the time of the mailing thereof and, in the case of the Information Statement, the Schedule 13E-3 at the Company Effective Time, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The Information Statement, the Schedule 13E-3 and the Section 14(f) Notice will comply as to form in all material respects with the provisions of the Exchange Act, and the rules and regulations promulgated thereunder.

     SECTION 4.10 TAXES. Except as would not have a Company Material Adverse Effect or as set forth in Section 4.10 of the Company Disclosure Schedule:

          (a) Each of the Company and each of its subsidiaries has (i) filed (or there has been filed on its behalf) with the appropriate Governmental Entities all Tax Returns required to be filed by it, and all such Tax Returns are true, correct and complete and (ii) has paid all Taxes due by it;

          (b) there is no action, suit, investigation, audit, claim or assessment pending or proposed in writing or threatened in writing with respect to Taxes of the Company or any of its subsidiaries and, to the best of the Company's knowledge, no basis exists therefor;

          (c) there are no Liens for Taxes upon the assets of the Company or any of its subsidiaries except Liens relating to current Taxes not yet due;

          (d) the United States federal income Tax Returns which include the Company and the Company's subsidiaries have been examined, and such examinations have been completed, by the Internal Revenue Service (or the applicable statutes of limitation for the assessment of federal income Taxes for such periods have expired) for all periods through and including 1985.

     SECTION 4.11 COMPLIANCE WITH APPLICABLE LAW. Except as disclosed in the Filed Company SEC Reports, the Company and its subsidiaries have received such certificates, permits, licenses, franchises, consents, approvals, orders, authorizations and clearances from appropriate Governmental Entities (the "Company Licenses") as are necessary to own or lease and operate their respective properties and to conduct their respective businesses substantially in the manner described in the Company SEC Reports and as currently owned or leased and conducted, and all such Company Licenses are valid and in full force and effect, except for any such certificates, permits, licenses, franchises, consents, approvals, orders, authorizations and clearances which the failure to have or to be in full force and effect would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. Except as disclosed in Filed Company SEC Reports, the Company and the Company's subsidiaries are in compliance with their respective obligations under the Company Licenses, with only such exceptions as, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect. Except as disclosed in the Filed Company SEC Reports, the Company and its subsidiaries are in compliance with all judgments, orders, decrees, statutes, Laws, ordinances, rules and regulations of any Governmental Entity applicable to them, except for such noncompliance which individually or in the aggregate would not have a Company Material Adverse Effect.

     SECTION 4.12 LABOR MATTERS. Except as disclosed in the Filed Company SEC Reports, neither the Company nor any of the Company's subsidiaries has any labor contracts, collective bargaining agreements or material employment or consulting agreements with any persons employed by or otherwise performing services primarily for the Company or any of the Company's subsidiaries (the "Company Business Personnel") or any representative of any Company Business Personnel. Except as set forth in the Filed Company SEC Reports, neither the Company nor any of its subsidiaries has engaged in any unfair labor practice with respect to Company Business Personnel, and there is no unfair labor practice complaint pending against the Company or any of its subsidiaries with respect to Company Business Personnel which, in either such case, would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. Except as set forth in the Filed Company SEC Reports, there is no material labor strike, dispute, slowdown or stoppage pending or, to the knowledge of the Company, threatened against the Company or any of its subsidiaries, and neither the Company nor any of its subsidiaries has experienced any material primary work stoppage or other material labor difficulty involving its employees during the last three
(3) years.

     SECTION 4.13 ERISA COMPLIANCE.

          (a) The Company has delivered to Laser or will deliver to Laser prior to the Company Effective Time each "employee pension benefit plan" (as defined in Section 3(2) of ERISA) (a "Pension Plan"), each "employee welfare benefit plan" (as defined in Section 3(1) of ERISA) (a "Welfare Plan"), each material bonus, stock option, stock purchase, stock ownership, stock bonus, restricted stock, deferred compensation plan or arrangement and each other material employee fringe benefit plan or arrangement maintained, contributed to or required to be maintained or contributed to by the Company or any of its subsidiaries or any other person or entity that, together with the Company, is or was treated as a single employer under Section 414(b), (c), (m) or (o) of the Code (each, a "Commonly Controlled Entity") which is currently in effect for the benefit of any current or former directors, officers, employees or independent contractors of the Company or any of its subsidiaries (collectively, the "Company Plans"). The Company has delivered to Laser or will deliver to Laser prior to the Company Effective Time true, complete and correct copies of (x) the two most recent annual reports on Form 5500 filed with the Internal Revenue Service with respect to each Company Plan (if any such report was required), (y) the most recent summary plan description for each Company Plan for which such summary plan description is required and (z) each currently effective trust agreement, insurance or group annuity contract and each other material funding or financing arrangement relating to any Company Plan.

          (b) No Commonly Controlled Entity has incurred any liability under Title IV of ERISA, other than for contributions not yet due to a defined benefit pension plan subject to Title IV of ERISA and other than for the payment of premiums to the PBGC not yet due, and no condition exists that presents a material risk of incurring any such liability, which liability, to the extent currently due, has not been fully paid as of the date hereof and would individually or in the aggregate be reasonably likely to result in a Company Material Adverse Effect.

          (c) Except as set forth in Company SEC reports or in Section 4.13 of the Company Disclosure Schedule, neither the Company nor any of its subsidiaries has any obligation to provide any welfare benefits to employees or former employees following termination of employment except
     (i) for benefits the cost of which is borne entirely by the employee or former employee, (ii) as required under Section 4980 of the Code or other applicable law or (iii) obligations to provide such benefits to Company employees employed in non-U.S. jurisdictions.

          (d) No Commonly Controlled Entity has engaged in a transaction described in Section 4069 of ERISA that could subject the Company or any of its subsidiaries or Laser to liability at any time after the date hereof, which liability would be reasonably likely to result in a Company Material Adverse Effect.

          (e) No Commonly Controlled Entity has withdrawn from any multiemployer plan where such withdrawal has resulted in any actual or potential "withdrawal liability" (as defined in Section 4201 of ERISA) that has not been fully paid, which liability would be reasonably likely to result in a Company Material Adverse Effect.

          (f) Except as set forth in Section 4.13 of the Company Disclosure Schedule or as specifically provided in this Agreement, the transactions contemplated by this Agreement will not, either alone or in connection with another event, cause there to be paid or become payable any additional benefits or any acceleration of the time of payment or vesting of any benefits under any Company Plan or under any employment, severance, termination or compensation agreement to which the Company is a party as of the Company Effective Time.

     SECTION 4.14 ENVIRONMENTAL MATTERS.

          (a) Except as disclosed in the Filed Company SEC Reports, the Company and its subsidiaries are in compliance with all applicable Environmental Laws, which compliance includes the possession of permits and governmental authorizations required under applicable Environmental Laws ("Environmental

     Permits") and compliance with the terms and conditions thereof, except where such non-compliance would not result in a Company Material Adverse Effect.

          (b) Except as disclosed in the Filed Company SEC Reports, there are no Environmental Claims pending or, to the knowledge of the Company, threatened against the Company or any of its subsidiaries that would reasonably be expected to result in a Company Material Adverse Effect.

          (c) Except as disclosed in the Filed Company SEC Reports, the properties presently or to the knowledge of the Company formerly owned, leased or operated by the Company or its subsidiaries (including groundwater under the properties) (the "Properties") do not contain any Hazardous Substance other than as permitted under applicable Environmental Law; provided, however, that with respect to Properties formerly owned, leased or operated by the Company or its subsidiaries, such representation is limited to the period prior to the disposition of such Properties by the Company or its subsidiaries.

          (d) Except as disclosed in the Filed Company SEC Reports, to the knowledge of the Company, no Hazardous Substance has been disposed of or transported from any of the Properties during the time any such Property was owned, leased or operated by the Company or any of its subsidiaries, other than as permitted under applicable Environmental Law and in effect at the time of such disposal or transportation.

          (e) Except as disclosed in the Filed Company SEC Reports, to the knowledge of the Company, the Company and its subsidiaries have not become obligated, whether by operation of Law or through contractual agreement, to indemnify any other person or otherwise to assume liability for any claim brought pursuant to any Environmental Law which could reasonably be expected to have a Company Material Adverse Effect.

     SECTION 4.15 INTELLECTUAL PROPERTY. The Company has previously delivered to Laser a list, which, to the knowledge of the Company, is true and correct as of the date hereof in all material respects, of all material issued patents and registered trademarks of the Company. Except as set forth in Section 4.15 of the Company Disclosure Schedule, the Company and its subsidiaries own or have sufficient rights to use all material Intellectual Property used in connection with the business of the Company and its subsidiaries as currently conducted. As used in this Section 4.15, the term "material," when applied to Intellectual Property, means that such Intellectual Property is used in a significant manner to conduct the business of the Company and its subsidiaries as it is currently conducted.

     SECTION 4.16 CONTRACTS. Except as set forth in Section 4.16 of the Company Disclosure Schedule, neither the Company nor any of its subsidiaries is a party to or bound by any material Contract, other than (i) the Affiliate Agreements listed in Section 4.10 of the Holdings Disclosure Schedule, (ii) any Contract filed or incorporated by reference as an exhibit to any Filed Company SEC Report or (iii) any Contract (other than the Affiliate Agreements listed in Section
4.10 of the Holdings Disclosure Schedule) entered into in the ordinary course of business consistent with past practice.

     SECTION 4.17 OPINION OF FINANCIAL ADVISOR. The Board of Directors of the Company has received the opinion of Credit Suisse First Boston, dated the date hereof to the effect that the Per Share Merger Consideration is fair to the holders of shares of Company Common Stock (other than Worldwide) from a financial point of view.

     SECTION 4.18 TAKEOVER STATUTE. The Board of Directors of the Company has approved the Holdings Merger solely for the purpose of rendering inapplicable, and such approval is sufficient to render inapplicable, to the Company Merger and the other transactions contemplated by this Agreement the provisions of
Section 203 of the DGCL. To the best of the Company's knowledge, no other state takeover statute or similar statute or regulation applies or purports to apply to the Company Merger, this Agreement or any of the transactions contemplated hereby, and no provision of the certificate of incorporation or by-laws of the Company or certificates of incorporation or by-laws (or comparable organizational documents) of any subsidiary of the Company would, directly or indirectly, restrict or impair the ability of Laser to vote, or otherwise to exercise the rights of a stockholder with respect to, shares of capital stock of the Company or any of its subsidiaries that may be acquired or controlled by Laser.

     SECTION 4.19 BROKERS. No broker, investment banker or other person, other than Credit Suisse First Boston, the fees and expenses of which will be paid by the Company (as reflected in an agreement between Credit Suisse First Boston and the Company, a copy of which has been furnished to Laser), is entitled to any broker's, finder's or other similar fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Company.

                                   ARTICLE V
                    REPRESENTATIONS AND WARRANTIES OF LASER
                                 AND MERGER SUB

     Laser and Merger Sub represent and warrant to the Company as follows:

     SECTION 5.1 ORGANIZATION. Laser is a corporation duly organized, validly existing and in good standing under the Laws of the State of Delaware and has the corporate power to carry on its business as it is now being conducted. Laser is duly qualified as a foreign corporation to do business, and is in good standing, in each jurisdiction where the character of its properties owned or held under lease or the nature of its activities makes such qualification necessary, except where the failure to be so qualified would not individually or in the aggregate have a material adverse effect on the business, results of operations or financial condition of Laser and its subsidiaries, taken as a whole (a "Laser Material Adverse Effect").

     SECTION 5.2 CAPITALIZATION. The authorized capital stock of Laser consists of 200,000,000 shares of Laser Common Stock, and 2,000,000 shares of Laser Preferred Stock. As of February 23, 1998, (i) 85,988,627 shares of Laser Common Stock were issued and outstanding; (ii) 16,129,197 shares of Laser Common Stock were issuable upon exercise of employee and non-employee stock options (the "Laser Stock Options") outstanding under all stock option plans of Laser (the "Laser Stock Option Plans") or granted pursuant to employment agreements; and
(iii) no shares of Laser Preferred Stock were issued and outstanding. As of such date, 4,568,959 shares of Laser Common Stock were held as treasury shares. All of the issued and outstanding shares of Laser Common Stock are validly issued, fully paid and nonassessable and free of preemptive rights. All of the shares of Laser Common Stock issuable as consideration in the Company Merger at the Company Effective Time in accordance with this Agreement will be, when so issued, duly authorized, validly issued, fully paid and nonassessable and free of preemptive rights. As of such date, except as set forth above, there are no shares of capital stock of Laser issued or outstanding or, as of such date or as of the date hereof, except as set forth above, any options, warrants, subscriptions, calls, rights, convertible securities or other agreements or commitments obligating Laser to issue, transfer, sell, redeem, repurchase or otherwise acquire any shares of its capital stock or securities, or the capital stock or securities of Laser. There are no notes, bonds, debentures or other indebtedness of Laser having the right to vote (or convertible into or exchangeable for securities having the right to vote) on any matters upon which stockholders of Laser may vote.

     SECTION 5.3 MERGER SUB. Merger Sub is a corporation duly organized, validly existing and in good standing under the Laws of the State of Delaware. Merger Sub is a newly incorporated company formed solely for purposes of consummating the transactions contemplated by this Agreement and has engaged in no activity other than as provided in, or contemplated by, this Agreement. The authorized capital stock of Merger Sub consists of 1,000 shares of Merger Sub Common Stock, all of which are validly issued, fully paid and nonassessable and are owned by Laser. Except as set forth above there are no shares of capital stock of Merger Sub issued or outstanding or any options, warrants, subscription, calls, rights, convertible securities or other agreements or commitments obligating Merger Sub to issue, transfer, sell, redeem, repurchase or otherwise acquire any shares of its capital stock or securities.

     SECTION 5.4 AUTHORITY RELATIVE TO THIS AGREEMENT. Each of Laser and Merger Sub has the corporate power and authority to enter into this Agreement and to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by Laser and Merger Sub and the consummation by Laser and Merger Sub of the transactions contemplated hereby have been duly authorized by the Boards of Directors of Laser and Merger Sub, and no other corporate action or proceedings on the part of Laser or Merger Sub (including any action on the part of its stockholders) is necessary to authorize this Agreement or the transactions contemplated hereby. This Agreement has been duly executed and delivered by Laser and Merger Sub and, assuming it is a valid and binding obligation of the Company, constitutes a valid and binding agreement of Laser and Merger Sub, enforceable against Laser and Merger Sub in accordance with its terms, except that such enforcement may be subject to any bankruptcy, insolvency, reorganization, moratorium or similar Laws now or hereafter in effect relating to creditors' rights generally and other forms of equitable relief may be subject to equitable defenses and the discretion of the court before which any proceedings therefor may be brought.

     SECTION 5.5 CONSENTS AND APPROVALS; NO VIOLATIONS. Except for applicable requirements of the HSR Act, the Securities Act, the Exchange Act, Competition Laws, and state securities or blue sky Laws, and the filing of the Certificate of Merger in such form as required by, and executed in accordance with the relevant provisions of, the DGCL, no filing with, and no permit, authorization, consent or approval of, any governmental or regulatory authority is necessary for the consummation by Laser or Merger Sub of the transactions contemplated by this Agreement, except for such filings, permits, authorizations, consents or approvals the failure of which to be made or obtained would not (i) individually or in the aggregate have a Laser Material Adverse Effect or (ii) delay in any material respect or prevent the consummation of any of the transactions contemplated by this Agreement. Neither the execution and delivery of this Agreement by Laser or Merger Sub nor the consummation by Laser or Merger Sub of the transactions contemplated hereby, nor compliance by Laser with any of the provisions hereof, will (a) conflict with or result in any breach of any provisions of the certificate of incorporation or by-laws of Laser or Merger Sub; (b) result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation or acceleration) under, any of the terms, conditions or provisions of any material (as defined for purposes of Form 10-K) Contract to which Laser, Merger Sub or any of their subsidiaries is a party or by which any of them or any of their properties or assets may be bound; or (c) violate any order, writ, injunction, decree, statute, rule or regulation applicable to Laser, Merger Sub, any of their subsidiaries or any of their properties or assets, except, in the case of clauses (b) and (c), for violations, breaches or defaults which would not individually or in the aggregate have a Laser Material Adverse Effect.

     SECTION 5.6 REPORTS AND FINANCIAL STATEMENTS

     (a) Laser has filed all reports, forms, registrations, schedules, statements and other documents required to be filed by it with the SEC since January 1, 1997 (the "Laser SEC Reports"). As of their respective dates, the Laser SEC Reports complied in all material respects with the requirements of the Securities Act or the Exchange Act, as the case may be, and the applicable rules and regulations promulgated thereunder. Except to the extent that information contained in any Laser SEC Report has been amended, revised or superseded by a later Laser SEC Report filed and publicly available prior to the date of this Agreement (as amended, revised or superseded by a later filed Laser SEC Report to the date of this Agreement, the "Filed Laser SEC Reports"), none of the Filed Laser SEC Reports, when filed, contained any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

     (b) The consolidated financial statements of Laser included in the Filed Laser SEC Reports complied as to form in all material respects with the applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with GAAP (except, in the case of the unaudited statements, as permitted by Form 10-Q of the SEC) applied on a consistent basis during the periods involved (except as may be indicated therein or in the notes thereto) and fairly present the consolidated financial position of Laser and its consolidated subsidiaries as of the dates thereof and the consolidated results of their operations and their consolidated cash flows for the periods then ended (subject, in the case of the unaudited statements, to normal year-end audit adjustments and to any other adjustments described therein).

     (c) Except as set forth in the Filed Laser SEC Reports and except for liabilities and obligations incurred in the ordinary course of business consistent with past practice since the date of the most recent consolidated balance sheet included in the Filed Laser SEC Reports (the "Laser Balance Sheet Date"), neither Laser nor any of the Laser subsidiaries has any material liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise) required by GAAP to be recognized or disclosed on a consolidated balance sheet of Laser and its consolidated subsidiaries or in the notes thereto.

     SECTION 5.7 ABSENCE OF CERTAIN CHANGES OR EVENTS. Except as set forth in the Filed Laser SEC Reports, since the Laser Balance Sheet Date, the business of Laser and its subsidiaries has been conducted only in the ordinary course of business consistent with past practice, and there has not been any event, change or development which individually or in the aggregate has had or would reasonably be expected to have a Laser Material Adverse Effect or would impair or delay the ability of Laser to consummate the transactions contemplated by, or to satisfy its obligations under, this Agreement.

     SECTION 5.8 LITIGATION. Except as disclosed in the Filed Laser SEC Reports, there is no suit, action, proceeding or investigation pending or, to the knowledge of Laser, threatened against or affecting Laser or any of its subsidiaries that individually or in the aggregate would reasonably be expected to (i) have a Laser Material Adverse Effect (taking into account any reserve therefor as of the most recent balance sheet included in the Filed Laser SEC Reports) or (ii) delay in any material respect or prevent the consummation of any of the transactions contemplated by this Agreement, nor is there any judgment, order, decree, statute, Law, ordinance, rule or regulation of any Governmental Entity or arbitrator outstanding against Laser or any of its subsidiaries having, or which would reasonably be expected to have, any effect referred to in clause (i) or (ii) above.

     SECTION 5.9 INFORMATION IN DISCLOSURE DOCUMENTS AND REGISTRATION
STATEMENT. None of the information to be supplied by Laser for inclusion or incorporation by reference in (a) the Registration Statement or (b) the Information Statement, the Schedule 13E-3 or the Section 14(f) Notice will, in the case of the Registration Statement, at the time it becomes effective and at the Company Effective Time contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading, or, in the case of the Information Statement, the Schedule 13E-3 and the Section 14(f) Notice, at the time of the mailing thereof and, in the case of the Information Statement and the Schedule 13E-3, at the Company Effective Time, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The Registration Statement will comply as to form in all material respects with the provisions of the Securities Act and the rules and regulations promulgated thereunder. The Schedule 13E-3 will comply as to form in all material respects with the provisions of the Exchange Act and the rules and regulations promulgated thereunder.

     SECTION 5.10 TAXES.

     (a) Laser and its subsidiaries have filed (or there have been filed on their behalf) with the appropriate governmental authorities all material Tax Returns required to be filed by them and such Tax Returns are true, correct and complete in all material respects and disclose all Taxes required to be paid by them for the periods covered thereby; and

     (b) all material Taxes (whether or not shown on any Tax Return) owed by Laser and its subsidiaries and required to be paid on or before the Closing Date have been (or will be) timely paid or, in the case of Taxes which Laser or any of its subsidiaries is presently contesting in good faith, an adequate reserve has been established for such Taxes in accordance with GAAP.

     SECTION 5.11 COMPLIANCE WITH APPLICABLE LAW. Except as disclosed in the Filed Laser SEC Reports, Laser and its subsidiaries have received such certificates, permits, licenses, franchises, consents, approvals, orders, authorizations and clearances from appropriate Governmental Entities (the "Laser Licenses") as are necessary to own or lease and operate their respective properties and to conduct their respective businesses substantially in the manner described in the Laser SEC Reports and as currently owned or leased and conducted, and all such Laser Licenses are valid and in full force and effect, except for any such certificates, permits, licenses, franchises, consents, approvals, orders, authorizations and clearances which the failure to have or to be in full force and effect would not reasonably be expected to have, individually or in the aggregate, a Laser Material Adverse Effect. Except as disclosed in the Filed Laser SEC Reports, Laser and its subsidiaries are in compliance in all material respects with their respective obligations under the Laser Licenses, with only such exceptions as, individually or in the aggregate, would not reasonably be expected to have a Laser Material Adverse Effect. Except as disclosed in the Filed Laser SEC Reports, Laser and its subsidiaries are in compliance with all judgments, orders, decrees, statutes, Laws, ordinances, rules and regulations of any Governmental Entity applicable to them, except for such noncompliance which individually or in the aggregate would not have a Laser Material Adverse Effect.

     SECTION 5.12 BROKERS. No broker, investment banker or other person, other than Morgan Stanley, the fees and expenses of which will be paid by Laser (as reflected in an agreement between Morgan Stanley and Laser) is entitled to any broker's, finder's or other similar fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Laser.

                                   ARTICLE VI
                   COVENANTS RELATING TO CONDUCT OF BUSINESS

     SECTION 6.1 CONDUCT OF BUSINESS BY THE COMPANY. During the period from the date of this Agreement to the Holdings Effective Time, except as expressly permitted by this Agreement or with the prior written consent of Laser or as set forth in Section 6.1 of the Company Disclosure Schedule, the Company shall, and shall cause its subsidiaries to, carry on the business of the Company and its subsidiaries in the usual, regular and ordinary course in substantially the same manner as heretofore conducted and in compliance in all material respects with all applicable Laws and regulations and, to the extent consistent therewith, use all reasonable efforts to preserve intact the current business organizations of the Company and its subsidiaries, and to preserve its relationships with those persons having business dealings with the Company and its subsidiaries to the end that the goodwill and ongoing businesses of the Company and its subsidiaries shall be unimpaired at the Holdings Effective Time. Without limiting the generality of the foregoing, during the period from the date of this Agreement to the Holdings Effective Time, the Company agrees as to itself and its subsidiaries that, except as expressly permitted by this Agreement or with the prior written consent of Laser or as set forth in Section 6.1 of the Company Disclosure Schedule:

          (i) Neither the Company nor any of its subsidiaries shall (x) declare, set aside or pay any distributions (whether in cash, stock or property) with respect to its capital stock or (y) split, combine, or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock (other than dividends or stock issuances by a wholly owned subsidiary of the Company to the Company or another wholly owned subsidiary of the Company);

          (ii) Neither the Company nor any of its subsidiaries shall issue, deliver, sell, pledge or otherwise encumber any shares of its capital stock, any other voting securities or any securities convertible into, or any options, warrants or rights to acquire, any such shares, voting securities or convertible securities (other than the issuance of Company Common Stock upon the exercise of Employee Stock Options in accordance with their terms and issuances by a wholly owned subsidiary of the Company to the Company or another wholly owned subsidiary of the Company);

          (iii) The Company shall not amend its certificate of incorporation or by-laws;

          (iv) Other than as would not be material to the Company, the Company and its subsidiaries shall not acquire or agree to acquire (x) by merging or consolidating with, or by purchasing a substantial portion of the assets of, or in any other manner, any business or any corporation, limited liability company, partnership, joint venture, association or other business organization or division thereof or (y) any assets that individually or in the aggregate are material to the Company and its subsidiaries;

          (v) Other than as would not be material to the Company, the Company and its subsidiaries shall not sell, lease, license or otherwise encumber or subject to any Lien or otherwise dispose of any of the properties or assets of the Company and its subsidiaries, other than in the ordinary course of business consistent with past practice or pursuant to existing contractual obligations, if any, set forth in Section 6.1 of the Company Disclosure Schedule;

          (vi) Other than in the ordinary course of business or as would not be material to the Company, the Company and its subsidiaries shall not (x) incur any indebtedness or (y) make any loans, advances or capital contributions to, or investments in, any other person (other than the Company or a subsidiary of the Company), other than to officers and employees of the Company and its subsidiaries for travel, business or relocation expenses in the ordinary course of business;

          (vii) Other than in the ordinary course of business or consistent with the Company's 1998 capital budget;

          (viii) Other than in the ordinary course of business, the Company and its subsidiaries shall not make any material Tax election or settle or compromise any material income Tax liability;

          (ix) Except in the ordinary course of business or except as would not reasonably be expected to have a Company Material Adverse Effect, the Company and its subsidiaries (i) shall not enter into any Contracts and
     (ii) shall not modify, amend or terminate any material Contract or agreement to which the Company or any of its subsidiaries is, or as of the Company Effective Time will be, a party or waive, release or assign any material rights or claims thereunder;

          (x) Except as required by Law or previously existing contractual arrangements, in the ordinary course of business consistent with past practice or as disclosed or otherwise provided in this Agreement, the Company will not, nor will it permit any of its subsidiaries to, (a) increase the compensation of any of its employees, (b) enter into any Contract with any of its employees regarding his or her employment, compensation or benefits, or (c) adopt any plan, arrangement or policy which would become a Company Plan or amend any Company Plan to the extent such adoption or amendment would create or materially increase any material liability or obligation on the part of the Company or its subsidiaries;

          (xi) The Company and its subsidiaries shall not make any change to their accounting methods, principles or practices, except as may be required by GAAP or Regulation S-X promulgated by the SEC or by Law;

          (xii) The Company shall not, and shall not permit any of its subsidiaries to, create, incur, suffer to exist or assume any material Lien on any of their assets, except as would not have a Company Material Adverse Effect or materially impair the Company's conduct of the business and operations of the Company and its subsidiaries, as presently conducted;

          (xiii) The Company shall not, and shall not permit any of its subsidiaries to enter into any transaction or contract with, or (except pursuant to the Affiliate Agreements) make any payment to, any Affiliate of the Company (other than the Company's subsidiaries or its or their officers or directors in the ordinary course of business consistent with past practice); and

          (xiv) The Company and its subsidiaries shall not authorize, or commit or agree to take, any of the foregoing actions.

     SECTION 6.2 OTHER ACTIONS. During the period from the date hereof to the Holdings Effective Time, the Company and Laser shall not, and shall not permit any of their respective subsidiaries to, take any action that would, or that could reasonably be expected to, result in (i) any of the representations and warranties of such party set forth in this Agreement that are qualified as to materiality becoming untrue, (ii) any of such representations and warranties that are not so qualified becoming untrue in any material respect or (iii) any of the conditions to the Company Merger set forth in Article VIII hereof not being satisfied.

     SECTION 6.3 ADVICE OF CHANGES. Upon obtaining knowledge of any such occurrence, the Company and Laser shall promptly advise the other party orally and in writing of (i) any representation or warranty made by it contained in this Agreement that is qualified as to materiality becoming untrue or inaccurate in any respect or any such representation or warranty that is not so qualified becoming untrue or inaccurate in any material respect, (ii) the failure by it to comply with or satisfy in any material respect any covenant, condition or agreement to be complied with or satisfied by it under this Agreement or (iii) any change or event (x) having, or which, insofar as can reasonably be foreseen, would have, in the case of Laser, a Laser Material Adverse Effect and, in the case of the Company, a Company Material Adverse Effect, (y) having, or which, insofar as can reasonably be foreseen, would have, the effect set forth in clause (i) above or (z) which has resulted, or which, insofar as can reasonably be foreseen, would result, in any of the conditions set forth in Article VIII hereof not being satisfied; provided, however, that no such notification shall affect the representations, warranties, covenants or agreements of the parties or the conditions to the obligations of the parties under this Agreement.

     SECTION 6.4 CONDUCT OF BUSINESS OF MERGER SUB. From the date hereof to the Company Effective Time, Merger Sub shall not (i) engage in any activities of any nature, (ii) acquire any assets, or (iii) incur any indebtedness or assume any liabilities or obligations, in each case, except as provided in or contemplated by this Agreement.

     SECTION 6.5 SECTION 14(F) NOTICE. Promptly after the date hereof, Laser shall provide to the Company in writing the information with respect to the Laser Designees (as defined in the Holdings Merger Agreement) required by
Section 14(f) of the Exchange Act and Rule 14f-1 of the SEC. Promptly after its receipt of such information, the Company shall file with the SEC and mail to all stockholders of record of the Company the Section 14(f) Notice.

                                  ARTICLE VII
                             ADDITIONAL AGREEMENTS

     SECTION 7.1 PREPARATION OF THE REGISTRATION STATEMENT, THE INFORMATION STATEMENT, THE SCHEDULE 13E-3 AND THE SECTION 14(F) NOTICE. As soon as reasonably practicable following the date of this Agreement, Laser and the Company shall prepare and file with the SEC the Information Statement and Laser shall prepare and file with the SEC the Registration Statement, in which the Information Statement will be included as a prospectus (including the financial statements and pro forma financial information required to be set forth therein), and the Schedule 13E-3 and the Section 14(f) Notice. Laser shall use all reasonable best efforts to have the Registration Statement declared effective under the Securities Act and the Schedule 13E-3 and the Section 14(f) Notice cleared by the SEC and mailed as promptly as practicable after such filing. The Company will use all reasonable best efforts to cause the Information Statement and the Schedule 13E-3 and the Section 14(f) Notice to be mailed to the Company's stockholders as promptly as practicable after it has been cleared by the SEC. Each of Laser and the Company shall also take any action (other than qualifying to do business in any jurisdiction in which it is not now so qualified or to file a general consent to service of process) required to be taken under any applicable state securities Laws in connection with the issuance of Laser Common Stock in connection with the Company Merger and the Holdings Merger. The Company shall furnish all information concerning the Company, its subsidiaries and the holders of the Company Common Stock and Laser shall furnish all information concerning Laser and its subsidiaries, in each case, as may be reasonably requested in connection with any such action.

     SECTION 7.2 ACCESS AND INFORMATION; CONFIDENTIALITY. The Company and Laser shall each afford to the other and to the other's financial advisors, legal counsel, accountants, consultants and other representatives full access at all reasonable times throughout the period prior to the Company Effective Time to all of its books, records, properties, plants and personnel (provided that all such access shall be on reasonable advance notice and shall not disrupt normal business operations) and, during such period, each shall furnish promptly to the other (a) a copy of each report, schedule and other document filed or received by it pursuant to the requirements of federal or state securities Laws, and (b) all other information as such other party may reasonably request, provided that no investigation pursuant to this Section 7.2 shall affect any representations or warranties made herein or the conditions to the obligations of the respective parties to consummate the Company Merger. Each party and their respective affiliates, representatives and agents shall hold in confidence all nonpublic information in accordance with the terms of the Confidentiality Agreements between Laser and the Company dated February 4, 1998 and February 23, 1998.

     SECTION 7.3 COMFORT LETTERS.

     (a) The Company shall use its reasonable best efforts to cause to be delivered to Laser "comfort" letters of Ernst & Young, LLP, the Company's independent public accountants, dated the date on which the Registration Statement shall become effective and as of the date on which the Information Statement is mailed to the Company's stockholders, and addressed to Laser and the Company, in form and substance reasonably satisfactory to Laser and as is reasonably customary in scope and substance for letters delivered by independent public accountants in connection with transactions such as those contemplated by this Agreement.

     (b) Laser shall use its reasonable best efforts to cause to be delivered to the Company "comfort" letters of Arthur Andersen, LLP, Laser's independent public accountants, dated the date on which the Registration Statement shall become effective and as of the date on which the Information Statement is mailed to the Company's stockholders, and addressed to the Company and Laser, in form and substance reasonably satisfactory to the Company and as is reasonably customary in scope and substance for letters delivered by independent public accountants in connection with transactions such as those contemplated by this Agreement.

     SECTION 7.4 LISTING APPLICATION. Laser shall prepare and submit to the NYSE a listing application covering the Laser Shares to be issued in connection with the Company Merger, and shall use its reasonable best efforts to obtain, prior to the Company Effective Time, approval for the listing of such Laser Shares, subject to official notice of issuance.

     SECTION 7.5 AFFILIATES. Prior to the Company Effective Time, the Company shall cause to be prepared and delivered to Laser a list (reasonably satisfactory to counsel for Laser) identifying each person who, at the time the Information Statement is mailed to the Company's stockholders, may be deemed to be an "affiliate" of the Company, as such term is used in paragraphs (c) and (d) of Rule 145 under the Securities Act (the "Company Rule 145 Affiliates"). The Company shall use its reasonable best efforts to cause such person who is identified as a Company Rule 145 Affiliate in such list to deliver to Laser on or prior to the Company Effective Time a written agreement, in customary form, that such Company Rule 145 Affiliate will not (i) sell, pledge, transfer or otherwise dispose of, or in any other way reduce such Company Rule 145 Affiliate's risk relative to, any Laser Shares issued to such Company Rule 145 Affiliate in connection with the Company Merger, except pursuant to an effective registration statement or in compliance with such Rule 145 or another exemption from the registration requirements of the Securities Act or (ii) sell or in any other way reduce such Rule 145 Affiliate's risk relative to any Laser Shares received in the Company Merger (within the meaning of Section 201.01 of the SEC's Financial Reporting Release No. 1) during the period commencing thirty
(30) days prior to the Company Effective Time and ending at such time as the financial results (including combined sales and net income) covering at least thirty (30) days of post-Merger operations have been published, except as permitted by Staff Accounting Bulletin No. 76 issued by the SEC.

     SECTION 7.6 HSR ACT; COMPETITION LAWS. As soon as reasonably practicable, the Company, Laser and Merger Sub shall make or cause to be made all filings and submissions under the HSR Act (if applicable) and any other applicable Competition Laws as may be reasonably required to be made in connection with this Agreement and the transactions contemplated hereby. Subject to Section 7.2 hereof, the Company will furnish to Laser and Laser will furnish to the Company, such information and assistance as the other may reasonably request in connection with the preparation of any such filings or submissions. Subject to
Section 7.2 hereof, the Company will provide Laser, and Laser will provide the Company, with copies of all correspondence, filings or communications (or memoranda setting forth the substance thereof) between such party or any of its representatives, on the one hand, and any governmental agency or authority or members of their respective staffs, on the other hand, with respect to this Agreement and the transactions contemplated hereby. The Company and Laser shall consult with one another with respect to any such correspondence, filings or communications and shall engage in discussions with any Governmental Entity on a joint basis.

     SECTION 7.7 EMPLOYEE MATTERS.

     (a) From and after the Holdings Effective Time, Laser shall honor, and shall cause the Company to honor, all employment, severance, termination, consulting and retirement agreements to which the Company is a party as of the Holdings Effective Time; provided, however, that (i) neither Laser nor the Company shall have any responsibility for the Company's obligations under that certain employment agreement entered into as of October 1, 1997, between the Company and Jerry W. Levin (except for the incentive payment provided for in section 3.2(b) thereof (relating to the divestiture of Coleman Safety & Security Products, Inc.), which shall be the responsibility of the Company and paid in accordance with the terms of section 3.2(b) thereof), and (ii) neither Laser nor the Company shall have any responsibility for the Company's obligations under that certain employment agreement entered into as of July 1, 1997, between the Company and Paul E. Shapiro. Except as provided in the first sentence of
Section 7.7(b) or the proviso to this sentence, from and after the Holdings Effective Time, Laser will cause the Company to allow Company employees to participate in Laser employee benefit plans on substantially the same basis as similarly situated Laser employees; provided, however, that Laser will cause the Company to continue the Company Plans for at least six (6) months following the Holdings Effective Time. Laser will or will cause the Company to give Company employees full credit for purposes of eligibility and vesting of benefits and benefit accrual for service with the Company and its affiliates prior to the Holdings Effective Time under each Laser employee benefit plan; provided, however, that no such crediting of service results in duplication of benefits. With respect to any welfare benefit plans maintained for the benefit of Company employees from and after the Holdings Effective Time, Laser shall (i) cause there to be waived any pre-existing condition limitations and (ii) give effect, in determining any deductible and maximum out-of-pocket limitations, to claims incurred and amounts paid by, and amounts reimbursed to, such employees with respect to similar plans maintained by the Company for such employee's benefit immediately prior to the Holdings Effective Time. Laser acknowledges that, for the purposes of certain of such Company Plans and certain of such other employment, severance, termination, consulting and retirement agreements to which the Company is currently a party, the consummation of the Holdings Merger will constitute a "change in control" of the Company (as such term is defined in such plans and agreements). Laser agrees to cause the Company, after the Holdings Effective Time, to pay all amounts provided under such Company Plans and agreements as a result of a change in control of the Company in accordance with their respective terms and to honor, and to cause the Company to honor, all rights, privileges and modifications to or with respect to any such Company Plans or agreements which become effective as a result of such change in control.

     (b) Laser shall cause the Company to continue the Company's Executive Annual Incentive Policy for the remainder of 1998, and participants therein shall not be eligible for participation in an analogous Laser incentive plan in respect of 1998. Laser shall honor, and shall cause the Company to honor, the Company's Executive Severance Policy without any amendment adverse to participants. Laser shall provide severance benefits for employees of the Company, who are not participants in Company's Executive Severance Policy and who do not have employment agreements with the Company, under the Laser severance policy on the same basis as similarly situated Laser employees provided that severance benefits shall be no less than those set forth on
Schedule 7.7(b).

     (c) Effective as of the ninety-first (91st) day following the Holdings Effective Time, the participants in the Executive Severance Policy set forth on
Schedule 7.7(c) may voluntarily terminate their employment, which termination will be deemed to be for "Good Reason" under the Executive Severance Policy as a result of the consummation of the Holdings Merger.

     (d) Laser and the Company agree to take all necessary action to provide that, effective as of the Holdings Effective Time, all outstanding Employee Stock Options shall be vested and exercisable as of the Holdings Effective Time, and between the Holdings Effective Time and the Company Effective Time, Laser shall cause the Company to maintain a broker-dealer cashless exercise procedure for the exercise of Employee Stock Options. Laser and the Company agree to take all other actions necessary to provide for the cancellation, effective at the Company Effective Time, of each outstanding Employee Stock Option and, in settlement therefor, a payment to the holder of the Employee Stock Option in cash by Laser or the Company at the Company Effective Time equal to the product of (i) the total number of shares of Company Common Stock subject to such Employee Stock Option, and (ii) the excess of $27.50 over the exercise price per share of Company Common Stock subject to such Employee Stock Option, less any applicable withholding taxes.

     (e) Laser agrees that, at or prior to the Holdings Effective Time, Holdings may cause the Company to (i) assume sponsorship of the pension, retirement, savings, retiree health care and life insurance and other plans maintained by New Coleman Holdings, Inc. that are reflected in footnotes 7 and 12 to the 1996 financial statements included in the Company's 1996 Annual Report on SEC Form 10-K (as such plans may have been changed in the ordinary course of business since December 31, 1996) (the "Plans"), and (ii) assume the liabilities and obligations of New Coleman Holdings, Inc. under the Plans to the extent reflected in such footnotes (as such liabilities and obligations may have changed in the ordinary course of business since December 31, 1996). The documents used to effect such assumption shall be in form and substance reasonably satisfactory to Parent Holdings and Laser.

     SECTION 7.8 CONTINUANCE OF EXISTING INDEMNIFICATION RIGHTS.

     (a) For six (6) years after the Company Effective Time (and during the period following the Holdings Effective Time but prior to the Company Effective
Time), Laser shall, or shall cause the Surviving Corporation to, indemnify, defend and hold harmless any person who is now, or has been at any time prior to the date hereof, or who becomes prior to the Company Effective Time, a director or officer of the Company (an "Indemnified Person") against all losses, claims, damages, liabilities, costs and expenses (including attorneys' fees and expenses), judgments, fines, losses and amounts paid in settlement in connection with any actual or threatened action, suit, claim, proceeding or investigation (each, a "Claim") to the extent that any such Claim is based on, or arises out of: (i) the fact that such Indemnified Person is or was a director or officer of the Company or is or was serving at the request of the Company as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise; or (ii) this Agreement or the Holdings Merger Agreement or any of the transactions contemplated hereby or thereby, in each case to the extent that any such Claim pertains to any matter or fact arising, existing or occurring prior to or at the Company Effective Time, regardless of whether such Claim is asserted or claimed prior to, at or after the Company Effective Time, to the full extent permitted under the DGCL, the Company's certificate of incorporation or by-laws or any indemnification agreement in effect at the date hereof, including provisions relating to advancement of expenses incurred in the defense of any such Claim; provided, however, that neither Laser nor the Surviving Corporation shall be required to indemnify any Indemnified Person in connection with any proceeding (or portion thereof) involving any Claim initiated by such Indemnified Person against the Company unless the initiation of such proceeding (or portion thereof) was authorized by the Board of Directors of the Company or unless such proceeding is brought by an Indemnified Person to enforce rights under this Section 7.8; and provided further that in the event any Claim is asserted or made within such period, all such rights, liabilities and limitations in respect of any such Claim shall continue until disposition thereof. Without limiting the generality of the preceding sentence, in the event any Indemnified Person becomes involved in any Claim after the Company Effective Time, Laser shall, or shall cause the Surviving Corporation to, periodically advance to such Indemnified Person its legal and other expenses (including the cost of any investigation and preparation incurred in connection therewith), subject to the providing by such Indemnified Person of an undertaking to reimburse all amounts so advanced in the event of a final non-appealable determination by a court of competent jurisdiction that such Indemnified Person is not entitled thereto.

     (b) Laser and the Company agree that all rights to indemnification, and all limitations with respect thereto, existing in favor of any Indemnified Person, as provided in the Company's certificate of incorporation or by-laws and any indemnification agreement in effect at the date hereof, shall survive the Holdings Merger and the Company Merger and shall continue in full force and effect, without any amendment thereto, for a period of six (6) years from the Company Effective Time (and during the period following the Holdings Effective Time but prior to the Company Effective Time) to the extent such rights and limitations are consistent with the DGCL; provided, however, that in the event any Claim is asserted or made within such period, all such rights, liabilities and limitations in respect of any such Claim shall continue until disposition thereof; provided further that any determination required to be made with respect to whether an Indemnified Person's conduct complies with the standards set forth under the DGCL, the Company's certificate of incorporation or by-laws or any such agreement, as the case may be, shall be made by independent legal counsel selected by such Indemnified Person and reasonably acceptable to Laser; and provided further that nothing in this Section 7.8 shall impair any rights or obligations of any current or former director or officer of the Company.

     (c) Laser or the Surviving Corporation shall use reasonable best efforts to obtain a liability insurance policy ("D&O Insurance") for the benefit of the Company's existing and former directors and officers commencing at the Holdings Effective Time and for a period of not less than six (6) years after the Company Effective Time providing substantially similar coverage in amounts and on terms no less advantageous than that currently provided to such existing and former directors and officers; provided further that neither Laser nor the Surviving Corporation shall be required to pay an annual premium for D&O Insurance in excess of 200% of the last annual premium paid prior to the date hereof, but in such case shall purchase as much coverage as possible for such amount.

     (d) The provisions of this Section 7.8 are intended to be for the benefit of, and shall be enforceable by, each Indemnified Person, his or her heirs and his or her personal representatives.

     SECTION 7.9 EXPENSES. Whether or not the Company Merger is consummated, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expenses.

     SECTION 7.10 PUBLIC ANNOUNCEMENTS. Laser and the Company shall consult with each other before issuing their respective initial press releases to be issued with respect to the transactions contemplated by this Agreement and the Holdings Merger.

     SECTION 7.11 REASONABLE BEST EFFORTS. Upon the terms and subject to the conditions set forth in this Agreement, each of the parties hereto agrees to use its reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable, to consummate and make effective, in the most expeditious manner practicable, the Company Merger and the other transactions contemplated by this Agreement, including, but not limited to: (i) the obtaining of all necessary actions or nonactions, waivers, consents and approvals from all Governmental Entities and the making of all necessary registrations and filings with, and the taking of all other reasonable steps as may be necessary to obtain an approval or waiver from, or to avoid an action or proceeding by, any Governmental Entity (including those in connection with the HSR Act, if applicable); (ii) the obtaining of all necessary consents, approvals or waivers from persons other than Governmental Entities; (iii) the defending of any lawsuits or other legal proceedings, whether judicial or administrative, challenging this Agreement or the consummation of the transactions contemplated hereby, including seeking to have any stay or temporary restraining order entered by any court or other Governmental Entity vacated or reversed; and (iv) the execution and delivery of any additional instruments necessary to consummate the transactions contemplated by this Agreement. Notwithstanding the foregoing, nothing in this Agreement shall be deemed to require any party hereto to enter into any agreement with any Governmental Entity or to consent to any order, decree or judgment requiring such party to hold, separate or divest, or to restrict the dominion or control of such party or any of its Affiliates over, any of the assets, properties or businesses of such party or its Affiliates in existence on the date hereof.

                                  ARTICLE VIII
                    CONDITIONS TO CONSUMMATION OF THE MERGER

     SECTION 8.1 CONDITIONS TO EACH PARTY'S OBLIGATION TO EFFECT THE COMPANY MERGER. The respective obligations of each party to effect the Company Merger shall be subject to the satisfaction or waiver, to the extent permitted by Law, at or prior to the Company Effective Time of the following conditions:

     (a) The Registration Statement shall have become effective in accordance with the provisions of the Securities Act and no stop order suspending the effectiveness of the Registration Statement shall be in effect and no proceeding for such purpose shall be pending before or threatened by the SEC; and all applicable time periods required under the Securities Act and the Exchange Act following the mailing of the Information Statement to the Company's stockholders shall have lapsed.

     (b) The Laser Shares shall have been approved for listing on the NYSE, subject to official notice of issuance.

     (c) No preliminary or permanent injunction or other order by any federal or state court in the United States of competent jurisdiction which prohibits the consummation of the Company Merger shall have been issued and remain in effect.

     (d) The Holdings Merger shall have been consummated in accordance with its terms and the applicable provisions of the DGCL.

                                   ARTICLE IX
                       TERMINATION, AMENDMENT AND WAIVER

     SECTION 9.1 TERMINATION.   This Agreement shall terminate automatically
upon the termination of the Holdings Merger Agreement in accordance with its terms.

     SECTION 9.2 EFFECT OF TERMINATION. In the event of termination of this Agreement as provided in Section 9.1 hereof, this Agreement shall forthwith become void and there shall be no liability on the part of any of the parties; provided that the provisions of Sections 7.2 and 7.9 and of this Article IX shall continue and that nothing herein shall relieve any party from liability for any willful breach hereof.

     SECTION 9.3 AMENDMENT. This Agreement may be amended by the parties pursuant to a writing adopted by action taken by all of the parties at any time prior to (but not following) the consummation of the Holdings Merger. This Agreement may not be amended except by an instrument in writing signed by all the parties hereto.

     SECTION 9.4 EXTENSION; WAIVER. At any time prior to (but not following) the consummation of the Holdings Merger any party hereto may (a) extend the time for the performance of any of the obligations or other acts of the other parties, (b) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto and (c) waive compliance with any of the agreements or conditions contained herein. Any agreement on the part of a party to any such extension or waiver shall be valid only as against such party and only if set forth in an instrument in writing signed by such party. The failure of any party to this Agreement to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of such rights.

                                   ARTICLE X
                               GENERAL PROVISIONS

     SECTION 10.1 NO SURVIVAL OF REPRESENTATIONS AND WARRANTIES. No representations or warranties contained herein shall survive beyond the Company Effective Time. This Section 10.1 shall not limit any covenant or agreement of the parties which by its terms contemplates performance after the Company Effective Time.

     SECTION 10.2 NOTICES. All notices or other communications hereunder shall be deemed to have been duly given and made if in writing and if served by personal delivery upon the party for whom it is intended, if delivered by registered or certified mail, return receipt requested, or by a national courier service, or if sent by telecopier; provided that the telecopy is promptly confirmed by telephone confirmation thereof, to the person at the address set forth below, or such other address as may be designated in writing hereafter, in the same manner, by such person:

(a)  If to Laser, to:
Sunbeam Corporation
1615 South Congress Avenue
Suite 200
Delray Beach, Florida 33445
Facsimile: (561) 243-2191
Attention: David C. Fannin, Esq.

     with a copy to:
Skadden, Arps, Slate, Meagher & Flom LLP
One Rodney Square
Wilmington, Delaware 19801
Facsimile: (302) 651-3001
Attention: Richard L. Easton, Esq.

(b)  If to the Company, to:
CLN Holdings Inc.
5900 North Andrews Avenue, Suite #700-A
Fort Lauderdale, Florida 33309
Facsimile: (954) 772-3352
Attention: General Counsel

     with a copy to:
Wachtell, Lipton, Rosen & Katz
51 West 52nd Street
New York, New York 10019
Facsimile: (212) 403-2000
Attention: Adam O. Emmerich, Esq.

Any such notification shall be deemed delivered (i) upon receipt, if delivered personally, (ii) on the next business day, if sent by national courier service for next business day delivery or (iii) the business day received, if sent by telecopier.

     SECTION 10.3 DESCRIPTIVE HEADINGS. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

     SECTION 10.4 ENTIRE AGREEMENT; NO THIRD-PARTY BENEFICIARY. This Agreement (including the Exhibits, Disclosure Schedules and other documents and instruments referred to herein) (a) constitutes the entire agreement and supersedes all other prior agreements and understandings, both written and oral, among the parties or any of them, with respect to the subject matter hereof; (b) except for the provisions of Sections 7.7(c) and 7.8 hereof, is not intended to confer upon any other person any rights or remedies hereunder.

     SECTION 10.5 INTERPRETATION. When a reference is made in this Agreement to an Article, Section or Annex, such reference shall be to an Article or Section of, or an Annex to, this Agreement unless otherwise indicated.

Whenever the words "include", "includes" or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation". The words "hereof", "herein" and "hereunder" and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The phrase "made available" in this Agreement shall mean that the information referred to has been made available if requested by the party to whom such information is to be made available. All terms defined in this Agreement shall have the defined meanings used in any certificate or other document made or delivered pursuant hereto unless otherwise defined therein. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such term. Any agreement, instrument or statute defined or referred to herein or in any agreement or instrument that is referred to herein means such agreement, instrument or statute as from time to time amended, modified or supplemented, including (in the case of agreements or instruments) by waiver or consent and (in the case of statutes) by succession of comparable successor statutes and references to all attachments thereto and instruments incorporated therein. References to a person are also to its permitted successors and assigns and, in the case of an individual, to his heirs and estate, as applicable.

     SECTION 10.6 SEVERABILITY. If any provision of this Agreement or the application thereof to any person or circumstance is determined by a court of competent jurisdiction to be invalid, void or unenforceable, the remaining provisions hereof, or the application of such provision to persons or circumstances other than those as to which it has been held invalid or unenforceable, shall remain in full force and effect and shall in no way be affected, impaired or invalidated thereby. Upon any such determination, the parties shall negotiate in good faith in an effort to agree upon a suitable and equitable substitute provision to effect original intent of the parties.

     SECTION 10.7 ASSIGNMENT. Neither this Agreement nor any of the rights, interests or obligations under this Agreement shall be assigned, in whole or in part, by operation of Law or otherwise by any of the parties without the prior written consent of the other parties. Any assignment in violation of the preceding sentence shall be void. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the parties and their respective successors and assigns.

     SECTION 10.8 DISCLOSURE SCHEDULES. Matters reflected on the Company Disclosure Schedule are not necessarily limited to matters required by this Agreement to be reflected therein and the inclusion of such matters shall not be deemed an admission that such matters were required to be reflected on the Company Disclosure Schedule. Such additional matters are set forth for informational purposes only and do not necessarily include other matters of a similar nature. Capitalized terms used in the Company Disclosure Schedule but not otherwise defined therein shall have the respective meanings assigned to such terms in this Agreement.

     SECTION 10.9 GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the Laws of the State of Delaware without giving effect to the provisions thereof relating to conflicts of Law.

     SECTION 10.10 SPECIFIC PERFORMANCE. The parties hereto agree that irreparable damage would occur in the event any of the provisions of this Agreement were not performed in accordance with the terms hereof and that the parties shall be entitled to specific performance of the terms hereof, in addition to any other remedy at Law or equity.

     SECTION 10.11 COUNTERPARTS. This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original but all of which shall constitute one and the same agreement.

     SECTION 10.12 CERTAIN TERMS. As used herein, (i) the term "material adverse effect" (including as used in any definition), with respect to any Person, shall exclude any change, event, effect or circumstance (a) arising in connection with the announcement or performance of the transactions contemplated by this Agreement or the Holdings Merger Agreement and (b) affecting the United States economy generally or such Person's industries generally; and (ii) "to the knowledge of the Company" shall mean to the actual knowledge of Paul E. Shapiro, Jerry W. Levin and Steven R. Isko.

                            [SIGNATURE PAGE FOLLOWS]

     IN WITNESS WHEREOF, each of the parties hereto has caused this Agreement to be executed on its behalf by its officers thereunto duly authorized, all as of the date first above written.

                                          SUNBEAM CORPORATION

                                          By: /s/ RUSSELL A. KERSH______________
                                          Name:  Russell A. Kersh
                                          Title: Executive Vice President

                                          CAMPER ACQUISITION CORP.

                                          By: /s/ RUSSELL A. KERSH______________
                                          Name:  Russell A. Kersh
                                          Title: Executive Vice President

                                          THE COLEMAN COMPANY, INC.


                                          By: /s/ PAUL E. SHAPIRO_______________
                                          Name:  Paul E. Shapiro
                                          Title: Executive Vice President

                                                                        ANNEX II

     262 APPRAISAL RIGHTS. (a) Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to Section 228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of the stockholder's shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word "stockholder" means a holder of record of stock in a stock corporation and also a member of record of a nonstock corporation; the words "stock" and "share" mean and include what is ordinarily meant by those words and also membership or membership interest of a member of a nonstock corporation; and the words "depository receipt" mean a receipt or other instrument issued by a depository representing an interest in one or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.

     (b) Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to section 251 (other than a merger effected pursuant to section 251(g) of this title), section 252, section 254, section 257, section 258, section 263, or section 264 of this title:

     (1) Provided, however, that no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of and to vote at the meeting of stockholders to act upon the agreement of merger or consolidation, were either
(i) listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in subsection (f) of section 251 of this title.

     (2) Notwithstanding paragraph (1) of this subsection, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to sections 251, 252, 254, 257, 258, 263 and 264 of this title to accept for such stock anything except:

     a. Shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof;

     b. Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or held of record by more than 2,000 holders;

     c. Cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a. and b. of this paragraph; or

     d. Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the fore going subparagraphs a., b. and c. of this paragraph.

     (3) In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under section 253 of this title is not owned by the parent corporation immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

     (c) Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the procedures of this section, including those set forth in subsections (d) and
(e) of this section, shall apply as nearly as is practicable.

     (d) Appraisal rights shall be perfected as follows:

     (1) If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for such meeting with respect to shares for which appraisal rights are available pursuant to subsections (b) or (c) hereof that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section. Each stockholder electing to demand the appraisal of his shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of his shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of his shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or

     (2) If the merger or consolidation was approved pursuant to Section 228 or
Section 253 of this title, each constituent corporation, either before the effective date of the merger or consolidation or within ten days thereafter, shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of this section; provided that, if the notice is given on or after the effective date of the merger or consolidation, such notice shall be given by the surviving or resulting corporation to all such holders of any class or series of stock of a constituent corporation that are entitled to appraisal rights. Such notice may, and, if given on or after the effective date of the merger or consolidation, shall, also notify such stockholders of the effective date of the merger or consolidation. Any stockholder entitled to appraisal rights may, within 20 days after the date of mailing of such notice, demand in writing from the surviving or resulting corporation the appraisal of such holder's shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder's shares. If such notice did not notify stockholders of the effective date of the merger or consolidation, either (i) each such constituent corporation shall send a second notice before the effective date of the merger or consolidation notifying each of the holders of any class or series of stock of such constituent corporation that are entitled to appraisal rights of the effective date of the merger or consolidation or (ii) the surviving or resulting corporation shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder's shares in accordance with this subsection. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive either notice, each constituent corporation may fix, in advance, a record date that shall be not more than 10 days prior to the date the notice is given, provided, that if the notice is given on or after the effective date of the merger or consolidation, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.

     (e) Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) hereof and who is otherwise entitled to appraisal rights, may file a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder shall have the right to withdraw his demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) hereof, upon written request, shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such written statement shall be mailed to the stockholder within 10 days after his written request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) hereof, whichever is later.

     (f) Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by 1 or more publications at least 1 week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.

     (g) At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder.

     (h) After determining the stockholders entitled to an appraisal, the Court shall appraise the shares, determining their fair value exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with a fair rate of interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. In determining the fair rate of interest, the Court may consider all relevant factors, including the rate of interest which the surviving or resulting corporation would have had to pay to borrow money during the pendency of the proceeding. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, permit discovery or other pretrial proceedings and may proceed to trial upon the appraisal prior to the final determination of the stockholder entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted his certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that he is not entitled to appraisal rights under this section.

     (i) The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Interest may be simple or compound, as the Court may direct. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court's decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.

     (j) The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney's fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.

     (k) From and after the effective date of the merger or consolidation, no stockholder who has demanded his appraisal rights as provided in subsection (d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of his demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just.

     (l) The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation.

                PART II. INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 20. INDEMNIFICATION OF DIRECTORS AND OFFICERS

     Section 145 of the Delaware General Corporation Law (the "DGCL") permits a Delaware corporation to indemnify officers, directors, employees and agents for actions taken in good faith and in a manner they reasonably believed to be in, or not opposed to, the best interests of the corporation, and with respect to any criminal action, which they had no reasonable cause to believe was unlawful. The DGCL provides that a corporation may pay expenses (including attorneys' fees) incurred by an officer or director in defending any civil, criminal, administrative or investigative action (upon receipt of a written undertaking to reimburse the corporation if indemnification is not appropriate), and must reimburse a successful defendant for expenses, including attorneys' fees, actually and reasonably incurred, and permits a corporation to purchase and maintain liability insurance for its directors and officers. The DGCL provides that indemnification may be made for any claim, issue or matter as to which a person has been adjudged by a court of competent jurisdiction, after exhaustion of all appeals therefrom, to be liable to the corporation, unless and only to the extent a court determines that the person is entitled to indemnity for such expenses as the court deems proper.

     The Sunbeam by-laws provide that every person will be indemnified against any and all judgments, fines, amounts paid in settling or otherwise disposing of threatened, pending or completed actions, suits or proceedings, whether by fact that he is or was a director or officer of Sunbeam or is or was serving at the request of Sunbeam as a director or officer of another corporation. Expenses so incurred by any such person defending or investigating a threatened or pending civil or criminal action or proceeding shall at his request be paid by Sunbeam in advance of the final disposition of such action or proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it shall ultimately be determined that such person is not entitled to be indemnified by Sunbeam.

     The DGCL permits a Delaware corporation to include a provision in its certificate of incorporation eliminating or limiting the personal liability of a director to the corporation or its stockholders for monetary damages for a breach of the director's fiduciary duty as a director, except for liability (1) for any breach of the Director's duty of loyalty to the corporation or its stockholders, (2) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (3) under Section 174 of the DGCL, which concerns unlawful payments of dividends, stock purchases or redemptions or (iv) for any transaction from which the director derived an improper personal benefit. The Sunbeam certificate of incorporation contains provisions limiting the liability of Sunbeam's directors to the fullest extent currently permitted by the DGCL for monetary damages for breach of their fiduciary duty as directors. While these provisions provide directors with protection from awards for monetary damages for breaches of their duty of care, they do not eliminate such duty. Accordingly, these provisions will have no effect on the availability of equitable remedies such as an injunction or rescission based on a director's breach of his or her duty of care.

ITEM 21. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

     (a) The following is a list of Exhibits included as part of this Registration Statement. Sunbeam agrees to furnish supplementally a copy of any omitted schedule to the SEC upon request. Items marked with an asterisk are filed herewith.

EXHIBIT                                             DESCRIPTION OF EXHIBIT
-------- ------------------------------------------------------------------------------------------------------------
   2.1    --   Agreement and Plan of Merger among Sunbeam Corporation, Camper Acquisition Corp., and The Coleman
               Company, Inc., dated as of February 27, 1998(7)
   2.2    --   Agreement and Plan of Merger among Sunbeam Corporation, Laser Acquisition Corp., CLN Holdings, Inc.,
               and Coleman (Parent) Holdings, Inc., dated as of February 27, 1998(7)
   3.1    --   Amended and Restated Certificate of Incorporation of Sunbeam(3)
   3.2    --   By-laws of Sunbeam, as amended(11)
   4.1    --   Indenture, dated as of March 25, 1998, by and among Sunbeam and Morgan Stanley & Co., Inc., with respect to the Zero Coupon Senior Subordinated Debentures due 2018(8)
   4.2    --   Registration Rights Agreement, dated March 25, 1998, by and among Sunbeam and Morgan Stanley & Co.,
               Inc., with respect to the Zero Coupon Convertible Senior Subordinated Debentures due 2018(8)

EXHIBIT                                             DESCRIPTION OF EXHIBIT
-------- ------------------------------------------------------------------------------------------------------------
   4.3    --   Registration Rights Agreement, dated as of March 29, 1998, between Sunbeam and Coleman (Parent)
               Holdings, Inc.(9)
   4.4    --   Settlement Agreement, dated as of August 12, 1998, by and between Sunbeam and Coleman (Parent)
               Holdings, Inc.(10)
   4.5    --   Amendment to Registration Rights Agreement, dated as of August 12, 1998, between Sunbeam and Coleman
               (Parent) Holdings, Inc.(11)
   4.6    --   Warrant Agreement, dated as of [           ], 1999, between Sunbeam Corporation and [The Bank of New
               York], as Warrant Agent+
   5.1    --   Opinion of Steven R. Isko, Esq. of Sunbeam Corporation, regarding the legality of the securities being registered+
  10.1    --   Employment Agreement, dated as of February 20, 1998, by and between Sunbeam and Albert J. Dunlap(7)
  10.2    --   Employment Agreement, dated as of February 20, 1998, by and between Sunbeam and Russell A. Kersh(7)
  10.3    --   Employment Agreement, dated as of February 20, 1998, by and between Sunbeam and David C. Fannin(8)
  10.4    --   Employment Agreement, dated as of January 1, 1997, by and between Sunbeam and Donald Uzzi(5)
  10.5    --   Sunbeam Executive Benefit Replacement Plan(7)
  10.6    --   Amended and Restated Sunbeam Corporation Stock Option Plan(13)
  10.7    --   Performance Based Compensation Plan(7)
  10.8    --   Tax Sharing Agreement, dated as of October 31, 1990, by and among Sunbeam, SAIL, SOHO, Montey and the subsidiaries of Sunbeam listed therein(1)
  10.18   --   Receivables Sale and Contribution Agreement, dated as of December 4, 1997, between Sunbeam Products,
               Inc. and Sunbeam Asset Diversification, Inc.(7)
  10.19   --   Receivables Purchase and Servicing Agreement, dated as of December 4, 1997, between Sunbeam Products,
               Inc., Llama Retail, L.P., Capital USA, LLC and Sunbeam Asset Diversification, Inc.(8)
  10.22   --   Agreement and Plan of Merger between Sunbeam Corporation, Java Acquisition Corp., and Signature Brands
               USA, Inc., dated as of February 28, 1998(7)
  10.23   --   Stock Purchase Agreement among Java Acquisition Corp. and the Sellers named therein, dated as of
               February 28, 1998(7)
  10.24   --   Agreement and Plan of Merger by and among Sunbeam Corporation, Sentinel Acquisition Corp., and First
               Alert, Inc., dated as of February 28, 1998(7)
  10.25   --   Stock Sale Agreement among Sunbeam Corporation and the Stockholders named therein, dated as of
               February 28, 1998(8)
  10.26   --   Credit Agreement, dated as of March 30, 1998, among Sunbeam Corporation, the Borrowers referred to therein, the Lenders party thereto, Morgan Stanley Senior Funding, Inc., Bank of America National
               Trust and Savings Association and First Union National Bank(8)
  10.27   --   First Amendment to Credit Agreement, dated as of May 8, 1998, among Sunbeam Corporation, the
               Subsidiary Borrowers referred to therein, the Lenders party thereto, Morgan Stanley Senior Funding,
               Inc., Bank America National Trust and Savings Association and First Union National Bank(8)
  10.28   --   Second Amendment to Credit Agreement, dated as of June 30, 1998, among Sunbeam, the Subsidiary
               Borrowers referred to therein, the Lenders party thereto, Morgan Stanley Senior Funding, Inc., Bank
               America National Trust and Savings Association and First Union National Bank(11)
  10.29   --   Third Amendment to Credit Agreement, dated as of October 19, 1998, among Sunbeam, the Subsidiary
               Borrowers referred to therein, the Lenders party thereto, Morgan Stanley Senior Funding, Inc., Bank
               America National Trust and Savings Association and First Union National Bank(11)
  10.30   --   Fourth Amendment to Credit Agreement, dated as of April 10, 1999, among Sunbeam, the Subsidiary
               Borrowers referred to therein, the Lenders party thereto, Morgan Stanley Senior Funding, Inc., Bank
               America National Trust and Savings Association and First Union National Bank(14)
  10.31   --   Fifth Amendment to Credit Agreement, Third Waiver and Agreement, dated as of April 15, 1999, among
               Sunbeam, the Subsidiary Borrowers referred to therein, the Lenders party thereto, Morgan Stanley
               Funding, Bank America National Trust and Savings Association and First Union National Bank(14)

EXHIBIT                                             DESCRIPTION OF EXHIBIT
-------- ------------------------------------------------------------------------------------------------------------
  10.32   --   Sixth Amendment to Credit Agreement, dated as of May 25, 1999, among Sunbeam, the Subsidiary Borrowers referred to therein, the Lenders party thereto, Morgan Stanley Funding, Bank America National Trust and Savings Association and First Union National Bank(16)
  10.33   --   Seventh Amendment to Credit Agreement, dated as of October 25, 1999, among Sunbeam, the Subsidiary
               Borrowers referred to therein, the Lenders party thereto, Morgan Stanley Senior Funding, Inc., Bank of
               America National Trust and Savings Association and First Union National Bank(16)
  10.34   --   Eighth Amendment to Credit Agreement, dated as of October 25, 1999, among Sunbeam, the Subsidiary
               Borrowers referred to therein, the Lenders party thereto, Morgan Stanley Senior Funding, Inc., Bank of
               New York National Trust and Savings Association and First Union National Bank (18)
  10.35   --   Employment Agreement between Sunbeam and Jerry W. Levin, dated as of June 15, 1998(11)
  10.36   --   Employment Agreement between Sunbeam and Paul Shapiro, dated as of June 15, 1998(11)
  10.37   --   Employment Agreement between Sunbeam and Bobby Jenkins, dated as of June 15, 1998(11)
  10.38   --   Agreement between Sunbeam and David Fannin, dated August 20, 1998(11)
  10.39   --   First Amendment to Receivables Sale and Contribution Agreement, dated April 2, 1998, between Sunbeam
               Products, Inc. and Sunbeam Assets Diversification, Inc.(11)
  10.40   --   First Amendment to Receivables Purchase and Servicing Agreement, dated April 2, 1998, between Llama
               Retail Funding, L.P., Capital USA, LLC, Sunbeam Products, Inc. and Sunbeam Asset Diversification,
               Inc.(11)
  10.41   --   Second Amendment to Receivables Purchase and Servicing Agreement, dated July 29, 1998, between Llama
               Retail Funding, L.P., Capital USA, LLC, Sunbeam Products, Inc. and Sunbeam Asset Diversification,
               Inc.(11)
  10.42   --   Sunbeam Corporation Management Incentive Compensation Plan(15)
  10.43   --   Stock Option Replacement Program(15)
  10.44   --   Amendment No. 1 to Agreement and Plan of Merger, dated as of March 29, 1998, among Sunbeam, Laser
               Acquisition Corp., Coleman (Parent) Holdings Inc., and CLN Holdings Inc.(14)
  10.45   --   Employment Agreement between Sunbeam and Janet G. Kelley, dated as of December 16, 1998(16)
  10.46   --   Employment Agreement between Sunbeam and Karen K. Clark, dated as of August 31, 1998(16)
  10.47   --   Employment Agreement, dated as of October 1, 1998, between Sunbeam and Jack Hall(15)
  10.48   --   Agreement, dated as of August 20, 1998, between Sunbeam and David C. Fannin
  10.49   --   Compensation and Indemnification Agreement entered into as of June 29, 1998, between Sunbeam and each of Howard G. Kristol, Charles M. Elson, Peter A. Langerman and Faith Whittlesey(15)
  10.50   --   Agreement between Sunbeam Asset Diversification, Inc. and Capital USA, LLC amending the Receivables
               Purchase Agreement among Llama Retail Funding, L.P., Sunbeam Asset Diversification, Inc., Capital USA,
               LLC and Sunbeam Products, Inc.(15)
  10.51   --   Tax Sharing Agreement, dated as of July 12, 1999, between Sunbeam Corporation and The Coleman Company,
               Inc.(17)
  12.1    --   Computation of Ratio of Earnings to Fixed Charges*
  16.1    --   Letter re Change in Certifying Accountant(12)
  21.1    --   Subsidiaries of the Registrant(15)
  23.1    --   Consent of Arthur Andersen LLP*
  23.2    --   Consent of Deloitte & Touche LLP*
  23.3    --   Consent of Ernst & Young LLP*
  23.4    --   Consent of Steven R. Isko, Esq. of Sunbeam Corporation (included in Exhibit 5.1)+
  24.1    --   Power of Attorney (included on the signature page of this Registration Statement)
  99.1    --   Press Release, dated January 28, 1997, regarding Sunbeam's 1997 earnings(7)
  99.2    --   Press Release, dated March 2, 1998, regarding Sunbeam's acquisitions of the Coleman Company, Inc.,
               Signature Brands USA, Inc. and First Alert, Inc.(7)
  99.3    --   Press Release, dated August 12, 1998, regarding issuance of warrants to MacAndrews & Forbes Holding,
               Inc.(11)
  99.4    --   Press Release, dated August 24, 1998, regarding Sunbeam's new strategy and senior management team(11)
  99.5    --   Press Release, dated October 20, 1998, regarding Sunbeam's restatement of its financial results(11)

------------------
 (1) Incorporated by reference to Sunbeam's Annual Report on Form 10-K for the fiscal year ended September 30, 1990.

 (2) Incorporated by reference to Sunbeam's Quarterly Report on Form 10-Q for the quarter ended July 3, 1994.

 (3) Incorporated by reference to Sunbeam's Quarterly Report on Form 10-Q for the quarter ended June 30, 1996.

 (4) Incorporated by reference to Sunbeam's Quarterly Report on Form 10-Q for the quarter ended September 29, 1996.

 (5) Incorporated by reference to Sunbeam's Annual Report on Form 10-K for the fiscal year ended December 29, 1996.

 (6) Incorporated by reference to Sunbeam's Quarterly Report on Form 10-Q for the quarter ended March 30, 1997.

 (7) Incorporated by reference to Sunbeam's Annual Report on Form 10-K for the fiscal year ended December 28, 1997.

 (8) Incorporated by reference to Sunbeam's Quarterly Report on Form 10-Q for the quarter ended March 31, 1998.

 (9) Incorporated by reference to Sunbeam's Report on Form 8-K filed April 13, 1998.

(10) Incorporated by reference to Sunbeam's Report on Form 8-K filed August 14, 1998.

(11) Incorporated by reference to Sunbeam's Annual Report on Form 10-K/A for the fiscal year ended December 28, 1997.

(12) Incorporated by reference to Sunbeam's Report on Form 8-K filed November 30, 1998.

(13) Incorporated by reference to Sunbeam's Quarterly Report on Form 10-Q for the quarter ended June 30, 1998.

(14) Incorporated by reference to the Annual Report on Form 10-K filed by the Coleman Company, Inc. for the fiscal year ended December 31, 1998.

(15) Incorporated by reference to Sunbeam's Annual Report on Form 10-K for the fiscal year ended December 31, 1998.

(16) Incorporated by reference to Sunbeam's Registration Statement on Form S-1 (No. 333-71819), filed with the Securities and Exchange Commission on February 4, 1999.

(17) Incorporated by reference to Coleman's Quarterly Report on Form 10-Q for the quarter ended June 30, 1999.


(18) Incorporated by reference to Sunbeam's Quarterly Report on Form 10-Q for the quarter ended September 30, 1999.


   * Filed herewith.

   + To be filed by amendment.

ITEM 22. UNDERTAKINGS

     (a) The undersigned Registrant hereby undertakes:

          (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

             (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933.

             (ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement.

             (iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement.

          (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to
         Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at the time shall be deemed to be the initial bona fide offering thereof.

     (c) (1) The undersigned Registrant hereby undertakes as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this Registration Statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

          (2) The Registrant undertakes that every prospectus: (i) that is filed pursuant to the paragraph immediately preceding, or (ii) that purports to meet the requirements of section 10(a)(3) of the Securities Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the Registration Statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (d) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that, in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

     (e) The undersigned Registrant hereby undertakes to respond to requests for information that is incorporated by reference into the Information Statement/Prospectus pursuant to Items 4, 10(b), 11, or 13 of this Form S-4, within one business day of receipt of such request, and to send the incorporated documents by first-class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

     (f) The undersigned Registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the Registration Statement when it became effective.

                                   SIGNATURES


     Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant has duly caused this Registration Statement Amendment to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Boca Raton, State of Florida, on this 24th day of November, 1999.


                                          SUNBEAM CORPORATION

                                          By: _______/s/ BOBBY G. JENKINS_______
                                                      Bobby G. Jenkins
                                                  Executive Vice President
                                                and Chief Financial Officer

                               POWER OF ATTORNEY

     KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Paul E. Shapiro and Bobby G. Jenkins, and each of them, each with full power to act without the other, his true and lawful attorneys-in-fact and agents, each with full power of substitution and resubstitution, for such person and in his name, place and stead, in any and all capacities, to sign any or all further amendments or supplements (including post-effective amendments) to this Registration Statement on Form S-4 and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto each of said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully as to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that each of said attorneys-in-fact and agents, or his substitutes, may lawfully do or cause to be done by virtue thereof.

     Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated below.


                SIGNATURE                                      TITLE                             DATE
------------------------------------------  -------------------------------------------   -------------------

                    *                       Chairman of the Board, President, Chief         November 24, 1999
------------------------------------------  Executive Officer and Director
              Jerry W. Levin


                    *                       Director                                        November 24, 1999
------------------------------------------
            Peter A. Langerman

                    *                       Director                                        November 24, 1999
------------------------------------------
             Charles M. Elson


                    *                       Director                                        November 24, 1999
------------------------------------------
              Howard Gittis


                    *                       Director                                        November 24, 1999
------------------------------------------
            Howard G. Kristol


                    *                       Director                                        November 24, 1999
------------------------------------------
             Faith Whittlesey


                    *                       Director                                        November 24, 1999
------------------------------------------
            Philip E. Beekman


         /s/ BOBBY G. JENKINS               Executive Vice President and                    November 24, 1999
------------------------------------------  Chief Financial Officer
             Bobby G. Jenkins               (Principal Financial Officer)


            /s/ KAREN K. CLARK              Senior Vice President, Finance                  November 24, 1999
------------------------------------------  (Principal Accounting Officer)
              Karen K. Clark


* By: /s/ PAUL E. SHAPIRO                   Attorney-in-Fact                                November 24, 1999
     -------------------------------------
             Paul E. Shapiro

                                 EXHIBIT INDEX

     The following exhibits are filed with this report or are incorporated by reference to previously filed material.


EXHIBIT                                                   DESCRIPTION
------         --------------------------------------------------------------------------------------------------
  2.1     --   Agreement and Plan of Merger among Sunbeam Corporation, Camper Acquisition Corp., and The Coleman
               Company, Inc., dated as of February 27, 1998(7)
  2.2     --   Agreement and Plan of Merger among Sunbeam Corporation, Laser Acquisition Corp., CLN Holdings,
               Inc., and Coleman (Parent) Holdings, Inc., dated as of February 27, 1998(7)
  3.1     --   Amended and Restated Certificate of Incorporation of Sunbeam(3)
  3.2     --   By-laws of Sunbeam, as amended(11)
  4.1     --   Indenture, dated as of March 25, 1998, by and among Sunbeam and Morgan Stanley & Co., Inc., with respect to the Zero Coupon Senior Subordinated Debentures due 2018(8)
  4.2     --   Registration Rights Agreement, dated March 25, 1998, by and among Sunbeam and Morgan Stanley &
               Co., Inc., with respect to the Zero Coupon Convertible Senior Subordinated Debentures due 2018(8)
  4.3     --   Registration Rights Agreement, dated as of March 29, 1998, between Sunbeam and Coleman (Parent)
               Holdings, Inc.(9)
  4.4     --   Settlement Agreement, dated as of August 12, 1998, by and between Sunbeam and Coleman (Parent)
               Holdings, Inc.(10)
  4.5     --   Amendment to Registration Rights Agreement, dated as of August 12, 1998, between Sunbeam and
               Coleman (Parent) Holdings, Inc.(11)
  4.6     --   Warrant Agreement, dated as of            , 1999, between Sunbeam Corporation and [The Bank of New
               York], as Warrant Agent+
  5.1     --   Opinion of Steven R. Isko, Esq. of Sunbeam Corporation, regarding the legality of the securities being registered+
 10.1     --   Employment Agreement, dated as of February 20, 1998, by and between Sunbeam and Albert J.
               Dunlap(7)
 10.2     --   Employment Agreement, dated as of February 20, 1998, by and between Sunbeam and Russell A.
               Kersh(7)
 10.3     --   Employment Agreement, dated as of February 20, 1998, by and between Sunbeam and David C. Fannin(8)
 10.4     --   Employment Agreement, dated as of January 1, 1997, by and between Sunbeam and Donald Uzzi(5)
 10.5     --   Sunbeam Executive Benefit Replacement Plan(7)
 10.6     --   Amended and Restated Sunbeam Corporation Stock Option Plan(13)
 10.7     --   Performance Based Compensation Plan(7)
 10.8     --   Tax Sharing Agreement, dated as of October 31, 1990, by and among Sunbeam, SAIL, SOHO, Montey and the subsidiaries of Sunbeam listed therein(1)
 10.18    --   Receivables Sale and Contribution Agreement, dated as of December 4, 1997, between Sunbeam
               Products, Inc. and Sunbeam Asset Diversification, Inc.(7)
 10.19    --   Receivables Purchase and Servicing Agreement, dated as of December 4, 1997, between Sunbeam
               Products, Inc., Llama Retail, L.P., Capital USA, LLC and Sunbeam Asset Diversification, Inc.(8)
 10.22    --   Agreement and Plan of Merger between Sunbeam Corporation, Java Acquisition Corp., and Signature
               Brands USA, Inc., dated as of February 28, 1998(7)
 10.23    --   Stock Purchase Agreement among Java Acquisition Corp. and the Sellers named therein, dated as of
               February 28, 1998(7)
 10.24    --   Agreement and Plan of Merger by and among Sunbeam Corporation, Sentinel Acquisition Corp., and
               First Alert, Inc., dated as of February 28, 1998(7)
 10.25    --   Stock Sale Agreement among Sunbeam Corporation and the Stockholders named therein, dated as of
               February 28, 1998(8)
 10.26    --   Credit Agreement, dated as of March 30, 1998, among Sunbeam Corporation, the Borrowers referred to therein, the Lenders party thereto, Morgan Stanley Senior Funding, Inc., Bank of America National
               Trust and Savings Association and First Union National Bank(8)

EXHIBIT                                                   DESCRIPTION
------         --------------------------------------------------------------------------------------------------
 10.27    --   First Amendment to Credit Agreement, dated as of May 8, 1998, among Sunbeam Corporation, the
               Subsidiary Borrowers referred to therein, the Lenders party thereto, Morgan Stanley Senior
               Funding, Inc., Bank America National Trust and Savings Association and First Union National
               Bank(8)
 10.28    --   Second Amendment to Credit Agreement, dated as of June 30, 1998, among Sunbeam, the Subsidiary
               Borrowers referred to therein, the Lenders party thereto, Morgan Stanley Senior Funding, Inc.,
               Bank America National Trust and Savings Association and First Union National Bank(11)
 10.29    --   Third Amendment to Credit Agreement, dated as of October 19, 1998, among Sunbeam, the Subsidiary
               Borrowers referred to therein, the Lenders party thereto, Morgan Stanley Senior Funding, Inc.,
               Bank America National Trust and Savings Association and First Union National Bank(11)
 10.30    --   Fourth Amendment to Credit Agreement, dated as of April 10, 1999, among Sunbeam, the Subsidiary
               Borrowers referred to therein, the Lenders party thereto, Morgan Stanley Senior Funding, Inc.,
               Bank America National Trust and Savings Association and First Union National Bank(14)
 10.31    --   Fifth Amendment to Credit Agreement, Third Waiver and Agreement, dated as of April 15, 1999, among
               Sunbeam, the Subsidiary Borrowers referred to therein, the Lenders party thereto, Morgan Stanley
               Funding, Bank America National Trust and Savings Association and First Union National Bank(14)
 10.32    --   Sixth Amendment to Credit Agreement, dated as of May 25, 1999, among Sunbeam, the Subsidiary
               Borrowers referred to therein, the Lenders party thereto, Morgan Stanley Funding, Bank America
               National Trust and Savings Association and First Union National Bank(16)
 10.33    --   Seventh Amendment to Credit Agreement, dated as of October 25, 1999, among Sunbeam, the Subsidiary
               Borrowers referred to therein, the Lenders Party thereto, Morgan Stanley Senior Funding, Inc.,
               Bank of America National Trust and Savings Association and First Union National Bank(16)
 10.34    --   Eighth Amendment to Credit Agreement, dated as of October 25, 1999, among Sunbeam, the Subsidiary
               Borrowers referred to therein, the Lenders party thereto, Morgan Stanley Senior Funding, Inc.,
               Bank of New York National Trust and Savings Association and First Union National Bank (18)
 10.35    --   Employment Agreement between Sunbeam and Jerry W. Levin, dated as of June 15, 1998(11)
 10.36    --   Employment Agreement between Sunbeam and Paul Shapiro, dated as of June 15, 1998(11)
 10.37    --   Employment Agreement between Sunbeam and Bobby Jenkins, dated as of June 15, 1998(11)
 10.38    --   Agreement between Sunbeam and David Fannin, dated August 20, 1998(11)
 10.39    --   First Amendment to Receivables Sale and Contribution Agreement, dated April 2, 1998, between
               Sunbeam Products, Inc. and Sunbeam Assets Diversification, Inc.(11)
 10.40    --   First Amendment to Receivables Purchase and Servicing Agreement, dated April 2, 1998, between
               Llama Retail Funding, L.P., Capital USA, LLC, Sunbeam Products, Inc. and Sunbeam Asset
               Diversification, Inc.(11)
 10.41    --   Second Amendment to Receivables Purchase and Servicing Agreement, dated July 29, 1998, between
               Llama Retail Funding, L.P., Capital USA, LLC, Sunbeam Products, Inc. and Sunbeam Asset
               Diversification, Inc.(11)
 10.42    --   Sunbeam Corporation Management Incentive Compensation Plan(15)
 10.43    --   Stock Option Replacement Program(15)
 10.44    --   Amendment No. 1 to Agreement and Plan of Merger, dated as of March 29, 1998, among Sunbeam, Laser
               Acquisition Corp., Coleman (Parent) Holdings Inc., and CLN Holdings Inc.(14)
 10.45    --   Employment Agreement between Sunbeam and Janet G. Kelley, dated as of December 16, 1998(16)
 10.46    --   Employment Agreement between Sunbeam and Karen K. Clark, dated as of August 31, 1998(16)
 10.47    --   Employment Agreement, dated as of October 1, 1998, between Sunbeam and Jack Hall(15)
 10.48    --   Agreement, dated as of August 20, 1998, between Sunbeam and David C. Fannin
 10.49    --   Compensation and Indemnification Agreement entered into as of June 29, 1998, between Sunbeam and each of Howard G. Kristol, Charles M. Elson, Peter A. Langerman and Faith Whittlesey(15)

EXHIBIT                                                   DESCRIPTION
------         --------------------------------------------------------------------------------------------------
 10.50    --   Agreement between Sunbeam Asset Diversification, Inc. and Capital USA, LLC amending the
               Receivables Purchase Agreement among Llama Retail Funding, L.P., Sunbeam Asset Diversification,
               Inc., Capital USA, LLC and Sunbeam Products, Inc.(15)
 10.51    --   Tax Sharing Agreement, dated as of July 12, 1999, between Sunbeam Corporation and The Coleman
               Company, Inc.(17)
 12.1     --   Computation of Ratio of Earnings to Fixed Charges*
 16.1     --   Letter re Change in Certifying Accountant(12)
 21.1     --   Subsidiaries of the Registrant(16)
 23.1     --   Consent of Arthur Andersen LLP*
 23.2     --   Consent of Deloitte & Touche LLP*
 23.3     --   Consent of Ernst & Young LLP*
 23.4     --   Consent of Steven R. Isko, Esq. of Sunbeam Corporation (included in Exhibit 5.1)+
 24.1     --   Power of Attorney (included on the signature page of this Registration Statement)
 99.1     --   Press Release, dated January 28, 1997, regarding Sunbeam's 1997 earnings(7)
 99.2     --   Press Release, dated March 2, 1998, regarding Sunbeam's acquisitions of the Coleman Company, Inc.,
               Signature Brands USA, Inc. and First Alert, Inc.(7)
 99.3     --   Press Release, dated August 12, 1998, regarding issuance of warrants to MacAndrews & Forbes
               Holding, Inc.(11)
 99.4     --   Press Release, dated August 24, 1998, regarding Sunbeam's new strategy and senior management team(11)
 99.5     --   Press Release, dated October 20, 1998, regarding Sunbeam's restatement of its financial results(11)


------------------
 (1) Incorporated by reference to Sunbeam's Annual Report on Form 10-K for the fiscal year ended September 30, 1990.

 (2) Incorporated by reference to Sunbeam's Quarterly Report on Form 10-Q for the quarter ended July 3, 1994.

 (3) Incorporated by reference to Sunbeam's Quarterly Report on Form 10-Q for the quarter ended June 30, 1996.

 (4) Incorporated by reference to Sunbeam's Quarterly Report on Form 10-Q for the quarter ended September 29, 1996.

 (5) Incorporated by reference to Sunbeam's Annual Report on Form 10-K for the fiscal year ended December 29, 1996.

 (6) Incorporated by reference to Sunbeam's Quarterly Report on Form 10-Q for the quarter ended March 30, 1997.

 (7) Incorporated by reference to Sunbeam's Annual Report on Form 10-K for the fiscal year ended December 28, 1997.

 (8) Incorporated by reference to Sunbeam's Quarterly Report on Form 10-Q for the quarter ended March 31, 1998.

 (9) Incorporated by reference to Sunbeam's Report on Form 8-K filed April 13, 1998.

(10) Incorporated by reference to Sunbeam's Report on Form 8-K filed August 14, 1998.

(11) Incorporated by reference to Sunbeam's Annual Report on Form 10-K/A for the fiscal year ended December 28, 1997.

(12) Incorporated by reference to Sunbeam's Report on Form 8-K filed November 30, 1998.

(13) Incorporated by reference to Sunbeam's Quarterly Report on Form 10-Q for the quarter ended June 30, 1998.

(14) Incorporated by reference to the Annual Report on Form 10-K filed by the Coleman Company, Inc. for the fiscal year ended December 31, 1998.

                                              (Footnotes continued on next page)

(Footnotes continued from previous page)

(15) Incorporated by reference to Sunbeam's Annual Report on Form 10-K for the fiscal year ended December 31, 1998.

(16) Incorporated by reference to Sunbeam's Registration Statement on Form S-1 (No. 333-71819), filed with the Securities and Exchange Commission on February 4, 1999.

(17) Incorporated by reference to Coleman's Quarterly Report on Form 10-Q for the quarter ended June 30, 1999.


(18) Incorporated by reference to Sunbeam's Quarterly Report on Form 10-Q for the quarter ended September 30, 1999.


   * Filed herewith.

   + To be filed by amendment